As Filed with the Securities and Exchange Commission on May 31, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MID PENN BANCORP, INC.

(Exact name of Registrant as specified in its charter)

Pennsylvania	6022	25-1666413
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

349 Union Street

Millersburg, Pennsylvania 17061

(717) 692-7105

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Rory G. Ritrievi

President and Chief Executive Officer

Mid Penn Bancorp, Inc.

349 Union Street

Millersburg, Pennsylvania 17061

(717) 692-7105

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kenneth J. Rollins, Esq. Pillar+Aught 4201 E. Park Circle Harrisburg, Pennsylvania 17111 (717) 308-9633	David W. Swartz, Esq. Stevens & Lee, P.C. 111 North 6th Street Reading, Pennsylvania 19603 (610) 478-2184

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed document.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company.

See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon on conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock, par value $1.00 per share	2,569,069	N/A	$87,013,278	$10,834

(1)	Represents the estimated maximum number of shares of common stock, par value $1.00 per share, of the registrant to be issued upon completion of the merger described in the joint proxy statement/prospectus contained herein (the “merger”), calculated as the product of (i) 6,646,369 shares of common stock, par value $1.00 per share, of First Priority Financial Corp., a Pennsylvania corporation (“First Priority common stock”), plus 733,892 shares of First Priority common stock reserved in connection with all outstanding options to purchase shares of First Priority common stock outstanding as of May 25, 2018, multiplied by (ii) 0.3481, the exchange ratio under the merger agreement.
(2)	Pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is equal to the product of (x) $11.79 (the average of the high and low prices of First Priority common stock as reported on the OTCQX Market on May 25, 2018) and (y) 7,380,261, the estimated maximum number of shares of First Priority common stock to be exchanged in the merger.
(3)	Computed in accordance with Rule 457(f) under the Securities Act to be $10,834, which is equal to 0.0001245 multiplied by the proposed maximum aggregate offering price of $87,013,278.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this joint proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or solicitation is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED MAY 31, 2018

Mid Penn Bancorp, Inc.	First Priority Financial Corp.

Joint Proxy Statement/Prospectus

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

On January 16, 2018, Mid Penn Bancorp, Inc., or Mid Penn, and First Priority Financial Corp., or First Priority, entered into a merger agreement under which First Priority will merge with and into Mid Penn, with Mid Penn remaining as the surviving entity. Before we complete the merger, the shareholders of Mid Penn and First Priority must approve and adopt the merger agreement.

Mid Penn shareholders will vote to adopt the merger agreement and on the other matters described below at a special meeting of shareholders to be held at [●], local time, on [●], 2018 at [●]. First Priority shareholders will vote to adopt the merger agreement and on the other matters described below at a special meeting of shareholders to be held at [●], local time, on [●], 2018 at [●].

If the merger is completed, First Priority shareholders will have the right to receive for each share of First Priority common stock they own 0.3481 shares of Mid Penn common stock. Cash will be paid in lieu of any fractional shares, and all options to purchase First Priority common stock outstanding immediately prior to the merger will be cashed out. If the merger is completed, Mid Penn will issue between 2,309,632 and 2,571,010 shares of common stock, depending on the number of First Priority options that are exercised prior to completion of the merger.

The common stock of Mid Penn trades on the Nasdaq Global Select Market under the symbol “MPB” and the common stock of First Priority trades on the OTCQX Market under the symbol “FPBK.” On January 12, 2018, which was the last trading date preceding the public announcement of the proposed merger, the closing price of Mid Penn common stock and First Priority common stock was $37.50 per share and $9.00 per share, respectively. On [●], 2018, the most recent practicable trading day prior to the printing of this joint proxy statement/prospectus, the closing price of Mid Penn common stock and First Priority common stock was $[●] per share and $[●] per share, respectively. The market price of both Mid Penn common stock and First Priority common stock will fluctuate before the completion of the merger; therefore, you are urged to obtain current market quotations for Mid Penn common stock and First Priority common stock.

The Mid Penn board of directors has determined that the merger is advisable and in the best interests of Mid Penn and the Mid Penn board of directors unanimously recommends that the Mid Penn shareholders vote “FOR” the adoption of the merger agreement and “FOR” the approval of the other proposals described in this joint proxy statement/prospectus.

The First Priority board of directors has determined that the merger is advisable and in the best interests of First Priority and the First Priority board of directors unanimously recommends that the First Priority shareholders vote “FOR” the adoption of the merger agreement and “FOR” the approval of the other proposals described in this joint proxy statement/prospectus.

Your vote is very important. Whether or not you plan to attend your shareholders’ meeting, please take the time to vote by completing and mailing the enclosed proxy card in accordance with the instructions on the proxy card. Mid Penn and First Priority shareholders may also cast their votes over the Internet or by telephone in accordance with the instructions on the Mid Penn or First Priority proxy card or voting instructions, as the case may be. We cannot complete the merger unless Mid Penn and First Priority shareholders approve and adopt the merger agreement.

You should read this entire joint proxy statement/prospectus, including the annexes hereto and the documents incorporated by reference herein, carefully because it contains important information about the merger and the related transactions. In particular, you should read carefully the information under the section entitled “Risk Factors” beginning on page [33]. You can also obtain information about Mid Penn and First Priority from documents that each has filed with the Securities and Exchange Commission.

We strongly support this combination of our companies and join with the other members of our boards of directors in enthusiastically recommending that you vote in favor of the merger.

/s/ Rory G. Ritrievi	/s/ David E. Sparks
Rory G. Ritrievi	David E. Sparks
President and Chief Executive Officer	Chairman and Chief Executive Officer
Mid Penn Bancorp, Inc.	First Priority Financial Corp.

The shares of Mid Penn common stock to be issued to First Priority shareholders in the merger are not deposits or savings accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger described in this joint proxy statement/prospectus or the Mid Penn common stock to be issued in the merger, or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The date of this joint proxy statement/prospectus is [●], 2018, and it is first being mailed or otherwise delivered to shareholders on or about [●], 2018.

This document incorporates important business and financial information about Mid Penn that is not included in or delivered with this document. This information is available without charge to shareholders upon written or oral request at Mid Penn’s address and telephone number listed on page [●]. To obtain timely delivery, shareholders must request the information no later than [●], 2018. Please see “Where You Can Find More Information” on page [●] for instructions to request this and certain other information regarding Mid Penn.

MID PENN BANCORP, INC.

349 UNION STREET

MILLERSBURG, PENNSYLVANIA 17061

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [●], [●], 2018

TO THE SHAREHOLDERS OF MID PENN BANCORP, INC.:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Mid Penn Bancorp, Inc., or Mid Penn, will be held at [●], local time, on [●], 2018, at [●], to consider and vote on:

1. adoption of the Agreement and Plan of Merger, dated January 16, 2018, by and between Mid Penn and First Priority Financial Corp., or First Priority, which provides for, among other things, the merger of First Priority with and into Mid Penn; and

2. a proposal to authorize the board of directors to adjourn the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement.

These items are described in more detail in the accompanying joint proxy statement/prospectus and its annexes. You should read these documents in their entirety before voting. We have fixed [●], 2018 as the record date for determining those Mid Penn shareholders entitled to vote at the special meeting. Accordingly, only shareholders of record at the close of business on that date are entitled to notice of and to vote at the special meeting or any adjournment or postponement of the meeting.

Your board of directors has unanimously determined that the proposed merger is advisable and in the best interests of Mid Penn and unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement. Your board of directors also recommends that you vote “FOR” proposal 2 listed above. In accordance with the terms of the merger agreement, each director, executive officer and ten percent (10%) shareholder of Mid Penn has agreed to vote all shares of Mid Penn common stock owned by him, her or it in favor of adoption of the merger agreement and the transactions contemplated by the merger agreement.

Your vote is very important, regardless of the number of shares of Mid Penn common stock that you own. We cannot complete the merger unless at least 66 2/3% of the outstanding shares of Mid Penn common stock votes for adoption of the merger agreement.

Even if you plan to attend the special meeting in person, Mid Penn requests that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or Internet prior to the special meeting to ensure that your shares of Mid Penn common stock will be represented at the special meeting. If you hold your shares in “street name” through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares. If you fail to submit a proxy or to attend the special meeting and vote in person or do not provide your bank, brokerage firm or other nominee with instructions as to how to vote your shares, your shares of Mid Penn common stock will not be counted and will have the same effect as a vote “against” the approval of the merger agreement.

We urge you to vote as soon as possible so that your shares will be represented.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Cindy L. Wetzel

Cindy L. Wetzel

Corporate Secretary

Millersburg, Pennsylvania

[●], 2018

FIRST PRIORITY FINANCIAL CORP.

2 WEST LIBERTY BOULEVARD, SUITE 104

MALVERN, PENNSYLVANIA 19355

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [●],[●], 2018

TO THE SHAREHOLDERS OF FIRST PRIORITY FINANCIAL CORP.:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of First Priority Financial Corp., or First Priority, will be held at [●], local time, on [●], 2018, at [●], to consider and vote on:

1. adoption of the Agreement and Plan of Merger, dated January 16, 2018, by and between Mid Penn Bancorp, Inc., or Mid Penn, and First Priority, which provides for, among other things, the merger of First Priority with and into Mid Penn; and

2. a proposal to authorize the board of directors to adjourn the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement.

These items are described in more detail in the accompanying joint proxy statement/prospectus and its annexes. You should read these documents in their entirety before voting. We have fixed [●], 2018 as the record date for determining those First Priority shareholders entitled to vote at the special meeting. Accordingly, only shareholders of record at the close of business on that date are entitled to notice of and to vote at the special meeting or any adjournment or postponement of the meeting.

Your board of directors has unanimously determined that the proposed merger is advisable and in the best interests of First Priority and unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement. Your board of directors also recommends that you vote “FOR” proposal 2 listed above. In accordance with the terms of the merger agreement, each director and executive officer of First Priority has agreed to vote all shares of First Priority common stock owned by him or her in favor of adoption of the merger agreement and the transactions contemplated thereby.

We urge you to vote as soon as possible so that your shares will be represented.

Your vote is very important, regardless of the number of shares of First Priority common stock that you own. We cannot complete the merger unless First Priority’s shareholders approve the merger agreement by a majority of votes cast at the meeting.

Even if you plan to attend the special meeting in person, First Priority requests that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or Internet prior to the special meeting to ensure that your shares of First Priority common stock will be represented at the special meeting. If you hold your shares in “street name” through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares. If you fail to submit a proxy or to attend the special meeting and vote in person or do not provide your bank, brokerage firm or other nominee with instructions as to how to vote your shares, as applicable, your shares of First Priority common stock will not be counted.

BY ORDER OF THE BOARD OF DIRECTORS,

/s Alice D. Flaherty

Alice D. Flaherty

Corporate Secretary

Malvern, Pennsylvania

[●], 2018

WHERE YOU CAN FIND MORE INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Mid Penn from other documents that Mid Penn has filed with the U.S. Securities and Exchange Commission, which we refer to as the “SEC,” and that are contained in or incorporated by reference into this joint proxy statement/prospectus. First Priority does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” but is subject to the reporting requirements of Section 15(d) of the Exchange Act and files documents and reports with the SEC. This information is available for you to review at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, DC 20549, and through the SEC’s website at www.sec.gov.

You may request copies of this joint proxy statement/prospectus and any of the documents incorporated by reference into this joint proxy statement/prospectus or other information concerning Mid Penn, without charge, by telephone or written request directed to:

Mid Penn Bancorp, Inc.

349 Union Street

Millersburg, Pennsylvania 17061

Attention: Corporate Secretary

(717) 692-7105

You may also request a copy of this joint proxy statement/prospectus and or other information concerning First Priority, without charge, by telephone or written request directed to:

First Priority Financial Corp.

2 West Liberty Boulevard, Suite 104

Malvern, Pennsylvania 19355

Attention: Corporate Secretary

(610) 280-7100

To obtain timely delivery of these documents, you must request the information no later than [●], 2018 in order to receive them before Mid Penn’s special meeting of shareholders and no later than [●], 2018 in order to receive them before First Priority’s special meeting of shareholders.

The joint proxy statement/prospectus is also available on Mid Penn’s website at www.midpennbank.com and on First Priority’s website at www.fpbk.com. The information on Mid Penn’s website is not part of this joint proxy statement/prospectus. References to Mid Penn’s and First Priority’s websites in this joint proxy statement/prospectus are intended to serve as textual references only.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Mid Penn (File No. 333-[●]), constitutes a prospectus of Mid Penn under the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” with respect to the shares of common stock, par value $1.00 per share, of Mid Penn, which we refer to as “Mid Penn common stock,” to be issued pursuant to the Agreement and Plan of Merger, dated as of January 16, 2018, by and between Mid Penn and First Priority, which we refer to as the “merger agreement.” This document also constitutes a proxy statement of Mid Penn and First Priority under the Exchange Act. It also constitutes a notice of meeting with respect to the special meetings, at which each of Mid Penn and First Priority shareholders will be asked to vote to approve the merger agreement. Mid Penn has supplied all information contained or incorporated by reference into this joint proxy statement/prospectus relating to Mid Penn, and First Priority has supplied all information contained in this joint proxy statement/prospectus relating to First Priority.

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You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. Mid Penn and First Priority have not authorized anyone to provide you with information that is different from that contained in or incorporated by reference into this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [●], 2018, and you should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date. Further, you should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this joint proxy statement/prospectus to First Priority shareholders nor the issuance by Mid Penn of shares of its common stock pursuant to the merger agreement will create any implication to the contrary.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS

The following questions and answers briefly address some commonly asked questions about the merger (as defined below) and the shareholder meetings. They may not include all the information that is important to the shareholders of Mid Penn and First Priority. Shareholders of Mid Penn and First Priority should each read carefully this entire joint proxy statement/prospectus, including the annexes and other documents referred to in this document.

Questions about the Merger

Q:	What is the merger?

A:	Mid Penn and First Priority have entered into an Agreement and Plan of Merger, dated January 16, 2018, which is referred to as the “merger agreement.” A copy of the merger agreement is attached as Annex A to, and is incorporated by reference in, this joint proxy statement/prospectus. The merger agreement contains the terms and conditions of the proposed business combination of Mid Penn and First Priority. Under the merger agreement, First Priority will merge with and into Mid Penn, with Mid Penn remaining as the surviving entity. We refer to this transaction as the “corporate merger.” Immediately following the corporate merger, First Priority Bank, a wholly owned bank subsidiary of First Priority, will merge with and into Mid Penn’s wholly owned bank subsidiary, Mid Penn Bank, with Mid Penn Bank as the surviving bank, and the separate corporate existence of First Priority Bank will cease. We refer to this transaction as the “bank merger.” We refer to the corporate merger and the bank merger collectively as the “merger.”

Following the completion of the merger, the merger agreement provides that Mid Penn will continue to operate the branches of First Priority Bank as a separate banking division of Mid Penn Bank under the name “First Priority Bank, a Division of Mid Penn Bank.”

Q:	Why am I receiving these materials?

A:	This document constitutes both a joint proxy statement of Mid Penn and First Priority and a prospectus of Mid Penn. It is a joint proxy statement because the boards of directors of both companies are soliciting proxies from their respective shareholders. It is a prospectus because Mid Penn will issue shares of its common stock in exchange for shares of First Priority common stock in the merger.

Mid Penn is sending these materials to its shareholders to help them decide how to vote their shares of Mid Penn common stock with respect to the proposed merger and the other matters to be considered at the Mid Penn special meeting described in “The Mid Penn Special Meeting,” beginning on page [●].

First Priority is sending these materials to its shareholders to help them decide how to vote their shares of First Priority common stock with respect to the proposed merger and the other matters to be considered at the First Priority special meeting described in “The First Priority Special Meeting,” beginning on page [●].

Information about these meetings, the merger and the other business to be considered at the meetings is contained in this joint proxy statement/prospectus. The merger cannot be completed unless shareholders of Mid Penn and First Priority each approve the merger.

Q:	Why is Mid Penn proposing the merger?

A:	The Mid Penn board of directors, in unanimously determining that the merger is in the best interests of Mid Penn, considered a number of key factors that are described under the heading “The Merger—Mid Penn’s Reasons for the Merger,” beginning on page [●].

Q:	Why is First Priority proposing the merger?

A:	The First Priority board of directors, in unanimously determining that the merger is in the best interests of First Priority, considered a number of key factors that are described under the heading “The Merger—First Priority’s Reasons for the Merger,” beginning on page [●].

Q:	What will First Priority shareholders receive in the merger, and how will this affect holders of Mid Penn common stock?

A:	Upon completion of the merger, First Priority shareholders will be entitled to receive, for each share of First Priority common stock they own, 0.3481 shares, which we sometimes call the “exchange ratio,” of Mid Penn common stock. The exchange ratio is fixed and not subject to adjustment, except in limited circumstances. Because of the number of shares of Mid Penn common stock being issued in the merger, the percentage ownership interest in Mid Penn represented by the existing shares of Mid Penn common stock will be diluted. Mid Penn shareholders will not receive any merger consideration and will continue to own their existing shares of Mid Penn common stock after the merger.

Q:	What equity stake will First Priority shareholders hold in Mid Penn immediately following the merger?

A:	Following completion of the merger, current Mid Penn shareholders will own in the aggregate approximately 72.6% of the outstanding shares of Mid Penn common stock and First Priority shareholders will own approximately 27.4% of the outstanding shares of Mid Penn common stock.

Q:	What is the value of the per share merger consideration?

A:	On January 12, 2018, which was the last trading date preceding the public announcement of the proposed merger, the closing price of Mid Penn common stock was $37.50 per share. On [●], 2018, the most recent practicable trading day prior to the printing of this joint proxy statement/prospectus, the closing price of Mid Penn common stock was $[●] per share. The market price of both Mid Penn common stock and First Priority common stock will fluctuate before the completion of the merger, therefore, you are urged to obtain current market quotations for Mid Penn common stock and First Priority common stock.

Q:	What happens if I am eligible to receive a fraction of a share of Mid Penn common stock as part of the merger consideration?

A:	If the aggregate number of shares of Mid Penn common stock that you are entitled to receive as part of the merger consideration includes a fraction of a share of Mid Penn common stock, you will receive cash in lieu of that fractional share. See the section entitled “The Merger Agreement—Consideration to be Received in the Merger” beginning on page [●] of this joint proxy statement/prospectus.

Q:	Who will be the directors and executive officers of the combined company following the merger?

A:	Following completion of the merger, the then current directors and executive officers of Mid Penn and Mid Penn Bank will continue in office. At the effective time of the merger, the boards of directors of Mid Penn and Mid Penn Bank will be increased by four (4) directors and David E. Sparks, Chairman and Chief Executive Officer of First Priority, and three (3) of the other current directors of First Priority selected by the board of directors of First Priority, with the approval of Mid Penn’s board of directors, will be added to the boards of directors of Mid Penn and Mid Penn Bank. Additionally, Mr. Sparks will be appointed as Chief Strategic Advisor to the Chief Executive Officer of Mid Penn Bancorp, Inc. and Mid Penn Bank, and Market President of First Priority Bank, a Division of Mid Penn Bank.

Q:	When do you expect to complete the merger?

A:	Subject to the satisfaction or waiver of the closing conditions described under the section entitled, “The Merger Agreement—Conditions to Completion of the Merger” beginning on page [●] of this joint proxy statement/prospectus, including receipt of shareholder approvals at the respective special meetings of Mid Penn and First Priority, and continued effectiveness of regulatory approvals already received, we currently expect to complete the merger in the third quarter of 2018. It is possible, however, that factors outside of either company’s control could result in us completing the merger at a later time or not completing it at all.

Q:	What are the federal income tax consequences of the merger?

A:	The merger has been structured to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which is referred to as the Internal Revenue Code. It is a condition to the completion of the merger that each of Mid Penn and First Priority receive a written opinion from their respective legal counsel to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Because First Priority shareholders will receive solely Mid Penn common stock for their shares (except for cash in lieu of fractional shares), First Priority shareholders should not recognize gain or loss except with respect to the cash they receive in lieu of a fractional share.

This tax treatment may not apply to all First Priority shareholders. Determining the actual tax consequences of the merger to First Priority shareholders can be complicated. First Priority shareholders should consult their own tax advisor for a full understanding of the merger’s tax consequences that are particular to each shareholder. For further discussion of the material U.S. federal income tax consequences of the merger, see “Material United States Federal Income Tax Consequences of the Merger,” beginning on page [●].

Questions about the Mid Penn Special Meeting

Q:	What am I being asked to vote on at the Mid Penn special meeting?

A:	You are being asked to consider and vote on:

1.	adoption of the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus; and

2.	adjournment of the Mid Penn special meeting, if necessary, to solicit additional proxies.

Q:	How does the Mid Penn board of directors recommend that I vote my shares?

A:	The Mid Penn board of directors recommends that the Mid Penn shareholders vote their shares as follows:

•	“FOR” adoption of the merger agreement; and

•	“FOR” an adjournment of the Mid Penn special meeting, if necessary, to solicit additional proxies.

As of the record date, directors, executive officers and ten percent (10%) shareholders of Mid Penn and their affiliates had the right to vote [●] shares of Mid Penn common stock, or [●]% of the outstanding Mid Penn common stock entitled to be voted at the special meeting. Each of the directors, executive officers and ten percent (10%) shareholders of Mid Penn has agreed to vote all shares of Mid Penn common stock owned by him, her or it in favor of adoption of the merger agreement.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this joint proxy statement/prospectus, please submit your proxy as soon as possible so that your shares will be represented at the Mid Penn special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker or other nominee.

Q:	Who is entitled to vote at the Mid Penn special meeting?

A:	Mid Penn shareholders of record as of the close of business on [●], 2018, which is referred to as the “Mid Penn record date,” are entitled to notice of, and to vote at, the Mid Penn special meeting.

Q:	How many votes do I have?

A:	Each outstanding share of Mid Penn common stock is entitled to one vote.

Q:	How do I vote my Mid Penn shares?

A:	You may vote your Mid Penn shares by completing and returning the enclosed proxy card, by Internet or by voting in person at the Mid Penn special meeting.

Voting by Proxy. You may vote your Mid Penn shares by completing and returning the enclosed proxy card. Your proxy will be voted in accordance with your instructions. If you submit a properly executed and dated proxy, but do not specify a choice on one of the proposals described in this joint proxy statement/prospectus, your proxy will be voted in favor of that proposal.

Voting by Internet. If you are a registered shareholder, you may vote electronically through the Internet by following the instructions included on your proxy card. If your shares are registered in the name of a broker or other nominee, you may be able to vote via the Internet. If so, the voting form your nominee sends you will provide Internet instructions.

Voting by Phone. Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call [●] and then follow the instructions.

Voting in Person. If you attend the Mid Penn special meeting, you may deliver your completed proxy card in person or may vote by completing a ballot that will be available at the meeting. If your shares are registered in the name of a broker or other nominee and you wish to vote at the meeting you will need to obtain a legal proxy from your bank or brokerage firm. Please consult the voting form sent to you by your bank or broker to determine how to obtain a legal proxy in order to vote in person at the special meeting.

Q:	Why is my vote important?

A:	Because the merger cannot be completed without the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Mid Penn common stock at the Mid Penn special meeting, every shareholder’s vote is important.

Q:	If my shares of Mid Penn common stock are held in street name by my broker, will my broker automatically vote my shares for me?

A:	No. Your broker CANNOT vote your shares on any proposal at the Mid Penn special meeting without instructions from you. You should instruct your broker as to how to vote your shares, following the directions your broker provides to you.

Q:	What if I fail to instruct my broker?

A:	If you do not provide your broker with instructions, your broker generally will not be permitted to vote your shares on the merger proposal or any other proposal (a so-called “broker non-vote”) at the Mid Penn special meeting. Because the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of outstanding Mid Penn shares is necessary to approve the merger, any broker non-votes submitted by brokers or nominees in connection with the special meeting will in effect be a vote against the merger. For determining the number of votes cast with respect to the adjournment proposal, only those votes cast “for” or “against” the proposal are counted. Any broker non-votes submitted by brokers or nominees in connection with the special meeting will not be counted as votes “for” or “against” for determining the number of votes cast, but will be treated as present for quorum purposes.

Q:	What constitutes a quorum for the Mid Penn special meeting?

A:

As of the Mid Penn record date, [●] shares of Mid Penn common stock were issued and outstanding, each of which will be entitled to one vote at the meeting. Under Mid Penn’s bylaws, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast constitutes a quorum for the transaction of business at the special meeting. If you vote by proxy, your shares will be included for determining the presence of a quorum. Both abstentions and broker non-votes are also included for determining the presence of a quorum.

Q:	Assuming the presence of a quorum, what is the vote required to approve the matters to be considered at the Mid Penn special meeting?

A:	The affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Mid Penn common stock at the Mid Penn special meeting is required to approve the proposal to approve and adopt the merger agreement, and the affirmative vote of a majority of the votes cast, in person or by proxy, at the Mid Penn special meeting is required to approve the proposal to adjourn the Mid Penn special meeting, if necessary, to solicit additional proxies and any other matter that may properly come before the special meeting. Therefore, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the proposal to approve the merger, but will have no effect on the adjournment proposal.

Q:	Do I have appraisal or dissenters’ rights?

A:	No. Under Pennsylvania law, holders of Mid Penn common stock will not be entitled to exercise any appraisal rights in connection with the merger.

Q:	Can I attend the Mid Penn special meeting and vote my shares in person?

A:	Yes. All shareholders, including shareholders of record and those who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Holders of record of Mid Penn common stock can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted. We reserve the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification.

Q:	Can I change my vote?

A:	Yes. You may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date (if you submitted your proxy by Internet or by telephone, you can vote again by Internet or telephone), (2) delivering a written revocation letter to Mid Penn’s Corporate Secretary, or (3) attending the special meeting in person, notifying the Corporate Secretary and voting by ballot at the special meeting. Mid Penn’s Corporate Secretary’s mailing address is Mid Penn Bancorp, Inc., 349 Union Street, Millersburg, Pennsylvania 17061, Attention: Corporate Secretary.

Any shareholder entitled to vote in person at the special meeting may vote in person regardless of whether a proxy has been previously given, and such vote will revoke any previous proxy, but the mere presence (without notifying Mid Penn’s Corporate Secretary) of a shareholder at the special meeting will not constitute revocation of a previously given proxy. A shareholder may change his or her vote up and until the time that votes are counted but not thereafter.

Q:	How will proxies be solicited and who will bear the cost of soliciting votes for the Mid Penn special meeting?

A:	Mid Penn has engaged [●] (“[●]”) to act as the proxy solicitor and to assist in the solicitation of proxies for the Mid Penn special meeting of shareholders. Mid Penn has agreed to pay [●] approximately $[●], plus reasonable out-of-pocket expenses, for such services and will also indemnify [●] against certain claims, costs, damages, liabilities, and expenses.

Mid Penn will bear the cost of preparing and assembling these proxy materials for the Mid Penn special meeting. The cost of printing and mailing these proxy materials will be shared equally between Mid Penn and First Priority. The solicitation of proxies or votes for the Mid Penn special meeting may also be made in person, by telephone, or by electronic communication by Mid Penn’s directors, officers, and employees, none of whom will receive any additional compensation for such solicitation activities. In addition, Mid Penn may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

Q:	Can additional proposals be presented at the Mid Penn special meeting?

A:	No. Other than the proposals described in this joint proxy statement/prospectus, no additional matters can be presented for a vote at the special meeting.

Q:	Are there risks that I should consider in deciding whether to vote to approve the merger agreement?

A:	Yes. You should consider the risk factors set out in the section entitled “Risk Factors” beginning on page [●] of this joint proxy statement/prospectus.

Q:	What if I hold stock of both Mid Penn and First Priority?

A:	If you hold shares of both Mid Penn and First Priority, you will receive two separate packages of proxy materials. A vote as a Mid Penn shareholder for the merger proposal or any other proposals to be considered at the Mid Penn special meeting will not constitute a vote as a First Priority shareholder for the merger proposal or any other proposals to be considered at the First Priority special meeting, and vice versa. Therefore, please sign, date and return all proxy cards that you receive, whether from Mid Penn or First Priority, or submit separate proxies as both a Mid Penn shareholder and a First Priority shareholder as instructed.

Q:	Whom should I contact if I have additional questions?

A:	If you are a Mid Penn shareholder and have any questions about the merger, need assistance in submitting your proxy or voting your shares of Mid Penn common stock, or if you need additional copies of this document or the enclosed proxy card, you should contact [●], the proxy solicitor for Mid Penn at [●]. You may also contact:

Mid Penn Bancorp, Inc.

349 Union Street

Millersburg, Pennsylvania 17061

Attention: Investor Relations

Telephone: (717) 692-7105

Questions about the First Priority Special Meeting

Q:	What am I being asked to vote on at the First Priority special meeting?

A:	You are being asked to consider and vote on:

1.	adoption of the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus; and

2.	adjournment of the First Priority special meeting, if necessary, to solicit additional proxies.

Q:	How does the First Priority board of directors recommend that I vote my shares?

A:	The First Priority board of directors recommends that the First Priority shareholders vote their shares as follows:

•	“FOR” adoption of the merger agreement; and

•	“FOR” an adjournment of the First Priority special meeting, if necessary, to solicit additional proxies.

As of the record date, directors and executive officers of First Priority and their affiliates had the right to vote [●] shares of First Priority common stock, or [●]% of the outstanding First Priority common stock entitled to be voted at the First Priority special meeting. Each of the directors and executive officers of First Priority has agreed to vote all shares of First Priority common stock owned by him or her in favor of adoption of the merger agreement.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this joint proxy statement/prospectus, please submit your proxy as soon as possible so that your shares will be represented at the First Priority special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker or other nominee.

Q:	Who is entitled to vote at the First Priority special meeting?

A:	First Priority shareholders of record as of the close of business on [●], 2018, which is referred to as the “First Priority record date,” are entitled to notice of, and to vote at, the First Priority special meeting.

Q:	How many votes do I have?

A:	Each outstanding share of First Priority common stock is entitled to one vote.

Q:	How do I vote my First Priority shares?

A:	You may vote your First Priority shares by completing and returning the enclosed proxy card or by voting in person at the First Priority special meeting.

Voting by Proxy. You may vote your First Priority shares by completing and returning the enclosed proxy card. Your proxy will be voted in accordance with your instructions. If you submit a properly executed and dated proxy, but do not specify a choice on one of the proposals described in this joint proxy statement/prospectus, your proxy will be voted in favor of that proposal.

Voting by Internet. If you are a registered shareholder, you may vote electronically through the Internet by following the instructions included on your proxy card. If your shares are registered in the name of a broker or other nominee, you may be able to vote via the Internet. If so, the voting form your nominee sends you will provide Internet instructions.

Voting by Phone. Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call [●] and then follow the instructions.

Voting in Person. If you attend the First Priority special meeting, you may deliver your completed proxy card in person or may vote by completing a ballot that will be available at the meeting. If your shares are registered in the name of a broker or other nominee and you wish to vote at the meeting, you will need to obtain a legal proxy from your bank or brokerage firm. Please consult the voting form sent to you by your bank or broker to determine how to obtain a legal proxy in order to vote in person at the First Priority special meeting.

Q:	Why is my vote important?

A:	Because the merger cannot be completed without the affirmative vote of a majority of the votes cast at the First Priority special meeting, every shareholder’s vote is important.

Q:	If my shares of First Priority common stock are held in street name by my broker, will my broker automatically vote my shares for me?

A:	No. Your broker CANNOT vote your shares on any proposal at the First Priority special meeting without instructions from you. You should instruct your broker as to how to vote your shares, following the directions your broker provides to you. Please check the voting form used by your broker.

Q:	What if I fail to instruct my broker?

A:	If you do not provide your broker with instructions, your broker generally will not be permitted to vote your shares on the merger proposal or any other proposal (a so-called “broker non-vote”) at the First Priority special meeting. For purposes of determining the number of votes cast with respect to the merger proposal, only those votes cast “for” or “against” the proposal are counted. Broker non-votes, if any are submitted by brokers or nominees in connection with the special meeting, will not be counted as votes “for” or “against” for purposes of determining the number of votes cast, but will be treated as present for quorum purposes.

Q:	What constitutes a quorum for the First Priority special meeting?

A:	As of the First Priority record date, [●] shares of First Priority common stock were issued and outstanding, each of which will be entitled to one vote at the meeting. Under First Priority’s bylaws, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast constitutes a quorum for the transaction of business at the special meeting. If you vote by proxy, your shares will be included for determining the presence of a quorum. Both abstentions and broker non-votes are also included for determining the presence of a quorum.

Q:	Assuming the presence of a quorum, what is the vote required to approve the matters to be considered at the First Priority special meeting?

A:	The affirmative vote of a majority of all votes cast, in person and by proxy, at the meeting is required to approve all matters to be considered at the First Priority special meeting. Abstentions and broker non-votes will not affect the outcome of any matters being voted on at the meeting.

Q:	Do any of First Priority’s directors or executive officers have interests in the merger that may differ from those of First Priority shareholders?

A:	First Priority’s directors and executive officers have interests in the merger that are different from, or in addition to, those of First Priority shareholders generally. The members of First Priority’s board of directors were aware of and considered these interests, among other matters, in evaluating the merger agreement and the merger, and in recommending that First Priority shareholders approve the merger agreement. For a description of these interests, refer to the section entitled “Interests of First Priority’s Directors and Executive Officers in the Merger” beginning on page [●] of this joint proxy statement/prospectus.

Q:	Do I have appraisal or dissenters’ rights?

A:

Yes. Under Pennsylvania law, First Priority shareholders have the right to dissent from the merger agreement and the merger and to receive a payment in cash for the “fair value” of their shares of First

Priority common stock as determined by an appraisal process. This value may be more or less than the value you would receive in the merger if you do not dissent. If you dissent, you will receive a cash payment for the value of your shares that will be fully taxable to you. To perfect your dissenters’ rights, you must follow precisely the required statutory procedures. See “First Priority Shareholders Have Dissenters’ Rights in the Merger” beginning on page [●].

Q:	Can I attend the First Priority special meeting and vote my shares in person?

A:	Yes. All shareholders, including shareholders of record and those who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Holders of record of First Priority common stock can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted. We reserve the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification.

Q:	Can I change my vote?

A:	Yes. You may revoke your proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to First Priority’s Corporate Secretary, or (3) attending the special meeting in person, notifying Corporate Secretary and voting by ballot at the special meeting. The mailing address for First Priority’s Corporate Secretary is First Priority Financial Corp., 2 West Liberty Boulevard, Suite 104, Malvern, Pennsylvania 19355, Attention: Alice D. Flaherty.

Any shareholder entitled to vote in person at the special meeting may vote in person regardless of whether a proxy has been previously given, and such vote will revoke any previous proxy, but the mere presence (without notifying First Priority’s Corporate Secretary) of a shareholder at the special meeting will not constitute revocation of a previously given proxy. A shareholder may change his or her vote up and until the time that votes are counted but not thereafter.

Q:	How will proxies be solicited and who will bear the cost of soliciting votes for the First Priority special meeting?

A:	First Priority has engaged [●] (“[●]”) to act as the proxy solicitor and to assist in the solicitation of proxies for the First Priority special meeting of shareholders. First Priority has agreed to pay [●] approximately $[●], plus reasonable out-of-pocket expenses, for such services and will also indemnify [●] against certain claims, costs, damages, liabilities, and expenses.

First Priority will bear the cost of preparing and assembling these proxy materials for the First Priority special meeting. The cost of printing and mailing these proxy materials will be shared equally between Mid Penn and First Priority. The solicitation of proxies or votes for the First Priority special meeting may also be made in person, by telephone, or by electronic communication by First Priority’s directors, officers, and employees, none of whom will receive any additional compensation for such solicitation activities. In addition, First Priority may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

Q:	Can additional proposals be presented at the First Priority special meeting?

A:	No. Other than the proposals described in this joint proxy statement/prospectus, no additional matters can be presented for a vote at the special meeting.

Q:	Are there risks that I should consider in deciding whether to vote to approve the merger agreement?

A:	Yes. You should consider the risk factors set out in the section entitled “Risk Factors” beginning on page [●] of this joint proxy statement/prospectus.

Q:	What if I hold stock of both Mid Penn and First Priority?

A:	If you hold shares of both Mid Penn and First Priority, you will receive two separate packages of proxy materials. A vote as a First Priority shareholder for the merger proposal or any other proposals to be considered at the First Priority special meeting will not constitute a vote as a Mid Penn shareholder for the merger proposal or any other proposals to be considered at the Mid Penn special meeting, and vice versa. Therefore, please sign, date and return all proxy cards that you receive, whether from Mid Penn or First Priority, or submit separate proxies as both a Mid Penn shareholder and a First Priority shareholder as instructed.

Q:	Should I send in my First Priority stock certificates now?

A:	No, please do NOT return your stock certificate(s) with your proxy. You will be provided separate instructions regarding the surrender of your stock certificates. You should then send your First Priority stock certificates to the exchange agent in accordance with those instructions.

Q:	Whom should I contact if I have additional questions?

A:	If you are a First Priority shareholder and have any questions about the merger, need assistance in submitting your proxy or voting your shares of First Priority common stock, or if you need additional copies of this document or the enclosed proxy card, you should contact [●], the proxy solicitor for First Priority at [●]. You may also contact:

First Priority Financial Corp.

2 West Liberty Boulevard, Suite 104

Malvern, Pennsylvania 19355

Attention: Corporate Secretary

Telephone: (610) 280-7100

SUMMARY

This summary highlights information contained elsewhere in this joint proxy statement/prospectus and may not contain all of the information that is important to you. We urge you to carefully read the entire joint proxy statement/prospectus and the other documents to which we refer in order to fully understand the merger and the related transactions. See “Where You Can Find More Information.” Each item in this summary refers to the page of this joint proxy statement/prospectus on which that subject is discussed in more detail.

Information about the Parties

Mid Penn Bancorp, Inc.

Mid Penn is a Pennsylvania business corporation and bank holding company with its headquarters in Millersburg, Pennsylvania. At March 31, 2018, Mid Penn had total consolidated assets of $1.4 billion. Mid Penn is the parent company of Mid Penn Bank, serving the community since 1868, which operates twenty-nine retail banking offices across eight counties in Pennsylvania.

Upon the closing of the merger of The Scottdale Bank & Trust Co., or Scottdale, with and into Mid Penn Bank, which occurred on January 8, 2018, Mid Penn Bank assumed all of the assets of Scottdale. As of December 31, 2017, Scottdale had approximately $261 million in total assets and total deposits of approximately $211 million, based upon Scottdale’s December 31, 2017 Call Report filed with the FDIC.

The principal executive offices of Mid Penn are located at 349 Union Street, Millersburg, Pennsylvania 17061 and its telephone number is (717) 692-2133.

Mid Penn common stock is traded on The Nasdaq Global Select Market under the symbol “MPB.”

First Priority Financial Corp.

First Priority is a Pennsylvania business corporation and bank holding company with its headquarters in Malvern, Pennsylvania. At March 31, 2018, First Priority had total consolidated assets of $614.6 million. First Priority is the parent company of First Priority Bank, which operates eight retail banking offices in four counties in Pennsylvania.

The principal executive offices of First Priority are located at 2 West Liberty Boulevard, Suite 104, Malvern, Pennsylvania 19355, and its telephone number is (610) 280-7100.

First Priority common stock is traded on the OTCQX Market under the symbol “FPBK.”

The Merger and the Merger Agreement (page [●])

The terms and conditions of the merger are contained in the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein. Please carefully read the merger agreement as it is the legal document that governs the merger.

Pursuant to the merger agreement, First Priority will merge with and into Mid Penn with Mid Penn as the surviving corporation. Immediately after the corporate merger, First Priority Bank will merge with and into Mid Penn Bank, with Mid Penn Bank as the surviving bank.

Following the completion of the merger, the merger agreement provides that Mid Penn will continue to operate the branches of First Priority Bank as a separate banking division of Mid Penn Bank under the name “First Priority Bank, a Division of Mid Penn Bank.”

Mid Penn Will Hold Its Special Meeting on [●] (page [●])

The Mid Penn special meeting will be held on [●] at [●], local time, at [●], Pennsylvania. At the special meeting, Mid Penn shareholders will be asked to:

1.	adopt the merger agreement; and

2.	approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Record Date. Only holders of record of Mid Penn common stock at the close of business on [●], 2018 will be entitled to vote at the special meeting. Each share of Mid Penn common stock is entitled to one vote. As of the Mid Penn record date, there were [●] shares of Mid Penn common stock issued and outstanding and entitled to vote at the special meeting.

Required Vote. The affirmative vote, in person or by proxy, of at least sixty-six and two thirds percent (66 2/3%) of the outstanding shares of Mid Penn common stock is required to approve the merger agreement, and a majority of the votes cast at the special meeting is required to approve the proposal to adjourn the Mid Penn special meeting, if necessary, to solicit additional proxies. The presence, in person or by proxy, of a majority of the outstanding shares of Mid Penn common stock is necessary to constitute a quorum in order to transact business at the special meeting.

As of the record date, directors, executive officers and ten percent (10%) shareholders of Mid Penn and their affiliates had the right to vote [●] shares of Mid Penn common stock, or [●]% of the outstanding Mid Penn common stock entitled to be voted at the special meeting. Each of the directors, executive officers and ten percent (10%) shareholders of Mid Penn has agreed to vote all shares of Mid Penn common stock owned by him, her or it in favor of adoption of the merger agreement and the transactions contemplated thereby.

First Priority Will Hold Its Special Meeting on [●] (page [●])

The First Priority special meeting will be held on [●] at [●], local time, at [●]. At the special meeting, First Priority shareholders will be asked to:

1.	adopt the merger agreement; and

2.	approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Record Date. Only holders of record of First Priority common stock at the close of business on [●], 2018 will be entitled to vote at the special meeting. Each share of First Priority common stock is entitled to one vote. As of the First Priority record date, there were [●] shares of First Priority common stock issued and outstanding and entitled to vote at the special meeting.

Required Vote. The affirmative vote, in person or by proxy, of a majority of votes cast is required to approve the merger agreement and the proposal to adjourn the First Priority special meeting, if necessary, to solicit additional proxies.

As of the record date, directors and executive officers of First Priority and their affiliates had the right to vote [●] shares of First Priority common stock, or [●]% of the outstanding First Priority common stock entitled to be voted at the special meeting. Each of the directors and the executive officers of First Priority has agreed to vote all shares of First Priority common stock owned by him or her in favor of adoption of the merger agreement.

First Priority Shareholders Will Receive Shares of Mid Penn Common Stock in the Merger (page [●]).

Upon completion of the merger, each outstanding share of First Priority common stock outstanding immediately prior to the effective time of the merger, will be converted into the right to receive 0.3481 shares of Mid Penn common stock, which we refer to as the “merger consideration.” The exchange ratio is fixed and not subject to adjustment, except in limited circumstances.

On January 12, 2018, which was the last trading date preceding the public announcement of the proposed merger, the closing price of Mid Penn common stock was $37.50 per share. On [●], 2018, the most recent practicable trading day prior to the printing of this joint proxy statement/prospectus, the closing price of Mid Penn common stock was $[●] per share. The market price of both Mid Penn common stock and First Priority common stock will fluctuate before the completion of the merger; therefore, you are urged to obtain current market quotations for Mid Penn common stock and First Priority common stock. The value of the merger consideration will fluctuate as the market price of Mid Penn common stock fluctuates before the completion of the merger. The market price of Mid Penn common stock at closing will not be known at the time of the First Priority special meeting and may be more or less than the current price of Mid Penn common stock or the price of Mid Penn common stock at the time of the First Priority special meeting or at the effective time of the merger.

Expected Material United States Federal Income Tax Treatment as a Result of the Merger (page [●])

The merger is structured to be treated as a reorganization for United States federal income tax purposes. Each of Mid Penn and First Priority has conditioned the consummation of the merger on its receipt of a legal opinion that this will be the case. Because First Priority shareholders will receive solely Mid Penn common stock for their shares (except for cash in lieu of fractional shares), First Priority shareholders should not recognize gain or loss except with respect to the cash they receive instead of a fractional share.

This tax treatment may not apply to all First Priority shareholders. Determining the actual tax consequences of the merger to First Priority shareholders can be complicated. First Priority shareholders should consult their own tax advisor for a full understanding of the merger’s tax consequences that are particular to each shareholder.

Exceptions to these conclusions or other considerations may apply, some of which are discussed beginning on page [●]. Determining the actual tax consequences of the merger to a First Priority shareholder can be complicated. For further information, please refer to “Material United States Federal Income Tax Consequences of the Merger” on page [●]. First Priority shareholders should also consult their own tax advisors for a full understanding of the federal income tax and other tax consequences of the merger as they apply specifically to them.

Accounting Treatment of the Merger (page [●])

The merger will be treated as a “business combination” using the acquisition method of accounting with Mid Penn treated as the acquiror under accounting principles generally accepted in the United States of America, or “US GAAP.”

Market Prices and Share Information (page [●])

Mid Penn common stock is listed on The Nasdaq Global Select Market under the symbol “MPB.” First Priority common stock is quoted on the OTCQX Market under the symbol “FPBK.”

The table below shows the last sale price of Mid Penn common stock and First Priority common stock, and the value of Mid Penn common stock received per share of First Priority common stock based upon the exchange ratio, on January 12, 2018 (the last full trading day prior to announcement of the execution of the merger agreement) and [●], 2018 (the last full trading day prior to the date of these materials).

	Mid Penn Common Stock			First Priority Common Stock			Exchange Ratio	Equivalent Per Share Value:
January 12, 2018		$37.50			$9.00		0.3481		$13.05
At [●], 2018	$	[	]	$	[	]	0.3481	$	[	]

Because the exchange ratio is fixed and will be adjusted only in limited circumstances, including if Mid Penn declares any stock dividends or effects a stock split or reverse stock split, and the market price of Mid Penn common stock will fluctuate prior to the merger, the pro forma equivalent price per share of First Priority common stock will also fluctuate prior to the merger. First Priority shareholders will not know the final equivalent price per share of First Priority common stock when they vote on the merger. This information relates to the value of shares of First Priority common stock that will be converted into shares of Mid Penn common stock in the merger. You should obtain current stock price quotations for the shares.

Following completion of the merger, current Mid Penn shareholders will own in the aggregate approximately 72.6% of the outstanding shares of Mid Penn common stock and First Priority shareholders will own approximately 27.4% of the outstanding shares of Mid Penn common stock.

Opinion of First Priority’s Financial Advisor (page [●])

At the January 16, 2018 meeting at which the First Priority board of directors considered and approved the merger agreement, First Priority’s financial advisor, Griffin Financial Group LLC, or Griffin, delivered its oral opinion to First Priority’s board of directors, which was subsequently confirmed in writing, to the effect that, as of January 16, 2018, subject to the procedures followed, assumptions made, matters considered and qualifications and limitations described in Griffin’s opinion, the merger consideration was fair, from a financial point of view, to First Priority common equity shareholders.

The full text of Griffin’s opinion is attached as Annex B to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Griffin in rendering its opinion.

First Priority shareholders should read the opinion and the summary description of Griffin’s opinion contained in this joint proxy statement/prospectus carefully in their entirety.

Griffin’s opinion speaks only as of the date of the opinion. The opinion of Griffin does not reflect any developments that may have occurred or may occur after the date of its opinion and prior to the completion of the merger. First Priority does not expect that it will request an updated opinion from Griffin. The opinion was directed to First Priority’s board of directors in connection with its consideration of the merger and is directed only as to the fairness, from a financial point of view, of the merger consideration to First Priority common equity shareholders. Griffin’s opinion does not constitute a recommendation to any First Priority shareholder as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the First Priority merger proposal. Griffin’s opinion does not address the underlying business decision of First Priority to engage in the merger, the form or structure of the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for First Priority or the effect of any other transaction in which First Priority might engage. Griffin did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by First Priority’s officers, directors, or employees, or class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder of First Priority.

For further information, see “The Merger—Opinion of First Priority’s Financial Advisor.”

Opinion of Mid Penn’s Financial Advisor (page [●])

At the January 16, 2018 meeting at which the Mid Penn board of directors considered and approved the merger agreement, Mid Penn’s financial advisor, Sandler O’Neill & Partners, L.P., or Sandler, delivered its oral opinion to Mid Penn’s board of directors, which was subsequently confirmed in writing, to the effect that, as of January 16, 2018, subject to the procedures followed, assumptions made, matters considered and qualifications and limitations described in Sandler’s opinion, the merger consideration was fair, from a financial point of view, to Mid Penn.

The full text of Sandler’s opinion is attached as Annex C to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler in rendering its opinion.

Mid Penn shareholders should read the opinion and the summary description of Sandler’s opinion contained in this joint proxy statement/prospectus carefully in their entirety.

Sandler’s opinion speaks only as of the date of the opinion. The opinion of Sandler does not reflect any developments that may have occurred or may occur after the date of its opinion and prior to the completion of the merger. Mid Penn does not expect that it will request an updated opinion from Sandler. The opinion was directed to Mid Penn’s board of directors in connection with its consideration of the merger and is directed only as to the fairness, from a financial point of view, of the merger consideration to Mid Penn. Sandler’s opinion does not constitute a recommendation to any Mid Penn shareholder as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Mid Penn merger proposal. Sandler’s opinion does not address the underlying business decision of Mid Penn to engage in the merger, the form or structure of the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for Mid Penn or the effect of any other transaction in which Mid Penn might engage. Sandler did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by Mid Penn’s officers, directors, or employees, or class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder of Mid Penn.

For further information, see “The Merger—Opinion of Mid Penn’s Financial Advisor.”

Board of Directors and Executive Officers of Mid Penn after the Merger (page [●])

Following completion of the merger, the then current directors and executive officers of Mid Penn and Mid Penn Bank will continue in office. At the effective time of the merger, the boards of directors of Mid Penn and Mid Penn Bank will be increased by four (4) directors. David E. Sparks, Chairman and Chief Executive Officer of First Priority, and three (3) of the other current directors of First Priority selected by the board of directors of First Priority, with the approval of Mid Penn’s board of directors, will be added to the boards of directors of Mid Penn and Mid Penn Bank. Additionally, Mr. Sparks will be appointed as Chief Strategic Advisor to the Chief Executive Officer of Mid Penn Bancorp, Inc. and Mid Penn Bank, and Market President of First Priority Bank, a Division of Mid Penn Bank.

The Mid Penn Board of Directors Recommends That Mid Penn Shareholders Vote “FOR” Approval and Adoption of the Agreement and Plan of Merger (page [●])

The Mid Penn board of directors believes that the merger is in the best interests of Mid Penn and has unanimously approved the merger and the merger agreement. The Mid Penn board of directors recommends that Mid Penn shareholders vote “FOR” approval and adoption of the agreement and plan of merger. The Mid Penn board also recommends that its shareholders vote “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

The First Priority Board of Directors Recommends That First Priority Shareholders Vote “FOR” Approval and Adoption of the Agreement and Plan of Merger (page [●])

The First Priority board of directors believes that the merger is in the best interests of First Priority and has unanimously approved the merger and the merger agreement. The First Priority board of directors recommends that First Priority shareholders vote “FOR” approval and adoption of the agreement and plan of merger. The First Priority board also recommends that its shareholders vote “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

First Priority’s Directors and Executive Officers Have Financial Interests in the Merger that May Differ from the Interests of First Priority Shareholders (page [●])

In addition to their interests as First Priority shareholders, the directors and certain executive officers of First Priority have interests in the merger that are different from or in addition to interests of other First Priority shareholders. For purposes of the relevant First Priority agreements and plans, the completion of the merger will constitute a change in control. These additional interests may create potential conflicts of interest and cause some of these persons to view the proposed transaction differently than a First Priority shareholder may view it. The financial interests of First Priority’s directors and executive officers in the merger include the following:

•	the appointment, effective at the closing of the merger, of David E. Sparks and three (3) other members of the board of directors of First Priority to the boards of directors of Mid Penn and Mid Penn Bank and the payment of compensation to such individual in accordance with the policies of Mid Penn, which currently consists of the following payments to each of its non-employee directors: an annual retainer of $30,000 for directors other than the Chairman and Vice-Chairman, and between $500 and $600 for each committee meeting attended, depending on the committee;

•	the appointment, effective at the closing of the merger, of Mr. Sparks as Chief Strategic Advisor to the Chief Executive Officer of Mid Penn Bancorp, Inc. and Mid Penn Bank, and Market President of First Priority Bank, a Division of Mid Penn Bank;

•	the continued indemnification of current directors and executive officers of First Priority and its subsidiaries pursuant to the terms of the merger agreement;

•	certain of First Priority’s named executive officers will be entitled to severance, change-in-control or other benefits and payments upon the closing of the merger; and

•	the acceleration of vesting of unvested First Priority options and restricted stock grants held by First Priority directors and officers, and the conversion of such First Priority options into the right to receive cash following the merger.

First Priority’s board of directors was aware of these interests and took them into account in its decision to approve the agreement and plan of merger. For information concerning these interests, please see the discussion on page [●] under the caption “The Merger—Interests of First Priority’s Directors and Executive Officers in the

Merger.” For more information concerning the closing conditions of the merger, please see the discussion on page [●] under the caption “The Merger Agreement—Covenants and Agreements.”

First Priority Shareholders’ Dissenters Rights to Appraisal Rights

Shareholders of First Priority will have appraisal or dissenters’ rights in connection with the merger. See “First Priority Shareholders Have Dissenters’ Rights in the Merger” beginning on page [●].

The Rights of First Priority Shareholders Will Change After the Merger (page [●])

The rights of First Priority shareholders will change as a result of the merger due to differences in Mid Penn’s and First Priority’s governing documents. The rights of First Priority’s shareholders are governed under Pennsylvania law and by First Priority’s articles of incorporation and bylaws. Upon completion of the merger, First Priority shareholders will be governed under Pennsylvania law and by Mid Penn’s articles of incorporation and bylaws. A description of shareholder rights under each of the Mid Penn and First Priority governing documents, and the material differences between them, is included in the section entitled “Comparison of Shareholders’ Rights” found on page [●].

Conditions That Must Be Satisfied or Waived for the Merger to Occur (page [●])

Currently, we expect to complete the merger in the third quarter of 2018. In addition to the approval of the merger proposal by the requisite vote of Mid Penn and First Priority shareholders and the receipt of all required regulatory approvals and expiration or termination of all statutory waiting periods in respect thereof, each as described herein, each party’s obligation to complete the merger is also subject to the satisfaction or waiver (to the extent permitted under applicable law) of certain other conditions, including the effectiveness of the registration statement containing this joint proxy statement/prospectus, approval of the listing on the Nasdaq Stock Market of the Mid Penn common stock to be issued in the merger, the absence of any applicable law or order prohibiting the merger, the accuracy of the representations and warranties of the other party under the merger agreement (subject to the materiality standards set forth in the merger agreement), the performance by the other party of its respective obligations under the merger agreement in all material respects, delivery of officer certificates by the other party certifying satisfaction of the two preceding conditions and each of Mid Penn’s and First Priority’s receipt of a tax opinion to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code.

Neither First Priority nor Mid Penn can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

No Solicitation of Other Offers (page [●])

First Priority has agreed that it will not, and First Priority will cause its subsidiaries and each of their respective officers, directors, employees, representatives, agents, and affiliates not to, between the date of the merger agreement and the closing of the merger, directly or indirectly:

•	initiate, solicit, induce or encourage, or take any action to facilitate the making of, any inquiry, offer or proposal that constitutes, relates or could reasonably be expected to lead to an alternative acquisition proposal;

•	recommend or endorse an alternative acquisition transaction;

•	participate in any discussions or negotiations regarding an alternative acquisition proposal, or furnish or afford access to information or data to any person;

•	release anyone from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which First Priority is a party; or

•	enter into any agreement, agreement in principle or letter of intent with respect to any alternative acquisition proposal or approve or resolve to approve any alternative acquisition proposal or any agreement, agreement in principle or letter of intent relating to an alternative acquisition proposal.

The merger agreement does not, however, prohibit First Priority from furnishing information or access to a third party who has made an alternative acquisition proposal and participating in discussions and negotiating with such person prior to the receipt of shareholder approval if specified conditions are met. Among those conditions is a good faith determination by First Priority’s board of directors that the acquisition proposal constitutes or that could reasonably be expected to lead to a proposal that is more favorable, from a financial point of view, to First Priority and its shareholders than the transactions contemplated by the merger agreement and is reasonably capable of being completed on its stated terms, taking into account all financial, regulatory, legal and other aspects of the proposal.

For further discussion of the restrictions on solicitation of acquisition proposals from third parties, see “The Merger Agreement—Agreement Not to Solicit Other Offers” beginning on page [●].

Termination of the Merger Agreement (page [●])

We may mutually agree to terminate the merger agreement before completing the merger, even after First Priority or Mid Penn shareholder approval. In addition, either of us may decide to terminate the merger agreement, if (i) a court or governmental entity issues a final order that is not appealable prohibiting the merger, (ii) a bank regulator which must grant a regulatory approval as a condition to the merger denies such approval of the merger and such denial has become final and is not appealable, (iii) the shareholders of Mid Penn or First Priority fail to approve the merger at their respective special meetings, or (iv) the other party breaches the merger agreement in a way that would entitle the party seeking to terminate the agreement not to consummate the merger, subject to the right of the breaching party to cure the breach within 30 days following written notice. Either of us may terminate the merger agreement if the merger has not been completed by December 31, 2018, unless the reason the merger has not been completed by that date is a breach of the merger agreement by the company seeking to terminate the merger agreement.

Mid Penn may terminate the merger agreement if the First Priority board of directors, in connection with the receipt of an alternative acquisition proposal, (1) enters into a letter of intent, agreement in principle or an acquisition agreement with respect to the alternative acquisition proposal, (2) fails to make, withdraws, modifies or qualifies its recommendation of the merger agreement in a manner adverse to Mid Penn, or (3) has otherwise made a determination to accept the alternative acquisition proposal.

First Priority may terminate the merger agreement if First Priority receives an alternative acquisition proposal and has made a determination to accept the alternative acquisition proposal. First Priority may also terminate the merger agreement within five days of its receipt of written notice from Mid Penn that Mid Penn intends to consummate or enter into an agreement: (1) to acquire a third party or group by way of merger, consolidation, share exchange or similar transaction, (2) with respect to any transaction pursuant to which Mid Penn would acquire twenty-five percent (25%) or more of the assets of a third party, or (3) to issue or sell any equity or debt securities of Mid Penn (other than pursuant to existing stock purchase and dividend reinvestment plans maintained by Mid Penn).

However, if First Priority chooses to exercise this termination right, Mid Penn has the option, within forty-eight hours of receipt of notice from First Priority, to terminate the proposed transaction and prevent termination under this provision.

Termination Fee (page [●])

First Priority will pay Mid Penn a termination fee of $3,500,000 if the merger agreement is terminated under the following circumstances:

•	by Mid Penn because First Priority has received an alternative acquisition proposal, and First Priority (1) enters into a letter of intent, agreement in principle or an acquisition agreement with respect to the alternative acquisition proposal, (2) fails to make, withdraws, modifies or qualifies its recommendation of the merger agreement in a manner adverse to Mid Penn, or (3) has otherwise made a determination to accept the alternative acquisition proposal; or

•	by First Priority, if First Priority receives an alternative acquisition proposal and has made a determination to accept the alternative acquisition proposal in accordance with the terms of the merger agreement.

Additionally, First Priority will pay Mid Penn a termination fee of $3,500,000 in the event that First Priority enters into a definitive agreement relating to, or consummates, an acquisition proposal within twelve months following termination of the merger agreement:

•	by Mid Penn because of a willful breach of the merger agreement by First Priority; or

•	by either Mid Penn or First Priority, if the shareholders of First Priority fail to approve the merger and either First Priority breached the non-solicitation provisions of the merger agreement or a third party publicly proposed or announced an alternative acquisition proposal.

Regulatory Approvals Required for the Merger (page [●])

Completion of the merger and the bank merger are subject to the receipt of all approvals required to complete the transactions contemplated by the merger agreement, including from the Board of Governors of the Federal Reserve System (the “FRB”), the Federal Deposit Insurance Corporation (the “FDIC”) and the Pennsylvania Department of Banking and Securities (the “PDB”).

Notifications and/or applications requesting approval may also be submitted to various other federal and state regulatory authorities and self-regulatory organizations. Mid Penn and First Priority have agreed to use their reasonable best efforts to obtain all required regulatory approvals. As of the date of this joint proxy statement/prospectus, Mid Penn has received the requisite approvals or waivers from the FRB, the FDIC and the PDB, which remain effective as of the date of this document.

Risk Factors (page [●])

You should consider all the information contained in or incorporated by reference into this joint proxy statement/prospectus in deciding how to vote for the proposals presented in the joint proxy statement/prospectus. In particular, you should consider the factors described under “Risk Factors.”

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF MID PENN

The following table provides historical consolidated summary financial data for Mid Penn. The data for the years ended December 31, 2017, 2016, 2015, 2014 and 2013 are derived from Mid Penn’s audited financial statements as of or for the periods then ended. The results of operations for the three months ended March 31, 2018 and 2017 are not necessarily indicative of the results of operations for the full year or any other interim period. Mid Penn’s management prepared the unaudited information on the same basis as it prepared Mid Penn’s audited consolidated financial statements. In the opinion of Mid Penn’s management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates.

	Three Months Ended		Year Ended December 31,
(Dollars in thousands, except per share data)	March 31, 2018	March 31, 2017	2017	2016	2015	2014	2013
INCOME:
Total Interest Income	$12,980	$10,559	$43,892	$40,212	$36,490	$30,627	$28,983
Total Interest Expense	2,102	1,384	6,304	5,367	4,607	4,427	5,057
Net Interest Income	10,878	9,175	37,588	34,845	31,883	26,200	23,926
Provision for Loan and Lease Losses	125	125	325	1,870	1,065	1,617	1,685
Noninterest Income	1,647	1,436	5,693	5,924	4,113	3,284	3,290
Noninterest Expense	11,183	7,802	31,367	28,818	26,759	20,704	19,391
Income Before Provision for Income Taxes	1,217	2,684	11,589	10,081	8,172	7,163	6,140
Provision for Income Taxes	213	690	4,500	2,277	1,644	1,462	1,201
Net Income	1,004	1,994	7,089	7,804	6,528	5,701	4,939
Series A Preferred Stock Dividends and Discount Accretion	—	—	—	—	—	—	14
Series B Preferred Stock Dividends and Redemption Premium	—	—	—	—	473	350	309
Series C Preferred Stock Dividends	—	—	—	—	17	—	—
Net Income Available to Common Shareholders	1,004	1,994	7,089	7,804	6,038	5,351	4,616
COMMON STOCK DATA PER SHARE:
Earnings Per Common Share (Basic)	$0.17	$0.47	$1.67	$1.85	$1.47	$1.53	$1.32
Earnings Per Common Share (Fully Diluted)	0.17	0.47	1.67	1.85	1.47	1.53	1.32
Cash Dividends Declared	—	0.13	0.77	0.68	0.44	0.45	0.25
Cash Dividends Paid	0.25	0.23	0.62	0.58	0.44	0.45	0.25
Book Value Per Common Share	22.72	17.08	17.85	16.65	16.58	15.48	13.71
Tangible Book Value Per Common Share(a)	18.21	16.04	16.82	15.59	15.49	15.13	13.35
AVERAGE SHARES OUTSTANDING (BASIC):	5,974,949	4,233,308	4,236,616	4,229,284	4,106,548	3,495,705	3,491,653
AVERAGE SHARES OUTSTANDING (FULLY DILUTED):	5,974,949	4,233,308	4,236,616	4,229,284	4,106,548	3,495,705	3,491,653
BALANCE SHEET DATA:
Available-For-Sale Investment Securities, at Fair Value	$122,342	$119,525	$93,465	$133,625	$135,721	$141,634	$122,803
Held-For-Sale Investment Securities, at Amortized Cost	131,293	49,654	101,356	—	—	—	—
Loans and Leases, Net of Unearned Interest	1,007,138	834,220	910,404	813,924	736,513	571,533	546,462
Allowance for Loan and Lease Losses	7,666	7,620	7,606	7,183	6,168	6,716	6,317
Total Assets	1,391,217	1,072,938	1,170,354	1,032,599	931,638	755,657	713,125
Total Deposits	1,212,423	971,887	1,023,568	935,373	777,043	637,922	608,130
Short-term Borrowings	—	—	34,611	—	31,596	578	23,833
Long-term Debt	12,297	13,524	12,352	13,581	40,305	52,961	23,145
Subordinated Debt	17,335	7,416	17,338	7,414	7,414	—	—
Shareholders’ Equity	139,124	72,327	75,703	70,467	70,068	59,130	52,916
RATIOS:
Return on Average Assets (annualized)	0.30%	0.77%	0.64%	0.78%	0.74%	0.78%	0.71%
Return on Average Shareholders’ Equity (annualized)	2.78%	11.33%	9.48%	10.71%	9.16%	9.95%	9.37%
Cash Dividend Payout Ratio	0.00%	53.49%	37.13%	31.43%	29.93%	29.41%	18.94%
Allowance for Loan and Lease Losses to Loans and Leases, Net of Unearned Interest	0.76%	0.91%	0.84%	0.88%	0.83%	1.18%	1.16%
Average Shareholders’ Equity to Average Assets	10.61%	6.77%	6.78%	7.28%	8.06%	7.80%	7.56%

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF FIRST PRIORITY

The following table provides historical consolidated summary financial data for First Priority. The data for the years ended December 31, 2017, 2016, 2015, 2014 and 2013 are derived from First Priority’s audited financial statements as of or for the periods then ended. The results of operations for the three months ended March 31, 2018 and 2017 are not necessarily indicative of the results of operations for the full year or any other interim period. First Priority’s management prepared the unaudited information on the same basis as it prepared First Priority’s audited consolidated financial statements. In the opinion of First Priority’s management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates.

	Three Months Ended		Year Ended December 31,
(Dollars in thousands, except per share data)	March 31, 2018	March 31, 2017	2017	2016	2015	2014	2013
INCOME:
Total Interest Income	$6,354	$5,740	$24,053	$21,246	$19,510	$18,647	$17,649
Total Interest Expense	1,667	1,265	5,849	4,530	3,325	2,872	3,149
Net Interest Income	4,687	4,475	18,204	16,716	16,185	15,775	14,500
Provision for Loan and Lease Losses	20	10	385	710	610	1,132	645
Noninterest Income	164	178	1,041	1,545	1,155	1,007	739
Noninterest Expense	3,859	3,498	14,401	14,123	13,683	13,227	14,365
Income Before Provision for Income Taxes	972	1,145	4,459	3,428	3,047	2,423	229
Provision (Benefit) for Income Taxes(3)	210	363	2,001	1,128	935	(4,502)	33
Net Income	762	782	2,458	2,300	2,112	6,925	196
Preferred Stock Dividends, including Net Amortization	77	77	306	407	801	579	532
Net Income (Loss) Available to Common Shareholders	685	705	2,152	1,893	1,311	6,346	(336)
COMMON STOCK DATA PER SHARE:
Earnings (Loss) Per Common Share - Basic	$0.10	$0.11	$0.33	$0.29	$0.20	$0.98	$(0.06)
Earnings (Loss) Per Common Share - Fully Diluted	0.10	0.11	0.32	0.29	0.20	0.98	(0.06)
Cash Dividends Declared	—	—	—	—	—	—	—
Cash Dividends Paid	—	—	—	—	—	—	—
Book Value Per Common Share	7.19	6.96	7.16	6.84	6.58	6.33	5.12
Tangible Book Value Per Common Share(2)	6.76	6.51	6.72	6.38	6.11	5.85	4.62
AVERAGE SHARES OUTSTANDING (BASIC):	6,636,000	6,534,000	6,559,000	6,514,000	6,469,000	6,443,000	5,822,000
AVERAGE SHARES OUTSTANDING (FULLY DILUTED):	6,974,000	6,705,000	6,785,000	6,570,000	6,538,000	6,457,000	5,822,000
BALANCE SHEET DATA:
Available-For-Sale Investment Securities, at Fair Value	$35,798	$36,780	$52,373	$70,560	$94,704	$75,557	$78,636
Held-For-Sale Investment Securities, at Amortized Cost	18,548	18,923	18,665	19,043	19,886	15,956	10,963
Loans and Leases, Net of Unearned Interest	518,252	487,781	518,927	488,243	409,153	375,222	335,737
Allowance for Loan and Lease Losses	3,405	3,332	3,405	3,330	2,795	2,313	2,273
Total Assets	614,634	602,597	609,942	597,795	546,540	492,311	446,088
Total Deposits	511,986	467,971	523,150	467,688	406,687	378,209	357,420
Federal Home Loan Bank of Pittsburgh Advances	40,025	74,364	24,625	68,164	74,725	62,472	44,625
Subordinated Debt	9,238	9,213	9,231	9,207	9,201	—	—
Shareholders’ Equity(1)	51,223	48,916	50,496	48,046	52,091	50,211	42,392
RATIOS:
Return on Average Assets (annualized)	0.52%	0.56%	0.43%	0.44%	0.44%	1.56%	0.05%
Return on Average Shareholders’ Equity (annualized)	6.06%	6.33%	4.92%	4.81%	4.11%	15.16%	0.47%
Cash Dividend Payout Ratio	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Allowance for Loan and Lease Losses to Loans and Leases, Net of Unearned Interest	0.66%	0.68%	0.66%	0.68%	0.68%	0.62%	0.68%
Average Shareholders’ Equity to Average Assets	8.54%	8.59%	8.66%	9.20%	10.64%	10.28%	10.50%

(1)	For the year ended December 31, 2016, Shareholders’ Equity reflects a $6 million redemption of preferred stock; See Note 13, “Shareholders’ Equity” of the Notes to Consolidated Financial Statements.
(2)	Tangible Book Value Per Common Share excludes goodwill and core deposits and other intangibles, net
(3)	For the year ended December 31, 2017, income tax expense included a non-recurring non-cash reduction in the value of First Priority’s net deferred tax asset (“DTA”) which resulted in a charge of $571 thousand as a result of the Tax Cuts and Jobs Act, enacted on December 22, 2017, which lowered the Company’s future maximum corporate tax rate from 34 percent to 21 percent. For the year ended December 31, 2014 an income tax benefit of $4.5 million resulted from the reversal of the valuation allowance on net deferred tax assets.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF SCOTTDALE

The following table provides historical consolidated summary financial data for Scottdale. The data for the year ended December 31, 2017 are derived from Scottdale’s unaudited financial statements as of or for the period then ended, and the data for the year ended December 31, 2016 are derived from Scottdale’s audited financial statements as of or for the period then ended. The unaudited financial information for the year ended December 31, 2017 was prepared on the same basis as Scottdale’s audited consolidated financial statements. In the opinion of Mid Penn’s management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates. Upon the closing of the merger of Scottdale with and into Mid Penn Bank effective January 8, 2018, Mid Penn Bank acquired all of the assets and assumed all of the liabilities of Scottdale.

	Year Ended December 31,
(Dollars in thousands, except per share data)	2017	2016	2015	2014	2013
INCOME:
Total Interest Income	$6,618	$6,739	$6,589	$7,003	$7,438
Total Interest Expense	510	520	689	862	860
Net Interest Income	6,108	6,219	5,900	6,141	6,578
Provision (Credit) for Loan and Lease Losses	—	(200)	—	—	—
Noninterest Income	6,751	487	549	631	458
Noninterest Expense	5,745	6,253	5,544	4,956	5,458
Income Before Provision for Income Taxes	7,114	653	905	1,816	1,578
Provision (Credit) for Income Taxes	1,161	103	29	(46)	94
Net Income	5,953	550	876	1,862	1,484

COMMON STOCK DATA PER SHARE:
Earnings Per Common Share (Basic)	$117.37	$10.84	$19.39	$36.71	$29.25
Earnings Per Common Share (Fully Diluted)	117.37	10.84	19.39	36.71	29.25
Cash Dividends Declared	9.00	30.00	9.00	9.00	8.00
Cash Dividends Paid	9.00	30.00	9.00	9.00	8.00
Book Value Per Common Share	920.36	892.84	902.28	900.25	883.39
Tangible Book Value Per Common Share	920.36	892.84	902.28	900.25	883.39

AVERAGE SHARES OUTSTANDING (BASIC):	50,718	50,718	50,718	50,718	50,718
AVERAGE SHARES OUTSTANDING (FULLY DILUTED):	50,718	50,718	50,718	50,718	50,718

BALANCE SHEET DATA:
Available-For-Sale Investment Securities, at Fair Value	$114,908	$77,282	$66,859	$55,226	$54,643
Held-For-Sale Investment Securities, at Amortized Cost	—	100,558	101,683	115,260	121,291
Loans and Leases, Net of Unearned Interest	69,869	63,379	59,210	59,794	61,341
Allowance for Loan and Lease Losses	541	553	756	755	756
Total Assets	260,735	263,476	262,234	259,992	257,892
Total Deposits	210,658	215,985	214,390	212,196	212,373
Short-term Borrowings	—	—	—	—	—
Long-term Debt	—	—	—	—	—
Subordinated Debt	—	—	—	—	—
Shareholders’ Equity	46,679	45,283	45,762	45,659	44,804

RATIOS:
Return on Average Assets	2.26%	0.21%	0.33%	0.72%	0.58%
Return on Average Shareholders’ Equity	12.90%	1.19%	1.88%	4.06%	3.40%
Cash Dividend Payout Ratio	7.67%	276.75%	46.42%	24.52%	27.35%
Allowance for Loan and Lease Losses to Loans and Leases, Net of Unearned Interest	0.77%	0.87%	1.28%	1.26%	1.23%
Average Shareholders’ Equity to Average Assets	17.55%	17.51%	17.78%	17.68%	16.98%

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma combined condensed consolidated financial information has been prepared using the acquisition method of accounting, giving effect to the merger of Mid Penn with First Priority. The following unaudited pro forma combined consolidated financial information is based upon the assumption that the total number of shares of First Priority common stock outstanding immediately prior to the completion of the merger will be 6,646,469 and utilizes the exchange ratio of 0.3481 shares of Mid Penn common stock for each share of First Priority common stock issued and outstanding as of the effective time of the merger, which will result in approximately 2,313,636 shares of Mid Penn common stock being issued in the transaction.

The following unaudited pro forma combined consolidated financial statements as of and for the periods ended March 31, 2018 and December 31, 2017 combine the historical consolidated financial statements of Mid Penn and First Priority. The unaudited pro forma combined consolidated financial statements give effect to the proposed merger as if the merger occurred on March 31, 2018 with respect to the consolidated balance sheet, and at the beginning of the applicable period, for the three months ended March 31, 2018 and for the year ended December 31, 2017, with respect to the consolidated income statement.

The notes to the unaudited pro forma combined consolidated financial statements describe the pro forma amounts and adjustments presented below. THIS PRO FORMA DATA IS NOT NECESSARILY INDICATIVE OF THE OPERATING RESULTS THAT MID PENN WOULD HAVE ACHIEVED HAD IT COMPLETED THE MERGER AS OF THE BEGINNING OF THE PERIOD PRESENTED AND SHOULD NOT BE CONSIDERED AS REPRESENTATIVE OF FUTURE OPERATIONS.

The Mid Penn pro forma balance sheet and income statement information as of March 31, 2018 presented below reflects the acquisition of Scottdale by Mid Penn, which was completed on January 8, 2018. The Mid Penn pro forma income statement information as of December 31, 2017 does not reflect the acquisition of Scottdale by Mid Penn.

Certain reclassifications have been made to First Priority historical financial information in order to conform to Mid Penn’s presentation of financial information.

The actual value of Mid Penn’s common stock to be recorded as consideration in the merger will be based on the closing price of Mid Penn’s common stock at the time of the merger completion date. The proposed merger is targeted for completion in the third quarter of 2018. There can be no assurance that the merger will be completed as anticipated. For purposes of the pro forma financial information, the fair value of Mid Penn common stock to be issued in connection with the merger of First Priority was based on Mid Penn’s closing stock price of $37.50 on January 12, 2018.

The pro forma financial information includes estimated adjustments, including adjustments to record assets and liabilities of First Priority at their respective fair values and represents the pro forma estimates by Mid Penn based on available fair value information as of the date of the merger agreement. In some cases, where noted, more recent information has been used to support estimated adjustments in the pro forma financial information.

We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses. The unaudited pro forma combined condensed consolidated financial data, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

The unaudited pro forma combined consolidated financial information presented below is based on, and should be read together with, the historical financial information that Mid Penn, First Priority and Scottdale have included in or incorporated by reference in this joint proxy statement/prospectus as of and for the indicated periods.

Pro Forma Combined Consolidated Balance Sheet as of March 31, 2018

Unaudited (in thousands, except share and per share data)

	Mid Penn Bancorp, Inc.	First Priority Financial Corp.	Unadjusted Combined	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Cash and due from banks	$20,866	$5,474	$26,340	$(3,890)	A	$22,450
Interest-bearing balances with other financial institutions	5,346	25,021	30,367	—		30,367
Federal funds sold	32,963	—	32,963	—		32,963

Total cash and cash equivalents	59,175	30,495	89,670	(3,890)		85,780

Investment securities available for sale, at fair value	122,342	35,798	158,140			158,140
Investment securities held to maturity, at amortized cost	131,293	18,548	149,841	683	B	150,524
Loans held for sale	1,348	—	1,348			1,348
Loans and leases, net of unearned interest	1,007,138	518,252	1,525,390	(7,256)	C	1,518,134
Less: Allowance for loan and lease losses	(7,666)	(3,405)	(11,071)	3,405	D	(7,666)

Net loans and leases	999,472	514,847	1,514,319	(3,851)		1,510,468

Bank premises and equipment, net	20,015	2,025	22,040	—	E	22,040
Cash surrender value of life insurance	13,106	3,342	16,448	—		16,448
Restricted investment in bank stocks	2,759	2,032	4,791	—		4,791
Foreclosed assets held for sale	745	440	1,185	(145)	F	1,040
Deferred income taxes	3,821	937	4,758	761	G	5,519
Goodwill	22,528	2,725	25,253	31,825	H	57,078
Core deposit and other intangibles, net	5,126	154	5,280	1,027	I	6,307
Accrued interest receivable and other assets	9,487	3,291	12,778	—		12,778

Total Assets	$1,391,217	$614,634	$2,005,851	$26,410		$2,032,261

LIABILITIES & SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$195,330	$69,457	$264,787	$—		$264,787
Interest-bearing demand	355,939	30,333	386,272	—		386,272
Money market	270,489	85,089	356,052	—		356,052
Savings	174,920	59,309	233,755	—		233,755
Time	215,745	267,798	483,543	—		483,543

Total Deposits	1,212,423	511,986	1,724,409	—		1,724,409
Short-term borrowings	—	31,025	31,025	—		31,025
Long-term debt	12,297	9,000	21,297	—		21,297
Subordinated debt	17,335	9,238	26,573	308	J	26,881
Accrued interest payable and other liabilities	10,038	2,162	12,200	3,646	L	15,846

Total Liabilities	1,252,093	563,411	1,815,504	3,954		1,819,458
Shareholders’ Equity:
Preferred stock	—	3,404	3,404	—		3,404
Common stock	6,123	6,646	12,769	(4,333)	K	8,436
Additional paid-in capital	103,382	41,267	144,649	30,341	K	174,990
Retained earnings	33,525	362	33,887	(4,008)	K,L,M	29,879
Accumulated other comprehensive loss	(3,906)	(456)	(4,362)	456	K	(3,906)

Total Shareholders’ Equity	139,124	51,223	190,347	22,456		212,803

Total Liabilities and Shareholders’ Equity	$1,391,217	$614,634	$2,005,851	$26,410		$2,032,261

Per Common Share Data:
Common shares outstanding	6,122,717	6,646,469		(4,332,833)		8,436,353
Book value per common share	$22.72	$7.19				$25.25
Tangible book value per common share:
Total common equity	$139,124	$47,819				$213,045
Less: goodwill and intangibles	27,654	2,879				63,385
Total tangible equity	$111,470	$44,940				$149,660
Tangible book value per common share	$18.21	$6.76				$17.74

Pro Forma Combined Consolidated Statement of Income

For the Twelve Months Ended December 31, 2017

Unaudited (in thousands, except per share data)

	Mid Penn Bancorp, Inc.	First Priority Financial Corp.	Unadjusted Combined	Pro Forma Adjustments		Pro Forma Combined
INTEREST INCOME
Interest & fees on loans and leases	$40,156	$22,074	$62,230	$711	C	62,941
Interest on interest-bearing balances	18	201	219	—		219
Interest and dividends on investment securities:						—
U.S. Treasury, government agency, and other taxable securities	2,490	1,199	3,689	—		3,689
State and political subdivision obligations, tax-exempt	1,113	579	1,692	—		1,692
Interest on federal funds sold	115	—	115	—		115

Total Interest Income	43,892	24,053	67,945	711		68,656

INTEREST EXPENSE
Interest on deposits	5,463	4,713	10,176	—		10,176
Interest on short-term borrowings	111	305	416	—		416
Interest on long-term and subordinated debt	730	831	1,561	(103)	J	1,458

Total Interest Expense	6,304	5,849	12,153	(103)		12,050

Net Interest Income	37,588	18,204	55,792	814		56,606
PROVISION/(CREDIT) FOR LOAN AND LEASE LOSSES	325	385	710	—		710

Net Interest Income After Provision for Loan and Lease Losses	37,263	17,819	55,082	814		55,896

NONINTEREST INCOME
Income from fiduciary activities	845	168	1,013	—		1,013
Service charges on deposits	721	132	853	—		853
Net gain on sales of investment securities	42	416	458	—		458
Earnings from cash surrender value of life insurance	262	70	332	—		332
Mortgage banking income	872	—	872	—		872
ATM debit card interchange income	937	114	1,051	—		1,051
Merchant services income	335	—	335	—		335
Net gain on sales of SBA loans	800	—	800	—		800
Other income	879	141	1,020	—		1,020

Total Noninterest Income	5,693	1,041	6,734	—		6,734

NONINTEREST EXPENSE
Salaries and employee benefits	16,929	8,273	25,202	—		25,202
Occupancy and equipment expense, net	4,048	1,844	5,892	—		5,892
Pennsylvania Bank Shares tax expense	451	354	805	—		805
FDIC Assessment	792	520	1,312	—		1,312
Legal and professional fees	802	690	1,492	—		1,492
Marketing and advertising expense	516	336	852	—		852
Software licensing and data processing	1,458	927	2,385	—		2,385
Telephone expense	497	81	578	—		578
Loss on sale/write-down of foreclosed assets	88	178	266	—		266
Intangible amortization	104	65	169	150	I	319
Merger and acquisition expense	619	—	619	5,213	L	5,832
Other expenses	5,063	1,133	6,196	—		6,196

Total Noninterest Expense	31,367	14,401	45,768	5,363		51,131

INCOME BEFORE PROVISION FOR INCOME TAXES	11,589	4,459	16,048	(4,549)		11,499
Provision (benefit) for income taxes	4,500	2,001	6,501	(588)	M	5,913

NET INCOME	7,089	2,458	9,547	(3,961)		5,586
Preferred dividends	—	306	306	—		306

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$7,089	$2,152	$9,241	$(3,961)		$5,280

Weighted average common shares outstanding:
Basic	4,236,616	6,559,000		(4,332,833)		6,462,783
Diluted	4,236,616	6,785,000		(4,332,833)		6,462,783
Earnings per common share:
Basic	$1.67	$0.33				$0.94
Diluted	$1.67	$0.32				$0.94

Pro Forma Combined Consolidated Statement of Income

For the Three Months Ended March 31, 2018

Unaudited (in thousands, except per share data)

	Mid Penn Bancorp, Inc.	First Priority Financial Corp.	Unadjusted Combined	Pro Forma Adjustments		Pro Forma Combined
INTEREST INCOME
Interest & fees on loans and leases	$11,337	$5,885	$17,222	$237	C	17,459
Interest on interest-bearing balances	9	44	53	—		53
Interest and dividends on investment securities:						—
U.S. Treasury, government agency, and other taxable securities	924	328	1,252	—		1,252
State and political subdivision obligations, tax-exempt	542	97	639	—		639
Interest on federal funds sold	168	—	168	—		168

Total Interest Income	12,980	6,354	19,334	237		19,571

INTEREST EXPENSE
Interest on deposits	1,780	1,333	3,113	—		3,113
Interest on short-term borrowings	12	125	137	—		137
Interest on long-term and subordinated debt	310	209	519	(26)	J	493

Total Interest Expense	2,102	1,667	3,769	(26)		3,743

Net Interest Income	10,878	4,687	15,565	263		15,828
PROVISION FOR LOAN AND LEASE LOSSES	125	20	145	—		145

Net Interest Income After Provision for Loan and Lease Losses	10,753	4,667	15,420	263		15,683

NONINTEREST INCOME
Income from fiduciary activities	240	41	281	—		281
Service charges on deposits	203	29	232	—		232
Net gain on sales of investment securities	98	—	98	—		98
Earnings from cash surrender value of life insurance	64	16	80	—		80
Mortgage banking income	156	—	156	—		156
ATM debit card interchange income	265	21	286	—		286
Merchant services income	78	4	82	—		82
Net gain on sales of SBA loans	257	—	257	—		257
Other income	286	53	339	—		339

Total Noninterest Income	1,647	164	1,811	—		1,811

NONINTEREST EXPENSE
Salaries and employee benefits	5,064	2,215	7,279	—		7,279
Occupancy and equipment expense, net	1,205	501	1,706	—		1,706
Pennsylvania Bank Shares tax expense	171	98	269	—		269
FDIC Assessment	228	142	370	—		370
Legal and professional fees	224	211	435	—		435
Marketing and advertising expense	189	58	247	—		247
Software licensing and data processing	514	258	772	—		772
Telephone expense	147	19	147	—		166
Loss on sale/write-down of foreclosed assets	2	(45)	(43)	—		(43)
Intangible amortization	248	15	248	38	I	301
Merger and acquisition expense	1,694	92	1,786	4,701	L	6,487
Other expenses	1,497	295	1,826	—		1,792

Total Noninterest Expense	11,183	3,859	15,042	4,739		19,781

INCOME BEFORE PROVISION FOR INCOME TAXES	1,217	972	2,189	(4,476)		(2,287)
Provision (benefit) for income taxes	213	210	423	(680)	M	(257)

NET INCOME	1,004	762	1,766	(3,796)		(2,030)
Preferred dividends	—	77	77			77

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$1,004	$685	$1,689	(3,796)		$(2,107)

Weighted average common shares outstanding:
Basic	5,974,949	6,636,000		(4,332,833)		8,278,116
Diluted	5,974,949	6,974,000		(4,332,833)		8,278,116
Earnings per common share:
Basic	$0.17	$0.10				$-0.11
Diluted	$0.17	$0.10				$-0.11

Explanatory Notes to the Unaudited Pro Forma Combined Consolidated Financial Statements

A.	Under the definitive merger agreement between Mid Penn and First Priority, shareholders of First Priority common stock will receive, for each share of First Priority held at the effective time of the merger, 0.3481 shares of Mid Penn common stock as merger consideration. This exchange ratio will not change as a result of changes in the Mid Penn share price. The projected value and allocation of the merger consideration paid by Mid Penn in common stock and cash following the closing of the merger of First Priority with and into Mid Penn, based upon the relevant provisions of the definitive merger agreement, is projected as follows:

Mid Penn Bancorp, Inc. Acquisition of First Priority Financial Corp.

Projected Acquisition Purchase Price Consideration Including Allocation Between Cash and Mid Penn Common Stock

(Dollars in Thousands except per share data)
Total Acquisition Purchase Price Consideration:
Cash Consideration—Buyout of Outstanding Options: There are 733,892 options outstanding as of March 31, 2018 to purchase First Priority common stock, with a weighted average exercise price of $5.77 per option. In accordance with the definitive merger agreement, outstanding options at the time of the merger will be converted to the right to receive cash at a per-option value of $11.07 less the exercise price, without interest. The resulting cash consideration is projected at $5.30 for each First Priority common stock option outstanding.	$3,890

Stock Consideration: First Priority shareholders representing 6,646,469 shares outstanding as of March 31, 2018, will receive 0.3481 shares of Mid Penn common stock for each First Priority share as merger consideration. This exchange ratio will not change as a result of changes in the Mid Penn share price. Using this data, Mid Penn will issue approximately 2,313,636 new shares of common stock in connection with the merger. For purposes of this pro forma analysis, the estimated fair value of Mid Penn common stock was estimated at $31.95 per share, which was the closing price of Mid Penn common stock as of March 31, 2018.

$73,921

Total Acquisition Purchase Price Consideration:	$77,811

B.	The First Priority held-to-maturity portfolio will be maintained at the same classification post-merger, but in accordance with acquisition accounting requirements, will be acquired by Mid Penn at the fair value of the securities. As of March 31, 2018, the fair value of the held-to-maturity portfolio exceeded the amortized cost of these securities by $683,000.

C.

The estimated adjustments to First Priority’s loan portfolio, to reflect the acquisition fair value after the reversal of the allowance for loan and lease losses previously recorded by First Priority, include (i) estimated nonaccretable specific credit marks of $150,000 representing approximately twenty-five percent of the balance of nonperforming loans as of March 31, 2018, and (ii) a combined amount of general portfolio accretable credit marks and interest rate marks on the loan portfolio estimated at $7,106,000 which is based upon a preliminary evaluation of the general credit risk and interest rate risk profile of the loan portfolio, which includes a higher relative volume of commercial and industrial credits, and commercial real estate credits, as of March 31, 2018. The earnings impact of the accretable general and interest rate adjustments is projected to be recognized over approximately ten years, using an amortization method based upon the expected average life of the acquired loan portfolio, resulting in an increase to pre-tax interest income of $711,000 in the first year post-merger.

D.	This unaudited pro forma adjustment reflects the reversal of the First Priority allowance for loan losses of $3,405,000 in accordance with the GAAP method of acquisition accounting requiring the recording of acquired loans at fair value.

E.	Given that premises and equipment owned by First Priority were all acquired in recent years and, based upon preliminary condition and value assessments, don’t reflect either (i) significant concerns of obsolescence or inordinate deterioration beyond recorded depreciation, or (ii) significant appreciation, no material fair value adjustments to premises and equipment are projected.

F.	The foreclosed assets (other real estate owned) of First Priority as of March 31, 2018 totaled $440,000. The fair value of any foreclosed real estate still held near the time of merger will be determined by certified appraisals or bona fide sales offers, adjusted for estimated selling costs, obtained closer to the actual merger date. For these pro forma financials, an estimated fair value mark of $145,000 was assigned to the pre-merger carrying value of First Priority foreclosed real estate.

G.	The unaudited pro forma adjustments to the combined-entity result in a net deferred tax asset. Based upon Mid Penn’s level of reported earnings for the three months ended March 31, 2018, and the full year ended December 31, 2017, and the projected earnings of Mid Penn and First Priority combined post-merger, Mid Penn believes it is probable that the combined entity will have sufficient future federal taxable income to fully realize the combined deferred tax asset benefits. The pro-forma combined deferred tax asset, including $761,000 for the related deferred tax impact of acquisition accounting adjustments, was valued based upon an assumed corporate tax rate of 21%, which is the tax rate applicable to tax periods after December 31, 2017, as a result of the Tax Cuts and Jobs Act enacted December 22, 2017.

H.	For purposes of the unaudited pro forma combined consolidated balance sheet as of March 31, 2018, Goodwill of $34,550,000 is projected to result from the Mid Penn acquisition of First Priority. However, the eventual amount actually recorded as Goodwill will be determined as part of the final acquisition accounting as of the merger date, and the Goodwill amount will be based on a purchase price using the value of Mid Penn common stock at closing and may be adjusted from this projection based on changes in financial condition and transactions subsequent to March 31, 2018, as additional information becomes available and updated analyses are performed. The Goodwill will not be amortized, but will be measured for impairment annually (or more frequently if warranted). The unaudited pro forma combined consolidated statement of income projects no Goodwill impairment in the first year post merger. The following reflects the unaudited pro forma calculation of Goodwill based upon estimated fair value adjustments to First Priority assets to be acquired and liabilities to be assumed:

Goodwill Resulting from the Mid Penn Bancorp, Inc. Acquisition of First Priority Financial Corp.

Pro Forma as of December 31, 2017

(Dollars in Thousands)
Acquisition Purchase Price Consideration ($3,890 in Cash and $73,921 in Mid Penn Stock) *:		$77,811
Net Assets Acquired:
First Priority Financial Corp.—Common Stockholders’ Equity	$47,819
Core Deposit Intangible	1,181
Adjustments to First Priority Assets acquired to reflect fair value:
Investments—to record the held-to-maturity portfolio to fair value	683
Loans—general credit and interest rate marks	(7,106)
Loans—specific credit marks	(150)
Allowance for loan losses	3,405
Other real estate owned	(145)
Pre-transaction goodwill and remaining CDI of First Priority	(2,879)
Deferred tax impact of fair value adjustments	761
Adjustments to First Priority Liabilities assumed to reflect fair value:
Subordinated Debt	(308)

		43,261

Goodwill resulting from merger		$34,550

*	See the analysis and calculation of the merger consideration in Explanatory Note A.

I.	The unaudited consolidated combined consolidated balance sheet projects a core deposit intangible asset (premium) of $1,181,000 reflecting the evaluated stability and decay rate of First Priority’s core deposits, and the combined entity’s ability to generate increased long-term earnings from these deposits. The core deposit intangible will be amortized over a ten-year period using a sum of the year’s digits basis, resulting in $215,000 of additional intangible amortization in the first year post merger.

J.	The unaudited pro forma combined consolidated financial statements reflect an adjustment of $308,000 to reflect the estimated fair value of First Priority’s higher-cost subordinated debt outstanding. The adjustment will be recognized using a straight-line amortization method based upon the estimated remaining maturity of the subordinated debt which approximates seven years.

K.	The unaudited pro forma adjustments to the common stock and additional paid-in-capital accounts, and to the number of common shares outstanding, reflect the impact of projected acquisition consideration of $73,921,000 to be paid in Mid Penn common stock, as further detailed in Explanatory Note A. The adjustments to retained earnings and accumulated other comprehensive loss reflect the elimination of the respective balances in the First Priority equity accounts.

L.	The unaudited consolidated combined consolidated statement of income reflects accruals for $5,213,000 of combined merger-related expenses for both entities, including (i) $2,828,000 of projected severance and retention bonus benefits to be accrued for and paid to certain First Priority employees expected to be displaced as of, or shortly after, the effective date of the merger including certain change-in-control payments made in accordance with IRC sections 280G and 4999; (ii) $1,410,000 for First Priority’s and Mid Penn’s investment banking fees and expenses contingent upon the successful closing of the merger; (iii) $609,000 for Mid Penn’s and First Priority’s combined legal, accounting and other professional fees related to the merger; (iv) $326,000 of termination and conversion costs related to the core processing, storage and imaging, internet banking, and debit card processing service amendments related to the expansion of existing systems and service agreement for the merger-related conversion and integration of First Priority customer and account data; and (v) $40,000 of other merger-related expenses.

Of the above merger-related expenses, a net liability of $3,646,000 will be recorded at the time of legal closing as a result of $4,238,000 of combined severance costs and investment banking fees, net of related taxes of $592,000 representing the 21% tax benefit on the deductible portion of these liabilities.

For the consolidated statements of income for the year ended December 31, 2017 (before applying pro forma adjustments), Mid Penn and First Priority reported no merger expenses related to this combination, although Mid Penn reported merger expenses of $619,000 related to its separate acquisition of The Scottdale Bank and Trust Company. For the consolidated statements of income for the three months ended March 31, 2018 (before applying pro forma adjustments), Mid Penn and First Priority combined reported a combined $512,000 of expenses related to this combination, and Mid Penn also reported merger expenses of $1,274,000 related to its separate acquisition of The Scottdale Bank and Trust Company.

M.	The unaudited pro forma income tax adjustments assume a corporate tax rate of 21% related to (i) the deductible portion of merger-related expenses and (ii) fair value adjustments on pre-tax amounts, in the unaudited pro forma combined financial statements.

COMPARATIVE PER SHARE DATA (UNAUDITED)

The following table sets forth certain historical Mid Penn and First Priority per share data giving effect to the merger (which we refer to as “pro forma” information). In presenting the comparative pro forma information for the time period shown, we assumed that we had been merged on the date or at the beginning of the period indicated.

Mid Penn anticipates that the combined company will derive financial benefits from the merger that include reduced operating expenses and the opportunity to earn more revenue. The pro forma combined information, while helpful in illustrating the financial characteristics of Mid Penn following the merger under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. The pro forma combined information also does not necessarily reflect what the historical results of Mid Penn would have been had our companies been combined during this period.

This data should be read together with Mid Penn’s and First Priority’s historical financial statements and notes thereto, included elsewhere in or incorporated by reference in this document. Please see “Selected Consolidated Historical Financial Data of Mid Penn” beginning on page [●], “Selected Consolidated Historical Financial Data of First Priority” beginning on page [●] and “Where You Can Find More Information” beginning on page [●]. The per share data is not necessarily indicative of the operating results that Mid Penn would have achieved had it completed the merger as of the beginning of the period presented and should not be considered as representative of future operations.

	As of and for the three months ended March 31, 2018	As of and for the twelve months ended December 31, 2017
Comparative Per Share Data:
Basic net income (loss) per common share:
Mid Penn historical	$0.17	$1.67
First Priority historical	0.10	0.33
Pro forma combined(1)	(0.25)	0.82
Equivalent pro forma for one share of First Priority common stock(3)	(0.09)	0.28
Diluted net income (loss) per common share:
Mid Penn historical	$0.17	$1.67
First Priority historical	0.10	0.32
Pro forma combined(1)	(0.25)	0.82
Equivalent pro forma for one share of First Priority common stock(3)	(0.09)	0.28
Book value per common share:
Mid Penn historical	$22.72	$17.85
First Priority historical	7.19	7.16
Pro forma combined(2)	24.82	22.14
Equivalent pro forma for one share of First Priority common stock(3)	8.64	7.71
Tangible book value per common share:
Mid Penn historical	$18.21	$16.82
First Priority historical	6.76	6.72
Pro forma combined(2)	17.31	16.41
Equivalent pro forma for one share of First Priority common stock(3)	6.02	5.71

	As of and for the three months ended March 31, 2018	As of and for the twelve months ended December 31, 2017
Cash dividends declared per common share:
Mid Penn historical	$—	$0.77
First Priority historical	—	—
Pro forma combined(4)	—	0.77
Equivalent pro forma for one share of First Priority common stock(3)	—	0.27

(1)	The pro forma combined basic earnings and diluted earnings of Mid Penn’s common stock is based on the pro forma combined net income per common share for Mid Penn and First Priority divided by the pro forma common shares or diluted common shares of the combined entity, assuming 100% of the outstanding shares of First Priority common stock are exchanged for Mid Penn common stock at the exchange ratio of 0.3481 shares of Mid Penn common stock for each share of First Priority common stock in accordance with the merger agreement. The pro forma information does not include anticipated cost savings or revenue enhancements.
(2)	The pro forma combined book value of Mid Penn’s common stock is based on pro forma combined common shareholders’ equity of Mid Penn and First Priority divided by total pro forma common shares of the combined entities, assuming 100% of the outstanding shares of First Priority common stock are exchanged for Mid Penn common stock at the exchange ratio of 0.3481 shares of Mid Penn common stock for each share of First Priority common stock in accordance with the merger agreement. The pro forma information includes adjustments related to the estimated fair value of assets and liabilities and is subject to adjustment as additional information becomes available and as additional analysis is performed. The unaudited pro forma combined consolidated information does not include anticipated cost savings or revenue enhancements.
(3)	The pro forma equivalent per share amount is calculated by multiplying the pro forma combined per share amount by the exchange ratio of 0.3481, assuming 100% of the outstanding shares of First Priority common stock are exchanged for Mid Penn common stock at the exchange ratio of 0.3481 shares of Mid Penn common stock for each share of First Priority common stock in accordance with the merger agreement.
(4)	The pro forma cash dividends declared of Mid Penn’s common stock is based on the pro forma combined cash dividends declared for Mid Penn and First Priority divided by the pro forma common shares or diluted common shares of the combined entity, assuming 100% of the outstanding shares of First Priority common stock are exchanged for Mid Penn common stock at the exchange ratio of 0.3481 shares of Mid Penn common stock for each share of First Priority common stock in accordance with the merger agreement.

RISK FACTORS

In considering whether to vote in favor of the proposal to adopt the merger agreement, you should consider all of the information included in this document and its annexes and all of the information we have incorporated by reference and the risk factors identified by Mid Penn with respect to its operations included in its filings with the SEC, including in its Annual Report on Form 10-K for the year ended December 31, 2017 and subsequent Quarterly Reports on Form 10-Q. See “Incorporation of Certain Documents by Reference.” In addition, you should consider the following risk factors.

Because the market price of Mid Penn shares of common stock will fluctuate, First Priority shareholders cannot be sure of the value of the merger consideration they may receive.

Upon completion of the merger, each share of First Priority common stock will be automatically converted into the right to receive 0.3481 shares of Mid Penn common stock, which we call the exchange ratio. The sale prices for shares of Mid Penn common stock may vary from the sale prices of Mid Penn common stock on the date we announced the merger, on the date this joint proxy statement/prospectus was mailed to First Priority shareholders and on the date of the special meeting of the First Priority shareholders. Any change in the market price of Mid Penn shares of common stock prior to closing the merger may affect the value of the merger consideration that First Priority shareholders will receive upon completion of the merger. First Priority is not permitted to resolicit the vote of First Priority shareholders solely because of changes in the market price of Mid Penn shares of common stock. Because the exchange ratio is fixed, if Mid Penn’s stock price declines prior to the completion of the merger, Mid Penn will not be required to adjust the exchange ratio. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects and regulatory considerations. Many of these factors are beyond our control. You should obtain current market quotations for shares of Mid Penn common stock.

Mid Penn may be unable to successfully integrate First Priority’s operations and retain First Priority’s employees.

The merger involves the integration of two companies that have previously operated independently. The difficulties of combining the operations of the two companies include, among other things: integrating personnel with diverse business backgrounds; combining different corporate cultures; and retaining key employees.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the business and the loss of key personnel. The integration of the two companies will require the experience and expertise of certain key employees of First Priority who are expected to be retained by Mid Penn. Mid Penn may not be successful in retaining these employees for the time period necessary to successfully integrate First Priority’s operations with those of Mid Penn. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’ operations could have an adverse effect on the business and results of operations of Mid Penn following the merger.

Additionally, Mid Penn may not be able to successfully achieve the level of cost savings and other synergies that it expects, and may not be able to capitalize upon the existing customer relationships of First Priority to the extent anticipated, or it may take longer, or be more difficult or expensive than expected to achieve these goals. This could have an adverse effect on Mid Penn’s business, results of operation and stock price.

The market price of Mid Penn shares of common stock after the merger may be affected by factors different from those currently affecting the shares of First Priority.

The businesses of Mid Penn and First Priority differ and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of Mid Penn. For a discussion of the businesses of Mid Penn and First Priority, see “Information about Mid Penn” and “Information about First Priority” on pages [●] and [●], respectively.

First Priority and Mid Penn shareholders will have a reduced ownership percentage and voting interest after the merger and will exercise less influence over management.

First Priority’s shareholders currently have the right to vote in the election of the board of directors of First Priority and on certain other matters affecting First Priority. When the merger occurs, each First Priority shareholder that receives shares of Mid Penn common stock will become a shareholder of Mid Penn with a percentage ownership of the combined organization that is much smaller than the shareholder’s current percentage ownership of First Priority. Additionally, each Mid Penn shareholder will have a percentage ownership of the combined organization that is smaller than the shareholder’s current ownership in Mid Penn. More specifically, following completion of the merger, current Mid Penn shareholders will own in the aggregate approximately 72.6% of the outstanding shares of Mid Penn common stock and First Priority shareholders will own approximately 27.4% of the outstanding shares of Mid Penn common stock.

Because of this, each institution’s existing shareholders will have less influence on the management and policies of Mid Penn than they now have on the management and policies of the institution in which they currently own shares.

The proposed First Priority merger and Mid Penn’s recently completed Scottdale merger may increase the risks associated with each of these mergers, as well as place a strain on Mid Penn’s financial and personnel resources that could adversely impact Mid Penn’s business.

On January 8, 2018, Mid Penn completed its acquisition of Scottdale. The First Priority merger is expected to close during the third quarter of 2018. The recent completion of the Scottdale merger and the pending First Priority merger will cause Mid Penn to continue to incur significant expenditures and will require substantial attention and effort from Mid Penn’s management and other personnel. Mid Penn’s current and planned operations, personnel, facility size and configuration, systems and internal procedures and controls might be inefficient or inadequate to support these efforts at the same time. In addition, the risks associated with each of these mergers, as described herein and in Mid Penn’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, may increase while the First Priority merger is pending. The increased risks and obligations associated with the mergers could place a strain on Mid Penn’s financial position and personnel resources, which may adversely affect Mid Penn’s stock price, revenues, results of operations and/or financial condition.

Future issuances of Mid Penn equity securities could dilute shareholder ownership and voting interest of Mid Penn shareholders.

Mid Penn’s articles of incorporation currently authorize the issuance of up to 10 million shares of common stock, which is the maximum number of shares Mid Penn may have issued and outstanding at any one time. Mid Penn’s ability to issue additional shares is reduced by the number of shares that are currently outstanding and already reserved for future issuances. Any future issuance of equity securities by Mid Penn may result in dilution in the percentage ownership and voting interest of Mid Penn shareholders. Also, any securities Mid Penn sells in the future may be valued differently and the issuance of equity securities for future services, acquisitions or other corporate actions may have the effect of diluting the value of shares held by Mid Penn shareholders.

The merger agreement limits First Priority’s ability to pursue alternatives to the merger.

The merger agreement contains “no shop” provisions that, subject to specified exceptions, limit First Priority’s ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of First Priority. In addition, a termination fee is payable by First Priority under certain circumstances, generally involving the decision to pursue an alternative transaction. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of First Priority from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share value than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire First Priority than it might otherwise have proposed to pay, if the merger with Mid Penn had not been announced.

First Priority shareholders have dissenters’ rights in the merger.

Dissenters’ rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the merger consideration offered to shareholders in connection with the extraordinary transaction.

Regulatory waivers and approvals already received may expire, be revoked or be amended to impose conditions that are not presently anticipated or cannot be met.

Before the transactions contemplated in the merger agreement, including the merger, may be completed, various waivers, approvals or consents must be obtained from various bank regulatory and other authorities, including the FRB, the FDIC and the PDB. These governmental entities may impose conditions on the completion of the merger or require changes to the terms of the merger agreement. Further, such approvals are subject to expiration if the transaction is not consummated within the time period provided in the approval.

As of the date of this joint proxy statement/prospectus, all requisite bank regulatory waivers and approvals have been received and remain effective, and none contain any unusual conditions to completion of the merger or require changes to the merger agreement. However, these waivers and approvals are subject to modification or revocation by the issuing regulatory authorities prior to the merger. Mid Penn may be required to request an extension of the expiration date for one or more approvals. Although Mid Penn and First Priority do not currently expect that any waivers or approvals will be revoked or modified to impose conditions on the merger or changes to the merger agreement, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the transactions contemplated in the merger agreement or imposing additional costs on or limiting Mid Penn’s revenues, any of which might have a material adverse effect on Mid Penn following the merger.

First Priority’s directors and executive officers have financial interests in the merger that may be different from, or in addition to, the interests of First Priority shareholders.

First Priority’s directors and executive officers have financial interests in the merger that may be different from, or in addition to, the interests of First Priority shareholders. For example, David E. Sparks and three other current directors of First Priority will serve on the boards of directors of Mid Penn and Mid Penn Bank after the merger, Mr. Sparks will be appointed Chief Strategic Advisor to the Chief Executive Officer of Mid Penn and Mid Penn Bank and Market President of First Priority Bank, a Division of Mid Penn Bank, and each will receive compensation for his services as an employee or director, as applicable. In addition, certain officers or employees may receive certain severance payments if they are terminated following the merger. For information concerning these interests, please see the discussion under the caption “The Merger—Interests of First Priority’s Directors and Executive Officers in the Merger” on page [●].

The shares of Mid Penn common stock to be received by First Priority shareholders as a result of the merger will have different rights from the shares of First Priority common stock.

Upon completion of the merger, First Priority shareholders will become Mid Penn shareholders. Their rights as shareholders will be governed by Pennsylvania corporate law and the articles of incorporation and bylaws of Mid Penn. The rights associated with First Priority common stock are governed by the articles of incorporation and bylaws of First Priority and are different from the rights associated with Mid Penn common stock. See the section of this joint proxy statement/prospectus titled “Comparison of Shareholders’ Rights” beginning on page [●] for a discussion of the different rights associated with Mid Penn common stock.

Termination of the merger agreement could negatively affect First Priority.

If the merger agreement is terminated, there may be various consequences, including the fact that First Priority’s businesses may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger.

If the merger agreement is terminated and First Priority’s board of directors seeks another merger or business combination, First Priority shareholders cannot be certain that First Priority will be able to find a party willing to offer equivalent or more attractive consideration than the consideration Mid Penn has agreed to provide in the merger.

If the merger agreement is terminated and a different business combination is pursued, First Priority may be required to pay a termination fee of $3,500,000 to Mid Penn under certain circumstances. See “The Merger Agreement—Termination Fee” beginning on page [●].

The fairness opinions obtained by First Priority and Mid Penn from their respective financial advisors will not reflect changes in circumstances subsequent to the date that such opinions were rendered.

First Priority has obtained a fairness opinion dated as of January 16, 2018, from its financial advisor, Griffin. Mid Penn has obtained a fairness opinion dated as of January 16, 2018, from its financial advisor, Sandler. Neither First Priority nor Mid Penn has obtained, and neither will obtain, an updated opinion as of the date of this joint proxy statement/prospectus from their respective financial advisor. Changes in the operations and prospects of Mid Penn or First Priority, general market and economic conditions and other factors that may be beyond the control of Mid Penn and First Priority may alter the value of Mid Penn or First Priority or the price of shares of Mid Penn common stock or First Priority common stock by the time the merger is completed. The opinions do not speak to the time the merger will be completed or to any other date other than the date of such opinions. As a result, the opinions will not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed. For a description of the opinion that First Priority received from Griffin, please see “The Merger—Opinion of First Priority’s Financial Advisor” beginning on page [●] of this joint proxy statement/prospectus. For a description of the opinion that Mid Penn received from Sandler, please see “The Merger—Opinion of Mid Penn’s Financial Advisor” beginning on page [●] of this joint proxy statement/prospectus.

The merger agreement may be terminated in accordance with its terms and the merger may not be completed for other reasons.

The merger agreement is subject to a number of conditions that must be fulfilled in order to complete the merger. Those conditions include, among others: approval of the merger agreement by Mid Penn and First Priority shareholders, regulatory approvals, absence of orders prohibiting the completion of the merger, effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, approval of the shares of Mid Penn common stock to be issued to First Priority shareholders for listing on the Nasdaq Global Select Market, the continued accuracy of the representations and warranties by both parties, the performance by both parties of their covenants and agreements, and the receipt by both parties of legal opinions from their respective tax counsels. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page [●] for a more complete discussion of the circumstances under which the merger agreement could be terminated. The conditions to closing of the merger may not be fulfilled and the merger may not be completed.

We may fail to realize all of the anticipated benefits of the merger.

The success of the merger will depend, in part, on our ability to realize the anticipated benefits and cost savings from combining the businesses of Mid Penn and First Priority. However, to realize these anticipated benefits and cost savings, which include increased Mid Penn lending limits and access to stable core deposits, we must successfully combine the businesses of Mid Penn and First Priority. If we are not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully or at all, or may take longer to realize than expected.

Mid Penn and First Priority have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on Mid Penn or First Priority during the transition period.

Another expected benefit from the merger is an expected increase in the revenues of the combined company from anticipated sales of Mid Penn’s greater variety of financial products, and from increased lending out of Mid Penn’s substantially larger capital base, to First Priority’s existing customers and to new customers in First Priority’s market area who may be attracted by the combined company’s enhanced offerings. An inability to successfully market Mid Penn’s products to First Priority’s customer base could cause the earnings of the combined company to be less than anticipated.

Failure to complete the merger could negatively affect the market price of Mid Penn’s and First Priority’s common stock.

If the merger is not completed for any reason, Mid Penn and First Priority will be subject to a number of material risks, including the following:

•	the market price of First Priority common stock may decline to the extent that the current market prices of its common stock already reflect a market assumption that the merger will be completed;

•	costs relating to the merger, such as legal, accounting and financial advisory fees, and, in specified circumstances, additional reimbursement and termination fees, must be paid even if the merger is not completed; and

•	the diversion of management’s attention from the day-to-day business operations and the potential disruption to each company’s employees and business relationships during the period before the completion of the merger may make it difficult to regain financial and market positions if the merger does not occur.

Unanticipated costs relating to the merger could reduce Mid Penn’s future earnings per share.

Mid Penn and First Priority believe that they have reasonably estimated the likely incremental costs of the combined operations of Mid Penn and First Priority following the merger. However, it is possible that unexpected transaction costs such as taxes, fees or professional expenses or unexpected future operating expenses such as unanticipated costs to integrate the two businesses, increased personnel costs or increased taxes, as well as other types of unanticipated adverse developments, including negative changes in the value of First Priority’s loan portfolio, could have a material adverse effect on the results of operations and financial condition of Mid Penn following the merger. In addition, if actual costs are materially different than expected costs, the merger could have a significant dilutive effect on Mid Penn’s earnings per share.

First Priority will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on First Priority and consequently on Mid Penn. These uncertainties may impair First Priority’s ability to attract, retain and motivate key personnel until the merger is consummated, and could cause customers and others that deal with First Priority to seek to change existing business relationships with First Priority. Retention of certain employees may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with Mid Penn. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Mid Penn, Mid Penn’s business following the merger could be harmed. In addition, the merger agreement restricts First Priority from taking certain actions until the merger occurs without the consent of Mid Penn. These restrictions may prevent First Priority from pursuing attractive business opportunities that may arise prior to the completion of the merger. Please see the section entitled “The Merger Agreement—Covenants and Agreements” beginning on page [●] of this joint proxy statement/prospectus for a description of the restrictive covenants to which First Priority is subject under the merger agreement.

If the merger is not completed, First Priority and Mid Penn will have incurred substantial expenses without realizing the expected benefits of the merger.

First Priority and Mid Penn have both incurred substantial expenses in connection with the merger. The completion of the merger depends on the satisfaction of specified conditions and the continued effectiveness of regulatory approvals and the approval of Mid Penn’s and First Priority’s shareholders. First Priority and Mid Penn cannot guarantee that these conditions will be met. If the merger is not completed, these expenses could have an adverse impact on the financial condition and results of operations on a stand-alone basis for both First Priority and Mid Penn.

Litigation relating to the merger could require us to incur significant costs and suffer management distraction, as well as delay and/or enjoin the merger.

Neither First Priority nor Mid Penn is currently able to predict the outcome of any suit arising out of or relating to the proposed transaction that may be filed in the future. If any letters or complaints are filed, absent allegations that are material, First Priority and Mid Penn will not necessarily announce such filings.

First Priority and Mid Penn could be subject to demands or litigation related to the merger, whether or not the merger is consummated. Such actions may create additional uncertainty relating to the merger, and responding to such demands and defending such actions may be costly and distracting to management. Although there can be no assurance as to the ultimate outcomes of any demand or any subsequent litigation, neither First Priority nor Mid Penn believes that the resolution of such demands or any subsequent litigation will have a material adverse effect on its respective financial position, results of operations or cash flows.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains or incorporates by reference a number of forward-looking statements, including statements about the financial conditions, results of operations, earnings outlook and prospects of Mid Penn, First Priority and the potential combined company and may include statements for periods following the completion of the merger. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions.

The forward-looking statements involve certain risks and uncertainties. The ability of either Mid Penn or First Priority to predict results or the actual effects of its plans and strategies, or those of the combined company, is subject to inherent uncertainty. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include those beginning on page [●] under “Risk Factors,” as well as, among others, the following:

•	those discussed and identified in public filings with the SEC and bank regulatory agencies made by Mid Penn and First Priority;

•	completion of the merger is dependent on, among other the things, the receipt of shareholder approvals, the timing of which cannot be predicted with precision and which may not be received at all, as well as the continued effectiveness of regulatory approvals, which may be revoked or expire;

•	the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	higher than expected increases in Mid Penn’s or First Priority’s loan losses or in the level of nonperforming loans;

•	higher than expected charges incurred by Mid Penn in connection with marking First Priority’s assets to fair value;

•	a continued weakness or unexpected decline in the U.S. economy, in particular in Pennsylvania;

•	a continued or unexpected decline in real estate values within Mid Penn’s and First Priority’s market areas;

•	unanticipated reduction in Mid Penn’s or First Priority’s respective deposit bases or funding sources;

•	government intervention in the U.S. financial system and the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate risk policies of the FRB;

•	legislative and regulatory actions could subject Mid Penn to additional regulatory oversight which may result in increased compliance costs and/or require Mid Penn to change its business model;

•	the integration of First Priority’s business and operations with those of Mid Penn may take longer than anticipated, may be more costly than anticipated and may have unanticipated adverse results relating to First Priority’s or Mid Penn’s existing businesses; and

•	the anticipated cost savings and other synergies of the merger may take longer to be realized or may not be achieved in their entirety, and attrition in key client, partner and other relationships relating to the merger may be greater than expected.

Because forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus or the date of any document incorporated by reference in this joint proxy statement/prospectus.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement/prospectus and attributable to Mid Penn or First Priority or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this joint proxy statement/prospectus. Except to the extent required by applicable law or regulation, Mid Penn and First Priority undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events.

THE MERGER

Background of the Merger

During the course of developing its strategic plan, Mid Penn’s board of directors and senior management team regularly consider various strategies for creating additional shareholder value, including growth through the expansion of its customer base in existing markets, as well as growth through the acquisition of community banks in existing or other markets. As part of this strategic planning process, Mid Penn routinely evaluates possible business combinations, and has completed two acquisitions in recent years—Phoenix Bancorp, Inc. in 2015, and The Scottdale Bank & Trust Co. in the first quarter of 2018.

Since First Priority’s formation, its board of directors and executive management have been committed to the goal of achieving shareholder returns through balanced growth and profitability. The company has defined its opportunity for shareholder value as “strategic optionality,” which has included organic growth, growth through acquisitions and product diversification, or a combination of these factors. First Priority’s board of directors periodically reviews the landscape for financial institutions and considers the company’s strategic options in light of that landscape.

First Priority has taken a number of actions since its organization to further its goals of providing shareholder value, including the acquisition of Prestige Community Bank (Newtown Pennsylvania) in 2008, the acquisitions of Affinity Bank (Berks County, Pennsylvania) in March 2013, the quotation of the Company’s common stock on the OTCQX Market beginning in 2015, and the purchase of a $64 million performing loan and relationship portfolio from a Philadelphia-based financial institution in August 2016.

These transactions and activities were also consistent with the board’s view that competitive and other factors at play in the financial services sector made a larger relative size and scale for First Priority desirable in delivering acceptable shareholder returns.

Shortly after its integration of Affinity Bank, First Priority also commenced discussions with a local financial institution regarding a potential merger of equals transaction. Confidentiality agreements were signed and each party engaged an investment banker. A number of meetings occurred during 2014 and 2015 between the senior management teams. Social issues for the transaction were generally agreed to by the parties, but the parties, based on the advice from their respective investment bankers, could not reach agreement on financial terms for a transaction. Negotiations terminated in 2015.

During 2016, First Priority’s Chief Executive Officer, at the board’s direction and as part of the company’s ongoing consideration of strategic paths, met with a number of other financial institutions, both smaller and larger, that were considered potential candidates for a business combination transaction with First Priority. With respect to smaller institutions, First Priority concluded, based on discussions with the institutions contacted, that these institutions either had no desire to sell or were not for sale at a price that First Priority was willing to pay. With respect to larger institutions, preliminary discussions on potential pricing or other issues relating to market structure, earnings potential, or other factors in a particular case resulted in discussions terminating at a preliminary stage.

First Priority’s unsuccessful attempts to identify smaller institutions to acquire at an acceptable price, or to find an acceptable merger of equals transaction partner, resulted in a change in strategic emphasis. As financial institutions, including First Priority, faced stronger lending and deposit growth competition, along with higher capital levels required to support growth, First Priority changed its strategic focus to core deposit growth and access to lower cost core deposits. As part of this change in strategic focus, First Priority began to identify and consider potential business combination partners with low loan to deposit ratios and with lower cost deposits.

In late 2015, representatives of Griffin had introduced First Priority’s Chief Executive Officer to executive management of a large regional bank holding company with headquarters outside Pennsylvania. Throughout

2016 and into March 2017, First Priority’s Chief Executive Officer attended several meetings and discussions with executive management of this institution. The parties executed confidentiality agreements, prepared financial analyses on a potential transaction, and exchanged certain due diligence information. First Priority believed that this party had a favorable liquid market structure and the capital to support First Priority’s operations and growth. The institution’s preliminary indication of pricing, however, was below First Priority’s expectations, and discussions terminated in early 2017.

In June 2016, First Priority’s Chief Executive Officer contacted Mid Penn’s Chief Executive Officer and requested an introductory meeting, which occurred on June 15, 2016. Several follow-up meetings occurred through the remainder of 2016 and into 2017 to discuss strategic direction for both institutions, corporate culture, financial results and capital, management alignment, and Mid Penn’s market structure. During the course of these early discussions, Mid Penn commenced negotiations to acquire The Scottdale Bank & Trust Company, and the First Priority discussions were put on hold. Mid Penn announced the Scottdale transaction on March 29, 2017.

Following the suspension of the initial discussions with Mid Penn, during the remainder of 2016 and into 2017, First Priority continued to consider potential combinations with other financial institutions and, consistent with its focus on core deposits, First Priority’s Chief Executive Officer and representatives of Griffin also had preliminary discussions with a number of larger institutions in nearby markets.

In April 2017, First Priority’s Chief Executive Officer was introduced by a third party investment banker to the Chief Executive Officer of a publicly traded regional financial institution located outside of First Priority’s market area. Several additional meetings occurred during May 2017, including meetings attended by First Priority’s Chief Executive Officer and other senior management personnel at the offices of the other institution. Follow-up meetings to discuss financial and other aspects of a potential transaction were held throughout June and July 2017. First Priority’s board of directors discussed a potential business combination at meetings held on June 22, 2017 and July 27, 2017, and, at the July 27 meeting, the board authorized the Strategic Finance Committee of the board to approve negotiation of a transaction. During August 2017, the parties exchanged a draft preliminary term sheet, for discussion purposes, containing certain terms for a potential transaction. First Priority’s board of directors reviewed the proposed financial terms for a potential transaction at a meeting held on September 28, 2017, and agreed with management that such terms were not sufficient for First Priority to agree to the exclusivity provisions requested by the other party. The board directed First Priority’s Chief Executive Officer to continue to pursue discussions with other parties, including Mid Penn.

Commencing in June of 2017 and continuing into the fall of 2017, Mid Penn’s Chief Executive Officer met and had a number of conversations with representatives of Sandler, Mid Penn’s financial advisor on the then-pending Scottdale transaction, to discuss the concept, pricing and structure of a potential business combination with First Priority.

On August 3, 2017, First Priority’s Chief Executive Officer met with Mid Penn’s Chief Executive Officer for an update on the status of Mid Penn’s pending merger transaction with Scottdale and to revisit the initial discussions involving a possible business combination between First Priority and Mid Penn. Each concluded that continuing discussions made sense, and that there was a strong compatibility between the business cultures and strategies of each institution. First Priority’s Chief Executive Officer attended a dinner meeting with Mid Penn’s Chief Executive Officer and Mid Penn’s Chairman and Vice Chairman on September 6, 2017. On September 7, 2017, a meeting of the Executive Committee of the board of directors of Mid Penn was held during which a potential business combination with First Priority was discussed, and it was agreed that preliminary discussions should continue between the parties. Thereafter, a series of meetings occurred throughout October and early November 2017 between each company’s Chief Executive Officers and Chief Financial Officers.

During the September-October time period, First Priority, through its Chief Executive Officer, or through representatives of Griffin, contacted the larger financial institutions with which First Priority had previously discussed a possible business combination to determine whether any of them had interest in discussing a transaction at pricing levels deemed appropriate by First Priority. First Priority also continued discussions with Mid Penn.

At its regularly scheduled meeting on October 25, the Mid Penn board of directors was updated by senior management as to the status of the ongoing discussions with First Priority. Discussion was held concerning potential pricing and social terms, as well as opportunities and challenges associated with such a combination being in close proximity to the anticipated consummation of the Scottdale transaction.

First Priority’s board of directors held its annual strategic planning meeting on November 16, 2017. Representatives of Griffin attended the November 16 board meeting. Griffin provided a landscape overview, a capital markets update, a discussion of the impact of size and scale on financial institution performance and returns, and a merger and acquisition market update. The discussion also included consideration of the possible effects of anticipated corporate tax reform, which eventually concluded with the passage of the Tax Cuts and Jobs Act on December 22, 2017. Griffin suggested that, although general stock market and economic performance had improved dramatically over the past year, certain negative factors or uncertainties remained and should be considered in planning activities by financial institutions. These negative factors or uncertainties included continued pressure on margins resulting from high levels of competition and the need for investments in technology, the high levels of federal debt, declining regional growth rates, and compliance costs. Griffin also addressed the organic growth challenges for a smaller community bank, as well as the challenges for smaller community banks growing by acquisition given the depleted number of candidates for either acquisitions or merger of equals transactions. Alternatively, the ability to achieve an appropriate size and scale generally leads to improved efficiency ratios, higher returns on assets and equity, increased liquidity for shareholders, and higher valuations. Griffin suggested that First Priority partnering with the right larger institution was an alternative worth considering given the potential economic uncertainties and increasing information technology and compliance costs. Such a transaction could result in an immediate, substantial increase in size and scale, including a higher lending limit, and likely improvement in net interest margin, and improved returns on assets and equity. Such a transaction should also result in a stronger market structure, including a better mix of retail and institutional shareholders, a higher market capitalization and improved trading liquidity, a dividend yield and potentially higher valuations.

At the November 16, 2017 strategic planning meeting, First Priority’s Chief Executive Officer also presented certain background and financial information on Mid Penn, as well as the status of his conversations with Mid Penn’s Chief Executive Officer. He pointed out a number of potential strategic benefits to a transaction with Mid Penn, including the market diversification for both companies, the increased size and scale of the combined entity, the ability to access lower cost funding, the additions to management depth for both companies, higher resulting investor interest and exposure, a good cultural and operational fit with similar views on credit, risk, strategy and growth, an attractive pricing for First Priority given Mid Penn’s trading multiples compared to peers, the ability to enhance First Priority’s lending platform without a need to restructure, the fact that a transaction would be immediately accretive to pro forma earnings and moderately dilutive to pro forma tangible book value, and the opportunity for First Priority shareholders to receive a regular cash dividend. First Priority’s Chief Executive Officer also summarized the material transaction points that had been discussed to date, including that the transaction would be an all-stock merger transaction structured as a tax-free reorganization, that the exchange ratio would be fixed at 165% of First Priority’s tangible book value at September 30, 2017, that First Priority would operate as a separate division, and that First Priority would have three or four directors serving on the boards of directors of Mid Penn and Mid Penn Bank following the transaction. First Priority’s Chief Executive Officer also pointed out that Mid Penn’s current market structure was potentially a negative factor due to a low institutional to retail investor mix and relatively low average daily trading volume. He noted, however, that the combined company should have a market capitalization in excess of $200 million and a significantly improved average daily trading volume, including anticipated qualification of Mid Penn common stock for the Russell 2000 Index during 2018, which would significantly mitigate any shareholder liquidity concerns.

As a result of the prior contacts with other institutions and First Priority’s discussions with representatives of Mid Penn, First Priority’s board of directors and executive management concluded that exclusive negotiations with

Mid Penn for a period of time would be appropriate at the pricing levels discussed at the November 16 meeting. Accordingly, at the meeting held on November 16, 2017, First Priority’s board of directors authorized First Priority’s Chief Executive Officer to negotiate and execute a non-binding term sheet with Mid Penn substantially on the terms discussed. The board authorized the inclusion of an exclusivity period through January 31, 2018, the termination date for the non-binding term sheet.

On November 17, 2017, Mid Penn held a special meeting of its shareholders, at which the Scottdale transaction was approved.

At its regularly scheduled meeting on November 21, 2017, the Mid Penn board of directors was updated by executive management as to the status of the discussions with First Priority, including the specific transaction terms discussed between each party’s Chief Executive Officer. Mid Penn’s board of directors authorized Mid Penn’s Chief Executive Officer to negotiate and execute a non-binding term sheet with First Priority substantially on the terms described above.

On November 30, 2017, First Priority’s Chief Executive Officer met with Mid Penn’s Chief Executive Officer, together with First Priority’s and Mid Penn’s respective financial advisors. The parties completed negotiations and agreed to a non-binding term sheet, which was finalized and executed on December 1, 2017. The non-binding term sheet was subject to a number of conditions, including negotiation and execution of board approved definitive merger documents by January 31, 2018, but included the pricing and other material terms that were eventually included in the definitive merger agreement. The term sheet also required, and each party agreed, to deal exclusively with the other for the purpose of completing due diligence and negotiating a definitive agreement through January 31, 2018, and, through that period, not to solicit acquisition proposals that could result in a sale or change in control of the party.

During December 2017, each of First Priority and Mid Penn were granted access to certain due diligence information included in electronic data rooms, and a more complete due diligence investigation was completed by each party. On December 14 and 15, 2017, members of First Priority’s management team conducted a loan review of Mid Penn via remote access, and on December 18 and 19, 2017, members of the executive and senior management team of Mid Penn conducted on-site loan reviews of First Priority.

On December 21, 2017, Stevens & Lee, legal counsel for First Priority, was provided a draft merger agreement prepared by Pillar+Aught, legal counsel for Mid Penn. The parties and their respective advisers negotiated the terms of the merger agreement over the following weeks. The terms negotiated by the parties and their respective advisers included, but were not limited to, executory period covenants, termination provisions and their related fees, the treatment of First Priority’s outstanding preferred stock, execution of affiliate voting agreements, and post-closing employee matters.

On January 5, 2018, the parties conducted in-person senior management interviews as part of their respective due diligence processes, and on January 10, 2018, representatives of Mid Penn and First Priority discussed the proposed transaction with representatives of the FRB, FDIC and PDB.

On January 16, 2018, First Priority’s board of directors met to consider the proposed merger agreement and certain ancillary documents. First Priority’s executive management, as well as representatives from Griffin, its financial advisor, and Stevens & Lee, its legal advisor, participated in the meeting. A detailed summary of the merger agreement negotiated to date, as well as certain ancillary documents, including a draft of Griffin’s presentation materials to be reviewed at the meeting, had been made available to board members on January 15, 2018. At the January 16 meeting, representatives of Griffin made a presentation in which it summarized the transaction terms, pricing metrics, and the analyses it performed to evaluate the fairness of the merger consideration from a financial point of view. Griffin’s presentation also included an overview of First Priority’s historical financial profile, stock price performance, and other data.

At the January 16 meeting, representatives of Griffin also delivered to First Priority’s directors its oral opinion that, as of January 16, 2018, the merger consideration was fair to the holders of First Priority common stock. Representatives of Stevens & Lee reviewed in detail the terms of the merger agreement and ancillary documents, including the voting agreements required by Mid Penn to be executed by the directors and executive officers of First Priority and certain of their affiliates. Representatives of Stevens & Lee also discussed the proposed resolutions that the board would be requested to approve.

Following these presentations and discussions and review and discussion among the members of First Priority’s board of directors, including consideration of the factors described under “—Recommendation of the First Priority Board of Directors and Reasons for the Merger,” First Priority’s board of directors determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger of First Priority with Mid Penn, were advisable and in the best interests of First Priority and its shareholders, and the directors unanimously voted to adopt the merger agreement and the transactions contemplated thereby, recommended that First Priority’s shareholders approve the merger agreement, and received the written confirmation of Griffin’s opinion as to fairness of the merger consideration.

Also on January 16, 2018, the Mid Penn board of directors held a special meeting to review the final draft of the merger agreement. Representatives of Sandler and Pillar+Aught reviewed the provisions of the merger agreement in detail with the board of directors. Sandler reviewed its financial analyses of the merger and delivered an oral opinion, which was subsequently confirmed in writing, to the effect that, as of that date and subject to assumptions made, procedures followed, matters considered and limitations on the review undertaken set forth in the opinion, the merger consideration in the merger was fair, from a financial point of view, to Mid Penn. After careful consideration of these presentations and further discussion, the Mid Penn board of directors unanimously approved the merger agreement and agreed to recommend that Mid Penn’s shareholders adopt and approve the merger agreement and the merger.

Upon completion of the First Priority and Mid Penn board meetings, the merger agreement and ancillary documents were executed and delivered by the parties. After the market closed on January 16, 2018, Mid Penn and First Priority issued a joint press release announcing the execution of the merger agreement.

First Priority’s Reasons for the Merger

In reaching the conclusion that the merger agreement is in the best interests of and advisable for First Priority and its shareholders, and in approving the merger agreement, First Priority’s board of directors consulted with executive management, its financial advisor and its legal counsel, and considered a number of factors, including, among others, the following, which are not presented in any order of priority:

•	the consideration and related exchange ratio offered by Mid Penn represents an attractive premium or multiple to First Priority’s tangible common equity and core deposits at September 30, 2017, its earnings for the twelve-month period ended September 30, 2017, and its closing price on January 12, 2018, based on various analyses provided by Griffin;

•	the transaction is an all-stock transaction with a fixed exchange ratio, thereby permitting First Priority common shareholders to realize the benefits of any increases in value of Mid Penn common stock before and after closing of the transaction, especially in light of the anticipated qualification of Mid Penn common stock for the Russell 2000 Index during 2018, and the potential financial and operational benefits expected in connection with Mid Penn’s acquisition of Scottdale Bank & Trust;

•	on a pro forma combined basis, the transaction is estimated to be accretive to earnings per share in the first full year after completion of the transaction;

•	on a pro forma combined basis, the transaction is estimated to be accretive to book value per share within three years after completion of the transaction;

•	the understanding of First Priority’s board of directors of the strategic options available to First Priority and the board of directors’ assessment of those options taking into account a number of factors, including the obstacles confronting a relatively smaller community financial institution to grow organically in First Priority’s markets, and the decreasing number of smaller acquisition candidates available on acceptable terms to achieve appropriate size and scale;

•	the challenges facing community financial institutions in growing a franchise and enhancing shareholder value on a standalone basis given current market and operating conditions, including increased costs resulting from the continuing need to invest in technology and regulatory compliance, continued pressure on net interest margins resulting from competition and other factors, and anticipated challenges in funding continued loan growth in First Priority’s market area through core deposits or otherwise;

•	the board’s view that the relative size of a financial institution and related economies of scale, beyond the level it believed to be reasonably achievable by First Priority on an independent basis, was becoming increasingly important to continued success in the current and expected future financial services operating environment;

•	based on the pro forma combined company’s size, scale, asset quality and sound capital levels, the combined company should be more competitive in terms of organic growth and acquisition opportunities;

•	based on discussions that First Priority’s management and its financial advisor had with potential business combination partners during 2016 and 2017, the board’s belief that the transaction offered by Mid was more attractive in its entirety than what other potential acquirers had preliminarily indicated;

•	the pro forma capital position of the combined company, and the fact that Mid Penn would be considered “well capitalized” after completing the transaction;

•	the lower cost of Mid Penn’s deposits and its lower loan to deposit ratio, particularly after giving effect to the Scottdale acquisition, thereby permitting decreased reliance on wholesale funding and brokered deposits in connection with the combined companies lending activities in First Priority’s markets;

•	the perceived relative value and potential future value of the Mid Penn common stock consideration;

•	the ability of Mid Penn to complete a merger transaction from a financial and regulatory perspective;

•	the geographic diversification to the markets of both companies resulting from the transaction, allowing First Priority access to central and western Pennsylvania markets and allowing Mid Penn access to southeastern Pennsylvania markets;

•	Mid Penn’s business, operations, financial condition, asset quality, earnings and prospects, taking into account the results of First Priority’s due diligence review of Mid Penn, including Mid Penn’s strong historical financial performance against peers;

•	the historical stock market performance for First Priority and Mid Penn common stock;

•	the cash dividend rate payable on Mid Penn common stock, and the fact that First Priority has never paid a common stock cash dividend;

•	the fact that Mid Penn common stock is currently quoted on the Nasdaq Stock Market, which, coupled with the significantly greater market capitalization of the combined company at over $300 million, and the anticipated qualification of Mid Penn common stock for the Russell 2000 Index during 2018, should result in increased liquidity for First Priority shareholders;

•	the terms of the merger agreement, including the representations and warranties of the parties, the covenants of the parties, the merger consideration, and the benefits to First Priority’s employees;

•

the opinion and supporting financial analyses presented by Griffin to the First Priority board of directors to the effect that, as of the date of the opinion, and subject to and based on the qualifications and assumptions set forth in the opinion, the merger consideration provided for in the merger agreement is fair, from a financial point of view, to the common equity shareholders of First Priority;

•	the commitment by Mid Penn to (i) elect four current directors of First Priority to the boards of directors of Mid Penn and Mid Penn Bank as of closing with each director renominated for at least one additional three-year term and (ii) appoint David E. Sparks, First Priority’s Chief Executive Officer, as Chief Strategic Advisor to the Chief Executive Officer of Mid Penn and Mid Penn Bank and as President of the First Priority Division of Mid Penn Bank, thereby retaining a level of influence over future strategic direction of the combined entity;

•	the commitment by Mid Penn to mitigate the potential disruption that can be caused by a merger by continuing to operate the First Priority franchise as a separate division of Mid Penn Bank following the merger;

•	the process conducted by First Priority’s management and financial advisor during the period from 2015 through 2017 to identify potential business combination partners and to discuss preliminary levels of interest and, in some cases, terms with such parties; and

•	the likelihood of expeditiously obtaining the necessary regulatory approvals without unusual or burdensome conditions.

First Priority’s board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:

•	because the transaction is structured as a fixed exchange ratio, the possibility that the trading price of the Mid Penn common stock could decline prior to completion of the merger such that the value of the merger consideration received by First Priority shareholders at closing and thereafter could be less than the value at the time of the merger agreement;

•	Mid Penn’s current stock market structure having a high retail to institutional investor mix and relatively low average daily trading volume, although the board observed that the combined company should have a market capitalization in excess of $300 million and a significantly improved average daily trading volume, including anticipated qualification of Mid Penn common stock for the Russell 2000 Index during 2018, which could significantly mitigate any shareholder liquidity concerns

•	the potential risk of the need to divert management attention and resources from the operation of First Priority’s business and towards the completion of the merger;

•	the restrictions on the conduct of First Priority’s business after signing the merger agreement and before completion of the merger, which are customary for public company merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent First Priority from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of First Priority absent the pending merger;

•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating First Priority’s business, operations and workforce with those of Mid Penn;

•	the merger-related costs;

•	that the interests of certain of First Priority’s directors and executive officers may be different from, or in addition to, the interests of First Priority’s other shareholders as described under the heading “Interests of First Priority’s Directors and Executive Officers in the Merger;”

•	the risk that the conditions to the parties’ obligations to complete the merger agreement may not be satisfied, including the risk that necessary regulatory approvals or necessary shareholder approvals might not be obtained and, as a result, the merger may not be consummated;

•	the risk of potential employee attrition and/or adverse effects on business and customer relationships as a result of the pending merger;

•	that First Priority would be prohibited from affirmatively soliciting acquisition proposals after execution of the merger agreement and that it would be obligated to pay to Mid Penn a termination fee if the merger agreement is terminated under certain circumstances, which may discourage other parties potentially interested in a strategic transaction with First Priority from pursuing such a transaction; and

•	the other risks described under the heading “Risk Factors.”

The foregoing discussion of the information and factors considered by the board of directors of First Priority is not intended to be exhaustive, but includes the material factors considered by the board of directors of First Priority. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the board of directors of First Priority did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The board of directors of First Priority considered all these factors as a whole, including discussions with, and questioning of First Priority’s management and First Priority’s independent financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

First Priority shareholders should be aware that First Priority’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other First Priority shareholders. The board of directors of First Priority was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, and in recommending that the Merger Proposal be approved by the shareholders of First Priority. See “—Interests of First Priority’s Directors and Executive Officers in the Merger.”

This summary of the reasoning of the board of directors of First Priority and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Forward-Looking Statements.”

Recommendation of First Priority’s Board of Directors

First Priority’s board of directors believes that the terms of the transaction are in the best interests of First Priority and its shareholders and has unanimously approved the merger agreement. Accordingly, First Priority’s board of directors unanimously recommends that First Priority’s shareholders vote “FOR” adoption of the merger agreement and “FOR” an adjournment of the First Priority special meeting, if necessary, to solicit additional proxies.

Opinion of First Priority’s Financial Advisor

First Priority engaged Griffin to serve as its financial advisor in connection with a potential business combination with Mid Penn in late December 2017. Griffin is a nationally recognized, Financial Industry Regulatory Authority-licensed investment banking firm which is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. First Priority hired Griffin on the basis of Griffin’s qualifications and experience in transactions similar to the merger to provide its opinion as to the fairness, from a financial point of view, of the merger consideration (as defined in the following sentence), to the common equity shareholders of First Priority in connection with the proposed merger of Mid Penn and First Priority. Pursuant to the merger agreement, each of the issued and outstanding shares of First Priority will be exchanged for the right to receive 0.3481 shares of Mid Penn’s common stock on a fixed exchange basis, subject to adjustments and limitations described in the merger agreement (the merger consideration).

At a meeting of the First Priority board of directors held on January 16, 2018 to evaluate the proposed merger with Mid Penn, Griffin reviewed the financial aspects of the proposed merger and provided its opinion to First

Priority’s board that, as of such date, and subject to factors, qualifications, limitations and assumptions set forth in the opinion, the merger consideration in connection with the proposed merger was fair, from a financial point of view, to the common equity shareholders of First Priority.

The full text of Griffin’s written opinion is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. First Priority’s shareholders are urged to read the opinion in its entirety for a description of the assumptions made, matters considered, procedures followed and qualifications and limitations on the review undertaken by Griffin. Griffin’s opinion is subject to the assumptions and conditions contained in its opinion and is necessarily based on economic, market and other conditions as in effect on, and the information made available to Griffin as of, the date of its opinion. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion.

Griffin’s opinion speaks only as of the date of the opinion. The opinion is addressed to the First Priority board of directors and is limited to the fairness, from a financial point of view, of the merger consideration in connection with the merger, to the common equity shareholders of First Priority. Griffin does not express an opinion as to the underlying decision by First Priority to engage in the merger or the relative merits of the merger compared to other strategic alternatives which may be available to First Priority.

In providing its opinion, Griffin, among other things:

•	reviewed a draft of the merger agreement;

•	reviewed and discussed with First Priority its financial information as of and for the twelve months ended December 31, 2017 and December 31, 2016;

•	reviewed and discussed with Mid Penn its financial information as of and for the twelve months ended December 31, 2017 and December 31, 2016, including 2017 financial information giving pro forma effect to its acquisition of Scottdale Bank & Trust (“Scottdale”);

•	reviewed and discussed with management of First Priority and Mid Penn their respective balance sheet growth and earnings for 2017, as well as adjustments required by federal tax law changes, and growth trends for assets, loans, deposits, capital and earnings for future periods;

•	analyzed and discussed with First Priority and Mid Penn their respective views of the potential strategic implications and operational benefits of the merger anticipated by the managements of First Priority and Mid Penn;

•	discussed with the management of First Priority and Mid Penn matters relating to their respective financial condition, liquidity, net income, asset quality, reserve levels, capital adequacy, regulatory status, and stock market structure including investor mix;

•	reviewed and discussed with First Priority certain publicly available business and financial information concerning First Priority and Mid Penn pro forma with Scottdale and the economic and regulatory environments in which they operate;

•	discussed with Mid Penn the average daily trading of its common stock, the probability of its inclusion in the Russell 2000 in 2018 and related expectations for valuation and liquidity, and related matters;

•	held discussions with certain members of the management of First Priority and Mid Penn with respect to certain aspects of the merger, including past and current business operations, regulatory relations, financial condition, dividend and capital policies, opportunities within each of their core operating markets, and other matters as deemed appropriate by Griffin;

•	discussed with management of First Priority and Mid Penn their respective forecasts and related assumptions for future growth and their respective estimates of cost savings and transaction costs associated with the merger;

•	compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving whole bank and thrift acquisitions as deemed relevant by Griffin;

•	compared the financial condition and implied valuation of First Priority and Mid Penn to the financial condition and performance and valuation of certain institutions deemed relevant by Griffin;

•	performed a relative contribution analysis;

•	evaluated, from publicly available sources and discussions with the management of Mid Penn, the capacity of Mid Penn to complete the merger on a timely basis;

•	evaluated and compared Mid Penn’s market structure, stock market performance, ownership concentrations, common dividend, and trading history of its common stock to certain institutions deemed relevant by Griffin;

•	performed a pro forma transaction analyses combining projected balance sheet and income statement information for First Priority and Mid Penn;

•	performed discounted cash flow analyses; and

•	performed such other financial studies and analyses and considered such other information as deemed appropriate for the purpose of its opinion.

Griffin’s opinion has been approved by its fairness opinion committee in conformity with its policies and procedures established under the requirement of Rule 5150 of the Financial Industry Regulatory Authority. In conducting its review and providing its opinion, Griffin assumed and relied upon the accuracy and completeness of all information furnished to, discussed with, or reviewed by it or otherwise publicly available. Griffin did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification or accuracy. Griffin did not review individual loan files or deposit information of First Priority or Mid Penn, nor did Griffin conduct or was Griffin provided with any valuation or appraisal of any assets, deposits or other liabilities of First Priority or Mid Penn. Griffin is not an expert in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowance for losses with respect thereto, and accordingly, Griffin assumed that such allowances for losses are adequate. In relying on financial analyses and financial projections provided to or discussed with Griffin by First Priority or Mid Penn or derived therefrom, Griffin assumed that such analyses and projections have been reasonably prepared based on assumptions reflecting the best currently available information and judgments by management. Griffin expresses no view as to such analyses, forecasts, estimates, or the assumptions on which they were based. Griffin’s review of Mid Penn and its ability to complete the merger was limited to publicly available information, certain management information and discussions with the management of Mid Penn regarding the past and current business operations, financial condition and future prospects of Mid Penn. Griffin is not a legal, regulatory, or tax expert and has relied on the assessments made by advisors to First Priority with respect to such issues.

For purposes of providing its opinion, Griffin assumed that, in all respects material to its analysis:

•	the representations and warranties of each party in the draft merger agreement are true and correct;

•	each party to the merger agreement will perform all of the covenants and agreements required to be performed by such party under such agreement in a manner that will not give Mid Penn or First Priority the ability to terminate the merger agreement or decline to close under the merger agreement;

•	all conditions to the completion of the merger, including required approvals by federal and state banking regulators and by the shareholders of First Priority and the shareholders of Mid Penn, will be satisfied in a manner that will not give Mid Penn or First Priority the ability to terminate the merger agreement or decline to close under the merger agreement;

•	all material governmental, regulatory, stockholder and any other consents and approvals necessary for the completion of the merger will be obtained without any adverse effect to First Priority or Mid Penn or to the contemplated benefits of the merger; and

•	the merger will be completed substantially in accordance with the terms set forth in the draft merger agreement provided to Griffin.

Griffin’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Subsequent developments may affect Griffin’s opinion, and Griffin does not have any obligation to update, revise, confirm or reaffirm its opinion. Griffin’s opinion is limited to the fairness, from a financial point of view, to the common equity shareholders of First Priority with regards to the merger consideration to be received by the common equity shareholders of First Priority in the merger as of the date of the opinion. Griffin expressed no opinion as to the fairness of the merger as of any subsequent date or to creditors or other stakeholders of First Priority or as to the underlying decision by First Priority to engage in the merger, the relative merits of the merger compared to other merger transactions available to First Priority, or the relative merits of the merger compared to other strategic alternatives that may be available to First Priority. Griffin did not, and was not asked to, contact any other interested parties other than those specifically indicated by the First Priority board of directors. Furthermore, Griffin did not take into account, and expresses no opinion with respect to, the amount or nature of any bonuses and any other compensation or consideration to any officers, directors, or employees of First Priority or Mid Penn paid or payable by reason or as a result of the merger.

The forecasts, projections and estimates of First Priority and Mid Penn prepared and provided to Griffin by the management of First Priority and Mid Penn, respectively, were not prepared with the expectation of public disclosure. All such information was based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such forecasts, projections and estimates. Griffin assumed, based on discussions with the management of First Priority and Mid Penn, respectively, and at the direction of and with the consent of the First Priority board of directors, that all such forecasts, projections and estimates referred to above provided a reasonable basis upon which Griffin could form its opinion and Griffin expressed no view as to any such information or the assumptions or bases therefor. Griffin relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

The preparation of the fairness opinion is a comprehensive and complex analytical process, involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In accordance with customary investment banking practice, Griffin employed generally accepted valuation methods in reaching its opinion. Estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. The following is a summary of the material financial analyses undertaken by Griffin and presented by Griffin to the First Priority board of directors in connection with rendering Griffin’s opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by Griffin or the presentation made by Griffin to the board of directors. In arriving at its opinion, Griffin did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized within include information presented in tabular format. Accordingly, Griffin believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

Summary of Proposal for Purposes of the Fairness Opinion

Pursuant to the merger agreement by and between First Priority and Mid Penn, at the effective time of the merger, First Priority will merge with and into Mid Penn, and each issued and outstanding share of First Priority’s common stock, other than shares held in treasury or owned by Mid Penn and its affiliates, will be exchanged for the right to receive 0.3481 shares of Mid Penn’s common stock, subject to adjustments and limitations described in the merger agreement. Shareholders of First Priority are expected to own 27.4% of Mid Penn following completion of the merger. Using the Mid Penn volume weighted average trading price of $35.42 on January 12, 2018, the merger consideration is equal to $12.33 per share, which is $81.8 million in the aggregate and represents 183.7% of First Priority’s tangible common equity at December 31, 2017, 30.8 times First Priority’s earnings for the twelve-month period ended December 31, 2017, an 11.7% tangible common equity premium to core deposits, and a 37% premium to First Priority’s closing price on January 12, 2018 of $9.00.

Acquirer Market Price and Selected Companies Analysis

Using publicly available information, Griffin reviewed the market price and market structure of Mid Penn. Shares of Mid Penn’s common stock are listed on The NASDAQ Capital Market. Griffin identified the following information as of January 12, 2018.

52-week high (January 12, 2018)	$37.80
52-week low (February 1, 2017)	$24.25
Average daily trading volume during last 52 weeks	1,953
Price/Last Trailing Twelve Months (“LTM”) Earnings per Share (“EPS”) (x)	18.4
Price/Book Value (%)	205.5
Price/Tangible Book Value (“TBV”) (%)	217.4
Dividend Yield (%)	1.39

Using publicly available information, Griffin compared the financial performance and condition of Mid Penn to publicly traded banks, thrifts and bank holding companies headquartered in Pennsylvania with between $1.0 billion and $2.0 billion in total assets, return on average assets (“ROAA”) greater than 0.70%, and average daily trading volume of at least 1,000 shares during the last three months. Companies included in this group were:

ACNB Corporation	DNB Financial Corporation	Penns Woods Bancorp, Inc.
Citizens & Northern Corporation	Franklin Financial Services Corporation	QNB Corp.
Codorus Valley Bancorp, Inc.	Norwood Financial Corp.

To perform this analysis, Griffin used financial information as of September 30, 2017 or the most recently available quarter, and market price information as of January 12, 2018, as reported by SNL Financial. Griffin’s analysis showed the following concerning Mid Penn’s and its peers’ financial condition, risk profile, valuation and liquidity:

		Est. MPB Pro Forma for Scottdate	Peers
	MPB		Average	Median
Offices	24	29	24	26
Total Assets ($000)	1,153,373	1,429,715	1,309,489	1,212,735
NPAs & 90+ PD/ Assets (%)	0.74	0.60	0.99	0.95
Core Deposits/ Total Deposits (%)	92.57	93.88	93.61	95.29
ROAA (%)	0.81		0.94	0.90
ROAE (%)	11.76		8.99	9.01
Tang Common Equity/ Tang Assets (%)	6.37	8.11	9.66	9.09
Avg Daily Volume (3 mo)	1,953		9,486	9,265
Price/ Tangible Book (%)	217.4	200.5	164.5	163.7
Price/ Last-twelve-months EPS (x)	18.4		17.3	17.7

No company used as a comparison in the above analysis is identical to Mid Penn. Accordingly, an analysis of these results is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and of the banking environment at the time of the opinion.

Acquirer Discounted Cash Flow Analysis

Griffin performed a discounted cash flow analysis to estimate a range of the present value of estimated free cash flows that Mid Penn could generate on a stand-alone basis. In performing this analysis, Griffin utilized the following assumptions, among others:

•	growth and earnings assumptions for Mid Penn from Mid Penn management, which were pro forma for the Scottdale acquisition and utilized an effective tax rate of 15.4%;

•	a required capitalization level of 8.0% tangible common equity/tangible assets;

•	earnings in excess of required capital retention are distributed to shareholders;

•	discount rates ranging from 11% to 14% based on Mid Penn’s estimated cost of equity capital; and

•	a projected terminal trading value multiple range of 160% to 200% of Mid Penn’s forecasted 2023 required tangible book value.

These calculations resulted in a range of implied valuations for Mid Penn between $26.87 per share and $36.63 per share. The discounted cash flow present value analysis is a widely used valuation methodology that relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates and is not necessarily indicative of the actual value or expected value of Mid Penn.

First Priority Selected Companies Analysis

Using publicly available information, Griffin compared the financial performance and condition of First Priority to publicly traded banks, thrifts and bank holding companies headquartered in Pennsylvania, New Jersey, Delaware and Maryland with between $400 million and $1.0 billion in total assets, ROAA for the last twelve months between 0.20% and 0.80%, NPAs as a percentage of total assets less than 3.0%, and average daily trading volume of at least 500 shares during the last three months. Companies included in this group were:

1st Colonial Bancorp, Inc.	Highlands Bancorp, Inc.	York Traditions Bank
Bancorp of New Jersey, Inc.	Stewardship Financial Corporation
Emclaire Financial Corp	Sussex Bancorp

To perform this analysis, Griffin used financial information as of September 30, 2017 or the most recently available quarter, and market price information as of January 12, 2018, as reported by SNL Financial. Griffin’s analysis showed the following concerning First Priority’s and its peers’ financial condition, risk profile, valuation and liquidity:

		National Peers
	FPBK	Average	Median
Total Assets (000)	612,033	701,148	773,940
LTM Gross Loan HFI Growth	2.17	14.97	14.78
NPAs & 90+ PD/ Assets (%)	0.37	1.00	0.84
Core Deposits/ Total Deposits (%)	71.44	89.34	89.15
ROAA (%)	0.52	0.68	0.69
ROAE (%)	6.11	8.90	8.81
Tang Common Equity/ Tang Assets (%)	7.25	8.20	8.14
Avg Daily Volume (3 mo)	5,050	4,372	2,340
Price/ Tangible Book (%)	134.1	141.3	139.4
Price/ Last-twelve-months EPS (x)	22.5	16.6	14.6

No company used as a comparison in the above analysis is identical to First Priority. In addition, Griffin presumed that the trading valuations for peers exclude any change in control premium. Accordingly, an analysis of these results is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and of the banking environment at the time of the opinion.

Selected Transactions Analysis

Griffin reviewed publicly available information as reported by SNL Financial related to acquisitions announced since January 1, 2017 of banks, thrifts and bank holding companies headquartered in Delaware, Maryland, New Jersey, New York, Pennsylvania, and Virginia with between $300 million and $1.0 billion in total assets and ROAA for the last twelve months of less than 1.00%.

Regional Selected Transactions

Acquirer	Acquiree
Howard Bancorp Inc.	1st Mariner Bank
Old Line Bancshares Inc	Bay Bancorp Inc.
Riverview Financial Corp.	CBT Financial Corp.
Sussex Bancorp	Community Bk of Bergen County
Old Line Bancshares Inc	DCB Bancshares Inc.

Griffin also reviewed publicly available information as reported by SNL Financial related to acquisitions announced since January 1, 2017 of banks, thrifts and bank holding companies nationwide with between $400 million and $1.0 billion in total assets and LTM ROAA between 0.00% and 0.80%.

Nationwide Selected Transactions

Acquirer	Acquiree
First Mid-Illinois Bancshares	First BancTrust Corp.
FCB Financial Holdings Inc.	Floridian Community Hldgs Inc.
Riverview Financial Corp.	CBT Financial Corp.
Ameris Bancorp	Atlantic Coast Financial Corp.
Midland States Bancorp Inc.	Centrue Financial Corporation
Old Line Bancshares Inc	Bay Bancorp Inc.
Washington Federal Inc.	Anchor Bancorp
CenterState Bank Corp.	Sunshine Bancorp Inc
First Bancorp	ASB Bncp Inc

For each transaction referred to above, Griffin derived and compared, among other things, the following implied ratios:

1.	Price per common share paid for the acquired company to last twelve months earnings per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition;

2.	Price per common share paid for the acquired company to tangible common equity per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition; and

3.	Aggregate deal value paid for the acquired company in excess of the company’s tangible book as a ratio to the core deposits of the company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition.

The results of the analysis are set forth in the following table:

		Regional Selected Transactions		National Selected Transactions
	FPBK	Average	Median	Average	Median
Target Financials
Total Assets ($000)	612,033	555,221	488,060	696,580	645,940
Prior Calendar Year Loan Growth (%)	2.17	8.23	11.67	23.52	14.58
TCE/TA (%)	7.25	7.79	8.12	10.58	10.10
NPAs/Total Assets (%)	0.37	1.68	2.07	1.36	1.21
LTM ROAA (%)	0.55	0.39	0.49	0.56	0.64
LTM ROAE (%)	6.44	4.13	5.43	5.15	5.34

Deal Value/Deal Ratios
Deal Value ($ in millions)	85.7	85.5	49.2	119.7	127.7
Deal Value/LTM Earnings (x)	30.8	28.3	29.0	31.5	29.9
Deal Value/TCE (%)	183.7	150.1	158.2	157.1	160.5
Premium/Core Deposits (%)	11.7	8.6	7.0	8.9	9.7

No company or transaction used as a comparison in the above analyses is identical to First Priority or the merger. Accordingly, an analysis of these results is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies, of the banking environment at the time of the opinion, and the expected impact of tax reform on transaction valuation multiples.

Discounted Cash Flow Analysis

Griffin performed a discounted cash flow analysis to estimate a range of the present value of estimated free cash flows that First Priority could generate on a stand-alone basis. In performing this analysis, Griffin utilized the following assumptions, among others:

•	growth and earnings assumptions for First Priority from First Priority management which utilized an effective tax rate of 20%;

•	a required capitalization level of 8.0% TCE/TA;

•	earnings in excess of required capital retention are distributed to shareholders;

•	discount rates ranging from 11% to 14% based on First Priority’s’s estimated cost of equity capital; and

•	a projected terminal sale value multiple range of 160% to 200% of First Priority’s forecasted 2023 required tangible book value.

These calculations resulted in a range of implied valuations for First Priority between $8.80 per share and $12.75 per share. The discounted cash flow present value analysis is a widely used valuation methodology that relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates and is not necessarily indicative of the actual value or expected value of First Priority.

Financial Impact Analysis

Griffin performed pro forma transaction analyses that combined projected balance sheet and projected income statement information for First Priority and Mid Penn. Growth, earnings estimates and other assumptions (including, without limitation, purchase accounting adjustments, cost savings and related expenses) were provided by First Priority and Mid Penn. The analyses indicated that the merger is expected to be dilutive to Mid Penn’s projected tangible book value per common share and accretive to Mid Penn’s projected earnings per common share, and that Mid Penn is expected to maintain well-capitalized capital ratios but each of Mid Penn’s tangible common equity to tangible assets ratio, leverage ratio, Tier 1 common equity ratio, Tier 1 risk-based capital ratio and total risk based capital ratio as of December 31, 2017 could be lower at the closing of the merger than on a stand-alone basis. Actual results are expected to be different from the assumptions used and the projected results, and these differences may be material.

Contribution Analysis

Griffin reviewed relative financial information relating to First Priority and Mid Penn to understand the relative contribution of net assets and operations to the combined entity. Relative contribution amounts are as follows:

	Mid Penn	First Priority
Market Capitalization *	79.5%	20.5%
Total Assets *	70.0%	30.0%
Total Net Loans *	65.4%	34.6%
Total Deposits *	71.3%	28.7%
Common Equity *	73.8%	26.2%
Tangible Common Equity *	72.2%	27.8%
Net Income to Common (LTM)	76.3%	23.7%
Net Income to Common (YTD)	76.4%	23.6%

*	MPB amounts are adjusted for the estimated impact of the Scottdale transaction

Based on the exchange ratio, Mid Penn shareholders will own 72.6% of the combined company, and former First Priority shareholders will own 27.4% of the combined company.

The summary set forth above is not a complete description of the analyses and procedures performed by Griffin in the course of arriving at its opinion.

As part of its investment banking business, Griffin is, from time to time, engaged in the valuation of bank and bank holding company securities in connection with mergers and acquisitions, public and private placement of listed and unlisted securities, rights offerings and other forms of valuations for various purposes. As specialists in the securities of banking companies, Griffin has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, Griffin may, from time to time, purchase securities from, and sell securities to, First Priority and Mid Penn. As a market maker in securities, Griffin may from time to time have a long or short position in, and buy or sell, debt or equity securities of institutions like and possibly including First Priority and Mid Penn for Griffin’s own account and for the accounts of its customers. To the extent Griffin held any such positions, it was disclosed to First Priority and Mid Penn.

Pursuant to Griffin’s engagement letter, First Priority agreed to pay Griffin a fee of $750,000 contingent on the completion of the merger. First Priority has agreed to reimburse Griffin for reasonable out of pocket expenses incurred in connection with Griffin’s engagement and to indemnify and hold harmless its partners, officers, directors, employees, agents and controlling persons from and against all losses, claims, judgments, liabilities, costs, damages and expenses based upon or arising from Griffin’s engagement. During the two years preceding the date of its opinion to First Priority, Griffin received $1,098.74 in expense reimbursements relating to an advisory engagement which expired in March of 2016. During the two years preceding the date of its opinion to First Priority, Griffin did not receive compensation for investment banking services from Mid Penn.

Stevens & Lee, which is the regular corporate counsel to First Priority, and Griffin are affiliated. Stevens & Lee has provided legal services as corporate counsel to Mid Penn, which is represented by other counsel in the merger.

Mid Penn’s Reasons for the Merger

The board of directors and senior management of Mid Penn periodically review and evaluate the economic and regulatory environments in which Mid Penn and its affiliated companies operate. Part of this review in recent years has included an acknowledgement of the effects of additional oversight and regulation on revenues, expenses and capital requirements for financial institutions, particularly community banks, as a result of the passage in 2010 of the Dodd-Frank Act and other factors, and consideration of competitive factors. The board of directors and senior management generally believe that greater size and scale can help a community-oriented financial institution address the costs of anticipated additional regulation, as well as provide additional revenue opportunities and provide a platform to compete more effectively with larger financial institutions. In light of these observations, Mid Penn has elected to pursue a controlled growth strategy, which may include both organic growth and the targeted acquisition of other financial institutions with strong performance characteristics in alignment with Mid Penn’s community banking philosophy.

Mid Penn entered into the merger agreement to further implement this strategy, as well as to provide additional opportunities for revenue growth. Mid Penn’s board of directors reviewed and discussed the transaction with senior management, as well as its financial and legal advisors, in unanimously determining that the merger was advisable and in the best interests of Mid Penn. In reaching its determination, the Mid Penn board of directors considered a number of factors, including:

•	the board’s understanding of the business operations, management, financial condition, asset quality, product offerings, and prospects of First Priority based on, among other things, presentations by management and Mid Penn’s financial advisor;

•	the board’s concurrence with management that the merger provides Mid Penn with increased scale and will serve to extend Mid Penn’s presence into the demographically attractive Southeastern

Pennsylvania markets that Mid Penn believes will be receptive to its services, strengthens Mid Penn’s retail banking network, and provides a broader platform to sell non-banking services;

•	the board’s view that First Priority’s product offerings and business mix are compatible with those of Mid Penn and provide Mid Penn with opportunities to accelerate loan growth and to build upon the market share of secondary market loan generations, as well as opportunities to expand Mid Penn’s insurance, wealth management, and mortgage banking activities;

•	the merger presents the opportunity to more readily deploy the excess capital and liquidity generated by the Scottdale acquisition;

•	the fact that the transaction will be immediately accretive to earnings per share (exclusive of one-time merger expenses) and is expected to have a tangible book value dilution earn back period of less than 3 years;

•	the fact that talented and experienced executives of First Priority will bring their industry and market knowledge to Mid Penn;

•	the board’s view that First Priority, like Mid Penn, is focused on customer service and building relationships in local communities;

•	the fact that as a result of the transaction and the merger with Scottdale, Mid Penn is expected to become the ninth largest publicly traded, Pennsylvania headquartered depository institution having less than $10 billion in assets;

•	the results of the due diligence examination of First Priority and its business operations, including asset quality and composition of its investment portfolio, undertaken by management with the assistance of Mid Penn’s financial advisor;

•	the board’s view that the combined company will have the potential for a stronger competitive position in a market place where relatively greater size and scale may become increasingly more important factors for financial performance and success;

•	the board’s view that the combined company will increase shareholder value and enhance shareholder returns;

•	the financial information and analyses presented by Mid Penn’s financial advisor, Sandler, and the opinion of Sandler delivered to Mid Penn’s board of directors to the effect that, as of January 16, 2018, and based on and subject to the various factors, limitations, considerations, qualifications and assumptions set forth in the opinion, the merger consideration was fair, from a financial point of view, to Mid Penn; and

•	the review by the board of directors with Pillar+Aught, its legal advisor, of the structure of the merger and the financial and other terms of the merger agreement.

The foregoing discussion of the information and factors considered by Mid Penn’s board of directors is not exhaustive, but includes the material factors considered by the board. In view of the wide variety of factors considered by the board of directors of Mid Penn in connection with its evaluation of the merger and the complexity of these matters, the board of directors did not consider it practical to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Mid Penn’s board of directors evaluated the factors described above, including asking questions of Mid Penn’s legal and financial advisors. In considering the factors described above, individual members of Mid Penn’s board of directors may have given different weights to different factors. The board of directors relied on the experience and expertise of its legal advisors regarding the structure of the merger and the terms of the merger agreement and on the experience and expertise of its financial advisors for quantitative analysis of the financial terms of the merger. It should also be noted that this explanation of the reasoning of Mid Penn’s board of directors and certain other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” on page [●].

Recommendation of Mid Penn’s Board of Directors

Mid Penn’s board of directors believes that the terms of the transaction are in the best interests of Mid Penn and has unanimously approved the merger agreement. Accordingly, Mid Penn’s board of directors unanimously recommends that Mid Penn shareholders vote “FOR” adoption of the merger agreement and “FOR” an adjournment of the Mid Penn special meeting, if necessary to solicit additional proxies.

Opinion of Mid Penn’s Financial Advisor

By letter dated January 4, 2018, Mid Penn retained Sandler to render a fairness opinion to the Mid Penn board of directors in connection with Mid Penn’s consideration of a possible business combination with First Priority. Sandler is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler rendered a fairness opinion in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the January 16, 2018 meeting at which Mid Penn’s board of directors considered and approved the merger agreement, Sandler delivered to the Mid Penn board of directors its oral opinion, which was subsequently confirmed in writing, to the effect that, as of such date, the exchange ratio provided for in the merger agreement was fair to Mid Penn from a financial point of view.

The full text of Sandler’s opinion is attached as Annex C to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Mid Penn common shareholders are urged to read the entire opinion carefully in connection with their consideration of the Mid Penn merger proposal.

Sandler’s opinion speaks only as of the date of the opinion. The opinion was directed to Mid Penn’s board of directors in connection with its consideration of the merger and is directed only to the fairness, from a financial point of view, of the exchange ratio to Mid Penn. Sandler’s opinion does not constitute a recommendation to any Mid Penn shareholder as to how such Mid Penn shareholder should vote at any meeting of shareholders called to consider and vote upon the Mid Penn merger proposal. It does not address the underlying business decision of Mid Penn to engage in the merger, the form or structure of the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for Mid Penn or the effect of any other transaction in which Mid Penn might engage. Sandler did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any Mid Penn or First Priority officers, directors, or employees, or class of such persons, if any, relative to the compensation to be received in the merger by any other shareholders. Sandler’s opinion was approved by Sandler’s fairness opinion committee.

In connection with rendering its opinion, Sandler reviewed and considered, among other things:

•	a draft of the merger agreement, dated January 14, 2018;

•	certain publicly available financial statements and other historical financial information of Mid Penn that Sandler deemed relevant;

•	certain publicly available financial statements and other historical financial information of First Priority that Sandler deemed relevant;

•	certain internal financial projections for Mid Penn for the years ending December 31, 2017 through December 31, 2021, as provided by the senior management of Mid Penn;

•	certain internal financial projections for First Priority for the years ending December 31, 2017 through December 31, 2021, as provided by the senior management of First Priority and confirmed with the senior management of Mid Penn;

•	the pro forma financial impact of the merger on Mid Penn based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as the redemption of First Priority’s outstanding preferred stock prior to closing of the merger, as provided by the senior management of Mid Penn;

•	the publicly reported historical price and trading activity for Mid Penn common stock and First Priority common stock, including a comparison of certain stock trading information for Mid Penn common stock and First Priority common stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded;

•	a comparison of certain financial information for Mid Penn and First Priority with similar institutions for which information is publicly available;

•	the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler considered relevant.

Sandler also discussed with certain members of the senior management of Mid Penn the business, financial condition, results of operations and prospects of Mid Penn and held similar discussions with the senior management of First Priority and its representatives regarding the business, financial condition, results of operations and prospects of First Priority.

In performing its review, Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to Sandler from public sources, that was provided to Sandler by Mid Penn, First Priority or their respective representatives, or that was otherwise reviewed by Sandler and Sandler assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler further relied on the assurances of the respective senior managements of Mid Penn and First Priority that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading in any material respect. Sandler was not asked to and did not undertake an independent verification of any of such information and Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Mid Penn or First Priority. Sandler rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Mid Penn or First Priority. Sandler did not make an independent evaluation of the adequacy of the allowance for loan losses of Mid Penn or First Priority, or the combined entity after the merger, and Sandler did not review any individual credit files relating to Mid Penn or First Priority. Sandler assumed, with Mid Penn’s consent, that the respective allowances for loan losses for both Mid Penn and First Priority were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler used certain internal financial projections for Mid Penn for the years ending December 31, 2017 through December 31, 2021, as provided by the senior management of Mid Penn. In addition, Sandler used certain internal financial projections for First Priority for the years ending December 31, 2017 through December 31, 2021, as provided by the senior management of First Priority and confirmed with the senior management of Mid Penn. Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as the redemption of First Priority’s outstanding preferred stock prior to closing of the merger, as provided by the senior management of Mid Penn. With respect to the foregoing information, the senior managements of Mid Penn and First Priority confirmed to Sandler that such information reflected the best currently available projections and estimates of the senior managements of Mid Penn and First Priority as to the future financial performance of Mid Penn and First Priority, respectively, and Sandler assumed that the financial results reflected in such information would be achieved. Sandler expressed no opinion as to such projections or estimates, or the assumptions on which they were based. Sandler also assumed that there had been no material change in Mid Penn’s or First Priority’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Sandler. Sandler assumed in all respects material to its analyses that Mid Penn and First Priority would remain as going concerns for all periods relevant to its analyses.

Sandler also assumed, with Mid Penn’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements required to effect the merger, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect that would be material to Sandler’s analysis on Mid Penn, First Priority or the merger, or any related transaction, (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the merger would qualify as a tax-free reorganization for federal income tax purposes. Finally, with Mid Penn’s consent, Sandler relied upon the advice that Mid Penn had received from its legal, accounting and tax advisors as to all legal, accounting and tax matters related to the merger and the other transactions contemplated by the merger agreement. Sandler expressed no opinion as to any such matters.

Sandler’s opinion was necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to Sandler as of, the date thereof. Events occurring after the date thereof could materially affect Sandler’s opinion. Sandler had not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof.

In performing its analyses, Sandler made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which were beyond the control of Sandler, Mid Penn and First Priority. Any estimates contained in the analyses performed by Sandler were not necessarily indicative of actual values or future results, which could be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the values of businesses or securities did not purport to be appraisals or to reflect the prices at which such businesses or securities could actually be sold. Accordingly, these analyses and estimates were inherently subject to substantial uncertainty. In addition, Sandler’s opinion was among several factors taken into consideration by the Mid Penn board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Mid Penn board of directors with respect to the fairness of the merger or the exchange ratio. The type and amount of consideration payable in the merger were determined through negotiation between Mid Penn and First Priority and the decision to enter into the merger agreement was solely that of the Mid Penn board of directors.

The following is a summary of the material financial analyses presented by Sandler to the Mid Penn board of directors in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by Sandler to the Mid Penn board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Sandler did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Sandler believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

Summary of Proposed Merger Consideration and Implied Transaction Metrics

Sandler reviewed the financial terms of the proposed merger. Subject to the provisions of the merger agreement, at the effective time, each share of First Priority common stock issued and outstanding immediately prior to the effective time will be converted into 0.3481 shares of Mid Penn common stock. Based upon Mid Penn’s January 12, 2017 closing common stock price of $37.50, a fixed exchange ratio equal to 0.3481, and 6,634,969 shares of First Priority common stock outstanding, Sandler calculated an implied transaction value per share of $13.05 and an aggregate implied transaction value of approximately $90.5 million. Sandler also calculated an implied transaction value per share of $11.86 and an aggregate implied transaction value of approximately $82.6 million based on Mid Penn’s volume weighted average price for Mid Penn common stock for the ten trading days ended January 12, 2017 of $34.08.

Sandler calculated the following implied transaction metrics:

	Closing Price¹	10-Day VWAP²
Price / Last Twelve Months Earnings Per Share ended September 30, 2017	32.6x	29.7x
Price / Estimated 2018 Earnings Per Share³	22.6x	20.5x
Price / September 30, 2017 Book Value Per Share	182%	166%
Price / September 30, 2017 Tangible Book Value Per Share	195%	177%
Price / September 30, 2017 Adjusted Tangible Book Value Per Share[4]	197%	179%
Core Deposit Premium[5]	11.1%	9.2%
1-Day Market Premium as of January 12, 2018	45.0%	31.8%

(1)	Based on Mid Penn’s closing common stock price of $37.50 on January 12, 2018
(2)	Based on Mid Penn’s volume-weighted average common stock price of $34.08 for the 10 trading days ended January 12, 2018
(3)	As provided by the senior management of First Priority
(4)	Adjusted tangible equity assumes a $0.6 million, or $0.08 per share, write-down of the deferred tax asset account
(5)	Core deposits equal to total deposits less jumbo CDs (greater than $100,000)

Stock Trading History

Sandler reviewed the historical publicly reported trading price of Mid Penn common stock for the one-year period ended January 12, 2018 and for the three-year period ended January 12, 2018. Sandler also reviewed the historical publicly reported trading price of First Priority common stock for the one-year period ended January 12, 2018 and for the period between March 12, 2015, the day on which First Priority common stock commenced quotation on the OTCQX®, and January 12, 2018. Sandler then compared the relationship between the movements in the prices of Mid Penn common stock and First Priority common stock to the movements in their respective peer groups (as described below) as well as certain stock indices.

Mid Penn’s One-Year Stock Performance

	Beginning Value January 12, 2017	Ending Value January 12, 2018
Mid Penn	100%	154.0%
MPB Peer Group	100%	111.3%
SNL U.S. Bank and Thrift Index	100%	121.5%
S&P 500 Index	100%	122.7%

Mid Penn’s Three-Year Stock Performance

	Beginning Value January 12, 2015	Ending Value January 12, 2018
Mid Penn	100%	244.3%
MPB Peer Group	100%	148.3%
SNL U.S. Bank and Thrift Index	100%	159.4%
S&P 500 Index	100%	137.4%

First Priority’s One-Year Stock Performance

	Beginning Value January 12, 2017	Ending Value January 12, 2018
First Priority	100%	135.5%
FPBK Peer Group	100%	118.7%
SNL U.S. Bank and Thrift Index	100%	121.5%
S&P 500 Index	100%	122.7%

First Priority’s Stock Performance Since First OTCQX Quotation (March 12, 2015)

	Beginning Value March 12, 2015	Ending Value January 12, 2018
First Priority	100%	180.0%
FPBK Peer Group	100%	133.9%
SNL U.S. Bank and Thrift Index	100%	152.0%
S&P 500 Index	100%	135.7%

Mid Penn Comparable Company Analysis

Using publicly available information, Sandler compared selected financial information for Mid Penn with a group of financial institutions selected by Sandler. The Mid Penn peer group consisted of banks and thrifts headquartered in Pennsylvania with total assets between $750 million and $3 billion, whose securities are publicly traded on the NYSE or NASDAQ Stock Market (the “MPB Peer Group”). Targets of announced merger transactions were excluded from the MPB Peer Group. The MPB Peer Group included the following companies:

ACNB Corporation	Fidelity D & D Bancorp, Inc.
AmeriServ Financial, Inc.	Malvern Bancorp, Inc.
CB Financial Services, Inc.	Meridian Bank
Citizens & Northern Corporation	Norwood Financial Corp.
CNB Financial Corporation	Orrstown Financial Services, Inc.
Codorus Valley Bancorp, Inc.	Penns Woods Bancorp, Inc.
DNB Financial Corporation	Peoples Financial Services Corp.

Emclaire Financial Corp	Prudential Bancorp, Inc.
ESSA Bancorp, Inc.	Republic First Bancorp, Inc.

The analysis compared publicly available financial information for Mid Penn with the corresponding data for the MPB Peer Group as of or for the twelve months ended September 30, 2017, with pricing data as of January 12, 2018. The table below sets forth the data for Mid Penn (referred to as “MPB” in the table below) and the median, mean, high and low data for the MPB Peer Group:

	MPB	MPB Peer Group Median	MPB Peer Group Mean	MPB Peer Group High	MPB Peer Group Low
Total Assets ($ in millions)	1,153	1,215	1,385	2,745	774
Loans / Deposits (%)	85.5	93.4	92.0	109.5	58.1
Non-Performing Assets¹ / Total assets (%)	0.74	0.77	0.85	1.86	0.31
Tangible Common Equity/Tangible Assets (%)	6.37	9.43	9.39	14.49	6.41
Tier 1 Leverage Ratio	6.76	9.49	10.05	14.81	7.82
Total RBC Ratio	10.69	14.09	15.13	24.83	11.93
CRE / Total RBC Ratio (%)	333.8	198.1	205.9	357.5	82.9
LTM Return on Average Assets (%)	0.81	0.82	0.75	1.27	0.35
LTM Return on Average Equity (%)	11.76	8.09	7.34	11.01	2.16
LTM Net Interest Margin (%)	3.78	3.57	3.44	3.87	2.72
LTM Efficiency Ratio (%)	69.1	63.5	67.9	89.3	56.2
Price/Tangible Book Value (%)	218	162	162	228	87
Price/LTM Earnings Per Share (x)	18.4	18.9	23.7	62.9	14.5
Price/2017 Est. Earnings Per Share² (x)	—	22.0	26.2	58.7	15.7
Price/2018 Est. Earnings Per Share² (x)	—	15.7	17.9	33.8	12.7
Current Dividend Yield (%)	1.4	2.2	2.0	4.3	0.0
LTM Dividend Ratio (%)	29.9	38.9	36.8	80.6	0.0
Market Value ($ in millions)	230	196	217	502	74

Note: Regulatory data as of December 31, 2016 used if SEC data not available

(1)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases and real estate owned
(2)	Based on S&P Capital IQ median earnings per share estimate

First Priority Comparable Company Analysis

Using publicly available information, Sandler compared selected financial information for First Priority with a group of financial institutions selected by Sandler (“the FPBK Peer Group”). The FPBK Peer Group consisted of banks and thrifts headquartered in the Mid-Atlantic Region with total assets between $500 million and $750 million whose securities are publicly traded. Targets of announced merger transactions, non-stock institutions and unprofitable institutions over the last twelve months were excluded from the FPBK Peer Group. The FPBK Peer Group included the following companies:

1st Colonial Bancorp, Inc.	Elmira Savings Bank
American Bank Incorporated	Honat Bancorp, Inc.
Berkshire Bancorp Inc.	Jonestown Bank and Trust Co.
Calvin B. Taylor Bankshares, Inc.	Juniata Valley Financial Corp.
CCFNB Bancorp, Inc.	MSB Financial Corp.
Centric Financial Corporation	Northumberland Bancorp
Country Bank Holding Company, Inc.	Riverview Financial Corporation

Delmar Bancorp	Steuben Trust Corporation
Dimeco, Inc.

The analysis compared publicly available financial information for First Priority with the corresponding data for the FPBK Peer Group as of or for the twelve months ended September 30, 2017, unless otherwise noted, with pricing data as of January 12, 2018. The table below sets forth the data for First Priority (referred to as “FPBK” in the table below) and the median, mean, high and low data for the FPBK Peer Group:

	FPBK	FPBK Peer Group Median	FPBK Peer Group Mean	FPBK Peer Group High	FPBK Peer Group Low
Total Assets ($ in millions)	612	567	594	740	512
Loans / Deposits (%)	99.5	90.9	89.4	117.4	63.2
Non-Performing Assets¹ / Total assets (%)	0.37	0.75	1.12	2.95	0.20
Tangible Common Equity/Tangible Assets (%)	7.25	9.42	10.55	16.61	7.20
Tier 1 Leverage Ratio	8.13	10.20	10.74	15.90	7.09
Total RBC Ratio	12.51	13.72	16.45	28.77	10.75
CRE / Total RBC Ratio (%)	203.0	148.4	197.4	402.6	40.8
LTM Return on Average Assets (%)	0.52	0.84	0.86	1.28	0.08
LTM Return on Average Equity (%)	6.11	8.64	8.10	12.34	0.94
LTM Net Interest Margin (%)	3.28	3.44	3.48	3.98	2.93
LTM Efficiency Ratio (%)	74.9	64.7	65.4	82.9	52.4
Price/Tangible Book Value (%)	134	129	131	175	87
Price/LTM Earnings Per Share (x)	22.5	15.2	21.8	90.0	12.6
Current Dividend Yield (%)	0.0	2.8	2.5	7.0	0.0
LTM Dividend Ratio (%)	0.0	37.4	58.3	366.7	0.0
Market Value ($ in millions)	59	72	86	188	39

Note: Bank level regulatory data as of September 30, 2017 used when consolidated financial information not available

Note: Current common and/or average diluted shares outstanding not available for BERK, CYHC and DBCP

Note: Total Assets and Loans/Deposits as of June 30, 2017 for CYHC

(1)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases and real estate owned

Selected Transactions Analysis

Sandler reviewed two groups of recent merger and acquisition transactions consisting of a national group as well as a regional group. The national group consisted of nationwide bank and thrift transactions announced between January 1, 2017 and January 12, 2018 with disclosed deal values, target total assets between $450 million and $750 million, and target return on average assets over the last twelve months greater than zero (the “Nationwide Precedent Transactions”). The regional group consisted of bank and thrift transactions announced between January 1, 2016 and January 12, 2018 with targets headquartered in Pennsylvania, New Jersey, West Virginia or Maryland, and with target total assets between $250 million and $950 million (the “Regional Precedent Transactions”).

The Nationwide Precedent Transactions group was composed of the following transactions:

Acquiror:	Target:
First Foundation Inc.	PBB Bancorp
First Mid-Illinois Bancshares	First BancTrust Corp.
FCB Financial Holdings Inc.	Floridian Community Holdings Inc.
WesBanco Inc.	First Sentry Bancshares Inc.

Acquiror:	Target:
First Federal Bancorp MHC	Coastal Banking Co.
Old Line Bancshares Inc.	Bay Bancorp Inc.
Susser Bank Holdings LLC	BancAffiliated Inc.
Commerce Union Bancshares Inc.	Community First Inc.
Home Bancorp Inc.	Saint Martin Bancshares Inc.
National Commerce Corp.	FirstAtlantic Financial Holdings Inc.
Veritex Holdings Inc.	Liberty Bancshares Inc.
Heritage Financial Corp.	Puget Sound Bancorp Inc.
United Community Banks Inc.	Four Oaks Fincorp Inc.
Glacier Bancorp Inc.	Columbine Capital Corp.
SmartFinancial Inc.	Capstone Bancshares Inc.
Riverview Financial Corp.	CBT Financial Corp.
Washington Federal Inc.	Anchor Bancorp
First Busey Corp.	Mid Illinois Bancorp Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to tangible book value per share, core deposit premium, and 1-day market premium. Sandler compared the indicated transaction metrics for the merger based on Mid Penn’s closing common stock price on January 12, 2018 as well as based on Mid Penn’s volume-weighted average stock price for the 10 day trading period ending January 12, 2018 to the median, mean, high and low metrics of the Nationwide Precedent Transactions group.

	MPB/FPBK¹		10-Day VWAP MPB/FPBK²		Median Nationwide Precedent Transactions	Mean Nationwide Precedent Transactions	High Nationwide Precedent Transactions	Low Nationwide Precedent Transactions
Transaction Price/ LTM Earnings Per Share (x)	32.6		29.7		19.4	21.2	39.3	9.6
Transaction Price/ Tangible Book Value Per Share (%)	195/197	³	177/179	³	185	179	233	99
Core Deposit Premium (%)[4]	11.1		9.2		11.7	12.2	28.3	2.8
1-Day Market Premium (%)[5]	45.0		31.8		44.2	38.9	76.5	2.6

(1)	Based on Mid Penn’s closing stock price of $37.50 on January 12, 2018
(2)	Based on Mid Penn’s volume-weighted average stock price of $34.08 for the 10-day trading period ended January 12, 2018
(3)	Adjusted tangible equity assumes a $0.6 million, or $0.08 per share, write-down of the deferred tax asset account
(4)	Core deposits equal to total deposits less jumbo CDs (greater than $100,000)
(5)	As of January 12, 2018

The Regional Precedent Transactions group was composed of the following transactions:

Acquiror:	Target:
CB Financial Services Inc.	First WV Bancorp Inc.
WesBanco Inc.	First Sentry Bancshares Inc.
Old Line Bancshares Inc.	Bay Bancorp Inc.
Riverview Financial Corp.	CBT Financial Corp.
Sussex Bancorp	Community Bank of Bergen County
Mid Penn Bancorp Inc.	Scottdale Bank & Trust Company
Old Line Bancshares Inc.	DCB Bancshares Inc.

Acquiror:	Target:
Bryn Mawr Bank Corp.	Royal Bancshares of PA
ACNB Corp.	New Windsor Bancorp Inc.
Standard Financial Corp	Allegheny Valley Bancorp Inc.
Summit Financial Group Inc.	First Century Bankshares Inc.
Revere Bank	Monument Bank
DNB Financial Corp.	East River Bank
Lakeland Bancorp	Harmony Bank

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to tangible book value per share, core deposit premium, and 1-day market premium. Sandler compared the indicated transaction metrics for the merger based on Mid Penn’s closing common stock price on January 12, 2018 as well as based on Mid Penn’s volume-weighted average stock price for the 10 day trading period ending January 12, 2018 to the median, mean, high and low metrics of the Regional Precedent Transactions group.

	MPB/FPBK¹		10-Day VWAP MPB/FPBK²		Median Regional Precedent Transactions	Mean Regional Precedent Transactions	High Regional Precedent Transactions	Low Regional Precedent Transactions
Transaction Price/ LTM Earnings Per Share (x)	32.6		29.7		20.5	21.4	13.5	39.3
Transaction Price/ Tangible Book Value Per Share (%)	195/197	³	177/179	³	157	156	241	105
Core Deposit Premium (%)[4]	11.1		9.2		6.6	7.0	14.5	0.7
1-Day Market Premium (%)[5]	45.0		31.8		42.0	52.5	153.5	7.4

(1)	Based on Mid Penn’s closing stock price of $37.50 on January 12, 2018
(2)	Based on Mid Penn’s volume-weighted average stock price of $34.08 for the 10-day trading period ended January 12, 2018
(3)	Adjusted tangible equity assumes a $0.6 million, or $0.08 per share, write-down of the deferred tax asset account
(4)	Core deposits equal to total deposits less jumbo CDs (greater than $100,000)
(5)	As of January 12, 2018

Net Present Value Analyses

Sandler performed an analysis that estimated the net present value per share of Mid Penn common stock, assuming Mid Penn performed in accordance with internal financial projections for the years ending December 31, 2017 through December 31, 2021, as provided by the senior management of Mid Penn. To approximate the terminal value of a share of Mid Penn common stock at December 31, 2021, Sandler applied price to 2021 earnings multiples ranging from 13.0x to 18.0x and multiples of December 31, 2021 tangible book value ranging from 135% to 210%. The terminal values were then discounted to present values using different discount rates ranging from 11.0% to 15.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Mid Penn common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Mid Penn common stock of $24.58 to $38.17 when applying multiples of earnings and $21.93 to $37.72 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x
11.00%	$28.39	$30.35	$32.30	$34.26	$36.22	$38.17
12.00%	$27.37	$29.26	$31.14	$33.02	$34.90	$36.79
13.00%	$26.40	$28.21	$30.03	$31.84	$33.65	$35.46
14.00%	$25.47	$27.22	$28.96	$30.71	$32.46	$34.20
15.00%	$24.58	$26.27	$27.95	$29.63	$31.31	$33.00

Tangible Book Value Multiples

Discount Rate	135%	150%	165%	180%	195%	210%
11.00%	$25.31	$27.79	$30.27	$32.75	$35.23	$37.72
12.00%	$24.40	$26.79	$29.18	$31.57	$33.96	$36.35
13.00%	$23.54	$25.84	$28.14	$30.44	$32.74	$35.04
14.00%	$22.72	$24.93	$27.15	$29.36	$31.58	$33.80
15.00%	$21.93	$24.06	$26.20	$28.33	$30.47	$32.60

Sandler also considered and discussed with the Mid Penn board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler performed a similar analysis, assuming Mid Penn’s net income varied from 10% above projections to 10% below projections. This analysis resulted in the following range of per share values for Mid Penn common stock, applying the price to 2021 earnings multiples range of 13.0x to 18.0x referred to above and a discount rate of 13.17%.

Earnings Per Share Multiples

Annual Estimated Variance	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x
(10.0%)	$23.90	$25.52	$27.14	$28.76	$30.38	$32.00
(5.0%)	$25.07	$26.78	$28.49	$30.20	$31.91	$33.62
0.00%	$26.24	$28.04	$29.84	$31.64	$33.44	$35.25
5.00%	$27.41	$29.30	$31.19	$33.08	$34.98	$36.87
10.00%	$28.58	$30.56	$32.54	$34.53	$36.51	$38.49

Sandler also performed two analyses that estimated the net present value per share of First Priority common stock under various circumstances. The first analysis assumed First Priority performed in accordance with internal financial projections for the years ending December 31, 2017 through December 31, 2021, as provided by the senior management of First Priority and confirmed with the senior management of Mid Penn (“FPBK Stand Alone NPV Analysis”). Sandler used the same assumptions as the FPBK Stand Alone NPV Analysis for the second net present value analysis, but also included assumptions related to after-tax net cost savings, as provided by the senior management of Mid Penn (“FPBK Adjusted NPV Analysis”).

For both the FPBK Stand Alone NPV Analysis and FPBK Adjusted NPV Analysis, to approximate the terminal value of a share of First Priority common stock at December 31, 2021, Sandler applied price to 2021 earnings multiples ranging from 11.0x to 16.0x and multiples of December 31, 2021 tangible book value ranging from 115% to 165%. The terminal values were then discounted to present values using different discount rates ranging from 11.0% to 15.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of First Priority common stock. As illustrated in the following tables, the FPBK Stand Alone NPV Analysis indicated an imputed range of values per share of First Priority common stock of $5.53 to $9.35 when applying multiples of earnings and the FPBK Adjusted NPV Analysis indicated an imputed range of values per share of First Priority common stock of $9.66 to $16.56 when applying multiples of earnings. In addition, as illustrated in the following tables, the FPBK Stand Alone NPV Analysis indicated an imputed range of values per share of First Priority common stock of $6.21 to $10.36 when applying multiples of tangible book value and the FPBK Adjusted NPV Analysis indicated an imputed range of values per share of First Priority common stock of $7.06 to $12.01 when applying multiples of tangible book value.

Earnings Per Share Multiples (FPBK Stand Alone NPV Analysis)

Discount Rate	11.0x	12.0x	13.0x	14.0x	15.0x	16.0x
11.00%	$6.43	$7.01	$7.60	$8.18	$8.77	$9.35
12.00%	$6.19	$6.75	$7.31	$7.88	$8.44	$9.00
13.00%	$5.96	$6.50	$7.04	$7.58	$8.13	$8.67
14.00%	$5.74	$6.26	$6.78	$7.31	$7.83	$8.35
15.00%	$5.53	$6.03	$6.54	$7.04	$7.54	$8.05

Earnings Per Share Multiples (FPBK Adjusted NPV Analysis)

Discount Rate	11.0x	12.0x	13.0x	14.0x	15.0x	16.0x
11.00%	$11.27	$12.33	$13.39	$14.44	$15.50	$16.56
12.00%	$10.84	$11.86	$12.88	$13.89	$14.91	$15.93
13.00%	$10.43	$11.41	$12.39	$13.37	$14.35	$15.33
14.00%	$10.03	$10.98	$11.92	$12.87	$13.81	$14.76
15.00%	$9.66	$10.57	$11.48	$12.39	$13.30	$14.21

Tangible Book Value Multiples (FPBK Stand Alone NPV Analysis)

Discount Rate	115%	125%	135%	145%	155%	165%
11.00%	$7.22	$7.85	$8.48	$9.11	$9.74	$10.36
12.00%	$6.95	$7.56	$8.16	$8.77	$9.37	$9.98
13.00%	$6.70	$7.28	$7.86	$8.44	$9.02	$9.61
14.00%	$6.45	$7.01	$7.57	$8.13	$8.69	$9.25
15.00%	$6.21	$6.75	$7.30	$7.84	$8.38	$8.92

Tangible Book Value Multiples (FPBK Adjusted NPV Analysis)

Discount Rate	115%	125%	135%	145%	155%	165%
11.00%	$8.26	$9.01	$9.76	$10.51	$11.26	$12.01
12.00%	$7.94	$8.66	$9.38	$10.11	$10.83	$11.55
13.00%	$7.63	$8.33	$9.02	$9.72	$10.42	$11.11
14.00%	$7.34	$8.01	$8.68	$9.35	$10.02	$10.69
15.00%	$7.06	$7.71	$8.36	$9.00	$9.65	$10.29

Sandler also considered and discussed with the Mid Penn board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler performed a similar analysis assuming First Priority’s net income varied from 10% above projections to 10% below projections for both the FPBK Stand Alone NPV Analysis and FPBK Adjusted NPV Analysis. These analyses resulted in the following ranges of per share values for First Priority common stock, applying the price to 2021 earnings multiples range of 11.0x to 16.0x referred to above and a discount rate of 13.17% in each case.

Earnings Per Share Multiples (FPBK Stand Alone NPV Analysis)

Annual Estimated Variance	11.0x	12.0x	13.0x	14.0x	15.0x	16.0x
(10.0%)	$5.33	$5.81	$6.30	$6.78	$7.27	$7.75
(5.0%)	$5.63	$6.14	$6.65	$7.16	$7.67	$8.18
0.00%	$5.92	$6.46	$7.00	$7.54	$8.07	$8.61
5.00%	$6.22	$6.78	$7.35	$7.91	$8.48	$9.04
10.00%	$6.51	$7.11	$7.70	$8.29	$8.88	$9.47

Earnings Per Share Multiples (FPBK Adjusted NPV Analysis)

Annual Estimated Variance	11.0x	12.0x	13.0x	14.0x	15.0x	16.0x
(10.0%)	$9.77	$10.69	$11.61	$12.53	$13.45	$14.37
(5.0%)	$10.06	$11.01	$11.96	$12.90	$13.85	$14.80
0.00%	$10.36	$11.33	$12.31	$13.28	$14.26	$15.23
5.00%	$10.65	$11.66	$12.66	$13.66	$14.66	$15.66
10.00%	$10.95	$11.98	$13.01	$14.04	$15.06	$16.09

In connection with its analyses, Sandler considered and discussed with the Mid Penn board of directors how the present value analyses would be affected by changes in the underlying assumptions. Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis

Sandler analyzed certain potential pro forma effects of the merger on Mid Penn assuming the merger closes at the end of the third calendar quarter of 2018. Sandler utilized the following information and assumptions: (i) certain internal financial projections for Mid Penn for the years ending December 31, 2017 through December 31, 2021, as provided by the senior management of Mid Penn, (ii) certain internal financial projections for First Priority for the years ending December 31, 2017 through December 31, 2021, as provided by the senior management of First

Priority and confirmed with the senior management of Mid Penn, and (iii) certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as the redemption of First Priority’s outstanding preferred stock prior to closing of the merger, as provided by the senior management of Mid Penn. The analysis indicated that the merger could be accretive to Mid Penn’s earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2018, December 31, 2019, December 31, 2020, and December 31, 2021 and dilutive to Mid Penn’s estimated tangible book value per share at close.

In connection with this analysis, Sandler considered and discussed with the Mid Penn board of directors how the analysis would be affected by changes in the underlying assumptions and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler’s Relationship

Sandler acted as Mid Penn’s financial advisor in connection with the merger and will receive a fee for its services in an amount equal to $650,000, a significant portion of which is contingent upon consummation of the merger. Sandler received $195,000 of the transaction fee upon the signing of the merger agreement and a $150,000 fee upon rendering its fairness opinion to the Mid Penn board of directors, both of which amounts will be credited in full towards the portion of the transaction fee that will become payable to Sandler on the day of closing of the merger. Mid Penn has also agreed to indemnify Sandler against certain claims and liabilities arising out of Sandler’s engagement and to reimburse Sandler for certain of its out-of-pocket expenses incurred in connection with Sandler’s engagement.

In the two years preceding the date of its opinion, Sandler provided certain other investment banking services to, and received fees from, Mid Penn. Most recently, Sandler acted as financial advisor to Mid Penn in connection with Mid Penn’s acquisition of Scottdale Bank & Trust Company, which transaction closed in January 2018. Sandler did not provide any investment banking services to First Priority in the two years preceding the date of its opinion. In the ordinary course of business as a broker-dealer, Sandler may purchase securities from and sell securities to Mid Penn, First Priority and their respective affiliates. Sandler may also actively trade the equity and debt securities of Mid Penn, First Priority and their respective affiliates for its own account and for the accounts of its customers.

Board of Directors and Management of Mid Penn Following Completion of the Merger

Following completion of the merger, the then current directors and executive officers of Mid Penn and Mid Penn Bank will continue to serve in their existing capacity at that time. Additionally, at the effective time of the merger, the boards of directors of Mid Penn and Mid Penn Bank will be increased by four (4) directors and David E. Sparks, Chairman and Chief Executive Officer of First Priority, and three (3) of the other current directors of First Priority selected by the board of directors of First Priority, with the approval of Mid Penn’s board of directors, will be added to the boards of directors of Mid Penn and Mid Penn Bank. Additionally, Mr. Sparks will be appointed as Chief Strategic Advisor to the Chief Executive Officer of Mid Penn Bancorp, Inc. and Mid Penn Bank, and Market President of First Priority Bank, a Division of Mid Penn Bank.

First Priority Shareholders Have Dissenters’ Rights in the Merger

Dissenters’ rights are statutory rights that enable shareholders who object to extraordinary transactions, such as mergers, to demand that the corporation pay such shareholders the fair value of their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Dissenters’ rights are not available in all circumstances and exceptions to those rights are set forth in the Pennsylvania Business Corporation Law (“PBCL”). The term “fair value” in this instance means the value of a share of First Priority’s common stock immediately before the day of the merger, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the merger.

First Priority shareholders are entitled to dissenters’ rights in connection with the merger.

Set forth below is a summary of the terms under the PBCL, describing the steps that must be taken in order to exercise dissenting shareholder rights. Any First Priority shareholder considering exercising the shareholder’s right to dissent from the proposed action and receive the fair value of his shares should read both this summary and the full text of the law, which is attached hereto as Annex D. Written notices or demands that are required concerning the exercise of dissenters’ rights should be sent to First Priority Financial Corp., 2 West Liberty Boulevard, Suite 104, Malvern, Pennsylvania 19355, Attention: Corporate Secretary or at such other address as may be indicated in subsequent instructions related to the exercise of such rights.

Any First Priority shareholder who wishes to dissent and exercise rights to an appraisal must:

•	file a written notice of intention to demand payment of the fair value of his or her shares (if the merger is completed), prior to the vote of shareholders on the merger at the special meeting;

•	make no change in the shareholder’s beneficial ownership of stock from the date of the written notice through the day of the merger; and

•	not vote his or her stock for approval of the merger.

Voting in favor of the merger constitutes a waiver of dissenters’ rights of appraisal. Further, neither a proxy marked against approval of the merger nor a vote at the special meeting against approval of the merger satisfies the necessary written notice of intention to dissent. A separate written notice must be filed with First Priority prior to the vote of shareholders on the merger, as described above.

If the merger is approved by the required vote of shareholders, First Priority will mail a notice to all dissenters who gave due notice of intention to demand payment of fair value and who did not vote for approval of the plan of merger. The notice will state where and when the dissenting shareholder must deliver a written demand for payment and where certificates for stock should be deposited in order to obtain payment. The notice will include a form for demanding payment and a copy of the law. The time set for receipt of the demand for payment and deposit of stock certificates will be not less than 30 days from the date of mailing of the notice.

Any dissenting First Priority shareholder who wishes to exercise appraisal rights must take each step in the indicated order and in strict compliance with the statute to preserve dissenters’ rights. Any such shareholder who fails to follow the steps will lose his or her right to dissent and will, instead, receive the merger consideration.

Promptly after the merger, Mid Penn will send dissenters, who have timely filed the demand for payment and deposited their stock certificates, the amount that Mid Penn estimates to be the fair value of the stock. The remittance or notice will be accompanied by:

•	a closing balance sheet and statement of income of First Priority for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements;

•	a statement of Mid Penn’s estimate of the fair value of First Priority common stock; and

•	a notice of the right of the dissenter to demand supplemental payment, accompanied by a copy of the law.

If a dissenting shareholder believes that the amount stated or remitted by Mid Penn is less than the fair value of the stock, the dissenter may send an estimate of the fair value of the stock to Mid Penn. If Mid Penn remits payment of the estimated value of a dissenter’s stock and the dissenter does not file his or her own estimate within 30 days after Mid Penn mailed its remittance, the dissenter will be entitled to no more than the amount remitted by Mid Penn.

If any demands for payment remain unsettled within 60 days after the latest to occur of: (1) the merger, (2) the timely receipt of any shareholder demands for payment, or (3) the timely receipt of any estimates by dissenters of the fair value, then Mid Penn may file an application in the Court of Common Pleas of Dauphin County requesting that the court determine the fair value of the stock. If this happens, all dissenters, no matter where they reside, whose demands have not been settled, shall be made parties to the proceeding. In addition, a copy of the application will be delivered to each dissenter.

If Mid Penn fails to file the application, then any dissenter, on behalf of all dissenters who have made a demand and who have not settled their claim may file an application in the name of First Priority at any time within the 30-day period after the expiration of the 60-day period and request that the Dauphin County Court determine the fair value of the shares. The fair value determined by the court may, but need not, equal the dissenters’ estimates of fair value. If no dissenter files an application, then each dissenter entitled to do so shall be paid Mid Penn’s estimate of the fair value of the common stock and no more, and may bring an action to recover any amount not previously remitted, plus interest at a rate the court finds fair and equitable.

The costs and expenses of any valuation proceedings in court, including the reasonable compensation and expenses of any appraiser appointed by the court to recommend a decision on the issue of fair value, will be determined by the court and assessed against First Priority except that any part of the costs and expenses may be apportioned and assessed by the court against all or any of the dissenters who are parties and whose action in demanding supplemental payment the court finds to be arbitrary, vexatious or in bad faith. In addition, dissenting shareholders generally will be responsible for their own costs and expenses, including, without limitation, the fees and expenses of their own legal counsel and experts.

Regulatory Approvals Required for the Merger

The merger is subject to the approval of the FRB under the Bank Holding Company Act of 1956, as amended (the “BHC Act”) and the PDB under the Pennsylvania Banking Code (the “Banking Code”).

In reviewing Mid Penn’s application for approval of the merger under the BHC Act, the FRB must consider, among other factors, the competitive effect of the merger, the managerial and financial resources and future prospects of Mid Penn, the effect of the merger on the convenience and needs of the communities to be served, including the records of performance of the subsidiary banks of the merging companies in meeting the credit needs of the communities under the Community Reinvestment Act, the effectiveness of Mid Penn in combating money laundering activities, and the extent to which the merger would result in greater or more concentrated risks to the stability of the United States banking or financial system. Applicable regulations require publication of notice of the application and an opportunity for the public to comment on the application in writing and to request a hearing. The FRB may waive the application requirement under certain conditions.

The bank merger of First Priority Bank with and into Mid Penn Bank is also subject to approval by the FDIC under the federal Bank Merger Act and by the PDB under the Banking Code. In general, the factors considered by the FDIC and the PDB to approve the bank merger are similar to the factors described above relating to the merger.

As of the date of this document, waivers and approvals have been received from the FRB, FDIC and PDB. Such waivers and approvals are subject to expiration, revocation or modification by the issuing regulatory authority. The merger will not proceed in the absence of regulatory approvals.

The parties are not aware of any other governmental approvals or actions that may be required to consummate the merger. If any other approval or action is required, it is contemplated that such approval or action would be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

INTERESTS OF FIRST PRIORITY’S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

In considering the recommendation of the First Priority board of directors that you vote to approve the merger agreement, First Priority shareholders should be aware that First Priority’s directors and executive officers have interests in the merger that are different from, or in addition to, those of First Priority shareholders generally. The First Priority board was aware of and considered those interests, among other matters, in reaching its decisions to (1) approve and adopt the merger agreement and the transactions contemplated thereby and (2) resolve to recommend the approval of the merger agreement to First Priority shareholders. First Priority’s shareholders should take these interests into account in deciding whether to vote “FOR” the proposal to approve the merger agreement. These interests are described in more detail below, and certain of them are quantified in the narrative below and the table below.

Share Ownership

As of [●], 2018, First Priority’s executive officers and directors and their affiliates own [●] shares, representing [●]% of outstanding shares, of First Priority common stock and [●] shares of Mid Penn common stock.

First Priority Stock Options

Under the terms of the merger agreement and the respective equity-based compensation plan and award agreements, at the effective time of the merger, all outstanding First Priority stock options that have not yet vested will be converted automatically into the right to receive cash equal to the product of (i) the total number of shares of First Priority common stock that were issuable upon exercise of the option and (ii) $11.07 less the per share exercise price of the First Priority option, without interest.

As of [●], 2018, the record date for First Priority’s special meeting, First Priority’s executive officers and directors (as a group) held unvested options to acquire an aggregate of [●] shares of First Priority common stock. Assuming the merger occurs on [●], 2018, First Priority’s executive officers and directors will hold unvested options to purchase [●] shares of First Priority common stock that will automatically be converted into the right to receive the above described cash payment.

Indemnification and Insurance

The merger agreement provides that for a period of six years after the effective time, Mid Penn will indemnify and hold harmless all present and former directors, officers and employees of First Priority and its subsidiaries against all costs and liabilities arising out of the fact that such person is or was a director, officer, or employee of First Priority or any of its subsidiaries and pertaining to matters, actions, or omissions existing or occurring at or prior to the effective time, to the fullest extent permitted by applicable law, and will also advance expenses to such persons to the fullest extent permitted by applicable law; however, if required, such person provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

Subject to certain limitations, the merger agreement also requires Mid Penn to maintain, for a period of six years after the completion of the merger, First Priority’s existing directors’ and officers’ liability insurance policy, or policies with a substantially comparable insurer of at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the insured, with respect to claims arising from facts or events that occurred at or prior to the completion of the merger. For additional information see the section entitled “The Merger Agreement—Indemnification and Insurance” beginning on page [●] of this proxy statement/prospectus.

Appointment to Boards of Directors of Mid Penn and Mid Penn Bank

Effective at the closing of the merger, David E. Sparks, current Chairman and Chief Executive Officer of First Priority, and three (3) other members of the board of directors of First Priority will be appointed to the boards of directors of Mid Penn and Mid Penn Bank. The payment of compensation to such individuals will be in accordance with the policies of Mid Penn and Mid Penn Bank. Currently, each non-employee director (other than the Chairman and Vice-Chairman) receives: an annual retainer of $30,000, and between $500 and $600 for each committee meeting attended, depending on the committee.

Appointment of David E. Sparks as Chief Strategic Advisor and Market President

Effective at the closing of the merger, David E. Sparks will be appointed as Chief Strategic Advisor to the Chief Executive Officer of Mid Penn and Mid Penn Bank, and Market President of First Priority Bank, a Division of Mid Penn Bank. In such capacity, Mr. Sparks will receive an annual base salary at his current rate of $310,000 per year (subject to normal annual adjustments), as well as reimbursement for the cost of a leased car, country club dues and life insurance premiums, each on the same terms as he currently enjoys as Chief Executive Officer of First Priority. So long as Mr. Sparks is employed by Mid Penn Bank, he will not receive compensation for his service on the boards of directors of Mid Penn and Mid Penn Bank. Upon Mr. Sparks’ retirement as a full-time employee of Mid Penn Bank, Mid Penn Bank may retain his services as a non-employee consultant (up to 60% of his full-time schedule) at an hourly rate of not less than $200 per hour. If Mid Penn Bank notifies Mr. Sparks of its intention not to retain him as a non-employee consultant, or offers to retain him at less than 60% of his full-time schedule and Mr. Sparks declines such role, then Mid Penn shall pay Mr. Sparks an amount equal to his then current annual base salary in a lump sum payment within twenty (20) days of his termination of employment.

Existing Employment Agreement of Steven A. Ehrlich

First Priority is a party to an employment agreement with Steven A. Ehrlich, President of First Priority and President and Chief Executive Officer of First Priority Bank. Mr. Ehrlich is also a director of both First Priority and First Priority Bank. The agreement has a term of three years that is automatically renewed on each anniversary date of the agreement for an additional year unless either party gives notice to the other of non-renewal at least 60 days prior to such anniversary date.

If First Priority were to terminate Mr. Ehrlich’s employment without cause, or if Mr. Ehrlich were to terminate his employment for “good reason”, as defined, including but not limited to, a change in control of First Priority, he will be entitled to receive post termination benefits as follows: an amount equal to three (3) times the sum of (i) the highest salary paid to him in the year of termination or prior two calendar years; (ii) the highest bonus paid to him in one of the three calendar years prior to termination; and (iii) an adjustment for benefits. In addition, First Priority is required to reimburse Mr. Ehrlich for any excise tax liability incurred pursuant to Section 280G and 4999 of the Internal Revenue Code and for any additional taxes incurred as a result of such reimbursement. Mr. Ehrlich’s current annual base salary is $236,000.

First Priority Bank Severance Plan

First Priority Bank adopted a Severance Plan on December 13, 2013, in which all of its executive officers other than Mr. Ehrlich participates. Under the Severance Plan, each executive is entitled to receive a severance benefit equal to his or her continued base salary for a period of between six and eighteen months in the event that the executive’s employment is terminated within one year following a “change in control” as a result of a work force reduction or job elimination, as well as the continuation of First Priority’s portion of the cost of medical insurance provided under First Priority’s group medical insurance plan for the duration of the severance payment period.

Under the merger agreement, if Mid Penn requests, First Priority shall, or shall cause First Priority Bank to, terminate the Severance Plan prior to the merger. In such event, Mid Penn has agreed to pay plan participants the amounts to which he or she would have been entitled under the Severance Plan if such individual’s employment is terminated within twelve (12) months following the merger.

THE MERGER AGREEMENT

The following describes certain aspects of the merger, including material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference in this joint proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing this merger.

Terms of the Merger

Each of the First Priority board of directors and the Mid Penn board of directors has unanimously adopted the agreement and plan of merger, which provides for the merger of First Priority with and into Mid Penn. Mid Penn will be the surviving entity in the corporate merger. Each share of Mid Penn common stock issued and outstanding immediately prior to completion of the merger will remain issued and outstanding as one share of common stock of Mid Penn. Each share of First Priority common stock issued and outstanding at the effective time of the merger (with the exception of Company-Owned Stock, as defined below) will be converted into shares of Mid Penn common stock, as described below. See “—Consideration to Be Received in the Merger.” Company-Owned Stock means shares of First Priority stock held in treasury by First Priority or any of its subsidiaries or any shares of First Priority stock held by Mid Penn or any of its subsidiaries, other than in a fiduciary or agency capacity or as a result of debts previously contracted. Each share of First Priority common stock held as Company-Owned Stock immediately prior to the effective time of the merger will be canceled and retired and no consideration will be issued in exchange for Company-Owned Stock. Mid Penn does not own any shares of common stock of First Priority.

The Mid Penn articles of incorporation and bylaws will be the articles of incorporation and bylaws of the combined entity after completion of the merger. The merger agreement provides that Mid Penn may change the method of effecting the merger if and to the extent it deems such change to be necessary, appropriate, or desirable. No such change will alter the amount or kind of merger consideration to be provided under the merger agreement, adversely affect the tax treatment of the merger as a reorganization under Section 368(a) of the Internal Revenue Code, or materially impede or delay completion of the merger.

Closing and Effective Time of the Merger

The merger will become effective as set forth in the articles of merger to be filed with the Department of State of the Commonwealth of Pennsylvania. It currently is anticipated that the effective time of the merger will occur in the third quarter of 2018, but we cannot guarantee when or if the merger will be completed.

Consideration to Be Received in the Merger

As a result of the merger each First Priority shareholder will receive, with respect to each share of First Priority common stock held (excluding Company-Owned Stock), 0.3481 shares of Mid Penn common stock.

The implied value of the merger consideration will fluctuate as the market price of Mid Penn common stock fluctuates before the completion of the merger. This price will not be known at the time of the First Priority special meeting and may be more or less than the current price of Mid Penn common stock or the price of Mid Penn common stock at the time of the First Priority special meeting or at the completion of the merger. The exchange ratio is fixed and not subject to adjustment, except in limited circumstances.

No fractional shares of Mid Penn common stock will be issued to any holder of First Priority common stock upon completion of the merger. For each fractional share that would otherwise be issued, Mid Penn will pay cash in an amount equal to the fraction multiplied by the closing price for a share of Mid Penn common stock as reported on Nasdaq for the closing date. No interest will be paid or accrued on cash payable to holders in lieu of fractional shares.

Each option to purchase shares of First Priority common stock that is outstanding immediately prior to the effective time of the merger will be automatically converted into the right to receive cash equal to the product of (i) the total number of shares of First Priority common stock that were issuable upon exercise of the option and (ii) $11.07 less the per share exercise price of the First Priority option, without interest.

Conversion of Shares; Letter of Transmittal; Exchange of Certificates

The conversion of First Priority common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. As soon as reasonably practicable after completion of the merger, but in any event within five business days, the exchange agent will mail to each First Priority shareholder a letter of transmittal with instructions on how to exchange certificates representing shares of First Priority common stock for the merger consideration to be received in the merger pursuant to the terms of the merger agreement. You will be required to submit your certificates before you will receive your merger consideration. If a certificate for First Priority common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification. [•] will be the exchange agent in the merger and will receive forms of election, exchange certificates for the merger consideration and perform other duties as explained in the merger agreement.

Dividends and Distributions

Until First Priority common stock certificates are surrendered for exchange, any dividends or other distributions declared after the effective time of the merger with respect to Mid Penn common stock into which shares of First Priority common stock may have been converted will accrue but will not be paid. Mid Penn will pay to former First Priority shareholders any unpaid dividends or other distributions, without interest, only after they have surrendered their First Priority stock certificates.

Pursuant to the merger agreement, prior to the effective time of the merger, First Priority and its subsidiaries may not declare or pay any dividend or distribution on its capital stock.

Representations and Warranties

The merger agreement contains customary representations and warranties of First Priority and Mid Penn relating to their respective businesses. The representations must be true and correct in accordance with the materiality standards set forth in the merger agreement, as of the date of the merger agreement and at the effective date of the merger as though made at and as of such time (except that representations and warranties that by their terms speak as of the date of the merger agreement or some other date must be true and correct as of such date). The representations and warranties in the merger agreement do not survive the effective time of the merger.

Each of Mid Penn and First Priority has made representations and warranties to the other regarding, among other things:

•	corporate matters, including due organization and qualification;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of breaches or violations of organizational documents or other obligations as a result of the merger;

•	required governmental filings and consents;

•	the timely filing of reports with governmental entities;

•	financial statements and the absence of undisclosed liabilities;

•	tax matters;

•	the absence of circumstances and events reasonably likely to have a material adverse effect on the business of First Priority and Mid Penn;

•	properties;

•	insurance coverage;

•	legal proceedings, and the absence of investigations by regulatory agencies;

•	compliance with applicable laws;

•	employee matters, including employee benefit plans;

•	environmental matters;

•	brokers, finders and financial advisors;

•	loan related matters;

•	related party transactions;

•	the vote required to approve the merger;

•	securities registration obligations;

•	intellectual property;

•	risk management instruments;

•	absence of fiduciary or trust accounts;

•	the preparation and filing of the reports filed by each party with the Securities and Exchange Commission; and

•	the receipt of the respective financial advisor’s fairness opinion.

First Priority has also made representations and warranties to Mid Penn regarding credit card accounts, material contracts, real estate leases, and other certain types of contracts, labor matters and anti-takeover laws.

The representations and warranties described above and included in the merger agreement were made by Mid Penn and First Priority to each other. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to by Mid Penn and First Priority in connection with negotiating the terms of the merger agreement (including by reference to information contained in disclosure schedules delivered by the parties under the merger agreement), and may have been included in the merger agreement for the purpose of allocating risk between Mid Penn and First Priority rather than to establish matters as facts. The merger agreement is described herein, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding First Priority, Mid Penn or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See “Incorporation of Certain Documents by Reference” on page [●].

Covenants and Agreements

Each of First Priority and Mid Penn has undertaken customary covenants that place restrictions on it and its subsidiaries until the effective time of the merger. In general, each of Mid Penn and First Priority has agreed to operate its respective business in the usual, regular and ordinary course of business, use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, and voluntarily take no action that would be reasonably likely to materially and adversely affect the ability to obtain any regulatory approvals required for the merger or materially and adversely affect its ability to perform its covenants under the merger agreement.

In addition, First Priority has agreed that, with certain exceptions and except with Mid Penn’s prior written consent (which, with certain exceptions, is not to be unreasonably withheld), that First Priority will not, and will not permit any of its subsidiaries to, among other things, undertake the following extraordinary actions:

•	change or waive any provision of its articles of incorporation, charter or bylaws, except as required by law, or appoint any new directors to its board of directors, except to fill any vacancy in accordance with its bylaws;

•	change the number of authorized or issued shares of its capital stock, issue any shares of capital stock, or issue or grant any right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under any option or benefit plan, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock;

•	enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business or as required by law;

•	make application for the opening or closing of any, or open or close any, branch or automated banking facility;

•	except as set forth in the merger agreement, take specified actions relating to director and employee compensation, benefits, hiring and promotions;

•	except as otherwise expressly permitted under the merger agreement, enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

•	merge or consolidate it or any of its subsidiaries with any other corporation; sell or lease all or any substantial portion of its assets or businesses or that of any of its subsidiaries; make any acquisition of all or any substantial portion of the business or assets of any other party other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between it or any of its subsidiaries, and any other party; enter into a purchase and assumption transaction with respect to deposits and liabilities; voluntarily revoke or surrender of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

•	sell or otherwise dispose of its capital stock or that of any of its subsidiaries or sell or otherwise dispose of any of its assets or those of any of its subsidiaries other than in the ordinary course of business consistent with past practice; except for transactions with the Federal Home Loan Bank, subject any of its assets or those of any of its subsidiaries to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice;

•	voluntarily take any action that would result in any of its representations and warranties becoming untrue in any material respect or any of the conditions set forth in the merger agreement not being satisfied, except in each case as may be required by applicable law or any regulatory authority;

•	change any method, practice or principle of accounting, except as may be required from time to time by US GAAP or any regulatory authority responsible for regulating it or its respective banking subsidiary or its independent accounting firm;

•	waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness with an annual value of $1,000,000 or greater to which it or any of its subsidiaries is a party;

•	purchase any securities, including equity or debt securities, except in accordance with past practice pursuant to policies approved by the First Priority board of directors in effect prior to the date of the merger agreement;

•	issue or sell any equity or debt securities;

•	make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit), except in accordance with past practice pursuant to policies approved by its board of directors in effect prior to the date of the merger agreement;

•	enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any affiliate;

•	enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

•	except for the execution of the merger agreement, and actions taken or that will be taken in accordance with the merger agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

•	enter into any new line of business;

•	make any material change in policies in existence on January 16, 2018 with regard to (i) underwriting, the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge-off of losses incurred thereon, (ii) investments, (iii) asset/liability management, (iv) deposit pricing or gathering, or (v) other material banking policies except as may be required by changes in applicable law or regulations or by a regulatory authority;

•	except for the execution of the merger agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any of its employee plans;

•	make any capital expenditures in excess of $25,000 individually or $100,000 in the aggregate, other than pursuant to binding commitments existing on January 16, 2018 and other than expenditures necessary to maintain existing assets in good repair;

•	purchase or otherwise acquire any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

•	undertake, renew, extend or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by it or any subsidiary of more than $25,000 annually, containing any financial commitment extending beyond 24 months from January 16, 2018 or involving any of its affiliates;

•

pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $60,000 in the aggregate, and that does not create negative precedent and provided that it may not charge-off through settlement, compromise or discharge more than $50,000 of the outstanding principal balance of any loan that is 90 or more days contractually past due without first discussing the decision with Mid Penn;

•	foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of certain environmental materials;

•	purchase or sell any mortgage loan servicing rights other than in the ordinary course of business;

•	issue any broadly distributed communication to employees relating to post-closing employment, benefit or compensation information without the prior consent of Mid Penn or issue any broadly distributed communication to customers regarding the merger without the prior approval of Mid Penn, except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the merger; or

•	agree or commit to do any of the actions prohibited by the preceding points.

First Priority has further agreed that First Priority will:

•	at the request of Mid Penn, terminate the First Priority Bank Severance Plan; and

•	use its reasonable best efforts to cooperate with Mid Penn to obtain any regulatory or other approvals required to effect the redemption of the outstanding shares of First Priority’s 9.0% Fixed Rate Cumulative Perpetual Preferred Stock, Series C, within 45 days following the merger.

Each of Mid Penn and First Priority has agreed to additional covenants which include, among other things, commitments to provide certain financial and regulatory information upon request and maintain insurance in reasonable amounts.

Mid Penn has further agreed that Mid Penn will:

•	appoint David E. Sparks and three other current directors of First Priority to the Mid Penn and Mid Penn Bank boards of directors;

•	appoint Mr. Sparks as Chief Strategic Advisor to the Chief Executive Officer of Mid Penn and Mid Penn Bank, and Market President of First Priority Bank, a Division of Mid Penn Bank;

•	for determining eligibility and vesting for certain Mid Penn employee benefit plans (and not for benefit accrual purposes), provide credit for meeting eligibility and vesting requirements in such plans for service as an employee of First Priority or any predecessor of First Priority;

•	pay severance benefits to any continuing employees of First Priority or First Priority Bank, who were employed as of January 16, 2018, whose employment is either terminated within 12 months following the closing of the merger or is not offered or retained in substantially comparable employment, with respect to job description, work location, responsibilities and pay, with Mid Penn or Mid Penn Bank, as applicable, other than for circumstances constituting cause and who is not party to an agreement that provides for specific severance payments, equal to two week’s salary for each year or service with First Priority or First Priority Bank, with a minimum payment of four weeks and a maximum payment of 26 weeks;

•	honor the terms of all First Priority employment and change in control agreements;

•	for a period of six years after the merger, to indemnify, defend and hold harmless all current and former officers, directors and employees of First Priority against all claims that arise out of the fact that such person is or was a director, officer or employee of First Priority or its subsidiaries and that relate to any matter of fact existing at or prior to the merger, to the fullest extent as would have been permitted by First Priority under Pennsylvania law and under First Priority’s articles of incorporation and bylaws;

•	maintain, for six years following the merger, First Priority’s current and former directors’ and officers’ liability insurance policies covering the officers and directors of First Priority with respect to matters occurring at or prior to the merger;

•	establish a retention bonus pool of $250,000 for employees of First Priority or First Priority Bank, based upon the joint recommendation of First Priority and Mid Penn (other than employees of First Priority who are subject to employment contracts or other contracts providing for severance or other payments upon termination of employment), to help retain the services of such employees until the date of termination of their employment;

•	reserve a sufficient number of shares of its common stock and maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations in connection with the merger;

•	obtain approval for listing of the shares of its common stock on Nasdaq; and

•	refrain from amending its articles of incorporation or bylaws or similar governing documents of any of its subsidiaries in a manner that would materially and adversely affect the economic benefits of the merger to the holders of First Priority common stock or that would materially impede Mid Penn’s ability to consummate the merger.

The merger agreement also contains mutual covenants relating to the preparation of this joint proxy statement/prospectus, the regulatory applications and the holding of the special meetings of Mid Penn shareholders and First Priority shareholders, respectively, access to information of First Priority and public announcements with respect to the transactions contemplated by the merger agreement. First Priority and Mid Penn have also agreed to use commercially reasonable efforts to take all actions needed to obtain necessary governmental and third-party consents and to consummate the transactions contemplated by the merger agreement.

First Priority Bank Post-Closing Operation

Immediately, or as soon as reasonably practicable, after the consummation of the merger, in accordance with the bank plan of merger between First Priority Bank and Mid Penn Bank, First Priority Bank will merge with and into Mid Penn Bank, with Mid Penn Bank surviving such merger.

The merger agreement also provides that, following the completion of the merger, Mid Penn will continue to operate First Priority Bank as a separate banking division of Mid Penn Bank under the name “First Priority Bank, a Division of Mid  Penn Bank.”

Shareholder Meetings

Each of Mid Penn and First Priority has agreed to hold a meeting of its respective shareholders as promptly as practicable to obtain shareholder adoption of the merger agreement. Each of Mid Penn’s and First Priority’s boards of directors has agreed to recommend that its shareholders vote in favor of the merger agreement.

Agreement Not to Solicit Other Offers

First Priority has agreed that it, its officers, directors, employees, representatives, agents or affiliates will not, directly or indirectly:

•	initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal that constitutes, relates or could reasonably be expected to lead to an alternative acquisition proposal;

•	recommend or endorse an alternative acquisition transaction;

•	participate in any discussions or negotiations regarding, or furnish or afford access to information or data to any person that may relate to an alternative acquisition proposal;

•	release anyone from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which First Priority is a party; or

•	enter into any agreement, agreement in principle or letter of intent with respect to any alternative acquisition proposal or approve or resolve to approve any alternative acquisition proposal or any agreement, agreement in principle or letter of intent relating to an alternative acquisition proposal.

Acquisition proposal means any inquiry, offer or proposal as to any of the following (other than the merger between Mid Penn and First Priority) involving First Priority:

•	any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving First Priority;

•	any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of First Priority representing, in the aggregate, fifteen percent or more of the assets of First Priority or any First Priority Subsidiary on a consolidated basis;

•	any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing ten percent or more of the votes attached to the outstanding securities of First Priority;

•	any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning ten percent or more of any class of equity securities of First Priority; or

•	any transaction that is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

First Priority may, however, participate in discussions with, and may furnish information to, a third party in connection with a bona fide unsolicited acquisition proposal if, and only if:

•	First Priority has received a bona fide unsolicited written acquisition proposal that did not result from a breach of the merger agreement;

•	First Priority’s board of directors determines in good faith, after consultation with its outside legal counsel and independent financial advisor, that the acquisition proposal is, or is reasonably likely to lead to, a superior proposal (as defined below);

•	First Priority has provided Mid Penn with at least one business day’s prior notice of its determination that the acquisition proposal is, or is reasonably likely to lead to, a superior proposal; and

•	prior to furnishing or providing access to any information or data with respect to First Priority or otherwise relating to an acquisition proposal, First Priority receives from the third party making the proposal a confidentiality agreement on terms no less favorable to Mid Penn than the terms of the existing confidentiality agreement between First Priority and Mid Penn and provides a copy of the same to Mid Penn.

First Priority has also agreed to promptly provide to Mid Penn any non-public information about First Priority that it provides to the third party making the proposal, to the extent such information was not previously provided to Mid Penn.

The term “superior proposal,” as defined under the merger agreement, means any bona fide, written acquisition proposal made by a person other than Mid Penn, which the First Priority board of directors determines in its good faith judgment, after considering the advice of its outside legal counsel and financial advisor:

•	would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of First Priority common stock or all, or substantially all, of the assets of First Priority on a consolidated basis;

•	would result in a transaction that involves consideration to the holders of First Priority common stock that is more favorable, from a financial point of view, than the consideration to be paid to such holders by Mid Penn under the merger agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and is, in light of the other terms of such proposal, more favorable to First Priority than the merger and the transactions contemplated by the merger agreement; and

•	is reasonably likely to be completed on the terms proposed, taking into account all legal, financial, regulatory and other aspects of the proposal.

In addition, First Priority has agreed that it will not:

•	withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Mid Penn, its recommendation to its shareholders to approve the merger agreement or make any statement, filing or release, in connection with the First Priority special meeting of shareholders or otherwise, inconsistent with its recommendation to its shareholders to approve the merger agreement (it being understood that taking a neutral position or no position with respect to an acquisition proposal other than the Mid Penn merger shall be considered an adverse modification of its recommendation to its shareholders), except to the extent otherwise permitted and described below;

•	approve or recommend, or publicly propose to approve or recommend, any acquisition proposal other than with respect to the Mid Penn merger; or

•	enter into (or cause First Priority to enter into) any letter of intent or other agreement relating to an acquisition proposal other than with respect to the Mid Penn merger or requiring First Priority to fail to consummate the merger.

Up until the time of the First Priority shareholder meeting, however, First Priority may withdraw, qualify or modify in a manner adverse to Mid Penn its recommendation to First Priority shareholders to approve the merger agreement, or take any of the other actions listed above in this paragraph with respect to another acquisition proposal if but only if:

•	the First Priority board of directors has reasonably determined in good faith, after consultation with and having considered the advice of its outside legal counsel and financial advisor that the failure to take such actions would be inconsistent with the board’s fiduciary duties to First Priority’s shareholders under applicable law;

•	it has provided at least five business days’ notice to Mid Penn that a bona fide unsolicited proposal constitutes a superior proposal; and

•	after taking into account any adjusted, modified or amended terms as may have been committed to by Mid Penn in writing, the First Priority board of directors has again in good faith determined that the other acquisition proposal constitutes a superior proposal.

Expenses and Fees

In general, each of Mid Penn and First Priority will be responsible for all expenses incurred by it in connection with the negotiation and completion of the transactions contemplated by the merger agreement, except that Mid Penn and First Priority shall split the costs of printing and mailing the joint proxy statement/prospectus for their respective special shareholder meetings.

Indemnification and Insurance

The merger agreement requires Mid Penn to indemnify First Priority’s and its subsidiaries’ current and former directors, officers and employees to the fullest extent as would have been permitted under Pennsylvania law and the First Priority articles of incorporation or the First Priority bylaws or similar governing documents. The merger agreement provides that in the event of any threatened or actual claim, action, suit, proceeding or investigation in which any person who is or has been a director, officer or employee of First Priority is made or is threatened to be made party based in whole or in part on, or arising in whole or in part out of the fact that he or she is or was a director, officer or employee of First Priority or any of its subsidiaries or predecessors and pertaining to any matter of fact arising, existing or occurring at or before the effective time of the merger (including the merger and the merger agreement), Mid Penn will defend against and respond thereto.

Mid Penn has agreed to indemnify and hold harmless each such indemnified party against any losses, claims, damages, liabilities, costs, expenses (including attorney’s fees), judgments, and amounts paid in settlement in connection with any such threatened or actual claim, action, suit proceeding or investigation. The merger agreement also requires that Mid Penn provide advancement of expenses to, all past and present officers, directors and employees of First Priority and its subsidiaries in their capacities as such against all such losses, claims, damages, costs, expenses, liabilities, judgments or amounts paid in settlement to the fullest extent permitted by applicable laws and First Priority’s articles of incorporation and bylaws.

The merger agreement provides that Mid Penn will maintain for a period of six years after completion of the merger First Priority’s current directors’ and officers’ liability insurance policies, or policies of at least the same coverage and amount and containing terms and conditions that are not less advantageous than the current policy, with respect to acts or omissions occurring prior to the effective time of the merger.

Conditions to Complete the Merger

Completion of the merger is subject to the fulfillment of certain conditions, none of which may be waived, including:

•	the adoption of the merger agreement by the Mid Penn and First Priority shareholders;

•	the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part with respect to the Mid Penn common stock to be issued in the merger under the Securities Act and the absence of any stop order or proceedings initiated or threatened by the SEC for that purpose;

•	the receipt by each of Mid Penn and First Priority of a legal opinion with respect to certain United States federal income tax consequences of the merger;

•	the receipt and effectiveness of all required governmental and other approvals, authorizations and consents on terms and conditions that would not have a material adverse effect on Mid Penn or First Priority, and the expiration of all related waiting periods required to complete the merger;

•	the absence of any law, statute, regulation, judgment, decree, injunction or other order in effect by any court or other governmental entity that prohibits completion of the transactions contemplated by the merger agreement; and

•	the approval for listing on Nasdaq of the shares of Mid Penn common stock issuable in the merger.

Each of Mid Penn’s and First Priority’s obligations to complete the merger is also separately subject to the satisfaction or waiver of a number of conditions including:

•	the absence of a material adverse effect on the other party;

•	the truthfulness and correctness of the representations and warranties of each other party in the merger agreement, subject generally to the materiality standard provided in the merger agreement, and the performance by each party in all material respects of their obligations under the merger agreement and the receipt by each party of certificates from the other party to that effect; and

•	Mid Penn having delivered the merger consideration to the exchange agent.

Mid Penn’s obligation to close is also subject to the condition that the holders of no more than ten percent (10%) of the outstanding shares of First Priority’s common stock have exercised dissenters’ rights.

We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this joint proxy statement/prospectus, we have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to completion by mutual consent or by either party in the following circumstances:

•	if there is a breach by the other party that would cause the failure of the closing conditions, unless the breach is capable of being, and is, cured within 30 days of notice of the breach and the terminating party is not itself in material breach;

•	if the merger has not been completed by December 31, 2018, unless the failure to complete the merger by that date was due to the terminating party’s material breach of a representation, warranty, covenant or other agreement under the merger agreement;

•	if any of the required regulatory approvals are denied (and the denial is final and non-appealable);

•	if any court of competent jurisdiction or governmental authority issues an order, decree, ruling or takes any other action restraining, enjoining or otherwise prohibiting the merger (and such order, decree, ruling or action is final and non-appealable); or

•	if the shareholders of either Mid Penn or First Priority fail to adopt the merger agreement at their respective special meetings.

In addition, Mid Penn’s board of directors may terminate the merger agreement if the First Priority board of directors receives a superior proposal and enters into a letter of intent, agreement in principle or an acquisition agreement with respect to such proposal, withdraws its recommendation of the merger agreement, fails to make such a recommendation or modifies or qualifies its recommendation, in a manner adverse to Mid Penn, or has otherwise made a determination to accept such proposal.

Further, First Priority’s board of directors may terminate the merger agreement if First Priority has received a superior proposal and has made a determination to accept such proposal.

First Priority may also terminate the merger agreement within five days of its receipt of written notice from Mid Penn that Mid Penn intends to consummate or enter into an agreement: (1) to acquire a third party or group by way of merger, consolidation, share exchange or similar transaction, (2) with respect to any transaction pursuant to which Mid Penn would acquire twenty-five percent (25%) or more of the assets of a third party, or (3) to issue or sell any equity or debt securities of Mid Penn (other than pursuant to existing stock purchase and dividend reinvestment plans maintained by Mid Penn).

However, if First Priority chooses to exercise this termination right, Mid Penn has the option, within forty-eight hours of receipt of notice from First Priority, to terminate the proposed transaction and prevent termination under this provision.

Effect of Termination. If the merger agreement is terminated, it will become void, and there will be no liability on the part of Mid Penn or First Priority, except that both Mid Penn and First Priority will remain liable for any willful breach of the merger agreement and designated provisions of the merger agreement, including the payment of fees and expenses, and the confidential treatment of information and publicity restrictions, will survive the termination.

Termination Fee

First Priority will pay Mid Penn a termination fee of $3,500,000 in the event that the merger agreement is terminated:

•	by Mid Penn because First Priority has received an alternative acquisition proposal, and First Priority (1) enters into a letter of intent, agreement in principle or an acquisition agreement with respect to the alternative acquisition proposal, (2) fails to make, withdraws, modifies or qualifies its recommendation of the merger agreement in a manner adverse to Mid Penn, or (3) delivers a written notice to Mid Penn of its determination to accept the alternative acquisition proposal; or

•	by First Priority, if First Priority receives an alternative acquisition proposal and has made a determination to accept the alternative acquisition proposal.

Additionally, First Priority will pay Mid Penn a termination fee of $3,500,000 in the event that First Priority enters into a definitive agreement relating to, or consummates, an acquisition proposal within twelve months following termination of the merger agreement:

•	by Mid Penn because of a willful breach of the merger agreement by First Priority; or

•	by either Mid Penn or First Priority, if the shareholders of First Priority fail to approve the merger and either First Priority breached the no-solicitation provisions of the merger agreement or a third party publicly proposed or announced an alternative acquisition proposal.

Amendment, Waiver and Extension of the Merger Agreement

Subject to applicable law, the parties may amend the merger agreement by written agreement between First Priority and Mid Penn executed in the same manner as the merger agreement.

At any time prior to the completion of the merger, each of the parties, by action taken or authorized by their respective board of directors, to the extent legally allowed, may:

•	extend the time for the performance of any of the obligations or other acts of the other party;

•	waive any inaccuracies in the representations and warranties of the other party; or

•	waive compliance by the other party with any of the other agreements or conditions contained in the merger agreement.

However, after any approval of the transactions contemplated by the agreement and plan of merger by the shareholders of First Priority and Mid Penn, there may not be, without further approval of such shareholders, any amendment which reduces the amount or value or changes the form of consideration to be delivered to First Priority shareholders.

ACCOUNTING TREATMENT

Mid Penn will account for the merger using the acquisition method under US GAAP. Under the acquisition method of accounting, the tangible and identifiable intangible assets and liabilities, including executory contracts and other commitments, of First Priority will be recorded, as of completion of the merger, at their respective fair values. The excess of the purchase price over the fair value of the net assets acquired will be recorded as goodwill to the extent not allocated to core deposit or other intangibles. Goodwill resulting from the merger will not be amortized but will be reviewed for impairment at least annually. Core deposits and other intangibles with finite useful lives recorded in connection with the merger will be amortized over their estimated useful life. If the net assets acquired exceed the purchase price, the resulting difference will be recorded as a bargain purchase gain.

Financial statements and reported results of operations of Mid Penn issued after completion of the merger will not be restated retroactively to reflect the historical financial position or results of operations of First Priority.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion addresses the material United States federal income tax consequences of the merger to a First Priority shareholder who holds shares of First Priority common stock as a capital asset. This discussion is based upon the Internal Revenue Code, Treasury regulations promulgated under the Internal Revenue Code, judicial authorities, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date of this discussion and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. It is also based upon factual representations contained in certificates of officers of Mid Penn and First Priority. Future legislative, judicial, or administrative changes or interpretations which may or may not be retroactive, or the failure of any such facts or representations to be true, accurate and complete, may affect the statements and conclusions described in this discussion.

This discussion is not intended to be a complete description of all of the United States federal income tax consequences of the merger. Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to First Priority shareholders in light of their particular circumstances and does not address aspects of United States federal income taxation that may be applicable to First Priority shareholders subject to special treatment under the Internal Revenue Code (including but not limited to banks, financial institutions, trusts, estates, persons who hold shares of First Priority common stock in an individual retirement account (IRA), 401(k) plans or similar tax-favored accounts, tax-exempt organizations, insurance companies, dealers or brokers in securities or foreign currencies, traders in securities that elect to use a mark-to-market method of accounting, persons holding First Priority common stock through a pass-through entity, First Priority shareholders who hold their shares of First Priority common stock as part of a hedge, straddle, conversion transaction or constructive sale transaction, First Priority shareholders who acquired their shares of First Priority common stock pursuant to the exercise of employee stock options or otherwise as compensation, persons that hold options or warrants to acquire First Priority common stock, persons whose functional currency for United States federal income tax purposes is not the United States dollar, persons who are United States expatriates and holders who are not United States persons, within the meaning of Section 7701(a)(30) of the Internal Revenue Code). In addition, the discussion does not address any aspect of state, local or foreign taxation. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.

No ruling has been or will be requested from the Internal Revenue Service regarding the tax consequences of the merger. Moreover, the opinions described in this discussion are not binding on the Internal Revenue Service, and these opinions would not prevent the Internal Revenue Service from challenging the United States federal income tax treatment of the merger. Because of the complexities of the tax laws in general, and the complexities of the tax consequences associated with the receipt of cash in the merger in particular, holders of First Priority common stock are encouraged to consult their tax advisors with respect to the particular United States federal, state, local and foreign tax consequences of the merger. This section is not intended to be tax advice to any shareholder.

Tax Opinions

The closing of the merger is conditioned, in part, upon the receipt by Mid Penn of the opinion of Pillar Aught LLC, and the receipt by First Priority of the opinion of Stevens & Lee, P.C., each dated as of the effective date of the merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in the opinion (including factual representations contained in certificates of officers of Mid Penn and First Priority) which are consistent with the state of facts existing as of the effective date of the merger, the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The tax opinions to be delivered in connection with the merger represent each counsel’s best legal judgment; however, such opinions are not binding on the IRS or the courts, and neither Mid Penn nor First Priority intends to request a ruling from the IRS with respect to the United States federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the facts, representations or assumptions upon which such opinions are based is inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected.

Assuming that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the discussion below sets forth the opinions of Pillar Aught LLC and Stevens & Lee, P.C., as to the material United States federal income tax consequences of the merger to First Priority shareholders:

•	holders of First Priority common stock who receive Mid Penn common stock in the merger in exchange for all their shares of First Priority common stock will not recognize any gain or loss with respect to shares of Mid Penn common stock received (except with respect to cash received instead of a fractional share interest in Mid Penn common stock); and

•	holders of First Priority common stock who receive cash instead of a fractional share interest in Mid Penn common stock will recognize gain or loss equal to the difference between the cash received and the portion of the basis of the holders’ shares of First Priority common stock allocable to that fractional share interest.

Tax Basis and Holding Period

The aggregate tax basis of the Mid Penn common stock received by a First Priority shareholder in the merger (including fractional shares deemed received and redeemed as described below) will be the same in the aggregate as the tax basis of the shares of First Priority common stock surrendered by such shareholder for the Mid Penn common stock.

Each First Priority shareholder’s holding period in any shares of Mid Penn common stock received in the merger (including any fractional shares deemed received and redeemed as described below) will, in each instance, include the period during which the shares of First Priority common stock surrendered in exchange therefor were held, provided that those shares of First Priority common stock were held as capital assets on the effective date of the merger.

Cash Received in Lieu of a Fractional Share Interest

Cash received by a First Priority shareholder in lieu of a fractional share interest in Mid Penn common stock will be treated as though the fractional share had been received and then redeemed for cash, and in general gain or loss will be recognized, measured by the difference between the amount of cash received and the portion of the basis of the shares of First Priority common stock allocable to such fractional interest. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of First Priority common stock was more than one year as of the effective date of the merger. If, however, the receipt of cash instead of a fractional share of Mid Penn common stock has the effect of the distribution of a dividend with respect to a shareholder, part or all of the cash received may be treated as a dividend.

Mid Penn and First Priority

Mid Penn and First Priority will each be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code. As a result, no gain or loss will be recognized by Mid Penn or First Priority as a result of the merger (except for amounts resulting from any required change in accounting methods and any deferred income, deferred gain or deferred loss to be taken into account under the relevant consolidated return regulations).

Backup Withholding

Backup withholding at a 24% rate will generally apply to merger consideration that includes cash if the exchanging First Priority shareholder fails to properly certify that it is not subject to backup withholding, generally on Internal Revenue Service Form W-9. Certain holders, including, among others, United States corporations, are not subject to backup withholding, but they may still need to furnish a Form W-9 or otherwise establish an exemption. Any amounts withheld from payments to a First Priority shareholder under the backup withholding rules are not additional taxes and will be allowed as a refund or credit against the shareholder’s United States federal income tax liability, provided that the required information is timely furnished to the Internal Revenue Service.

Medicare Tax

In addition to income taxes, any individual shareholder with adjusted gross income (including certain foreign income that is exempt from U.S. taxes) in excess of $250,000 for a married couple filing a joint return (in excess of $200,000 for individuals filing as single) will be subject to the 3.8% Medicare tax on all or part of the income recognized by such individual as a result of the merger.

Tax matters are very complicated, and the tax consequences of the merger to each holder of First Priority common stock will depend on the facts of that shareholder’s particular situation. The discussion set forth above does not address all United States federal income tax consequences that may be relevant to a particular holder of First Priority common stock and may not be applicable to holders in special situations. Holders of First Priority common stock are urged to consult their own tax advisors regarding the specific tax consequences of the merger. Further, such discussion does not address tax consequences that may arise with respect to Mid Penn by reason of any actions taken or events occurring subsequent to the merger.

THE MID PENN SPECIAL MEETING

This joint proxy statement/prospectus is being furnished to Mid Penn shareholders by Mid Penn’s board of directors in connection with the solicitation of proxies from the Mid Penn shareholders for use at the special meeting of Mid Penn shareholders and any adjournments or postponements of the special meeting.

Date, Time and Place

The special meeting will be held on [●], 2018 at [●], local time, at [●], subject to any adjournments or postponements.

Matters to be Considered

At the special meeting, Mid Penn shareholders will be asked to consider and vote upon the following proposals:

1.	adoption of the merger agreement as described in detail under the heading “The Merger” beginning on page [●]; and

2.	approval of a proposal to authorize the board of directors to adjourn the special meeting, if necessary, to solicit additional proxies to adopt the merger agreement.

Shareholders Entitled to Vote

The close of business on [●], 2018 has been fixed by Mid Penn’s board of directors as the record date for the determination of those holders of Mid Penn common stock who are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting.

At the close of business on the record date there were [●] shares of Mid Penn common stock outstanding and entitled to vote.

Quorum and Required Vote

Each holder of record of shares of Mid Penn common stock as of the Mid Penn record date is entitled to cast one vote per share at the special meeting on each proposal. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Mid Penn common stock entitled to vote at the special meeting constitutes a quorum for the transaction of business at the special meeting. The affirmative vote at the Mid Penn special meeting, in person or by proxy, of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Mid Penn common stock is required to approve the merger agreement, and a majority of the votes cast is required to approve the proposal to adjourn the Mid Penn special meeting, if necessary, to solicit additional proxies.

How Shares Will Be Voted at the Special Meeting

All shares of Mid Penn common stock represented by properly executed proxies received before or at the special meeting, and not properly revoked, will be voted as specified in the proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the adoption of the merger agreement and “FOR” the adjournment or postponement of the special meeting, if necessary, to permit further solicitation of proxies.

If you hold shares of Mid Penn common stock in street name through a bank, broker or other nominee holder, the nominee holder may only vote your shares in accordance with your instructions. If you do not give specific instructions to your nominee holder as to how you want your shares voted, your nominee will indicate that it does not have authority to vote on the proposal, which will result in what is called a “broker non-vote.” Broker non-votes will be counted for determining whether there is a quorum present at the special meeting, but they will not be deemed to have been voted on any of the proposals. Abstentions and broker non-votes with respect to the merger agreement will effectively act as “no” votes on such proposal, but will not affect the outcomes of the other proposals.

How to Vote Your Shares

Mid Penn shareholders may vote in person at the special meeting or by one of the following methods:

Voting by Mail. You may vote by completing and returning the enclosed proxy card. Your proxy will be voted in accordance with your instructions. If you do not specify a choice on one of the proposals described in this joint proxy statement, your proxy will be voted in favor of that proposal.

Voting by Internet. If you are a registered shareholder, you may vote electronically through the Internet by following the instructions included with your proxy card. If your shares are registered in the name of a broker or other nominee, you may be able to vote via the Internet. If so, the voting form your nominee sends you will provide Internet instructions.

Voting by Phone. Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call [●] and then follow the instructions.

Voting in Person. If you attend the meeting, you may deliver your completed proxy card in person or may vote by completing a ballot which will be available at the meeting. If your shares are registered in the name of a broker or other nominee and you wish to vote at the meeting, you will need to obtain a legal proxy from your bank or brokerage firm. Please consult the voting form sent to you by your bank or broker to determine how to obtain a legal proxy in order to vote in person at the special meeting. Should you have any questions on the procedure for voting your shares, please contact the Mid Penn Corporate Secretary at (717) 692-7105.

How to Change Your Vote

If you are a registered shareholder, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to the Secretary of Mid Penn, or (3) attending the special meeting in person, notifying the Corporate Secretary and voting by ballot at the special meeting. The Mid Penn Corporate Secretary’s mailing address is 349 Union Street, Millersburg, Pennsylvania 17061. If your shares are registered in the name of a broker or other nominee, you may revoke your proxy instructions by informing the holder of record in accordance with that entity’s procedures.

Solicitation of Proxies

Mid Penn has engaged [●] (“[●]”) to act as the proxy solicitor and to assist in the solicitation of proxies for the Mid Penn special meeting of shareholders. Mid Penn has agreed to pay [●] approximately $[●], plus reasonable out-of-pocket expenses, for such services and will also indemnify [●] against certain claims, costs, damages, liabilities, and expenses.

Mid Penn will bear the cost of soliciting proxies. In addition to solicitation of proxies by mail, Mid Penn will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Mid Penn common stock and secure their voting instructions. Mid Penn will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, Mid Penn may use several of its regular employees, who will not be specially compensated, to solicit proxies from Mid Penn shareholders, either personally or by telephone, facsimile, letter or other electronic means.

Mid Penn and First Priority will share equally the expenses incurred in connection with the copying, printing and distribution of this joint proxy statement/prospectus for their special meetings.

Mid Penn Affiliate Letter Agreements

As of the record date, directors, executive officers and ten percent (10%) shareholders of Mid Penn and their affiliates had the right to vote [●] shares of Mid Penn common stock, or [●]% of the outstanding Mid Penn common stock entitled to be voted at the special meeting. Each of the directors, executive officers and ten percent (10%) shareholders of Mid Penn has agreed to vote all shares of Mid Penn common stock owned by him, her or it in favor of adoption of the merger agreement and the transactions contemplated thereby.

Attending the Meeting

All holders of Mid Penn common stock, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting.

Shareholders of record can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted. We reserve the right to refuse admittance to anyone without both proper proof of share ownership and proper photo identification.

MID PENN SPECIAL MEETING—PROPOSAL NO. 1

APPROVAL AND ADOPTION OF THE MERGER AGREEMENT

Mid Penn is asking its shareholders to approve and adopt the merger agreement. For a detailed discussion of the merger, including the terms and conditions of the merger agreement, see “The Merger,” beginning on page [●].

As discussed in detail in the sections entitled “The Merger—Mid Penn’s Reasons for the Merger,” and “—Recommendation of Mid Penn’s Board of Directors,” beginning on pages [●] and [●], respectively, after careful consideration, the Mid Penn board of directors determined that the terms of the merger agreement and the transactions contemplated by it are in the best interests of Mid Penn and the board unanimously approved the merger agreement. Accordingly, Mid Penn’s board of directors unanimously recommends that Mid  Penn shareholders vote “FOR” adoption of the merger agreement.

MID PENN SPECIAL MEETING—PROPOSAL NO. 2

AUTHORIZATION TO VOTE ON ADJOURNMENT OR OTHER MATTERS

General

If, at the Mid Penn special meeting, the number of shares of Mid Penn common stock present in person or by proxy is insufficient to constitute a quorum or the number of shares of Mid Penn common stock voting in favor is insufficient to adopt the merger agreement, Mid Penn management intends to adjourn the special meeting in order to provide the Mid Penn board of directors more time to solicit additional proxies. In that event, Mid Penn will ask its shareholders to vote only upon the adjournment proposal and not the proposal relating to adoption of the merger agreement.

In this proposal, Mid Penn is asking you to grant discretionary authority to the holder of any proxy solicited by the Mid Penn board of directors so that such holder can vote in favor of the proposal to adjourn the special meeting to solicit additional proxies. If the shareholders of Mid Penn approve the adjournment proposal, Mid Penn could adjourn the special meeting, and any adjourned session of the special meeting, and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders who have previously voted.

Generally, if the special meeting is adjourned, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the special meeting of the place, date and time to which the meeting is adjourned.

Recommendation of the Mid Penn Board of Directors

The Mid Penn board of directors recommends a vote “FOR” the proposal to authorize the board of directors to adjourn the special meeting of shareholders to allow time for the further solicitation of proxies to adopt the merger agreement.

INFORMATION ABOUT MID PENN BANCORP, INC.

Business

Mid Penn

Mid Penn is a one-bank holding company, incorporated in the Commonwealth of Pennsylvania in August 1991. On December 31, 1991, Mid Penn acquired, as part of the holding company formation, all of the outstanding common stock of Mid Penn Bank, and Mid Penn Bank became a wholly owned subsidiary of Mid Penn. Mid Penn’s primary business is to supervise and coordinate the business of its subsidiaries and to provide them with capital and resources.

Mid Penn’s consolidated financial condition and results of operations consist almost entirely of that of Mid Penn Bank, which is managed as a single business segment. At March 31, 2018, Mid Penn had total consolidated assets of $1.4 billion with total deposits of $1.0 billion and total shareholders’ equity of $139.1 million.

On January 8, 2018, Mid Penn completed its acquisition of Scottdale, which was accomplished through the merger of Scottdale with and into Mid Penn Bank. As of December 31, 2017, Scottdale had approximately $261 million in total assets and total deposits of approximately $211 million, based upon Scottdale’s December 31, 2017 Call Report filed with the FDIC.

Mid Penn’s legal headquarters is located at 349 Union Street, Millersburg, Pennsylvania 17061.

Mid Penn common stock is listed on the Nasdaq Global Select Market under the symbol “MPB.”

Mid Penn Bank

Mid Penn Bank was organized in 1868 under a predecessor name, Millersburg Bank, and became a state chartered bank in 1931, obtaining trust powers in 1935, at which time its name was changed to Millersburg Trust Company. In 1971, Millersburg Trust Company adopted the name “Mid Penn Bank”. On March 1, 2015, in connection with the acquisition of Phoenix Bancorp, Inc. (“Phoenix”) by Mid Penn, Phoenix’s wholly-owned banking subsidiary, Miners Bank, was merged with and into Mid Penn Bank. Mid Penn Bank was the surviving bank, and Miners Bank’s four branches in Schuylkill and Luzerne Counties, Pennsylvania operate as “Miners Bank, a Division of Mid Penn Bank”.

On January 8, 2018, in connection with the acquisition of Scottdale by Mid Penn, Scottdale was merged with and into Mid Penn Bank. Mid Penn Bank was the surviving bank, and Scottdale’s five branches in Fayette and Westmoreland Counties, Pennsylvania, operate as “Scottdale Bank & Trust, a Division of Mid Penn Bank.”

Mid Penn Bank presently has 29 full service retail banking properties located in Cumberland, Dauphin, Lancaster, Luzerne, Northumberland, Schuylkill, Fayette and Westmoreland Counties, Pennsylvania.

Mid Penn’s primary business consists of attracting deposits and loans from its network of community banking offices operated by Mid Penn Bank. Mid Penn Bank engages in full-service commercial banking and trust business, making available to the community a wide range of financial services, including, but not limited to, mortgage and home equity loans, secured and unsecured commercial and consumer loans, lines of credit, construction financing, farm loans, community development and local government loans and various types of time and demand deposits. Deposits of Mid Penn Bank are insured by the Deposit Insurance Fund (the “DIF”) of the FDIC to the maximum extent provided by law. In addition, Mid Penn Bank provides a full range of trust and retail investment services. Mid Penn Bank also offers other services such as online banking, telephone banking, cash management services, automated teller services and safe deposit boxes.

Mid Penn Bank is subject to regulation and supervision by the FDIC and PDB.

For more information about Mid Penn and Mid Penn Bank, please see “Where You Can Find More Information” on page [●].

THE FIRST PRIORITY SPECIAL MEETING

This joint proxy statement/prospectus is being furnished to First Priority shareholders by First Priority’s board of directors in connection with the solicitation of proxies from First Priority shareholders for use at the special meeting of First Priority shareholders and any adjournments or postponements of the special meeting.

Date, Time and Place

The special meeting will be held on [●], 2018 at [●], local time, at [●], subject to any adjournments or postponements.

Matters to be Considered

At the special meeting, First Priority shareholders will be asked to consider and vote upon the following proposals:

1.	adoption of the merger agreement as described in detail under the heading “The Merger” beginning on page [●]; and

2.	a proposal to authorize the board of directors to adjourn the special meeting, if necessary, to solicit additional proxies to adopt the merger agreement.

Shareholders Entitled to Vote

The close of business on [●], 2018 has been fixed by First Priority’s board of directors as the record date for the determination of those holders of First Priority common stock who are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting.

At the close of business on the record date there were [●] shares of First Priority common stock outstanding and entitled to vote.

Quorum and Required Vote

Each holder of record of shares of First Priority common stock as of the First Priority record date is entitled to cast one vote per share at the special meeting on each proposal. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of First Priority common stock entitled to vote at the special meeting constitutes a quorum for the transaction of business at the special meeting. The affirmative vote at the First Priority special meeting, in person or by proxy, of a majority of votes cast at the First Priority special meeting is required to approve the merger agreement and the proposal to adjourn the First Priority special meeting, if necessary, to solicit additional proxies.

How Shares Will Be Voted at the Special Meeting

All shares of First Priority common stock represented by properly executed proxies received before or at the special meeting, and not properly revoked, will be voted as specified in the proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the adoption of the merger agreement and “FOR” the adjournment or postponement of the special meeting, if necessary, to permit further solicitation of proxies.

If you hold shares of First Priority common stock in street name through a bank, broker or other nominee holder, the nominee holder may only vote your shares in accordance with your instructions. If you do not give specific instructions to your nominee holder as to how you want your shares voted, your nominee will indicate that it does not have authority to vote on the proposal, which will result in what is called a “broker non-vote.” Broker non-votes will be counted for determining whether there is a quorum present at the special meeting, but they will not be deemed to have been voted on any of the proposals. Abstentions and broker non-votes will not affect the outcomes of the proposals.

If any other matters are properly brought before the special meeting, the proxies named in the proxy card will have discretion to vote the shares represented by duly executed proxies in their sole discretion.

How to Vote Your Shares

First Priority shareholders may vote in person at the special meeting or by one of the following methods:

Voting by Mail. You may vote by completing and returning the enclosed proxy card. Your proxy will be voted in accordance with your instructions. If you do not specify a choice on one of the proposals described in this joint proxy statement, your proxy will be voted in favor of that proposal.

Voting by Internet. If you are a registered shareholder, you may vote electronically through the Internet by following the instructions included with your proxy card. If your shares are registered in the name of a broker or other nominee, you may be able to vote via the Internet. If so, the voting form your nominee sends you will provide Internet instructions.

Voting by Phone. Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call [●] and then follow the instructions.

Voting in Person. If you attend the meeting, you may deliver your completed proxy card in person or may vote by completing a ballot that will be available at the meeting. If your shares are registered in the name of a broker or other nominee and you wish to vote at the meeting, you will need to obtain a legal proxy from your bank or brokerage firm. Please consult the voting form sent to you by your bank or broker to determine how to obtain a legal proxy in order to vote in person at the special meeting. Should you have any questions on the procedure for voting your shares, please contact First Priority’s Corporate Secretary, Alice D. Flaherty, telephone (610) 280-7100.

How to Change Your Vote

If you are a registered shareholder, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to the Corporate Secretary of First Priority, or (3) attending the special meeting in person, notifying the Corporate Secretary and voting by ballot at the special meeting. The First Priority Corporate Secretary’s mailing address is 2 West Liberty Boulevard, Malvern, Pennsylvania 19355. If your shares are registered in the name of a broker or other nominee, you may revoke your proxy instructions by informing the holder of record in accordance with that entity’s procedures.

Solicitation of Proxies

First Priority will bear the cost of soliciting proxies for the First Priority special meeting. First Priority has engaged [●] (“[●]”) to act as the proxy solicitor and to assist in the solicitation of proxies for the First Priority special meeting of shareholders. First Priority has agreed to pay [●] approximately $[●], plus reasonable out-of-pocket expenses, for such services and will also indemnify against certain claims, costs, damages, liabilities, and expenses.

In addition to solicitation of proxies by mail, First Priority will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of First Priority common stock and secure their voting instructions. First Priority will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, First Priority may use several of its regular employees, who will not be specially compensated, to solicit proxies from First Priority shareholders, either personally or by telephone, facsimile, letter or other electronic means.

Mid Penn and First Priority will share equally the expenses incurred in connection with the copying, printing and distribution of this joint proxy statement/prospectus for their special meetings.

First Priority Affiliate Letter Agreements

As of the record date, directors and executive officers of First Priority and their affiliates had the right to vote [●] shares of First Priority common stock, or [●]% of the outstanding First Priority common stock entitled to be voted at the special meeting. Each of the directors and the executive officers of First Priority has agreed to vote all shares of First Priority common stock owned by him or her in favor of adoption of the merger agreement and the transactions contemplated thereby.

Attending the Meeting

All holders of First Priority common stock, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Shareholders of record can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted. We reserve the right to refuse admittance to anyone without both proper proof of share ownership and proper photo identification.

FIRST PRIORITY SPECIAL MEETING—PROPOSAL NO. 1

ADOPTION OF THE MERGER AGREEMENT

First Priority is asking its shareholders to adopt the merger agreement. For a detailed discussion of the merger, including the terms and conditions of the merger agreement, see “The Merger,” beginning on page [●]. As discussed in detail in the sections entitled “The Merger—First Priority’s Reasons for the Merger,” and “—Recommendation of First Priority’s Board of Directors,” beginning on pages [●] and [●], respectively, after careful consideration, the First Priority board of directors determined that the terms of the merger agreement and the transactions contemplated by it are in the best interests of First Priority’s shareholders and the board unanimously approved the merger agreement. Accordingly, First Priority’s board of directors unanimously recommends that First Priority shareholders vote “FOR” adoption of the merger agreement.

FIRST PRIORITY SPECIAL MEETING—PROPOSAL NO. 2

AUTHORIZATION TO VOTE ON ADJOURNMENT OR OTHER MATTERS

General

If, at the First Priority special meeting, the number of shares of First Priority common stock, present in person or by proxy, is insufficient to constitute a quorum or the number of shares of First Priority common stock voting in favor is insufficient to adopt the merger agreement, First Priority management intends to adjourn the special meeting in order to enable the First Priority board of directors more time to solicit additional proxies. In that event, First Priority will ask its shareholders to vote only upon the adjournment proposal and not the proposal relating to adoption of the merger agreement.

In this proposal, First Priority is asking you to grant discretionary authority to the holder of any proxy solicited by the First Priority board of directors so that such holder can vote in favor of the proposal to adjourn the special meeting to solicit additional proxies. If the shareholders of First Priority approve the adjournment proposal,

First Priority could adjourn the special meeting, and any adjourned session of the special meeting, and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders who have previously voted.

Generally, if the special meeting is adjourned, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the special meeting of the place, date and time to which the meeting is adjourned.

Recommendation of the First Priority Board of Directors

The First Priority board of directors recommends a vote “FOR” the proposal to authorize the board of directors to adjourn the special meeting of shareholders to allow time for the further solicitation of proxies to adopt the merger agreement.

INFORMATION ABOUT FIRST PRIORITY FINANCIAL CORP.

Business

First Priority

First Priority is a Pennsylvania business corporation and bank holding company with its headquarters in Malvern, Pennsylvania. At March 31, 2018, First Priority had total consolidated assets of $614.6 million. First Priority is the parent company of First Priority Bank, which operates eight retail banking offices in four counties in Pennsylvania. First Priority common stock is traded on the OTCQX Market under the symbol “FPBK.”

The principal executive offices of First Priority are located at 2 West Liberty Boulevard, Suite 104, Malvern, Pennsylvania 19355, and its telephone number is (610) 280-7100.

First Priority Bank

First Priority Bank is a state-chartered commercial banking institution which was incorporated under the laws of the Commonwealth of Pennsylvania on May 25, 2005. First Priority Bank’s deposits are insured by the FDIC up to the maximum amount permitted for all banks.

First Priority Bank engages in a full service commercial and consumer banking business with strong private banking and individual wealth management services. First Priority Bank offers a variety of consumer, private banking and commercial loans, mortgage products and commercial real estate financing. First Priority Bank’s operations are significantly affected by prevailing economic conditions, competition, and the monetary, fiscal, and regulatory policies of governmental agencies. Lending activities are influenced by a number of factors, including the general credit needs of individuals and small and medium-sized businesses in First Priority’s market area, competition, the current regulatory environment, the level of interest rates, and the availability of funds. Deposit flows and costs of funds are influenced by prevailing market rates of interest, competition, account maturities, and the level of personal income and savings in the market area.

First Priority Bank also offers certain financial planning and investment management services. These investment services are provided by First Priority Financial Services, a Division of First Priority Bank, through third party providers. In addition, First Priority Bank has entered into solicitation agreements with several investment advisors to provide portfolio management services to customers of the bank.

First Priority Bank currently seeks deposits and commercial and private banking relationships through its banking offices. First Priority Bank provides deposit products that include checking, money market and savings accounts and certificates of deposit as well as other deposit services, including cash management, electronic banking and mobile products as well as online account opening capabilities. First Priority Bank obtains funding in the local community by providing excellent service and competitive rates to its customers and utilizes various advertising to attract current and potential deposit customers. First Priority Bank also uses brokered certificates of deposit as a cost-effective funding alternative.

At March 31, 2018, First Priority had 69 full time equivalent employees consisting of 65 full time employees and 6 part-time employees. None of such employees is covered by a collective bargaining agreement, and First Priority believes that it enjoys good relations with its personnel.

Competition

First Priority’s core service area consists primarily of Berks, Bucks, Chester and Montgomery Counties, Pennsylvania. Within this service area, the banking business is highly competitive. First Priority competes with local banks, as well as numerous regionally based commercial banks, most of which have assets, capital and lending limits far larger than those of First Priority. First Priority also competes with savings banks, savings and loan associations, money market funds, insurance companies, stock brokerage firms, regulated small loan companies, and credit unions. The industry competes primarily in the area of interest rates, products offered, customer service and convenience.

Many of First Priority’s competitors enjoy several advantages over it, including larger asset and capital bases, the ability to finance wide-ranging advertising campaigns and to allocate their investment assets to areas of highest yield and demand.

Properties

The following summarizes First Priority’s properties, owned or leased, as of March 31, 2018.

Location	Owned or Leased
Malvern-Headquarters/Main Office, 2 West Liberty Boulevard, Malvern PA 159355	Leased
Bala Cynwyd Loan Production Office, 33 Rock Hill Road, Suite 100, Bala Cynwyd, PA 19004	Leased
Blue Bell Branch, 10 Sentry Parkway, Suite 100, Blue Bell, PA 19422	Leased
Exeter Branch, 4541 Perkiomen Avenue, Reading, PA 19606	Owned	(1)
Muhlenberg Branch, 4200 N. 5th Street Highway, Temple, PA 19560	Owned	(1)
Newtown Branch, 104 Pheasant Run, Suite 130, Newtown, PA 18940	Leased
Sinking Spring Branch, 3101 Shillington Road, Sinking Spring, PA 19608	Leased
West Chester Branch, 237 E. Gay Street, West Chester, PA 19380	Leased
Wyomissing Branch, 1310 Broadcasting Road, Wyomissing, PA 19610	Leased

(1)	The buildings located at the Exeter and Muhlenberg locations are owned; but are located on leased real estate. Upon expiration or termination of the lease, the buildings will become property of the landlord.

Legal Proceedings

There are no material pending legal proceedings, other than ordinary routine litigation incidental to the business, to which First Priority, or any of its subsidiaries, is a party or of which any of their respective property is subject.

Information about First Priority Designees to Mid Penn’s Board of Directors

The following provides information, as of December 31, 2017, about David E. Sparks, who is currently Chairman and Chief Executive Officer of First Priority and who is anticipated to be appointed to the board of directors of Mid Penn and Mid Penn Bank upon consummation of the merger. The information presented includes information Mr. Sparks has given us about his age, all positions he holds, and his principal occupation for the past five years. The following also includes certain individual qualifications and skills that contribute to the board’s effectiveness as a whole. Other than First Priority, Mr. Sparks is not a director of any other publicly-held company.

David E. Sparks, age 73, has served as a director of First Priority since its formation in 2007, and was the founder and a director of First Priority Bank since its inception in 2005. Mr. Sparks has served as Chairman, President and CEO of First Priority from its inception in 2007. Mr. Sparks also has served as Chairman and CEO of the Bank from its inception in 2005. Effective with the merger of First Priority and Affinity Bancorp, Inc. on February 28, 2013, Mr. Sparks became Chairman and CEO of First Priority and Chairman of First Priority Bank. Mr. Sparks was the Founder, Chairman and CEO of Millennium Bank from 1998 to 2004. Mr. Sparks is not considered independent of First Priority as determined in accordance with the independence standards of the Nasdaq stock market.

In addition to Mr. Sparks, three other current directors of First Priority, selected by First Priority after consultation with Mid Penn, will be appointed to the boards of directors of Mid Penn and Mid Penn Bank. As of the date of this document, the three additional First Priority designees have not yet been selected.

Security Ownership of Certain Beneficial Holders of First Priority

Beneficial ownership of First Priority common stock was determined by referring to Securities and Exchange Commission Rule 13d-3, which provides that a person should be credited with the ownership of any stock held, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares:

•	voting power, which includes power to vote or to direct the voting of the stock;

•	investment power, which includes the power to dispose or direct the disposition of the stock; or

•	the right to acquire beneficial ownership within 60 days after December 31, 2017.

Beneficial Ownership of Principal Holders

The following table shows, to the best of First Priority’s knowledge, those persons or entities, who owned of record or beneficially, on December 31, 2017, more than 5% of First Priority’s outstanding common stock.

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class
Tontine Financial Partners, L.P. 1 Sound Shore Drive, Suite 304 Greenwich, Connecticut 06830(1)	420,215	6.4%
PRB Investors LP 245 Park Avenue, 39th Floor New York, NY 10167	405,500	6.1%

(1)	This information is based solely on Schedule 13G/A filed jointly by Tontine Financial Partners, L.P. (“TFP”), Tontine Management, L.L.C. (“TM”) and Jeffrey L. Gendell, with the SEC on February 9, 2018, reporting ownership as of December 31, 2017. TM is the general partner of TFP and has the power to direct the affairs of TFP. Mr. Gendell is the managing member of TM and, in that capacity, directs its operations.

Beneficial Ownership of Executive Officers and Directors

The following table sets forth, as of May 16, 2018, and from information supplied by the respective persons, the amount and the percentage of First Priority common stock beneficially owned by each director and executive officer and all officers and directors of First Priority as a group.

Name of Beneficial Owner	Shares Beneficially Owned(1)		Percent Beneficial Ownership(1)
Lawrence E. Donato	183,247	(3)(6)	2.76%
Steven A. Ehrlich	132,293	(3)(4)(6)	1.98%
Joel L. Frank	2,000		*
Burton A. MacLean, Jr.	6,000		*
Jerome I. Marcus	173,613		2.61%
Mary Ann Messmer	43,504	(3)(5)(6)	*
Barry L. Myers	32,476		*
Mark J. Myers	37,977	(6)	*
Alan P. Novak	26,673	(2)	*
Mel A. Shaftel	154,418	(2)(3)(5)(7)	2.32%
Vincent P. Small, Jr.	91,251	(2)(3)(5)(7)	1.37%
Patrick M. Smith	21,789	(3)(5)(7)	*
David E. Sparks	313,533	(3)(6)	4.72%
Christopher E. Spinieo	40,205	(3)(5)(7)	*
Michael G. Wade	21,289	(3)(5)(7)	*
William L. Wetty	134,392	(2)(3)(5)(7)	2.02%

All present and nominee directors and named executive officers as a group (16 persons)	1,414,660		21.03%

*	Less than 1%
(1)	Shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares the power to vote or dispose of the shares, whether or not he or she has any economic interest in the shares. Unless otherwise indicated, the named beneficial owner has sole voting and investment power with respect to the shares. Also includes shares the holder has the right to acquire within sixty (60) days of May 16, 2018, and therefore amounts shown include options to acquire First Priority common stock that are exercisable on or before July 15, 2018. As of the date of this document, the number of shares represented by vested options which have been granted to all directors and named executive officers as a group totaled 81,892.
(2)	Includes a total of 1,000 options granted on December 11, 2008 to each non-employee director at an exercise price of $10.25 per share, which vested in full four years from the date of grant and will terminate ten years from the date of grant.
(3)	Mr. Donato’s beneficial ownership includes 82,671 shares of common stock owned jointly with his wife; 3,300 shares held in the name of his wife; and 19,203 shares of common stock owned by his adult children with respect to which Mr. Donato does not exercise voting or investment power.

Mr. Ehrlich’s beneficial ownership includes 42,696 shares of common stock in the estate of his parents in which Mr. Ehrlich shares voting and investment power.

Ms. Messmer’s beneficial ownership includes 5,000 shares of common stock held jointly with her husband.

Mr. Shaftel’s beneficial ownership includes 64,105 shares of common stock owned by trusts in which Mr. Shaftel shares voting and investment power.

Mr. Small’s beneficial ownership includes 1,800 shares of common stock held jointly with his wife.

Mr. Smith’s beneficial ownership includes 5,000 shares of common stock held jointly with his wife.

Mr. Sparks’ beneficial ownership includes 75,200 shares of common stock owned by his wife; 1,750 shares of common stock owned by his adult children with respect to which Mr. Sparks does not exercise voting and investment power; and 11,671 shares of common stock in a family trust which Mr. Sparks exercises shared voting and investment power with his wife and adult children.

Mr. Spinieo’s beneficial ownership includes 2,662 shares of common stock held in the name of his wife.

Mr. Wade’s beneficial ownership includes 10,000 shares of common stock held jointly with his wife.

Mr. Wetty’s beneficial ownership includes 123,642 shares of common stock owned jointly with his wife and 250 shares of common stock owned by his adult child with respect to which Mr. Wetty does not exercise voting or investment power.

(4)	The number of shares beneficially owned includes 31,892 options issued to Mr. Ehrlich as former CEO of ABI which became fully vested upon the change of control effective with the merger of ABI into First Priority and 42,696 shares of common stock held in the estate of his parents of which Mr. Ehrlich shares voting and investment power with his siblings.
(5)	Includes the following number of options which were granted May 6, 2011, at an exercise price of $5.58 and are fully vested: Ms. Messmer – 15,000 options; Mr. Shaftel – 5,500 options; Mr. Small – 5,500 options; Mr. Smith – 2,000 options; Mr. Wetty – 2,000 options; Mr. Spinieo – 1,000 options; and Mr. Wade – 1,000 options.
(6)	Includes the following number of shares of restricted stock granted on July 1, 2015, pursuant to the Company’s Stock Compensation Program: Mr. Sparks – 12,500 shares; Mr. Ehrlich – 2,600 shares; Mr. Donato – 4,300 shares; Ms. Messmer – 2,600 shares; and Mr. M. Myers – 5,200 shares. The restricted shares vest on the earlier to occur of: four years of continued employment; the mutually agreed retirement of the executive after the age of 66; or a change in control of the Company. The individuals exercise voting power over the restricted shares, but do not have investment power until the restriction is removed.
(7)	Includes the following fully vested options granted to non-employee directors as compensation for their service on the board of directors and board committees on which they served for the year 2012 which were granted on May 4, 2012 at an exercise price of $5.87 per share and will terminate ten years from the date of grant: Messrs. Shaftel, Small, Smith and Wetty – 3,000 options each; Messrs. Spinieo and Wade – 1,000 options each.

Compensation of David E. Sparks

Summary Compensation Table

The following table sets forth certain information with respect to the compensation of David E. Sparks for the last three fiscal years.

	Year	Salary ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation(4) ($)	Total ($)
David E. Sparks,	2017	$297,885	$19,691	$28,773	$15,177	None	$—	$52,336	$413,862
Chairman, and Chief	2016	275,000	—	39,425	15,177	None	—	50,795	380,397
Executive Officer(1)	2015	268,269	15,613	35,423	12,598	None	—	32,583	364,486

(1)	Mr. Sparks is also the Chairman of First Priority Bank.
(2)	The amounts reported represent specific performance awards approved by the compensation committee under the companywide incentive plan.
(3)	The amounts reported in this column reflect the expense, which is amortized through the vesting periods, for awards of restricted stock and stock options granted to Mr. Sparks.
(4)	(a) Includes for Mr. Sparks, a car allowance or car lease payments of $8,149 for 2017, $9,849 for 2016 and $6,567 for 2015 for business use of his vehicle. (b) Includes the expense of a club membership used for business generation for Mr. Sparks in the amount of $5,198 for 2017, $1,250 for 2016 and 2015. (c) First Priority Bank’s 401(k) matching contribution amount for Messrs. Sparks was $7,506 in 2017; and $7,298 in 2016; and $7,413 in 2015. (d) First Priority reimburses Mr. Sparks a portion of the premium on a life insurance policy held by a life insurance trust of which his spouse is the trustee and beneficiary. The amount reimbursed in 2017 and 2016 was $30,000 and in 2015 $15,000.

Outstanding Equity Awards at Fiscal Year End—2017

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David E. Sparks	25,000 0 0	0 60,000 40,000	(1)	0 0 0	$ $ $	5.58 5.25 5.94	5/6/21 12/19/23 7/1/25	12,500	(2)	$61,875	0 7,200	(3)	$0 57,888

(1)	Options granted on December 19, 2013 as part of the restructured change in control arrangements. See “Restructured Change in Control Arrangements” below. Market value per share of the restricted stock is $4.20 which is based on the tangible book value per share at September 30, 2013.
(2)	Restricted stock grants to senior executives on July 1, 2015 which vest upon the earlier of: four years of continued employment; the mutually agreed upon retirement of the executive after the age of 66; or a change in control of First Priority. Market value per share of $4.95 is based on the market price per share of First Priority’s common stock as of the close of business on July 1, 2015.
(3)	Distribution on May 1, 2017 as Incentive Compensation based on the First Priority’s 2016 operating performance. Market value per share of $8.04 is based on the market price per share of First Priority’s common stock as of the close of business on May 1, 2017.

Restructured Change in Control Arrangements

During 2013, management and the board of directors of First Priority took a series of steps to reduce the potential liability underlying the change-in-control agreements which had been in place since First Priority’s inception in 2005. These steps included a voluntary exchange of those contracts of all officers holding change-in-control contracts and stock options issued at previous dates for a new change-of-control severance plan and new stock options. The result of these steps significantly reduces the total amounts payable under such arrangements in the event of a change in control.

Accordingly, on December 19, 2013, the board of directors of First Priority approved restructured change in control arrangements to replace the previously executed change in control agreements between First Priority and its named executive officers: David E. Sparks, Lawrence E. Donato, Mary Ann Messmer and Mark J. Myers, along with other participating senior management personnel.

In each case, the previously executed change in control agreement between the named executive officer and First Priority, which generally provided for 24 months of severance payments in the event of involuntary termination of employment or resignation for specified events of “good reason” following a change in control, was terminated with the consent of the executive officer. In lieu of the change in control agreements, each of the named executive officers instead participate in First Priority Bank’s Severance Plan (the “Severance Plan”). Under the Severance Plan, which is a broad-based severance plan applicable to certain employees of First Priority and First Priority Bank, each executive will receive a severance benefit equal to continued base salary, as defined, for a period of twelve months (18 months in the case of Mr. M. Myers) in the event that the executive’s employment is terminated within one year following a “change in control” as a result of a work force reduction or job elimination.

In connection with the termination of the previously executed change in control agreements and the adoption of the new Severance Plan, the named executive officers received a grant of stock options under First Priority’s existing Stock Compensation Program. Such options, which vest only upon a change in control of First Priority, are exercisable for a period of ten years at an exercise price of $5.25 in the following amounts: Mr. Sparks –

60,000 shares; Mr. Donato – 45,000 shares; Ms. Messmer – 45,000 shares; and Mr. M. Myers – 40,000 shares. Such options were granted to replace previously granted options, in equal amounts for Messrs. Sparks, Donato and Ms. Messmer and 15,000 for Mr. M. Myers, which First Priority and each executive mutually agreed to terminate and which had exercise prices of either $10.00 or $10.25 per share.

Transactions with Certain Related Persons

Some of First Priority’s directors and executive officers, members of their immediate families and the companies with which they are associated were First Priority customers and had banking transactions with First Priority in the ordinary course of business during 2017 and 2016. All loans and commitments to lend were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other non-affiliated customers. In First Priority’s management’s opinion, the loans and commitments did not involve more than a normal risk of collectability or present other unfavorable features.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of First Priority—March 31, 2018

The following discussion summarizes First Priority’s results of operations and highlights material changes for the three months ended March 31, 2018 and 2017, and its financial condition as of March 31, 2018 and December 31, 2017. This discussion is intended to provide additional information about the significant changes in the results of operations presented in the accompanying consolidated financial statements for First Priority and its wholly owned subsidiary, First Priority Bank. First Priority’s consolidated financial condition and results of operations consist essentially of the Bank’s financial condition and results of operations. Current performance does not guarantee, and may not be indicative of, similar performance in the future.

You should read this discussion and analysis in conjunction with the unaudited consolidated financial statements for the period ended March 31, 2018 included herein as well as with the audited consolidated financial statements and the accompanying footnotes for the year ended December 31, 2017, included in First Priority’s Form 10-K filed with the Securities and Exchange Commission.

This discussion and analysis of financial condition and results of operations contains forward-looking statements that involve risks and uncertainties, such as First Priority’s plans, objectives, expectations and intentions. Therefore, this analysis should be read in conjunction with the “Cautionary Statement Regarding Forward-Looking Statements” presented elsewhere in this document and the “Risk Factors” presented elsewhere in this document and the “Risk Factors” described in First Priority’s Form 10-K for the period ended December 31, 2017.

Overview

The following table sets forth selected measures of First Priority’s financial position or performance for the dates or periods indicated.

	As of and for the three months ended March 31,
Dollars in thousands	2018	2017
Total revenue(1)	$4,851	$4,653
Net income	762	782
Total assets	614,634	602,597
Total loans receivable	518,252	487,781
Total deposits	511,986	467,971

(1)	Total revenue equals net interest income plus non-interest income.

Like most financial institutions, First Priority derives the majority of its income from interest it receives on its interest-earning assets, such as loans and investments. First Priority’s primary source of funds for making these loans and investments is its deposits, on which it pays interest. Consequently, one of the key measures of First Priority’s success is its amount of net interest income, or the difference between the income on its average interest-earning assets and the expense on its average interest-bearing liabilities, such as deposits and borrowings. Another key measure is the spread between the yield First Priority earns on these average interest-earning assets and the rate it pays on its average interest-bearing liabilities, which is called its net interest spread.

There are risks inherent in all loans, and First Priority maintains an allowance for loan losses to absorb probable losses on existing loans that may become uncollectible. This allowance is maintained by charging a provision for loan losses against operating earnings. A detailed discussion of this process, as well as several tables describing the allowance for loan losses is included herein.

In addition to earning interest on its loans and investments, First Priority earns income through other sources, such as fees and other charges to its banking customers and income from providing wealth management services, as well as net gains or losses realized from the sale of assets. The various components of non-interest income, as well as non-interest expense, are described in this section.

Critical Accounting Policies, Judgments and Estimates

First Priority has adopted various accounting policies that govern the application of accounting principles generally accepted in the United States of America and that are consistent with general practices within the banking industry in the preparation of its consolidated financial statements. First Priority’s significant accounting policies are described in Note 1 of the Notes to Consolidated Financial Statements included in First Priority’s Form 10-K as of December 31, 2017, filed with the Securities and Exchange Commission. In addition to the significant accounting policies described in Note 1 of First Priority’s Form 10-K, First Priority adopted ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” as of January 1, 2018. See Note 10 Revenue Recognition in the Notes to Unaudited Consolidated Financial Statements.

Certain accounting policies involve significant judgments and assumptions by First Priority that have a material impact on the carrying value of certain assets and liabilities. First Priority considers these accounting policies to be critical accounting estimates. The judgment and assumptions used are based on historical experience and other factors, which First Priority believes to be reasonable under the circumstances and have been reasonably consistent with prior results. Because of the nature of the judgments and assumptions made, actual results could differ from these estimates, which could have a material impact on the carrying values of its assets and liabilities and its results of operations. Material estimates that are particularly susceptible to significant change in the near term relate to investment securities impairment evaluation, the determination of the allowance for loan losses, valuation of other real estate owned, impairment of goodwill, the valuation of deferred tax assets and accounting for stock-based compensation.

Results of Operations

Income Statement Review

First Priority’s results of operations are affected by five major elements: (1) net interest income, or the difference between interest income earned on loans and investments and interest expense accrued on deposits and borrowed funds; (2) the provision for loan losses, or the amount added to the allowance for loan losses to provide reserves for inherent losses on loans or actual losses; (3) non-interest income, consisting of income from wealth management services, fees and other charges to our banking customers, and net gains or losses realized from the sale of assets; (4) non-interest expense, which consists primarily of salaries, employee benefits and other operating expenses; and (5) income taxes, including deferred taxes, when applicable. Each of these major elements is reviewed in more detail in the following discussion.

Results of Operations Comparative Summary

Shown in the table below are the three months reported results of operations as well as the increase (decrease) for the respective periods.

	For the three months ended March 31,		Increase (decrease)	% Change
	2018	2017
(Dollars in thousands)
Net interest income	$4,687	$4,475	$212	4.7%
Non-interest income	164	178	(14)	(7.9)%

Total Revenue	4,851	4,653	198	4.3%
Provision for loan losses	20	10	10	100.0%
Non-interest expenses	3,859	3,498	361	10.3%

Income before income tax expense	972	1,145	(173)	(15.1)%
Income tax expense	210	363	(153)	(42.1)%

Net Income	$762	$782	$(20)	(2.6)%
Preferred dividends, including net amortization	77	77	—	—

Net Income to common shareholders	$685	$705	$(20)	(2.8)%

Income per common share:
Basic	$0.10	$0.11	$(0.01)	(9.1)%

Diluted	$0.10	$0.11	$(0.01)	(9.1)%

Summary

First Priority’s consolidated net income for the three months ended March 31, 2018 was $762 thousand, or $0.10 per basic and fully diluted common share, compared to the first quarter of 2017 net income of $782 thousand, or $0.11 per basic and fully diluted common share. Income to common shareholders, after preferred dividends, totaled $685 thousand for the first three months of 2018, compared to $705 thousand for the same period in 2017.

Income before income tax expense decreased $173 thousand, or 15.1%, for the three months ended March 31, 2018, compared to the prior year. This decline resulted primarily from an increased level of expenses which included $92 thousand of merger costs, $74 thousand of additional expenses related to opening the Bank’s new West Chester branch office in February 2018 and incremental staffing costs to enhance customer business development strategy.

Net Interest Income

First Priority’s primary source of revenue is net interest income. Net interest income is determined by the average balances of interest-earning assets and interest-bearing liabilities and the interest rates earned and paid on these balances. The amount of net interest income recorded by First Priority is affected by the rate, mix and amount of growth of interest-earning assets and interest-bearing liabilities, the amount of interest-earning assets as compared to the amount of interest-bearing liabilities, and by changes in interest rates earned and interest rates paid on these assets and liabilities.

The following table sets forth, for the three months ended March 31, 2018 and 2017, information related to First Priority’s average balances, yields on average assets, and costs of average liabilities. Average balances are derived from the daily balances throughout the periods indicated and yields are derived by dividing income or expense by the average balance of the corresponding assets or liabilities. Average loans are stated net of deferred costs. The net dollar amounts and percentage changes of interest income and expense are presented for comparative purposes.

Analysis of Changes in Net Interest Income

	For the Three Months Ended March 31,						Net Change in Interest Income / Expenses
	2018			2017			$ Change	% Change
	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	2018 vs. 2017	2018 vs. 2017
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$519,154	$5,885	4.60%	$487,127	$5,293	4.41%	$592	11.2%
Taxable investment securities	45,978	328	2.89%	39,185	268	2.77%	60	22.4%
Nontaxable investment securities	9,463	97	4.16%	13,439	137	4.14%	(40)	(29.2)%

Total investment securities	55,441	425	3.11%	52,624	405	3.12%	20	4.9%
Deposits with banks and other(1)	6,908	44	2.56%	7,764	42	2.19%	2	4.8%

Total interest earning assets	581,503	6,354	4.43%	547,515	5,740	4.25%	614	10.7%
Non-interest-earning assets(1)	15,249			17,927

TOTAL ASSETS	$596,752			$565,442

Interest-bearing liabilities:
Demand, interest-bearing	$29,305	$26	0.37%	$53,567	$55	0.42%	$(29)	(52.7)%
Money market and savings	144,075	324	0.91%	114,782	166	0.59%	158	95.2%
Time deposits	258,650	983	1.54%	238,733	779	1.32%	204	26.2%
FHLB advances and other	38,881	161	1.68%	37,753	93	1.00%	68	73.1%
Subordinated debt	9,233	173	7.59%	9,209	172	7.59%	1	—

Total interest-bearing liabilities	480,144	1,667	1.41%	454,044	1,265	1.13%	402	31.8%
Non interest-bearing liabilities:
Demand, non interest-bearing deposits	63,151			60,768
Other liabilities	2,466			2,031
Shareholders’ equity	50,991			48,599

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$596,752			$565,442

Net interest income/rate spread		$4,687	3.02%		$4,475	3.12%	$212	4.7%

Net interest margin			3.27%			3.31%

(1)	Interest income includes dividends from restricted investments in bank stocks; the average balance of these restricted stocks are included in non-interest-earning assets.

Net interest income can also be analyzed in terms of the impact of changing interest rates and changing volume as shown in the Changes in Net Interest Income table below which sets forth the effect which varying levels of average interest-earning assets, interest-bearing liabilities and the applicable yields and rates have had on changes in net interest income for the periods presented.

	Changes in Net Interest Income
	For the Three Months Ended March 31, 2018 vs. 2017 Increase (Decrease) Due to Change In
	(Dollars in thousands)
	Volume	Rate	Net Change
Interest income:
Loans receivable	$357	$235	$592
Taxable investment securities	49	11	60
Nontaxable investment securities	(41)	1	(40)

Total investment securities	8	12	20
Deposits with banks and other	(5)	7	2

Total interest earning assets	360	254	614
Interest expense:
Demand, interest-bearing	(23)	(6)	(29)
Money market and savings	50	108	158
Time deposits	69	135	204
FHLB advances and other borrowings	4	64	68
Subordinated debt	1	—	1

Total interest bearing liabilities	101	301	402

Change in net interest income	$259	$(47)	$212

For the three months ended March 31, 2018, net interest income increased $212 thousand, or 4.7%, to $4.69 million compared to $4.48 million for the same period in 2017. Net interest margin decreased 4 basis points, to 3.27% in the current quarter, compared to 3.31% for the three months ended March 31, 2017. At the same time, net interest spread decreased 10 basis points from 3.12% for the first quarter of 2017 to 3.02% for the same period in 2018. Overall, when comparing these periods, incremental growth of average balances (volume) accounted for an increase of $259 thousand while the change in our relative rate structure resulted in a decline in net interest income of $47 thousand.

Average interest-earning assets for the first quarter of 2018 increased $34.0 million, or 6.21%, including an increase in average loans of $32.0 million, or 6.6%, and an increase in average investment securities and average other interest-earning assets of $2.0 million, or 3.2%, when compared to the prior year period. This overall increased volume of average earning assets provided an additional $360 thousand in interest income, specifically $357 thousand provided from incremental loan balances. The average yield on earning assets increased 18 basis points in the current period compared to the prior year three month period from 4.25% to 4.43%. The calculated change in interest income related to changing rates is impacted by both changes in comparable interest rates for each product and by the weighting of those changes in conjunction with relative product mix structure. This total increase of interest income related to rates was $254 thousand when comparing these periods, with the increase primarily related to loans as the corresponding average rate increased 19 basis points.

Average interest-bearing liabilities increased $26.1 million, or 5.8%, in the first quarter of 2018 compared to the same period last year. During this time, overall average interest-bearing deposits increased $24.9 million, or 6.1%, as average money market and savings deposits increased $29.3 million and average time deposits increased $19.9 million; partially offset by a decline of $24.3 million in average interest-bearing demand deposits which was primarily related to withdrawals from four separate school district accounts at the end of their fiscal years in mid 2017. At the same time, average total borrowed funds, including subordinated debt and FHLB advances and other, increased $1.2 million, or 2.5%, when comparing the first quarter of 2018 to 2017. The incremental growth of average interest-bearing liabilities resulted in an increase of interest expense of $101 thousand. At the same time, the average rate on interest-bearing liabilities increased 28 basis points from 1.13% for the first quarter of 2017 to 1.41% in the current period, which along with the change in mix of balances accounted for an increase in interest expense of $301 thousand.

Provision for Loan Losses

The allowance for loan losses is established through provisions for loan losses charged against operations. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance as recoveries.

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management’s periodic evaluation of the adequacy of the allowance is based on known or potential risks in the portfolio, adverse situations that may affect a borrower’s ability to repay, the estimated value of any underlying collateral, the composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revisions as more information becomes available or economic conditions change.

At the end of each quarter or more often, if necessary, First Priority analyzes the collectability of its loans and accordingly adjusts the loan loss allowance to an appropriate level. The allowance for loan losses covers estimated credit losses on individually evaluated loans that are determined to be impaired, as well as estimated credit losses inherent in the remainder of the loan portfolio. For a description of the process for determining the adequacy of the allowance for loan losses, see the “Allowance for Loan Losses” section below.

The provision for loan losses was $20 thousand and $10 thousand for the three months ended March 31, 2018 and 2017, respectively. The ongoing level of provision is impacted by the adequacy of the allowance as described above, including an analysis of impaired and non-performing loans, as well as by the level of incremental loan volume and net charge-offs of loans. Total loans outstanding decreased slightly during both of the three months ended March 31, 2018 and 2017. Net loan charge-offs totaled $20 thousand for the three months ended March 31, 2018 compared to $8 thousand for the three months ended March 31, 2017, while period end asset quality ratios generally improved from a year ago.

Non-Interest Income

For the three months ended March 31, 2018, non-interest income totaled $164 thousand, compared to $178 thousand for the same period in 2017, respectively. As detailed in the table below, non-interest income is comprised of wealth management fees, which are principally non-recurring commissions and fees related to the sale of insurance products and annuities, service charges on deposit accounts, income resulting from the investment in bank owned life insurance, gains from the sale of investment securities, and other fees which the Bank collects from its banking customers. The most significant decline in non-interest income related to gains realized from the sale of investment securities, which was $25 thousand for the three months ended March 31, 2017, compared to none recorded in the current period.

Components of non-interest income are shown in the table below:

	For the Three Months Ended March 31,		Net Change	% Change
			2018 vs. 2017	2018 vs. 2017
	2018	2017
	(Dollars in thousands)
Non-Interest Income
Wealth management fee income	$41	$39	$2	5.1%
Service charges on deposits	29	36	(7)	(19.4)
Other branch fees	45	50	(5)	(10.0)
Loan related fees	12	9	3	33.3
Gains on sales of investment securities	—	25	(25)	(100.0)
Bank owned life insurance income	16	18	(2)	(11.1)
Other	21	1	20	2,000.0

Total Non-Interest Income	$164	$178	$(14)	(7.9)%

Non-Interest Expenses

For the three months ended March 31, 2018, non-interest expenses were $3.86 million, compared to $3.50 million, respectively, in the same period in 2017, representing an increase of $361 thousand, or 10.3%, respectively. The following table sets forth information related to the various components of non-interest expenses for each respective period.

	For the Three Months Ended March 31,		Net Change	% Change
			2018 vs. 2017	2018 vs. 2017
	2018	2017
	(Dollars in thousands)
Non-Interest Expenses
Salaries and employee benefits	$2,215	$2,026	$189	9.3%
Occupancy and equipment	501	455	46	10.1
Data processing equipment and operations	258	228	30	13.2
Professional fees	211	172	39	22.7
Marketing, advertising and business development	58	40	18	45.0
FDIC insurance assessments	142	146	(4)	(2.7)
Pennsylvania bank shares tax expense	98	90	8	8.9
Other real estate owned costs	(45)	32	(77)	(240.6)
Merger related costs	92	—	92	100.0
Other	329	309	20	6.5

Total Non-Interest Expenses	$3,859	$3,498	$361	10.3%

Highlights of significant non-interest expenses items for the three-month period ended March 31, 2018 versus the comparable 2017 period include the following:

•	Salaries and employee benefits increased $189 thousand, or 9.3%, in the three months ended March 31, 2018 compared to the first quarter of 2017. This increase includes the addition of a Chief Banking Officer focused on developing and implementing an enhanced customer development growth strategy within our existing markets. Additionally, the current quarter included an increased level of stock based compensation costs partially offset by a lower level of incentive compensation expense accruals.

•	Occupancy and equipment costs increased $46 thousand, or 10.1%, comparing the current quarter with the same period in 2017. The current year includes an incremental $40 thousand related to the new branch opening in West Chester in February, 2018.

•	Data processing fees increased $30 thousand, or 13.2%, compared to the first quarter of 2017.

•	Professional fees increased $39 thousand, or 22.7%, in the first quarter of 2018 compared to 2017, primarily related to consulting expenses.

•	Marketing, advertising and business development expenses increased $18 thousand, or 45.0%, in the current quarter compared to last year, primarily related to marketing campaigns to introduce the new West Chester office to enhance brand awareness, product brochure enhancements and specific deposit product advertising.

•	FDIC insurance assessments and the Pennsylvania bank shares tax expenses are primarily influenced by the increased asset size and equity levels of the Bank.

•	Other real estate owned costs reflects a reduction of expenses during the quarter as costs totaling $60 thousand were more than offset by gains of $105 thousand resulting from the sale of two properties during the quarter. Other real estate costs for the three months ended March 31, 2017 totaled $32 thousand.

•	Merger related costs incurred for the first quarter of 2018 were $92 thousand, consisting primarily of legal related costs totaling $79 thousand. There were no merger related costs in the prior year.

Provision for Income Taxes

Income tax expense recorded in the three months ended March 31, 2018 totaled $210 thousand compared to $363 thousand for the three months ended March 31, 2017. First Priority’s effective tax rate for the three months ended March 31, 2018 was 21.6% compared to 31.7% for the three months in the prior year and reflects a reduction in First Priority’s maximum corporate tax rate from 34% in 2017 to 21% in 2018, resulting from the enactment of the Tax Cut and Jobs Act in December 2017, which was partially offset by non-deductible merger expense of $92 thousand.

First Priority’s net operating loss (“NOL”) carryforwards totaled $701 thousand as of March 31, 2018. First Priority acquired this remaining NOL for tax purposes related to the acquisition of Prestige Community Bank, which initially totaled $2.0 million, which is subject to certain limitations and expires in 2028 if not fully utilized.

Financial Condition as of March 31, 2018 and December 31, 2017

Balance Sheet Review

			Net Change	% Change
	March 31, 2018	December 31, 2017	2018 vs. 2017	2018 vs. 2017
	(Dollars in thousands)
Assets
Cash and cash equivalents	$30,495	$8,257	$22,238	269.3%
Investment securities	54,346	71,038	(16,692)	-23.5%
Loans receivable	518,252	518,927	(675)	-0.1%

Total earning assets	603,093	598,222	4,871	0.8%

Allowance for loan losses	(3,405)	(3,405)	—	0.0%
Restricted investments in bank stocks	2,032	1,416	616	43.5%
Premises and equipment, net	2,025	1,607	418	26.0%
Bank owned life insurance	3,342	3,326	16	0.5%
Other real estate owned	440	550	(110)	-20.0%
Deferred income tax assets, net	937	923	14	1.5%
Goodwill and other identifiable intangibles	2,879	2,894	(15)	-0.5%
Other assets	3,291	4,409	(1,118)	-25.4%

Total assets	$614,634	$609,942	$4,692	0.8%

Liabilities
Deposits	$511,986	$523,150	$(11,164)	-2.1%
Borrowed funds	49,263	33,856	15,407	45.5%
Other liabilities	2,162	2,440	(278)	-11.4%

Total liabilities	563,411	559,446	3,965	0.7%
Equity
Total shareholders’ equity	51,223	50,496	727	1.4%

Total liabilities and shareholders’ equity	$614,634	$609,942	$4,692	0.8%

Total assets at March 31, 2018 were $614.6 million, representing an increase of $4.7 million, or 0.8%, when compared to total assets of $609.9 million at December 31, 2017. Total assets at March 31, 2018 consisted primarily of earning assets totaling $603.1 million, including loans outstanding of $518.3 million, investment securities of $54.3 million and cash and cash equivalents of $30.5 million. At December 31, 2017, total assets consisted primarily of earning assets totaling $598.2 million, including of loans outstanding of $518.9 million, investment securities of $71.0 million and cash and cash equivalents of $8.3 million.

Deposits totaled $512.0 million at March 31, 2018 compared to $523.2 million at December 31, 2017, a decrease of $11.2 million, or 2.1%. Borrowed funds, consisting primarily of advances from Federal Home Bank of Pittsburgh, totaled $49.3 million at March 31, 2018 compared to $33.9 million at December 31, 2017, an increase of $15.4 million, or 45.5%.

Shareholders’ equity at March 31, 2018 was $51.2 million, representing an increase of $727 thousand from $50.5 million at December 31, 2017, primarily due to earnings recorded during the related period.

Investments

First Priority’s total investment portfolio was $54.3 million at March 31, 2018, compared to $71.0 million at December 31, 2017, a decline of $16.7 million, or 23.5%. During the three months ended March 31, 2018, the

First Priority had no purchases of additional investments and no investment sales. As of December 31, 2017, the investment portfolio included $15 million of short-term investments, consisting of a Federal Home Loan Bank short term discount note, which was purchased related to year-end tax planning strategies and subsequently matured in January of 2018. Other investment portfolio activity resulted in a decline in balances of $1.7 million.

As of March 31, 2018 and December 31, 2017, investments totaling $35.8 million and $52.4 million, respectively, were classified as available for sale while $18.5 million and $18.6 million, respectively, were classified as held to maturity. Total investments accounted for 8.8% and 11.6% of total assets at each respective date. Securities classified as available for sale are accounted for at fair value, with the difference between fair value and amortized cost reflected in other comprehensive income or loss. The Company had net unrealized losses on available for sale securities totaling $573 thousand at March 31, 2018 compared to $6 thousand at December 31, 2017. Available for sale securities are securities that management intends to hold for an indefinite period of time or securities that may be sold in response to changes in interest rates, prepayment expectations, capital management and liquidity needs.

The total investment portfolio at March 31, 2018 was comprised of federal agency securities (11%), federal agency mortgage backed securities and federal agency collateralized mortgage obligations (44%), obligations of states and political subdivisions (41%), and corporate and other debt securities (4%). All investment securities were either government guaranteed, issued by a government agency or investment grade. First Priority had no investment securities deemed to have other than temporary impairment (“OTTI”) at March 31, 2018 or December 31, 2017 and recorded no OTTI charges during either of the three months ended March 31, 2018 and 2017.

The following table sets forth information about the contractual maturities and weighted average yields of investment securities at March 31, 2018. Actual maturities may differ from contractual maturities due to scheduled principal payments and unscheduled prepayments of mortgage backed securities and, where applicable, the ability of an issuer to call a security prior to the contractual maturity date.

	Securities Available for Sale, at Fair Value As of March 31, 2018
	Within 1 year		After one but within five years		After five but within ten years		Over ten years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)
U.S. Government agency securities	$3,995	1.22%	$1,969	1.56%	$—	—	$—	—	$5,964	1.33%
Obligations of states and political subdivisions	—	—	—	—	—	—	4,266	4.05%	4,266	4.05%
Federal agency mortgage backed securities	—	—	502	1.81%	8,666	2.04%	14,724	2.42%	23,892	2.27%
Federal agency collateralized mortgage obligations	—	—	99	1.46%	—	—	—	—	99	1.46%
Other debt securities	—	—	—	—	1,577	5.50%	—	—	1,577	5.50%

Total investments available for sale	$3,995	1.22%	$2,570	1.60%	$10,243	2.57%	$18,990	2.79%	$35,798	2.47%

	Securities Held to Maturity, at Amortized Cost As of March 31, 2018
	Within 1 year		After one but within five years		After five but within ten years		Over ten years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)
Obligations of states and political subdivisions	$97	5.80%	$1,011	3.74%	$2,365	4.65%	$14,592	4.28%	$18,065	4.31%
Other debt securities	—	—	—	—	—	—	483	4.37%	483	4.37%

Total investments held to maturity	$97	—	$1,011	3.74%	$2,365	4.65%	$15,075	4.28%	$18,548	4.28%

The amortized cost and fair value of First Priority’s investments, classified as available for sale or held to maturity, at March 31, 2018 and December 31, 2017 are shown in the following table:

	March 31, 2018		December 31, 2017
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)
Available For Sale:
Obligations of U.S. government agencies and corporations	$5,994	$5,964	$20,991	$20,971
Obligations of states and political subdivisions	4,213	4,266	4,218	4,386
Federal agency mortgage-backed securities	24,563	23,892	25,524	25,289
Federal agency collateralized mortgage obligations	101	99	111	109
Other debt securities	1,500	1,577	1,500	1,583
Money market mutual fund	—	—	35	35

Total investment securities available for sale	$36,371	$35,798	$52,379	$52,373

Held To Maturity:
Obligations of states and political subdivisions	$18,065	$18,704	$18,183	$19,132
Other debt securities	483	527	482	533

Total held to maturity	$18,548	$19,231	$18,665	$19,665

Restricted investments in bank stocks

Restricted investments in bank stocks represent the investment in the common stock of correspondent banks required in order to transact business with those banks. Investments in restricted stock are carried at cost.

At both March 31, 2018 and December 31, 2017, the Bank held $110 thousand in common stock of Atlantic Community Bancshares, Inc. (parent company of Atlantic Community Bankers Bank), Camp Hill, Pennsylvania. Additionally, First Priority had investments in the common stock of the FHLB Bank of Pittsburgh totaling $1.9 million and $1.3 million as of March 31, 2018 and December 31, 2017, respectively.

Loans

First Priority’s loan portfolio is the primary component of its assets. At March 31, 2018, total loans were $518.3 million, representing a decrease of $675 thousand, or 0.1%, from total loans outstanding of $518.9 million at December 31, 2017. During the first three months of 2018, new organic loan production totaled approximately $12 million while First Priority experienced approximately $10 million in principal payments, unscheduled loan payoffs or net declines in usage related to lines of credit outstanding. Additionally, a net decline related to payments received on purchased real estate portfolios was $1.8 million. The following table sets forth the classification of First Priority’s loan portfolio at March 31, 2018 and December 31, 2017.

	March 31, 2018		December 31, 2017
	Amount	Percent of total	Amount	Percent of total
Dollars in thousands
Commercial & Industrial	$87,375	17%	$85,395	16%
Commercial Mortgage	235,392	46%	235,946	46%
Commercial Construction	33,517	6%	30,866	6%

Total Commercial	356,284	69%	352,207	68%
Residential Mortgage	132,092	25%	133,727	26%
Home Equity Lines	19,236	4%	19,295	4%
Other Consumer	10,823	2%	13,780	2%

Total Consumer	30,059	6%	33,075	6%

Total Loans	518,435	100%	519,009	100%
Net deferred loan costs or (fees)	(183)	0%	(82)	—

Total	$518,252	100%	$518,927	100%

Commercial mortgage loans consist of loans originated for commercial purposes which are secured by nonfarm, nonresidential properties, multifamily residential properties, or 1-4 family residential properties. As of March 31, 2018, commercial mortgage loans totaled $235.4 million, consisting of $151.9 million of loans to finance commercial business properties, of which 62% are owner occupied, $15.3 million to finance, and are secured by, multifamily properties, $54.7 million secured by 1-4 family residential dwelling properties for business purposes, and $13.5 million for other purposes. In addition, as of March 31, 2018, loans to lessors of non-residential buildings totaled $85.6 million, which is included in commercial mortgage loans; of this amount, $34.2 million, or 40%, of these loans are related to owner occupied buildings.

As of December 31, 2017, commercial mortgage loans totaled $235.9 million, consisting of $153.4 million of loans to finance commercial business properties, of which 64% are owner occupied, $14.7 million to finance, and are secured by, multifamily properties, $54.7 million secured by 1-4 family residential dwelling properties for business purposes, and $13.1 million for other purposes. In addition, as of December 31, 2017, loans to lessors of non-residential buildings totaled $87.7 million, which is included in commercial mortgage loans; of this amount, $35.9 million, or 41%, of these loans are related to owner occupied buildings.

The payment experience of certain non-owner occupied commercial mortgage loans may be dependent upon the successful operation of the real estate project. These risks can be significantly affected by supply and demand conditions in the market for office and retail space and for apartments and, as such, may be subject to a greater extent to adverse conditions in the economy. In dealing with these risk factors, First Priority generally limits itself to a real estate market or to borrowers with which First Priority has experience. First Priority generally concentrates on originating commercial real estate loans secured by properties located within its market area, and many of First Priority’s commercial real estate loans are secured by owner-occupied property with personal guarantees of the debt.

Regulatory guidelines for total construction, land development and other land loans are 100% of total risk-based capital and further guidance whereby total construction, land development and other land loans combined with real estate loans secured by multifamily or nonresidential properties and loans to finance commercial real estate or construction loans (not secured by real estate) are set at 300% of total risk-based capital. First Priority Bank monitors these two ratios, which as of March 31, 2018, totaled 78% and 214% of total risk-based capital, respectively, both well within the regulatory suggested guidance.

Credit Quality

First Priority Bank’s written lending policies require specified underwriting, loan documentation and credit analysis standards to be met prior to funding, with additional credit department approval for the majority of new loan balances. The Loan Committee is comprised of senior members of management who oversee the loan approval process to monitor that proper standards are maintained.

The following table summarizes non-performing assets and performing troubled debt restructurings at the dates indicated.

	March 30, 2018	December 31, 2017
	(Dollars in thousands)
Loans past due 90 days or more and still accruing interest	$—	$263
Non-accrual loans	599	638

Total non-performing loans(1)	599	901
Other real estate owned	440	550

Total non-performing assets(2)	1,039	1,451
Performing troubled debt restructurings(3)	918	930

Total non-performing assets and performing troubled debt restructurings	$1,957	$2,381

Non-performing loans as a percentage of total loans	0.12%	0.17%
Non-performing assets as a percentage of total assets	0.17%	0.24%
Non-performing assets and performing troubled debt restructurings as a percentage of total assets	0.32%	0.39%
Ratio of allowance to non-performing loans at end of period	568%	378%
Ratio of allowance to non-performing assets at end of period	327%	235%
Allowance for loan losses as a percentage of total loans	0.66%	0.66%

(1)	Non-performing loans are comprised of (i) loans that have a non-accrual status; (ii) accruing loans that are 90 days or more past due; and (iii) non-performing troubled debt restructured loans.
(2)	Non-performing assets are comprised of non-performing loans, other real estate owned (assets acquired in foreclosure) and repossessed assets.
(3)	Performing troubled debt restructurings are accruing loans that have been restructured in troubled debt restructurings and are in compliance with their modified terms.

Total non-performing loans were $599 thousand at March 31, 2018, and $901 thousand at December 31, 2017. During the quarter, a commercial loan which was ninety plus days past due and still accruing interest pending asset sale as of December 31, 2017, totaling $263 thousand, was paid off in January based on completion of the sale of the property with no losses incurred. Additionally, a charge-off was recorded on a non-accrual loan of $37 thousand related to a non-performing commercial loan secured by residential real estate. Total non-performing loans as a percentage of total loans was 0.12% as of March 31, 2018 compared to 0.17% at December 31, 2017.

Other real estate owned totaled $440 thousand at March 31, 2018 compared to $550 thousand at December 31, 2017. This decline was primarily related to the liquidation of two properties during this three month period. As of March 31, 2018 and December 31, 2017 there were no repossessed assets. Non-performing assets totaled $1.0 million, or 0.17% of total assets, as of March 31, 2018, compared to $1.5 million, or 0.24% of total assets, as of December 31, 2017.

While not considered non-performing, First Priority’s performing troubled debt restructurings are closely monitored as they consist of loans that have been modified where the borrower is experiencing financial difficulty. Troubled debt restructurings may be deemed to have a higher risk of loss than loans which have not been restructured. At March 31, 2018 and December 31, 2017, First Priority had performing troubled debt restructurings totaling $918 and $930 thousand, respectively, as of each respective date.

First Priority Bank’s management continues to monitor and explore potential options and remedial actions to recover the Bank’s investment in non-performing loans. According to its policy, First Priority Bank is required to maintain a specific reserve for impaired loans. See the “Allowance for Loan Losses” section below for further information.

First Priority Bank’s total delinquency amount is comprised of loans past due 30 to 89 days and still accruing plus the balance of nonperforming loans. As of March 31, 2018 and December 31, 2017, loans past due 30 to 89 days and still accruing totaled $956 thousand and $2.95 million, respectively, which when added to the non-performing loans for each period, resulted in a total delinquency ratio of 0.30% and 0.74%, respectively, of total loans outstanding.

Allowance for Loan Losses

The allowance for loan losses represents an amount that First Priority believes will be adequate to absorb estimated credit losses on loans that may become impaired. While First Priority applies the methodology discussed below in connection with the establishment of the allowance for loan losses, the allowance is subject to critical judgments on the part of management. Risks within the loan portfolio are analyzed on a continuous basis by the management, periodically analyzed by an external independent loan review function, and are also reviewed by the audit committee. A risk system, consisting of multiple grading categories, is utilized as an analytical tool to assess risk and appropriate allowances. In addition to the risk system, management further evaluates the risk characteristics of the loan portfolio under current and anticipated economic conditions and considers such factors as the financial condition of the borrower, past and expected loss experience, and other factors which management believes deserve recognition in establishing an appropriate allowance. These estimates are reviewed at least quarterly, and, as adjustments become necessary, they are realized in the periods in which they become known.

First Priority uses a quantitative and qualitative method to allocate its allowance to the various loan categories. An unallocated component, which is maintained to cover uncertainties that could affect management’s estimate of probable losses, reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio. Additions to the allowance are made by provisions charged to expense, and the allowance is reduced by net charge-offs, which are loans judged to be uncollectible, less any recoveries on loans previously charged off. Although management attempts to maintain the allowance at an adequate level, future additions to the allowance may be required due to the growth of the loan portfolio, changes in asset quality, changes in market conditions and other factors. Additionally, various bank regulatory agencies periodically review the allowance for loan losses. These agencies may require additional provisions based upon their judgment about information available to them at the time of their examination. Although management uses what it believes to be the best information available, the level of the allowance for loan losses remains an estimate which is subject to significant judgment and short term change.

The following table sets forth a summary of the changes in the allowance for loan losses for the periods indicated:

	For the Three Months Ended March 31,
	2018	2017
	(Dollars in thousands)
Balance at the beginning of period	$3,405	$3,330

Charge-offs:
Commercial and Industrial	47	—
Other consumer loans	—	24

Total loans charged off	47	24
Recoveries:
Commercial and Industrial	1	—
Residential Mortgage Loans	25	—
Other consumer	1	16

Total recoveries	27	16

Net loans charged off	20	8
Provision charged to operations	20	10

Balance at end of period	$3,405	$3,332

Average loans(1)	$519,154	$487,127

Ratio of net charge-offs (recoveries) during period to average loans outstanding during period (annualized)(1)	0.02%	0.01%
Allowance for loan losses as a percentage of total loans	0.66%	0.68%

(1)	Includes non-accrual loans

The following table sets forth the allocation of the allowance for loan losses by loan category. The specific allocations in any particular category may be reallocated in the future to reflect the then current conditions. Accordingly, management considers the entire allowance to be available to absorb losses in any category.

	March 31,		December 31,
	2018		2017
	Amount	Percent of total loans(1)	Amount	Percent of total loans(1)
(In thousands except percentage data)
Commercial and Industrial	$649	17%	$666	18%
Commercial Mortgage	1,098	46%	1,078	46%
Commercial Construction	156	6%	147	5%
Residential Mortgage Loans	617	25%	624	23%
Home Equity Lines of Credit	133	4%	103	5%
Other Consumer Loans	64	2%	74	3%

Total Allocated	2,717	100%	2,692	100%

Unallocated	688		713

Total Allowance for loan losses	$3,405		$3,405

(1)	Represents loans outstanding in each category, as of the date shown, as a percentage of total loans outstanding.

A specific allocation of the allowance for loan losses is established for loans that are classified as impaired or are performing troubled debt restructurings when the discounted cash flows or related collateral value of each loan is lower than the carrying value of that loan. A specific allocation of $140 thousand has been provided on impaired loans of $1.5 million at March 31, 2018 compared to a specific allocation of $182 thousand related to $1.6 million of impaired loans at December 31, 2017.

The general allocation component of the allowance for loan losses relates to reserves established for pools of homogenous loans which includes both a qualitative and quantitative analysis. The qualitative analysis utilizes a risk matrix that incorporates qualitative and environmental factors such as: loan volume, management, loan review process, internal policies and procedures, economic environment, credit concentrations, credit quality trends, and regulatory and other external factors. These factors are each risk rated using five levels from weak to strong which could create a total qualitative adjustment factor of up to 65 basis points of gross loans, depending on individual ratings applied by management based on the assessment of the portfolio. The quantitative analysis uses a historical four year rolling average loan loss experience factor which management believes is a sufficient period to properly represent swings resulting from changing economic cycles, and therefore, reflects an appropriate period of loss history for calculating the general reserve in the current environment. The cumulative results from the qualitative and quantitative analysis of the loan portfolio resulted in a general allocation portion of the allowance for loan losses totaling $2.6 million and $2.5 million as of March 31, 2018 and December 31, 2017, respectively.

An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable loss. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio. The unallocated component remained relatively flat when comparing the nine months ended March 31, 2018 to the year ended December 31, 2017.

These allocations could change based on general economic or environmental factors or due to a specific credit situation which could develop within the loan portfolio. However, based on all relevant information currently available as of March 31, 2018, management believes that the allowance for loan losses of $3.4 million is adequate as of that date and the allocations described above are appropriate.

Loan Concentrations

First Priority’s loans consist of credits to borrowers spread over a broad range of industrial classifications. The largest concentrations of loans are to lessors of nonresidential buildings and lessors of residential buildings and dwellings. As of March 31, 2018, these loans totaled $85.6 million and $59.9 million, respectively, or 16.5% and 11.5%, respectively, of the total loans outstanding. As of December 31, 2017, these same classifications of loans totaled $87.7 million and $60.4 million, respectively, or 16.9% and 11.6%, respectively, of the total loans outstanding. These credits were subject to normal underwriting standards and did not present more than the normal amount of risk assumed by First Priority’s other lending activities. Management believes this concentration does not pose abnormal risk when compared to the risk it assumes in other types of lending. The Company has no other concentration of loans which exceeds 10% of total loans.

Deposits

Deposits represent the primary source of funding for earning assets. Deposits totaled $512.0 million at March 31, 2018 compared to $523.2 million at December 31, 2017, representing a decrease of $11.2 million, or 2.1%. During the three months ended March 31, 2018, non-interest bearing deposits increased $3.8 million, or 5.8%, primarily from the Bank’s continued focus on cash management. During this same period, interest bearing deposits decreased $15.0 million, or 3.3%, primarily related to a decrease in total time deposits of $14.4 million, or 5.1%, as brokered time deposits declined $7.9 million and all other time deposits decreased $6.5 million. Additionally, interest-bearing checking accounts increased $415 thousand, or 1.4%, while money market and savings accounts decreased $956 thousand, or 0.7%.

First Priority attracts deposits by offering competitive products and interest rates on a broad spectrum of deposit products to customers in its local marketplace, generally through its retail branch system, and also through its internet banking platform. First Priority Bank supplements deposits raised locally with the issuance of brokered deposits when cost effective relative to local market pricing. At March 31, 2018 and December 31, 2017, brokered deposits totaled $112.3 million and $120.2 million, respectively, which are included in time deposits. The guidelines governing First Priority Bank’s participation in the brokered CD market are included in First Priority Bank’s Asset Liability Management Policy, which is reviewed, revised and approved annually by the asset liability management committee and the board of directors. The FDIC places restrictions on a depository institution’s use of brokered deposits based on the bank’s capital classification. A well-capitalized institution may accept brokered deposits without FDIC restrictions. An adequately capitalized institution must obtain a waiver from the FDIC in order to accept brokered deposits, while an undercapitalized institution is prohibited by the FDIC from accepting brokered deposits. First Priority Bank is classified as well-capitalized under the prompt corrective action provisions (see “Regulatory Matters” of the Notes to Unaudited Consolidated Financial Statements) and, therefore, may accept brokered deposits without FDIC restrictions.

The following table sets forth the average balance of deposits and the average rates paid on deposits for the periods presented.

	For the Three Months Ended March 31,
	2018		2017
	Average Balance	Rate	Average Balance	Rate
	(Dollars in thousands)
Demand, non-interest bearing	$63,151		$60,768
Demand, interest-bearing	29,305	0.37%	53,567	0.42%
Money market and savings deposits	144,075	0.91%	114,782	0.59%
Time deposits	258,650	1.54%	238,733	1.32%

Total interest-bearing deposits	432,030	1.25%	407,082	1.00%

Total deposits	$495,181		$467,850

Short-Term Borrowed Funds

At March 31, 2018, First Priority had short-term borrowings totaling $31.0 million, compared to $15.6 million at December 31, 2017, an increase of $15.4 million, or 98.6%, between the periods. Short-term borrowings consist of advances from the FHLB with an original maturity of one year or less as of issuance date and provide a short-term funding source related to all other balance sheet changes. Advances from the FHLB at March 31, 2018 are collateralized by an investment in the common stock of the FHLB, by a specific pledge of First Priority Bank’s investment assets and by a blanket lien on qualifying mortgages within the Bank’s loan portfolio.

The following table outlines First Priority’s various sources of short-term borrowed funds at or for each of the three months ended March 31, 2018 and 2017. The maximum balance represents the highest indebtedness for each category of short-term borrowed funds at any month-end during each of the periods shown.

	For the Three Months Ended March 31,
	2018	2017
	(Dollars in thousands)
Federal funds purchased:
Balance at period end	$—	$—
Weighted average rate at period end	—	—
Maximum month-end balance	$—	$—
Average daily balance during the period	$5	$—
Weighted average rate during the period	1.77%	0.00%
FHLB short-term borrowings:
Balance at period end	$31,025	$62,364
Weighted average rate at period end	1.87%	0.99%
Maximum month-end balance	$36,625	$62,364
Average daily balance during the period	$29,876	$25,753
Weighted average rate during the period	1.70%	0.91%

Long-Term Debt

Long-term debt totaled $9.0 million at both March 31, 2018 and December 31, 2017. These borrowings consisted of advances from the FHLB with an original maturity in excess of one year and carry a weighted average interest rate of 1.58% as of both March 31, 2018 and December 31, 2017, and an average remaining life of 1.5 years and 1.7 years, respectively. Advances from the FHLB are collateralized by an investment in the common stock of the FHLB, by a specific pledge of the Bank’s investment assets and by a blanket lien on qualifying mortgages within First Priority Bank’s loan portfolio. Balances of FHLB long-term debt averaged $9.0 million and $12.0 million during the three months ended March 31, 2018 and 2017, respectively, with an average rate of 1.60% and 1.19% for each of these respective periods. The maximum month-end balance of these borrowings was $9.0 million and $12.0 million for the three month periods of 2018 and 2017, respectively.

Subordinated Debt

On November 13, 2015, First Priority Bank entered into Subordinated Note Purchase Agreements with five accredited investors under which First Priority Bank issued subordinated notes (the “Notes”) totaling $9.5 million, resulting in net proceeds of approximately $9.2 million after issuance costs. The Notes have a maturity date of November 30, 2025, and bear interest at a fixed rate of 7.00% per annum. The Notes are non-callable for an initial period of five years and include provisions for redemption pricing between 101.5% and 100.5% of the liquidation value, if called after five years but prior to the maturity date.

Capital Resources

Shareholders’ equity at March 31, 2018 was $51.2 million, representing an increase of $727 thousand from $50.5 million at December 31, 2017. Increases in equity related to net income of $762 thousand, stock based compensation costs of $135 thousand, exercise of common stock options of $357 thousand and a negative impact from market volatility related to the investment securities portfolio resulting in a net change in net unrealized gains (losses) totaling $450 thousand, and a decrease from preferred dividends paid of $77 thousand.

First Priority Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet the minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on First

Priority Bank’s financial condition and results of operations. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, First Priority Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. First Priority Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.

First Priority Bank exceeds the minimum capital requirements established by regulatory agencies. Under the capital adequacy guidelines, capital is classified into two tiers. These guidelines require an institution to maintain a certain level of Tier 1 and Tier 2 capital to risk-weighted assets. Tier 1 capital consists of common shareholders’ equity and qualifying preferred stock, excluding the unrealized gain or loss on securities available for sale, minus certain intangible assets plus trust preferred securities up to 25% of Tier 1 capital, with the excess being treated as Tier 2 capital. Tier 2 capital also consists of the allowance for loan losses, subject to certain limitations, and qualifying subordinated debt. In determining the amount of risk-weighted assets, all assets, including certain off balance sheet assets, are multiplied by a risk-weight factor of 0% to 100% based on the risks believed inherent in the type of asset.

Quantitative measures established by regulation to ensure capital adequacy require First Priority Bank to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets and of Tier 1 capital to average assets, known as the Tier 1 leverage ratio. The following table sets forth the capital ratios for both First Priority and First Priority Bank at March 31, 2018 and December 31, 2017. First Priority currently meets the definition of a “small bank holding company” under the FRB’s regulations, and thus is not subject to any capital requirements; however, First Priority meets the holding company regulatory requirements for “well-capitalized” for each stated period. First Priority Bank was considered “well-capitalized” and met or exceeded its applicable regulatory requirements for both periods.

	First Priority Financial Corp.		First Priority Bank
	As of March 31, 2018	As of December 31, 2017	For Capital Adequacy Purposes	For Capital Adequacy with Capital Buffer (2018)	To Be Considered “Well- Capitalized”	As of March 31, 2018	As of December 31, 2017
Total risk-based capital	12.61%	12.19%	8.00%	9.875%	10.00%	12.49%	12.15%
Tier 1 risk-based capital	10.00%	9.62%	6.00%	7.875%	8.00%	9.88%	9.58%
Tier 1 common equity capital	9.30%	8.93%	4.50%	6.375%	6.50%	9.88%	9.58%
Tier 1 leverage capital	8.19%	8.10%	4.00%	N/A	5.00%	8.09%	8.08%

The capital ratios above reflect the new capital requirements under “Basel III”. As of March 31, 2018, First Priority Bank and the Company were in compliance with the new requirements. See Note 8—Regulatory Matters for additional discussion regarding regulatory capital requirements.

Return on Average Equity and Assets

The following table shows the return on average assets (net income divided by total average assets), return on equity (net income divided by average equity), and the equity to assets ratio (average equity divided by total average assets) for the three months ended March 31, 2018 and 2017.

	At or for the Three Months Ended March 31,
	2018	2017
Return on average assets	0.52%	0.56%
Return on average equity	6.06%	6.53%
Average equity to average assets ratio	8.54%	8.59%

Off-Balance Sheet Arrangements

Through the operations of the First Priority, First Priority has made contractual commitments to extend credit, in the ordinary course of its business activities, to meet the financing needs of customers. Such commitments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized on the balance sheets. These commitments are legally binding agreements to lend money at predetermined interest rates for a specified period of time and generally have fixed expiration dates or other termination clauses. The same credit and collateral policies are used in making these commitments as for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis and collateral is obtained, if necessary, based on the credit evaluation of the borrower. The amount of collateral obtained, if deemed necessary by First Priority Bank upon extension of credit, is based on management’s credit evaluation. Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory and equipment.

At March 31, 2018 and December 31, 2017, outstanding commitments to extend credit consisting of total unfunded commitments under lines of credit were $113.8 million and $115.2 million, respectively. In addition, as of each of these dates, First Priority maintained $1.8 million and $2.3 million of performance standby letters of credit outstanding, respectively, and $1.7 million of financial standby letters of credit outstanding as of each respective date, on behalf of its customers.

As of March 31, 2018 and December 31, 2017 First Priority did not have any deposit letters of credit outstanding.

First Priority is not involved in any other off-balance sheet contractual relationships, unconsolidated related entities that have off-balance sheet arrangements or transactions that could result in liquidity needs or other commitments that could significantly impact earnings. First Priority believes that it has adequate sources of liquidity to fund commitments that may be drawn upon by borrowers.

Liquidity

The objective of liquidity management is to assure that sufficient sources of funds are available, as needed and at a reasonable cost, to meet the ongoing and unexpected operational cash needs and commitments of First Priority and to take advantage of income producing opportunities as they arise. Sufficient liquidity must be available to meet the cash requirements of depositors wanting to withdraw funds and of borrowers wanting their credit needs met. Additionally, liquidity is needed to insure that First Priority has the ability to act at those times when profitable new lending and investment opportunities arise. While the desired level of liquidity may vary depending upon a variety of factors, it is a primary goal of First Priority to maintain adequate liquidity in all economic environments through active balance sheet management.

Liquidity management is the ongoing process of monitoring and managing First Priority’s sources and uses of funds. The primary sources of funds are deposits, scheduled amortization of loans outstanding, maturities and cash flow generated from the investment portfolio and funds provided by operations. Scheduled loan payments and investment maturities are relatively predictable sources of funds; however, deposit flows and loan prepayments are far less predictable and are influenced by the level of interest rates, economic conditions, local competition and customer preferences. Liquidity is also provided by unused lines of credit with correspondent banks and First Priority’s borrowing capacity at the FHLB. First Priority measures and monitors its liquidity position on an ongoing basis in order to better understand, predict and respond to balance sheet trends, unused borrowing capacity and liquidity needs. The liquidity position is managed on a daily basis as part of the daily settlement function and on an ongoing basis through the asset liability management function.

The key elements of First Priority’s liquidity planning process involve a primary focus on the development of a stable, core funding base; utilization of wholesale funding sources to supplement core funding; maintenance of an appropriate level of asset liquidity; management of the maturity structure of funding sources and of funding concentrations; and maintenance of borrowing facilities.

Wholesale funding sources utilized by First Priority Bank include brokered certificates of deposits, secured advances from the FHLB, federal funds purchased and other secured borrowing facilities. At March 31, 2018, wholesale funding sources totaled $152.3 million and were comprised of $112.3 million of brokered certificates of deposit and $40.0 million of FHLB advances. At December 31, 2017, wholesale funding sources totaled $144.8 million and were comprised of $120.2 million of brokered certificates of deposit and $24.6 million of FHLB advances. Wholesale funding is generally used in managing the daily liquidity needs and when it is the most cost effective funding source available to First Priority. Management continually evaluates all available funding sources for cost and availability.

An integral part of First Priority Bank’s balance sheet management strategy is to establish and maintain borrowing facilities with correspondent banks for access to funding. Off-balance sheet borrowing capacity provides the immediate availability of funds to meet short-term financing needs without requiring First Priority Bank to maintain excess liquidity in its investment portfolio, which may have a negative impact on earnings. In today’s environment of historically low interest rates, it also provides effective longer term funding, in terms of the cost and structure. Long term borrowings from the FHLB cannot be called prior to maturity, which provides much greater protection against a rise in interest rates when compared to retail deposits, which can be redeemed early by the depositor at lower than market rate penalties.

As of March 31, 2018 and December 31, 2017, First Priority Bank had a borrowing facility with a correspondent bank totaling $10 million, available for short-term limited purpose usage, of which $2 million is available unsecured. The remaining $8 million is a secured line of credit.

At March 31, 2018 and December 31, 2017, First Priority Bank had a total borrowing capacity with the FHLB of $236 million and $221 million, respectively, with advances and letters of credit outstanding of $40.0 million and $24.6 million, respectively. Short-term liquid assets at March 31, 2018 and December 31, 2017 totaled $26.0 million and $17.7 million, respectively, and were comprised of $25.0 million and $2.7 million, respectively, of interest bearing deposits held at correspondent banks and, $1.0 million and $15.0 million, respectively, of investment securities due within 30 days.

Interest Rate Sensitivity

It is the responsibility of the board of directors and senior management to understand and control the interest rate risk exposures assumed by First Priority. The board has delegated authority to the asset liability management committee (“ALCO”) for the development of ALCO policies and for the management of the asset liability management function. The ALCO committee is comprised of senior management representing all primary functions of First Priority and meets monthly. ALCO has the responsibility for maintaining a level of interest rate risk exposures within board of director approved limits.

The primary objective of asset liability management is to optimize net interest income over time while maintaining a balance sheet mix that is prudent with respect to liquidity, capital adequacy and interest rate risk. The absolute level and volatility of interest rates can have a significant impact on the profitability of First Priority. Interest rate risk management is the process of identifying and controlling the potential adverse impact of interest rates movements on First Priority’s net interest income and on the fair value of its assets and liabilities.

One tool used to monitor interest rate risk is the measurement of its interest sensitivity “gap,” which is the positive or negative dollar difference between interest-earning assets and interest-bearing liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by changing the mix, pricing and repricing characteristics of First Priority’s assets and liabilities, through management of its investment portfolio, loan and deposit product offerings, and through wholesale funding. Managing the amount of assets and liabilities repricing in the same time interval helps to hedge interest rate risk and minimize the impact on net interest income of rising or falling interest rates. First Priority generally would benefit from increasing market rates of interest when it has an asset-sensitive gap position and generally would benefit from decreasing market rates of interest when First Priority is liability-sensitive.

At March 31, 2018, First Priority was marginally liability sensitive at the one-year gap position, as it has more liabilities subject to repricing in the subsequent twelve month period than assets. It must be noted, however, that the gap analysis is not a precise indicator of First Priority’s exposure to changing interest rates. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. Furthermore, the results are influenced by management assumptions concerning the repricing characteristics of deposit products with no contractual maturities, the timing of the repricing of variable rate loans with interest rates currently fixed at interest rate floors, and prepayment speeds of loans and investments subject to prepayment prior to maturity. Additionally, net interest income performance may be impacted by other significant factors in a given interest rate environment, including changes in the volume and mix of interest-earning assets and interest-bearing liabilities.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of First Priority— December 31, 2017

The following discussion summarizes First Priority’s results of operations for the years ended December 31, 2017 and 2016, and its financial condition as of December 31, 2017 and 2016 and highlights material changes. This discussion is intended to provide additional information about the significant changes in the results of operations presented in the accompanying consolidated financial statements, contained in this document, for First Priority and its wholly owned subsidiary, First Priority Bank. First Priority’s consolidated financial condition and results of operations consist essentially of the Bank’s financial condition and results of operations. Current performance does not guarantee, and may not be indicative of, similar performance in the future. This discussion and analysis of financial condition and results of operations contains forward-looking statements that involve risks and uncertainties, such as First Priority’s plans, objectives, expectations and intentions.

Readers should note that many factors, some of which are discussed elsewhere in this report, could affect the future financial results of First Priority and could cause those results to differ materially from those expressed or implied in the forward-looking statements contained in this document.

Overview

The following table sets forth selected measures of First Priority’s financial position or performance for the dates or periods indicated (dollars in thousands).

	As of December 31, and for the year ended December 31,
	2017	2016	2015	2014	2013
Total revenue(1)	$19,245	$18,261	$17,340	$16,782	$15,239
Net income(2)	2,458	2,300	2,112	6,925	196
Total assets	609,942	597,795	546,540	492,311	446,088
Total loans receivable	518,927	488,243	409,153	375,222	335,737
Total deposits	523,150	467,688	408,687	378,209	357,420

(1)	Total revenue equals net interest income plus non-interest income.
(2)

Net income in 2017 includes a non-recurring charge of $571 thousand to income tax expense to reduce the value of First Priority’s net deferred tax asset as a result of the Tax Cuts and Jobs Act, enacted on December 22, 2017, which lowered First Priority’s future maximum corporate tax rate from 34 percent to

21 percent. Net income in 2014 includes an income tax benefit of $4.50 million which resulted from the reversal of the valuation allowance on First Priority’s net deferred tax assets.

Like most financial institutions, First Priority derives the majority of its income from interest it receives on its interest-earning assets, such as loans and investments. First Priority’s primary source of funds for making these loans and investments is its deposits, on which it pays interest. Consequently, one of the key measures of First Priority’s success is its amount of net interest income, or the difference between the income on its average interest-earning assets and the expense on its average interest-bearing liabilities, such as deposits and borrowings. Another key measure is the spread between the yield First Priority earns on these average interest-earning assets and the rate it pays on its average interest-bearing liabilities, which is called its net interest spread.

There are risks inherent in all loans, and First Priority maintains an allowance for loan losses to absorb probable losses on existing loans that may become uncollectible. This allowance is maintained by charging a provision for loan losses against operating earnings. A detailed discussion of this process, as well as several tables describing the allowance for loan losses is included herein.

In addition to earning interest on its loans and investments, First Priority earns income through other sources, such as fees and other charges to its banking customers and income from providing wealth management services, as well as net gains or losses realized from the sale of assets. The various components of non-interest income, as well as non-interest expense, are described in this section.

Critical Accounting Policies, Judgments and Estimates

First Priority has adopted various accounting policies that govern the application of accounting principles generally accepted in the United States of America and that are consistent with general practices within the banking industry in the preparation of its consolidated financial statements. First Priority’s significant accounting policies are described in Note 1 of the Notes to Consolidated Financial Statements.

Certain accounting policies involve significant judgments and assumptions by First Priority that have a material impact on the carrying value of certain assets and liabilities. First Priority considers these accounting policies to be critical accounting estimates. The judgment and assumptions used are based on historical experience and other factors, which First Priority believes to be reasonable under the circumstances and have been reasonably consistent with prior results. Because of the nature of the judgments and assumptions made, actual results could differ from these estimates, which could have a material impact on the carrying values of its assets and liabilities and its results of operations. Material estimates that are particularly susceptible to significant change in the near term relate to investment securities impairment evaluation, valuation of acquired loans, the determination of the allowance for loan losses, valuation of other real estate owned, impairment of goodwill, the valuation of deferred tax assets and accounting for stock-based compensation.

Investment Securities Impairment Evaluation. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of First Priority to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. When a determination is made that an other-than-temporary impairment exists but First Priority does not intend to sell the debt security and it is more likely than not that it will not be required to sell the debt security prior to its anticipated recovery, the other-than-temporary impairment is separated into (a) the amount of the total other-than-temporary impairment related to a decrease in cash flows expected to be collected from the debt security (the credit loss) and (b) the amount of the total other-than-temporary impairment related to all other factors. The amount of the total other-than-temporary impairment related to the credit loss is recognized in earnings. The amount of the total other-than-temporary impairment related to all other factors is recognized in other comprehensive income. Management believes that there are no investment securities with other-than-temporary impairment for each of the reporting periods presented.

Acquired Loans. Fair values for loans which resulted from bank acquisitions are based on a discounted cash flow methodology that involves significant assumptions and judgments as to estimate of credit risk, prepayment risk, liquidity risk, default rates, loss severity, payment speeds, collateral values and discount rate.

Allowance for Loan Losses. The allowance for loan losses represents management’s estimate of losses inherent in the loan portfolio as of the balance sheet date and is recorded as a reduction to loans.

Pools of loans are evaluated for loss exposure based upon historical loss rates in each category of loans and adjusted for qualitative factors. Management assigned each factor a value to reflect improving, stable or declining conditions based on its best judgment using relevant information available at the time of the evaluation. Adjustments to the factors are supported through documentation of changes in conditions in a narrative accompanying the allowance for loan loss calculation.

An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent.

See the Allowance for Loan Losses section related to Balance Sheet Review as of December 31, 2017 and December 31, 2016 for more information.

Other Real Estate Owned. Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Any write-down, at or prior to the dates the real estate is considered foreclosed, is charged to the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell.

Goodwill. Goodwill represents the excess of the cost of an acquired entity over the fair value of the identifiable net assets acquired in accordance with the acquisition method of accounting. Goodwill is not amortized but is reviewed for potential impairment on an annual basis, or more often if events or circumstances indicate that there may be impairment.

Income Taxes. Deferred taxes are provided on the liability method whereby deferred tax assets (“DTA”) are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. First Priority files a consolidated federal income tax return with First Priority Bank.

If management makes a determination based on the available evidence that it is more likely than not that some portion or all of the deferred tax assets will not be realized in future periods a valuation allowance is calculated and recorded. These determinations are inherently subjective and dependent upon estimates and judgments concerning management’s evaluation of both positive and negative evidence. The weight given to the potential effect of positive and negative evidence must be commensurate with the extent to which it can be objectively verified.

When determining the need for a valuation allowance, First Priority assessed the possible sources of taxable income available under tax law to realize a tax benefit for deductible temporary differences and carryforwards, as defined by Accounting Standards Codification (“ASC”) Topic 740-10-30-18. This guidance related to when a valuation allowance on the DTA should be maintained, generally provides that the valuation allowance should be reversed, when in the judgment of management, it is more likely than not that the DTA will be realized. Management has determined that the DTA will be realized and does not maintain a valuation allowance.

Stock Based Compensation. Compensation costs related to share-based payment transactions are recognized in the financial statements over the period that an employee provides service in exchange for the award. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model based on management’s assumptions. The value of restricted stock awards is determined based on the estimated fair value of the shares at the date of the award.

Results of Operations

Income Statement Review

First Priority’s results of operations are affected by five major elements: (1) net interest income, or the difference between interest income earned on loans and investments and interest expense accrued on deposits and borrowed funds; (2) the provision for loan losses, or the amount added to the allowance for loan losses to provide reserves for inherent losses on loans; (3) non-interest income, consisting of income from wealth management services, fees and other charges to our banking customers, and net gains or losses realized from the sale of assets; (4) non-interest expense, which consists primarily of salaries, employee benefits and other operating expenses; and (5) income taxes, including deferred taxes, when applicable. Each of these major elements is reviewed in more detail in the following discussion.

Results of Operations Comparative Summary

Shown in the table below are the reported results of operations as well as the increase (decrease) for the respective periods.

	For the year ended December 31,		Increase (decrease)	% Change
	2017	2016
(Dollars in thousands, except per share data):
Net interest income	$18,204	$16,716	$1,488	8.9%
Non-interest income	1,041	1,545	(504)	(32.6)%

Total Revenue	19,245	18,261	984	5.4%
Provision for loan losses	385	710	(325)	(45.8)%
Non-interest expenses	14,401	14,123	278	2.0%

Income before income tax expense	4,459	3,428	1,031	30.1%
Income tax expense	2,001	1,128	873	77.4%

Net Income	$2,458	$2,300	$158	6.9%
Preferred dividends, including net warrant amortization	306	407	(101)	(24.8)%

Income to common shareholders	$2,152	$1,893	$259	13.7%

Income per common share:
Basic	$0.33	$0.29	$0.04	13.8%

Diluted	$0.32	$0.29	$0.03	10.3%

Summary

For the year ended December 31, 2017, First Priority’s consolidated net income increased 6.9% to $2.46 million, or $0.33 per basic common share and $0.32 per fully diluted common share versus $2.30 million, or $0.29 per basic and fully diluted common share for the same period in 2016. For the year ended December 31, 2017, income before income taxes totaled $4.46 million, a 30.1% increase over $3.43 million recorded in 2016, while income to common shareholders, after preferred dividends, totaled $2.15 million, a 13.7% increase over $1.89 million reported in the prior year.

The earnings in 2017 were negatively impacted by a non-recurring non-cash reduction in the value of First Priority’s net deferred tax asset (“DTA”) which resulted in a charge of $571 thousand which is included in the provision for income tax expense. This income tax adjustment was a result of the Tax Cuts and Jobs Act, enacted on December 22, 2017, which lowered First Priority’s future maximum corporate tax rate from 34 percent to 21 percent. Although this reduced rate will provide tax savings in future periods, this charge was required to write-down First Priority’s DTA, which was previously valued based upon the projection of a 34 percent future tax rate.

Adjusted 2017 net income, when excluding the $571 thousand charge to reduce the value of the DTA, would have been $3.03 million or $0.42 per basic common share and $0.40 per fully diluted common share, representing a 31.7% increase in 2017 earnings compared to 2016’s full-year net income of $2.30 million, or $0.29 per basic and fully diluted common share. There were no unusual tax charges recorded during 2016.

Management believes that calculating earnings per share excluding the impact of the adjustment of the deferred tax asset provides important supplemental information in evaluating First Priority’s operating results because this non-recurring charge is not incurred as a result of ongoing operations. However, reporting earnings in this manner constitutes reporting financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Income tax effects of non-GAAP adjustments are calculated using the applicable statutory tax rate for the jurisdictions in which the charges (benefits) are incurred, while taking into consideration any valuation allowances or non-deductible portions of the non-GAAP adjustments. This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of First Priority’s results and financial condition as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Management believes that this non-GAAP supplemental information will be helpful in understanding First Priority’s ongoing operating results. This supplemental presentation should not be construed as an inference that First Priority’s future results will be unaffected by similar adjustments to be determined in accordance with GAAP.

The following table provides a reconciliation of earnings and earnings per share adjusted for the exclusion of this non-recurring adjustment:

	For the year ended December 31,
(Unaudited, in thousands, except per share data)	2017	2016
Net income	$2,458	$2,300
Plus: adjustment of deferred tax asset	571	—

Net income excluding non-recurring expenses	$3,029	$2,300

Preferred dividends	306	407

Income to common shareholders excluding non-recurring expenses	$2,723	$1,893

Adjusted basic earnings per common share	$0.42	$0.29

Adjusted diluted earnings per common share	$0.40	$0.29

Weighted average common shares outstanding:
Basic	6,559	6,514
Diluted	6,785	6,570

Net Interest Income

First Priority’s primary source of revenue is net interest income. Net interest income is determined by the average balances of interest-earning assets and interest-bearing liabilities and the interest rates earned and paid on these balances. The amount of net interest income recorded by First Priority is affected by the rate, mix and amount of growth of interest-earning assets and interest-bearing liabilities, the amount of interest-earning assets as compared to the amount of interest-bearing liabilities, and by changes in interest rates earned and interest rates paid on these assets and liabilities.

The following table sets forth, for the years ended December 31, 2017 and 2016, information related to First Priority’s average balances, yields on average assets, and costs of average liabilities. Average balances are derived from the daily balances throughout the periods indicated and yields are derived by dividing income or expense by the average balance of the corresponding assets or liabilities. Average loans are stated net of deferred costs. The net dollar amounts and percentage changes of interest income and expense are presented for comparative purposes.

Analysis of Changes in Net Interest Income

	For the Year Ended December 31,						Net Change in Interest Income / Expenses
	2017			2016			$ Change	% Change
	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	2017 vs. 2016	2017 vs. 2016
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$494,051	$22,074	4.47%	$438,867	$19,570	4.46%	$2,504	12.8%
Taxable investment securities	43,330	1,199	2.77%	45,045	1,150	2.55%	49	4.3%
Nontaxable investment securities	14,403	579	4.02%	9,985	408	4.09%	171	41.9%

Total investment securities	57,733	1,778	3.08%	55,030	1,558	2.83%	220	14.1%
Deposits with banks and other (1)	8,346	201	2.41%	6,624	118	1.79%	83	70.3%

Total interest-earning assets	560,130	24,053	4.29%	500,521	21,246	4.24%	2,807	13.2%
Non-interest-earning assets (1)	16,690			18,644

TOTAL ASSETS	$576,820			$519,165

Interest-bearing liabilities:
Demand, interest-bearing	$39,333	$156	0.40%	$48,758	$161	0.33%	$(5)	(3.1)%
Money market and savings	120,782	922	0.76%	100,620	520	0.52%	402	77.3%
Time deposits	255,376	3,635	1.42%	220,436	2,866	1.30%	769	26.8%
FHLB advances and other borrowings	37,392	447	1.20%	36,600	295	0.81%	152	51.5%
Subordinated debt	9,218	689	7.48%	9,196	688	7.48%	1	0.1%

Total interest-bearing liabilities	462,101	5,849	1.27%	415,610	4,530	1.09%	1,319	29.1%

	For the Year Ended December 31,						Net Change in Interest Income / Expenses
	2017			2016			$ Change	% Change
	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	2017 vs. 2016	2017 vs. 2016
	(Dollars in thousands)
Non interest-bearing liabilities:
Demand, non-interest bearing deposits	62,703			54,036
Other liabilities	2,050			1,746
Shareholders’ equity	49,966			47,773

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$576,820			$519,165

Net interest income/rate spread		$18,204	3.02%		$16,716	3.15%	$1,488	8.9%

Net interest margin			3.25%			3.34%

(1)	Interest income includes dividends from restricted investments in bank stocks; average balance of these restricted stocks are included in non-interest-earning assets.

Net interest income can also be analyzed in terms of the impact of changing interest rates and changing volume as shown in the Changes in Net Interest Income table below which sets forth the effect which varying levels of average interest-earning assets, interest-bearing liabilities and the applicable yields and rates have had on changes in net interest income for the periods presented.

	Changes in Net Interest Income
	For the Year Ended December 31, 2017 vs. 2016 Increase (Decrease) Due to Change In
	(Dollars in thousands)
	Volume	Rate	Net Change
Interest income:
Loans receivable	$2,466	$38	$2,504
Taxable investment securities	(45)	94	49
Nontaxable investment securities	178	(7)	171

Total investment securities	133	87	220
Deposits with banks and other	35	48	83

Total interest earning assets	2,634	173	2,807
Interest expense:
Demand, interest-bearing	(34)	29	(5)
Money market and savings	119	283	402
Time deposits	481	288	769
FHLB advances and other borrowings	9	143	152
Subordinated debt	2	(1)	1

Total interest bearing liabilities	577	742	1,319

Change in net interest income	$2,057	$(569)	$1,488

For the year ended December 31, 2017, net interest income increased 8.9%, or $1.48 million, to $18.20 million compared to $16.72 million for the same period in 2016. Net interest margin declined 9 basis points from 3.34% for the year ended December 31, 2016 to 3.25% for the same period in 2017. Net interest spread, defined as the mathematical difference between the yield on average earning assets and the rate paid on average interest bearing liabilities, declined 13 basis points from 3.15% for the year ended December 31, 2016 to 3.02% for the same period in 2017. When comparing these periods, incremental growth of balances accounted for an increase of $2.06 million while the change in our relative rate structure resulted in a decline in net interest income of $569 thousand.

Average interest earning assets for the year ended December 31, 2017 increased $59.6 million, or 11.9%, including an increase in average loans of $55.2 million, or 12.6%, and an increase in average investment securities and other interest earning assets of $4.4 million, or 7.2%, when compared to the prior year. This increased volume of average earning assets provided an additional $2.63 million in interest income, consisting of $2.47 million provided from incremental loan balances along with a $168 thousand increase from investment securities, including deposits with banks. The average yield on earning assets increased 5 basis points in the current year compared to the prior year from 4.24% to 4.29%. The calculated change in interest income related to changes in the rate structure resulted in an increase between the periods of $173 thousand. This change is not only impacted by changes in comparable rates, but also due to increases or decreases in balances as it relates to our overall product mix structure. The rate on loans outstanding increased 1 basis point, resulting in an increase of interest income totaling $38 thousand, while the rate on investment balances increased 25 basis points on average, which resulted in an increase due to the rate change of $87 thousand, and the yield on other earning assets increased 62 basis points, resulting in additional interest income of $48 thousand.

Average interest bearing liabilities increased $46.5 million, or 11.2%, in 2017. During this time, overall deposit balances increased $45.7 million, as money market and savings deposits increased $20.2 million and time deposits grew $34.9 million, partially offset by a decline in interest bearing demand deposits of $9.4 million. At the same time, total borrowed funds increased $814 thousand. The overall net incremental growth of interest bearing liabilities resulted in an increase of interest expense of $577 thousand. The average rate on interest bearing liabilities increased 18 basis points from 1.09% for the year ended December 31, 2016 to 1.27% in the current year, which resulted in an increase in interest expense related to our rate structure of $742 thousand.

Provision for Loan Losses

The allowance for loan losses is established through provisions for loan losses charged against operations. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance as recoveries.

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management’s periodic evaluation of the adequacy of the allowance is based on known or potential risks in the portfolio, adverse situations that may affect a borrower’s ability to repay, the estimated value of any underlying collateral, the composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revisions as more information becomes available or economic conditions change.

At the end of each quarter or more often, if necessary, First Priority analyzes the collectability of its loans and accordingly adjusts the loan loss allowance to an appropriate level. The allowance for loan losses covers estimated credit losses on individually evaluated loans that are determined to be impaired, as well as estimated credit losses inherent in the remainder of the loan portfolio. For a description of the process for determining the adequacy of the allowance for loan losses, see the “Allowance for Loan Losses” section below.

The provision for loan losses was $385 thousand in 2017 compared to $710 thousand for 2016. The ongoing level of provision is impacted by the adequacy of the allowance as described above, including an analysis of impaired and non-performing loans, as well as by the level of incremental loan volume and net charge-offs of loans. During the third quarter of 2016, First Priority recorded an initial loan loss provision of $500 thousand related to the acquisition of $65 million in loans from another local banking institution. Total loans outstanding increased $30.7 million during the year ended December 31, 2017, compared to an increase of $79.1 million for the year ended December 31, 2016, which included the acquisition of $64.6 million of performing commercial loans within the Bank’s market area. Net charge-offs for the years ended December 31, 2017 and 2016, totaled $310 thousand and $175 thousand, respectively. The allowance for loan losses was $3.4 million and $3.3 million as of December 31, 2017 and 2016, respectively, which represented 0.66% and 0.68% of total loans outstanding as of December 31, 2017 and 2016, respectively.

Acquired loans from business combinations are initially recorded at acquisition date at their acquisition date fair values, and therefore, are excluded from the calculation of loan loss reserves as of the acquisition date. As acquired loans are paid off, refinanced or extended under First Priority’s credit underwriting process, they are no longer considered acquired loans, but instead are prospectively considered originated loans and therefore, are included as part of the calculation of the allowance for loan losses. Beginning in 2016, due to the immaterial remaining balances of purchased non-credit impaired loans, all loans are included in quarterly adequacy of the allowance as described above, excluding three remaining purchased credit impaired loans, which are analyzed separately. These loans consist of two commercial loans and one commercial real estate loan with a combined net recorded investment of $55 thousand, net of combined non-amortizing specific reserves totaling $352 thousand.

Non-Interest Income

For the year ended December 31, 2017, non-interest income totaled $1.04 million compared to $1.55 million for the same period in 2016, a decrease of $504 thousand, or 32.6%. As detailed in the table below, non-interest income is comprised of wealth management fees, which are principally non-recurring commissions and fees related to the sale of insurance products and annuities, service charges on deposit accounts, income resulting from the investment in bank owned life insurance, gains from the sale of investment securities, and other fees which First Priority Bank collects from its banking customers. As reflected in the table below, the most significant declines in non-interest income relate to lower gains realized from the sale of investment securities, which declined $379 thousand for the year ended December 31, 2017, compared to the prior year and a reduction of wealth management related fees which declined $140 thousand when comparing these same periods.

The decline of wealth management fees has resulted partially from new regulations being implemented by the Department of Labor (“DOL”) beginning in 2017 which limits product offerings available for certain types and purposes of accounts and implements new fee structures, which are both considered by the DOL to be more aligned in the “best interest” of the client. These changes reduced commission income First Priority Bank received during 2017. Additionally, First Priority Bank had one less registered sales representative in 2017 to sell wealth management products, of which $57 thousand of commission income was attributed to this individual during 2016.

Components of non-interest income are shown in the table below:

	For the year ended December 31,		Net Change	% Change
			2017 vs. 2016	2017 vs. 2016
	2017	2016
	(Dollars in thousands)
Non-Interest Income
Wealth management fee income	$168	$308	$(140)	(45.5)%
Service charges on deposits	132	136	(4)	(2.9)
Other branch fees	189	180	9	5.0
Loan related fees	47	41	6	14.6
Gains on sales of investment securities	416	795	(379)	(47.7)
Bank owned life insurance income	70	78	(8)	(10.3)
Other	19	7	12	171.4

Total Non-Interest Income	$1,041	$1,545	$(504)	(32.6)%

Non-Interest Expenses

Non-interest expenses were $14.40 million in 2017 compared to $14.12 million for the same period in the prior year, an increase of $278 thousand, or 2.0%. The following table sets forth information related to the various components of non-interest expenses for each respective period.

	For the year ended December 31,		Net Change	% Change
			2017 vs. 2016	2017 vs. 2016
	2017	2016
	(Dollars in thousands)
Non-Interest Expenses
Salaries and employee benefits	$8,273	$8,046	$227	2.8%
Occupancy and equipment	1,844	1,906	(62)	(3.3)
Data processing equipment and operations	927	884	43	4.9
Professional fees	690	709	(19)	(2.7)
Marketing, advertising and business development	336	230	106	46.1
FDIC insurance assessments	520	398	122	30.7
Pennsylvania bank shares tax expense	354	315	39	12.4
Other real estate owned costs	178	423	(245)	(57.9)
Other	1,279	1,212	67	5.5

Total Non-Interest Expenses	$14,401	$14,123	$278	2.0%

Highlights of significant non-interest expenses items for the year ended, 2017 compared to the year ended, 2016

•	Salaries and employee benefits increased $227 thousand, or 2.8%, for the year ended December 31, 2017 compared to the prior year, primarily related to an increase of 3.5%, or $215 thousand in base salary expenses, including incremental staffing and annual increases for existing staff. The additions to staff are primarily focused on expanding or increasing business development opportunities within our markets. Additionally, a higher level of bonus incentive compensation was offset by lower wealth management commissions and lower stock based compensation expenses.

•	Occupancy and equipment costs decreased $62 thousand, or 3.3%, comparing the current year with the same period in 2016. The overall year to date decrease includes lower depreciation cost on equipment and lower ongoing operating costs, related to the closure of the Plumstead branch in 2016; partially offset by an increase related to opening a loan production office in Bala Cynwyd in January 2017.

•	Data processing costs increased $43 thousand, or 4.9%, primarily due to an increased level of customer activity relative to our core banking system.

•	Marketing, advertising and business development expenses increased $106 thousand, or 46.1%, in the current year compared to the prior year, primarily related to marketing campaigns to enhance brand awareness, product brochure enhancements and specific deposit product advertising.

•	FDIC insurance assessments increased $122 thousand, or 30.7%, and the Pennsylvania bank shares tax expenses increased $39 thousand, or 12.4%, both of which are influenced by the increased asset size and equity levels of First Priority Bank. The higher FDIC deposit insurance premiums were also affected by the implementation of a new FDIC insurance premium calculation in mid-2016.

•	Net costs related to other real estate owned decreased $245 thousand, or 57.9%, in the current year compared to the same period in 2016. When comparing these periods, lower ongoing maintenance and operating costs and valuation write-downs were partially offset by a lower level of rental income, all of which are related to the ongoing liquidation of properties with no new properties added to the portfolio in the last twelve months.

•	Other expenses increased $67 thousand, or 5.5%, for the year ended December 31, 2017 compared to the prior year.

Provision for Income Taxes

Income tax expense recorded in the year ended December 31, 2017 totaled $2.00 million compared to $1.13 million for the year ended December 31, 2016. As previously stated, 2017 income tax expense was impacted by a charge related to the valuation of First Priority’s deferred tax asset totaling $571 thousand, resulting from the enactment of the Tax Cuts and Jobs Act in December 2017, which lowered First Priority’s future maximum corporate tax rate from 34 percent to 21 percent. The deferred tax asset was previously valued based upon an expected future tax benefit using the 34% tax rate. The recovery of the one-time charge is expected to take approximately one year based on the reduced ongoing tax rate. For the full year of 2017, the effective tax rate was 44.9%, as reported, and was 32.1% exclusive of the charge described above, which compares to an effective tax rate of 32.9% for 2016.

First Priority’s net deferred tax asset as of December 31, 2017 includes $231 thousand related to net operating losses (“NOL”) acquired related to the acquisition of Prestige Community Bank and Affinity Bancorp which are subject to certain limitations and expire in 2028 and 2032, respectively, if not fully utilized. The acquired NOL carryforward balance of $1.1 million remains available to reduce future federal income taxes as of December 31, 2017.

Financial Condition as of December 31, 2017 and December 31, 2016

Balance Sheet Review

	For the year ended December 31,		Net Change	% Change
			2017 vs. 2016	2017 vs. 2016
	2017	2016
	(Dollars in thousands)
Assets
Cash and cash equivalents	$8,257	$4,761	$3,496	73.4%
Investment securities	71,038	89,603	(18,565)	-20.7%
Loans receivable	518,927	488,243	30,684	6.3%

Total earning assets	598,222	582,607	15,615	2.7%

Allowance for loan losses	(3,405)	(3,330)	(75)	2.3%
Restricted investments in bank stocks	1,416	3,257	(1,841)	-56.5%
Premises and equipment, net	1,607	1,755	(148)	-8.4%
Bank owned life insurance	3,326	3,256	70	2.1%
Other real estate owned	550	1,486	(936)	-63.0%
Deferred income tax assets, net	923	2,697	(1,774)	-65.8%
Goodwill and other identifiable intangibles	2,894	2,960	(66)	-2.2%
Other assets	4,409	3,107	1,302	41.9%

Total assets	$609,942	$597,795	$12,147	2.0%

Liabilities
Deposits	$523,150	$467,688	$55,462	11.9%
Borrowed funds	33,856	77,371	(43,515)	-56.2%
Other liabilities	2,440	4,690	(2,250)	-48.0%

Total liabilities	559,446	549,749	9,697	1.8%
Equity
Total shareholders’ equity	50,496	48,046	2,450	5.1%

Total liabilities and shareholders’ equity	$609,942	$597,795	$12,147	2.0%

Total assets at December 31, 2017 were $609.9 million, representing an increase of $12.1 million, or 2.0%, when compared to total assets of $597.8 million at December 31, 2016. Total assets at December 31, 2017 consisted principally of earning assets totaling $598.2 million, consisting of loans receivable of $518.9 million, investment securities of $71.0 million and cash and cash equivalents of $8.3 million. At December 31, 2016, earning assets totaled $582.6 million, consisting of loans outstanding of $488.2 million, investment securities of $89.6 million and cash and cash equivalents of $4.8 million.

Deposits totaled $523.2 million at December 31, 2017 compared to $467.7 million at December 31, 2016, an increase of $55.5 million, or 11.9%. Of the total deposits at December 31, 2017, $240.9 million, or 46.0% of total deposits, are core deposits consisting of demand, money market and savings deposits, which increased $15.3 million, or 6.8% compared to core deposits of $225.6 million at December 31, 2016.

Advances from Federal Home Bank of Pittsburgh totaled $24.6 million at December 31, 2017 compared to $68.2 million at December 31, 2016, a decrease of $43.5 million, or 63.9%, while subordinated debt remained flat at $9.2 million when comparing these same periods.

Shareholders’ equity at December 31, 2017 was $50.5 million, representing an increase of $2.5 million from $48.0 million at December 31, 2016, primarily due to earnings net of preferred dividends recorded during the period.

Investments

First Priority’s total investment portfolio was $71.0 million at December 31, 2017, compared to $89.6 million at December 31, 2016, a decline of $18.6 million, or 20.7%. During 2017, excluding short-term discount notes, the Company had net investments purchased of $13.3 million, including $24.1 million of additional purchases, net of sales with a book value of $10.8 million. Additionally, as of December 31, 2017, the investment portfolio included $15 million of Federal Home Loan Bank of Pittsburgh (“FHLB”) discount notes, and as of December 31, 2016, included $40 million of short-term United States Treasury securities, both of which were purchased related to year-end tax planning strategies and subsequently matured in January of each respective next year. Other investment portfolio activity resulted in a decline of $6.9 million.

As of December 31, 2017 and 2016, investments totaling $52.4 million and $70.6 million, respectively, were classified as available for sale while $18.6 million and $19.0 million, respectively, were classified as held to maturity. Total investments accounted for 11.6% and 15.0% of total assets at each respective date.

Securities classified as available for sale are accounted for at fair value, with the difference between fair value and amortized cost reflected in other comprehensive income or loss. The Company had net unrealized losses on available for sale securities totaling $6 thousand at December 31, 2017 compared to $75 thousand at December 31, 2016. Available for sale securities are securities that management intends to hold for an indefinite period of time or securities that may be sold in response to changes in interest rates, prepayment expectations, capital management and liquidity needs.

The total investment portfolio at December 31, 2017 was comprised of federal agency securities (29%), federal agency mortgage backed securities and federal agency collateralized mortgage obligations (36%), obligations of states and political subdivisions (32%), and corporate and other debt securities (3%). All investment securities were either government guaranteed, issued by a government agency, or investment grade. First Priority had no investment securities deemed to have other than temporary impairment (“OTTI”) at December 31, 2017 or 2016, respectively, and recorded no OTTI charges during either of the years ended December 31, 2017 or 2016.

The following table sets forth information about the contractual maturities and weighted average yields of investment securities at December 31, 2017. Actual maturities may differ from contractual maturities due to scheduled principal payments and unscheduled prepayments of mortgage backed securities and, where applicable, the ability of an issuer to call a security prior to the contractual maturity date.

	Securities Available for Sale As of December 31, 2017
	Within 1 year		After one but within five years		After five but within ten years		Over ten years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)
U.S. Government agency securities	$18,993	1.10%	$1,978	1.57%	$—	—	$—	—	$20,971	1.14%
Obligations of states and political subdivisions	—	—	—	—	—	—	4,386	4.05%	4,386	4.05%
Federal agency mortgage backed securities	—	—	561	1.82%	5,765	2.14%	18,963	2.31%	25,289	2.26%
Federal agency collateralized mortgage obligations	—	—	109	1.45%	—	—	—	—	109	1.45%
Other debt securities	—	—	—	—	1,583	5.50%	—	—	1,583	5.50%
Money market mutual fund	35	1.16%	—	—	—	—	—	—	35	1.16%

Total investments available for sale	$19,028	1.11%	$2,648	1.62%	$7,348	2.86%	$23,349	2.62%	$52,373	2.06%

	Securities Held to Maturity As of December 31, 2017
	Within 1 year		After one but within five years		After five but within ten years		Over ten years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)
Obligations of states and political subdivisions	$—	—	$1,208	4.08%	$1,826	4.15%	$15,149	4.36%	$18,183	4.32%
Other debt securities	—	—	—	—	—	—	482	4.37%	482	4.37%

Total investments held to maturity	$—	—	$1,208	4.08%	$1,826	4.15%	$15,631	4.36%	$18,665	4.33%

The amortized cost and fair value of First Priority’s investments, classified as available for sale or held to maturity as of each of the three years ended December 31, 2017, 2016 and 2015 are shown in the following table:

	December 31, 2017		December 31, 2016		December 31, 2015
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)
Available For Sale:
Obligations of U.S. government agencies and corporations	$20,991	$20,971	$45,984	$45,987	$62,967	$62,904
Obligations of states and political subdivisions	4,218	4,386	6,103	6,139	13,964	14,347
Federal agency mortgage-backed securities	25,524	25,289	13,863	13,720	17,042	17,038
Federal agency collateralized mortgage obligations	111	109	190	189	347	346
Other debt securities	1,500	1,583	1,500	1,530	—	—
Money market mutual fund	35	35	2,995	2,995	69	69

Total investments available for sale	$52,379	$52,373	$70,635	$70,560	$94,389	$94,704

Held To Maturity:
Obligations of states and political subdivisions	$18,183	$19,132	$18,561	$19,089	$19,405	$19,955
Other debt securities	482	533	482	495	481	491

Total investments held to maturity	$18,665	$19,665	$19,043	$19,584	$19,886	$20,446

Restricted investments in bank stocks

Restricted investments in bank stocks represent the investment in the common stock of correspondent banks required in order to transact business with those banks. Investments in restricted stock are carried at cost.

At both December 31, 2017 and 2016, First Priority Bank held $110 thousand in common stock of Atlantic Community Bancshares, Inc. (parent company of Atlantic Community Bankers Bank), Camp Hill, Pennsylvania. Additionally, First Priority had investments in the common stock of the FHLB Bank of Pittsburgh totaling $1.3 million and $3.1 million as of December 31, 2017 and 2016, respectively. This investment is required and provides partial collateral based on outstanding FHLB borrowings, which also declined $43.5 million, or 63.9%, when comparing these periods.

Loans

First Priority’s loan portfolio is the primary component of its assets. At December 31, 2017, loans receivable totaled $518.9 million, representing an increase of $30.7 million, or 6.3%, from total loans outstanding of $488.2 million at December 31, 2016. During 2017 new organic loan production totaled approximately $75 million while the First Priority experienced approximately $55 million in principal payments, unscheduled loan payoffs or net declines in usage related to lines of credit outstanding. During the same period, First Priority purchased $16 million of performing residential real estate loans which were underwritten using similar standards as the Bank uses for its originated mortgage portfolio. The net increase related to all purchased real estate loan portfolios was $10.5 million after $5.5 million in principal payments.

The following table sets forth the classification of First Priority’s loan portfolio for each of the five years ended December 31, 2017:

	December 31, 2017		December 31, 2016		December 31, 2015		December 31, 2014		December 31, 2013
	Amount	Percent of total	Amount	Percent of total	Amount	Percent of total	Amount	Percent of total	Amount	Percent of total
(In thousands, except percentage data):
Commercial & Industrial	$85,395	16%	$89,625	18%	$74,470	18%	$75,412	20%	$76,659	23%
Commercial Mortgage	235,946	46%	223,315	46%	179,365	44%	168,969	45%	149,492	45%
Commercial Construction	30,866	6%	22,408	5%	13,466	3%	6,497	2%	4,373	1%

Total Commercial	352,207	68%	335,348	69%	267,301	65%	250,878	67%	230,524	69%
Residential Mortgage	133,727	26%	110,538	23%	101,185	25%	80,134	21%	56,979	17%
Home Equity Lines	19,295	4%	24,669	5%	24,762	6%	27,902	8%	29,263	9%
Other Consumer	13,780	2%	17,514	3%	15,915	4%	16,378	4%	19,317	6%

Total Consumer	33,075	6%	42,183	8%	40,677	10%	44,280	12%	48,580	14%

Total Loans	519,009	100%	488,069	100%	409,163	100%	375,292	100%	336,083	100%
Net deferred loan (fees) or costs	(82)	0%	174	0%	(10)	0%	(70)	—	(346)	—

Total	$518,927	100%	$488,243	100%	$409,153	100%	$375,222	100%	$335,737	100%

Commercial mortgage loans consist of loans originated for commercial purposes which are secured by nonfarm, nonresidential properties, multifamily residential properties, or 1-4 family residential properties. As of December 31, 2017, commercial mortgage loans totaled $235.9 million, consisting of $153.4 million of loans to finance commercial business properties, of which 64% are owner occupied, $14.7 million to finance, and are secured by, multifamily properties, $54.7 million secured by 1-4 family residential dwelling properties for business purposes, and $13.1 million for other purposes. In addition, as of December 31, 2017, loans to lessors of non-residential buildings totaled $87.7 million, which is included in commercial mortgage loans; of this amount, $35.9 million, or 41% of these loans are related to owner occupied buildings.

As of December 31, 2016, commercial mortgage loans totaled $223.3 million, consisting of $133.9 million of loans to finance commercial business properties, of which 63% are owner occupied, $16.3 million to finance, and are secured by, multifamily properties, $56.9 million secured by 1-4 family residential dwelling properties for business purposes, and $16.2 million for other purposes. In addition, as of December 31, 2016, loans to lessors of non-residential buildings totaled $80.9 million, which is included in commercial mortgage loans; of this amount, $36.9 million, or 46%, of these loans are related to owner occupied buildings.

The payment experience of certain non-owner occupied commercial mortgage loans may be dependent upon the successful operation of the real estate project. These risks can be significantly affected by supply and demand conditions in the market for office and retail space and for apartments and, as such, may be subject to a greater extent to adverse conditions in the economy. In dealing with these risk factors, First Priority generally limits itself to a real estate market or to borrowers with which First Priority has experience. First Priority generally concentrates on originating commercial real estate loans secured by properties located within its market area, and many of First Priority’s commercial real estate loans are secured by owner-occupied property with personal guarantees of the debt.

Regulatory guidelines for total construction, land development and other land loans are 100% of total risk-based capital and further guidance whereby total construction, land development and other land loans combined with real estate loans secured by multifamily or nonresidential properties and loans to finance commercial real estate or construction loans (not secured by real estate) are set at 300% of total risk-based capital. First Priority Bank monitors these two ratios, which as of December 31, 2017, totaled 74% and 207% of total risk-based capital, respectively, both within the regulatory suggested guidance.

The information in the following tables is based on the contractual maturities of individual loans, including loans that may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval, as well as modification of terms upon their maturity. Actual repayments of loans may differ from the maturities reflected below because borrowers have the right to prepay obligations with or without prepayment penalties.

The following tables summarize the loan maturity distribution by type and related interest rate characteristics as of December 31, 2017 and 2016.

	At December 31, 2017
	Maturities of Outstanding Loans
	Within 1 Year	After 1 But Within 5 Years	After 5 Years	Total Loans
	(Dollars in thousands)
Commercial and Industrial	$51,822	$28,296	$5,277	$85,395
Commercial Mortgage	47,478	128,352	60,116	235,946
Commercial Construction	11,618	18,037	1,211	30,866
Residential Mortgage Loans	6,055	14,934	112,738	133,727
Home Equity Lines of Credit	3,589	14,290	1,416	19,295
Other Consumer	10,061	2,541	1,178	13,780

Total Loans	$130,623	$206,450	$181,936	$519,009

Percentage composition of maturity	25%	40%	35%	100%
Loans with fixed predetermined interest rates	$56,644	$149,746	$62,995	$269,385
Loans with variable or floating interest rates(1)	73,979	56,704	118,941	249,624

Total Loans	$130,623	$206,450	$181,936	$519,009

(1)	Includes loans that reprice immediately with market index rates (floating) and loans that will reprice at a specified future date during the life of the loan (adjustable).

	At December 31, 2016
	Maturities of Outstanding Loans
	Within 1 Year	After 1 But Within 5 Years	After 5 Years	Total Loans
	(Dollars in thousands)
Commercial and Industrial	$47,899	$37,606	$4,120	$89,625
Commercial Mortgage	40,421	117,908	64,986	223,315
Commercial Construction	10,226	11,914	268	22,408
Residential Mortgage Loans	5,730	12,494	92,314	110,538
Home Equity Lines of Credit	2,975	17,085	4,609	24,669
Other Consumer	12,671	3,225	1,618	17,514

Total Loans	$119,922	$200,232	$167,915	$488,069

Percentage composition of maturity	25%	41%	34%	100%
Loans with fixed predetermined interest rates	$44,855	$143,931	$56,564	$245,350
Loans with variable or floating interest rates(1)	75,068	56,301	111,350	242,719

Total Loans	$119,923	$200,232	$167,914	$488,069

(1)	Includes loans that reprice immediately with market index rates (floating) and loans that will reprice at a specified future date during the life of the loan (adjustable).

Credit Quality

First Priority Bank’s written lending policies require specified underwriting, loan documentation and credit analysis standards to be met prior to funding, with additional credit department approval for the majority of new loan balances. The Loan Committee is comprised of senior members of management who oversee the loan approval process to monitor that proper standards are maintained.

The following table summarizes non-performing assets and performing troubled debt restructurings at the dates indicated.

	December 31,
	2017	2016	2015	2014	2013
	(Dollars in thousands)
Loans past due 90 days or more and still accruing interest	$263	$—	$—	$70	$—
Non-accrual loans	638	776	1,933	4,484	4,276

Total non-performing loans(1)	901	776	1,933	4,554	4,276
Other real estate owned	550	1,486	1,633	1,257	914
Repossessed assets(2)	—	—	—	42	75

Total non-performing assets(3)	1,451	2,262	3,566	5,853	5,265

Performing troubled debt restructurings(4)	930	637	2,638	2,132	974

Total non-performing assets and performing troubled debt restructurings	$2,381	$2,899	$6,204	$7,985	$6,239

Non-performing loans as a percentage of total loans	0.17%	0.16%	0.47%	1.21%	1.27%
Non-performing assets as a percentage of total assets	0.24%	0.38%	0.65%	1.19%	1.18%
Non-performing assets and performing troubled debt restructurings as a percentage of total assets	0.39%	0.49%	1.14%	1.62%	1.40%
Ratio of allowance to non-performing loans at end of period	378%	429%	145%	51%	53%
Ratio of allowance to non-performing assets at end of period	235%	147%	78%	40%	43%
Allowance for loan losses as a percentage of total loans	0.66%	0.68%	0.68%	0.62%	0.68%

(1)	Non-performing loans are comprised of (i) loans that have a non-accrual status; (ii) accruing loans that are 90 days or more past due and (iii) non-performing troubled debt restructured loans.
(2)	Repossessed assets include personal property, consisting of manufactured housing, which has been acquired for debts previously contracted.
(3)	Non-performing assets are comprised of non-performing loans, other real estate owned (assets acquired in foreclosure) and repossessed assets.
(4)	Performing troubled debt restructurings are accruing loans that have been restructured in troubled debt restructurings and are in compliance with their modified terms.

Total non-performing loans were $901 thousand at December 31, 2017, and $776 thousand at December 31, 2016. There was one new commercial real estate loan totaling $194 thousand added to non-accrual during the period. Additionally, during 2017 payments received on non-accrual loans totaled $30 thousand, three loans were returned to accrual status totaling $61 thousand and charge-offs totaled $241 thousand on previously identified non-accrual loans. Additionally, there was a commercial loan totaling $263 thousand which was past due more than 90 days and still accruing interest as of December 31, 2017; this loan was paid off in its entirety in January 2018 with no incremental losses incurred. Total non-performing loans as a percentage of total loans at December 31, 2017 and December 31, 2016 was 0.17% and 0.16%, respectively.

Other real estate owned declined to $550 thousand at December 31, 2017 compared to $1.5 million at December 31, 2016. As of December 31, 2017 and 2016 there were no repossessed assets. During 2017, five properties with recorded values totaling $892 thousand were liquidated, which resulted in a net combined gain from sales of $74 thousand, while current year valuation adjustments on two properties totaled $44 thousand. Non-performing assets totaled $1.5 million, or 0.24% of total assets, as of December 31, 2017, compared to $2.3 million, or 0.38% of total assets, as of December 31, 2016.

While not considered non-performing, First Priority’s performing troubled debt restructurings (“TDR”) are closely monitored as they consist of loans that have been modified where the borrower is experiencing financial difficulty. TDRs may be deemed to have a higher risk of loss than loans which have not been restructured. At December 31, 2017 and 2016, First Priority’s performing TDRs totaled $930 thousand and $637 thousand, respectively. The increase between the two dates relates to an incremental troubled debt restructuring, which resulted from a participated loan relationship, where First Priority Bank held a relatively small portion of the entire relationship, totaling $300 thousand, after a partial charge-off of $30 thousand.

First Priority Bank’s management continues to monitor and explore potential options and remedial actions to recover First Priority Bank’s investment in non-performing loans. According to policy, First Priority Bank is required to maintain a specific reserve for impaired loans. See the “Allowance for Loan Losses” section below for further information.

The Bank’s total delinquency amount is comprised of loans past due 30 to 89 days and still accruing plus the balance of nonperforming loans. As of December 31, 2017 and 2016, loans past due 30 to 89 days and still accruing totaled $2.95 million and $415 thousand, respectively, which when added to the non-performing loans for each period, resulted in a total delinquency ratio of 0.74% and 0.24%, respectively, of total loans outstanding. Included in past due loans as of December 31, 2017 are two loan relationships totaling $2.5 million; both of which were paid current in the first week of January, 2018.

Allowance for loan losses

The allowance for loan losses represents an amount that First Priority believes will be adequate to absorb estimated credit losses on loans that may become impaired. While First Priority applies the methodology discussed below in connection with the establishment of the allowance for loan losses, the allowance is subject to critical judgments on the part of management. Risks within the loan portfolio are analyzed on a continuous basis by the management, periodically analyzed by an external independent loan review function, and are also reviewed by the audit committee. A risk system, consisting of multiple grading categories, is utilized as an analytical tool to assess risk and appropriate allowances. In addition to the risk system, management further evaluates the risk characteristics of the loan portfolio under current and anticipated economic conditions and considers such factors as the financial condition of the borrower, past and expected loss experience, and other factors which management believes deserve recognition in establishing an appropriate allowance. These estimates are reviewed at least quarterly, and, as adjustments become necessary, they are realized in the periods in which they become known.

First Priority uses a quantitative and qualitative method to allocate its allowance to the various loan categories. An unallocated component, which is maintained to cover uncertainties that could affect management’s estimate of probable losses, reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio. Additions to the allowance are made by provisions charged to expense, and the allowance is reduced by net charge-offs, which are loans judged to be uncollectible, less any recoveries on loans previously charged off. Although management attempts to maintain the allowance at an adequate level, future additions to the allowance may be required due to the growth of the loan portfolio, changes in asset quality, changes in market conditions and other factors. Additionally, various bank regulatory agencies periodically review the allowance for loan losses. These agencies may require additional provisions based upon their judgment about information available to them at the time of their examination. Although management uses what it believes to be the best information available, the level of the allowance for loan losses remains an estimate which is subject to significant judgment and short term change.

The following table sets forth a summary of the changes in the allowance for loan losses for the periods indicated:

	For the year ended December 31,
	2017	2016	2015	2014	2013
	(Dollars in thousands)
Balance at the beginning of period	$3,330	$2,795	$2,313	$2,273	$2,460

Charge-offs:
Commercial and Industrial	281	75	46	137	339
Commercial Mortgage	30	72	149	169	188
Residential Mortgage Loans	—	—	15	194	14
Home equity lines of credit	—	—	12	603	332
Other consumer loans	24	75	38	89	21

Total loans charged off	335	222	260	1,192	894
Recoveries:
Commercial and Industrial	4	21	13	58	35
Commercial Construction	—	2	—	10	—
Residential Mortgage Loans	—	—	—	—	7
Home equity lines of credit	2	9	103	17	5
Other consumer loans	19	15	16	15	15

Total recoveries	25	47	132	100	62

Net loans charged off	310	175	128	1,092	832
Provision charged to operations	385	710	610	1,132	645

Balance at end of period	$3,405	$3,330	$2,795	$2,313	$2,273

Average loans(1)	$494,051	$438,867	$387,814	$355,543	$318,240

Ratio of net charge-offs during period to average loans outstanding during period (annualized)(1)	0.06%	0.04%	0.03%	0.31%	0.26%
Allowance for loan losses as a percentage of total loans	0.66%	0.68%	0.68%	0.62%	0.68%

(1)	Includes non-accrual loans

The following table sets forth the allocation of the allowance for loan losses by loan category. The specific allocations in any particular category may be reallocated in the future to reflect the then current conditions. Accordingly, management considers the entire allowance to be available to absorb losses in any category.

	December 31,
	2017		2016		2015		2014		2013
	Amount	Percent of total loans(1)	Amount	Percent of total loans(1)	Amount	Percent of total loans(1)	Amount	Percent of total loans(1)	Amount	Percent of total loans(1)
(In thousands except percentage data)
Commercial and Industrial	$666	16%	$647	18%	$631	18%	$788	20%	$445	23%
Commercial Mortgage	1,078	46%	1,051	46%	831	44%	468	45%	452	45%
Commercial Construction	147	6%	113	5%	56	3%	26	2%	12	1%
Residential Mortgage Loans	624	26%	452	23%	259	25%	159	21%	149	17%
Home Equity Lines of Credit	103	4%	188	5%	167	6%	270	8%	177	8%
Other Consumer Loans	74	2%	97	3%	84	4%	87	4%	67	6%

Total Allocated	2,692	100%	2,548	100%	2,028	100%	1,798	100%	1,302	100%

Unallocated	713		782		767		515		971

TOTAL	$3,405		$3,330		$2,795		$2,313		$2,273

(1)	Represents loans outstanding in each category, as of the date shown, as a percentage of total loans outstanding.

A specific allocation of the allowance for loan losses is established for loans that are classified as impaired or are performing troubled debt restructurings when the discounted cash flows or related collateral value of each loan is lower than the carrying value of that loan. A specific allocation of $182 thousand has been provided on impaired loans of $1.6 million at December 31, 2017 compared to a specific allocation of $47 thousand related to $1.4 million of originated impaired loans at December 31, 2016.

The general allocation component of the allowance for loan losses relates to reserves established for pools of homogenous loans which includes both a qualitative and quantitative analysis. The qualitative analysis utilizes a risk matrix that incorporates qualitative and environmental factors such as: loan volume, management, loan review process, internal policies and procedures, economic environment, credit concentrations, credit quality trends, and regulatory and other external factors. These factors are each risk rated using five levels from weak to strong which could create a total qualitative adjustment factor of up to 65 basis points of gross loans, depending on individual ratings applied by management based on the assessment of the portfolio. The quantitative analysis uses a historical four year rolling average loan loss experience factor which management believes is a sufficient period to properly represent swings resulting from changing economic cycles, and therefore, reflects an appropriate period of loss history for calculating the general reserve in the current environment. The cumulative results from the qualitative and quantitative analysis of the loan portfolio resulted in a general allocation portion of the allowance for loan losses totaling $2.5 million as of both December 31, 2017 and 2016, respectively.

An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable loss. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio. The unallocated component remained relatively flat when comparing the year ended December 31, 2017 to December 31, 2016.

These allocations could change based on general economic or environmental factors or due to a specific credit situation which could develop within the loan portfolio. However, based on all relevant information currently available as of December 31, 2017, management believes that the allowance for loan losses of $3.4 million is adequate as of that date and the allocations described above are appropriate.

Loan Concentrations

First Priority’s loans consist of credits to borrowers spread over a broad range of industrial classifications. The largest concentrations of loans are to lessors of nonresidential buildings and lessors of residential buildings and dwellings. As of December 31, 2017, these loans totaled $87.7 million and $60.4 million, respectively, or 16.9% and 11.6%, respectively, of the total loans outstanding. As of December 31, 2016, these same classifications of loans totaled $80.9 million and $67.7 million, respectively, or 16.6% and 13.9%, respectively, of the total loans outstanding. These credits were subject to normal underwriting standards and did not present more than the normal amount of risk assumed by First Priority’s other lending activities. Management believes this concentration does not pose abnormal risk when compared to the risk it assumes in other types of lending. First Priority has no other concentration of loans which exceeds 10% of total loans.

Deposits

Deposits represent the primary source of funding for earning assets. Deposits totaled $523.2 million at December 31, 2017 compared to $467.7 million at December 31, 2016, representing an increase of $55.5 million, or 11.9%. During 2017, increases of $31.7 million, or 27.9%, in money market deposit and savings deposits and $10.8 million, or 19.7%, in non-interest bearing demand, were partially offset by a decrease of $27.2 million of interest bearing checking accounts, which represents a combined $15.3 million increase, or 6.8% in non-time deposits. Total time deposits increased $40.2 million, or 16.6%, when comparing these same periods as an increase in retail time deposits of $58.7 million was partially offset by a decrease of $18.5 million in brokered time deposits. The change in the mix of time deposits was the result of the execution of funding plans to reduce reliance on brokered CDs acquired as temporary funding of a 2016 loan purchase with retail CDs. This was accomplished through active marketing and advertising efforts throughout 2017.

First Priority attracts deposits by offering competitive products and interest rates on a broad spectrum of deposit products to customers in its local marketplace, generally through its retail branch system, and also through its internet banking platform. First Priority Bank supplements deposits raised locally with the issuance of brokered deposits when cost effective relative to local market pricing. At December 31, 2017 and 2016, brokered deposits totaled $120.2 million and $138.8 million, respectively, which are included in time deposits. The guidelines governing First Priority Bank’s participation in the brokered CD market are included in First Priority Bank’s Asset Liability Management Policy, which is reviewed, revised and approved annually by the asset liability management committee and the board of directors. The FDIC places restrictions on a depository institution’s use of brokered deposits based on the bank’s capital classification. A well-capitalized institution may accept brokered deposits without FDIC restrictions. An adequately capitalized institution must obtain a waiver from the FDIC in order to accept brokered deposits, while an undercapitalized institution is prohibited by the FDIC from accepting brokered deposits. First Priority Bank is classified as well-capitalized under prompt corrective action provisions (see “Regulatory Matters” of the Notes to Consolidated Financial Statements) and, therefore, may accept brokered deposits without FDIC restrictions.

The following table sets forth the average balance of deposits and the average rates paid on deposits for the periods presented.

	For the year ended December 31,
	2017		2016		2015
	Average Balance	Rate	Average Balance	Rate	Average Balance	Rate
	(Dollars in thousands)
Demand, non-interest bearing	$62,703		$54,036		$47,899
Demand, interest-bearing	39,333	0.40%	48,758	0.33%	32,938	0.23%
Money market and savings deposits	120,782	0.76%	100,620	0.52%	95,216	0.33%
Time deposits	255,376	1.42%	220,436	1.30%	206,147	1.26%

Total interest-bearing deposits	415,491	1.13%	369,814	0.96%	334,301	0.89%

Total deposits	$478,194		$423,850		$382,200

The maturity distribution of time deposits of $100,000 or more as of December 31, 2017, is as follows:

December 31, 2017
(Dollars in thousands)
Three Months or Less	$6,648
Over Three Through Six Months	28,945
Over Six Through Twelve Months	15,386
Over Twelve Months	33,379

TOTAL	$84,358

Short-Term Borrowed Funds

At December 31, 2017, First Priority had short-term borrowings totaling $15.6 million, compared to $56.2 million at December 31, 2016, a decrease of $40.6 million, or 72.2% between the periods. Short-term borrowings consist of advances from the FHLB with an original maturity of one year or less as of issuance date and provide a short-term funding source related to all other balance sheet changes and overall resulting funding requirements. Advances from the FHLB at December 31, 2017 are collateralized by an investment in the common stock of the FHLB, by a specific pledge of First Priority Bank’s investment assets and by a blanket lien on qualifying mortgages within First Priority Bank’s loan portfolio.

The following table outlines First Priority’s various sources of short-term borrowed funds at or for each of the years ended December 31, 2017 and 2016. The maximum balance represents the highest indebtedness for each category of short-term borrowed funds at any month-end during each of the periods shown.

	2017	2016
	(Dollars in thousands)
Federal funds purchased:
Balance at year end	$—	$—
Weighted average rate at year end	—	—
Maximum month-end balance	$19	$—
Average daily balance during the year	$3	$2
Weighted average rate during the year	1.52%	0.76%

FHLB short-term borrowings:
Balance at year end	$15,625	$56,164
Weighted average rate at year end	1.54%	0.74%
Maximum month-end balance	$70,400	$60,688
Average daily balance during the year	$26,446	$22,508
Weighted average rate during the year	1.15%	0.61%

Long-Term Debt

Long-term debt totaled $9.0 million as of December 31, 2017 and $12.0 million as of December 31, 2016, a decline of $3.0 million related to maturities of $7.0 million with a blended rate of 0.97% offset by additional issuances of $4.0 million with a blended rate of 1.75%. These borrowings consisted of advances from the FHLB with an original maturity in excess of one year and carry a weighted average interest rate of 1.58% and 1.17%, as of December 31, 2017 and December 31, 2016, respectively, and an average remaining life of 1.7 years and 1.2 years, respectively. Advances from the FHLB are collateralized by an investment in the common stock of the FHLB, by a specific pledge of First Priority Bank’s investment assets and by a blanket lien on qualifying mortgages within First Priority Bank’s loan portfolio. Balances of FHLB long-term debt averaged $10.9 million and $14.1 million during the years ended December 31, 2017 and 2016, respectively, with an average rate of 1.30% and 1.12% for each of these respective periods. The maximum month-end balance of these borrowings was $12.0 million for the year ended December 31, 2017 and $15.0 million for the same period in 2016.

Subordinated Debt

On November 13, 2015, First Priority Bank entered into Subordinated Note Purchase Agreements with five accredited investors under which First Priority Bank issued subordinated notes (the “Notes”) totaling $9.5 million, resulting in net proceeds of approximately $9.2 million after issuance costs. The Notes have a maturity date of November 30, 2025, and bear interest at a fixed rate of 7.00% per annum. The Notes are non-callable for an initial period of five years and include provisions for redemption pricing between 101.5% and 100.5% of the liquidation value, if called after five years but prior to the maturity date.

Capital Resources

Shareholders’ equity at December 31, 2017 was $50.5 million, representing an increase of $2.5 million from $48.0 million at December 31, 2016. This increase was comprised of current year net income of $2.5 million, stock based compensation costs of $262 thousand and a positive impact from market volatility related to the investment securities portfolio resulting in a net change in net unrealized gains (losses) totaling $36 thousand, which were partially offset by preferred dividends paid of $306 thousand.

In January 2016, First Priority utilized $6 million of the proceeds received from the issuance of Tier 2 qualifying subordinated debt to redeem 6,000 shares of the Company’s outstanding preferred stock. This redemption consisted of all outstanding shares of Series A and Series B, and 1,192 shares of the Series C preferred stock, which were redeemed on a pro rata basis, which subsequently leaves 3,404 shares of Series C outstanding.

First Priority Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet the minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on First Priority Bank’s financial condition and results of operations. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, First Priority Bank must meet specific capital guidelines that involve quantitative measures of First Priority Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. First Priority Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.

First Priority Bank exceeds the minimum capital requirements established by regulatory agencies. Under the capital adequacy guidelines, capital is classified into two tiers. These guidelines require an institution to maintain a certain level of Tier 1 and Tier 2 capital to risk-weighted assets. Tier 1 capital consists of common shareholders’ equity and qualifying preferred stock, excluding the unrealized gain or loss on securities available for sale, minus certain intangible assets plus trust preferred securities up to 25% of Tier 1 capital, with the excess being treated as Tier 2 capital. Tier 2 capital also consists of the allowance for loan losses, subject to certain limitations, and qualifying subordinated debt. In determining the amount of risk-weighted assets, all assets, including certain off balance sheet assets, are multiplied by a risk-weight factor of 0% to 100% based on the risks believed inherent in the type of asset.

Quantitative measures established by regulation to ensure capital adequacy require First Priority Bank to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets and of Tier 1 capital to average assets, known as the Tier 1 leverage ratio. The following table sets forth the capital ratios for both First Priority and the Bank at December 31, 2017 and 2016. First Priority currently meets the definition of a “small bank holding company” under the FRB’s regulations, and thus is not subject to any capital requirements; however, First Priority meets the holding company regulatory requirements for “well-capitalized” for each stated period. First Priority Bank was considered “well-capitalized” and met or exceeded its applicable regulatory requirements for both periods.

	First Priority Financial Corp.		First Priority Bank
	As of December 31, 2017	As of December 31, 2016	For Capital Adequacy Purposes	To Be Considered “Well- Capitalized”	As of December 31, 2017	As of December 31, 2016
Total risk-based capital	12.19%	12.11%	8.00%	10.00%	12.15%	12.07%
Tier 1 risk-based capital	9.62%	9.40%	6.00%	8.00%	9.58%	9.35%
Tier 1 common equity capital	8.93%	8.80%	4.50%	6.50%	9.58%	9.35%
Tier 1 leverage capital	8.10%	7.92%	4.00%	5.00%	8.08%	7.87%

The capital ratios above reflect the new capital requirements under “Basel III”. As of December 31, 2017, First Priority Bank and First Priority were in compliance with these requirements. See Note 17—Regulatory Matters for additional discussion regarding regulatory capital requirements.

Return on Average Equity and Assets

The following table shows the return on average assets (net income divided by total average assets), return on equity (net income divided by average equity), and the equity to assets ratio (average equity divided by total average assets) for each of the five years ended December 31, 2017.

	At or for the years ended December 31,
	2017	2016	2015	2014	2013
Return on average assets	0.43%	0.44%	0.44%	1.56%	0.05%
Return on average equity	4.92%	4.81%	4.11%	15.16%	0.47%
Average equity to average assets ratio	8.66%	9.20%	10.64%	10.28%	10.50%

Effect of Inflation and Changing Prices

The effect of relative purchasing power over time due to inflation has not been taken into effect in First Priority’s consolidated financial statements. Rather, the statements have been prepared on a historical cost basis in accordance with accounting principles generally accepted in the United States of America.

Unlike most industrial companies, the assets and liabilities of financial institutions, such as First Priority and First Priority Bank, are primarily monetary in nature. Therefore, the effect of changes in interest rates will have a more significant impact on its performance than will the effect of changing prices and inflation in general. In addition, interest rates may generally increase as the rate of inflation increases, although not necessarily in the same magnitude. First Priority seeks to manage the relationships between interest-sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

Off-Balance Sheet Arrangements

Through the operations of First Priority Bank, First Priority has made contractual commitments to extend credit, in the ordinary course of its business activities, to meet the financing needs of customers. Such commitments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized on the balance sheets. These commitments are legally binding agreements to lend money at predetermined interest rates for a specified period of time and generally have fixed expiration dates or other termination clauses. The same credit and collateral policies are used in making these commitments as for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis and collateral is obtained, if necessary, based on the credit evaluation of the borrower. The amount of collateral obtained, if deemed necessary by First Priority Bank upon extension of credit, is based on management’s credit evaluation. Collateral held varies, but may include personal or commercial real estate, accounts receivable, inventory and equipment.

At December 31, 2017 and 2016, outstanding commitments to extend credit consisting of total unfunded commitments under lines of credit were $115.2 million and $98.2 million, respectively. In addition, as of each of these dates, First Priority maintained $2.3 million and $958 thousand of performance standby letters of credit outstanding, respectively, and $1.7 million of financial standby letters of credit outstanding, as of each respective date, on behalf of its customers.

As of December 31, 2017 First Priority did not have any deposit letters of credit outstanding; however as of December 31, 2016, First Priority had deposit letters of credit totaling $16.0 million, issued by the Federal Home Loan Bank of Pittsburgh (“FHLB”), as required to provide collateral on certain municipal deposits maintained at First Priority Bank. These deposit letters of credit are secured by a blanket lien on selected mortgage loans within First Priority Bank’s portfolio.

First Priority is not involved in any other off-balance sheet contractual relationships, unconsolidated related entities that have off-balance sheet arrangements or transactions that could result in liquidity needs or other commitments that could significantly impact earnings. First Priority believes that it has adequate sources of liquidity to fund commitments that may be drawn upon by borrowers.

Liquidity

The objective of liquidity management is to assure that sufficient sources of funds are available, as needed and at a reasonable cost, to meet the ongoing and unexpected operational cash needs and commitments of First Priority and to take advantage of income producing opportunities as they arise. Sufficient liquidity must be available to meet the cash requirements of depositors wanting to withdraw funds and of borrowers wanting their credit needs met. Additionally, liquidity is needed to insure that First Priority has the ability to act at those times when profitable new lending and investment opportunities arise. While the desired level of liquidity may vary depending upon a variety of factors, it is a primary goal of First Priority to maintain adequate liquidity in all economic environments through active balance sheet management.

Liquidity management is the ongoing process of monitoring and managing First Priority’s sources and uses of funds. The primary sources of funds are deposits, scheduled amortization of loans outstanding, maturities and cash flow generated from the investment portfolio and funds provided by operations. Scheduled loan payments and investment maturities are relatively predictable sources of funds; however, deposit flows and loan prepayments are far less predictable and are influenced by the level of interest rates, economic conditions, local competition and customer preferences. Liquidity is also provided by unused lines of credit with correspondent banks and First Priority’s borrowing capacity at the FHLB. First Priority measures and monitors its liquidity position on an ongoing basis in order to better understand, predict and respond to balance sheet trends, unused borrowing capacity and liquidity needs. The liquidity position is managed on a daily basis as part of the daily settlement function and on an ongoing basis through the asset liability management function.

The key elements of First Priority’s liquidity planning process involve a primary focus on the development of a stable, core funding base; utilization of wholesale funding sources to supplement core funding; maintenance of an appropriate level of asset liquidity; management of the maturity structure of funding sources and of funding concentrations; and maintenance of borrowing facilities.

Wholesale funding sources utilized by First Priority Bank include brokered certificates of deposits, secured advances from the FHLB, federal funds purchased and other secured borrowing facilities. At December 31, 2017, wholesale funding sources totaled $144.8 million and were comprised of $120.2 million of brokered certificates of deposit and $24.6 million of FHLB advances. At December 31, 2016, wholesale funding sources totaled $207.0 million and were comprised of $138.8 million of brokered certificates of deposit and $68.2 million FHLB advances. Wholesale funding is generally used in managing the daily liquidity needs and when it is the most cost effective funding source available to First Priority. Management continually evaluates all available funding sources for cost and availability.

An integral part of First Priority Bank’s balance sheet management strategy is to establish and maintain borrowing facilities with correspondent banks for access to funding. Off balance sheet borrowing capacity provides the immediate availability of funds to meet short-term financing needs without requiring the bank to maintain excess liquidity in its investment portfolio, which may have a negative impact on earnings. In today’s environment of historically low interest rates, it also provides effective longer term funding, in terms of the cost and structure. Long term borrowings from the FHLB cannot be called prior to maturity, which provides protection against a rise in interest rates when compared to retail deposits, which can be redeemed early by the depositor at lower than market rate penalties.

As of December 31, 2017 and 2016, First Priority Bank had a borrowing facility with a correspondent bank totaling $10 million, available for short-term limited purpose usage, of which $2 million is available unsecured. The remaining $8 million is a secured line of credit.

At December 31, 2017 and 2016, First Priority Bank had a total borrowing capacity with the FHLB of $221 million and $206 million, respectively, with advances and letters of credit outstanding of $24.6 million and $84.2 million, respectively. Short-term liquid assets at December 31, 2017 and 2016 totaled $17.7 million and $42.0 million, respectively, and were comprised of $2.7 million and $2.0 million, respectively, of interest bearing deposits held at correspondent banks and $15 million and $40.0 million, respectively, of investment securities due within 30 days.

Interest Rate Sensitivity

It is the responsibility of the board of directors and senior management to understand and control the interest rate risk exposures assumed by First Priority. The board has delegated authority to the asset liability management committee (“ALCO”) for the development of ALCO policies and for the management of the asset liability management function. The ALCO committee is comprised of senior management representing all primary functions of First Priority and meets monthly. ALCO has the responsibility for maintaining a level of interest rate risk exposures within board of director approved limits.

The primary objective of asset liability management is to optimize net interest income over time while maintaining a balance sheet mix that is prudent with respect to liquidity, capital adequacy and interest rate risk. The absolute level and volatility of interest rates can have a significant impact on the profitability of First Priority. Interest rate risk management is the process of identifying and controlling the potential adverse impact of interest rates movements on First Priority’s net interest income and on the fair value of its assets and liabilities.

One tool used to monitor interest rate risk is the measurement of its interest sensitivity “gap,” which is the positive or negative dollar difference between interest-earning assets and interest-bearing liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by changing the mix, pricing and repricing characteristics of First Priority’s assets and liabilities, through management of its investment portfolio, loan and deposit product offerings, and through wholesale funding. Managing the amount of assets and liabilities repricing in the same time interval helps to hedge interest rate risk and minimize the impact on net interest income of rising or falling interest rates. First Priority generally would benefit from increasing market rates of interest when it has an asset-sensitive gap position and generally would benefit from decreasing market rates of interest when First Priority is liability-sensitive.

At December 31, 2017, First Priority was marginally liability sensitive at the one-year gap position, as it has more liabilities subject to repricing in the subsequent twelve month period than assets. It must be noted, however, that the gap analysis is not a precise indicator of First Priority’s exposure to changing interest rates. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. Furthermore, the results are influenced by management assumptions concerning the repricing characteristics of deposit products with no contractual maturities, the timing of the repricing of variable rate loans with interest rates currently fixed at interest rate floors, and prepayment speeds of loans and investments subject to prepayment prior to maturity. Additionally, net interest income performance may be impacted by other significant factors in a given interest rate environment, including changes in the volume and mix of interest earning assets and interest-bearing liabilities.

First Priority’s interest rate sensitivity at December 31, 2017, as measured by the repricing characteristics of interest sensitive assets and interest sensitive liabilities, is presented in the following table. As noted above, the table presents data at a single point in time and includes significant management assumptions.

	Interest Rate Sensitivity Report As of December 31, 2017 (Dollars in thousands)
	1-90 days	91-365 days	1-5 years	5 years and over	Total
Interest-Sensitive Assets
Interest-bearing deposits in banks	$2,666	$—	$—	$—	$2,666
Loans receivable	152,452	77,094	241,599	47,782	518,927
Investment securities available for sale	16,264	7,507	19,224	9,378	52,373
Investment securities held to maturity	319	—	5,824	12,522	18,665

Total Interest Earning Assets	$171,701	$84,601	$266,647	$69,682	$592,631

Cumulative Total	$171,701	$256,302	$522,949	$592,631

Interest-Sensitive Liabilities
Interest-bearing demand	$2,244	$6,731	$13,463	$7,480	$29,918
Money Market and Savings accounts	21,803	65,410	36,339	21,803	145,355
Time deposits	60,610	94,616	127,017	—	282,243
Borrowed funds	15,625	3,000	6,000	9,231	33,856

Total	$100,282	$169,757	$182,819	$38,514	$491,372

Cumulative Total	$100,282	$270,039	$452,858	$491,372

Gap	$71,419	$(85,156)	$83,828	$31,168
Cumulative gap	$71,419	$(13,737)	$70,091	$101,259
Interest-sensitive assets/interest-sensitive liabilities (cumulative)	1.7	0.9	1.2	1.2
Cumulative Gap/total earning assets	12.1%	-2.3%	11.8%	17.1%

Contractual Obligations

First Priority Bank utilizes a variety of deposit products and short-term borrowings to supplement its supply of lendable funds, to assist in meeting deposit withdrawal requirements, and to fund growth of interest-earning assets in excess of traditional deposit growth. Brokered certificates of deposit, borrowings from the FHLB, borrowings under correspondent bank lines of credit and repurchase agreements serve as the primary sources of such funds.

Obligations under non-cancelable operating lease agreements are payable over several years with the longest obligation expiring in 2029. Management does not believe that any existing non-cancelable operating lease agreements are likely to materially impact First Priority’s financial condition or results of operations in an adverse way.

The following table provides payments due by period for contractual obligations as of December 31, 2017.

	Payments Due by Period
	Within 1 Year	Over 1 through 2 Years	Over 2 through 3 Years	Over 3 through 5 Years	Over 5 Years	Total
	(Dollars in thousands)
Certificates of deposit	$155,229	$76,431	$24,421	$26,162	$—	$282,243
Operating lease obligations	1,246	1,266	1,172	1,849	2,832	8,365
Subordinated debt	—	—	—	—	9,500	9,500
Long-term debt	3,000	2,000	4,000	—	—	9,000
Short-term borrowings	15,625	—	—	—	—	15,625
Accrued interest payable	844	—	—	—	—	844

Total	$175,944	$79,697	$29,593	$28,011	$12,332	$325,577

COMPARISON OF SHAREHOLDERS’ RIGHTS

The rights of First Priority shareholders are governed by Pennsylvania law, including the PBCL, and First Priority’s articles of incorporation and bylaws. The rights of Mid Penn shareholders are governed by Pennsylvania law, including the PBCL, and Mid Penn’s articles of incorporation and bylaws.

Upon consummation of the merger, First Priority shareholders will become Mid Penn shareholders. Consequently, after the merger, the rights of such shareholders will be governed by the articles of incorporation and bylaws of Mid Penn and Pennsylvania law.

A comparison of the rights of First Priority and Mid Penn shareholders follows. This summary is not intended to be a complete statement of all of such differences or a complete description of the specific provisions referred to therein, and is qualified in its entirety by reference to Pennsylvania law and the respective articles of incorporation and bylaws of First Priority and Mid Penn.

Authorized Capital

Mid Penn. Mid Penn is authorized to issue 10,000,000 shares of common stock, par value $1.00 per share, and 10,000,000 shares of preferred stock, par value of $1.00 per share.

First Priority. First Priority is authorized to issue 20,000,000 shares of common stock, par value $1.00 per share, and 10,000,000 shares of preferred stock, $100.00 par value per share.

Outstanding Preferred Stock

Mid Penn. As of the date of this document, no shares of Mid Penn preferred stock were issued and outstanding. Unless redeemed by First Priority prior to the effective time of the merger, Mid Penn will be required to issue 3,404 shares of its preferred stock, as soon as practicable following the merger, to the holders of, and on substantially the same terms as, the First Priority TARP preferred stock described below. If Mid Penn is required to issue such preferred stock, it is the intent of Mid Penn to effectuate the redemption of such preferred stock as soon as practicable following the merger, subject to the receipt of any requisite regulatory approvals.

First Priority. As of the date of this document, 3,404 shares of First Priority 9.00% Fixed Rate Cumulative Perpetual Preferred Stock, Series C, which we refer to in this document as the “First Priority TARP preferred stock,” were issued and outstanding. Each share of First Priority TARP preferred stock has a liquidation value of $1,000 per share. The issued and outstanding shares of First Priority TARP preferred stock are validly issued, fully paid and nonassessable. Other than the First Priority TARP preferred stock, no other shares of First Priority’s preferred stock were issued and outstanding as of the date of this document.

Dividends Payable on Shares of First Priority TARP preferred stock. Holders of shares of First Priority TARP preferred stock are entitled to receive, if, as and when declared by the First Priority board of directors out of assets legally available for payment, quarterly cash dividends on the First Priority TARP preferred stock, payable in arrears on February 15, May 15, August 15 and November 15 of each year. The dividend rate is 9.00% of the liquidation value. Dividends on the First Priority TARP preferred stock are cumulative. If for any reason the First Priority board of directors does not declare a dividend on the First Priority TARP preferred stock for a particular dividend period, or if the board of directors declares less than a full dividend, First Priority will remain obligated to pay the unpaid portion of the dividend for that period and the unpaid dividend will compound on each subsequent dividend date (meaning that dividends for future dividend periods will accrue on any unpaid dividend amounts for prior dividend periods).

Priority of Dividends. So long as the First Priority TARP preferred stock remains outstanding, First Priority may not declare or pay a dividend or other distribution on its common stock or any other shares of Junior Stock (other than dividends payable solely in shares of common stock) or Parity Stock (other than dividends paid on a pro rata basis with the First Priority TARP preferred stock), and First Priority generally may not directly or indirectly purchase, redeem or otherwise acquire any shares of common stock, Junior Stock or Parity Stock unless all accrued and unpaid dividends on the First Priority TARP preferred stock for all past dividend periods are paid in full.

“Junior Stock” means First Priority common stock and any other class or series of First Priority stock the terms of which expressly provide that it ranks junior to the First Priority TARP preferred stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of First Priority. First Priority currently has no outstanding class or series of stock constituting Junior Stock other than its common stock.

“Parity Stock” means any class or series of First Priority stock, other than the First Priority TARP preferred stock, the terms of which do not expressly provide that such class or series will rank senior or junior to the First Priority TARP preferred stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of First Priority, in each case without regard to whether dividends accrue cumulatively or non-cumulatively. First Priority currently has no outstanding class or series of stock constituting Parity Stock.

Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of First Priority, holders of the First Priority TARP preferred stock will be entitled to receive for each share of First Priority TARP preferred stock, out of the assets of First Priority or proceeds available for distribution to First Priority’s stockholders, subject to any rights of First Priority’s creditors, before any distribution of assets or proceeds is made to or set aside for the holders of First Priority’s common stock and any other class or series of First Priority stock ranking junior to the First Priority TARP preferred stock, payment of an amount equal to the sum of (i) the $1,000 liquidation preference amount per share and (ii) the amount of any accrued and unpaid dividends on the First Priority TARP preferred stock (including dividends accrued on any unpaid dividends). To the extent the assets or proceeds available for distribution to stockholders are not sufficient to fully pay the liquidation payments owing to the holders of the First Priority TARP preferred stock and the holders of any other class or series of First Priority stock ranking equally with the First Priority TARP preferred stock, the holders of the First Priority TARP preferred stock and such other stock will share ratably in the distribution.

For purposes of the liquidation rights of the First Priority TARP preferred stock, neither a merger or consolidation of First Priority with any entity, nor a sale, lease or exchange of all or substantially all of First Priority’s assets, will constitute a liquidation, dissolution or winding up of the affairs of First Priority.

(1) Redemptions and Repurchases. First Priority TARP preferred stock is redeemable at First Priority’s option, subject to, when applicable in limited circumstances, prior approval by the FRB, in whole or in part at a redemption price equal to 100% of the liquidation preference amount of $1,000 per share plus any accrued and unpaid dividends to but excluding the date of redemption (including dividends accrued on any unpaid dividends).

Shares of First Priority TARP preferred stock that First Priority redeems, repurchases or otherwise acquires will revert to authorized but unissued shares of preferred stock.

(2) No Conversion Rights. Holders of the First Priority TARP preferred stock have no right to exchange or convert their shares into common stock or any other securities.

(3) Voting Rights. The holders of the First Priority TARP preferred stock do not have voting rights other than those described below, except to the extent specifically required by Pennsylvania law.

Whenever dividends have not been paid on the First Priority TARP preferred stock for six or more quarterly dividend periods, whether or not consecutive, the authorized number of directors of First Priority will automatically increase by two and the holders of the First Priority TARP preferred stock will have the right, with the holders of shares of any other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (the “Preferred Directors”) to fill such newly created directorships at First Priority’s next annual meeting of stockholders (or at a special meeting called for that purpose prior to the next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past dividend periods on all outstanding shares of First Priority TARP preferred stock have been paid in full, at which time this right will terminate with respect to the First Priority TARP preferred stock, subject to revesting in the event of each and every subsequent default by First Priority in the payment of dividends on the First Priority TARP preferred stock.

No person may be elected as a Preferred Director who would cause First Priority to violate any corporate governance requirements of any securities exchange or other trading facility on which First Priority’s securities may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of the First Priority TARP preferred stock and Voting Parity Stock as a class to vote for directors as described above, the Preferred Directors will cease to be qualified as directors, the terms of office of all Preferred Directors then in office will terminate immediately and the authorized number of directors will be reduced by the number of Preferred Directors which had been elected by the holders of the First Priority TARP preferred stock and the Voting Parity Stock. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created by such a removal may be filled, only by the affirmative vote of the holders of a majority of the outstanding shares of First Priority TARP preferred stock voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office, the remaining Preferred Director may choose a successor who will hold office for the unexpired term of the office in which the vacancy occurred.

The term “Voting Parity Stock” means with regard to any matter as to which the holders of the First Priority TARP preferred stock are entitled to vote, any series of Parity Stock (as defined above under “—Dividends-Priority of Dividends”) upon which voting rights similar to those of the First Priority TARP preferred stock have been conferred and are exercisable with respect to such matter. First Priority currently has no outstanding shares of Voting Parity Stock.

If holders of the First Priority TARP preferred stock obtain the right to elect two directors and if the FRB deems the First Priority TARP preferred stock a class of “voting securities”, (a) any bank holding company that is a holder may be required to obtain the approval of the FRB to acquire more than 5% of the First Priority TARP preferred stock and (b) any person may be required to obtain the approval of the FRB to acquire or retain 10% or more of the then outstanding shares of First Priority TARP preferred stock.

In addition to any other vote or consent required by Pennsylvania law or by our articles of incorporation, the vote or consent of the holders of at least 66 2/3% of the outstanding shares of First Priority TARP preferred stock, voting as a separate class, is required in order to do the following:

•

amend First Priority’s articles of incorporation to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of stock ranking senior to the First Priority TARP preferred stock with respect to the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of First Priority; or

•	amend First Priority’s articles of incorporation in any way that materially and adversely affect the rights, preferences, privileges or voting powers of the First Priority TARP preferred stock; or

•	consummate a binding share exchange or reclassification involving the First Priority TARP preferred stock or a merger or consolidation of First Priority with another entity, unless (i) the shares of First Priority TARP preferred stock remain outstanding or, in the case of a merger or consolidation in which First Priority is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) the shares of First Priority TARP preferred stock remaining outstanding or such preference securities, have such rights, preferences, privileges, voting powers, limitations and restrictions, taken as a whole, as are not materially less favorable than the rights, preferences, privileges, voting powers, limitations and restrictions of the First Priority TARP preferred stock prior to consummation of the transaction, taken as a whole;

provided, however, that (1) any increase in the amount of First Priority’s authorized but unissued shares of preferred stock, and (2) the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock, or any securities convertible into or exchangeable or exercisable for any other series of preferred stock, ranking equally with and/or junior to the First Priority TARP preferred stock with respect to the payment of dividends, whether such dividends are cumulative or noncumulative and the distribution of assets upon First Priority’s liquidation, dissolution or winding up, will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the First Priority TARP preferred stock and will not require the vote or consent of the holders of the First Priority TARP preferred stock.

To the extent the holders of the First Priority TARP preferred stock are entitled to vote, holders of shares of the First Priority TARP preferred stock will be entitled to one vote for each share then held.

The voting provisions described above will not apply if, at or prior to the time when the vote or consent of the holders of the First Priority TARP preferred stock would otherwise be required, all outstanding shares of the First Priority TARP preferred stock have been redeemed by First Priority or called for redemption upon proper notice and sufficient funds have been set aside by First Priority for the benefit of the holders of First Priority TARP preferred stock to effect the redemption.

Annual Meeting of Shareholders

Mid Penn. Mid Penn’s bylaws provide that an annual meeting will be held on such date, at such time, and at such place, as may be set by the board of directors.

First Priority. First Priority’s bylaws provide that an annual meeting will be held on such day as the board of directors may from time to time determine, or, if not such date is fixed, on the fourth Tuesday of April each year.

Special Meeting of Shareholders

Mid Penn. Special meetings of the Mid Penn shareholders can be called by Mid Penn’s board of directors, the Chairman of the Board, the President, a majority of the board of directors, or a majority of the members of the executive committee of the board of directors.

First Priority. Special meetings of the First Priority shareholders can be called by the Chairman of the board or a majority of First Priority’s board of directors, or at the request of holders of not less than one-fifth of the votes which all shareholders are entitled to cast at the particular meeting.

Cumulative Voting

Mid Penn. Mid Penn’s articles of incorporation prohibit cumulative voting in the election of directors.

First Priority. First Priority’s articles of incorporation prohibit cumulative voting in the election of directors.

Shareholder Nomination of Directors

Mid Penn. Mid Penn’s bylaws provide that nominations for the election of directors may be made by the board of directors or by any shareholder entitled to vote for the election of directors. Nominations made by the shareholders entitled to vote for the election of directors will be made by notice in writing, delivered or mailed to the Corporate Secretary not less than the earlier of 120 days prior to the anniversary date of the initial proxy materials or of a notice of the meeting by Mid Penn in connection with the immediately preceding annual meeting of shareholders, or the deadline for submitting shareholder proposals for inclusion in a proxy statement and form of proxy as calculated under Rule 14a-8(e), promulgated by the Securities and Exchange Commission under the Exchange Act or any successor provision thereto.

First Priority. First Priority’s bylaws provide that nominations for the election of directors may be made by the board of directors.

Number of Directors

Mid Penn. The number of Mid Penn directors will be not less than five, nor more than twenty-five as Mid Penn’s board of directors may determine from time-to-time. Mid Penn’s board of directors currently has ten directors.

First Priority. First Priority’s bylaws provide that the number of First Priority directors will be not less than five nor more than twenty-five, as determined from time to time by resolution of First Priority’s board of directors. First Priority’s board currently consists of fifteen directors.

Director Qualifications

Mid Penn. Each Mid Penn director must be a Mid Penn shareholder and will own in his/her own right the number of shares (if any) required by law in order to qualify as such director. Mid Penn maintains a mandatory retirement policy. Upon reaching the age of 70, a Mid Penn director will hold office until the following annual meeting of shareholders at which time such director shall retire from the Mid Penn board of directors. In extraordinary circumstances, the Mid Penn board of directors may grant a director, on a case-by-case basis, a waiver from this mandatory retirement policy. In connection with the consummation of the merger, the Mid Penn board of directors will waive this policy with respect to the appointment of Mr. Sparks to the Mid Penn board of directors.

First Priority. First Priority directors must be a natural person of full age and a citizen of the United States.

Classes of Directors and Election of Directors

Mid Penn. The Mid Penn board of directors is divided into three classes, with each class being elected annually for a three-year term. Class A has four directors, Class B has four directors, and Class C has three directors.

First Priority. The First Priority board of directors is divided into three classes, as nearly equal in number as possible, with each class being elected annually for a three-year term.

Filling Vacancies on the Board of Directors

Mid Penn. Mid Penn’s bylaws provide that vacancies in the board of directors, including vacancies resulting from an increase in the number of directors, may be filled by the remaining members of the board, even though less than a quorum. Each person so elected to fill a vacancy in the board of directors will become a member of the same class of directors in which the vacancy existed. Each director so elected will be a director until the class to which he/she was appointed stands for election and until his or her successor is elected and qualified.

First Priority. First Priority’s bylaws provide that vacancies in the board of directors, including a vacancy resulting from an increase in the number of directors, may be filled by a majority vote of the remaining directors, even if less than a quorum, or by a sole remaining director. A director elected to fill a vacancy shall serve for the balance of the unexpired term and until his or her successor has been selected and qualified or until his or her earlier death, resignation or removal.

Special Meetings of the Board of Directors

Mid Penn. Special meetings of Mid Penn’s board of directors may be held whenever called by the Chairman of the Board, the President or at the request of three or more members of the board of directors. Notice of the time and place of every special meeting may be either verbal or in writing, and will be given to each member of the board of directors at least twenty-four hours before the time of such meeting excepting the organization meeting following the election of directors.

First Priority. Special meetings of First Priority’s board of directors may be called by the Chairman of the Board, the President or an Executive Vice President or a majority of the directors then in office. Written notice of the time, date and place of the special meeting must be given to each director at least 24 hours before the time of such meeting, and does not need to specify the business to be transacted at, or the purpose of, the meeting.

Anti-Takeover Provisions and Other Shareholder Protections

Mid Penn. Under Mid Penn’s articles of incorporation, any merger, consolidation, liquidation or dissolution of Mid Penn or any action that would result in the sale or other disposition of all of substantially all of the assets of Mid Penn must be approved by the affirmative vote of the holders of at least 80% of the outstanding shares of common stock, or the holders of at least 66-2/3% of the outstanding shares of common stock provided that the transaction has received prior approval of at least 80% of all members of the board of directors. Additionally, the board of directors may oppose a tender or other offer for the corporation’s securities, whether the offer is in cash or in the securities of a corporation or otherwise. The board may, but is not legally obligated to, consider any relevant, germane or pertinent issue; by way of illustration, but not to be considered any limitation on the power of the board of directors to oppose a tender or other offer for Mid Penn’s securities. The board of directors may consider whether the offer price is acceptable based on the historical and present operating results or financial condition of the corporation; whether a more favorable price could be obtained for Mid Penn’s securities in the future; the social and economic effects of the offer on Mid Penn and any of its subsidiaries, employees, depositors, loan and other customers, creditors, and shareholders; the reputation and business practice of the offeror and its management and affiliates as they would affect the shareholders, employees, depositors and customers of Mid Penn and its subsidiaries and the future value of Mid Penn’s stock; the value of the securities which the offeror is offering in exchange for Mid Penn’s securities; the business and financial conditions and earnings prospects of the offeror, including, but not limited to, debt service and other existing or likely financial obligations of the offeror, and the possible effect of such conditions upon Mid Penn and any of its subsidiaries and the other elements of the communities in which Mid Penn and its subsidiaries are located; and any antitrust or other legal and regulatory issues that are raised by the offer.

First Priority. Any plan or proposal for the merger, consolidation, liquidation or dissolution of First Priority, or any action that would result in the sale or other disposition of all or substantially all of the assets of First Priority, will require the affirmative vote of a majority of the votes cast by the holders of shares of First Priority common stock in accordance with First Priority’s articles of incorporation and the PBCL.

Indemnification of Directors and Officers

Mid Penn. Under Mid Penn’s bylaws, to the fullest extent authorized or permitted by applicable law, Mid Penn shall indemnify any director, officer, employee, or agent of Mid Penn who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, or is or was serving at the request of Mid Penn as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, amounts paid in settlement, judgments, and fines actually and reasonably incurred by those persons in connection with any action suit or proceeding. No indemnification shall be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. The provision does not affect a director’s responsibility or liability under any criminal statute or liability for payment of taxes.

First Priority. Under First Priority’s bylaws, to the fullest extent authorized or permitted by applicable law, First Priority shall indemnify any director, officer, employee, or agent of First Priority who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, or is or was serving at the request of First Priority as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, amounts paid in settlement, judgments, and fines actually and reasonably incurred by those persons in connection with any action suit or proceeding. No indemnification shall be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. The provision does not affect a director’s responsibility or liability under any criminal statute or liability for payment of taxes.

Pennsylvania Anti-Takeover Provisions

Under the PBCL, certain anti-takeover provisions apply to Pennsylvania “registered corporations” (e.g., publicly traded companies) including those relating to (i) control share acquisitions, (ii) disgorgement of profits by certain controlling persons, (iii) business combination transactions with interested shareholders and (iv) the rights of shareholders to demand fair value for their stock following a control transaction. Pennsylvania law allows registered corporations to opt-out of any of these anti-takeover provisions. Mid Penn is a registered corporation under the PBCL. First Priority is not a registered corporation and is therefore not subject to these anti-takeover provisions. A general summary of the applicable anti-takeover provisions is set forth below.

Control Share Acquisitions. Pennsylvania law limits control share acquisitions relating to the act of acquiring for the first time voting power over voting shares (other than shares owned since January 1, 1988 and any additional shares distributed with respect to such shares) equal to at least 20%, 33-1/3% and 50% of the voting power of the corporation. Once a control share acquisition has occurred, then all shares in excess of the triggering threshold, plus shares purchased at any time with the intention of acquiring such voting power and shares purchased within 180 days of the date the triggering threshold was exceeded, are considered control shares. Control shares cannot vote either until their voting rights have been restored by two separate votes of the shareholders, described below, at a meeting or until they have been transferred to a person who does not thereby also become the holder of control shares.

The holder of control shares may wait until the next annual or special meeting after the acquisition took place to submit the request for the restoration of voting rights to the shareholders, or the acquiring person may accelerate the process by agreeing to underwrite the cost of a special meeting of shareholders for that purpose. In either case, the acquiring person is required to furnish for distribution to the shareholders an information statement containing a detailed disclosure concerning the acquiring person, its intentions with respect to ownership of securities of the corporation and other matters. As an alternative, a person proposing to make a control share acquisition may request prospective approval by the shareholders of the exercise of the voting rights of the shares proposed to be acquired. Two shareholders’ votes are required to approve the restoration of voting rights: (i) the approval of an absolute majority of all voting power must be obtained, and all voting shares are entitled to participate in this vote; and (ii) the approval of an absolute majority of all disinterested shareholders must be obtained.

For a period of 24 months after the later of (i) a control share acquisition by an acquiring person who does not properly request consideration of voting rights, or (ii) the denial of such a request or lapse of voting rights, the corporation may redeem all the control shares at the average public market sales price of the shares on the date notice of the call for redemption is given by the corporation.

Mid Penn has opted out of these Pennsylvania law provisions pursuant to its articles of incorporation.

Disgorgement of Profits by Certain Controlling Persons. Pennsylvania law regarding disgorgement of profits by certain controlling persons applies in the event that (i) any person or group publicly discloses that the person or group may acquire control of the corporation, or (ii) a person or group acquires (or publicly discloses an intent to acquire) 20% or more of the voting power of the corporation and, in either case, sells shares within 18 months thereafter. Any profits from sales of equity securities of the corporation received by the person or group during such 18-month period will belong to the corporation if the securities that were sold were acquired during the 18-month period or within 24 months prior thereto.

Mid Penn has opted out of these Pennsylvania law provisions pursuant to its articles of incorporation.

Business Combination Transactions with Interested Shareholders. Pennsylvania law prohibits certain business combinations with certain ‘interested shareholders,’ persons who acquire the direct or indirect beneficial ownership of shares entitled to cast at least 20% of the votes entitled to be cast for the election of directors. A corporation subject to this provision may not effect mergers or certain other business combinations with the interested shareholder for a period of five years, unless:

•	the business combination or the acquisition of stock by means of which the interested shareholder became an interested shareholder is approved by the corporation’s board of directors prior to such stock acquisition;

•	the business combination is approved by the affirmative vote of the holders of all the outstanding common shares of the corporation; or

•	the business combination is approved by the affirmative vote of the holders of a majority of all shares entitled to vote, excluding votes of shares held by the interested shareholders, and at the time of such vote, the interested shareholder is the beneficial owner of at least 80% of the voting shares of the corporation. This exception applies only if the value of the consideration to be paid by the interested shareholder in connection with the business combination satisfies certain fair price requirements

After the five-year restricted period, an interested shareholder of the corporation may engage in a business combination with the corporation if (i) the business combination is approved by the affirmative vote of a majority of the shares other than those beneficially owned by the interested shareholder and its affiliates, or (ii) the merger is approved at a shareholders meeting and certain fair price requirements are met.

Rights of Shareholders to Demand Fair Value for Stock Following a Control Transaction. Pennsylvania law regarding the ability of shareholders to dispose of their stock following a control transaction provides, generally, that a person or group that acquires more than 20% of the voting power to elect directors of the corporation is a controlling person and must give prompt notice to each shareholder of record. The other shareholders are then entitled to demand that the controlling person pay them the fair value of their shares under specified procedures. Fair value may not be less than the highest price paid per share by the controlling person at any time during the 90-day period ending on and including the date on which the controlling person became such, plus any increment representing any value, such as a control premium, that is not reflected in such price.

The provisions set forth in this section “Anti-Takeover Provisions” apply to Mid Penn only to the extent provided above, but they do not apply to First Priority, since First Priority is not a registered corporation.

Voting Rights

Amendment of Articles of Incorporation.

Pennsylvania law provides that shareholders of a registered corporation, such as Mid Penn, are not entitled by statute to propose amendments to the articles of incorporation. By contrast, under Pennsylvania law, an amendment to the articles of incorporation for an “unregistered corporation,” such as First Priority, can only be proposed (1) by adoption by the board of directors of a resolution setting forth the proposed amendment; or (2) unless otherwise provided in the articles, by petition of shareholders entitled to cast at least 10% of the votes that all shareholders are entitled to cast on the proposed amendment. The shareholder petition must set forth the proposed amendment, be directed to the board of directors and filed with the secretary of the corporation.

Except where the approval of the shareholders is unnecessary, the board of directors will then direct that the proposed amendment be submitted to a vote of the shareholders entitled to vote on the proposed amendment. An amendment proposed pursuant to paragraph (2) above is required to be submitted to a vote either at the next annual meeting held not earlier than 120 days after the amendment is proposed or at a special meeting of the shareholders called for that purpose by the shareholders.

Under Pennsylvania law, an amendment to the articles of incorporation requires the approval of the board of directors and, except in limited cases where a greater vote may be required, the affirmative vote of a majority of the votes cast by all shareholders within each class or series of shares if such class or series is entitled to vote on the matter as a class.

Mid Penn. Mid Penn shareholders are not entitled by statute to propose amendments to the articles of incorporation. Mid Penn’s articles of incorporation may be amended as provided under Pennsylvania law, with the following exception: any amendment to Articles 7, 8, 9, 10, 11, and 12 require the affirmative vote of holders of at least 80 % of the outstanding shares of common stock, or the holders of 66-2/3% of the Mid Penn common stock, provided that such amendment has received the prior approval of at least 80% of all the members of the board of directors.

First Priority. First Priority’s articles of incorporation may be amended as provided under Pennsylvania law, with the following exception: any amendment to Articles Eighth (no cumulative voting); Eleventh (vote required to approve certain extraordinary transactions); Twelfth (“change in control”); Thirteenth (prohibition on action by shareholders without a meeting); Fourteenth (amendment of bylaws); Fifteenth (considerations for the evaluation of strategic combinations); Sixteenth (limitations on director liability) and Seventeenth (amendment of articles of incorporation) requires (i) the affirmative vote of holders of at least 80% of the votes that all shareholders are entitled to cast or (ii) the affirmative vote of holders of 80% of the members of the board of directors.

Amendment of Bylaws.

Mid Penn. Mid Penn’s bylaws may be amended or repealed, in whole or in part, by the holders of 80% of the outstanding shares of Mid Penn common stock at any regular or special meeting duly convened after notice to the shareholders of that purpose, or by a majority vote of the members of the board of directors at any regular or special meeting.

First Priority. First Priority’s bylaws may be amended, altered, changed or repealed by a majority vote of the board of directors at any regular or special meeting of the board duly convened or the affirmative vote of holders of at least 80% of the votes that all shareholders are entitled to cast, with the following exceptions: under

First Priority’s bylaws, amendment, alteration change or repeal of Section 2.2 of the bylaws (Number, Qualifications, Selection and Term of Office of Board of Directors) requires the affirmative vote of holders of at least 80% of the votes that all shareholders are entitled to cast; and under Article Fourteenth of First Priority’s articles of incorporation, Section 2.15 (Personal Liability of Directors) and Article VI (Indemnification and Insurance) of the bylaws may not be amended to increase the exposure of liability for directors or to decrease the indemnification of directors, officers and others except by the affirmative vote of 80% of the entire board of directors or by the affirmative vote of shareholders entitled to cast at least 80% of the votes which all shareholders are entitled to cast.

MARKET PRICE AND DIVIDEND INFORMATION

Mid Penn common stock is listed on The Nasdaq Global Select Market under the symbol “MPB.” First Priority’s common stock is traded on the OTCQX Market under the symbol “FPBK.” The following table sets forth the high and low closing prices of shares of Mid Penn’s and First Priority’s common stock and Mid Penn’s quarterly cash dividends declared per common share for the periods indicated.

	Mid Penn Common Stock				First Priority Common Stock
	High	Low	Dividend		High	Low	Dividend
2016
First Quarter	16.99	14.70	0.22		6.05	5.30
Second Quarter	16.23	14.88	0.12		6.40	5.75
Third Quarter	19.49	15.72	0.12		6.00	5.75
Fourth Quarter	24.00	18.50	0.22		6.60	5.85	N/A
2017
First Quarter	28.95	23.90	0.13		8.00	6.45
Second Quarter	27.85	26.05	0.13		8.07	7.85
Third Quarter	29.70	25.71	0.13		8.10	7.90
Fourth Quarter	34.50	29.00	0.28	(1)	8.90	7.95	N/A
2018
First Quarter	37.50	31.00	N/A	(1)	11.95	8.50
Second Quarter (through [●], 2018)	[●]	[●]	[●]		[●]	[●]

(1)	While Mid Penn has historically declared a cash dividend in the first quarter, due to the then-pending Scottdale merger and in order to avoid Scottdale shareholders receiving dividends from both Scottdale and Mid Penn for the same time period, Mid Penn declared its typical first quarter dividend in the fourth quarter of 2017 and paid such dividend prior to consummation of the Scottdale merger on January 8, 2018.

On January 16, 2018, the last full trading day before the public announcement of the merger agreement, the closing price of shares of Mid Penn common stock as reported on The Nasdaq Stock Market was $37.50 and the closing price of First Priority common stock was $9.00. On [●], 2018, the last practicable trading day before the date of this joint proxy statement/prospectus, the closing price of shares of Mid Penn common stock as reported on The Nasdaq Stock Market was $[●] and the closing price of shares of First Priority common stock as reported on the OTCQX Market was $[●].

Both Mid Penn and Mid Penn Bank are subject to various general regulatory policies relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. To date, First Priority has not paid a cash dividend on its common shares.

First Priority shareholders are advised to obtain current market quotations for Mid Penn common stock. The market price of Mid Penn common stock will fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger. No assurance can be given concerning the market price of Mid Penn common stock before or after the effective date of the merger.

As of the record date, there were [●] shares of First Priority common stock outstanding, which were held by [●] holders of record. As of the record date, there were [●] shares of Mid Penn common stock outstanding, which were held by [●] holders of record.

LEGAL MATTERS

The validity of the Mid Penn common stock to be issued in connection with the merger will be passed upon for Mid Penn by Pillar Aught LLC. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for Mid Penn by Pillar Aught LLC and for First Priority by Stevens & Lee, P.C.

EXPERTS

The consolidated financial statements of Mid Penn and its subsidiaries as of December 31, 2017 and 2016 and for each of the years in the three year period ended December 31, 2017 incorporated by reference in this joint proxy statement/prospectus and in the related registration statement have been so included in reliance upon the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein and in the related registration statement, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of First Priority and subsidiary as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017 included in this joint proxy statement/prospectus and in the related registration statement have been so included in reliance upon the report of BDO USA, LLP, an independent registered public accounting firm, as stated in their report appearing herein.

The consolidated financial statements of Scottdale and subsidiary as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016 included in this joint proxy statement/prospectus and in the related registration statement have been so included in reliance upon the report of S.R. Snodgrass, P.C., independent certified public accountants, as stated in their report appearing herein.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows Mid Penn to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to other information that has been filed with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this document, except for any information superseded by information contained in subsequent incorporated filings or by information in this document.

This document incorporates by reference the Mid Penn documents set forth below that Mid Penn previously filed with the Securities and Exchange Commission. These documents contain important information about Mid Penn. You should read this document together with the information incorporated by reference.

Documents filed by Mid Penn (SEC File No. 001-13677):

•	Mid Penn Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed on March 13, 2018;

•	Mid Penn Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed on May 9, 2018;

•	Mid Penn Current Reports on Form 8-K filed on January 9, 2018, January 16, 2018, January 26, 2018, March 21, 2018, April 26, 2018 and May 9, 2018; and

•	The description of Mid Penn common stock set forth in Mid Penn’s registration statement on Form 8-A/A filed with the SEC on October 20, 2008 pursuant to the Exchange Act, including any amendment or reports filed under the Exchange Act for the purpose of updating such description.

Mid Penn is also incorporating by reference additional documents that it files with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and prior to the date of the special meeting of First Priority shareholders. Any statement contained in a document that is incorporated by reference will be deemed to be modified or superseded for all purposes to the extent that a statement contained in this document (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement.

Notwithstanding the foregoing, any document or portion of a document that is “furnished” to, but not “filed” with, the SEC is not incorporated by reference into this document.

These documents may be obtained as explained above; see “Where You Can Find More Information” at page [●], or you may request a free copy of any or all of these documents, including exhibits that are specifically incorporated by reference into these documents, by writing to or calling Mid Penn at the following address or telephone number:

Mid Penn Bancorp, Inc.

349 Union Street

Millersburg, Pennsylvania 17061

Attention: Investor Relations

Telephone: (717) 692-7105

Mid Penn and First Priority shareholders requesting documents should do so by [●], 2018 to receive them before their respective special meeting. Neither Mid Penn nor First Priority shareholders will be charged for any of these documents that they request. If you request any incorporated documents, Mid Penn will mail them to you by first class mail, or another equally prompt means after it receives your request.

Neither Mid Penn nor First Priority has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that have been incorporated in this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

This joint proxy statement/prospectus contains a description of the representations and warranties that each of Mid Penn and First Priority made to the other in the merger agreement. Representations and warranties made by Mid Penn and First Priority are also set forth in contracts and other documents that are attached or filed as exhibits to this joint proxy statement/prospectus or are incorporated by reference into this joint proxy statement/prospectus. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to between the parties in connection with negotiating the terms of the agreement, and may have been included in the agreement for the purpose of allocating risk between the parties rather than to establish matters as facts. These materials are included or incorporated by reference only to provide you with information regarding the terms and conditions of the agreements, and not to provide any other factual information regarding Mid Penn or its business. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

First Priority Financial Corp.

Malvern, Pennsylvania

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of First Priority Financial Corp. (the “Company”) as of December 31, 2017 and 2016, the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for the years then ended and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2017 and 2016, and the results of their operations and their cash flows for the years then ended , in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, LLP

We have served as the Company’s auditor since 2013.

Philadelphia, Pennsylvania

March 23, 2018

First Priority Financial Corp.

Consolidated Balance Sheets

(In thousands, except share and per share data)

	December 31,
	2017	2016
Assets
Cash and due from banks	$5,591	$2,790
Interest-bearing deposits in banks	2,666	1,971

Total cash and cash equivalents	8,257	4,761
Securities available for sale, at fair value (amortized cost: $52,379 and $70,635, respectively)	52,373	70,560
Securities held to maturity, at amortized cost (fair value: $19,665 and $19,584, respectively)	18,665	19,043
Loans receivable	518,927	488,243
Less: allowance for loan losses	3,405	3,330

Net loans	515,522	484,913
Restricted investments in bank stocks	1,416	3,257
Premises and equipment, net	1,607	1,755
Bank owned life insurance	3,326	3,256
Accrued interest receivable	2,007	1,817
Other real estate owned	550	1,486
Deferred taxes	923	2,697
Goodwill	2,725	2,725
Intangible assets with finite lives, net	169	235
Other assets	2,402	1,290

Total Assets	$609,942	$597,795

Liabilities and Shareholders’ Equity
Liabilities:
Deposits:
Non-interest bearing	65,634	54,817
Interest-bearing	457,516	412,871

Total deposits	523,150	467,688
Federal Home Loan Bank of Pittsburgh advances	24,625	68,164
Subordinated debt	9,231	9,207
Accrued interest payable	844	510
Other liabilities	1,596	4,180

Total Liabilities	559,446	549,749

Shareholders’ Equity:
Preferred stock, Series C, 9%, $100 par value; authorized 10,000,000 shares:
liquidation value: $1,000 per share, 3,404 shares issued and outstanding; liquidation value: $3,404 as of each date presented.	3,404	3,404
Common stock, $1 par value; authorized 20,000,000 shares; issued and outstanding:
2017: 6,577,969; 2016: 6,529,719	6,578	6,530
Surplus	40,843	40,629
Accumulated deficit	(323)	(2,475)
Accumulated other comprehensive loss	(6)	(42)

Total Shareholders’ Equity	50,496	48,046

Total Liabilities and Shareholders’ Equity	$609,942	$597,795

See notes to consolidated financial statements.

First Priority Financial Corp.

Consolidated Statements of Operations

(In thousands, except per share data)

	For the year ended December 31,
	2017	2016
Interest and Dividend Income
Loans receivable, including fees	$22,074	$19,570
Securities—taxable	1,199	1,150
Securities—exempt from federal taxes	579	408
Interest bearing deposits and other	201	118

Total Interest and Dividend Income	24,053	21,246

Interest Expense
Deposits	4,713	3,547
Short-term borrowings	305	137
Long-term debt	142	158
Subordinated debt	689	688

Total Interest Expense	5,849	4,530

Net Interest Income	18,204	16,716
Provision for Loan Losses	385	710

Net Interest Income after Provision for Loan Losses	17,819	16,006

Non-Interest Income
Wealth management fee income	168	308
Net gains on sales of investment securities	416	795
Bank owned life insurance income	70	78
Other	387	364

Total Non-Interest Income	1,041	1,545

Non-Interest Expenses
Salaries and employee benefits	8,273	8,046
Occupancy and equipment	1,844	1,906
Data processing equipment and operations	927	884
Professional fees	690	709
Marketing, advertising, and business development	336	230
FDIC insurance assessments	520	398
Pennsylvania bank shares tax expense	354	315
Other real estate owned	178	423
Other	1,279	1,212

Total Non-Interest Expenses	14,401	14,123

Income before Income Tax Expense	4,459	3,428
Income Tax Expense	2,001	1,128

Net Income	$2,458	$2,300

Preferred dividends	306	407

Income to Common Shareholders	$2,152	$1,893

Income per common share:
Basic	$0.33	$0.29
Diluted	$0.32	$0.29
Weighted average common shares outstanding:
Basic	6,559	6,514
Diluted	6,785	6,570

See notes to consolidated financial statements.

First Priority Financial Corp.

Consolidated Statements of Comprehensive Income

(In thousands)

	For the year ended December 31,
	2017	2016
Net Income	$2,458	$2,300

Other comprehensive income (loss):
Securities available for sale:
Change in unrealized gain on securities available for sale	485	405
Reclassification adjustment for realized gains included in net income	(416)	(795)
Tax effect	(24)	133

Net gains (losses) arising during the period	45	(257)

Net unrealized holding losses on securities transferred between available for sale and held to maturity:
Amortization of net unrealized holding losses to income during the period	(15)	(31)
Tax effect	6	10

Net unrealized holding losses on securities transferred during the period	(9)	(21)

Total other comprehensive income (loss)	36	(278)

Total comprehensive income	$2,494	$2,022

See notes to consolidated financial statements.

First Priority Financial Corp.

Consolidated Statements of Shareholders’ Equity

For the Years Ended December 31, 2017 and 2016

(Dollars in thousands)

	Preferred Stock	Common Stock	Surplus	Accumulated Deficit	Accumulated Other Comprehensive Income (loss)	Total
Balance—December 31, 2015	$9,404	$6,492	$40,327	$(4,368)	$236	$52,091
Preferred stock dividends	—	—	—	(407)	—	(407)
Redemption of preferred stock	(6,000)	—	—	—	—	(6,000)
Issuance of 36,250 shares of restricted common stock, net of 725 forfeited shares	—	36	(36)	—	—	—
Exercise of 2,000 shares of common stock options	—	2	10	—	—	12
Net income	—	—	—	2,300	—	2,300
Other comprehensive loss	—	—	—	—	(278)	(278)
Stock based compensation expense	—	—	328	—	—	328

Balance—December 31, 2016	$3,404	$6,530	$40,629	$(2,475)	$(42)	$48,046

Preferred stock dividends	—	—	—	(306)	—	(306)
Issuance of 52,700 shares of restricted common stock, net of 4,450 forfeited shares	—	48	(48)	—	—	—
Net income	—	—	—	2,458	—	2,458
Other comprehensive income	—	—	—	—	36	36
Stock based compensation expense	—	—	262	—	—	262

Balance—December 31, 2017	$3,404	$6,578	$40,843	$(323)	$(6)	$50,496

See notes to consolidated financial statements.

First Priority Financial Corp.

Consolidated Statements of Cash Flows

(Dollars in thousands)

	For the year ended December 31,
	2017	2016
Cash Flows from Operating Activities
Net income	$2,458	$2,300
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	385	710
Write down of other real estate owned	44	139
Depreciation and amortization of premises and equipment	262	309
Net amortization	346	261
Stock based compensation expense	262	328
Net amortization of investment securities premiums and discounts	146	151
Net gains on sales of investment securities	(416)	(795)
Net (gain) loss on sale of other real estate owned	(74)	18
Net loss on disposal of premises and equipment	1	25
Bank owned life insurance policy income	(70)	(78)
Deferred income tax expense	1,755	988
Increase in accrued interest receivable	(190)	(194)
Increase in other assets	(272)	(20)
Increase in accrued interest payable	334	60
Increase in other liabilities	115	2,813

Net Cash Provided by Operating Activities	5,086	7,015

Cash Flows from Investing Activities
Net originations in loans	(15,114)	(2,531)
Purchase of loans	(16,151)	(77,326)
Purchases of securities available for sale	(59,770)	(49,645)
Redemption of restricted bank stock	1,841	111
Proceeds from maturities or calls of securities available for sale	61,490	60,537
Proceeds from maturities or calls of securities held to maturity	290	740
Proceeds from the sale of securities available for sale	13,340	13,563
Proceeds from the sale of other real estate owned	966	332
Purchases of premises and equipment	(116)	(56)

Net Cash Used in Investing Activities	(13,224)	(54,275)

Cash Flows from Financing Activities
Net increase in deposits	55,479	59,104
Net decrease in short-term borrowings	(40,539)	(3,561)
Repayments of long-term borrowings	(3,000)	(3,000)
Payments regarding subordinated debt issuance costs	—	(16)
Redemption of preferred stock	—	(6,000)
Proceeds from the exercise of common stock options	—	12
Cash dividends paid on preferred stock	(306)	(427)

Net Cash Provided by Financing Activities	11,634	46,112

Net Increase (Decrease) in Cash and Cash Equivalents	3,496	(1,148)
Cash and Cash Equivalents—Beginning	4,761	5,909

Cash and Cash Equivalents—Ending	$8,257	$4,761

Supplementary Disclosures of Cash Flows Information
Noncash activity:
Transfer of available for sale securities to held to maturity securities	$—	$2,698
Transfer of loans receivable to other real estate owned	$—	$342
Cash paid for interest on deposits and borrowings	$5,534	$4,573
Cash paid for income taxes	$182	$139

First Priority Financial Corp.

Notes to Consolidated Financial Statements

Note 1—Summary of Significant Accounting Policies

Organization and Nature of Operations

First Priority Financial Corp.

First Priority Financial Corp. (“First Priority”, the “Company”) is a bank holding company incorporated under the laws of the Commonwealth of Pennsylvania on February 13, 2007. On May 11, 2007, as a result of a reorganization and merger, First Priority Bank (the “Bank”) became a wholly-owned subsidiary of First Priority. First Priority, primarily through the Bank, serves residents and businesses in the Delaware Valley with branches in Berks, Bucks, Chester and Montgomery counties in Pennsylvania. The Bank, headquartered in Malvern, PA, has seven retail branch office locations and one loan production office and is a locally managed community bank providing commercial banking products, primarily loans and deposits. First Priority provides banking services through the Bank and does not engage in any activities other than banking and related activities.

First Priority Bank

The Bank is a state-chartered commercial banking institution which was incorporated under the laws of the Commonwealth of Pennsylvania on May 25, 2005. The Bank’s deposits are insured by the FDIC up to the maximum amount permitted for all banks.

The Bank engages in a full service commercial and consumer banking business with strong private banking and individual wealth management services. The Bank offers a variety of consumer, private banking and commercial loans, mortgage products and commercial real estate financing. The Company’s operations are significantly affected by prevailing economic conditions, competition, and the monetary, fiscal, and regulatory policies of governmental agencies. Lending activities are influenced by a number of factors, including the general credit needs of individuals and small and medium-sized businesses in the Company’s market area, competition, the current regulatory environment, the level of interest rates, and the availability of funds. Deposit flows and costs of funds are influenced by prevailing market rates of interest, competition, account maturities, and the level of personal income and savings in the market area.

The Bank also offers certain financial planning and investment management services. These investment services are provided by First Priority Financial Services, a Division of First Priority Bank, through third party providers. In addition, the Bank has entered into solicitation agreements with several investment advisors to provide portfolio management services to customers of the Bank.

The Bank currently seeks deposits and commercial and private banking relationships through its banking offices. The Bank provides deposit products that include checking, money market and savings accounts, and certificates of deposit as well as other deposit services, including cash management, electronic banking and mobile products as well as online account opening capabilities. The Bank obtains funding in the local community by providing excellent service and competitive rates to its customers and utilizes various advertising to attract current and potential deposit customers. The Bank also uses brokered certificates of deposit as a cost effective funding alternative.

Basis of Presentation

The accompanying consolidated financial statements consist of the Company and the Company’s wholly owned consolidated subsidiary, the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

These statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”).

Subsequent Events

Management has evaluated events and transactions occurring subsequent to December 31, 2017 for items that should potentially be recognized or disclosed in these Consolidated Financial Statements. The evaluation was conducted through the date these financial statements were issued.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the valuation of acquired loans, the determination of the allowance for loan losses, stock-based compensation, impairment of goodwill, impairment of investments, the valuation of deferred tax assets and the valuation of other real estate owned.

Significant Group Concentrations of Credit Risk

Most of the Company’s activities are with customers located within the western and northwestern suburbs surrounding Philadelphia. Note 4 of the Notes to Consolidated Financial Statements discusses the types of securities in which the Company currently invests. Note 5 discusses the types of lending in which the Company engages. Although the Company intends to have a diversified loan portfolio, its debtors’ ability to honor their contracts will be influenced by the region’s economy.

The Company’s investment portfolio consists principally of obligations of the United States and its agencies and obligations of states and political subdivisions. In the opinion of management, there is no concentration of credit risk in its investment portfolio. The Company places deposits in correspondent accounts and, on occasion, sells Federal funds to qualified financial institutions. Management believes credit risk associated with correspondent accounts and with Federal funds sold is not significant. Therefore, management believes that these particular practices do not subject the Company to unusual credit risk.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, Federal funds sold and short-term money market securities. Generally, Federal funds are purchased or sold for one day periods. Short-term investments are generally purchased with a maturity date of less than three months.

The Company is required to maintain cash reserves that are considered restrictions on cash and cash equivalents which consist of required reserves with the Federal Reserve Bank, related to our deposit liabilities. At December 31, 2017 and 2016, these reserve balances were $1.7 million and $1.9 million, respectively.

Securities

Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date. Securities classified as available for sale are those securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Available for sale securities are carried at fair value.

Unrealized gains and losses on available for sale investment securities are reported as increases or decreases in other comprehensive income as a component of shareholders’ equity. Realized gains or losses, determined on the basis of the cost of the specific securities sold, are included in earnings. Premiums and discounts are recognized in interest income using the interest method over the term of each security. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements, or anticipated movements in interest rates, changes in the maturity mix of the Company’s assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors.

Securities classified as held to maturity are those debt securities the Company has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for the amortization of premium and accretion of discount, using the interest method over the terms of the securities. Transfer of securities into held to maturity from available for sale are made at fair value at the date of transfer. The unrealized gain/loss at date of transfer is retained in other comprehensive income, and in the current value of the held to maturity securities. Such amounts are amortized over the remaining life of the security.

In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost; (2) the financial condition and near-term prospects of the issuer; and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. When a determination is made that an other-than-temporary impairment exists but the Company does not intend to sell the debt security and it is more likely than not that it will not be required to sell the debt security prior to its anticipated recovery, the other-than-temporary impairment is separated into (a) the amount of the total other-than-temporary impairment related to a decrease in cash flows expected to be collected from the debt security (the credit loss) and (b) the amount of the total other-than-temporary impairment related to all other factors. The amount of the total other-than-temporary impairment related to the credit loss is recognized in earnings. The amount of the total other-than-temporary impairment related to all other factors is recognized in other comprehensive income.

Restricted Investments in Bank Stocks

Restricted investments in bank stocks, which represents the required investment in the common stock of correspondent banks, are carried at cost and consist of stock of the Federal Home Loan Bank of Pittsburgh (“FHLB”) and Atlantic Community Bancshares, Inc. Federal law requires a member institution of the FHLB to hold FHLB stock according to a predetermined formula. Management’s determination of whether these investments are impaired is based on their assessment of the ultimate recoverability of their cost rather than by recognizing temporary declines in value.

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for loan losses and any deferred fees or costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) by the interest method based on the contractual terms of the related loans, or if the commitment expires unexercised, recognized in income upon expiration.

The loans receivable portfolio is segmented into commercial, residential mortgage loans and consumer loans. Commercial loans consist of the following classes: commercial and industrial, commercial construction and commercial mortgage loans. Consumer loans consist of home equity lines of credit and all other consumer loans.

The accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans is generally either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time, and the ultimate collectability of the total contractual principal and interest is no longer in doubt. The past due status of all classes of loans receivable is determined based on contractual due dates for loan payments.

Acquired Loans

Loans acquired as part of a full bank acquisition are initially recorded at their acquisition date fair values. The carryover of allowance for loan losses is prohibited as any credit losses in the loans are included in the determination of the fair value of the loans at the acquisition date. Fair values for acquired loans are based on a discounted cash flow methodology that involves assumptions and judgments as to credit risk, prepayment risk, liquidity risk, default rates, loss severity, payment speeds, collateral values and discount rate.

Acquired loans that have evidence of deterioration in credit quality since origination and for which it is probable, at acquisition, that the Company will be unable to collect all contractually required payments are accounted for as impaired loans under ASC 310-30. The excess of cash flows expected at acquisition over the estimated fair value is referred to as the accretable discount and is recognized into interest income over the remaining life of the loans using the interest method. The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition is referred to as the non-accretable discount. The non-accretable discount represents estimated future credit losses expected to be incurred over the life of the loan. Subsequent decreases to the expected cash flows require the Company to evaluate the need for an allowance for loan losses on these loans. Subsequent improvements in expected cash flows result in the reversal of a corresponding amount of the non-accretable discount which the Company then reclassifies as an accretable discount that is recognized into interest income over the remaining life of the loans using the interest method. As of December 31, 2017, there were three remaining acquired purchased credit impaired loans with a net recorded balance of $55 thousand, after a non-accretable credit discount of $352 thousand compared to a net recorded balance of $215 thousand, after a non-accretable credit discount of $362 thousand as of December 31, 2016.

Acquired loans that met the criteria for non-accrual of interest prior to acquisition may be considered performing upon acquisition, or in the future, regardless of whether the customer is contractually delinquent, if the Company can reasonably estimate the timing and amount of the expected cash flows on such loans and if the Company expects to fully collect the new carrying value of the loans. As such, the Company may no longer consider the loan to be non-accrual or non-performing and may accrue interest on these loans, including the impact of any accretable discount. For acquired loans that are not deemed impaired at acquisition, credit discounts representing the principal losses expected over the life of the loan are a component of the initial fair value and amortized over the life of the asset using the interest method. Subsequent to the acquisition date, the methods utilized to estimate the required allowance for loan losses for these loans is similar to originated loans, however, the Company records a provision for loan losses only when the required allowance exceeds any remaining pooled discounts for loans evaluated collectively for impairment.

The Company also purchased portfolios of performing residential mortgage loans in 2014 through 2017, all of which were underwritten using similar underwriting standards as it uses for its organic portfolio. In August 2016, the Company purchased performing commercial loans from within the Bank’s market area. Net acquisition premiums, or discounts, from the purchased loans will be recognized into interest income over the remaining life of the loans using the interest method. There are currently no non-performing loans within these portfolios.

Allowance for Loan Losses

The allowance for credit losses consists of the allowance for loan losses and the reserve for unfunded lending commitments. The allowance for loan losses represents management’s estimate of losses inherent in the loan portfolio as of the balance sheet date and is recorded as a reduction to loans. The reserve for unfunded lending commitments, totaling $35 thousand as of both December 31, 2017 and 2016, represents management’s estimate of potential losses inherent in its unfunded loan commitments and is recorded in other liabilities on the consolidated balance sheets. The allowance for loan losses is increased by the provision for loan losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable are charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely. Because all identified losses are immediately charged off, no portion of the allowance for loan losses is restricted to any individual loan or groups of loans, and the entire allowance is available to absorb any and all loan losses.

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management performs a quarterly evaluation of the adequacy of the allowance. The allowance is based on the Company’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers pools of loans by loan class including commercial loans not considered impaired, as well as smaller balance homogeneous loans, such as residential real estate, home equity and other consumer loans. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, adjusted for qualitative factors. These qualitative risk factors include:

1.	Lending policies and procedures, including underwriting standards and collection, charge-off, and recovery practices.

2.	National, regional, and local economic and business conditions as well as the condition of various market segments, including the value of underlying collateral for collateral dependent loans.

3.	Nature and volume of the portfolio and terms of loans.

4.	Management team with experience, depth, and knowledge in banking and in many areas of lending. Each contributes to the sound credit culture and control within the Company.

5.	Volume and severity of past due, classified and nonaccrual loans as well as other loan modifications.

6.	The Company engages a third party to perform an independent review of the loan portfolio as a measure for quality and consistency in credit evaluation and credit decisions.

7.	Existence and effect of any concentrations of credit and changes in the level of such concentrations.

8.	Effect of external factors, such as competition and legal and regulatory requirements.

Each factor is assigned a value to reflect improving, stable or declining conditions based on management’s best judgment using relevant information available at the time of the evaluation. Adjustments to the factors are supported through documentation of changes in conditions in a narrative accompanying the allowance for loan loss calculation.

A majority of the Company’s loans are to business owners of many types. The Company makes commercial loans for real estate development and other business purposes required by our customers.

The Company’s credit policies determine advance rates against the different forms of c ollateral that can be pledged against commercial loans. Typically, the majority of loans will be limited to a percentage of their underlying collateral values such as real estate values, equipment, eligible accounts receivable and inventory. Individual loan advance rates may be higher or lower depending upon the financial strength of the borrower and/or term of the loan.

The assets financed through commercial and industrial loans are used within the business for its ongoing operation. Repayment of these kinds of loans generally comes from the cash flow of the business or the ongoing conversions of assets.

Commercial real estate loans include long-term loans financing commercial properties. Repayment of this kind of loan is dependent upon either the ongoing cash flow of the borrowing entity or the resale of or lease of the subject property. Commercial real estate loans typically require a loan to value ratio of not greater than 80% and vary in terms.

Construction loans consists of acquisition, construction and development loans serving a diverse customer base in its primary market areas. The composition of this portfolio can change based on local economic conditions such as supply and demand, interest rates and real estate values. The Company typically lends to builders and developers with established relationships, successful operating histories and sound financial resources.

Construction loans include both commercial and residential related loans. The commercial portion consists of loans for the purpose of acquiring, developing and constructing a commercial-use structure and for the acquisition, development and/or construction of residential properties, such as single-family homes or smaller multi-family buildings, by residential developers and builders. This may also include the acquisition and development of land on a selective basis. The residential portion consists of loans for the acquisition of and/or construction on land where a residential dwelling is to be built and occupied by the home-owner.

Residential mortgages and home equity loans are secured by the borrower’s residential real estate in either a first or second lien position. Residential mortgages and home equity loans have varying loan rates depending on the loan terms. Residential mortgages have amortizations up to 30 years and home equity loans have amortizations up to 15 years. Residential mortgages and home equity loans typically require a loan to value ratio of not greater than 80%.

Other consumer loans include installment loans, car loans, and overdraft lines of credit. The majority of these loans are secured.

An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case by case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent. An allowance for loan losses is established for an impaired loan if its carrying value exceeds its estimated fair value. The estimated fair values of substantially all of the Company’s impaired loans are measured based on the estimated fair value of the loan’s collateral.

For commercial loans secured by real estate, estimated fair values are determined primarily through third-party appraisals. When a real estate secured loan becomes impaired, a decision is made regarding whether an updated certified appraisal of the real estate is necessary. This decision is based on various considerations, including the age of the most recent appraisal, the loan-to-value ratio based on the original appraisal and the condition of the property. Appraised values may be discounted to arrive at the estimated selling price of the collateral, which is considered to be the estimated fair value. The discounts also include estimated costs to sell the property.

For commercial and industrial loans secured by non-real estate collateral, such as accounts receivable, inventory and equipment, estimated fair values are determined based on the borrower’s financial statements, inventory reports, accounts receivable aging or equipment appraisals or invoices. Indications of value from these sources are generally discounted based on the age of the financial information or the quality of the assets.

The allowance calculation methodology includes further segregation of loan classes into risk rating categories. The borrower’s overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated annually for commercial loans or when credit deficiencies arise, such as delinquent loan payments, for commercial and consumer loans. Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful and loss. Loans criticized special mention have potential weaknesses that deserve management’s close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They include loans that are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified doubtful have all the weaknesses inherent in loans classified substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans classified as a loss are considered uncollectible and are charged to the allowance for loan losses. Loans not classified are rated pass.

In addition, Federal regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses and may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination, which may not be currently available to management. Based on management’s comprehensive analysis of the loan portfolio, management believes the current level of the allowance for loan losses is adequate.

Troubled Debt Restructurings

Loans whose terms are modified are classified as troubled debt restructurings (“TDR”) if the Company grants such borrowers concessions and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a TDR may be modified by means of extending the maturity date of the loan, reducing the interest rate on the loan to a rate which is below market, a combination of rate adjustments and maturity extensions, or by other means including covenant modifications, forbearances or other concessions. Generally, interest is not accrued on loans that were non-accrual prior to the TDR until they have performed in accordance with the modified terms for a period of at least six months; however, non-accrual TDR’s may be restored to accrual status if principal and interest payments, under the modified terms, are current for six consecutive months after modification. Loans classified as TDR’s are designated as impaired. TDR’s which are performing based on modified terms and conditions, which reflect the current market, may be reclassified from TDR status. Management evaluates the allowance for loan losses with respect to TDR’s under the same policy and guidelines as all other performing loans are evaluated with respect to the allowance for loan losses.

Transfers of Financial Assets

Transfers of financial assets, including loan and loan participation sales, are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company; (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets; and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Other Real Estate Owned

Assets acquired through, or in lieu of, loan foreclosure are held for sale and generally are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Any write-down, at or prior to the dates the real estate is considered foreclosed, is charged to the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed by management and the assets are generally carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance (write-downs) are included in other non-interest expenses. Any gain or loss upon the sale of real estate owned is reflected in operations as incurred.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Premises and equipment in an acquisition or merger are recorded on acquisition date at fair value. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets, ranging from 1 to 20 years beginning when the assets are placed in service. Buildings are depreciated from 14 to 20 years. Leasehold improvements are amortized over the term of the lease or estimated useful lives, whichever is shorter, ranging from 1 to 20 years. Furniture, fixtures and equipment are depreciated from 2 to 10 years, automobiles are depreciated over 5 years and computer equipment and data processing software are depreciated from 1 to 10 years. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is reflected in income for the period. The cost of maintenance and repairs is charged to expense as incurred.

Bank Owned Life Insurance

The Bank invests in bank owned life insurance (“BOLI”) policies that provide earnings to help cover the cost of employee benefit plans. The Bank is the owner of the life insurance policies it purchased directly on the lives of certain officers of the Bank. These policies were issued as split dollar life insurance policies which provide for a portion of the death benefit to be paid to the beneficiaries of the officer while employed by the Bank or through change in control provisions. The policies are carried on the Company’s consolidated balance sheet at their cash surrender value and are subject to regulatory capital requirements. The determination of the cash surrender value includes a full evaluation of the contractual terms of each policy. Additionally, the Company periodically reviews the creditworthiness of the insurance company that has underwritten the policies. Earnings accruing to the Company are derived from the general account investments of the insurance companies. Increases in the net cash surrender value of BOLI policies and insurance proceeds received are not taxable and are recorded in non-interest income in the consolidated statement of income.

Employee Benefit Plans

The Company’s 401(k) plan allows eligible participants to set aside a certain percentage of their salaries before taxes. The Company may elect to match employee contributions up to a specified percentage of their respective salaries in an amount determined by the Board of Directors. The Company’s total matching contributions related to these plans resulted in expenses of $155 thousand and $149 thousand for the years ended December 31, 2017 and 2016, respectively.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the cost of an acquired entity over the fair value of the identifiable net assets acquired in accordance with the acquisition method of accounting. Goodwill is not amortized but is reviewed for potential impairment at the reporting unit level on an annual basis, or more often if events or circumstances indicate that there may be impairment. ASC Topic 350-20 requires an at least annual review of the fair value of a reporting unit that has goodwill in order to determine if it is more likely than not (that is, a likelihood of more than 50%) that the fair value of a reporting unit is less than its carrying amount, including goodwill. The Company elects to perform this review on July 1st of each year.

A qualitative factor test can be performed to determine whether it is necessary to perform a quantitative goodwill impairment test. If this qualitative test determines it is not likely (less than 50% probability) the fair value of the reporting unit is less than book value, then the Company is not required to perform a quantitative test and goodwill can be considered not impaired. The Company reviewed the requirements of the qualitative assessments listed in ASC 350-20-35-3C, and resultantly identified nine qualitative assessments that are relevant to the general banking industry and specifically to First Priority. These qualitative assessments were intended to isolate change factors which would contribute to the increased risk of impairment of goodwill. The qualitative factors were then used to compare base year levels with current levels to identify potential change factors which could contribute to the increased risk of impairment of goodwill. Based on the results of this analysis, it is more likely than not that the fair value of reporting unit as of the date of this analysis is higher than its book value and, therefore, goodwill is considered not impaired and no further testing is required pursuant to ASC Topic 350-20.

Any impairment loss related to goodwill and other intangible assets is reflected as other non-interest expense in the statement of operations in the period in which the impairment is determined. No assurance can be given that future impairment tests will not result in a charge to earnings.

Core deposit and other intangible assets acquired in acquisitions are identified, recognized and amortized based upon the estimated economic benefits received using a 10 year sum of the years amortization method.

Segment Information

First Priority has one reportable segment, Community Banking. All of the Company’s activities are interrelated, and each activity is dependent and assessed based on how each of the activities of the Company supports the others. Lending activities are dependent upon the ability of the Company to fund itself with deposits and borrowings while managing the interest rate and credit risk. Accordingly, all significant operating decisions are based upon analysis of the Company as one segment or unit.

Advertising Costs

The Company follows the policy of charging the costs of advertising to expense as incurred.

Income Taxes

Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The Company files a consolidated federal income tax return with the Bank.

The Company evaluates the carrying amount of its deferred tax assets on a quarterly basis or more frequently, if necessary, in accordance with the guidance provided in Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 740 (ASC 740), in particular, applying the criteria set forth therein to determine whether it is more likely than not (i.e. a likelihood of more than 50%) that some portion, or all, of the deferred tax asset will not be realized within its life cycle, based on the weight of available evidence. If management makes a determination based on the available evidence that it is more likely than not that some portion or all of the deferred tax assets will not be realized in future periods a valuation allowance is calculated and recorded. These determinations are inherently subjective and dependent upon estimates and judgments concerning management’s evaluation of both positive and negative evidence. Judgment is required when considering the relative impact of such evidence. The weight given to the potential effect of positive and negative evidence must be commensurate with the extent to which it can be objectively verified.

When determining the potential for a valuation allowance, the Company assessed the possible sources of taxable income available under tax law to realize a tax benefit for deductible temporary differences and carryforwards as defined in paragraph 740-10-30-18. The Company also considers tax planning strategies which could accelerate taxable income and allow the Company to take advantage of future deductible differences. The strategy must be prudent and feasible; however, the Company does not need to have specific plans to implement the strategy, but could be an opportunity that the Company could implement in order to take advantage of net operating loss carryforwards.

The Company has adopted guidance on accounting for uncertainty in income taxes as presented in FASB ASC 740-10. A tax position is recognized as a benefit at the largest amount that is more-likely-than not to be sustained in a tax examination based solely on its merits. An uncertain tax position will not be recognized if it has a less than 50% likelihood of being sustained. Under the threshold guidelines, the Company believes no significant uncertain tax positions exist, either individually or in the aggregate, that would result in recognition of a liability for unrecognized tax benefits as of December 31, 2017 and December 31, 2016.

Earnings Per Common Share

Basic earnings per common share exclude dilution and are computed by dividing income available to common shareholders by the weighted average common shares and participating securities (restricted stock) outstanding during the period. Diluted earnings per common share take into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock. Proceeds assumed to have been received on such exercise or conversion, are assumed to be used to purchase shares of the Company’s common stock at the average market price during the period, as required by the “treasury stock method” of accounting. The effects of securities or other contracts to issue common stock are excluded from the computation of diluted earnings per share in periods in which the effect would be antidilutive.

Stock Options and Restricted Stock Grants

Compensation costs related to share-based payment transactions are recognized in the financial statements over the period that an employee provides service in exchange for the award. For the years ended December 31, 2017 and 2016, compensation expense related to outstanding stock options and restricted stock grants totaled $262 thousand and $328 thousand, respectively, which is included in salaries and employee benefits in the accompanying consolidated statements of operations. There was no tax benefit recognized related to this stock-based compensation.

Comprehensive Income (Loss)

Accounting principles generally accepted in the United States of America require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities are reported as a separate component of the shareholders’ equity section of the balance sheet, such items, along with net income, are components of total comprehensive income.

Total reclassifications from accumulated other comprehensive income (loss) for the periods presented are as follows:

Details about Accumulated Other Comprehensive Income (Loss) Components	Amounts Reclassified from Accumulated Other Comprehensive Income (Loss)		Affected Line Item in the Statement where Net Income is Presented
	December 31,
	2017	2016
	(Dollars in thousands)
Sale of investment securities available for sale	$(416)	$(795)	Gains on sale of investment securities
Amortization of unrealized holding gains (losses) on securities transferred from available for sale to held to maturity	(14)	(31)	Interest and dividend income on taxable securities
Tax effect	146	281	Income tax expense

Total reclassification	$(284)	$(545)

Accumulated other comprehensive income (loss) at December 31, 2017 and 2016 consisted of the following:

	December 31,
	2017	2016
	(Dollars in thousands)
Net unrealized gain (loss) on available for sale securities	$(4)	$(50)
Net unrealized holding gains on securities transferred from available for sale to held to maturity	(2)	8

Total	$(6)	$(42)

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the consolidated balance sheet when they are funded.

Note 2—Recently Issued Accounting Standards

Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers (Topic 606).” ASU 2014-09 implements a common revenue standard that clarifies the principles for recognizing revenue. The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when (or as) the entity satisfies a performance obligation. First Priority’s revenue is comprised of net interest income on financial assets and liabilities, which is explicitly excluded from the scope of ASU 2014-09, and non-interest income. This accounting guidance can be implemented using either a full retrospective method or a modified retrospective approach and will be effective for interim and annual reporting periods beginning after December 15, 2017 (effective January 1, 2018 for First Priority). Early adoption is permitted; however, First Priority will adopt this new accounting guidance in 2018, as required, and will adopt the new guidance using the modified retrospective approach. The modified retrospective approach uses a cumulative-effect adjustment to retained earnings to reflect uncompleted contracts in the initial application of the guidance. The Company has assessed its revenue streams and its contracts with customers that could potentially be affected by the new guidance; including wealth management fees, fees on deposits, gains and losses on the sale of other real estate owned and debit card interchange fees; but did not identify material changes to the timing or amount of revenue recognition. The adoption of this accounting guidance does not have a material impact on the Company’s financial condition or results of operations. The Company will also be subject to expanded disclosure requirements upon adoption for which the Company is still in the process of evaluating.

In January 2016, the FASB issued Accounting Standards Update 2016-01, “Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities” (“ASU 2016-01”). ASU 2016-01 changes current U.S. GAAP for public entities by requiring the following, among others: (1) equity securities, except those accounted for under the equity method of accounting, to be measured at fair value with changes in fair value recognized in net income; (2) the use of the exit price when measuring fair value of financial instruments for disclosure purposes; (3) an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value; and (4) separate presentation of financial assets and financial liabilities by measurement category and form of financial asset on the balance sheet or notes to the financial statements. ASU 2016-01 is effective for annual periods beginning after December 15, 2017, including interim periods. Early application is permitted. The Company does not hold any equity investments (excluding restricted investments in bank stocks) that do not have a readily determinable market value. The Company has determined the implementation of this standard will not have a material impact to the financial statements and disclosures.

In February 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-02, Leases. From the lessee’s perspective, the new standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement for a lessee. From the lessor’s perspective, the new standard requires a lessor to classify leases as either sales-type, finance or operating. A lease will be treated as a sale if it transfers all of the risks and rewards, as well as control of the underlying asset, to the lessee. If risks and rewards are conveyed without the transfer of control, the lease is treated as a financing. If the lessor doesn’t convey risks and rewards or control, an operating lease results. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. A modified retrospective transition approach is required for lessors for sales-type, direct financing, and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company has nine leases related to its current office locations, all of which are classified as operating leases, which upon implementation of the new standard in January 2019, will result in both a right-of-use asset and a corresponding lease liability recorded in its consolidated balance sheets currently estimated at approximately $6.4 million. The Company does not expect the implementation of this standard to have a material impact on its consolidated statement of operations.

In March 2016, the FASB issued ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting.” This ASU simplifies several aspects of the accounting for employee share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statements of cash flows. For public business entities, this ASU is effective for financial statements issued for fiscal years beginning after December 15, 2016, and interim periods therein. Accordingly, effective January of 2017, the Company adopted the pronouncement. During the year ended December 31, 2017, the Company had $10 thousand of tax benefits for stock option exercises and restricted stock vesting. In accordance with ASU 2016-09, forfeitures are recognized as they occur instead of applying an estimated forfeiture rate to each grant. For purposes of the determination of stock-based compensation expense for the year ended December 31, 2017, we recognized actual forfeitures of 4,450 shares of restricted stock awards that were granted to officers and other employees.

In September 2016, the FASB issued ASU 2016-13, “Financial Instruments—Credit Losses (Topic 326).” The main objective of this Update is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. The amendments in this Update replace the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. For public business entities, this ASU is effective for financial statements issued for fiscal years beginning after December 15, 2019, and interim periods therein. Early adoption is permitted. The Company is reviewing our system and data collection to determine necessary changes to our current practice.

In August 2016, the FASB issued ASU 2016-15, “Classification of Certain Cash Receipts and Cash Payments.” This ASU clarifies how certain cash receipts and cash payments are presented in the statement of cash flows. This update addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. For public business entities this ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. Early adoption is permitted. The Company is evaluating the impact of this ASU on its consolidated financial statements and disclosures. Historically the cash flows, addressed by this standard, have been infrequent and immaterial.

In January 2017, the FASB issued ASU 2017-04, “Intangibles—Goodwill and Other (Topic 350).” This update intends to simplify the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. The amendments in this Update modify the concept of impairment from the condition that exists when the carrying amount of goodwill exceeds its implied fair value to the condition that exists when the carrying amount of a reporting unit exceeds its fair value.

For public business entities this ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, and interim periods therein. Early adoption is permitted. The Company does not expect the implementation of this standard to have a material impact on its consolidated statement of operations.

In March 2017, the FASB issued ASU 2017-08, Premium Amortization on Purchased Callable Debt Securities, which amends the amortization period for certain purchased callable debt securities held at a premium, shortening such period to the earliest call date. The ASU is effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. For all other entities, the ASU is effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Earlier application is permitted for all entities, including adoption in an interim period. If an entity early adopts the ASU in an interim period, any adjustments must be reflected as of the beginning of the fiscal year that includes that interim period. The Company does not expect the implementation of this standard to have a material impact on its consolidated statement of operations.

In February 2018, the FASB issued ASU No. 2018-02, Income Statement Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income; (“ASU 2018-02”). ASU 2018-02 states an entity may elect to reclassify the income tax effects of the Tax Cuts and Jobs Act on items within accumulated other comprehensive income to retained earnings. The amendments in this update are effective for all entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted, and the Company adopted this accounting guidance effective December 31, 2017. The amount of this reclassification was immaterial.

Note 3—Earnings Per Common Share

Diluted earnings per common share take into account the potential dilution that could occur if securities or other contracts to issue common stock are exercised and converted into common stock. Proceeds assumed to have been received on such exercise or conversion, are assumed to be used to purchase shares of the Company’s common stock at the average market price during the period, as required by the “treasury stock method” of accounting for common stock equivalents. For purposes of calculating the basic and diluted earnings per share, the Company’s reported net income is adjusted for dividends on preferred stock to determine the net income to common shareholders. Securities that could potentially dilute basic earnings per common share in future periods that were not included in the computation of diluted earnings per common share because to do so would have been anti-dilutive amounted to 54,029 shares as of December 31, 2017, and 148,174 shares as of December 31, 2016.

The calculations of basic and diluted earnings per common share are presented below for the years ended December 31, 2017 and 2016:

	For the year ended December 31,
	2017	2016
(In thousands, except per share information)
Net income	$2,458	$2,300
Less: preferred stock dividends	(306)	(407)

Income to common shareholders	$2,152	$1,893

Average basic common shares outstanding	6,559	6,514
Effect of dilutive stock options	226	56

Average number of common shares used to calculate diluted earnings per common share	6,785	6,570

Basic earnings per common share	$0.33	$0.29
Diluted earnings per common share	$0.32	$0.29

The amount of preferred stock dividends related to each series of preferred stock are presented below for the years ended December 31, 2017 and 2016:

	For the year ended December 31,
	2017	2016
	(Dollars in thousands)
Preferred dividends:
Preferred Series A	$—	$77
Preferred Series B	—	4
Preferred Series C	306	326

Total preferred dividends	$306	$407

Note 4—Securities

Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date. Securities classified as available for sale are those securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Available for sale securities are carried at fair value.

Securities classified as held to maturity are those debt securities the Company has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for the amortization of premium and accretion of discount, computed by a method which approximates the interest method over the terms of the securities.

The Company previously transferred investment securities from available for sale to held to maturity securities. Related to these transfers, there were net unrealized holding losses of $3 thousand, before the impact of taxes, as of December 31, 2017, compared to net unrealized holding gains of $12 thousand, before the impact of taxes, as of December 31, 2016, which are being amortized over the remaining life of the related securities as an adjustment of yield in a manner consistent with the accretion of discount on the same transferred debt securities. This will have no impact on the Company’s net income because the amortization of the unrealized holding loss reported in equity will offset the effect on the interest income of the accretion of the discount on these securities.

The amortized cost, unrealized gains and losses, and the fair value of the Company’s investment securities available for sale and held to maturity are as follows for the periods presented:

	December 31, 2017
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(Dollars in thousands)
Available For Sale:
Obligations of U.S. government agencies and corporations	$20,991	$—	$(20)	$20,971
Obligations of states and political subdivisions	4,218	168	—	4,386
Federal agency mortgage-backed securities	25,524	16	(251)	25,289
Federal agency collateralized mortgage obligations	111	—	(2)	109
Other debt securities	1,500	83	—	1,583
Money market mutual fund	35	—	—	35

Total investment securities available for sale	$52,379	$267	$(273)	$52,373

Held To Maturity:
Obligations of states and political subdivisions	$18,183	$953	$(4)	$19,132
Other debt securities	482	51	—	533

Total held to maturity	$18,665	$1,004	$(4)	$19,665

	December 31, 2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(Dollars in thousands)
Available For Sale:
Obligations of U.S. government agencies and corporations	$45,984	$8	$(5)	$45,987
Obligations of states and political subdivisions	6,103	46	(10)	6,139
Federal agency mortgage-backed securities	13,863	33	(176)	13,720
Federal agency collateralized mortgage obligations	190	—	(1)	189
Other debt securities	1,500	30	—	1,530
Money market mutual fund	2,995	—	—	2,995

Total investment securities available for sale	$70,635	$117	$(192)	$70,560

Held To Maturity:
Obligations of states and political subdivisions	$18,561	$561	$(33)	$19,089
Other debt securities	482	13	—	495

Total held to maturity	$19,043	$574	$(33)	$19,584

Included in unrealized losses are market losses on securities that have been in a continuous unrealized loss position for twelve months or more and those securities that have been in a continuous unrealized loss position for less than twelve months. The table below details the aggregate unrealized losses and aggregate fair value of the underlying securities whose fair values are below their amortized cost at December 31, 2017 and 2016.

	As of December 31, 2017
	Less than 12 Months			12 Months or longer			Total
	Fair Value	Unrealized Losses	Count	Fair Value	Unrealized Losses	Count	Fair Value	Unrealized Losses	Count
	(Dollars in thousands)
Available for Sale:
Obligations of U.S. government agencies and corporations	$3,975	$(17)	3	$1,996	$(3)	2	$5,971	$(20)	5
Federal agency mortgage-backed securities	20,099	(162)	12	3,416	(89)	4	23,515	(251)	16
Federal agency collateralized mortgage obligations	—	—	—	109	(2)	1	109	(2)	1

Total Available for Sale	$24,074	$(179)	15	$5,521	$(94)	7	$29,595	$(273)	22

Held to Maturity:
Obligations of states and political subdivisions	$195	$(1)	1	$315	$(3)	1	$510	$(4)	2

Total Held to Maturity	$195	$(1)	1	$315	$(3)	1	$510	$(4)	2

	As of December 31, 2016
	Less than 12 Months			12 Months or longer			Total
	Fair Value	Unrealized Losses	Count	Fair Value	Unrealized Losses	Count	Fair Value	Unrealized Losses	Count
	(Dollars in thousands)
Available for Sale:
Obligations of U.S. government agencies and corporations	$3,984	$(5)	4	$—	$—	—	$3,984	$(5)	4
Obligations of states and political subdivisions	—	—	—	872	(10)	1	872	(10)	1
Federal agency mortgage-backed securities	10,667	(175)	11	39	(1)	1	10,706	(176)	12
Federal agency collateralized mortgage obligations	159	(1)	1	—	—	—	159	(1)	1

Total Available for Sale	$14,810	$(181)	16	$911	$(11)	2	$15,721	$(192)	18

Held to Maturity:
Obligations of states and political subdivisions	$2,289	$(33)	7	$—	$—	—	$2,289	$(33)	7

Total Held to Maturity	$2,289	$(33)	7	$—	$—	—	$2,289	$(33)	7

As of December 31, 2017, management believes that the estimated fair value of the securities disclosed above is primarily dependent upon the movement in market interest rates, particularly given the minimal inherent credit risk associated with the issuers of these securities and that the unrealized losses in these portfolios are not the result of deteriorating credit within any investment category.

Securities issued by states and political subdivisions are all rated investment grade. Each holding is reviewed quarterly for impairment by management and our third party investment advisor. All mortgage backed securities and collateralized mortgage obligations are issued by U.S. government sponsored agencies; there are no holdings of private label mortgage backed securities or securities backed by loans classified as “Alt-A” or “Subprime”.

Although the fair value will fluctuate as market interest rates move, management believes that these fair values will recover as the underlying portfolios mature. The Company evaluates a variety of factors in concluding whether securities are other-than-temporarily impaired. These factors include, but are not limited to, the type and purpose of the bond, the underlying rating of the bond issuer, and the presence of credit enhancements (i.e. state guarantees, municipal bond insurance, collateral requirements, etc.). The Company does not intend to sell any of these securities and it is not likely to be required to sell any of these securities before recovery. Management does not believe any unrealized loss on individual securities, as of December 31, 2017 and 2016, represents other than temporary impairment.

For the years ended December 31, 2017 and 2016 gross gains of $416 thousand and $795 thousand, respectively, were realized from the sale of available for sale securities.

Securities totaling $69.0 million and $42.0 million were pledged at December 31, 2017 and 2016, respectively, to secure public fund deposits. In addition, securities pledged to secure borrowings by the Bank totaled $20 thousand and $40 thousand as of December 31, 2017 and December 31, 2016, respectively.

The amortized cost and fair value of securities as of December 31, 2017 by contractual maturity are shown below. Certain of these investment securities have call features which allow the issuer to call the security prior to its maturity date at the issuer’s discretion.

	December 31, 2017
	Available for Sale Securities		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)
Due within one year	$18,997	$18,993	$—	$—
Due after one year through five years	1,994	1,978	1,208	1,225
Due after five years through ten years	1,500	1,583	1,826	1,890
Due after ten years	4,218	4,386	15,631	16,550

	26,709	26,940	18,665	19,665
Federal agency collateralized mortgage obligations	111	109	—	—
Federal agency mortgage-backed securities	25,524	25,289	—	—
Money market mutual fund	35	35	—	—

Total	$52,379	$52,373	$18,665	$19,665

Note 5—Loans Receivable and Related Allowance for Loan Losses

Loans receivable consist of the following at December 31, 2017 and 2016.

	December 31,
	2017	2016
	(Dollars in thousands)
Commercial:
Commercial and industrial	$85,395	$89,625
Commercial mortgage	235,946	223,315
Commercial construction	30,866	22,408

Total commercial	352,207	335,348

Residential mortgage loans	133,727	110,538
Consumer:
Home equity lines of credit	19,295	24,669
Other consumer loans	13,780	17,514

Total consumer	33,075	42,183

Total loans	519,009	488,069
Allowance for loan losses	(3,405)	(3,330)
Net deferred loan cost (fees)	(82)	174

Total loans receivable, net	$515,522	$484,913

In June 2017, the Company purchased $7.0 million in performing residential real estate loans, at a slight acquisition discount totaling $35 thousand and in December 2017, purchased $9.0 million of performing residential real estate loans, including acquisition premiums of $117 thousand. Previously, in August, 2016, the Company increased its loans outstanding through the acquisition of $64.6 million, including acquisition premiums of $197 thousand, of various types of performing commercial loans within the Bank’s market area. In June 2016, the Company purchased $12.7 million, including acquisition premiums of $280 thousand, of performing residential real estate loans. All portfolios of purchased loans were underwritten using similar standards as the Bank uses for its organic portfolio.

The following tables summarize the activity in the allowance for loan losses by loan class for the years ended December 31, 2017 and 2016:

	For the year ended December 31, 2017 Allowance for Loan Losses
	(Dollars in thousands)
	Beginning Balance	Charge-offs	Recoveries	Provision for loan losses	Ending Balance
Commercial and industrial	$647	$(281)	$4	$296	$666
Commercial mortgage	1,051	(30)	—	57	1,078
Commercial construction	113	—	—	34	147
Residential mortgage loans	452	—	—	172	624
Home equity lines of credit	188	—	2	(87)	103
Other consumer loans	97	(24)	19	(18)	74
Unallocated	782	—	—	(69)	713

Total	$3,330	$(335)	$25	$385	$3,405

	For the year ended December 31, 2016 Allowance for Loan Losses
	(Dollars in thousands)
	Beginning Balance	Charge-offs	Recoveries	Provision for loan losses	Ending Balance
Commercial and industrial	$631	$(75)	$21	$70	$647
Commercial mortgage	831	(72)	2	290	1,051
Commercial construction	56	—	—	57	113
Residential mortgage loans	259	—	—	193	452
Home equity lines of credit	167	—	9	12	188
Other consumer loans	84	(75)	15	73	97
Unallocated	767	—	—	15	782

Total	$2,795	$(222)	$47	$710	$3,330

The following tables present the balance in the allowance for loan losses at December 31, 2017 and 2016 disaggregated on the basis of the Company’s impairment method by class of loans receivable along with the balance of loans receivable by class disaggregated on the basis of the Company’s impairment methodology:

	December 31, 2017
	Allowance for Loan Losses			Loans Receivables
	(Dollars in thousands)
	Ending Balance	Ending Balance Individually Evaluated for Impairment	Ending Balance Collectively Evaluated for Impairment	Ending Balance	Ending Balance Individually Evaluated for Impairment	Ending Balance Collectively Evaluated for Impairment
Commercial and industrial	$666	$42	$624	$85,395	$582	$84,813
Commercial mortgage	1,078	—	1,078	235,946	346	235,600
Commercial construction	147	—	147	30,866	—	30,866
Residential mortgage loans	624	140	484	133,727	637	133,090
Home equity lines of credit	103	—	103	19,295	—	19,295
Other consumer loans	74	—	74	13,780	3	13,777
Unallocated	713	—	713	—	—	—

Total	$3,405	$182	$3,223	$519,009	$1,568	$517,441

	December 31, 2016
	Allowance for Loan Losses			Loans Receivables
	(Dollars in thousands)
	Ending Balance	Ending Balance Individually Evaluated for Impairment	Ending Balance Collectively Evaluated for Impairment	Ending Balance	Ending Balance Individually Evaluated for Impairment	Ending Balance Collectively Evaluated for Impairment
Commercial and industrial	$647	$—	$647	$89,625	$705	$88,920
Commercial mortgage	1,051	—	1,051	223,315	6	223,309
Commercial construction	113	—	113	22,408	—	22,408
Residential mortgage loans	452	47	405	110,538	637	109,901
Home equity lines of credit	188	—	188	24,669	14	24,655
Other consumer loans	97	—	97	17,514	51	17,463
Unallocated	782	—	782	—	—	—

Total	$3,330	$47	$3,283	$488,069	$1,413	$486,656

The following tables summarize information in regard to impaired loans by loan portfolio class as of December 31, 2017 and 2016 as well as for the years then ended, respectively:

	December 31, 2017			December 31, 2016
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance	Related Allowance
	(Dollars in thousands)
With no related allowance recorded:
Commercial and industrial	$251	$906	$—	$705	$1,268	$—
Commercial mortgage	346	418	—	6	57	—
Commercial construction	—	—	—	—	—	—
Residential mortgage loans	—	—	—	—	—	—
Home equity lines of credit	—	—	—	14	16	—
Other consumer loans	3	3	—	51	80	—
With an allowance recorded:
Commercial and industrial	$331	$331	$42	$—	$—	$—
Commercial mortgage	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—
Residential mortgage loans	637	637	140	637	637	47
Home equity lines of credit	—	—	—	—	—	—
Other consumer loans	—	—	—	—	—	—
Total:
Commercial and industrial	$582	$1,237	$42	$705	$1,268	$—
Commercial mortgage	346	418	—	6	57	—
Commercial construction	—	—	—	—	—	—
Residential mortgage loans	637	637	140	637	637	47
Home equity lines of credit	—	—	—	14	16	—
Other consumer loans	3	3	—	51	80	—

Total	$1,568	$2,295	$182	$1,413	$2,058	$47

	For the year ended December 31,
	2017		2016
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
	(Dollars in thousands)
With no related allowance recorded:
Commercial and industrial	$495	$4	$1,042	$9
Commercial mortgage	88	4	1,200	54
Commercial construction	—	—	—	—
Residential mortgage loans	—	—	28	1
Home equity lines of credit	—	—	94	4
Other consumer loans	3	—	170	7
With an allowance recorded:
Commercial and industrial	$196	$—	$503	$19
Commercial mortgage	42	—	331	16
Commercial construction	—	—	—	—
Residential mortgage loans	637	23	638	24
Home equity lines of credit	—	—	—	—
Other consumer loans	—	—	—	—
Total:
Commercial and industrial	$691	$4	$1,545	$28
Commercial mortgage	130	4	1,531	70
Commercial construction	—	—	—	—
Residential mortgage loans	637	23	666	25
Home equity lines of credit	—	—	94	4
Other consumer loans	3	—	170	7

Total	$1,461	$31	$4,006	$134

The following table presents non-accrual loans by classes of the loan portfolio as of December 31, 2017 and 2016:

	December 31,
	2017	2016
	(Dollars in thousands)
Commercial and industrial	$435	$705
Commercial mortgage	200	6
Home equity lines of credit	—	14
Other consumer loans	3	51

Total loans	$638	$776

The Company’s policy for interest income recognition on non-accrual loans is to recognize income under the cash basis when the loans are both current and the collateral on the loan is sufficient to cover the outstanding obligation to the Company. The Company will not recognize income if these factors do not exist. Interest that would have been accrued on non-accruing loans under the original terms but was not recognized as interest income totaled $72 thousand and $93 thousand for the years ended December 31, 2017 and 2016, respectively.

The following tables present the classes of the loan portfolio summarized by the aggregate pass rating and the classified ratings of special mention, substandard and doubtful within the Company’s internal risk rating system as of December 31, 2017 and 2016:

	December 31, 2017
	Pass	Special Mention	Substandard	Doubtful	Total
	(Dollars in thousands)
Commercial:
Commercial and industrial	$84,811	$—	$584	$—	$85,395
Commercial mortgage	235,114	—	832	—	235,946
Commercial construction	30,866	—	—	—	30,866
Residential mortgage loans	133,727	—	—	—	133,727
Consumer:
Home equity lines of credit	19,295	—	—	—	19,295
Other consumer loans	13,780	—	—	—	13,780

Total	$517,593	$—	$1,416	$—	$519,009

	December 31, 2016
	Pass	Special Mention	Substandard	Doubtful	Total
	(Dollars in thousands)
Commercial:
Commercial and industrial	$88,503	$—	$1,122	$—	$89,625
Commercial mortgage	221,544	—	1,771	—	223,315
Commercial construction	22,408	—	—	—	22,408
Residential mortgage loans	110,538	—	—	—	110,538
Consumer:
Home equity lines of credit	24,655	—	14	—	24,669
Other consumer loans	17,463	—	51	—	17,514

Total	$485,111	$—	$2,958	$—	$488,069

The performance and credit quality of the loan portfolio is also monitored by analyzing the age of the loans receivable as determined by the length of time a recorded payment is past due. The following tables present the classes of the loan portfolio summarized by the past due status as of December 31, 2017 and 2016:

	December 31, 2017
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivables
	(Dollars in thousands)
Commercial:
Commercial and industrial	$36	$284	$698	$1,018	$84,377	$85,395
Commercial mortgage	2,206	—	200	2,406	233,540	235,946
Commercial construction	—	—	—	—	30,866	30,866
Residential mortgage loans	329	—	—	329	133,398	133,727
Consumer:
Home equity lines of credit	—	—	—	—	19,295	19,295
Other consumer loans	33	65	3	101	13,679	13,780

Total	$2,604	$349	$901	$3,854	$515,155	$519,009

	December 31, 2016
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivables
	(Dollars in thousands)
Commercial:
Commercial and industrial	$293	$60	$632	$985	$88,640	$89,625
Commercial mortgage	—	—	6	6	223,309	223,315
Commercial construction	—	—	—	—	22,408	22,408
Residential mortgage loans	—	104	—	104	110,434	110,538
Consumer:
Home equity lines of credit	—	—	—	—	24,669	24,669
Other consumer loans	17	—	4	21	17,493	17,514

Total	$310	$164	$642	$1,116	$486,953	$488,069

As of December 31, 2017 there was one loan totaling $263 thousand that is past due 90 days and still accruing interest. This single loan relationship was paid off in its entirety in January 2018, with no losses incurred. As of December 31, 2016, there were no loans 90 days past due and still accruing interest.

Troubled Debt Restructurings

The Company may grant a concession or modification for economic or legal reasons related to a borrower’s declining financial condition that it would not otherwise consider, resulting in a modified loan which is then identified as a troubled debt restructuring (“TDR”). The Company may modify loans through rate reductions, extensions of maturity, interest only payments, or payment modifications to better match the timing of cash flows due under the modified terms with the cash flows from the borrowers’ operations. Loan modifications are intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. TDRs are considered impaired loans for purposes of calculating the Company’s allowance for loan losses.

The Company identifies loans for potential restructure primarily through direct communication with the borrower and evaluation of the borrower’s financial statements, revenue projections, tax returns, and credit reports. Even if the borrower is not presently in default, management will consider the likelihood that cash flow shortages, adverse economic conditions, and negative trends may result in a payment default in the near future.

The following table reflects information regarding TDR’s entered into by the Company for the period ended December 31, 2017.

	For the year ended December 31, 2017
	Number of Contracts	Pre-Modification Outstanding Recorded Investments	Post-Modification Outstanding Recorded Investments
		(Dollars in thousands)
Troubled debt restructurings:
Commercial and industrial	2	$221	$206
Commercial mortgage	1	164	149

Total	3	$385	$355

For the year ended December 31, 2017, there were two loans, involving one borrower, modified into trouble debt restructurings related to a participation in a combined loan relationship whereby the Bank and all other banks involved entered into an agreement to accept a payment modification which resulted in a loss recorded by the Bank of $30 thousand and one loan for $55 thousand, modified into an interest only payment which did not result in any losses incurred. For the year ended December 31, 2016 there were no new TDR’s entered into.

The following tables summarize the balance of outstanding TDR’s at December 31, 2017 and December 31, 2016:

	Number of Loans	Performing TDR’s	Non-Performing TDR’s	Total TDRs
	(Dollars in thousands)
December 31, 2017
Commercial and Industrial	2	$147	$55	$202
Commercial mortgage loans	1	146	—	146
Residential mortgage loans	1	637	—	637

Total	4	$930	$55	$985

	Number of Loans	Performing TDR’s	Non-Performing TDR’s	Total TDRs
	(Dollars in thousands)
December 31, 2016
Residential mortgage loans	1	$637	$—	$637
Home equity lines of credit	1	—	14	14
Other consumer loans	1	—	20	20

Total	3	$637	$34	$671

As of December 31, 2017, there was one commercial loan TDR totaling $55 thousand which was in default and is classified as non-accrual. As of December 31, 2017 and 2016 there were no other TDR’s which were subsequently in default and there were no commitments to lend additional funds to debtors whose terms have been modified in TDR’s.

The carrying amount of foreclosed residential mortgage properties held was $466 thousand as of December 31, 2017. There were no consumer mortgage loans collateralized by residential real estate property that were in the process of foreclosure as of December 31, 2017.

Note 6—Transactions with Executive Officers, Directors and Principal Shareholders

The Company has had, and may be expected to have in the future, banking transactions in the ordinary course of business with its executive officers, directors, principal shareholders, their immediate families and affiliated companies (commonly referred to as related parties), on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others and do not involve more than the normal risk of collectability. Activity of these loans is as follows:

	December 31,
	2017	2016
	(Dollars in thousands)
Balance, beginning of year	$5,466	$5,722
New loans	2,549	2,174
Loans of Retired Officers	(773)	—
Repayments	(1,686)	(2,430)

Balance at end of year	$5,556	$5,466

Deposits of related parties totaled $9.5 million and $7.7 million at December 31, 2017 and 2016, respectively.

Note 7—Premises and Equipment

The components of premises and equipment at December 31, 2017 and 2016 are as follows:

	December 31,
	2017	2016
	(Dollars in thousands)
Buildings	$1,143	$1,143
Leasehold improvements	1,424	1,422
Furniture, fixtures and equipment	799	818
Automobiles	20	24
Computer equipment and data processing software	765	736

	4,151	4,143
Accumulated depreciation	(2,544)	(2,388)

	$1,607	$1,755

Depreciation expense for the years ended December 31, 2017 and 2016 was $262 thousand and $309 thousand, respectively.

Note 8—Deposits

The components of deposits at December 31, 2017 and 2016 are as follows:

	As of December 31,
	2017	2016
	(Dollars in thousands)
Demand, non-interest bearing	$65,634	$54,817
Demand, interest-bearing	29,918	57,168
Money market and savings accounts	145,355	113,655
Time, $100 and over	84,358	45,311
Time, other	197,885	196,737

	$523,150	$467,688

Included in time, other at December 31, 2017 and 2016 are brokered deposits of $120.2 million, and $138.8 million, respectively.

As of December 31, 2017 and 2016 aggregate time deposits which exceed the $250 thousand FDIC insurance limit were $32.1 million and $8.0 million, respectively.

At December 31, 2017, the scheduled maturities of time deposits are as follows:

December 31, 2017
(Dollars in thousands)
2018	$155,229
2019	76,431
2020	24,421
2021	17,942
2022	8,220
Thereafter	—

$282,243

The aggregate amount of demand deposit overdrafts that were reclassified as loans was $54 thousand at December 31, 2017, compared to $134 thousand at December 31, 2016.

Note 9—Borrowings

As of December 31, 2017 and 2016, the Company had an unused borrowing facility with a correspondent bank totaling $10 million, of which $2 million is available unsecured. The remaining $8 million is a secured line of credit with security provided, when utilized, by a pledge of the Company’s investment assets.

The Bank has been a member of FHLB since March 2008. Advances are collateralized by restricted investments in FHLB bank stock totaling $1.3 million and $3.1 million at December 31, 2017 and 2016, respectively, by a specific pledge of the Bank’s investment assets and by a blanket lien on the Bank’s loan portfolio. At December 31, 2017 and 2016, respectively, the Bank had borrowing capacity with the FHLB, of $221 million and $206 million, respectively, with advances outstanding as of those dates of $24.6 million and $68.2 million, respectively. Investment securities with a carrying value of $20 thousand and $40 thousand were specifically pledged as collateral to secure FHLB borrowings a s of December 31, 2017 and 2016, respectively.

Short-Term Borrowings

At December 31, 2017 and 2016, First Priority had short-term borrowings totaling $15.6 million and $56.2 million, respectively, consisting of advances from the FHLB with an original maturity of less than a year. Advances from the FHLB at December 31, 2017 are collateralized by our investment in the common stock of the FHLB and by a blanket lien on selected mortgage loans within the Bank’s portfolio.

The following table outlines First Priority’s various sources of short-term borrowed funds at or for the years ended December 31, 2017 and 2016. The maximum balance represents the highest indebtedness for each category of short-term borrowed funds at any month-end during each of the years shown.

	December 31,
	2017	2016
	(Dollars in thousands)
Federal funds purchased:
Balance at year end	$—	$—
Weighted average rate at year end	—	—
Maximum month-end balance	$19	$—
Average daily balance during the year	$3	$2
Weighted average rate during the year	1.52%	0.76%
FHLB short-term borrowings:
Balance at year end	$15,625	$56,164
Weighted average rate at year end	1.54%	0.74%
Maximum month-end balance	$70,400	$60,688
Average daily balance during the year	$26,446	$22,508
Weighted average rate during the year	1.15%	0.61%

Long-Term Debt

Long-term debt, consisting of FHLB advances with an original maturity of one year or greater, totaled $9.0 million and $12.0 million as of December 31, 2017 and 2016, respectively. Average balances outstanding totaled $10.9 million and $14.1 million, respectively, with an average cost of 1.30% and 1.12%, respectively, for the years ended December 31, 2017 and 2016. Advances are made pursuant to several different credit programs offered from time to time by the FHLB.

At December 31, 2017, scheduled maturities of long-term borrowings with the FHLB are as follows:

	Balance	Weighted Average Rate
	(Dollars in thousands)
2018	$3,000	1.31%
2019	2,000	1.64%
2020	4,000	1.75%

	$9,000	1.58%

Note 10—Subordinated Debt

On November 13, 2015, First Priority Bank entered into Subordinated Note Purchase Agreements with five accredited investors under which the Bank issued subordinated notes (the “Notes”) totaling $9.5 million, resulting in net proceeds of approximately $9.2 million after issuance costs of $318 thousand. The Notes have a maturity date of November 30, 2025, and will bear interest at a fixed rate of 7.00% per annum. The Notes are non-callable for an initial period of five years and include provisions for redemption pricing between 101.5% and 100.5% of the total of $9.5 million, plus accrued but unpaid interest thereon up to but excluding the redemption date, if called after five years but prior to the maturity date.

Note 11—Lease Commitments

Pursuant to the terms of non-cancellable lease agreements in effect at December 31, 2017, pertaining to premises, future minimum lease payments by year and in the aggregate, under these lease agreements, are as follows:

Minimum Lease Payments
(Dollars in thousands)
2018	$1,246
2019	1,266
2020	1,172
2021	971
2022	878
Thereafter	2,832

$8,365

The minimum lease payments shown above include payments for the entire current term. Option periods for which the Company has an option to extend the lease beyond current periods have not been included as part of the minimum lease payments.

Lease expense for all leases for the years ended December 31, 2017 and 2016 was $1.09 million and $1.13 million, respectively.

During 2016, the Bank closed its Plumstead branch office location upon reaching the end of the initial lease term.

Note 12—Severance and Employment Agreements

On December 19, 2013, the board of directors of the Company approved severance agreements between the Company and participating senior officers. Under the First Priority Bank Severance Plan (the “Severance Plan”), which is a broad-based severance plan applicable to certain employees of the Company and the Bank. Each participating senior officer will receive a severance benefit equal to continued base salary, as defined, for a period ranging between six and eighteen months in the event that the officer’s employment is terminated within one year following a “change in control” as a result of a work force reduction or job elimination.

In addition, each senior officer also received a grant of stock options under the Company’s existing Stock Compensation Program. These issued options, totaling 355,000, which vest only upon a change in control of the Company, will remain outstanding for a period of ten years, expiring as of December 19, 2023, at an exercise price of $5.25.

On December 19, 2013, as part of the Company’s long-term incentive compensation program, each senior officer also received a grant of restricted stock under the Company’s Stock Compensation Program, totaling 89,500 shares in aggregate, which vested three years from the grant date.

The Company has an employment agreement with its president, who does not participate in the previously mentioned Severance Plan. The employment agreement provides for a three year term that is automatically renewed on each anniversary date of the agreement for an additional year unless either party gives notice to the other of non-renewal at least 60 days prior to such anniversary date. The agreement provides for a base salary and benefits commensurate with other First Priority executive officers, including health insurance, vacation, use of a company vehicle, supplemental life insurance and disability coverage, among other things. The agreement can be terminated for “cause” as defined in the agreement. If First Priority were to terminate its president’s employment without cause, or if the president were to terminate his employment for “good reason”, as defined, including but not limited to, change in control of First Priority, he will be entitled to receive post termination benefits as follows: an amount equal to three (3) times the sum of (i) the highest salary paid to him in the year of termination or prior two calendar years and (ii) the highest bonus paid to him in one of the three calendar years prior to termination and (iii) an adjustment for benefits.

Note 13—Shareholders’ Equity

The Company amended its articles of incorporation, effective May 4, 2016, to increase the number of authorized shares of its common stock, $1.00 par value, from 10,000,000 shares to 20,000,000 shares. The amendment was approved by shareholders at the 2016 annual meeting of shareholders held on May 3, 2016.

As of December 31, 2017 and 2016 the Company had 3,404 shares of 9% fixed rate, Cumulative Perpetual Preferred Stock outstanding totaling $3.4 million.

On January 22, 2016, First Priority redeemed $6.0 million of its outstanding Preferred Stock for a total redemption price of $1,016.75 per share which included accrued dividends. This redemption included all shares of outstanding Series A (4,579 shares; par value $1,000) and Series B (229 shares; par value $1,000); and approximately 25.9% of Series C (1,192 shares of 4,596 shares outstanding; par value $1,000). The shares of Series C were selected for redemption on a pro rata basis. After the completion of these redemptions, 3,404 shares of Series C Preferred Stock are outstanding as of December 31, 2017.

The Preferred Stock has no maturity date and ranks senior to common stock with respect to dividends and upon liquidation, dissolution, or winding up. The Company may redeem the Preferred Stock, in whole or in part, at its liquidation preference plus accrued and unpaid dividends.

Note 14—Stock Compensation Program

In 2005, the Company adopted the 2005 Stock Compensation Program, which was amended at the Company’s annual meeting on April 23, 2009 as the 2009 Stock Compensation Program (the “Program”) and further amended effective March 18, 2010. The Program allows equity benefits to be awarded in the form of Incentive Stock Options, Compensatory Stock Options or Restricted Stock. The Program authorizes the Board of Directors to grant options up to an aggregate maximum of 1,207,957 shares to officers, other employees and directors of the Company, including 382,957 shares which were authorized for grant under this plan as a result of the merger with Affinity. Only employees of the Company will be eligible to receive Incentive Stock Options and such grants are subject to the limitations under Section 422 of the Internal Revenue Code.

All stock options granted under the Program fully vest in four years from the date of grant (or potentially earlier upon a change of control), excluding options issued in regards to the Company’s Severance Plan which vest only upon change in control, and options terminate ten years from the date of the grant. The exercise price of the options granted is the fair value of a share of common stock at the time of the grant.

A summary of the Stock Option Plan is presented below:

	For the Years Ended December 31,
	2017		2016
	Options to Purchase Common Shares	Weighted Average Exercise Price	Options to Purchase Common Shares (1)	Weighted Average Exercise Price
Outstanding at beginning of year	955,060	$6.35	970,193	$6.41
Granted during year	7,500	7.92	37,500	5.93
Forfeited/cancelled during the year	(40,000)	6.19	(32,500)	5.91
Exercised	—	—	(2,000)	5.73
Expired	(114,690)	10.08	(18,133)	9.65

Outstanding at end of year	807,870	$5.84	955,060	$6.35

Exercisable at end of year	239,870	$6.62	354,560	$7.74

(1)	Included in options outstanding and exercisable at December 31, 2016 are 100,000 organizer options, with an exercise price of $10.00 per share which expired on October 18, 2017.

The weighted average remaining contractual lives of all outstanding stock options and exercisable at December 31, 2017 and 2016 were 5.46 years and 3.05 years, respectively, and 5.84 years and 2.98 years, respectively. The aggregate intrinsic value of all outstanding stock options based on the closing stock price was $2.5 million as of December 31, 2017, including $586 thousand related to currently exercisable options, and $705 thousand as of December 31, 2016, including $150 thousand related to exercisable options.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2017	2016
Dividend yield	0.0%	0.0%
Expected life	7 years	7 years
Expected volatility	23%	26%
Risk-free interest rate	2.04%	1.63%
Weighted average fair value	$2.34	$1.83

For option grants to individual employees, the Company assumes no forfeitures. For option grants made to a group of employees, a 10% forfeiture rate is typically assumed at the date of the grant, and compared to actual forfeitures on an annual basis.

The dividend yield assumption is based on the Company’s history and expectation of dividend payouts. Due to the Company’s lack of sufficient historical exercise data and the limited period of time for which shares have been issued, the “simplified” method is used to determine the expected life of options, calculated as the average of the sum of the vesting term and original contractual term for all periods presented. The expected volatility percentage is based on the average expected volatility of similar public financial institutions in the Company’s market area. The risk-free interest rates for periods within the contractual life of the awards are based on the U.S. Treasury yield curve in effect at the time of grant.

As of December 31, 2017, there was $146 thousand of unrecognized compensation cost related to non-vested stock options granted after January 1, 2007, excluding those stock options issued in conjunction with the severance plan (see Note 12). That cost is expected to be recognized over a weighted average period of 1.72 years. There was no tax benefit recognized related to this stock-based compensation. There are 355,000 stock options issued in connection with the termination of the previously executed change in control agreements and the adoption of the severance plan with $576 thousand of unrecognized compensation cost which will only be recognized if a change in control occurs, based on the options which remain outstanding and are probable to vest at that time. During 2015, included in the options granted, there were 99,000 performance options issued to various employees. Certain performance criteria must be achieved over the performance period in order for the option granted to vest. Performance is analyzed on a quarterly basis to determine if the specific required performance is more likely than not to be achieved. Based on this evaluation, 82,500 performance options were cancelled to date, leaving 16,500 outstanding as of December 31, 2017. These non-vested options may be further adjusted in the future if the performance measures are not met.

Restricted stock grants fully vest after a minimum of three years from the date of grant (or potentially earlier upon a change of control or retirement after the age of 66), subject to the recipient remaining an employee of the Company. Directors are also granted restricted stock as part of their compensation for their services on the Board of Directors, or related Committees, as approved by the Compensation Committee of the Board. Upon issuance of the shares, resale of the shares is restricted during the vesting period, during which the shares may not be sold, pledged, or otherwise disposed of. Prior to the vesting date and in the event the recipient terminates association with Company for any reasons other than death, disability or change of control, the recipient forfeits all rights to the shares that would otherwise be issued under the grant. Compensation expense related to restricted stock awards granted under the Plan is determined at the date of the award based on the estimated fair value of the shares and is amortized over the vesting period. As of December 31, 2017, there was $520 thousand of unrecognized compensation cost related to restricted stock, which will be amortized through July 31, 2021.

A summary of restricted stock award activity is presented below for the years presented:

	For the Years Ended December 31,
	2017	2016
Outstanding unvested shares at beginning of year	89,450	165,474
Shares granted during year	52,700	36,250
Shares forfeited/cancelled during year	(4,450)	(725)
Vested Shares during this period	(13,550)	(111,549)

Outstanding unvested shares at end of year	124,150	89,450

Note 15—Federal Income Taxes

Deferred tax assets (“DTA”) are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized. When determining the need for a valuation allowance, the Company assessed the possible sources of taxable income available under tax law to realize a tax benefit for deductible temporary differences and carryforwards, as defined by Accounting Standards Codification (“ASC”) Topic 740-10-30-18. This guidance related to when a valuation allowance on the DTA should be maintained, generally provides that the valuation allowance should be reversed, when in the judgment of management, it is more likely than not that the DTA will be realized. First Priority has determined that it is more likely than not that the net deferred tax asset will be realized, and therefore, in its judgment, a valuation allowance related to net deferred tax assets is not required.

When evaluating the Company’s deferred tax asset and related valuation allowance, management considered the four sources of taxable income identified in ASC Topic 740-10-30-18 including:

•	Future reversals of existing taxable temporary differences.

•	Taxable income in prior carryback year(s) if carryback is permitted under the tax law.

•	Tax-planning strategies (see paragraph 740-10-30-19) that would, if necessary, be implemented

•	Future taxable income exclusive of reversing temporary differences and carryforwards

Additionally, the Company also considers tax planning strategies which could accelerate taxable income and allow the Company to take advantage of future deductible differences. A qualified tax-planning strategy is an action that (a) is prudent and feasible; (b) a company ordinarily might not take, but would take to prevent an operating loss or tax credit carryforward from expiring unused; and (c) would result in the realization of deferred tax assets.

The components of the net deferred tax asset at December 31, 2017 and 2016 are as follows:

	December 31,
	2017	2016
	(Dollars in thousands)
Deferred tax assets:
Allowance for loan losses	$583	$701
Organization and start-up costs	35	75
Net operating loss carryforwards	—	833
Net operating loss carryforwards—acquired	231	670
Contribution carryforward	—	9
Non-qualified stock option expense	208	283
Other real estate owned deferred costs	18	215
Unrealized loss on investment securities	3	21
Alternative minimum tax carryforward	—	199
Property and equipment	35	35
Unfunded loan commitment reserve	7	12

Total Deferred Tax Assets	1,120	3,053

Deferred tax liabilities:
Acquisition accounting	66	135
Cash basis conversions	120	206
Discount accretion on investment securities	11	15

Total Deferred Tax Liabilities	197	356

Net Deferred Tax Asset	$923	$2,697

First Priority’s net deferred tax asset as of December 31, 2017 includes $231 thousand related to net operating losses (“NOL”) acquired related to the acquisition of Prestige Community Bank and Affinity Bancorp which are subject to certain limitations and expire in 2028 and 2032, respectively, if not fully utilized. The acquired NOL carryforward balance of $1.1 million remains available to reduce future federal income taxes as of December 31, 2017.

The following table presents the income tax expense for the years ended December 31, 2017 and 2016.

	For the year ended December 31,
	2017	2016
	(Dollars in thousands)
Current tax expense:
Federal	$227	$94
State	19	46
Deferred Income tax expense:
Federal	1,755	988

Income tax expense	$2,001	$1,128

Reconciliation of the statutory federal income tax expense computed at 34% to the income tax expense included in the consolidated statements of income is as follows:

	For the year ended December 31,
	2017	2016
	(Dollars in thousands)
Federal income tax expense at statutory rate of 34%:	$1,516	$1,165
Increase (decrease) in taxes resulting from:
Tax exempt interest income, net	(159)	(109)
Tax exempt income on bank owned life insurance	(24)	(26)
Applicable state income taxes	13	30
Stock compensation adjustment for expired options	(3)	30
Tax Cut and Jobs Act adjustment to deferred tax asset	571	—
Other	87	38

Federal income tax expense	$2,001	$1,128

The year ended December 31, 2017 included a non-recurring non-cash reduction in the value of First Priority’s net deferred tax asset which resulted in a charge of $571 thousand and is included in the provision for income tax expense. This income tax adjustment was a result of the Tax Cuts and Jobs Act, enacted on December 22, 2017, which lowered First Priority’s future maximum corporate tax rate from 34 percent to 21 percent. Although this reduced rate will provide tax savings in future periods, this charge was required to write-down First Priority’s DTA which was previously valued based upon the projection of a 34 percent future tax benefit.

The Company’s policy for recording interest and penalties associated with audits is to record such items as a component of income before income taxes. Penalties are recorded in other expenses, net, and interest paid or received is recorded in interest expense or interest income, respectively, in the consolidated statement of income. As of December 31, 2017 and 2016, there was no interest or penalties accrued for the Company. With limited exception, tax years prior to 2014 are closed to examination by Federal and State taxing authorities.

Note 16—Financial Instruments with Off-Balance Sheet Risk

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

At December 31, 2017 and 2016, outstanding commitments to extend credit consisting of total unfunded commitments under lines of credit were $115.2 million and $98.2 million, respectively. In addition, as of each of these dates, there were $2.3 million and $958 thousand of performance standby letters of credit outstanding, respectively, and $1.7 million of financial standby letters of credit as of each respective date, issued on behalf of the Bank’s customers.

As of December 31, 2017 the Company did not have any deposit letters of credit outstanding; however as of December 31, 2016, the Company had deposit letters of credit totaling $16.0 million, issued by the Federal Home Loan Bank of Pittsburgh (“FHLB”), as required to provide collateral on certain municipal deposits maintained at the Bank. These deposit letters of credit were secured by a blanket lien on selected mortgage loans within First Priority Bank’s portfolio.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation. Collateral held varies but may include residential or commercial real estate, accounts receivable, inventory and equipment.

Note 17—Regulatory Matters

The Bank’s capital amounts (dollars in thousands) and ratios at December 31, 2017 and 2016 are presented below:

	Actual		Minimum Capital Requirement			To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
December 31, 2017
Total capital (to risk-weighted assets)	$59,886	12.15%		$39,434	>8.0%	$	>49,292	>10.0%
Tier 1 capital (to risk-weighted assets)	47,215	9.58		>29,575	>6.0		>39,434	>8.0
Tier 1 common equity capital (to risk-weighted assets)	47,215	9.58		>22,182	>4.5		>32,040	>6.5
Tier 1 capital (to total assets)	47,215	8.08		>23,384	>4.0		>29,230	>5.0
December 31, 2016
Total capital (to risk-weighted assets)	$55,900	12.07%	$	>37,064	>8.0%	$	>46,330	>10.0%
Tier 1 capital (to risk-weighted assets)	43,328	9.35		>27,798	>6.0		>37,064	>8.0
Tier 1 common equity capital (to risk-weighted assets)	43,328	9.35		>20,848	>4.5		>30,114	>6.5
Tier 1 capital (to total assets)	43,328	7.87		>22,023	>4.0		>27,528	>5.0

The federal banking agencies approved rules that implemented the Dodd-Frank requirements and certain other regulatory capital reforms which were designed to enhance such requirements and implement the revised standards of the Basel Committee on Banking Supervision, commonly referred to as Basel III.

Under these rules, in order to avoid limitations on capital distributions (including dividend payments and certain discretionary bonus payments to executive officers), a banking organization must hold a capital conservation buffer comprised of common equity tier 1 capital above its minimum risk-based capital requirements in an amount greater than 2.5% of total risk-weighted assets. The capital contribution buffer requirements is being phased in over a three-year period beginning January 1, 2016 and was 0.625% in 2016, 1.25% during 2017 and is 1.875% in 2018. The capital buffer requirement, on a fully phased-in basis as of January 1, 2019, effectively raises the minimum required common equity Tier 1 capital ratio to 7.0% (5.125% in 2016 and 5.75% in 2017), the Tier 1 capital ratio to 8.5% (6.625% in 2016 and 7.25% in 2017), and the total capital ratio to 10.5% (8.625% in 2016 and 9.25% in 2017).

First Priority’s ability to pay cash dividends is dependent on receiving cash in the form of dividends from the Bank. However, certain restrictions exist regarding the ability of the Bank to transfer funds to First Priority in the form of cash dividends. All dividends are currently subject to prior approval of the Pennsylvania Department of Banking and Securities and the FDIC and are payable only from the undivided profits of the Bank, with the exception of an exemption enacted by the Pennsylvania Department of Banking and Securities which allows the Bank to pay dividends related to preferred stock originally issued under the U.S. Department of the Treasury’s Troubled Asset Relief Program—Capital Purchase Program. Additionally, First Priority has met the requirement of obtaining prior approval from the Federal Reserve Bank on any payment of dividends including dividends on the aforementioned preferred stock, when net income for the past four quarters is not sufficient to fund the dividend payments over that same period or when such payment would negatively impact capital adequacy of the Company.

Note 18—Fair Value Measurements and Fair Values of Financial Instruments

Management uses its best judgment in estimating the fair value of the Bank’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have been measured as of December 31, 2017 and 2016 and have not been re-evaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year-end.

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. In accordance with FASB ASC Topic 820—Fair Value Measurements , the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in some instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

The fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

FASB ASC Topic 820 establishes a fair value hierarchy that prioritizes the inputs to valuation methods used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under FASB ASC Topic 820 are as follows:

Level 1 : Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2 : Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.

Level 3 : Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported with little or no market activity).

An asset’s or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

During the years ended December 31, 2017 and 2016 there were no changes in methodologies for determining fair value measurements and there were no transfers between fair value hierarchy levels.

For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2017 and 2016 are as follows:

Description	Fair Value	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
	(Dollars in thousands)
As of December 31, 2017:
Investment securities available for sale:
Obligations of U.S. government agencies and corporations	$20,971	$—	$20,971	$—
Obligations of states and political subdivisions	4,386	—	4,386	—
Federal agency mortgage-backed securities	25,289	—	25,289	—
Federal agency collateralized mortgage obligations	109	—	109	—
Other debt securities	1,583	—	1,583	—
Money market mutual fund	35	35	—	—

Total assets measured at fair value on a recurring basis	$52,373	$35	$52,338	$—

Description	Fair Value	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
	(Dollars in thousands)
As of December 31, 2016:
Investment securities available for sale:
Obligations of U.S. government agencies and corporations	$45,987	$—	$45,987	$—
Obligations of states and political subdivisions	6,139	—	6,139	—
Federal agency mortgage-backed securities	13,720	—	13,720	—
Federal agency collateralized mortgage obligations	189	—	189	—
Other debt securities	1,530	—	1,530	—
Money market mutual fund	2,995	2,995	—	—

Total assets measured at fair value on a recurring basis	$70,560	$2,995	$67,565	$—

For financial assets measured at fair value on a nonrecurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2017 and 2016 are as follows:

Description	Fair Value	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
	(Dollars in thousands)
As of December 31, 2017:
Impaired loans	$1,119	$—	$—	$1,119
Other real estate owned	69	—	—	69

Total assets measured at fair value on a nonrecurring basis	$1,188	$—	$—	$1,188

As of December 31, 2016:
Impaired loans	$1,257	$—	$—	$1,257
Other real estate owned	679	—	—	679

Total assets measured at fair value on a nonrecurring basis	$1,936	$—	$—	$1,936

Management generally uses a discounted appraisal technique in valuing impaired assets, resulting in the discounting of the collateral values underlying each impaired asset. A discounted tax assessment rate has been applied for smaller assets to determine the discounted collateral value. All impaired loans are classified as Level 3 in the fair value hierarchy. Collateral may be real estate and / or business assets. Impaired loans are reviewed and evaluated on at least a quarterly basis for additional impairment.

Quantitative information about Level 3 fair value measurements at December 31, 2017 is included in the table below:

	Fair Value	Valuation Techniques	Unobservable Inputs (2)	Estimated Ratings (Weighted Average) (3)
	(Dollars in thousands)
Impaired loans	$1,119	Appraisal of real estate collateral (1)	Appraisal adjustments	0%-75%	(12.19%)
			Liquidation expenses	0%-10%	(8.47%)
Other real estate owned	$69	Appraisal of collateral (1)	Appraisal adjustments	0%	(0.00%)
			Liquidation expenses	8%	(8.00%)

Quantitative information about Level 3 fair value measurements at December 31, 2016 is included in the table below:

	Fair Value	Valuation Techniques	Unobservable Inputs (2)	Estimated Ratings (Weighted Average) (3)
	(Dollars in thousands)
Impaired loans	$1,257	Appraisal of real estate collateral (1)	Appraisal adjustments	0%-25%	(4.87%)
		Valuation of business assets used as collateral (4)	Valuation adjustments	0%-80%	(75.32%)
			Liquidation expenses	0%-10%	(8.01%)
Other real estate owned	$679	Appraisal of collateral (1)	Appraisal adjustments	0%	(0.00%)
			Liquidation expenses	5%-7%	(6.94%)

(1)	Fair Value is generally determined through independent appraisals of the underlying collateral, which include Level 3 inputs that are not identifiable.

(2)	Appraisals may be adjusted by management for qualitative factors such as economic conditions and estimated liquidation expenses.

(3)	The range and weighted average of qualitative factors such as economic conditions and estimated liquidation expenses are presented as a percent of the appraised value.

(4)	Fair value is generally determined based on specific customer’s business assets, such as accounts receivable, which have been used as collateral for loans.

Valuation of real estate collateral may be discounted based on the age of the existing appraisal. Discounts are typically not taken for recent appraisals. Valuations related to business assets used as collateral are typically discounted more heavily due to the inherent level of uncertainty in determining the fair value of these types of assets. Liquidation costs relating to these assets are charged to expense.

Other real estate owned measured at fair value on a nonrecurring basis consists of properties acquired as a result of accepting a deed in lieu of foreclosure, foreclosure or through other means related to collateral on Bank loans which resulted in a gain or loss recognized during the period. Costs relating to the development or improvement of assets are capitalized and costs relating to holding the property are charged to expense. At December 31, 2017 and 2016, the fair value of other real estate owned consists of balances of $69 thousand and $1.2 million, respectively, net of valuation allowances of $38 thousand, and $520 thousand, respectively. Fair value is generally determined based upon independent third-party appraisals of the property.

Real estate properties acquired through, or in lieu of, foreclosure are to be sold and are carried at fair value less estimated cost to sell. Fair value is based upon independent market prices or appraised value of the property. These assets are included in Level 3 fair value based upon the lowest level of input that is significant to the fair value measurement.

The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be meaningful.

The following methods and assumptions were used to estimate the fair values of the Company’s financial instruments at December 31, 2017 and 2016:

Cash and Cash Equivalents

The carrying amounts reported in the balance sheet for cash and short-term instruments approximate those assets’ fair values.

Securities

The fair value of securities available for sale (carried at fair value) and held to maturity (carried at amortized cost) are determined by obtaining quoted market prices on nationally recognized securities exchanges (Level 1), or matrix pricing (Level 2), which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices.

Loans Receivable

The fair values of loans are estimated using discounted cash flow analyses, using market rates at the balance sheet date that reflect the credit and interest rate-risk inherent in the loans. Projected future cash flows are calculated based upon contractual maturity or call dates, projected repayments and prepayments of principal.

Impaired Loans

Impaired loans, which are included in loans receivable, are those that are accounted for under FASB ASC Topic 310, “Receivables” , in which the Company has measured impairment generally based on the fair value of the loan’s collateral. Fair value is generally determined based upon independent third party appraisals of the properties, or discounted cash flows based upon the expected proceeds. These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements. The fair value of the impaired loans consists of the loan balances, net of any valuation allowance. As of December 31, 2017 the fair value of impaired loans consisted of loan balances with an allowance recorded of $968 thousand, net of valuation allowances of $182 thousand; and loan balances with no related allowance recorded of $529 thousand, net of partial charge-offs of $196 thousand. As of December 31, 2016 the fair value of impaired loans consisted of loan balances with an allowance recorded of $637 thousand, net of valuation allowances of $46 thousand; and loan balances with no related allowance recorded of $862 thousand, net of partial charge-offs of $196 thousand.

Restricted Investment in Bank Stock

The carrying amount of restricted investment in bank stock approximates fair value, and considers the limited marketability of such securities.

Accrued Interest Receivable and Payable

The carrying amount of accrued interest receivable and accrued interest payable approximates fair value.

Deposit Liabilities

The fair values disclosed for demand deposits (interest and noninterest checking), money market and savings accounts are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered in the market to the maturities of the time deposits.

Short-Term Borrowings

The carrying amounts of short-term borrowings approximate their fair values.

Long-Term Debt

Fair values of FHLB advances are estimated using discounted cash flow analysis, based on quoted prices for new FHLB advances with similar credit risk characteristics, terms and remaining maturity. These prices obtained from this active market represent a market value that is deemed to represent the transfer price if the liability were assumed by a third party.

Subordinated Debt

The fair values of subordinated debt has been estimated using discounted cash flow calculation taking into account contractual maturities, call features, and market interest rates for instruments with similar financial and credit characteristics. These instruments are classified within Level 2 of the fair value hierarchy.

Off-Balance Sheet Financial Instruments

Fair values for the Company’s off-balance sheet financial instruments (lending commitments and letters of credit) are based on fees currently charged in the market to enter into similar agreements, taking into account, the remaining terms of the agreements and the counterparties’ credit standing.

At December 31, 2017 and 2016, the estimated fair values of the Company’s financial instruments were as follows:

	December 31, 2017
	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
	(Dollars in thousands)
Assets:
Cash and cash equivalents	$8,257	$8,257	$8,257	$—	$—
Securities available for sale	52,373	52,373	35	52,338	—
Securities held to maturity	18,665	19,665	—	19,665	—
Loans receivable, net	515,522	519,721	—	—	519,721
Restricted stock	1,416	1,416	—	1,416	—
Accrued interest receivable	2,007	2,007	—	2,007	—

Liabilities:
Deposits	523,150	521,922	—	521,922	—
Federal Home Loan Bank of Pittsburgh advances	24,625	24,546	—	24,546	—
Subordinated debt	9,231	9,539	—	9,539	—
Accrued interest payable	844	844	—	844	—

Off-balance sheet credit related instruments:
Commitments to extend credit	—	—	—	—	—

	December 31, 2016
	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
	(Dollars in thousands)
Assets:
Cash and cash equivalents	$4,761	$4,761	$4,761	$—	$—
Securities available for sale	70,560	70,560	2,995	67,565	—
Securities held to maturity	19,043	19,584	—	19,584	—
Loans receivable, net	484,913	490,890	—	—	490,890
Restricted stock	3,257	3,257	—	3,257	—
Accrued interest receivable	1,817	1,817	—	1,817	—

Liabilities:
Deposits	467,688	467,616	—	467,616	—
Federal Home Loan Bank of Pittsburgh advances	68,164	68,157	—	68,157	—
Subordinated debt	9,207	9,273	—	9,273	—
Accrued interest payable	510	510	—	510	—

Off-balance sheet credit related instruments:

Note 19—Parent Company Only Financial Information

Condensed financial statements of First Priority Financial Corp. follow:

CONDENSED BALANCE SHEETS

	December 31,
	2017	2016
	(Dollars in thousands)
Assets
Cash and cash equivalents	$27	$243
Investment in subsidiary	50,118	47,454
Deferred taxes	238	349
Receivable due from bank subsidiary	119	—
Other assets	18	32

Total assets	$50,520	$48,078

Liabilities and shareholders’ equity
Other liabilities	$24	$32
Shareholders’ equity	50,496	48,046

Total liabilities and shareholders’ equity	$50,520	$48,078

CONDENSED INCOME STATEMENTS

	For the year ended
	December 31,
	2017	2016
	(Dollars in thousands)
Dividend income from subsidiary, net of dividends paid by Bank	$306	$407
Interest from subsidiary	1	2

Total income	307	409
Non-interest expenses	103	161

Income before taxes and equity in undistributed net income of subsidiary	204	248
Federal income tax expense (benefit)	112	(54)

Income before equity in undistributed net income of subsidiary	92	302
Equity in undistributed net income of subsidiary	2,366	1,998

Net income	$2,458	$2,300

STATEMENTS OF COMPREHENSIVE INCOME

	For the year ended
	December 31,
	2017	2016
	(Dollars in thousands)
Net income	$2,458	$2,300

Other comprehensive (loss) income:
Securities available for sale:
Change in unrealized gain on securities available for sale	484	405
Reclassification adjustment for realized gains included in net income	(416)	(795)
Tax effect	(23)	133

Net (losses) gains arising during the period	45	(257)

Net unrealized holding losses on securities transferred between available for sale and held to maturity:
Amortization of net unrealized holding losses to income during the period	(14)	(31)
Tax effect	5	10

Net unrealized holding losses on securities transferred during the period	(9)	(21)

Total other comprehensive (loss) income	36	(278)

Total comprehensive income	$2,494	$2,022

CONDENSED STATEMENTS OF CASH FLOWS

	For the year ended
	December 31,
	2017	2016
	(Dollars in thousands)
Operating activities:
Net income	$2,458	$2,300
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of subsidiary, net of dividends from Bank	(2,628)	(2,326)
Stock based compensation distribution from Bank	262	328
Deferred income tax expense (benefit)	111	(54)
Net increase in other assets	(105)	(4)
Net (decrease) increase in other liabilities	(8)	3

Net cash provided by operating activities	90	247

Financing activities:
Redemptions of preferred stock	—	(6,000)
Proceeds from the exercise of common stock options	—	12
Cash dividends paid on preferred stock	(306)	(427)

Net cash used in financing activities	(306)	(6,415)

Net decrease in cash	(216)	(6,168)
Cash and cash equivalents at beginning of the period	243	6,411

Cash and cash equivalents at end of period	$27	$243

Note 20—Subsequent Event

Merger with Mid Penn Bancorp, Inc.

As previously announced on January 16, 2018, First Priority entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Mid Penn Bancorp, Inc. (“Mid Penn”) pursuant to which First Priority will merge with and into Mid Penn (the “Merger”), with Mid Penn being the surviving corporation in the Merger. On a pro forma basis, at December 31, 2017, the combined company would have approximately $2.2 billion in total assets, $1.6 billion in loans, $1.8 billion in deposits and $170 million in equity capital. Under the terms of the Merger Agreement, shareholders of First Priority will receive 0.3481 shares of Mid Penn common stock for each share of First Priority common stock they own. Subject to customary closing conditions including regulatory and shareholder approvals, it is expected that the Merger will be completed in the third quarter of 2018. The combination will establish a community bank with 37 retail locations serving 12 counties in Pennsylvania and will have a geographical presence in southeastern Pennsylvania in Berks, Bucks Chester and Montgomery counties, central Pennsylvania in Cumberland, Dauphin, Lancaster, Luzerne, Northumberland and Schuylkill counties and western Pennsylvania in Fayette and Westmoreland counties resulting from Mid Penn’s acquisition of Scottdale Bank & Trust on January 8, 2018.

First Priority Financial Corp.

Consolidated Balance Sheets

(Unaudited, in thousands, except share and per share data)

	March 31, 2018	December 31, 2017
Assets
Cash and due from banks	$5,474	$5,591
Interest-bearing deposits in banks	25,021	2,666

Total cash and cash equivalents	30,495	8,257
Securities available for sale, at fair value (amortized cost: $36,371 and $52,379, respectively)	35,798	52,373
Securities held to maturity, at amortized cost (fair value: $19,231 and $19,665, respectively)	18,548	18,665
Loans receivable	518,252	518,927
Less: allowance for loan losses	3,405	3,405

Net loans	514,847	515,522
Restricted investments in bank stocks	2,032	1,416
Premises and equipment, net	2,025	1,607
Bank owned life insurance	3,342	3,326
Accrued interest receivable	1,896	2,007
Other real estate owned	440	550
Deferred taxes	937	923
Goodwill	2,725	2,725
Intangible assets with finite lives, net	154	169
Other assets	1,395	2,402

Total Assets	$614,634	$609,942

Liabilities and Shareholders’ Equity
Liabilities:
Deposits:
Non-interest bearing	$69,457	$65,634
Interest-bearing	442,529	457,516

Total deposits	511,986	523,150
Federal Home Loan Bank of Pittsburgh advances	40,025	24,625
Subordinated debt	9,238	9,231
Accrued interest payable	841	844
Other liabilities	1,321	1,596

Total Liabilities	563,411	559,446

Shareholders’ Equity:
Preferred stock, Series C, 9%, $100 par value; authorized 10,000,000 shares:
liquidation value: $1,000 per share, 3,404 shares issued and outstanding; liquidation value: $3,404 as of each date presented.	3,404	3,404
Common stock, $1 par value; authorized 20,000,000 shares issued and outstanding:
2018: 6,646,469; 2017: 6,577,969	6,646	6,578
Surplus	41,267	40,843
Retained earnings (accumulated deficit)	362	(323)
Accumulated other comprehensive loss	(456)	(6)

Total Shareholders’ Equity	51,223	50,496

Total Liabilities and Shareholders’ Equity	$614,634	$609,942

See notes to unaudited consolidated financial statements.

First Priority Financial Corp.

Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	For the Three Months Ended March 31,
	2018	2017
Interest and Dividend Income
Loans receivable, including fees	$5,885	$5,293
Securities—taxable	328	268
Securities—exempt from federal taxes	97	137
Interest bearing deposits and other	44	42

Total Interest and Dividend Income	6,354	5,740

Interest Expense
Deposits	1,333	1,000
Short-term borrowings	125	58
Long-term debt	36	35
Subordinated debt	173	172

Total Interest Expense	1,667	1,265

Net Interest Income	4,687	4,475
Provision for Loan Losses	20	10

Net Interest Income after Provision for Loan Losses	4,667	4,465

Non-Interest Income
Wealth management fee income	41	39
Gains on sales of investment securities	—	25
Bank owned life insurance income	16	18
Other	107	96

Total Non-Interest Income	164	178

Non-Interest Expenses
Salaries and employee benefits	2,215	2,026
Occupancy and equipment	501	455
Data processing equipment and operations	258	228
Professional fees	211	172
Marketing, advertising, and business development	58	40
FDIC insurance assessments	142	146
Pennsylvania bank shares tax expense	98	90
Other real estate owned (gains) expense, net	(45)	32
Merger related costs	92	—
Other	329	309

Total Non-Interest Expenses	3,859	3,498

Income before Income Tax Expense	972	1,145
Income Tax Expense	210	363

Net Income	$762	$782

Preferred dividends	77	77

Income to Common Shareholders	$685	$705

Income per common share:
Basic	$0.10	$0.11
Diluted	$0.10	$0.11
Weighted average common shares outstanding:
Basic	6,636	6,534
Diluted	6,974	6,705

See notes to unaudited consolidated financial statements.

First Priority Financial Corp.

Consolidated Statements of Comprehensive Income

(Unaudited, in thousands)

	For the Three Months Ended March 31,
	2018	2017
Net income	$762	$782

Other comprehensive (loss) income:
Securities available for sale:
Change in unrealized (loss) gain on securities available for sale	(567)	196
Reclassification adjustment for realized gains on sale of investment securities included in net income	—	(25)
Tax effect	119	(58)

Net (losses) gains arising during the period	(448)	113

Net unrealized holding losses on securities transferred between available for sale and held to maturity:
Amortization of net unrealized holding losses to interest and dividend income on taxable securities during the period	(3)	(5)
Tax effect	1	2

Net unrealized holding losses on securities transferred during the period	(2)	(3)

Total other comprehensive (loss) income	(450)	110

Total comprehensive income	$312	$892

See notes to unaudited consolidated financial statements.

First Priority Financial Corp.

Consolidated Statements of Shareholders’ Equity

For the Three Months Ended March 31, 2018 and 2017

(Unaudited, dollars in thousands)

	Preferred Stock	Common Stock	Surplus	Accumulated Deficit	Accumulated Other Comprehensive Income (loss)	Total
Balance—December 31, 2016	$3,404	$6,530	$40,629	$(2,475)	$(42)	$48,046
Preferred stock dividends	—	—	—	(77)	—	(77)
Issuance of 11,200 shares of restricted common stock, net of forfeitures	—	11	(11)	—	—	—
Net income	—	—	—	782	—	782
Other comprehensive income	—	—	—	—	110	110
Stock based compensation expense	—	—	55	—	—	55

Balance—March 31, 2017	$3,404	$6,541	$40,673	$(1,770)	$68	$48,916

Balance—December 31, 2017	$3,404	$6,578	$40,843	$(323)	$(6)	$50,496
Preferred stock dividends	—	—	—	(77)	—	(77)
Issuance of 7,500 shares of restricted common stock, net of forfeitures	—	7	(7)	—	—	—
Exercise of 61,000 shares of common stock options	—	61	296	—	—	357
Net income	—	—	—	762	—	762
Other comprehensive loss	—	—	—	—	(450)	(450)
Stock based compensation expense	—	—	135	—	—	135

Balance—March 31, 2018	$3,404	$6,646	$41,267	$362	$(456)	$51,223

See notes to unaudited consolidated financial statements.

First Priority Financial Corp.

Consolidated Statements of Cash Flows

(Unaudited, dollars in thousands)

	For the Three Months Ended March 31,
	2018	2017
Cash Flows from Operating Activities
Net income	$762	$782
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for loan losses	20	10
Write down of other real estate owned	9	11
Depreciation and amortization of premises and equipment	72	69
Net amortization	68	97
Stock based compensation expense	135	55
Net amortization of investment securities premiums and discounts	34	34
Net gains on sales of investment securities	—	(25)
Net gain on sale of other real estate owned	(105)	(47)
Net loss on disposal of premises and equipment	—	1
Bank owned life insurance policy income	(16)	(18)
Deferred income tax expense	105	338
Decrease in accrued interest receivable	111	57
Decrease (increase) in other assets	1,007	(404)
(Increase) decrease in accrued interest payable	(3)	84
Decrease in other liabilities	(275)	(2,641)

Net Cash Provided by (Used in) Operating Activities	1,924	(1,597)

Cash Flows from Investing Activities
Net repayments in loans	610	376
Purchases of securities available for sale	—	(7,176)
Purchases of restricted stock	(616)	(248)
Proceeds from maturities or calls of securities available for sale	15,993	40,703
Proceeds from maturities or calls of securities held to maturity	95	95
Proceeds from the sale of securities available for sale	—	436
Proceeds from the sale of other real estate owned	206	860
Purchases of premises and equipment	(490)	(16)

Net Cash Provided by Investing Activities	15,798	35,030

Cash Flows from Financing Activities
Net (decrease) increase in deposits	(11,164)	289
Net increase in short-term borrowings	15,400	6,200
Proceeds from the exercise of common stock options	357	—
Cash dividends paid on preferred stock	(77)	(77)

Net Cash Provided by Financing Activities	4,516	6,412

Net Increase in Cash and Cash Equivalents	22,238	39,845
Cash and Cash Equivalents—Beginning	8,257	4,761

Cash and Cash Equivalents—Ending	$30,495	$44,606

Supplementary Disclosures of Cash Flows Information
Noncash activity:
Trade date accounting for investment securities purchased	$—	$321
Cash paid for interest on deposits and borrowings	$1,670	$1,187
Cash paid for income taxes	$15	$25

See notes to unaudited consolidated financial statements.

First Priority Financial Corp.

Notes to Unaudited Consolidated Financial Statements

Note 1—Summary of Significant Accounting Policies

Organization and Nature of Operations

First Priority Financial Corp.

First Priority Financial Corp. (“First Priority” or the “Company”) is a bank holding company incorporated under the laws of the Commonwealth of Pennsylvania on February 13, 2007. On May 11, 2007, as a result of a reorganization and merger, First Priority Bank (the “Bank”) became a wholly-owned subsidiary of First Priority. First Priority, primarily through the Bank, serves residents and businesses in the Delaware Valley with branches in Berks, Bucks, Chester and Montgomery counties in Pennsylvania. The Bank, headquartered in Malvern, PA, has eight retail branch office locations and one loan production office and is a locally managed community bank providing commercial banking products, primarily loans and deposits. First Priority provides banking services through the Bank and does not engage in any activities other than banking and related activities.

First Priority Bank

The Bank is a state-chartered commercial banking institution which was incorporated under the laws of the Commonwealth of Pennsylvania on May 25, 2005. The Bank’s deposits are insured by the FDIC up to the maximum amount permitted for all banks.

The Bank engages in a full service commercial and consumer banking business with strong private banking and individual wealth management services. The Bank offers a variety of consumer, private banking and commercial loans, mortgage products and commercial real estate financing. The Company’s operations are significantly affected by prevailing economic conditions, competition, and the monetary, fiscal, and regulatory policies of governmental agencies. Lending activities are influenced by a number of factors, including the general credit needs of individuals and small and medium-sized businesses in the Company’s market area, competition, the current regulatory environment, the level of interest rates, and the availability of funds. Deposit flows and costs of funds are influenced by prevailing market rates of interest, competition, account maturities, and the level of personal income and savings in the market area.

The Bank also offers certain financial planning and investment management services. These investment services are provided by First Priority Financial Services, a Division of First Priority Bank, through third party providers. In addition, the Bank has entered into solicitation agreements with several investment advisors to provide portfolio management services to customers of the Bank.

The Bank currently seeks deposits and commercial and private banking relationships through its banking offices. The Bank provides deposit products that include checking, money market and savings accounts, and certificates of deposit as well as other deposit services, including cash management, electronic banking and mobile products as well as online account opening capabilities. The Bank obtains funding in the local community by providing excellent service and competitive rates to its customers and utilizes various advertising to attract current and potential deposit customers. The Bank also uses brokered certificates of deposit as a cost effective funding alternative.

Merger with Mid Penn Bancorp, Inc.

As previously announced on January 16, 2018, First Priority entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Mid Penn Bancorp, Inc. (“Mid Penn”) pursuant to which First Priority will merge with and into Mid Penn (the “Merger”), with Mid Penn being the surviving corporation in the Merger. On a pro forma basis, at December 31, 2017, the combined company would have approximately $2.2 billion in total assets,

$1.6 billion in loans, $1.8 billion in deposits and $170 million in equity capital. Under the terms of the Merger Agreement, shareholders of First Priority will receive 0.3481 shares of Mid Penn common stock for each share of First Priority common stock they own. Subject to customary closing conditions including regulatory and shareholder approvals, it is expected that the Merger will be completed in the third quarter of 2018. The combination would, upon completion, establish a community bank with 37 retail locations serving 12 counties in Pennsylvania and would have a geographical presence in southeastern Pennsylvania in Berks, Bucks Chester and Montgomery counties, central Pennsylvania in Cumberland, Dauphin, Lancaster, Luzerne, Northumberland and Schuylkill counties and western Pennsylvania in Fayette and Westmoreland counties resulting from Mid Penn’s acquisition of Scottdale Bank & Trust on January 8, 2018.

Basis of Presentation

The accompanying unaudited consolidated financial statements consist of the Company and the Company’s wholly owned consolidated subsidiary, the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

These statements are prepared in accordance with instructions to Form 10-Q, and therefore, do not include information or all footnotes necessary for a complete presentation of financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States (“GAAP”). However, all normal recurring adjustments that, in the opinion of management, are necessary for a fair presentation of these financial statements have been included. These financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto for First Priority Financial Corp. for the year ended December 31, 2017, included in the Company’s Form 10-K filed with the Securities and Exchange Commission on March 23, 2018. The results of interim periods presented are not necessarily indicative of the results that may be expected for the year ending December 31, 2018.

Subsequent Events

Management has evaluated events and transactions occurring subsequent to March 31, 2018 for items that should potentially be recognized or disclosed in these Consolidated Financial Statements. The evaluation was conducted through the date these financial statements were issued.

Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the valuation of acquired loans, the determination of the allowance for loan losses, stock-based compensation, impairment of goodwill, impairment of investments, the valuation of deferred tax assets and the valuation of other real estate owned.

Allowance for Loan Losses

The allowance for credit losses consists of the allowance for loan losses and the reserve for unfunded lending commitments. The allowance for loan losses represents management’s estimate of losses inherent in the loan portfolio as of the balance sheet date and is recorded as a reduction to loans. The reserve for unfunded lending commitments, totaling $35 thousand as of both March 31, 2018 and December 31, 2017, represents management’s estimate of potential losses inherent in its unfunded loan commitments and is recorded in other liabilities on the consolidated balance sheets. The allowance for loan losses is increased by the provision for loan losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable are charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely. Because all identified losses are immediately charged off, no portion of the allowance for loan losses is restricted to any individual loan or groups of loans, and the entire allowance is available to absorb any and all loan losses.

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management performs a quarterly evaluation of the adequacy of the allowance. The allowance is based on the Company’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers pools of loans by loan class including commercial loans not considered impaired, as well as smaller balance homogeneous loans, such as residential real estate, home equity and other consumer loans. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, adjusted for qualitative factors. These qualitative risk factors include:

1.	Lending policies and procedures, including underwriting standards and collection, charge-off, and recovery practices.

2.	National, regional, and local economic and business conditions as well as the condition of various market segments, including the value of underlying collateral for collateral dependent loans.

3.	Nature and volume of the portfolio and terms of loans.

4.	Management team with experience, depth, and knowledge in banking and in many areas of lending. Each contributes to the sound credit culture and control within the Company.

5.	Volume and severity of past due, classified and nonaccrual loans as well as other loan modifications.

6.	The Company engages a third party to perform an independent review of the loan portfolio as a measure for quality and consistency in credit evaluation and credit decisions.

7.	Existence and effect of any concentrations of credit and changes in the level of such concentrations.

8.	Effect of external factors, such as competition and legal and regulatory requirements.

Each factor is assigned a value to reflect improving, stable or declining conditions based on management’s best judgment using relevant information available at the time of the evaluation. Adjustments to the factors are supported through documentation of changes in conditions in a narrative accompanying the allowance for loan loss calculation.

A majority of the Company’s loans are to business owners of many types. The Company makes commercial loans for real estate development and other business purposes required by our customers.

The Company’s credit policies determine advance rates against the different forms of collateral that can be pledged against commercial loans. Typically, the majority of loans will be limited to a percentage of their underlying collateral values such as real estate values, equipment, eligible accounts receivable and inventory. Individual loan advance rates may be higher or lower depending upon the financial strength of the borrower and/or term of the loan.

The assets financed through commercial and industrial loans are used within the business for its ongoing operation. Repayment of these kinds of loans generally comes from the cash flow of the business or the ongoing conversions of assets.

Commercial real estate loans include long-term loans financing commercial properties. Repayment of this kind of loan is dependent upon either the ongoing cash flow of the borrowing entity or the resale of or lease of the subject property. Commercial real estate loans typically require a loan to value ratio of not greater than 80% and vary in terms.

Construction loans consists of acquisition, construction and development loans serving a diverse customer base in its primary market areas. The composition of this portfolio can change based on local economic conditions such as supply and demand, interest rates and real estate values. The Company typically lends to builders and developers with established relationships, successful operating histories and sound financial resources.

Construction loans include both commercial and residential related loans. The commercial portion consists of loans for the purpose of acquiring, developing and constructing a commercial-use structure and for the acquisition, development and/or construction of residential properties, such as single-family homes or smaller multi-family buildings, by residential developers and builders. This may also include the acquisition and development of land on a selective basis. The residential portion consists of loans for the acquisition of and/or construction on land where a residential dwelling is to be built and occupied by the home-owner.

Residential mortgages and home equity loans are secured by the borrower’s residential real estate in either a first or second lien position. Residential mortgages and home equity loans have varying loan rates depending on the loan terms. Residential mortgages have amortizations up to 30 years and home equity loans have amortizations up to 15 years. Residential mortgages and home equity loans typically require a loan to value ratio of not greater than 80%.

Other consumer loans include installment loans, car loans, and overdraft lines of credit. The majority of these loans are secured.

An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case by case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent. An allowance for loan losses is established for an impaired loan if its carrying value exceeds its estimated fair value. The estimated fair values of substantially all of the Company’s impaired loans are measured based on the estimated fair value of the loan’s collateral.

For commercial loans secured by real estate, estimated fair values are determined primarily through third-party appraisals. When a real estate secured loan becomes impaired, a decision is made regarding whether an updated certified appraisal of the real estate is necessary. This decision is based on various considerations, including the age of the most recent appraisal, the loan-to-value ratio based on the original appraisal and the condition of the property. Appraised values may be discounted to arrive at the estimated selling price of the collateral, which is considered to be the estimated fair value. The discounts also include estimated costs to sell the property.

For commercial and industrial loans secured by non-real estate collateral, such as accounts receivable, inventory and equipment, estimated fair values are determined based on the borrower’s financial statements, inventory reports, accounts receivable aging or equipment appraisals or invoices. Indications of value from these sources are generally discounted based on the age of the financial information or the quality of the assets.

The allowance calculation methodology includes further segregation of loan classes into risk rating categories. The borrower’s overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated annually for commercial loans or when credit deficiencies arise, such as delinquent loan payments, for commercial and consumer loans. Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful and loss. Loans criticized special mention have potential weaknesses that deserve management’s close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They include loans that are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified doubtful have all the weaknesses inherent in loans classified substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans classified as a loss are considered uncollectible and are charged to the allowance for loan losses. Loans not classified are rated pass.

In addition, Federal regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses and may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination, which may not be currently available to management. Based on management’s comprehensive analysis of the loan portfolio, management believes the current level of the allowance for loan losses is adequate.

Comprehensive Income (Loss)

Accounting principles generally accepted in the United States of America require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities are reported as a separate component of the shareholders’ equity section of the balance sheet, such items, along with net income, are components of total comprehensive income.

Total reclassifications from accumulated other comprehensive income (loss) for the periods presented are as follows:

Details about Accumulated Other Comprehensive Income (Loss) Components	Amounts Reclassified from Accumulated Other Comprehensive Income (Loss)		Affected Line Item in the Statement where Net Income is Presented
	For the Three Months Ended March 31,
	2018	2017
	(Dollars in thousands)
Sale of investment securities available for sale	$—	$(25)	Gains on sales of investment securities
Amortization of unrealized holding losses on securities transferred from available for sale to held to maturity	(3)	(5)	Interest and dividend Income on taxable securities
Tax effect	1	10	Income Tax Expense

Total reclassification	$(2)	$(20)

Accumulated other comprehensive income (loss) as of March 31, 2018 and December 31, 2017 consisted of the following:

	March 31, 2018	December 31, 2017
	(Dollars in thousands)
Net unrealized loss on available for sale securities	$(453)	$(4)
Net unrealized holding loss on securities transferred from available for sale to held to maturity	(3)	(2)

Total	$(456)	$(6)

Note 2—Recently Issued Accounting Standards

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers (Topic 606).” ASU 2014-09 implements a common revenue standard that clarifies the principles for recognizing revenue. The core principle of this ASU is an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when (or as) the entity satisfies a performance obligation. First Priority’s revenue is comprised of net interest income on financial assets and liabilities, which is explicitly excluded from the scope of ASU 2014-09, and non-interest income. First Priority adopted this new accounting guidance at January 1, 2018 and is using the modified retrospective approach. The modified retrospective approach uses a cumulative-effect adjustment to retained earnings to reflect uncompleted contracts in the initial application of the guidance. The Company has assessed its revenue streams and has reviewed its contracts with customers that could be affected by the new guidance; including wealth management fees, fees on deposits, gains and losses on the sale of other real estate owned and debit card interchange fees; and there have been no material changes to the timing or amount of revenue recognition. The adoption of this accounting guidance does not have a significant impact on the Company’s financial condition or results of operations. See Note 10 Revenue Recognition, for more information.

In January 2016, the FASB issued Accounting Standards Update 2016-01, “Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities” (“ASU 2016-01”). ASU 2016-01 changes current U.S. GAAP for public entities by requiring the following, among others: (1) equity securities, except those accounted for under the equity method of accounting, to be measured at fair value with changes in fair value recognized in net income; (2) the use of the exit price when measuring fair value of financial instruments for disclosure purposes; (3) an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value; and (4) separate presentation of financial assets and financial liabilities by measurement category and form of financial asset on the balance sheet or notes to the financial statements. ASU 2016-01 is effective for annual periods beginning after December 15, 2017, including interim periods. The Company does not hold any equity investments (excluding restricted investments in bank stocks) that do not have a readily determinable market value. Fair values on loans receivable are estimated using a discounted cash flow analysis to achieve an exit price measurement. See Note 9 Fair Value Measurements and Fair Values of Financial Instruments, for more information. The Company has determined the implementation of this standard does not have a material impact to the financial statements and disclosures.

In February 2016, the FASB issued ASU No. 2016-02, “Leases”. From the lessee’s perspective, the new standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement for a lessee. From the lessor’s perspective, the new standard requires a lessor to classify leases as either sales-type, finance or operating. A lease will be treated as a sale if it transfers all of the risks and rewards, as well as control of the underlying asset, to the lessee. If risks and rewards are conveyed without the transfer of control, the lease is treated as a financing. If the lessor doesn’t convey risks and rewards or control, an operating lease results. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. A modified retrospective transition approach is required for lessors for sales-type, direct financing, and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company has nine leases related to its current office locations, all of which are classified as operating leases, which upon implementation of the new standard in January 2019, will result in both a right-of-use asset and a corresponding lease liability in its consolidated balance sheets currently estimated at approximately $6.4 million. The Company does not expect the implementation of this standard to have a material impact on its consolidated statement of operations.

In September 2016, the FASB issued ASU 2016-13, “Financial Instruments—Credit Losses (Topic 326).” The main objective of this ASU is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. The amendments in this ASU replace the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. For public business entities, this ASU is effective for financial statements issued for fiscal years beginning after December 15, 2019, and interim periods therein. Early adoption is permitted. The Company is reviewing our system and data collection to determine necessary changes to our current practice.

In August 2016, the FASB issued ASU 2016-15, “Classification of Certain Cash Receipts and Cash Payments.” This ASU clarifies how certain cash receipts and cash payments are presented in the statement of cash flows. This update addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. The Company adopted this ASU beginning January 1, 2018 and has determined that there is no impact on its consolidated financial statements and disclosures. Historically the cash flows, addressed by this standard, have been infrequent and immaterial.

In January 2017, the FASB issued ASU 2017-04, “Intangibles—Goodwill and Other (Topic 350).” This update intends to simplify the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. The amendments in this Update modify the concept of impairment from the condition that exists when the carrying amount of goodwill exceeds its implied fair value to the condition that exists when the carrying amount of a reporting unit exceeds its fair value. For public business entities this ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, and interim periods therein. Early adoption is permitted. The Company does not expect the implementation of this standard to have a material impact on its consolidated statement of operations.

In March 2017, the FASB issued ASU 2017-08, “Premium Amortization on Purchased Callable Debt Securities”, which amends the amortization period for certain purchased callable debt securities held at a premium, shortening such period to the earliest call date. The ASU is effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. For all other entities, the ASU is effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Earlier application is permitted for all entities, including adoption in an interim period. If an entity early adopts the ASU in an interim period, any adjustments must be reflected as of the beginning of the fiscal year that includes that interim period. The Company does not expect the implementation of this standard to have a material impact on its consolidated statement of operations.

In February 2018, the FASB issued ASU No. 2018-02, “Income Statement Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income” (“ASU 2018-02”). ASU 2018-02 states that an entity may elect to reclassify the income tax effects of the Tax Cuts and Jobs Act on items within accumulated other comprehensive income to retained earnings. The amendments in this update are effective for all entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted, and the Company adopted this accounting guidance effective December 31, 2017. The amount of this reclassification was immaterial.

Note 3—Earnings Per Common Share

Diluted earnings per common share take into account the potential dilution that could occur if securities or other contracts to issue common stock are exercised and converted into common stock. Proceeds assumed to have been received on such exercise or conversion, are assumed to be used to purchase shares of the Company’s common stock at the average market price during the period, as required by the “treasury stock method” of accounting for common stock equivalents. For purposes of calculating the basic and diluted earnings per share, the Company’s reported net income is adjusted for dividends on preferred stock to determine the net income to common shareholders. As of March 31, 2018, all outstanding options to purchase common stock are included in the computation of diluted shares; however as of December 31, 2017, 54,029 options to purchase common shares were not included in the computation because to do so would have been anti-dilutive.

The calculations of basic and diluted earnings per common share are presented below for the three months ended March 31, 2018 and 2017:

	For the Three Months Ended March 31,
	2018	2017
(In thousands, except per share information)
Net income	$762	$782
Less: preferred stock dividends, Series C	(77)	(77)

Income to common shareholders	$685	$705

Average basic common shares outstanding	6,636	6,534
Effect of dilutive stock options	338	171

Average number of common shares used to calculate diluted earnings per common share	6,974	6,705

Basic earnings per common share	$0.10	$0.11
Diluted earnings per common share	$0.10	$0.11

Note 4—Securities

The amortized cost, unrealized gains and losses, and the fair value of the Company’s investment securities available for sale and held to maturity are as follows for the periods presented:

	March 31, 2018
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(Dollars in thousands)
Available For Sale:
Obligations of U.S. government agencies and corporations	$5,994	$—	$(30)	$5,964
Obligations of states and political subdivisions	4,213	60	(7)	4,266
Federal agency mortgage-backed securities	24,563	—	(671)	23,892
Federal agency collateralized mortgage obligations	101	—	(2)	99
Other debt securities	1,500	77	—	1,577

Total investment securities available for sale	$36,371	$137	$(710)	$35,798

Held To Maturity:
Obligations of states and political subdivisions	$18,065	$650	$(11)	$18,704
Other debt securities	483	44	—	527

Total investment securities held to maturity	$18,548	$694	$(11)	$19,231

	December 31, 2017
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(Dollars in thousands)
Available For Sale:
Obligations of U.S. government agencies and corporations	$20,991	$—	$(20)	$20,971
Obligations of states and political subdivisions	4,218	168	—	4,386
Federal agency mortgage-backed securities	25,524	16	(251)	25,289
Federal agency collateralized mortgage obligations	111	—	(2)	109
Other debt securities	1,500	83	—	1,583
Money market mutual fund	35	—	—	35

Total investment securities available for sale	$52,379	$267	$(273)	$52,373

Held To Maturity:
Obligations of states and political subdivisions	$18,183	$953	$(4)	$19,132
Other debt securities	482	51	—	533

Total investment securities held to maturity	$18,665	$1,004	$(4)	$19,665

The Company previously transferred investment securities from available for sale to held to maturity securities. Related to these transfers, there were net unrealized holding losses of $5 thousand and $3 thousand, before the impact of taxes, as of March 31, 2018 and December 31, 2017, respectively, which are being amortized over the remaining life of the related securities as an adjustment of yield in a manner consistent with the accretion of discount on the same transferred debt securities. This will have no impact on the Company’s net income because the amortization of the unrealized holding loss reported in equity will offset the effect on the interest income of the accretion of the discount on these securities.

Included in unrealized losses are market losses on securities that have been in a continuous unrealized loss position for twelve months or more and those securities that have been in a continuous unrealized loss position for less than twelve months. The table below details the aggregate unrealized losses and aggregate fair value of the underlying securities whose fair values are below their amortized cost at March 31, 2018 and December 31, 2017.

	As of March 31, 2018
	Less than 12 Months			12 Months or longer			Total
	Fair Value	Unrealized Losses	Count	Fair Value	Unrealized Losses	Count	Fair Value	Unrealized Losses	Count
	(Dollars in thousands)
Available for Sale:
Obligations of U.S. government agencies and corporations	$3,966	$(28)	3	$1,998	$(2)	2	$5,964	$(30)	5
Obligations of states and political subdivisions	795	(7)	1	—	—	—	795	(7)	1
Federal agency mortgage-backed securities	20,696	(516)	17	3,196	(155)	4	23,892	(671)	21
Federal agency collateralized mortgage obligations	—	—	—	99	(2)	1	99	(2)	1

Total Available for Sale	$25,457	$(551)	21	$5,293	$(159)	7	$30,750	$(710)	28

Held to Maturity:
Obligations of states and political subdivisions	$508	$(8)	1	$315	$(3)	1	$823	$(11)	2

Total Held to Maturity	$508	$(8)	1	$315	$(3)	1	$823	$(11)	2

	As of December 31, 2017
	Less than 12 Months			12 Months or longer			Total
	Fair Value	Unrealized Losses	Count	Fair Value	Unrealized Losses	Count	Fair Value	Unrealized Losses	Count
	(Dollars in thousands)
Available for Sale:
Obligations of U.S. government agencies and corporations	$3,975	$(17)	3	$1,996	$(3)	2	$5,971	$(20)	5
Federal agency mortgage-backed securities	20,099	(162)	12	3,416	(89)	4	23,515	(251)	16
Federal agency collateralized mortgage obligations	—	—	—	109	(2)	1	109	(2)	1

Total Available for Sale	$24,074	$(179)	15	$5,521	$(94)	7	$29,595	$(273)	22

Held to Maturity:
Obligations of states and political subdivisions	$195	$(1)	1	$315	$(3)	1	$510	$(4)	2

Total Held to Maturity	$195	$(1)	1	$315	$(3)	1	$510	$(4)	2

As of March 31, 2018, management believes that the estimated fair value of the securities disclosed above is primarily dependent upon the movement in market interest rates, particularly given the minimal inherent credit risk associated with the issuers of these securities and that the unrealized losses in these portfolios are not the result of deteriorating credit within any investment category.

Securities issued by states and political subdivisions are all rated investment grade. Each holding is reviewed quarterly for impairment by management and our third party investment advisor. All mortgage backed securities and collateralized mortgage obligations are issued by U.S. government sponsored agencies; there are no holdings of private label mortgage backed securities or securities backed by loans classified as “Alt-A” or “Subprime”.

Although the fair value will fluctuate as market interest rates move, management believes that these fair values will recover as the underlying portfolios mature. The Company evaluates a variety of factors in concluding whether securities are other-than-temporarily impaired. These factors include, but are not limited to, the type and purpose of the bond, the underlying rating of the bond issuer, and the presence of credit enhancements (i.e. state guarantees, municipal bond insurance, collateral requirements, etc.). The Company does not intend to sell any of these securities and it is not likely to be required to sell any of these securities before recovery. Management does not believe any unrealized loss on individual securities, as of March 31, 2018 represents other than temporary impairment.

For the three months ended March 31, 2018 there were no realized gains recorded compared to $25 thousand for the three months ended March 31, 2017.

Securities totaling $52.3 million and $69.0 million were pledged at March 31, 2018 and December 31, 2017, respectively, to secure public fund deposits. In addition, securities pledged to secure borrowings by the Bank totaled $20 thousand at both March 31, 2018 and December 31, 2017, respectively.

The amortized cost and fair value of securities as of March 31, 2018 by contractual maturity are shown below. Certain of these investment securities have call features which allow the issuer to call the security prior to its maturity date at the issuer’s discretion.

	March 31, 2018
	Available for Sale Securities		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)
Due within one year	$3,999	$3,995	$97	$99
Due after one year through five years	1,995	1,969	1,011	1,019
Due after five years through ten years	1,500	1,577	2,365	2,409
Due after ten years	4,213	4,266	15,075	15,704

	11,707	11,807	18,548	19,231
Federal agency collateralized mortgage obligations	101	99	—	—
Federal agency mortgage-backed securities	24,563	23,892	—	—

Total	$36,371	$35,798	$18,548	$19,231

Note 5—Loans Receivable and Related Allowance for Loan Losses

Loans receivable consist of the following at March 31, 2018 and December 31, 2017.

	March 31, 2018	December 31, 2017
	(Dollars in thousands)
Commercial:
Commercial and industrial	$87,375	$85,395
Commercial mortgage	235,392	235,946
Commercial construction	33,517	30,866

Total commercial	356,284	352,207

Residential mortgage loans	132,092	133,727
Consumer:
Home equity lines of credit	19,236	19,295
Other consumer loans	10,823	13,780

Total consumer	30,059	33,075

Total	518,435	519,009
Allowance for loan losses	(3,405)	(3,405)
Net deferred loan fees	(183)	(82)

Total net loans receivable	$514,847	$515,522

In June 2017, the Company purchased $7.0 million in performing residential real estate loans, at a slight acquisition discount totaling $35 thousand and in December 2017, purchased $9.0 million of performing residential real estate loans, including acquisition premiums of $117 thousand. All portfolios of purchased loans were underwritten using similar standards as the Bank uses for its organic portfolio.

The following tables summarize the activity in the allowance for loan losses by loan class for the three months ended March 31, 2018 and 2017:

	For the Three Months Ended March 31, 2018 Allowance for Loan Losses
	(Dollars in thousands)
	Beginning Balance	Charge-offs	Recoveries	Provision for loan losses	Ending Balance
Commercial and industrial	$666	$(47)	$1	$29	$649
Commercial mortgage	1,078	—	—	20	1,098
Commercial construction	147	—	—	9	156
Residential mortgage loans	624	—	25	(32)	617
Home equity lines of credit	103	—	—	30	133
Other consumer loans	74	—	1	(11)	64
Unallocated	713	—	—	(25)	688

Total	$3,405	$(47)	$27	$20	$3,405

	For the Three Months Ended March 31, 2017 Allowance for Loan Losses
	(Dollars in thousands)
	Beginning Balance	Charge-offs	Recoveries	Provision for loan losses	Ending Balance
Commercial and industrial	$647	$—	$—	$11	$658
Commercial mortgage	1,051	—	—	57	1,108
Commercial construction	113	—	—	12	125
Residential mortgage loans	452	—	—	(2)	450
Home equity lines of credit	188	—	—	(23)	165
Other consumer loans	97	(24)	16	—	89
Unallocated	782	—	—	(45)	737

Total	$3,330	$(24)	$16	$10	$3,332

The following tables present the balance in the allowance for loan losses at March 31, 2018 and December 31, 2017 disaggregated on the basis of the Company’s impairment method by class of loans receivable along with the balance of loans receivable by class disaggregated on the basis of the Company’s impairment methodology:

	March 31, 2018
	Allowance for Loan Losses			Loans Receivable
	(Dollars in thousands)
	Ending Balance	Ending Balance Individually Evaluated for Impairment	Ending Balance Collectively Evaluated for Impairment	Ending Balance	Ending Balance Individually Evaluated for Impairment	Ending Balance Collectively Evaluated for Impairment
Commercial and industrial	$649	$—	$649	$87,375	$537	$86,838
Commercial mortgage	1,098	—	1,098	235,392	340	235,052
Commercial construction	156	—	156	33,517	—	33,517
Residential mortgage loans	617	140	477	132,092	637	131,455
Home equity lines of credit	133	—	133	19,236	—	19,236
Other consumer loans	64	—	64	10,823	3	10,820
Unallocated	688	—	688	—	—	—

Total	$3,405	$140	$3,265	$518,435	$1,517	$516,918

	December 31, 2017
	Allowance for Loan Losses			Loans Receivable
	(Dollars in thousands)
	Ending Balance	Ending Balance Individually Evaluated for Impairment	Ending Balance Collectively Evaluated for Impairment	Ending Balance	Ending Balance Individually Evaluated for Impairment	Ending Balance Collectively Evaluated for Impairment
Commercial and industrial	$666	$42	$624	$85,395	$582	$84,813
Commercial mortgage	1,078	—	1,078	235,946	346	235,600
Commercial construction	147	—	147	30,866	—	30,866
Residential mortgage loans	624	140	484	133,727	637	133,090
Home equity lines of credit	103	—	103	19,295	—	19,295
Other consumer loans	74	—	74	13,780	3	13,777
Unallocated	713	—	713	—	—	—

Total	$3,405	$182	$3,223	$519,009	$1,568	$517,441

The following tables summarize information in regard to impaired loans by loan portfolio class as of March 31, 2018 and December 31, 2017 as well as for the three month periods ended March 31, 2018 and 2017, respectively:

	March 31, 2018			December 31, 2017
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance	Related Allowance
	(Dollars in thousands)
With no related allowance recorded:
Commercial and industrial	$537	$1,236	$—	$251	$906	$—
Commercial mortgage	340	417	—	346	418	—
Commercial construction	—	—	—	—	—	—
Residential mortgage loans	—	—	—	—	—	—
Home equity lines of credit	—	—	—	—	—	—
Other consumer loans	3	3	—	3	3	—
With an allowance recorded:
Commercial and industrial	$—	$—	$—	$331	$331	$42
Commercial mortgage	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—
Residential mortgage loans	637	637	140	637	637	140
Home equity lines of credit	—	—	—	—	—	—
Other consumer loans	—	—	—	—	—	—
Total:
Commercial and industrial	$537	$1,236	$—	$582	$1,237	$42
Commercial mortgage	340	417	—	346	418	—
Commercial construction	—	—	—	—	—	—
Residential mortgage loans	637	637	140	637	637	140
Home equity lines of credit	—	—	—	—	—	—
Other consumer loans	3	3	—	3	3	—

Total	$1,517	$2,293	$140	$1,568	$2,295	$182

	Three Months Ended March 31,
	2018		2017
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
	(Dollars in thousands)
With no related allowance recorded:
Commercial and industrial	$572	$2	$495	$4
Commercial mortgage	345	2	88	4
Commercial construction	—	—	—	—
Residential mortgage loans	—	—	—	—
Home equity lines of credit	—	—	—	—
Other consumer loans	3	—	3	—
With an allowance recorded:
Commercial and industrial	$—	$—	$196	$—
Commercial mortgage	—	—	42	—
Commercial construction	—	—	—	—
Residential mortgage loans	637	6	637	23
Home equity lines of credit	—	—	—	—
Other consumer loans	—	—	—	—
Total:
Commercial and industrial	$572	$2	$691	$4
Commercial mortgage	345	2	130	4
Commercial construction	—	—	—	—
Residential mortgage loans	637	6	637	23
Home equity lines of credit	—	—	—	—
Other consumer loans	3	—	3	—

Total	$1,557	$10	$1,461	$31

The following table presents non-accrual loans by classes of the loan portfolio as of March 31, 2018 and December 31, 2017:

	March 31, 2018	December 31, 2017
	(Dollars in thousands)
Commercial and industrial	$396	$435
Commercial mortgage	200	200
Other consumer loans	3	3

Total	$599	$638

The Company’s policy for interest income recognition on non-accrual loans is to recognize income under the cash basis when the loans are both current and the collateral on the loan is sufficient to cover the outstanding obligation to the Company. The Company will not recognize income if these factors do not exist. Interest that would have been accrued on non-accruing loans under the original terms but was not recognized as interest income totaled $17 thousand and $19 thousand for the three months ended March 31, 2018 and 2017, respectively.

The following tables present the classes of the loan portfolio summarized by the aggregate pass rating and the classified ratings of special mention, substandard and doubtful within the Company’s internal risk rating system as of March 31, 2018 and December 31, 2017:

	March 31, 2018
	Pass	Special Mention	Substandard	Doubtful	Total
	(Dollars in thousands)
Commercial:
Commercial and industrial	$86,839	$—	$536	$—	$87,375
Commercial mortgage	234,563	—	829	—	235,392
Commercial construction	33,517	—	—	—	33,517
Residential mortgage loans	132,092	—	—	—	132,092
Consumer:
Home equity lines of credit	19,236	—	—	—	19,236
Other consumer loans	10,823	—	—	—	10,823

Total	$517,070	$—	$1,365	$—	$518,435

	December 31, 2017
	Pass	Special Mention	Substandard	Doubtful	Total
	(Dollars in thousands)
Commercial:
Commercial and industrial	$84,811	$—	$584	$—	$85,395
Commercial mortgage	235,114	—	832	—	235,946
Commercial construction	30,866	—	—	—	30,866
Residential mortgage loans	133,727	—	—	—	133,727
Consumer:
Home equity lines of credit	19,295	—	—	—	19,295
Other consumer loans	13,780	—	—	—	13,780

Total	$517,593	$—	$1,416	$—	$519,009

The performance and credit quality of the loan portfolio is also monitored by analyzing the age of the loans receivable as determined by the length of time a recorded payment is past due. The following tables present the classes of the loan portfolio summarized by the past due status as of March 31, 2018 and December 31, 2017:

	March 31, 2018
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivable
	(Dollars in thousands)
Commercial:
Commercial and industrial	$319	$—	$343	$662	$86,713	$87,375
Commercial mortgage	—	—	200	200	235,192	235,392
Commercial construction	—	—	—	—	33,517	33,517
Residential mortgage loans	637	—	—	637	131,455	132,092
Consumer:
Home equity lines of credit	—	—	—	—	19,236	19,236
Other consumer loans	—	—	3	3	10,820	10,823

Total	$956	$—	$546	$1,502	$516,933	$518,435

	December 31, 2017
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivable
	(Dollars in thousands)
Commercial:
Commercial and industrial	$36	$284	$698	$1,018	$84,377	$85,395
Commercial mortgage	2,206	—	200	2,406	233,540	235,946
Commercial construction	—	—	—	—	30,866	30,866
Residential mortgage loans	329	—	—	329	133,398	133,727
Consumer:
Home equity lines of credit	—	—	—	—	19,295	19,295
Other consumer loans	33	65	3	101	13,679	13,780

Total	$2,604	$349	$901	$3,854	$515,155	$519,009

As of March 31, 2018, there were no loans 90 days past due and still accruing interest. As of December 31, 2017 there was one loan totaling $263 thousand that was past due 90 days and still accruing interest which was a single loan relationship and was paid off in its entirety in January 2018, with no losses incurred.

Troubled Debt Restructurings

The Company may grant a concession or modification for economic or legal reasons related to a borrower’s declining financial condition that it would not otherwise consider, resulting in a modified loan which is then identified as a troubled debt restructuring (“TDR”). The Company may modify loans through rate reductions, extensions of maturity, interest only payments, or payment modifications to better match the timing of cash flows due under the modified terms with the cash flows from the borrowers’ operations. Loan modifications are intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. TDRs are considered impaired loans for purposes of calculating the Company’s allowance for loan losses.

The Company identifies loans for potential restructure primarily through direct communication with the borrower and evaluation of the borrower’s financial statements, revenue projections, tax returns, and credit reports. Even if the borrower is not presently in default, management will consider the likelihood that cash flow shortages, adverse economic conditions, and negative trends may result in a payment default in the near future.

The following tables summarize the balance of outstanding TDRs at March 31, 2018 and December 31, 2017:

	Number of Loans	Performing TDR’s	Non-Performing TDR’s	Total TDRs
	(Dollars in thousands)
March 31, 2018
Commercial and Industrial	2	$141	$53	$194
Commercial mortgage loans	1	140	—	140
Residential mortgage loans	1	637	—	637

Total	4	$918	$53	$971

	Number of Loans	Performing TDR’s	Non-Performing TDR’s	Total TDRs
	(Dollars in thousands)
December 31, 2017
Commercial and Industrial	2	$147	$55	$202
Commercial mortgage loans	1	146	—	146
Residential mortgage loans	1	637	—	637

Total	4	$930	$55	$985

As of March 31, 2018, there were no commitments to lend additional funds to debtors whose terms have been modified in TDRs; however, there was an interest only residential mortgage loan which was 30 days past due as to principal and interest and was re-financed in April 2018 as an amortizing loan and brought current. As of December 31, 2017, there was one commercial loan TDR totaling $55 thousand which was in default and is classified as non-accrual.

For the three months ended March 31, 2018 and 2017, the Company did not enter into any new TDRs.

The carrying amount of foreclosed residential real estate properties held was $366 thousand as of March 31, 2018. There was one commercial mortgage loan totaling $294 thousand collateralized by residential real estate property that was in the process of foreclosure as of March 31, 2018.

Note 6—Deposits

The components of deposits at March 31, 2018 and December 31, 2017 are as follows:

	March 31, 2018	December 31, 2017
	(Dollars in thousands)
Demand, non-interest bearing	$69,457	$65,634
Demand, interest-bearing	30,333	29,918
Money market and savings accounts	144,398	145,355
Time, $100 and over	80,848	84,358
Time, other	186,950	197,885

	$511,986	$523,150

Included in time, other at March 31, 2018 and December 31, 2017 are brokered deposits of $112.3 million and $120.2 million, respectively.

As of March 31, 2018 and December 31, 2017 aggregate time deposits which exceed the $250 thousand FDIC insurance limit were $30.5 million and $32.1 million, respectively.

At March 31, 2018, the scheduled maturities of time deposits were as follows:

(Dollars in thousands)
3/31/2019	$144,040
3/31/2020	71,615
3/31/2021	27,451
3/31/2022	17,004
3/31/2023	7,683
Thereafter	5

$267,798

Note 7—Stock Compensation Program

In 2005, the Company adopted the 2005 Stock Compensation Program, which was amended at the Company’s annual meeting on April 23, 2009 as the 2009 Stock Compensation Program (the “Program”) and further amended effective March 18, 2010. The Program allows equity benefits to be awarded in the form of Incentive Stock Options, Compensatory Stock Options or Restricted Stock. The Program authorizes the Board of Directors to grant options up to an aggregate maximum of 1,207,957 shares to officers, other employees and directors of the Company, including 382,957 shares which were authorized for grant under this plan as a result of the merger with Affinity Bancorp, Inc. Only employees of the Company will be eligible to receive Incentive Stock Options and such grants are subject to the limitations under Section 422 of the Internal Revenue Code.

All stock options granted under the Program fully vest in four years from the date of grant (or potentially earlier upon a change of control), excluding options issued in regards to the Company’s Severance Plan which vest only upon change in control, and options terminate ten years from the date of the grant. The exercise price of the options granted is the fair value of a share of common stock at the time of the grant.

A summary of stock option activity is presented below for the three months ended March 31, 2018:

	For the Three Months Ended March 31, 2018
	Options to Purchase Common Shares	Weighted Average Exercise Price
Outstanding at beginning of period	807,870	$5.84
Granted during period	—	—
Forfeited/cancelled during the period	—	—
Exercised	(61,000)	5.59
Expired	(12,978)	10.72

Outstanding at end of period	733,892	$5.77

Exercisable at end of period	165,892	$6.68

The weighted average remaining contractual lives of all outstanding stock options and exercisable options at March 31, 2018 were 5.47 years and 4.11 years, respectively, and 5.46 years and 3.05 years, respectively, at December 31, 2017. The aggregate intrinsic value of all outstanding stock options based on the closing price was $3.6 million as of March 31, 2018, including $659 thousand related to currently exercisable options, and $2.5 million as of December 31, 2017, including $586 thousand related to exercisable options.

For option grants to individual employees, the Company assumes no forfeitures. For option grants made to a group of employees, a 10% forfeiture rate is typically assumed at the date of the grant, and compared to actual forfeitures on an annual basis.

The dividend yield assumption is based on the Company’s history and expectation of dividend payouts. Due to the Company’s lack of sufficient historical exercise data and the limited period of time for which shares have been issued, the “simplified” method is used to determine the expected life of options, calculated as the average of the sum of the vesting term and original contractual term for all periods presented. The expected volatility percentage is based on the average expected volatility of similar public financial institutions in the Company’s market area. The risk-free interest rates for periods within the contractual life of the awards are based on the U.S. Treasury yield curve in effect at the time of grant.

As of March 31, 2018, there was $118 thousand of unrecognized compensation cost related to non-vested stock options granted after January 1, 2007, excluding those stock options issued in conjunction with the Company’s severance plan. That cost is expected to be recognized over a weighted average period of 1.50 years. There was no tax benefit recognized related to this stock-based compensation. There are 355,000 stock options issued in connection with the termination of the previously executed change in control agreements and the adoption of the severance plan with $576 thousand of unrecognized compensation cost which will only be recognized if a change in control occurs, based on the options which remain outstanding and are probable to vest at that time. During 2015, included in the options granted, there were 99,000 performance options issued to various employees. Certain performance criteria must be achieved over the performance period in order for the option to vest. Performance is analyzed on a quarterly basis to determine if the specific required performance is more likely than not to be achieved. Based on this evaluation, 82,500 performance options were cancelled to date, leaving 16,500 outstanding as of March 31, 2018. These non-vested options may be further adjusted in the future if the performance measures are not met.

Restricted Stock grants fully vest after a minimum of three years from the date of grant (or potentially earlier upon a change of control or retirement after the age of 66), subject to the recipient remaining an employee of the Company. Directors are also granted restricted stock as part of their compensation for their services on the Board of Directors, or related Committees, as approved by the Compensation Committee of the Board. Upon issuance of the shares, resale of the shares is restricted during the vesting period, during which the shares may not be sold, pledged, or otherwise disposed of. Prior to the vesting date and in the event the recipient terminates association with Company for any reasons other than death, disability or change of control, the recipient forfeits all rights to the shares that would otherwise be issued under the grant. Compensation expense related to restricted stock awards granted under the Program is determined at the date of the award based on the estimated fair value of the shares and is amortized over the vesting period. As of March 31, 2018, there was $479 thousand of unrecognized compensation cost related to restricted stock, which will be amortized through July 31, 2021.

A summary of restricted stock award activity is presented below for the three months ended March 31, 2018:

Shares
Outstanding unvested shares at beginning of period	124,150
Shares Granted during period	7,500
Shares Forfeited during the period	—
Shares Vested during period	(5,000)

Outstanding unvested shares at end of period	126,650

Note 8—Regulatory Matters

The Bank’s capital amounts (dollars in thousands) and ratios at March 31, 2018 and December 31, 2017 are presented below:

	Actual		Minimum Capital Requirement			To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
March 31, 2018
Total capital (to risk-weighted assets)	$60,745	12.49%		$38,912	>8.0%	$	>48,639	>10.0%
Tier 1 capital (to risk-weighted assets)	48,067	9.88		>29,184	>6.0		>38,912	>8.0
Tier 1 common equity capital (to risk-weighted assets)	48,067	9.88		>21,888	>4.5		>31,616	>6.5
Tier 1 capital (to total assets)	48,067	8.09		>23,758	>4.0		>29,698	>5.0
December 31, 2017
Total capital (to risk-weighted assets)	$59,886	12.15%	$	>39,434	>8.0%	$	>49,292	>10.0%
Tier 1 capital (to risk-weighted assets)	47,215	9.58		>29,575	>6.0		>39,434	>8.0
Tier 1 common equity capital (to risk-weighted assets)	47,215	9.58		>22,182	>4.5		>32,040	>6.5
Tier 1 capital (to total assets)	47,215	8.08		>23,384	>4.0		>29,230	>5.0

The federal banking agencies approved rules that implemented the Dodd-Frank requirements and certain other regulatory capital reforms which were designed to enhance such requirements and implement the revised standards of the Basel Committee on Banking Supervision, commonly referred to as Basel III.

Under these rules, in order to avoid limitations on capital distributions (including dividend payments and certain discretionary bonus payments to executive officers), a banking organization must hold a capital conservation buffer comprised of common equity tier 1 capital above its minimum risk-based capital requirements in an amount greater than 2.5% of total risk-weighted assets. The capital contribution buffer requirements is being phased in over a three-year period beginning January 1, 2016 and was 1.25% in 2017, and is 1.875% in 2018.

The capital buffer requirement, on a fully phased-in basis as of January 1, 2019, effectively raises the minimum required common equity Tier 1 capital ratio to 7.0% (5.75% in 2017 and 6.375% in 2018), the Tier 1 capital ratio to 8.5% (7.25% in 2017 and 7.875% in 2018), and the total capital ratio to 10.5% (9.25% in 2017 and 9.875% in 2018).

Note 9—Fair Value Measurements and Fair Values of Financial Instruments

Management uses its best judgment in estimating the fair value of the Bank’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have been measured as of March 31, 2018 and December 31, 2017 and have not been re-evaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each period-end.

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. In accordance with FASB ASC Topic 820—Fair Value Measurements, the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in some instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

The fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

FASB ASC Topic 820 establishes a fair value hierarchy that prioritizes the inputs to valuation methods used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under FASB ASC Topic 820 are as follows:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2: Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.

Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported with little or no market activity). Management utilizes inputs that it believes a market participant would use.

An asset’s or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

During the three months ended March 31, 2018 there were no transfers between fair value hierarchy levels.

For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at March 31, 2018 and December 31, 2017 are as follows:

Description	Fair Value	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
	(Dollars in thousands)
As of March 31, 2018:
Investment securities available for sale:
Obligations of U.S. government agencies and corporations	$5,964	$—	$5,964	$—
Obligations of states and political subdivisions	4,266	—	4,266	—
Federal agency mortgage-backed securities	23,892	—	23,892	—
Federal agency collateralized mortgage obligations	99	—	99	—
Other debt securities	1,577	—	1,577	—

Total assets measured at fair value on a recurring basis	$35,798	$—	$35,798	$—

As of December 31, 2017:
Investment securities available for sale:
Obligations of U.S. government agencies and corporations	$20,971	$—	$20,971	$—
Obligations of states and political subdivisions	4,386	—	4,386	—
Federal agency mortgage-backed securities	25,289	—	25,289	—
Federal agency collateralized mortgage obligations	109	—	109	—
Other debt securities	1,583	—	1,583	—
Money market mutual fund	35	35	—	—

Total assets measured at fair value on a recurring basis	$52,373	$35	$52,338	$—

For financial assets measured at fair value on a nonrecurring basis, the fair value measurements by level within the fair value hierarchy used at March 31, 2018 and December 31, 2017 are as follows:

Description	Fair Value	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
	(Dollars in thousands)
As of March 31, 2018:
Impaired loans	$1,072	$—	$—	$1,072
Other real estate owned	74	—	—	74

Total assets measured at fair value on a nonrecurring basis	$1,146	$—	$—	$1,146

As of December 31, 2017:
Impaired loans	$1,119	$—	$—	$1,119
Other real estate owned	69	—	—	69

Total assets measured at fair value on a nonrecurring basis	$1,188	$—	$—	$1,188

Management generally uses a discounted appraisal technique in valuing impaired assets, resulting in the discounting of the collateral values underlying each impaired asset. A discounted tax assessment rate has been applied for smaller assets to determine the discounted collateral value. All impaired loans are classified as

Level 3 in the fair value hierarchy. Collateral may be real estate and/or business assets. Impaired loans are reviewed and evaluated on at least a quarterly basis for additional impairment.

Quantitative information about Level 3 fair value measurements at March 31, 2018 is included in the table below:

	Fair Value	Valuation Techniques	Unobservable Inputs (2)	Estimated Ratings (Weighted Average) (3)
	(Dollars in thousands)
Impaired loans	$1,072	Appraisal of real estate collateral (1)	Appraisal adjustments	0%-00%	(0.00%)
			Liquidation expenses	8%	(8.00%)
Other real estate owned	$74	Appraisal of collateral (1)	Appraisal adjustments	0%	(0.00%)
			Liquidation expenses	7%	(7.00%)

Quantitative information about Level 3 fair value measurements at December 31, 2017 is included in the table below:

	Fair Value	Valuation Techniques	Unobservable Inputs (2)	Estimated Ratings (Weighted Average) (3)
	(Dollars in thousands)
Impaired loans	$1,119	Appraisal of real estate collateral (1)	Appraisal adjustments	0%-75%	(12.19%)
			Liquidation expenses	0%-10%	(8.47%)
Other real estate owned	$69	Appraisal of collateral (1)	Appraisal adjustments	0%	(0.00%)
			Liquidation expenses	8%	(8.00%)

(1)	Fair Value is generally determined through independent appraisals of the underlying collateral, which include Level 3 inputs that are not identifiable.
(2)	Appraisals may be adjusted by management for qualitative factors such as economic conditions and estimated liquidation expenses.
(3)	The range and weighted average of qualitative factors such as economic conditions and estimated liquidation expenses are presented as a percent of the appraised value.

Valuation of real estate collateral may be discounted based on the age of the existing appraisal. Discounts are typically not taken for recent appraisals. Valuations related to business assets used as collateral are typically discounted more heavily due to the inherent level of uncertainty in determining the fair value of these types of assets. Liquidation costs relating to these assets are charged to expense.

Other real estate owned measured at fair value on a nonrecurring basis consists of properties acquired as a result of accepting a deed in lieu of foreclosure, foreclosure or through other means related to collateral on Bank loans which resulted in a gain or loss recognized during the period. Costs relating to the development or improvement of assets are capitalized and costs relating to holding the property are charged to expense. As of March 31, 2018, the fair value of other real estate owned consists of balances of $74 thousand, net of a valuation allowance of $9 thousand. As of December 31, 2017, the fair value of other real estate owned consists of balances of $69 thousand, net of a valuation allowance of $38 thousand. Fair value is generally determined based upon independent third-party appraisals of the property.

Real estate properties acquired through, or in lieu of, foreclosure are to be sold and are carried at fair value less estimated cost to sell. Fair value is based upon independent market prices or appraised value of the property. These assets are included in Level 3 fair value based upon the lowest level of input that is significant to the fair value measurement.

The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be meaningful.

The following methods and assumptions were used to estimate the fair values of the Company’s financial instruments at March 31, 2018 and December 31, 2017:

Cash and Cash Equivalents

The carrying amounts reported in the balance sheet for cash and short-term instruments approximate those assets’ fair values.

Securities

The fair value of securities available for sale (carried at fair value) and held to maturity (carried at amortized cost) are determined by obtaining quoted market prices on nationally recognized securities exchanges (Level 1), or matrix pricing (Level 2), which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices.

Loans Receivable

At March 31, 2018, fair values for loans are estimated using a discounted cash flow analysis to achieve an exit price measurement. The loan portfolio is segregated into groups of loans based on loan type and credit profile. Valuation inputs in determining the loan portfolio’s exit price for each segment include contractual cash flows (using weighted average interest rates, repricing characteristics, maturity, borrower payment amounts) and prepayment expectations based on market data if possible or the bank’s experience. The discount rate used in the calculation is the estimated rate that market participants would pay and the Company would receive upon the sale of the loan and includes as a factor expected credit losses.

At December 31, 2017, the fair value for loans are estimated using a discounted cash flow analysis using discount rates based on rates currently offered for loans with similar terms to borrowers of similar credit quality. This method utilizes an entry price to estimate the fair value of loans and does not necessarily represent an exit price.

Impaired Loans

Impaired loans, which are included in loans receivable, are those that are accounted for under FASB ASC Topic 310, “Receivables”, in which the Company has measured impairment generally based on the fair value of the loan’s collateral. Fair value is generally determined based upon independent third party appraisals of the properties, or discounted cash flows based upon the expected proceeds. These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements. The fair value of the impaired loans consists of the loan balances, net of any valuation allowance. As of March 31, 2018 the fair value of impaired loans consisted of loan balances with an allowance recorded of $637 thousand, net of valuation allowances of $140 thousand; and loan balances with no related allowance recorded of $652 thousand, net of partial charge-offs of $77 thousand. As of December 31, 2017 the fair value of impaired loans consisted of loan balances with an allowance recorded of $968 thousand, net of valuation allowances of $182 thousand; and loan balances with no related allowance recorded of $529 thousand, net of partial charge-offs of $196 thousand.

Restricted Investment in Bank Stock

The carrying amount of restricted investment in bank stock approximates fair value, and considers the limited marketability of such securities.

Accrued Interest Receivable and Payable

The carrying amount of accrued interest receivable and accrued interest payable approximates fair value.

Deposit Liabilities

The fair values disclosed for demand deposits (interest and noninterest checking), money market and savings accounts are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered in the market to the maturities of the time deposits.

Short-Term Borrowings

The carrying amounts of short-term borrowings approximate their fair values.

Long-Term Debt

Fair values of FHLB advances are estimated using discounted cash flow analysis, based on quoted prices for new FHLB advances with similar credit risk characteristics, terms and remaining maturity. These prices obtained from this active market represent a market value that is deemed to represent the transfer price if the liability were assumed by a third party.

Subordinated Debt

The fair values of subordinated debt has been estimated using discounted cash flow calculation taking into account contractual maturities, call features, and market interest rates for instruments with similar financial and credit characteristics. These instruments are classified within Level 2 of the fair value hierarchy.

Off-Balance Sheet Financial Instruments

Fair values for the Company’s off-balance sheet financial instruments (lending commitments and letters of credit) are based on fees currently charged in the market to enter into similar agreements, taking into account, the remaining terms of the agreements and the counterparties’ credit standing.

At March 31, 2018 and December 31, 2017, the estimated fair values of the Company’s financial instruments were as follows:

	March 31, 2018
	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
	(Dollars in thousands)
Assets:
Cash and cash equivalents	$30,495	$30,495	$30,495	$—	$—
Securities available for sale	36,371	35,798	—	35,798	—
Securities held to maturity	18,548	19,231	—	19,231	—
Loans receivable, net	514,847	516,353	—	—	516,353
Restricted stock	2,032	2,032	—	2,032	—
Accrued interest receivable	1,896	1,896	—	1,896	—

Liabilities:
Deposits	511,986	509,908	—	509,908	—
Federal Home Loan Bank of Pittsburgh advances	40,025	39,909	—	39,909	—
Subordinated debt	9,238	9,386	—	9,386	—
Accrued interest payable	841	841	—	841	—

Off-balance sheet credit related instruments:
Commitments to extend credit	—	—	—	—	—

	December 31, 2017
	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
	(Dollars in thousands)
Assets:
Cash and cash equivalents	$8,257	$8,257	$8,257	$—	$—
Securities available for sale	52,373	52,373	35	52,338	—
Securities held to maturity	18,665	19,665	—	19,665	—
Loans receivable, net	515,522	519,721	—	—	519,721
Restricted stock	1,416	1,416	—	1,416	—
Accrued interest receivable	2,007	2,007	—	2,007	—

Liabilities:
Deposits	523,150	521,922	—	521,922	—
Federal Home Loan Bank of Pittsburgh advances	24,625	24,546	—	24,546	—
Subordinated debt	9,231	9,539	—	9,539	—
Accrued interest payable	844	844	—	844	—

Off-balance sheet credit related instruments:
Commitments to extend credit	—	—	—	—	—

Note 10—Revenue Recognition

The Company adopted Topic 606 using the modified retrospective method applied to all contracts not completed as of January 1, 2018. Results for reporting periods beginning after January 1, 2018 are presented under Topic 606 while prior period amounts continue to be reported in accordance with legacy GAAP. The adoption of Topic 606 did not result in a change to the accounting for any of the in-scope revenue streams; as such, no cumulative effect adjustment was recorded.

The revenue standard’s core principle is built on the contract between a vendor and a customer for the provision of goods and services. It attempts to depict the exchange of rights and obligations between the parties in the pattern of revenue recognition based on the consideration to which the vendor is entitled.

Management determined that revenue derived from financial instruments, including revenue from loans and investment securities, along with non-interest income resulting from gains (losses) from the sale of investment securities, commitment and other loan related fees as well as income from bank owned life insurance are not within the scope of Topic 606. As a result, no changes were made during the period related to these sources of revenue.

Topic 606 is applicable to non-interest income streams such as wealth management fee income, service charges on deposits, other branch fees and other non-interest income. However, the recognition of these revenue streams did not change significantly upon adoption of Topic 606. Noninterest revenue streams in-scope of Topic 606 are discussed below.

Wealth Management Fee Income

Wealth management fee income is generated through the sale of non-deposit investment products offered under the trade name of First Priority Financial Services, a Division of First Priority Bank, through an investment services agreement with a third party registered broker-dealer. Products sold include fixed and variable annuities, mutual funds, stocks and bonds and exchange traded funds (ETFs); as well as trailer fees earned related to these products. Transactions are executed by Registered Representatives who are joint employees of the Company and the registered broker dealer. The Company’s performance obligation is generally satisfied upon the settlement date of the related transactions. Trailer fees are calculated in arrears based on average corresponding outstanding balances. Commissions and fees are recognized as income once the performance obligation has been met and payment from the broker dealer is remitted to the Company on a monthly basis.

Service Charges on Deposit Accounts

Service charges on deposit accounts consist of account analysis fees (i.e., net fees earned on analyzed business checking accounts), monthly service fees, check orders, and other deposit account related fees. The Company’s performance obligation for account analysis fees and monthly service fees is generally satisfied, and the related revenue recognized, over the period in which the service is provided. Check orders and other deposit account related fees are largely transactional based, and therefore, the Company’s performance obligation is satisfied, and related revenue recognized, at a point in time. Payment for service charges on deposit accounts is primarily received immediately or in the following month through a direct charge to customers’ accounts.

Other Branch Fees

Other branch fees are primarily comprised of debit card income, ATM fees, merchant services income, and other service charges. Debit card income is primarily comprised of interchange fees earned whenever the Company’s debit cards are processed through card payment networks such as MasterCard, Visa and NYCE. ATM fees are primarily generated when a Bank customer uses another financial institution’s ATM or a non-Bank customer uses a Bank ATM. Merchant services income mainly represents fees charged to merchants to process their debit and credit card transactions. Other service charges include revenue from processing wire transfers, bill pay service, cashier’s checks, returned deposits fees, safe deposit box rentals and other services. The Company’s performance obligation for other branch fees are largely satisfied, and related revenue recognized, when the services are rendered or upon completion. Payment is typically received immediately or in the following month.

Other

Other noninterest income consists primarily of other non-recurring revenue which is not recorded in the categories listed above. This revenue is miscellaneous in nature and is recognized as income upon receipt.

The following presents noninterest income, segregated by revenue streams in-scope and out-of-scope of Topic 606, for the three months ended March 31, 2018 and 2017.

	For the Three Months Ended March 31,
	2018	2017
	(Dollars in thousands)
Non-Interest Income
In-scope of Topic 606:
Wealth management fee income	$41	$39
Service charges on deposits	29	36
Other branch fees	45	50
Other	21	1

Non-Interest Income (in-scope of Topic 606)	136	126
Non-Interest Income (out-of-scope of Topic 606)	28	52

Total Non-Interest Income	$164	$178

Contract Balances

A contract asset balance occurs when an entity performs a service for a customer before the customer pays consideration (resulting in a contract receivable) or before payment is due (resulting in a contract asset). A contract liability balance is an entity’s obligation to transfer a service to a customer for which the entity has already received payment (or payment is due) from the customer. The Company’s noninterest revenue streams are largely based on transactional activity, or standard month end revenue accruals such as wealth management fees. Consideration is often received immediately or shortly after the Company satisfies its performance obligation and revenue is recognized. The Company does not typically enter into long-term revenue contracts with customers, and therefore, does not experience significant contract balances. As of March 31, 2018 and December 31, 2017, the Company did not have any contract balances.

Contract Acquisition Costs

In connection with the adoption of Topic 606, an entity is required to capitalize, and subsequently amortize into expense, certain incremental costs of obtaining a contract with a customer if these costs are expected to be recovered. The incremental costs of obtaining a contract are those costs that an entity incurs to obtain a contract with a customer that it would not have incurred if the contract had not been obtained (for example, sales commission). The Company utilizes the practical expedient which allows entities to immediately expense contract acquisition costs when the asset that would have resulted from capitalizing these costs would have been amortized in one year or less. Upon adoption of Topic 606, the Company did not capitalize any contract acquisition cost.

REPORT OF INDEPENDENT AUDITORS

Board of Directors

The Scottdale Bank and Trust Company

Report on the Financial Statements

We have audited the accompanying financial statements of The Scottdale Bank and Trust Company which comprise the balance sheet as of December 31, 2016 and 2015; the related statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended; and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Scottdale Bank and Trust Company as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Cranberry Township, Pennsylvania

June 15, 2017

S.R. Snodgrass, P.C. 2009 • Mackenzie Way, Suite 340 • Cranberry Township, Pennsylvania 16066 • Phone: 724-934-0344 • Fax: 724-934-0345

THE SCOTTDALE BANK AND TRUST COMPANY

BALANCE SHEET

	December 31,
	2016	2015
ASSETS
Cash and due from banks	$7,160,045	$10,227,473
Interest-bearing deposits in banks	97,545	16,653,196
Federal funds sold	9,384,000	347,000

Total cash and cash equivalents	16,641,590	27,227,669
Certificates of deposit	2,750,000	2,250,000
Investment securities available for sale	77,281,942	66,858,556
Investment securities held to maturity (fair value of $100,018,587 and $102,456,869)	100,558,182	101,683,363
Loans	63,379,178	59,209,642
Less allowance for loan losses	553,105	755,994

Net loans	62,826,073	58,453,648
Premises and equipment	1,286,220	1,326,356
Regulatory bank stock	99,500	97,100
Other real estate owned	387,383	2,287,747
Accrued interest receivable and other assets	1,644,623	2,049,682

TOTAL ASSETS	$263,475,513	$262,234,121

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$44,310,556	$41,447,508
Interest-bearing demand deposits	20,541,709	18,039,531
Savings and money market deposits	145,279,835	148,918,513
Time deposits	5,853,114	5,984,161

Total deposits	215,985,214	214,389,713
Defined benefit pension liability	2,121,486	1,898,480
Accrued interest payable and other liabilities	85,999	184,351

TOTAL LIABILITIES	218,192,699	216,472,544

STOCKHOLDERS’ EQUITY
Common stock—authorized, 200,000 shares of $2.50 par value; 53,950 shares issued as of December 31, 2016 and 2015; 50,718 shares outstanding as of December 31, 2016 and 2015	134,875	134,875
Surplus	1,200,000	1,200,000
Retained earnings	44,130,212	45,101,888
Accumulated other comprehensive income	1,587,977	1,095,064
Treasury stock—at cost, 3,232 shares as of December 31, 2016 and 2015	(1,770,250)	(1,770,250)

TOTAL STOCKHOLDERS’ EQUITY	45,282,814	45,761,577

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$263,475,513	$262,234,121

See accompanying notes to the financial statements.

THE SCOTTDALE BANK AND TRUST COMPANY

STATEMENTS OF INCOME

	Year Ended December 31,
	2016	2015
INTEREST AND DIVIDEND INCOME
Loans, including fees	$3,271,309	$3,232,484
Investment securities:
Taxable	1,391,232	1,125,363
Exempt from federal income tax	1,973,067	2,183,787
Interest-bearing deposits in banks	61,957	44,810
Federal funds sold	41,662	2,508

Total interest and dividend income	6,739,227	6,588,952
INTEREST EXPENSE ON DEPOSITS	520,042	688,948

NET INTEREST INCOME	6,219,185	5,900,004
Credit provision for loan losses	(200,000)	—

NET INTEREST INCOME AFTER
CREDIT PROVISION FOR LOAN LOSSES	6,419,185	5,900,004

OTHER INCOME
Service fees on deposit accounts	340,433	290,554
Gains on investment securities	84,231	196,903
Other	62,398	61,527

Total other income	487,062	548,984

OTHER EXPENSE
Salaries	2,820,944	2,804,689
Pension and other employee benefits	768,861	704,671
Occupancy and equipment	417,390	464,453
PA shares tax	36,012	41,627
Charitable contributions	493,625	493,084
Federal deposit insurance assessment	117,500	141,000
Professional fees	154,740	221,628
Computer services	100,612	118,272
Loss (gain) on sale of other real estate owned	781,638	(5,907)
Other	562,243	560,043

Total other expense	6,253,565	5,543,560

Income before income tax	652,682	905,428
Income tax expense	102,818	29,115

NET INCOME	$549,864	$876,313

EARNINGS PER SHARE	$10.84	$19.39

See accompanying notes to the financial statements.

THE SCOTTDALE BANK AND TRUST COMPANY

STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,
	2016	2015
Net income	$549,864	$876,313
Components of other comprehensive income (loss):
Unrealized gain on available-for-sale investment securities	1,160,983	(207,686)
Tax effect	(394,735)	70,614
Reclassification adjustment for gains realized in income	(84,231)	(196,903)
Tax effect	28,638	66,947
Change in unrecognized pension costs	(329,914)	(76,323)
Tax effect	112,172	25,950

Total other comprehensive income (loss)	492,913	(317,401)

Total comprehensive income	$1,042,777	$558,912

See accompanying notes to the financial statements.

THE SCOTTDALE BANK AND TRUST COMPANY

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Income	Treasury Stock	Total
Balance, December 31, 2014	$134,875	$1,200,000	$44,682,037	$1,412,465	$(1,770,250)	$45,659,127
Net income	—	—	876,313	—	—	876,313
Other comprehensive loss	—	—	—	(317,401)	—	(317,401)
Cash dividends ($ 9.00 per share)	—	—	(456,462)	—	—	(456,462)
Balance, December 31, 2015	134,875	1,200,000	45,101,888	1,095,064	(1,770,250)	45,761,577
Net income	—	—	549,864	—	—	549,864
Other comprehensive income	—	—	—	492,913	—	492,913
Cash dividends ($ 30.00 per share)	—	—	(1,521,540)	—	—	(1,521,540)

Balance, December 31, 2016	$134,875	$1,200,000	$44,130,212	$1,587,977	$(1,770,250)	$45,282,814

See accompanying notes to the financial statements.

THE SCOTTDALE BANK AND TRUST COMPANY

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2016	2015
OPERATING ACTIVITIES
Net income	$549,864	$876,313
Adjustments to reconcile net income to net cash provided by operating activities:
Credit provision for loan losses	(200,000)	—
Depreciation	122,178	108,983
Net amortization on investments	1,254,675	1,210,498
Deferred income taxes	102,819	8,639
Gains on investment securities	(84,231)	(196,903)
Net loss (gain) on sale of other real estate owned	781,638	(5,907)
Increase in accrued interest receivable	(26,083)	(5,393)
(Decrease) increase in accrued interest payable	(84)	938
Other, net	(413,896)	(128,172)

Net cash provided by operating activities	2,086,880	1,868,996

INVESTING ACTIVITIES
Investment securities available for sale:
Proceeds from maturities and calls	13,760,275	17,439,383
Purchases	(23,619,470)	(29,502,306)
Investment securities held to maturity:
Proceeds from maturities	17,593,669	24,129,724
Purchases	(17,126,371)	(11,240,627)
Purchase of certificate of deposits	(500,000)	(750,000)
Proceeds from sale of other real estate owned	1,427,778	29,159
Purchase of regulatory bank stock	(2,400)	—
Redemption of regulatory bank stock	—	1,800
Net (increase) decrease in loans	(4,198,359)	585,690
Purchase of premises and equipment	(82,042)	(723,017)

Net cash used for investing activities	(12,746,920)	(30,194)

FINANCING ACTIVITIES
Net increase in deposits	1,595,501	2,194,122
Cash dividends paid	(1,521,540)	(456,462)

Net cash provided by financing activities	73,961	1,737,660

(Decrease) increase in cash and cash equivalents	(10,586,079)	3,576,462
CASH AND CASH EQUIVALENTS AT	27,227,669	23,651,207

CASH AND CASH EQUIVALENTS AT	$16,641,590	$27,227,669

See accompanying notes to the financial statements.

THE SCOTTDALE BANK AND TRUST COMPANY

NOTES TO FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting and reporting policies applied in the presentation of the accompanying financial statements follows:

Nature of Operations and Basis of Presentation

The Scottdale Bank and Trust Company (the “Bank”) is a full-service commercial banking institution and provides a variety of financial services to individuals and corporate customers through its five offices located in Southwestern Pennsylvania. The Bank’s primary deposit products are noninterest and interest-bearing checking accounts, savings accounts, and certificates of deposit. Its primary lending products are single-family and multi-family residential loans. The Bank is supervised by the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking and Securities.

Ownership

Lawrence Keister & Co., a Pennsylvania general partnership and related party, owned 25,804 shares, or 50.87 percent, of the Bank’s outstanding stock as of December 31, 2016 and 2015.

Use of Estimates

In preparing the financial statements, management is required to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the Balance Sheet date and the reported amounts of revenues and expenses during the reporting periods. Therefore, actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans, defined benefit pension liability, fair value of financial instruments, valuation of deferred tax assets, other-than-temporary impairment of securities, and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans.

Investment Securities

All investments in debt and equity securities are to be classified into three categories. Securities which management has the positive intent and ability to hold until maturity are classified as held to maturity. Held-to-maturity securities are stated at cost, adjusted for amortization of premium and accretion of discount, computed on a level-yield basis. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities. All other securities are classified as available-for-sale securities. Unrealized holding gains and losses for trading securities are included in earnings. Unrealized holding gains and losses for available-for-sale securities are excluded from earnings and reported as net of income taxes as a separate component of stockholders’ equity until realized. At this time, management has no intention of establishing a trading securities classification.

Interest and dividends on securities are reported as interest income. Gains and losses realized on sales of securities represent the differences between net proceeds and carrying values determined by the specific identification method.

Securities are evaluated on a periodic basis and determine whether a decline in their value is other than temporary. For debt securities, management considers whether the present value of cash flow expected to be collected is less than the security’s amortized cost basis (the difference defined as the credit loss), the magnitude and duration of the decline, the reasons underlying the decline, and the Bank’s intent to sell the security or whether it is more likely than not that the Bank would be required to sell the security before its

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Investment Securities (Continued)

anticipated recovery in fair value, to determine whether the loss in value is other than temporary. Once a decline in fair value is determined to be other than temporary, if the investor does not intend to sell the security, and it is more likely than not that it will not be required to sell the security, before recovery of the security’s amortized cost basis, the charge to earnings is limited to the amount of credit loss. Any remaining difference between fair value and amortized cost (the difference defined as the non-credit portion) is recognized in other comprehensive income, net of applicable taxes. Otherwise, the entire difference between fair value and amortized cost is charged to earnings.

Regulating Bank Stock

Common stock of the Federal Home Loan Bank (“FHLB”) and Atlantic Community Bancshares, Inc represents ownership in institutions which are wholly owned by other financial institutions. These equity securities are accounted for at cost and are classified as regulatory bank stock on the Balance Sheet.

The Bank is a member of the FHLB of Pittsburgh and, as such, is required to maintain a minimum investment in stock of the FHLB that varies with the level of advances outstanding with the FHLB. The stock is bought from and sold to the FHLB based upon its $100 par value. The stock does not have a readily determinable fair value and, as such, is classified as restricted stock, carried at cost, and evaluated for impairment as needed. The stock’s value is determined by the ultimate recoverability of the par value rather than by recognizing temporary declines. The determination of whether the par value will ultimately be recovered is influenced by criteria such as the following: (a) the significance of the decline in net assets of the FHLB as compared with the capital stock amount and the length of time this situation has persisted, (b) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance, (c) the impact of legislative and regulatory changes on the customer base of the FHLB, and (d) the liquidity position of the FHLB. There was no impairment of the FHLB stock as of December 31, 2016 or 2015.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff generally are stated at their outstanding unpaid principal balances, net of any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance.

The accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days past due, unless the credit is well secured and in the process of collection or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time, and the ultimate collectability of the total contractual principal and interest is no longer in doubt.

Allowance for Loan Losses

The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is maintained at a level considered adequate to absorb losses inherent in the portfolio. Management’s periodic evaluation of the adequacy of the allowance is based on the Bank’s past

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses (Continued)

loan loss experience, known and inherent risks in the portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective, since it requires material estimates that may be susceptible to significant change, including the amounts and timing of future cash flows expected to be received on impaired loans and leases.

Supplementary Cash Flow Information

For purposes of the Statements of Cash Flows, the Bank considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Therefore, all cash and due from banks, interest-bearing deposits in banks, and federal funds sold are classified as cash equivalents for purposes of the Statements of Cash Flows. Federal funds are purchased or sold for one-day periods. Cash payments for interest were $520,126 and $688,010 for the years ended December 31, 2016 and 2015, respectively. There were no income tax payments in 2016 and 2015.

Advertising

The Bank expenses advertising costs as incurred. Advertising expense was $54,355 and $65,893 for the years ended December 31, 2016 and 2015, respectively, which is included in other expense on the Statements of Income.

Premises and Equipment

Land is carried at cost. Premises and equipment, which include leasehold improvements, are stated at cost less accumulated depreciation and amortization. Depreciation is computed on the straight-line method over the estimated useful lives of the assets, which consist of 3 to 20 years for furniture, fixtures, and equipment and 3 to 40 years for office buildings and improvements. Leasehold improvements are amortized on a straight-line basis over the shorter of the remaining terms of the related leases or the estimated useful lives of the assets. Expenditures for maintenance and repairs are charged against income as incurred. Costs of major additions and improvements are capitalized.

Other Real Estate Owned (“OREO”)

Real estate acquired in satisfaction of a loan is reported in other real estate owned on the Balance Sheet.

Properties acquired by foreclosure or deed in lieu of foreclosure are transferred to OREO and recorded at fair value less estimated costs to sell. Initial write-downs recorded when properties are transferred to OREO are recorded as reductions of the allowance for loan losses. Costs to maintain the assets, subsequent write-downs to reflect declines in the fair value of the property, and subsequent gains and losses attributable to their disposal are included in other income and expenses.

Trust Department

Assets held by the Bank in fiduciary or agency capacities for its customers are not included in the accompanying Balance Sheets since such items are not assets of the Bank. In accordance with industry practice, fees are recorded on a cash basis and approximate the fees which would have been recognized on the accrual basis.

Income Taxes

The Bank uses an asset and liability approach to financial accounting and reporting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes (Continued)

between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Earnings Per Share

Earnings per share are calculated on the basis of the weighted-average number of shares outstanding. The weighted-average number of shares outstanding was 50,718 for the years ended December 31, 2016 and 2015.

Reclassification of Comparative Amounts

Certain comparative amounts for the prior year have been reclassified to conform to current-year classifications. Such classifications had no effect on net income or stockholders’ equity.

Comprehensive Income

The Bank is required to present comprehensive income in a full set of general-purpose financial statements for all periods presented. Other comprehensive income comprises unrealized gains and losses on the available-for-sale securities portfolio and the change in the unrecognized pension cost.

2.	INVESTMENT SECURITIES

The amortized cost, gross unrealized gains and losses, and fair value of investment securities available for sale, at December 31, are summarized as follows:

	2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. treasury securities	$2,998,083	$2,112	$(898)	$2,999,297
U.S. government agency securities	10,256,851	20,821	(29,070)	10,248,602
Corporate securities	57,818,220	90,996	(563,430)	57,345,786

Total debt securities	71,073,154	113,929	(593,398)	70,593,685
Equity securities—financial institutions	930,296	5,757,961	—	6,688,257

Total	$72,003,450	$5,871,890	$(593,398)	$77,281,942

	2015
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. treasury securities	$2,997,004	$—	$(10,792)	$2,986,212
U.S. government agency securities	14,288,319	38,998	(42,003)	14,285,314
Corporate securities	44,441,197	110,096	(339,439)	44,211,854

Total debt securities	61,726,520	149,094	(392,234)	61,483,380
Equity securities—financial institutions	930,296	4,444,880	—	5,375,176

Total	$62,656,816	$4,593,974	$(392,234)	$66,858,556

2.	INVESTMENT SECURITIES (Continued)

The amortized cost, gross unrealized gains and losses, and fair value of investment securities held to maturity, at December 31, are summarized as follows:

	2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Obligations of states and political subdivisions	$100,558,182	$237,863	$(777,458)	$100,018,587

	2015
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Obligations of states and political subdivisions	$101,683,363	$909,213	$(135,707)	$102,456,869

The following table shows the Bank’s gross unrealized losses and fair value, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position, at December 31:

	2016
	Less than Twelve Months		Twelve Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Obligations of states and political subdivisions	$38,317,854	$(570,781)	$23,720,794	$(206,677)	$62,038,648	$(777,458)
U.S. treasury securities	—	—	999,102	(898)	999,102	(898)
U.S. government agency securities	1,980,839	(19,161)	3,745,127	(9,909)	5,725,966	(29,070)
Corporate securities	21,431,301	(486,774)	16,963,490	(76,656)	38,394,791	(563,430)

Total	$61,729,994	$(1,076,716)	$45,428,513	$(294,140)	$107,158,507	$(1,370,856)

	2015
	Less than Twelve Months		Twelve Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Obligations of states and political subdivisions	$8,207,399	$(28,187)	$17,113,698	$(107,520)	$25,321,097	$(135,707)
U.S. treasury securities	1,991,524	(5,480)	994,688	(5,312)	2,986,212	(10,792)
U.S. government agency securities	1,989,350	(10,650)	4,236,860	(31,353)	6,226,210	(42,003)
Corporate securities	18,131,834	(261,301)	9,068,191	(78,138)	27,200,025	(339,439)

Total	$30,320,107	$(305,618)	$31,413,437	$(222,323)	$61,733,544	$(527,941)

The Bank reviews its position quarterly and asserts that at December 31, 2016, the declines outlined in the previous table represent temporary declines and the Bank does not intend to sell and does not believe it will be required to sell these securities before recovery of their cost basis, which may be at maturity. At December 31, 2016, the Bank had 202 investment securities that were in an unrealized loss position.

For debt securities that are not deemed to be credit impaired, management performs additional analysis to assess whether it intends to sell or would more likely than not be required to sell the investment before the expected recovery of the amortized cost basis. Management has asserted that is has no intent to sell and that

2.	INVESTMENT SECURITIES (Continued)

it believes it is more likely than not that it will not be required to sell the investment before recovery of its amortized cost basis. Similarly, for equity securities, management considers the various factors described above, including its intent and ability to hold the equity security for a period of time sufficient for recovery to amortized cost. Where management lacks that intent or ability, the security’s decline in fair value is deemed to be other than temporary and is recorded in earnings.

For debt securities, a critical component of the evaluation for other-than-temporary impairment is the identification of credit impaired securities where management does not expect to receive cash flows sufficient to recover the entire amortized cost basis of the security. Where management deems the security to be other-than-temporarily impaired based upon the above factors and the duration and extent to which the fair value has been less than cost, the inability to forecast a recovery in fair value, and other factors concerning the issuers in the pooled security, the decline is recorded in earnings.

The Bank has concluded that the unrealized losses disclosed above are not other than temporary but are the result of interest rate changes, sector credit ratings changes, or Bank-specific ratings changes that are not expected to result in the non-collection of principal and interest during the period.

The amortized cost and fair value of debt securities by contractual maturity at December 31, 2016, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$6,031,014	$6,044,914	$15,753,299	$15,790,389
Due after one year through five years	50,839,184	50,653,743	71,877,812	71,635,717
Due after five years through ten years	14,202,956	13,895,028	12,927,071	12,592,481

Total	$71,073,154	$70,593,685	$100,558,182	$100,018,587

There were no sales of investment securities during the years ended December 31, 2016 or 2015. The Bank recorded gross gains from investment calls and proceeds received on securities for which it had previously recorded other-than-temporary impairment charges of $84,231 and $196,903 at December 31, 2016 and 2015, respectively.

Investment securities with a carrying value of $10,765,582 and $9,504,383 at December 31, 2016 and 2015, respectively, were pledged for fiduciary powers, to secure public deposits and for other purposes as provided by law.

3.	LOANS

The Bank grants mortgage, commercial, and installment loans, which are the primary loan portfolio segments to customers. A substantial portion of the loan portfolio is represented by mortgage loans throughout Southwestern Pennsylvania. The ability of the Bank’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

3.	LOANS (Continued)

Major classifications of loans are summarized as follows as of December 31:

	2016	2015
Real estate:
Residential	$31,640,599	$30,955,094
Commercial	27,150,871	23,987,647
Commercial	3,015,337	2,409,093
Installment	1,572,371	1,857,808

	63,379,178	59,209,642
Less allowance for loan losses	553,105	755,994

Net loans	$62,826,073	$58,453,648

4.	ALLOWANCE FOR LOAN LOSSES

The allowance consists of specific, general, and unallocated components. The specific component relates to loans that are evaluated solely based on delinquency and assessed a specific reserve by management. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value, if the loan is considered to be collateral-dependent) of the impaired loan is lower than the carrying amount of that loan. The general component covers current loans and is based on historical loss experience adjusted for qualitative factors. In reviewing risk within the Bank’s loan portfolio, management has determined there to be several different risk categories within the loan portfolio. The allowance for loan losses consists of amounts applicable to: (i) the residential real estate portfolio; (ii) the commercial real estate portfolio; (iii) the commercial portfolio; (iv) the installment portfolio; and (v) the unallocated portion. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

During 2016, the activity in the allowance as noted below corresponds with the increases and decreases in each respective portfolio. There were no changes in qualitative or historical loss factors during the year.

Changes in the allowance for loan losses by portfolio segment as of December 31 are as follows:

	Residential Real Estate	Commercial Real Estate	Commercial	Installment	Unallocated	Total
Beginning balance at January 1, 2016	$232,190	$239,876	$15,345	$17,739	$250,844	$755,994
Provision	5,424	33,013	4,683	2,437	(245,557)	(200,000)
Charge-offs	—	—	—	(9,552)	—	(9,552)
Recoveries	—	—	—	6,663	—	6,663

Ending balance at December 31, 2016	$237,614	$272,889	$20,028	$17,287	$5,287	$553,105

	Residential Real Estate	Commercial Real Estate	Commercial	Installment	Unallocated	Total
Beginning balance at January 1, 2015	$219,712	$261,370	$14,598	$21,999	$237,029	$754,708
Provision	12,478	(21,494)	747	(5,546)	13,815	—
Charge-offs	—	—	—	(8)	—	(8)
Recoveries	—	—	—	1,294	—	1,294

Ending balance at December 31, 2015	$232,190	$239,876	$15,345	$17,739	$250,844	$755,994

4.	ALLOWANCE FOR LOAN LOSSES (Continued)

The following is a table that segregates the allowance for loan losses and loan portfolio by portfolio segment into the amount required for loans individually evaluated for impairment and the amount required for loans collectively evaluated for impairment as of December 31, 2016 and 2015:

	Residential Real Estate	Commercial Real Estate	Commercial	Installment	Unallocated	Total
December 31, 2016
Allowance for loan losses:
Ending balance: collectively evaluated for impairment	$237,614	$272,889	$20,028	$17,287	$5,287	$553,105
Ending balance: individually evaluated for impairment	—	—	—	—	—	—

Ending balance	$237,614	$272,889	$20,028	$17,287	$5,287	$553,105

Loans:
Ending balance: collectively evaluated for impairment	$31,640,599	$26,856,453	$2,936,639	$1,572,371		$63,006,062
Ending balance: individually evaluated for impairment	—	294,418	78,698	—		373,116

Ending balance	$31,640,599	$27,150,871	$3,015,337	$1,572,371		$63,379,178

	Residential Real Estate	Commercial Real Estate	Commercial	Installment	Unallocated	Total
December 31, 2015
Allowance for loan losses:
Ending balance: collectively evaluated for impairment	$232,190	$239,876	$15,345	$17,739	$250,844	$755,994
Ending balance: individually evaluated for impairment	—	—	—	—	—	—

Ending balance	$232,190	$239,876	$15,345	$17,739	$250,844	$755,994

Loans:
Ending balance: collectively evaluated for impairment	$30,955,094	$23,341,545	$2,409,093	$1,857,808		$58,563,540
Ending balance: individually evaluated for impairment	—	646,102	—	—		646,102

Ending balance	$30,955,094	$23,987,647	$2,409,093	$1,857,808		$59,209,642

Impaired Loans

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either their present value of expected future cash flows discounted at the loans effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral-dependent.

Large groups of smaller-balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

4.	ALLOWANCE FOR LOAN LOSSES (Continued)

Information with respect to impaired loans as of and for the years ended December 31, 2016 and 2015, is as follows:

	Impaired Loans with Specific Allowance		Impaired Loans with No Specific Allowance	Total Impaired Loans
	Recorded Investment	Related Allowance	Recorded Investment	Unpaid Principal Balance	Average Recorded Investment	Interest Income Recognized
December 31, 2016
Commercial real estate	$—	$—	$294,418	$294,418	$594,176	$22,864
Commercial	—	—	78,698	78,698	26,198	—

	$—	$—	$373,116	$373,116	$620,374	$22,864

	Impaired Loans with Specific Allowance		Impaired Loans with No Specific Allowance	Total Impaired Loans
	Recorded Investment	Related Allowance	Recorded Investment	Unpaid Principal Balance	Average Recorded Investment	Interest Income Recognized
December 31, 2015
Commercial real estate	$—	$—	$646,102	$646,102	$161,308	$23,749

	$—	$—	$646,102	$646,102	$161,308	$23,749

Credit Quality Information

The following table includes an aging analysis of the recorded investment of past-due financing receivables as of December 31:

	Current	30-59 Days Past Due	60-89 Days Past Due	90 Days + Past Due	Total Loans	90 Days + Past Due and Still Accruing
December 31, 2016
Residential real estate	$30,512,920	$258,853	$511,086	$357,740	$31,640,599	$228,389
Commercial real estate	26,461,894	—	394,559	294,418	27,150,871	—
Commercial	2,936,639	—	—	78,698	3,015,337	70,000
Installment	1,565,450	6,921	—	—	1,572,371	—

Total	$61,476,903	$265,774	$905,645	$730,856	$63,379,178	$298,389

	Current	30-59 Days Past Due	60-89 Days Past Due	90 Days + Past Due	Total Loans	90 Days + Past Due and Still Accruing
December 31, 2015
Residential real estate	$30,262,045	$461,682	$73,899	$157,468	$30,955,094	$157,468
Commercial real estate	23,341,545	—	—	646,102	23,987,647	567,358
Commercial	2,424,875	56,520	—	8,698	2,490,093	8,698
Installment	1,848,122	3,560	—	6,126	1,857,808	6,126

Total	$57,876,587	$521,762	$73,899	$818,394	$59,290,642	$739,650

4.	ALLOWANCE FOR LOAN LOSSES (Continued)

The following is a table of nonaccrual loans by portfolio segment as of December 31, 2016:

Nonaccrual
December 31, 2016
Residential real estate	$129,351
Commercial real estate	294,418
Commercial	8,698

Total	$432,467

The following is a table of nonaccrual loans by portfolio segment as of December 31, 2015:

Nonaccrual
December 31, 2015
Commercial real estate	$48,744

Total	$48,744

The nonperforming classification is based solely on delinquency levels. Nonperforming loans include loans that are on nonaccrual or loans that are contractually past due 90 days or more on interest or principal payments.

	Performing	Nonperforming	Total
December 31, 2016
Residential real estate	$31,282,859	$357,740	$31,640,599
Commercial real estate	26,856,453	294,418	27,150,871
Commercial	2,936,639	78,698	3,015,337
Installment	1,572,371	—	1,572,371

Ending balance	$62,648,322	$730,856	$63,379,178

	Performing	Nonperforming	Total
December 31, 2015
Residential real estate	$30,797,626	$157,468	$30,955,094
Commercial real estate	23,341,545	646,102	23,987,647
Commercial	2,481,395	8,698	2,490,093
Installment	1,851,682	6,126	1,857,808

Ending balance	$58,472,248	$818,394	$59,290,642

Troubled Debt Restructuring (“TDR”)

Consistent with accounting and regulatory guidance, the Bank recognizes a TDR when the Bank, for economic or legal reasons related to a borrower’s financial difficulties, grants a concession to the borrower that would not normally be considered. Regardless of the form of concession granted, the Bank’s objective in offering a TDR is to increase the probability of repayment of the borrower’s loan.

To be considered a TDR, both of the following criteria must be met:

•	The borrower must be experiencing financial difficulties; and

•	The Bank, for economic or legal reasons related to the borrower’s financial difficulties, grants a concession to the borrower that would not otherwise be considered.

4.	ALLOWANCE FOR LOAN LOSSES (Continued)

The Bank did not have any TDRs in 2016 or 2015 nor did it have any TDRs within the last year where a concession had been made that then defaulted in 2016 or 2015.

5.	PREMISES AND EQUIPMENT

Major classifications of premises and equipment are summarized as follows as of December 31:

	2016	2015
Land	$269,514	$269,514
Buildings and improvements	2,429,134	2,429,134
Furniture, fixtures, and equipment	1,985,983	2,138,514

	4,684,631	4,837,162
Less accumulated depreciation	3,398,411	3,510,806

Total	$1,286,220	$1,326,356

Depreciation charged to operations was $122,178 and $108,983 in 2016 and 2015, respectively.

6.	DEPOSITS

The scheduled maturities of time deposits at December 31, 2016, are as follows:

2017	$2,974,012
2018	1,235,202
2019	1,643,900

Total	$5,853,114

At December 31, 2016 and 2015, the aggregate of all time deposit accounts with a minimum denomination in greater than or equal to the federally insured limit of $250,000 or more amounted to $2,465,000 and $2,465,000, respectively.

7.	COMMITMENTS AND CONTINGENCIES

In the normal course of business, there are various outstanding commitments to extend credit that are not reflected in the accompanying Balance Sheet and represent financial instruments with off-balance sheet risk. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Balance Sheet. The same credit policies are used in making commitments and conditional obligations as for on-balance sheet instruments. Generally, collateral is required to support financial instruments with credit risk.

The off-balance sheet commitments consisted of commitments to extend credit totaling approximately $8,135,337 and $2,873,427 at December 31, 2016 and 2015, respectively. At December 31, 2016 and 2015, off-balance sheet commitments also included standby letters of credit totaling $82,303 and $82,303, respectively.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the loan agreement. These commitments consist primarily of mortgage loan originations, credit cards, and lines of credit.

The exposure to loss under these commitments is limited by subjecting them to credit approval and monitoring procedures. Substantially all commitments to extend credit are contingent upon customers maintaining specific credit standards at the time of the loan funding. Management assesses the credit risk associated with certain commitments to extend credit in determining the level of the allowance for loan losses.

8.	INCOME TAXES

The provision (benefit) for income taxes is summarized as follows:

	2016	2015
Current	$(1)	$20,476
Deferred	102,819	8,639

Total	$102,818	$29,115

The deferred tax assets and deferred tax liabilities recorded on the Balance Sheet as of December 31, 2016 and 2015, are as follows:

	2016	2015
Deferred tax assets:
Allowance for loan losses	$77,607	$145,607
Alternative minimum tax credits	938,895	938,895
Pension liability	976,637	864,467
Charitable contribution carryforward	802,893	766,318
Net operating loss carryover	1,074,917	647,778
Other	183,525	181,330

Gross deferred tax assets	4,054,474	3,544,395
Deferred tax valuation allowance	(1,877,810)	(1,414,096)

Total deferred tax assets	2,176,664	2,130,299

Deferred tax liabilities:
Pension expense	(255,332)	(218,983)
Premises and equipment	(38,416)	(37,751)
Net unrealized gain on investment securities available for sale	(1,794,687)	(1,428,592)

Total deferred tax liabilities	(2,088,435)	(1,685,326)

Net deferred tax assets	$88,229	$444,973

Included in the table above is a deferred tax asset related to charitable contributions made by the Bank in prior years that began to expire during 2012 as the Bank was unable to generate sufficient taxable income to deduct the contributions. The charitable contribution amounts of $386,052 and $251,295 expired during 2016 and 2015, respectively. As such, management has established a valuation allowance against this deferred tax asset as of December 31, 2016 and 2015, in the amount of $802,893 and $766,318, respectively.

The Bank also has a net operating loss (“NOL”) carryforward that will begin to expire in 2030 of which a valuation allowance against this deferred tax asset was established in the amount of $1,074,917 and $647,778 as of December 31, 2016 and 2015, respectively. The alternative minimum tax (“AMT”) credits have an indefinite carryforward period.

8.	INCOME TAXES (Continued)

The reconciliation between the federal statutory rate and the Bank’s effective income tax rate is as follows:

	2016		2015
	Amount	% of Pretax Income	Amount	% of Pretax Income
Provision at statutory rate	$221,912	34.0%	$307,846	34.0%
Effect of tax-exempt income	(697,438)	(106.9)	(731,583)	(80.8)
Valuation allowance	463,714	71.1	395,408	43.7
Other	114,630	17.6	57,444	6.3

Total expense for income taxes and effective rate	$102,818	15.8%	$29,115	3.2%

U.S. generally accepted accounting principles prescribe a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. A tax position that meets the more-likely- than-not recognition threshold is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met.

There is currently no liability for uncertain tax positions and no known unrecognized tax benefits. The Bank recognizes, when applicable, interest and penalties related to unrecognized tax benefits in the provision for income taxes in the Statements of Income. The Bank’s federal and PA shares tax returns for taxable years through 2013 have been closed for purposes of examination by the Internal Revenue Service and the Pennsylvania Department of Revenue.

9.	ACCUMULATED OTHER COMPREHENSIVE INCOME

The following table presents the changes in accumulated other comprehensive income by component, net of tax, as of December 31, 2016 and 2015:

	Net Unrealized Gain on Securities	Net Unrecognized Pension Costs	Total
Accumulated other comprehensive income (loss), January 1, 2015	$3,040,175	$(1,627,710)	$1,412,465
Other comprehensive loss before reclassification	(137,072)	(148,473)	(285,545)
Amounts reclassified	(129,956)	98,100	(31,856)

Accumulated other comprehensive income (loss), December 31, 2015	2,773,147	(1,678,083)	1,095,064
Other comprehensive income (loss) before reclassification	766,248	(334,400)	431,848
Amounts reclassified	(55,593)	116,658	61,065

Accumulated other comprehensive income (loss), December 31, 2016	$3,483,802	$(1,895,825)	$1,587,977

9.	ACCUMULATED OTHER COMPREHENSIVE INCOME (Continued)

The following table presents the amounts reclassified out of accumulated other comprehensive income for the years ended December 31, 2016 and 2015.

Details About Accumulated Other Comprehensive Income	Amount Reclassified From Accumulated Other Comprehensive Income		Affected Line on the Statements of Income
	2016	2015
Realized gain on available-for-sale securities	$(84,231)	$(196,903)	Gains on investment securities
	28,638	66,947	Income tax expense

	$(55,593)	$(129,956)

Net unrecognized pension costs	$176,754	$148,636	Pension and other employee benefits
	(60,096)	(50,536)	Income tax benefit

	$116,658	$98,100

10.	EMPLOYEE BENEFITS

Defined Benefit Plan

The Bank offers a noncontributory defined benefit pension plan (the “Plan”) covering all eligible employees. The Bank’s policy is to fund pension benefits as accrued. The Plan’s assets are primarily invested in corporate equity securities; the valuations of which are subject to market fluctuations.

The following table sets forth the Plan’s funded status and amounts recognized in the Bank’s Balance Sheet at December 31:

	2016	2015
Change in projected benefit obligation:
Projected benefit obligation at beginning of year	$8,074,241	$7,875,586
Service cost	273,688	268,338
Interest cost	340,342	312,566
Benefit payments	(17,053)	(74,645)
Actuarial (gain) loss	409,903	(307,604)

Projected benefit obligation at end of year	9,081,121	8,074,241

Change in Plan assets:
Fair value of Plan assets at beginning of year	6,175,761	5,903,567
Return on Plan assets	350,927	(103,161)
Benefit payments	(17,053)	(74,645)
Employer contribution	450,000	450,000

Fair value of Plan assets at end of year	6,959,635	6,175,761

Funded status	(2,121,486)	(1,898,480)
Unrecognized actuarial loss	2,872,462	2,531,579
Unrecognized prior service cost	—	10,970

Accrued pension cost	$750,976	$644,069

10.	EMPLOYEE BENEFITS (Continued)

Defined Benefit Plan (Continued)

Amounts recognized in accumulated other comprehensive income at December 31 consist of:

	2016	2015
Unrecognized actuarial loss	2,872,462	2,531,579
Unrecognized prior service cost	$—	$10,970
Amount recognized, end of year	$2,872,462	$2,542,549

Amounts recognized in the year-end Balance Sheet consist of:

	2016	2015
Accrued benefit cost	$750,976	$644,069
Accumulated other comprehensive income	(2,872,462)	(2,542,549)

Net amount recognized	$(2,121,486)	$(1,898,480)

The accumulated benefit obligation for the Plan was $7,659,843 and $6,463,583 at December 31, 2016 and 2015, respectively.

Components of Net Periodic Pension Cost

Amounts included in the net periodic pension cost are as follows for the years ended December 31:

	Year Ended December 31,
	2016	2015
Service cost—benefits earned during the period	$273,688	$268,338
Interest cost on projected benefit obligation	340,342	312,566
Expected return on Plan assets	(447,691)	(429,402)
Net amortization and deferral	10,970	12,763
Recognized actuarial loss	165,784	135,873

Total pension cost	$343,093	$300,138

Assumptions

The weighted-average assumptions used to determine net periodic benefit cost for the years ended December 31 consist of:

	2016	2015
Discount rate	4.00%	4.00%
Expected long-term return on Plan assets	7.00	7.00
Rate of compensation increase	4.00	4.00

The weighted-average assumptions used to determine benefit obligations at December 31 consist of:

	2016	2015
Discount rate	4.00%	4.25%
Expected long-term return on Plan assets	7.00	7.00
Rate of compensation increase	4.00	4.00

10.	EMPLOYEE BENEFITS (Continued)

Assumptions (Continued)

The Plan’s weighted-average asset allocations by investment category as of December 31 are as follows:

	2016	2015
Cash and cash equivalents	42.34%	38.40%
Common stocks	57.66	61.60

	100.00%	100.00%

The Plan’s funds are managed and held in trust by the Bank’s Trust Division. The investment objective and strategy for investing Plan assets call for a “Moderate Growth Income Objective.” This objective provides for a preservation of the principal’s purchasing power and moderate income. The investment policies of the Plan trustees prohibit the use of derivatives. In addition, the Plan’s assets are diversified appropriately across different sections.

The following table sets forth by level, within the fair value hierarchy, the Plan’s assets at fair value as of December 31:

	December 31, 2016
	Level I	Level II	Level III	Total
Assets:
Cash and cash equivalents	$2,946,723	$—	$—	$2,946,723
Common stocks:
Communications	592,417	—	—	592,417
Food and kindred	342,080	—	—	342,080
Pharmaceuticals and healthcare	1,019,554	—	—	1,019,554
Information technology	555,733	—	—	555,733
Petroleum refining	262,066	—	—	262,066
Other	1,241,062	—	—	1,241,062

Total assets at fair value	$6,959,635	$—	$—	$6,959,635

	December 31, 2015
	Level I	Level II	Level III	Total
Assets:
Cash and cash equivalents	$2,371,580	$—	$—	$2,371,580
Common stocks:
Communications	505,443	—	—	505,443
Food and kindred	352,108	—	—	352,108
Pharmaceuticals and healthcare	1,160,227	—	—	1,160,227
Information technology	469,029	—	—	469,029
Petroleum refining	237,925	—	—	237,925
Other	1,079,449	—	—	1,079,449

Total assets at fair value	$6,175,761	$—	$—	$6,175,761

Following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in the methodologies used at December 31, 2016.

Cash and Cash Equivalents

Valued at carrying amount, which approximates fair value.

10.	EMPLOYEE BENEFITS (Continued)

Common Stocks

Valued at the closing price reported on the active market on which the individual securities are traded.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

Cash Flows

The Bank expects to contribute $450,000 to the Plan in 2017. Also, the actuarial net loss that will be amortized as a component of net periodic benefit cost in 2017 is $206,123.

Expected benefit payments for the next ten years:

2017	$131,601
2018	158,060
2019	178,264
2020	316,378
2021	343,194
2022 - 2026	2,681,700

$3,809,197

401(k) Plan

The Bank has a 401(k) plan that covers substantially all employees. The plan provides for employer-matching contributions of 25 percent of employee contributions. The Bank paid required employer-matching contributions of $49,314 and $39,983 for the years ended December 31, 2016 and 2015, respectively.

11.	REGULATORY MATTERS

Cash Requirements

The Federal Reserve Bank requires the Bank to maintain certain average reserve balances. The balance of these reserves, which is included in cash and due from banks on the Balance Sheet, is a required reserve as of December 31, 2016 and 2015, of $1,289,000 and $1,163,000, respectively.

Loans

The Bank does not have outstanding borrowings with any institution as of December 31, 2016 or 2015. Sources of credit used by the Bank throughout the year for operational purposes are the Federal Reserve Bank discount window borrowings and funds available through credit line arrangements with the FHLB. An FHLB line of credit of $10,000,000 is available to the Bank and is subject to annual renewal. This line of credit is secured by a blanket security agreement on qualifying residential mortgages and the Bank’s investment in FHLB stock. At December 31, 2016 and 2015, the Bank did not have a maximum borrowing capacity established with the FHLB.

11.	REGULATORY MATTERS (Continued)

Dividends

The Bank is subject to legal limitations on the amount of dividends that can be paid to the stockholders. The Pennsylvania Banking Code restricts the payment of dividends, generally to the extent of its retained earnings.

Capital Requirements

Federal regulations require the Bank to maintain minimum amounts of capital. Specifically, the Bank is required to maintain minimum amounts and ratios of total common equity Tier 1, and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average total assets. Management believes, as of December 31, 2016, that the Bank met all capital adequacy requirements to which it is subject.

As of December 31, 2016 and 2015, the Bank was considered to be well capitalized under the regulatory framework for prompt corrective action. To be classified as a well-capitalized financial institution, as of December 31, 2016, total risk-based, Tier 1 risk-based, common equity Tier 1 capital, and Tier 1 leverage capital ratios must be at least 10 percent, 8 percent, 6.5 percent, and 5 percent, respectively.

The following table sets forth the Bank’s capital position and minimum requirements as of December 31, 2016 and 2015.

	2016		2015
	Amount	Ratio	Amount	Ratio
Total capital (to risk-weighted assets)
Actual	$46,839,023	31.34%	$47,386,394	35.53%
For capital adequacy purposes	11,957,120	8.00	10,670,560	8.00
To be well capitalized	14,946,400	10.00	13,338,200	10.00
Tier 1 capital (to risk-weighted assets)
Actual	$43,694,837	29.23%	$44,666,513	33.49%
For capital adequacy purposes	8,967,840	6.00	8,002,920	6.00
To be well capitalized	11,957,120	8.00	10,670,560	8.00
Common equity Tier 1 capital (to risk-weighted assets)
Actual	$43,694,837	29.23%	$44,666,513	33.49%
For capital adequacy purposes	6,725,880	4.50	6,002,190	4.50
To be well capitalized	9,715,160	6.50	8,669,830	6.50
Tier 1 capital (to average assets)
Actual	$43,694,837	16.58%	$44,666,513	17.12%
For capital adequacy purposes	10,539,800	4.00	10,435,640	4.00
To be well capitalized	13,174,750	5.00	13,044,550	5.00

12.	FAIR VALUE MEASUREMENTS

The following disclosures show the hierarchal disclosure framework associated with the level of pricing observations utilized in measuring assets and liabilities at fair value. The three broad levels defined by U.S. generally accepted accounting principles are as follows:

Level I:	Quoted prices are available in active markets for identical assets or liabilities as of the reported date.

12.	FAIR VALUE MEASUREMENTS (Continued)

Level II:	Pricing inputs are other than the quoted prices in active markets, which are either directly or indirectly observable as of the reported date. The nature of these assets and liabilities includes items for which quoted prices are available but traded less frequently and items that are fair-valued using other financial instruments, the parameters of which can be directly observed.

Level III:	Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

This hierarchy requires the use of observable market data when available.

The following table presents the assets reported on the Balance Sheet at their fair value on a recurring as of December 31, 2016 and 2015, by level within the fair value hierarchy. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	December 31, 2016
	Level I	Level II	Level III	Total
Assets measured on a recurring basis:
Investment securities available for sale:
U.S. treasury securities	$—	$2,999,297	$—	$2,999,297
U.S. government agency securities	—	10,248,602	—	10,248,602
Corporate securities	—	57,345,786	—	57,345,786
Equity securities—financial institutions	6,688,257	—	—	6,688,257

Total	$6,688,257	$70,593,685	$—	$77,281,942

	December 31, 2015
	Level I	Level II	Level III	Total
Assets measured on a recurring basis:
Investment securities available for sale:
U.S. treasury securities	$—	$2,986,212	$—	$2,986,212
U.S. government agency securities	—	14,285,314	—	14,285,314
Corporate securities	—	44,211,854	—	44,211,854
Equity securities—financial institutions	5,375,176	—	—	5,375,176

Total	$5,375,176	$61,483,380	$—	$66,858,556

Securities

Fair values for securities available for sale are determined by obtaining quoted prices on nationally recognized securities exchanges or matrix pricing, which is a mathematical technique which is widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark-quoted securities.

13.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Bank’s financial instruments at December 31 are as follows:

	2016
	Carrying Value	Fair Value	Level I	Level II	Level III
Financial assets:
Cash and cash equivalents	$16,641,590	$16,641,590	$16,641,590	$—	$—
Investment securities:
Available for sale	77,281,942	77,281,942	6,688,257	70,593,685	—
Held to maturity	100,558,182	100,018,587	—	100,018,587	—
Net loans	62,826,073	64,168,925	—	—	64,168,925
Accrued interest receivable	1,356,995	1,356,995	1,356,995	—	—
Regulatory bank stock	99,500	99,500	99,500	—	—
Financial liabilities:
Deposits	$215,985,214	$216,096,216	$210,132,100	$—	$5,964,116
Accrued interest payable	7,633	7,633	7,633	—	—

	2015
	Carrying Value	Fair Value	Level I	Level II	Level III
Financial assets:
Cash and cash equivalents	$27,227,669	$27,227,669	$27,227,669	$—	$—
Investment securities:
Available for sale	66,858,556	66,858,556	5,375,176	61,483,380	—
Held to maturity	101,683,363	102,456,869	—	102,456,869	—
Net loans	58,453,648	60,504,364	—	—	60,504,364
Accrued interest receivable	1,330,912	1,330,912	1,330,912	—	—
Regulatory bank stock	97,100	97,100	97,100	—	—
Financial liabilities:
Deposits	$214,389,713	$214,374,713	$208,405,552	$—	$5,969,161
Accrued interest payable	7,717	7,717	7,717	—	—

Financial instruments are defined as cash, evidence of an ownership interest in an entity, or a contract which creates an obligation or right to receive or deliver cash or another financial instrument from/to a second entity on potentially favorable or unfavorable terms.

Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale. If a quoted market price is available for a financial instrument, the estimated fair value would be calculated based upon the market price per trading unit of the instrument.

If no readily available market exists, the fair value estimates for financial instruments should be based upon management’s judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses, and other factors as determined through various option pricing formulas or simulation modeling. Since many of these assumptions result from judgments made by management based upon estimates which are inherently uncertain, the resulting estimated fair values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in the assumptions on which the estimated fair values are based may have a significant impact on the resulting estimated fair values.

Since certain assets, such as deferred tax assets and premises and equipment, are not considered financial instruments, the estimated fair value of financial instruments would not represent the full value of the Bank.

13.	FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Cash and Cash Equivalents, Accrued Interest Receivable, and Accrued Interest Payable

The carrying amount is a reasonable estimate of the fair value.

Investment Securities

The fair value of investment securities is equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities.

The Bank utilizes a third-party source to determine the fair value of its fixed income securities. The methodology consists of pricing models based on asset class and includes available trade, bid, other market information, broker quotes, proprietary models, various databases, and trading desk quotes.

Net Loans

The fair value is estimated by discounting future cash flows using current market inputs at which loans with similar terms and qualities would be made to borrowers of similar credit quality. Where quoted market prices were available, primarily for certain residential mortgage loans, such market rates were utilized as estimates for fair value.

Regulatory Bank Stock

The carrying amount is a reasonable estimate of fair value because it is a restricted investment and its value is determined by the ultimate recoverability of the par value.

Deposits

The fair values of certificates of deposit are based on the discounted value of contractual cash flows. The discount rates are estimated using rates currently offered for similar instruments with similar remaining maturities. Demand, savings, and money market deposit accounts are valued at the amount payable on demand as of year-end.

Off-Balance Sheet Commitments

The carrying amount is a reasonable estimate of fair value.

14.	SUBSEQUENT EVENTS

On March 29, 2017, the Bank executed a definitive agreement with Mid-Penn Bancorp, Inc., in which Mid-Penn Bancorp, Inc. will merge with the Bank. Mid-Penn Bancorp, Inc. will purchase the stock of the Bank at which point the Bank will merge into Mid-Penn Bancorp, Inc. The Bank will then operate as Scottdale Bank and Trust, a division of Mid Penn Bank. The merger is subject to the approval of regulatory authorities and the affirmative vote of the shareholders of the Bank. The merger is expected to close in the third quarter of 2017.

The Bank has reviewed events occurring through June 15, 2017, the date the financial statements were issued. Except for the merger agreement referred to, no other subsequent events have occurred requiring accrual or disclosure.

The Scottdale Bank and Trust Company

Unaudited Balance Sheet

(unaudited)

(Dollars in Thousands)	December 31, 2017	December 31, 2016
ASSETS
Cash and due from banks	$10,528	$7,160
Interest-bearing deposits in banks	—	98
Federal funds sold	59,920	9,384

Total cash and cash equivalents	70,448	16,642
Certificates of deposit	—	2,750
Investment securities available for sale	114,908	77,282
Investment securities held to maturity (fair value of $0 and $100,019)	—	100,558
Loans	69,869	63,379
Less allowance for loan losses	(541)	(553)

Net loans	69,328	62,826
Premises and equipment	1,253	1,286
Regulatory bank stock	97	100
Other real estate owned	385	387
Accrued interest receivable and other assets	4,316	1,645

TOTAL ASSETS	$260,735	$263,476

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$45,912	$44,310
Interest-bearing demand deposits	21,469	20,542
Savings and money market deposits	137,956	145,280
Time deposits	5,321	5,853

Total deposits	210,658	215,985
Accrued interest payable and other liabilities	3,398	2,208

TOTAL LIABILITIES	214,056	218,193

STOCKHOLDERS’ EQUITY
Common stock—authorized, 200,000 shares of $2.50 par value; 53,950 shares issued as of December 31, 2017 and December 31, 2016; 50,718 shares outstanding as of December 31, 2017 and December 31, 2016	135	135
Surplus	1,200	1,200
Retained earnings	50,122	44,130
Accumulated other comprehensive (loss) income	(3,008)	1,588
Treasury stock—at cost, 3,232 shares as of December 31, 2017 and December 31, 2016	(1,770)	(1,770)

TOTAL STOCKHOLDERS’ EQUITY	46,679	45,283

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$260,735	$263,476

See accompanying notes to the financial statements.

The Scottdale Bank and Trust Company

Unaudited Income Statements

For the Twelve Months Ending December 31, 2017 and 2016

(unaudited)

(Dollars in Thousands)	December 31, 2017	December 31, 2016
INTEREST AND DIVIDEND INCOME
Loans, including fees	$3,324	$3,271
Investment securities:
Taxable	1,561	1,391
Exempt from federal income tax	1,497	1,973
Interest-bearing deposits in banks	58	62
Federal funds sold	178	42

Total interest and dividend income	6,618	6,739
INTEREST EXPENSE ON DEPOSITS	510	520

NET INTEREST INCOME	6,108	6,219
Provision for loan losses	—	(200)

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	6,108	6,419
OTHER INCOME
Service fees on deposit accounts	250	341
Gains on investment securities	6,337	84
Other income	164	62

Total other income	6,751	487
OTHER EXPENSE
Salaries	2,898	2,821
Pension and other benefits	737	769
Occupancy and equipment	425	417
Pennsylvania bank shares tax	58	36
Charitable contributions	312	494
FDIC assessment	74	118
Professional fees	101	155
Computer services	101	101
Merger and acquisition expense	520	—
Loss on sale of other real estate owned	—	782
Other expenses	519	560

Total other expense	5,745	6,253

Income before income tax expense	7,114	653
Income tax expense	1,161	103

NET INCOME	$5,953	$550

EARNINGS PER SHARE	$117.37	$10.84

See accompanying notes to the financial statements.

The Scottdale Bank and Trust Company

Unaudited Statements of Comprehensive Income

For the Twelve Months Ending December 31, 2017 and 2016

(unaudited)

	For the year ended December 31,
(Dollars in Thousands)	2017	2016
Net income	$5,953	$550
Components of other comprehensive income:
Unrealized (loss) gain on available-for-sale investment securities	(83)	1,161
Tax effect	28	(395)
Reclassification adjustment for gains realized in income	(6,337)	(84)
Tax effect	2,155	29
Change in unrecognized pension costs	206	(330)
Tax effect	(70)	112

Total other comprehensive (loss) income	(4,101)	493

Total comprehensive income	$1,852	$1,043

See accompanying notes to the financial statements.

The Scottdale Bank and Trust Company

Unaudited Statements of Changes in Stockholders’ Equity

For the Twelve Months Ended December 31, 2017 and 2016

(unaudited)

(Dollars in Thousands)	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Treasury Stock	Total
Balance, January 1, 2017	$135	$1,200	$44,130	$1,588	$(1,770)	$45,283
Net income	—	—	5,953	—	—	5,953
Other comprehensive loss	—	—	—	(4,101)	—	(4,101)
Cash dividends ($9.00 per share)	—	—	(456)	—	—	(456)
Tax rate adjustment impact	—	—	495	(495)	—	—

Balance, December 31, 2017	$135	$1,200	$49,627	$(3,008)	$(1,770)	$46,679

Balance, January 1, 2016	$135	$1,200	$45,102	$1,095	$(1,770)	$45,762
Net income	—	—	550	—	—	550
Other comprehensive income	—	—	—	493	—	493
Cash dividends ($30.00 per share)	—	—	(1,522)	—	—	(1,522)

Balance, December 31, 2016	$135	$1,200	$44,130	$1,588	$(1,770)	$45,283

See accompanying notes to the financial statements.

The Scottdale Bank and Trust Company

Unaudited Statement of Cash Flows

(unaudited)

	Year ended December 31,
(Dollars in Thousands)	2017	2016
OPERATING ACTIVITIES
Net income	$5,953	$550
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	—	(200)
Depreciation	121	122
Amortization of discounts, premiums (net)	1,294	1,255
Security gains, net	(6,337)	(84)
Loss on sale of other real estate owned	—	782
Deferred income taxes	227	103
Decrease (increase) in accrued interest receivable and other assets	352	(26)
Increase in accrued interest payable and other liabilities	1	—
Other, net	(327)	(415)

Net cash provided by operating activities	1,284	2,087

INVESTING ACTIVITIES
Investment securities available for sale:
Proceeds from sales	36,188	—
Proceeds from calls, maturities and principal repayments	30,592	13,760
Purchases	(5,096)	(23,620)
Investment securities held to maturity:
Proceeds from sales	—	—
Proceeds from calls, maturities and principal repayments	—	17,594
Purchases	—	(17,126)
Loan originations, net	(6,502)	(4,199)
Redemption (purchase) of regulatory stock	3	(2)
Sales (purchases) of certificates of deposit	2,750	(500)
Proceeds from sale of other real estate owned	2	1,428
Purchase of premises and equipment	(88)	(82)

Net cash provided by (used for) investing activities	57,849	(12,747)

FINANCING ACTIVITIES
Net (decrease) increase in deposits	(5,327)	1,596
Cash dividends paid	(456)	(1,522)

Net cash (used in) provided by financing activities	(5,327)	74

Increase (decrease) in cash and cash equivalents	53,806	(10,586)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	16,642	27,228

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$70,448	$16,642

See accompanying notes to the financial statements.

The Scottdale Bank and Trust Company

Notes to (Unaudited) Financial Statements

Note 1. Summary of Significant Accounting Policies

A summary of significant accounting and reporting policies applied in the presentation of the accompanying financial statements follows:

Nature of Operations and Basis of Presentation

The Scottdale Bank and Trust Company (the “Bank”) is a full-service commercial banking institution and provides a variety of financial services to individuals and corporate customers through its five offices located in Southwestern Pennsylvania. The Bank’s primary deposit products are noninterest and interest-bearing checking accounts, savings accounts, and certificates of deposit. Its primary lending products are single-family and multi-family residential loans. The Bank is supervised by the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking and Securities.

On March 29, 2017, the Bank entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Mid Penn Bancorp, Inc. (“Mid Penn”) and its wholly owned subsidiary, Mid Penn Bank (“Mid Penn Bank”). On January 8, 2018, Mid Penn completed its acquisition of the Bank through the merger of the Bank with and into Mid Penn Bank pursuant to the previously announced Agreement and Plan of Merger, dated as of March 29, 2017. More information on this transaction can be found in Note 13—Subsequent Events.

Ownership

Lawrence Keister & Co., a Pennsylvania general partnership and related party, owned 25,804 shares, or 50.87 percent, of the Bank’s outstanding stock as of December 31, 2017.

Use of Estimates

In preparing the financial statements, management is required to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the Balance Sheet date and the reported amounts of revenues and expenses during the reporting periods. Therefore, actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans, defined benefit pension liability, fair value of financial instruments, valuation of deferred tax assets, other-than-temporary impairment of securities, and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans.

Investment Securities

All investments in debt and equity securities are to be classified into three categories. Securities which management has the positive intent and ability to hold until maturity are classified as held to maturity. Held-to-maturity securities are stated at cost, adjusted for amortization of premium and accretion of discount, computed on a level-yield basis. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities. All other securities are classified as available-for-sale securities. Unrealized holding gains and losses for trading securities are included in earnings. Unrealized holding gains and losses for available-for-sale securities are excluded from earnings and reported as net of income taxes as a separate component of stockholders’ equity until realized. At this time, management has no intention of establishing a trading securities classification.

Interest and dividends on securities are reported as interest income. Gains and losses realized on sales of securities represent the differences between net proceeds and carrying values determined by the specific identification method.

Securities are evaluated on a periodic basis and determine whether a decline in their value is other than temporary. For debt securities, management considers whether the present value of cash flow expected to be collected is less than the security’s amortized cost basis (the difference defined as the credit loss), the magnitude and duration of the decline, the reasons underlying the decline, and the Bank’s intent to sell the security or whether it is more likely than not that the Bank would be required to sell the security before its anticipated recovery in fair value, to determine whether the loss in value is other than temporary. Once a decline in fair value is determined to be other than temporary, if the investor does not intend to sell the security, and it is more likely than not that it will not be required to sell the security, before recovery of the security’s amortized cost basis, the charge to earnings is limited to the amount of credit loss. Any remaining difference between fair value and amortized cost (the difference defined as the non-credit portion) is recognized in other comprehensive income, net of applicable taxes. Otherwise, the entire difference between fair value and amortized cost is charged to earnings.

Regulating Bank Stock

Common stock of the Federal Home Loan Bank (“FHLB”) and Atlantic Community Bancshares, Inc. represents ownership in institutions which are wholly owned by other financial institutions. These equity securities are accounted for at cost and are classified as regulatory bank stock on the Balance Sheet.

The Bank is a member of the FHLB of Pittsburgh and, as such, is required to maintain a minimum investment in stock of the FHLB that varies with the level of advances outstanding with the FHLB. The stock is bought from and sold to the FHLB based upon its $100 par value. The stock does not have a readily determinable fair value and, as such, is classified as restricted stock, carried at cost, and evaluated for impairment as needed. The stock’s value is determined by the ultimate recoverability of the par value rather than by recognizing temporary declines. The determination of whether the par value will ultimately be recovered is influenced by criteria such as the following: (a) the significance of the decline in net assets of the FHLB as compared with the capital stock amount and the length of time this situation has persisted, (b) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance, (c) the impact of legislative and regulatory changes on the customer base of the FHLB, and (d) the liquidity position of the FHLB. There was no impairment of the FHLB stock as of September 30, 2017.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff generally are stated at their outstanding unpaid principal balances, net of any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance.

The accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days past due, unless the credit is well secured and in the process of collection or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time, and the ultimate collectability of the total contractual principal and interest is no longer in doubt.

Allowance for Loan Losses

The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is maintained at a level considered adequate to absorb losses inherent in the portfolio. Management’s periodic evaluation of the adequacy of the allowance is based on the Bank’s past loan loss experience, known and inherent risks in the portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective, since it requires material estimates that may be susceptible to significant change, including the amounts and timing of future cash flows expected to be received on impaired loans and leases.

Supplementary Cash Flow Information

For purposes of the Statements of Cash Flows, the Bank considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Therefore, all cash and due from banks, interest-bearing deposits in banks, and federal funds sold are classified as cash equivalents for purposes of the Statements of Cash Flows. Federal funds are purchased or sold for one-day periods. Cash payments for interest were $506,000 and $520,000 for the years ended December 31, 2017 and 2016, respectively. There were no income tax payments during the years ended December 31, 2017 and 2016.

Advertising

The Bank expenses advertising costs as incurred. Advertising expense was $32,000 and $54,000 for the years ended December 31, 2017 and 2016, respectively, and is included in other expense on the Statements of Income.

Premises and Equipment

Land is carried at cost. Premises and equipment, which include leasehold improvements, are stated at cost less accumulated depreciation and amortization. Depreciation is computed on the straight-line method over the estimated useful lives of the assets, which consist of 3 to 20 years for furniture, fixtures, and equipment and 3 to 40 years for office buildings and improvements. Leasehold improvements are amortized on a straight-line basis over the shorter of the remaining terms of the related leases or the estimated useful lives of the assets. Expenditures for maintenance and repairs are charged against income as incurred. Costs of major additions and improvements are capitalized.

Other Real Estate Owned (“OREO”)

Real estate acquired in satisfaction of a loan is reported in other real estate owned on the Balance Sheet.

Properties acquired by foreclosure or deed in lieu of foreclosure are transferred to OREO and recorded at fair value less estimated costs to sell. Initial write-downs recorded when properties are transferred to OREO are recorded as reductions of the allowance for loan losses. Costs to maintain the assets, subsequent write-downs to reflect declines in the fair value of the property, and subsequent gains and losses attributable to their disposal are included in other income and expenses.

Trust Department

Assets held by the Bank in fiduciary or agency capacities for its customers are not included in the accompanying Balance Sheets since such items are not assets of the Bank. In accordance with industry practice, fees are recorded on a cash basis and approximate the fees which would have been recognized on the accrual basis.

Income Taxes

The Bank uses an asset and liability approach to financial accounting and reporting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

On December 22, 2017, President Donald J. Trump signed into law the Tax Cuts and Jobs Act (the “TCJA”), a tax reform law that included a significant provision reducing the corporate tax rate applicable to the Bank, for tax years beginning after 2017, to a flat 21 percent rate. The reduction resulted in the $419,000 write-down of the Bank’s deferred tax asset in December 2017, because the deferred tax asset was previously valued based upon the projection of the Bank realizing a 34 percent future corporate tax rate benefit. This write-down was included in the Bank’s income tax provision for the year ended December 31, 2017, as further discussed in Note 8—Income Taxes to the consolidated financial statements.

Earnings Per Share

Earnings per share are calculated on the basis of the weighted-average number of shares outstanding. The weighted-average number of shares outstanding was 50,718 for the years ended December 31, 2017 and 2016.

Reclassification of Comparative Amounts

Certain comparative amounts for the prior period may have been reclassified to conform to current-year classifications. Such classifications had no effect on net income or stockholders’ equity.

Comprehensive Income

The Bank is required to present comprehensive income in a full set of general-purpose financial statements for all periods presented. Other comprehensive income comprises unrealized gains and losses on the available-for-sale securities portfolio and the change in the unrecognized pension cost.

Note 2. Investment Securities

The amortized cost, gross unrealized gains and losses, and fair value of investment securities available for sale, at December 31, 2017 and 2016, are summarized as follows:

	December 31, 2017
(Dollars in Thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. government agency securities	$2,500	$—	$(33)	$2,467
Obligations of states and political subdivisions	67,628	108	(359)	67,377
Corporate securities	45,402	55	(393)	45,064

Total debt securities	115,530	163	(785)	114,908
Equity securities	—	—	—	—

Total	$115,530	$163	$(785)	$114,908

	December 31, 2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. treasury securities	$2,998	$2	$(1)	$2,999
U.S. government agency securities	10,257	21	(29)	10,249
Corporate securities	57,818	91	(563)	57,346

Total debt securities	71,073	114	(593)	70,594
Equity securities	930	5,758	—	6,688

Total	$72,003	$5,872	$(593)	$77,282

The Bank did not have held to maturity investment securities as of December 31, 2017. The amortized cost, gross unrealized gains and losses, and fair value of investment securities held to maturity at December 31, 2016 are summarized as follows:

	December 31, 2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Obligations of states and political subdivisions	$100,558	$238	$(777)	$100,019

The Bank reviews its position quarterly and asserts that at December 31, 2017, the declines outlined in the previous tables represent temporary declines and the Bank does not intend to sell and does not believe it will be required to sell these securities before recovery of their cost basis, which may be at maturity for debt securities. At December 31, 2017, the Bank had 152 investment securities that were in an unrealized loss position.

For debt securities that are not deemed to be credit impaired, management performs additional analysis to assess whether it intends to sell or would more likely than not be required to sell the investment before the expected recovery of the amortized cost basis. Management has asserted that is has no intent to sell and that it believes it is more likely than not that it will not be required to sell the investment before recovery of its amortized cost basis. Similarly, for equity securities, management considers the various factors described above, including its intent and ability to hold the equity security for a period of time sufficient for recovery to amortized cost. Where management lacks that intent or ability, the security’s decline in fair value is deemed to be other than temporary and is recorded in earnings.

For debt securities, a critical component of the evaluation for other-than-temporary impairment is the identification of credit impaired securities where management does not expect to receive cash flows sufficient to recover the entire amortized cost basis of the security. Where management deems the security to be other-than-temporarily impaired based upon the above factors and the duration and extent to which the fair value has been less than cost, the inability to forecast a recovery in fair value, and other factors concerning the issuers in the pooled security, the decline is recorded in earnings.

The Bank has concluded that the unrealized losses disclosed above are not other than temporary but are the result of interest rate changes, sector credit ratings changes, or Bank-specific ratings changes that are not expected to result in the non-collection of principal and interest during the period.

The amortized cost and fair value of debt securities at December 31, 2017, by contractual maturity, are shown below. Expected maturities for mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

	Available for Sale
(Dollars in Thousands)	Amortized Cost	Fair Value
Due in one year or less	$18,814	$18,787
Due after one year through five years	93,007	92,469
Due after five years	3,709	3,652

Total	$115,530	$114,908

Gains on sales of investment securities totaled $6,337,000 for the year ended December 31, 2017. There were no sales of investment securities during the year ended December 31, 2016.

Investment securities with a carrying value of $8,153,000 and $10,766,000 at September 30, 2017 and December 31, 2016, respectively, were pledged for either fiduciary powers or to secure public deposits and for other purposes as provided by law.

Note 3. Loans

The Bank grants mortgage, commercial, and installment loans, which are the primary loan portfolio segments to customers. A substantial portion of the loan portfolio is represented by mortgage loans throughout Southwestern Pennsylvania. The ability of the Bank’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Major classifications of loans are summarized as follows as of December 31, 2017 and December 31 2016:

(Dollars in Thousands)	December 31, 2017	December 31, 2016
Residential real estate	$30,781	$31,641
Commercial real estate	26,880	27,151
Commercial	5,527	3,015
Installment	6,681	1,572

	69,869	63,379
Less: Allowance for loan losses	(541)	(553)

Net loans	$69,328	$62,826

Note 4. Allowance for Loan Losses

The allowance for loan losses consists of specific, general, and unallocated components. The specific component relates to loans that are evaluated solely based on delinquency and assessed a specific reserve by management. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value, if the loan is considered to be collateral-dependent) of the impaired loan is lower than the carrying amount of that loan. The general component covers current loans and is based on historical loss experience adjusted for qualitative factors. In reviewing risk within the Bank’s loan portfolio, management has determined there to be several different risk categories within the loan portfolio. The allowance for loan losses consists of amounts applicable to: (i) the residential real estate portfolio; (ii) the commercial real estate portfolio; (iii) the commercial portfolio; (iv) the installment portfolio; and (v) the unallocated portion. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

During 2017, the activity in the allowance for loan losses as noted below corresponds with the increases and decreases in each respective portfolio. There were no changes in qualitative or historical loss factors during the year.

Changes in the allowance for loan losses by portfolio segment as of and for the periods ended December 31, 2017 and December 31, 2016 are as follows:

(Dollars in Thousands)	Residential Real Estate	Commercial Real Estate	Commercial	Installment	Unallocated	Total
Beginning balance at January 1, 2017	$238	$273	$20	$17	$5	$553
Provision	(4)	(29)	—	35	(2)	—
Charge-offs	—	(12)	—	(2)	—	(14)
Recoveries	—	—	—	2	—	2

Ending balance at December 31, 2017	$234	$232	$20	$52	$3	$541

	Residential Real Estate	Commercial Real Estate	Commercial	Installment	Unallocated	Total
Beginning balance at January 1, 2016	$232	$240	$15	$18	$251	$756
Provision	6	33	5	2	(246)	(200)
Charge-offs	—	—	—	(10)	—	(10)
Recoveries	—	—	—	7	—	7

Ending balance at December 31, 2016	$238	$273	$20	$17	$5	$553

The following is a table that segregates the allowance for loan losses and loan portfolio by portfolio segment into the amount required for loans individually evaluated for impairment and the amount required for loans collectively evaluated for impairment as of December 31, 2017 and December 31, 2016:

(Dollars in Thousands)	Residential Real Estate	Commercial Real Estate	Commercial	Installment	Unallocated	Total
December 31, 2017
Allowance for loan losses:
Ending balance: collectively evaluated for impairment	$234	$232	$20	$52	$3	$541
Ending balance: individually evaluated for impairment	—	—	—	—	—	—

Ending balance	$234	$232	$20	$52	$3	$541

Loans:
Ending balance: collectively evaluated for impairment	$30,781	$26,880	$5,527	$6,681		$69,869
Ending balance: individually evaluated for impairment	—	—	—	—		—

Ending balance	$30,781	$26,880	$5,527	$6,681		$69,869

	Residential Real Estate	Commercial Real Estate	Commercial	Installment	Unallocated	Total
December 31, 2016
Allowance for loan losses:
Ending balance: collectively evaluated for impairment	$238	$273	$20	$17	$5	$553
Ending balance: individually evaluated for impairment	—	—	—	—	—	—

Ending balance	$238	$273	$20	$17	$5	$553

Loans:
Ending balance: collectively evaluated for impairment	$31,641	$26,857	$2,936	$1,572		$63,006
Ending balance: individually evaluated for impairment	—	294	79	—		373

Ending balance	$31,641	$27,151	$3,015	$1,572		$63,379

Impaired Loans

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either their present value of expected future cash flows discounted at the loans effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral-dependent.

Large groups of smaller-balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

Information with respect to impaired loans as of and for the twelve months ended December 31, 2017 and 2016 is as follows:

(Dollars in Thousands)	Impaired Loans with Specific Allowance		Impaired Loans with No Specific Allowance	Total Impaired Loans
	Recorded Investment	Related Allowance	Recorded Investment	Unpaid Principal Balance	Average Recorded Investment	Interest Income Recognized
December 30, 2017
Commercial real estate	$—	$—	$—	$—	$—	$—
Commercial	—	—	—	—	—	—

	$—	$—	$—	$—	$—	$—

	Impaired Loans with Specific Allowance		Impaired Loans with No Specific Allowance	Total Impaired Loans
	Recorded Investment	Related Allowance	Recorded Investment	Unpaid Principal Balance	Average Recorded Investment	Interest Income Recognized
December 31, 2016
Commercial real estate	$—	$—	$294	$294	$594	$23
Commercial	—	—	79	79	26	—

	$—	$—	$373	$373	$620	$23

Credit Quality Information

The following table includes an aging analysis of the recorded investment of past-due financing receivables as of December 31, 2017 and 2016:

(Dollars in Thousands)	Current	30-89 Days Past Due	90 Days + Past Due	Total Loans	90 Days + Past Due and Still Accruing
December 31, 2017
Residential real estate	$29,539	$788	$454	$30,781	$121
Commercial real estate	25,119	1,199	562	26,880	—
Commercial	5,527	—	—	5,527	—
Installment	6,265	208	208	6,681	31

Total	$66,450	$2,195	$1,224	$69,869	$152

	Current	30-89 Days Past Due	90 Days + Past Due	Total Loans	90 Days + Past Due and Still Accruing
December 31, 2016
Residential real estate	$30,513	$770	$357	$31,640	$228
Commercial real estate	26,462	395	294	27,151	—
Commercial	2,937	—	79	3,016	70
Installment	1,565	7	—	1,572	—

Total	$61,477	$1,172	$730	$63,379	$298

The following is a table of nonaccrual loans by portfolio segment as of December 31, 2017 and December 31, 2016:

(Dollars in Thousands)	December 31, 2017	December 31, 2016
Residential real estate	$333	$129
Commercial real estate	562	294
Commercial	177	9

Total	$1,072	$432

The nonperforming classification is based solely on delinquency levels. Nonperforming loans include loans that are on nonaccrual or loans that are contractually past due 90 days or more on interest or principal payments.

Troubled Debt Restructuring (“TDR”)

Consistent with accounting and regulatory guidance, the Bank recognizes a TDR when the Bank, for economic or legal reasons related to a borrower’s financial difficulties, grants a concession to the borrower that would not normally be considered. Regardless of the form of concession granted, the Bank’s objective in offering a TDR is to increase the probability of repayment of the borrower’s loan.

To be considered a TDR, both of the following criteria must be met:

•	The borrower must be experiencing financial difficulties; and

•	The Bank, for economic or legal reasons related to the borrower’s financial difficulties, grants a concession to the borrower that would not otherwise be considered.

As of December 31, 2017 and December 31, 2016, the Bank did not have any TDRs, nor did it have any TDRs within the last period where a concession had been made that then defaulted.

Note 5. Premises and Equipment

Major classifications of premises and equipment are summarized as follows as of December 31, 2017 and December 31, 2016:

(Dollars in Thousands)	December 31, 2017	December 31, 2016
Land	$270	$270
Buildings and improvements	2,444	2,429
Furniture, fixtures, and equipment	1,986	1,986

	4,700	4,685
Less accumulated depreciation	(3,447)	(3,399)

Total	$1,253	$1,286

Depreciation charged to operations was $121,000 and $122,000 for the twelve months ended December 31, 2017 and 2016, respectively.

Note 6. Deposits

The scheduled maturities of time deposits at December 31, 2017, are as follows:

(Dollars in Thousands)	Time deposits
Scheduled maturity in one year or less	$2,256
Scheduled maturity after one year through three years	3,065
Scheduled maturity after three years	—

Total	$5,321

At December 31, 2017 and 2016, the aggregate of all time deposit accounts with a minimum denomination greater than or equal to the federally insured limit of $250,000 or more amounted to $2,628,000 and $2,465,000, respectively.

Note 7. Commitments and Contingencies

In the normal course of business, there are various outstanding commitments to extend credit that are not reflected in the accompanying Balance Sheet and represent financial instruments with off-balance sheet risk.

These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Balance Sheet. The same credit policies are used in making commitments and conditional obligations as for on-balance sheet instruments. Generally, collateral is required to support financial instruments with credit risk.

The off-balance sheet commitments consisted of commitments to extend credit of approximately $11,640,000 and standby letters of credit totaling $62,000 as of December 31, 2017.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the loan agreement. These commitments consist primarily of mortgage loan originations, credit cards, and lines of credit.

The exposure to loss under these commitments is limited by subjecting them to credit approval and monitoring procedures. Substantially all commitments to extend credit are contingent upon customers maintaining specific credit standards at the time of the loan funding. Management assesses the credit risk associated with certain commitments to extend credit in determining the level of the allowance for loan losses.

Note 8. Income Taxes

On December 22, 2017, the Tax Cuts and Jobs Act was signed into law reducing the federal tax rate to 21% beginning on January 1, 2018. The revaluation of net deferred tax assets as of December 22, 2017 resulted in $419,000 of additional tax expense on the date of enactment included in deferred expense in the table below.

The provision for income taxes consists of the following:

(Dollars in Thousands)	December 31, 2017	December 31, 2016
Current expense	$3,708	$—
Deferred	(2,547)	103

Total	$1,161	$103

The deferred tax assets and deferred tax liabilities recorded on the Balance Sheet as of December 31, 2017 and December 31, 2016, are as follows:

(Dollars in Thousands)	December 31, 2017	December 31, 2016
Deferred tax assets:
Allowance for loan losses	$45	$78
Alternative minimum tax credits	1,540	939
Pension liability	669	977
Charitable contribution carryforward	412	803
Net operating loss carryover	—	1,075
Net unrealized loss on investment securities available for sale	130	—
Other	31	183

Gross deferred tax assets	2,827	4,055
Deferred tax valuation allowance	(412)	(1,878)

Total deferred tax assets	2,416	2,177

Deferred tax liabilities:
Pension expense	(178)	(255)
Premises and equipment	(22)	(39)
Net unrealized gain on investment securities available for sale	—	(1,795)

Total deferred tax liabilities	(200)	(2,089)

Net deferred tax asset	$2,216	$88

Included in the table above is a deferred tax asset related to charitable contributions made by the Bank in prior years that began to expire during 2012 as the Bank was unable to generate sufficient taxable income to deduct the contributions. The charitable contribution amounts of $254,607 and $386,052 expired during 2017 and 2016, respectively. As such, management has established a valuation allowance against this deferred tax asset as of December 31, 2017 and 2016, in the amounts of $412,000 and $803,000, respectively.

As of December 31, 2016, the Bank had a net operating loss (“NOL”) carryforward, of which a valuation allowance against this deferred tax asset was established in the amount of $1,075,000. During 2017, the Bank was able to generate sufficient taxable income to fully utilize the NOL, therefore the valuation allowance was eliminated and the NOL balance was reduced to zero within the deferred tax asset.

The alternative minimum tax (“AMT”) credits have an indefinite carryforward period; therefore no allowance has been established against this asset.

The reconciliation between the federal statutory rate and the Bank’s effective income tax rate is as follows:

(Dollars in Thousands)	2017		2016
	Amount	% of Pretax Income	Amount	% of Pretax Income
Provision at statutory rate	$2,419	34.0%	$222	34.0%
Valuation allowance	(1,124)	(15.8)	464	71.1
Effect of tax-exempt income	(575)	(8.1)	(697)	(106.9)
Merger related expenses	88	1.2	—	—
Rate change impact	419	5.9	—	—
Other	(66)	(0.9)	114	17.6

Total expense for income taxes and effective rate	$1,161	16.3%	$103	15.8%

U.S. generally accepted accounting principles prescribe a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met.

There is currently no liability for uncertain tax positions and no known unrecognized tax benefits. The Bank recognizes, when applicable, interest and penalties related to unrecognized tax benefits in the provision for income taxes in the Statements of Income. The Bank’s federal and PA shares tax returns for taxable years through 2013 have been closed for purposes of examination by the Internal Revenue Service and the Pennsylvania Department of Revenue.

Note 9. Accumulated Other Comprehensive Income

The following table presents the changes in accumulated other comprehensive income by component, net of tax, as of December 31, 2017 and 2016:

(Dollars in Thousands)	Net Unrealized Gain on Securities	Net Unrecognized Pension Costs	Total
Accumulated other comprehensive income (loss), January 1, 2016	$2,773	$(1,678)	$1,095
Other comprehensive income (loss) before reclassification	766	(334)	432
Amounts reclassified	(55)	116	61

Accumulated other comprehensive income (loss), December 31, 2016	$3,484	$(1,896)	$1,588

Accumulated other comprehensive income (loss), January 1, 2017	$3,484	$(1,896)	$1,588
Other comprehensive income (loss) before reclassification	207	(757)	(550)
Amounts reclassified	(4,182)	136	(4,046)

Accumulated other comprehensive (loss), December 31, 2017	$(491)	$(2,517)	$(3,008)

The following table presents the amounts reclassified out of accumulated other comprehensive income for the twelve months ended December 31, 2017 and 2016:

Details About Amounts Reclassified from Accumulated Other Comprehensive Income	December 31, 2017	December 31, 2017	Affected Line on the Statements of Income
Unrealized gain on available-for-sale securities	$(6,337)	$(84)	Gains on investment security calls
	2,155	29	Income tax expense

	$(4,182)	$(55)	Net of tax

Net unrecognized pension costs	$206	$176	Pension and other employee benefits
	(70)	(60)	Income tax benefit

	$136	$116	Net of tax

Note 10. Employee Benefits

Defined Benefit Plan

The Bank offers a noncontributory defined benefit pension plan (the “Plan”) covering all eligible employees. The Bank’s policy is to fund pension benefits as accrued. The Plan’s assets are primarily invested in corporate equity securities; the valuations of which are subject to market fluctuations.

The following table sets forth the Plan’s funded status and amounts recognized in the Bank’s Balance Sheet as of December 31, 2017 and 2016.

(Dollars in Thousands)	December 31, 2017	December 31, 2016
Change in projected benefit obligation:
Projected benefit obligation at beginning of year	$9,081	$8,074
Service cost	290	274
Interest cost	361	340
Benefit payments	(51)	(17)
Actuarial loss	777	410

Projected benefit obligation at end of period	10,458	9,081

Change in Plan assets:
Fair value of Plan assets at beginning of year	6,960	6,176
Return on Plan assets	762	351
Benefit payments	(51)	(17)
Employer contribution	450	450

Fair value of Plan assets at end of period	8,121	6,960

Funded status	(2,337)	(2,121)
Unrecognized actuarial loss	3,186	2,872
Unrecognized prior service cost	—	—

Accrued pension cost	$849	$751

Amounts recognized in accumulated other comprehensive income at December 31 2017 and 2016 consist of:

(dollars in thousands)	2017	2016
Unrecognized actuarial loss	$3,186	$2,872
Unrecognized prior service cost	—	—

Amount recognized, end of year	$3,186	$2,872

Amounts recognized in the year-end Balance Sheet consist of:

(dollars in thousands)	2017	2016
Accrued benefit cost	$849	$751
Accumulated other comprehensive income	(3,186)	(2,872)

Net amount recognized	$(2,337)	$(2,121)

The accumulated benefit obligation for the Plan was $8,803,000 and $7,660,000 at December 31, 2017 and 2016, respectively.

Components of Net Periodic Pension Cost

Amounts included in the net periodic pension cost are as follows for the years ended December 31, 2017 and 2016:

(dollars in thousands)	2017	2016
Service cost—benefits earned during the period	$290	$274
Interest cost on projected benefit obligation	361	340
Expected return on Plan assets	(505)	(448)
Net amortization and deferral	—	11
Recognized actuarial loss	206	166

Total pension cost	$352	$343

Assumptions

The weighted-average assumptions used to determine net periodic benefit cost for the years ended December 31, 2017 and 2016 consist of:

	2017	2016
Discount rate	3.75%	4.00%
Expected long-term return on Plan assets	5.00	7.00
Rate of compensation increase	3.50	4.00

The weighted-average assumptions used to determine benefit obligations at December 31, 2017 and 2016 consist of:

	2017	2016
Discount rate	3.75%	4.00%
Expected long-term return on Plan assets	5.00	7.00
Rate of compensation increase	3.50	4.00

The Plan’s weighted-average asset allocations by investment category as of December 31, 2017 and 2016 are as follows:

	2017	2016
Cash and cash equivalents	42.72%	42.34%
Common stocks	57.28	57.66

	100.00%	100.00%

The Plan’s funds are managed and held in trust by the Bank’s Trust Division. The investment objective and strategy for investing Plan assets call for a “Moderate Growth Income Objective.” This objective provides for a preservation of the principal’s purchasing power and moderate income. The investment policies of the Plan trustees prohibit the use of derivatives. In addition, the Plan’s assets are diversified appropriately across different sections.

The following table sets forth by level, within the fair value hierarchy, the Plan’s assets at fair value as of December 31, 2017 and 2016:

	December 31, 2017
	Level I	Level II	Level III	Total
Assets:
Cash and cash equivalents	$3,469	$—	$—	$3,469
Common stocks	4,652	—	—	4,652

Total assets at fair value	$8,121	$—	$—	$8,121

	December 31, 2016
	Level I	Level II	Level III	Total
Assets:
Cash and cash equivalents	$2,947	$—	$—	$2,947
Common stocks	4,013	—	—	4,013

Total assets at fair value	$6,960	$—	$—	$6,960

Following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in the methodologies used at December 31, 2017.

Cash and Cash Equivalents

Valued at carrying amount, which approximates fair value.

Common Stocks

Valued at the closing price reported on the active market on which the individual securities are traded.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

Cash Flows

The Bank expects to contribute $600,000 to the Plan in 2018. Also, the actuarial net loss that will be amortized as a component of net periodic benefit cost in 2018 is $297,000.

Expected benefit payments for the next ten years:

2018	$169
2019	190
2020	346
2021	374
2022	407
2023—2027	3,327

$4,813

401(k) Plan

The Bank has a 401(k) plan that covers substantially all employees. The plan provides for employer-matching contributions of 25 percent of employee contributions.

Note 11. Regulatory Matters

Cash Requirements

The Federal Reserve Bank requires the Bank to maintain certain average reserve balances. The balance of these reserves is included in cash and due from banks on the Balance Sheet.

Loans

The Bank does not have outstanding borrowings with any institution as of December 31, 2017 or 2016. Sources of credit used by the Bank throughout the year for operational purposes are the Federal Reserve Bank discount window borrowings and funds available through credit line arrangements with the FHLB. An FHLB line of credit of $10,000,000 is available to the Bank and is subject to annual renewal. This line of credit is secured by a blanket security agreement on qualifying residential mortgages and the Bank’s investment in FHLB stock. At December 31, 2017 and 2016, the Bank did not have a maximum borrowing capacity established with the FHLB.

Dividends

The Bank is subject to legal limitations on the amount of dividends that can be paid to the stockholders. The Pennsylvania Banking Code restricts the payment of dividends, generally to the extent of its retained earnings.

Capital Requirements

Federal regulations require the Bank to maintain minimum amounts of capital. Specifically, the Bank is required to maintain minimum amounts and ratios of total common equity Tier 1, and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average total assets. Management believes, as of December 31, 2017, that the Bank met all capital adequacy requirements to which it is subject.

As of December 31, 2017, the Bank was considered to be well capitalized under the regulatory framework for prompt corrective action. To be classified as a well-capitalized financial institution, as of December 31, 2017, total risk-based, Tier 1 risk-based, common equity Tier 1 capital, and Tier 1 leverage capital ratios must be at least 10 percent, 8 percent, 6.5 percent, and 5 percent, respectively.

The following table sets forth the Bank’s capital position and minimum requirements as of December 31, 2017 and 2016.

(Dollars in Thousands)	December 31, 2017		December 31, 2016
	Amount	Ratio	Amount	Ratio
Total capital (to risk-weighted assets)
Actual	$50,228	36.05%	$46,839	31.34%
For capital adequacy purposes	11,147	8.00	11,957	8.00
To be well capitalized	13,934	10.00	14,946	10.00

Tier 1 capital (to risk-weighted assets)
Actual	$49,697	35.66%	$43,695	29.23%
For capital adequacy purposes	8,360	6.00	8,968	6.00
To be well capitalized	11,147	8.00	11,957	8.00

Common equity Tier 1 capital (to risk-weighted assets)
Actual	$49,697	35.66%	$43,695	29.23%
For capital adequacy purposes	6,270	4.50	6,726	4.50
To be well capitalized	9,057	6.50	9,715	6.50

Tier 1 capital (to average assets)
Actual	$49,697	19.01%	$43,695	16.58%
For capital adequacy purposes	10,457	4.00	10,540	4.00
To be well capitalized	13,071	5.00	13,175	5.00

Note 12. Fair Value Measurements

The following disclosures show the hierarchal disclosure framework associated with the level of pricing observations utilized in measuring assets and liabilities at fair value. The three broad levels defined by U.S. generally accepted accounting principles are as follows:

Level I:	Quoted prices are available in active markets for identical assets or liabilities as of the reported date.

Level II:	Pricing inputs are other than the quoted prices in active markets, which are either directly or indirectly observable as of the reported date. The nature of these assets and liabilities includes items for which quoted prices are available but traded less frequently and items that are fair-valued using other financial instruments, the parameters of which can be directly observed.

Level III:	Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

This hierarchy requires the use of observable market data when available.

The following table presents the assets reported on the Balance Sheet at their fair value on a recurring as of December 31, 2017 and 2016, by level within the fair value hierarchy. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	December 31, 2017
(Dollars in Thousands)	Carrying Value	Fair Value	Level I	Level II	Level III
Financial assets:
Cash and cash equivalents	$70,448	$70,448	$70,448	$—	$—
Investment securities:
Available for sale	114,908	114,908	—	114,908	—
Held to maturity	—	—	—	—	—
Net loans	69,328	68,205	—	—	68,205
Accrued interest receivable	1,005	1,005	1,005	—	—
Regulatory bank stock	97	97	97	—	—
Financial liabilities:
Deposits	$210,658	$210,488	$205,337	$—	$5,151
Accrued interest payable	8	8	8	—	—

	December 31, 2016
	Carrying Value	Fair Value	Level I	Level II	Level III
Financial assets:
Cash and cash equivalents	$16,642	$16,642	$16,642	$—	$—
Investment securities:
Available for sale	77,282	77,282	6,688	70,594	—
Held to maturity	100,558	100,019	—	100,019	—
Net loans	62,826	64,169	—	—	64,169
Accrued interest receivable	1,357	1,357	1,357	—	—
Regulatory bank stock	100	100	100	—	—
Financial liabilities:
Deposits	$215,985	$216,096	$210,132	$—	$5,964
Accrued interest payable	8	8	8	—	—

Securities

Fair values for securities available for sale are determined by obtaining quoted prices on nationally recognized securities exchanges or matrix pricing, which is a mathematical technique which is widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark-quoted securities.

The estimated fair values of the Bank’s financial instruments at December 31, 2017 and 2016 are as follows:

	December 31, 2017
(Dollars in Thousands)	Level I	Level II	Level III	Total
Assets measured on a recurring basis:
Investment securities available for sale:
U.S. government agency securities	$—	$2,467	$—	$2,467
Obligations of states and political subdivisions	—	67,377		67,377
Corporate securities	—	45,064	—	45,064

Total	$—	$114,908	$—	$114,908

	December 31, 2016
	Level I	Level II	Level III	Total
Assets measured on a recurring basis:
Investment securities available for sale:
U.S. treasury securities	$—	$2,999	$—	$2,999
U.S. government agency securities	—	10,249	—	10,249
Corporate securities	—	57,346	—	57,346
Equity securities—financial institutions	6,688	—	—	6,688

Total	$6,688	$70,594	$—	$77,282

Financial instruments are defined as cash, evidence of an ownership interest in an entity, or a contract which creates an obligation or right to receive or deliver cash or another financial instrument from/to a second entity on potentially favorable or unfavorable terms. Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale. If a quoted market price is available for a financial instrument, the estimated fair value would be calculated based upon the market price per trading unit of the instrument. If no readily available market exists, the fair value estimates for financial instruments should be based upon management’s judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses, and other factors as determined through various option pricing formulas or simulation modeling. Since many of these assumptions result from judgments made by management based upon estimates which are inherently uncertain, the resulting estimated fair values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in the assumptions on which the estimated fair values are based may have a significant impact on the resulting estimated fair values.

Since certain assets, such as deferred tax assets and premises and equipment, are not considered financial instruments, the estimated fair value of financial instruments would not represent the full value of the Bank.

Cash and Cash Equivalents, Accrued Interest Receivable, and Accrued Interest Payable

The carrying amount is a reasonable estimate of the fair value.

Investment Securities

The fair value of investment securities is equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities. The Bank utilizes a third-party source to determine the fair value of its fixed income securities. The methodology consists of pricing models based on asset class and includes available trade, bid, other market information, broker quotes, proprietary models, various databases, and trading desk quotes.

Net Loans

The fair value is estimated by discounting future cash flows using current market inputs at which loans with similar terms and qualities would be made to borrowers of similar credit quality. Where quoted market prices were available, primarily for certain residential mortgage loans, such market rates were utilized as estimates for fair value.

Regulatory Bank Stock

The carrying amount is a reasonable estimate of fair value because it is a restricted investment and its value is determined by the ultimate recoverability of the par value.

Deposits

The fair values of certificates of deposit are based on the discounted value of contractual cash flows. The discount rates are estimated using rates currently offered for similar instruments with similar remaining maturities. Demand, savings, and money market deposit accounts are valued at the amount payable on demand as of year-end.

Off-Balance Sheet Commitments

The carrying amount is a reasonable estimate of fair value.

13. Subsequent Event

On March 29, 2017, the Bank entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Mid Penn Bancorp, Inc. (“Mid Penn”) and its wholly owned subsidiary, Mid Penn Bank (“Mid Penn Bank”). On January 8, 2018, Mid Penn completed its acquisition of the Bank through the merger of the Bank with and into Mid Penn Bank pursuant to the previously announced Agreement and Plan of Merger, dated as of March 29, 2017. The Bank will operate as Scottdale Bank and Trust, a division of Mid Penn Bank.

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

MID PENN BANCORP, INC.

AND

FIRST PRIORITY FINANCIAL CORP.

dated as of

January 16, 2018

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 16, 2018, is made by and between Mid Penn Bancorp, Inc., a Pennsylvania corporation (“Mid Penn”), and First Priority Financial Corp., a Pennsylvania corporation (“First Priority”). Certain capitalized terms have the meanings given to them in Article I.

RECITALS

1. The Board of Directors of each of Mid Penn and First Priority (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies, shareholders and other constituencies and (ii) has approved and adopted this Agreement; and

2. In accordance with the terms of this Agreement, First Priority will merge with and into Mid Penn (the “Merger”); and

3. At or prior to the execution and delivery of this Agreement, each of the directors and executive officers of First Priority has executed a letter agreement in favor of Mid Penn, in the form attached hereto as Exhibit A, dated as of the date hereof (the “First Priority Affiliate Letter”), pursuant to which each such director or executive officer has agreed, among other things, to vote all shares of First Priority Common Stock owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby; and

4. At or prior to the execution and delivery of this Agreement, each of the directors and executive officers of Mid Penn and any Person owning ten percent (10%) or more of the outstanding shares of Mid Penn Common Stock has executed a letter agreement in favor of First Priority, in the form attached hereto as Exhibit B, dated as of the date hereof (the “Mid Penn Affiliate Letter”), pursuant to which each such director, executive officer or Person has agreed, among other things, to vote all shares of Mid Penn Common Stock owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby; and

5. The parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code; and

6. The parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1. Certain Definitions.

As used in this Agreement, the following capitalized terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement). Accounting terms used in this Agreement without definition shall have the meanings given to such terms in accordance with GAAP.

“Affiliate” means any Person who, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” means this agreement, together with the Exhibits, the First Priority Disclosure Schedule and the Mid Penn Disclosure Schedule, and any amendments hereto.

“Bank Merger” shall mean the merger of First Priority Bank with and into Mid Penn Bank, with Mid Penn Bank as the surviving institution as contemplated by Section 2.7.

“Bank Plan of Merger” shall have the meaning set forth in Section 2.7.

“Bank Regulator” shall mean any federal or state banking regulator, including but not limited to the FRB, the FDIC and the PDB, that regulates Mid Penn Bank or First Priority Bank, or any of their respective holding companies or subsidiaries, as the case may be.

“Basel III” means the final rule adopted by the Office of the Comptroller of the Currency, the FDIC, and the Board of Governors of the Federal Reserve System titled: Regulatory Capital Rules: Regulatory Capital, Implementation of Basel III, Capital Adequacy, Transition Provisions, Prompt Corrective Action, Standardized Approach for Risk-weighted Assets, Market Discipline and Disclosure Requirements, Advanced Approaches Risk-Based Capital Rule, and Market Risk Capital Rule, together with subsequent regulations promulgated thereafter.

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“Business Day” shall mean any day other than (a) a Saturday or Sunday, or (b) a day on which banking institutions in the Commonwealth of Pennsylvania are authorized or obligated by law or executive order to be closed.

“Certificates” or “First Priority Certificates” shall mean certificates evidencing shares of First Priority Common Stock.

“Claim” shall have the meaning set forth in Section 7.10(a).

“Closing” shall have the meaning set forth in Section 2.2(a).

“Closing Date” shall have the meaning set forth in Section 2.2(a).

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

“Confidentiality Agreement” shall mean the confidentiality agreement referred to in Section 11.1 of this Agreement.

“Dissenter Shares” shall have the meaning set forth in Section 3.1(c).

“Dodd-Frank” means the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended.

“Effective Time” shall have the meaning set forth in Section 2.2(a).

“Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any applicable Governmental Entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Laws includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended; the Resource Conservation and Recovery Act, as amended; the Clean Air Act, as amended; the Federal Water Pollution Control Act, as amended; the Toxic Substances Control Act, as amended; the Emergency Planning and Community Right to Know Act, the Safe Drinking Water Act; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” shall have the meaning set forth in Section 4.12(c).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean a bank or trust company or other agent designated by Mid Penn, and reasonably acceptable to First Priority, which shall act as agent for Mid Penn in connection with the exchange procedures for exchanging certificates for shares of First Priority Common Stock for certificates for shares of Mid Penn Common Stock as provided in Article III.

“Exchange Fund” shall have the meaning set forth in Section 3.2(a)(i).

“Exchange Ratio” shall have the meaning set forth in Section 3.1(c).

“FDIA” shall mean the Federal Deposit Insurance Act of 1950, as amended.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” shall mean the Federal Home Loan Bank of Pittsburgh.

“First Priority” shall mean First Priority Financial Corp., a Pennsylvania corporation, with its principal offices located at 2 West Liberty Boulevard, Suite 104, Malvern, Pennsylvania 19355. References to First Priority shall mean First Priority on a consolidated basis unless the context clearly indicates otherwise.

“First Priority Acquisition Proposal” shall have the meaning set forth in Section 6.8(a).

“First Priority Acquisition Transaction” shall have the meaning set forth in Section 6.8(a).

“First Priority Affiliate Letters” shall have the meaning set forth in the Recitals.

“First Priority Bank” shall mean First Priority Bank, a Pennsylvania banking institution, with its principal offices located at 2 West Liberty Boulevard, Suite 104, Malvern, Pennsylvania 19355, which is a wholly-owned subsidiary of First Priority.

“First Priority Bank Division” shall have the meaning set forth in Section 7.14.

“First Priority Benefit Plan” shall have the meaning set forth in Section 4.12(a).

“First Priority Common Stock” shall mean the common stock, par value $1.00 per share, of First Priority.

“First Priority Continuing Employee” shall have the meaning set forth in Section 7.9(e).

“First Priority Disclosure Schedule” shall mean a written disclosure schedule delivered by First Priority to Mid Penn specifically referring to the appropriate section of this Agreement.

“First Priority Financial Statements” shall mean (i) the audited consolidated financial statements of First Priority as of December 31, 2016, and for the two years ended December 31, 2016 and December 31, 2015, including the notes thereto, and (ii) the unaudited interim consolidated financial statements of First Priority as of the end of each calendar quarter following December 31, 2016 and for the periods then ended, including the notes thereto.

“First Priority Material Contracts” shall have the meaning set forth in Section 4.8(c).

“First Priority Options” shall have the meaning set forth in Section 3.1(e).

“First Priority Preferred Stock” shall mean all of First Priority’s issued and outstanding 9.00% Fixed Rate Cumulative Perpetual Preferred Stock, Series C, having a liquidation value of $1,000 per share.

“First Priority Recommendation” shall have the meaning set forth in Section 8.1(a).

“First Priority Regulatory Agreement” shall have the meaning set forth in Section 4.11(c).

“First Priority Regulatory Reports” means the Call Reports of First Priority Bank and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2016, through the Closing Date, and all reports filed with the PDB or FRB by First Priority or First Priority Bank from December 31, 2016 through the Closing Date.

“First Priority Representative” shall have the meaning set forth in Section 6.8(a).

“First Priority SEC Reports” shall have the meaning set forth in Section 4.28.

“First Priority Shareholders’ Meeting” shall have the meaning set forth in Section 8.1(a).

“First Priority Subsequent Determination” shall have the meaning set forth in Section 6.8(e).

“First Priority Subsidiary” means any corporation, partnership, limited liability company or other entity of which more than 20% of the outstanding capital stock or partnership, membership or other equity interests is owned, either directly or indirectly, by First Priority or First Priority Bank, except any corporation, partnership, limited liability company, or other entity the stock, partnership, membership or other equity interests of which is held in the ordinary course of the lending activities of First Priority Bank.

“FRB” shall mean the Board of Governors of the Federal Reserve System and, where appropriate, the Federal Reserve Bank of Philadelphia.

“GAAP” shall mean the current accounting principles generally accepted in the United States of America, consistently applied with prior practice.

“Governmental Entity” shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“Griffin” shall have the meaning set forth in Section 4.14.

“Indemnified Parties” shall have the meaning set forth in Section 7.10(a).

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have been known by the executive officers (as defined in Rule 3b-7 under the Exchange Act) of such Person, and includes any facts, matters or circumstances set forth in any written notice or other correspondence from any Bank Regulator or any other material written notice received by that Person. Use in this Agreement of “know,” “knows,” or “known” shall in each case mean having “Knowledge.”

“Letter of Transmittal” shall have the meaning set forth in Section 3.2(a)(ii).

“Liens” shall mean any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest or other restriction of any kind.

“Material Adverse Effect” shall mean, with respect to Mid Penn or First Priority, respectively, any event, circumstance, change, occurrence or effect that (i) is material and adverse to the assets, financial condition, results of operations or business of Mid Penn and the Mid Penn Subsidiaries taken as a whole, or First Priority and the First Priority Subsidiaries taken as a whole, respectively, or (ii) does or would materially impair the ability of either First Priority, on the one hand, or Mid Penn, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of the following on the assets, business, financial condition or results of operations of the parties and their respective subsidiaries: (a) changes in laws and regulations affecting banks or their holding companies generally, or interpretations thereof by courts or Governmental Entities that do not have a materially disproportionate impact on such party; (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies that do not have a materially disproportionate impact on such party; (c) actions and omissions of a party hereto (or any of the First Priority Subsidiaries or Mid Penn Subsidiaries, as applicable) taken with the prior written consent of the other party in furtherance of the transactions contemplated hereby; (d) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement, including reasonable expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement; (e) changes in national political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States that do not have a materially disproportionate impact on such party; (f) economic, financial market or geographical conditions in general, including changes in economic and financial markets and regulatory or political conditions whether resulting from acts of terrorism, war or otherwise, that do not have a materially disproportionate adverse effect on such party; (g) any failure, in and of itself, by such party to meet any internal projections, forecasts or revenue or earnings predictions (it being understood that the facts giving rise or contributing to any such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect, unless such facts are otherwise included in an exception set forth herein); or (h) changes in the banking industry that do not have a materially disproportionate impact on such party.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other hazardous or toxic materials regulated under Environmental Laws.

“Maximum Amount” shall have the meaning set forth in Section 7.10(c).

“Merger” shall have the meaning set forth in the Recitals to this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 3.1(c).

“Mid Penn” shall mean Mid Penn Bancorp, Inc., a Pennsylvania corporation, with its principal executive offices located at 349 Union Street, Millersburg, Pennsylvania 17061. References to Mid Penn shall mean Mid Penn on a consolidated basis unless the context clearly indicates otherwise.

“Mid Penn Affiliate Letters” shall have the meaning set forth in the Recitals.

“Mid Penn Bank” shall mean Mid Penn Bank, a Pennsylvania banking institution, with its principal offices located at 349 Union Street, Millersburg, Pennsylvania 17061, which is a wholly owned subsidiary of Mid Penn.

“Mid Penn Benefit Plan” shall have the meaning set forth in Section 5.12(a).

“Mid Penn Common Stock” shall mean the common stock, par value $1.00 per share, of Mid Penn.

“Mid Penn Disclosure Schedule” shall mean a written disclosure schedule delivered by Mid Penn to First Priority specifically referring to the appropriate section of this Agreement.

“Mid Penn Excluded Benefit Plans” shall mean any Mid Penn defined benefit pension plan and those Mid Penn Benefit Plans identified on Mid Penn Disclosure Schedule 1.1.

“Mid Penn Financial Statements” shall mean (i) the audited consolidated financial statements of Mid Penn as of December 31, 2016, and for the two years ended December 31, 2016 and December 31, 2015, including the notes thereto, and (ii) the unaudited interim consolidated financial statements of Mid Penn as of the end of each calendar quarter following December 31, 2016 and for the periods then ended, including the notes thereto.

“Mid Penn Owned Shares” shall have the meaning set forth in Section 3.1(b).

“Mid Penn Preferred Stock” shall have the meaning set forth in Section 3.1(g).

“Mid Penn Recommendation” shall have the meaning set forth in Section 8.1(b).

“Mid Penn Regulatory Agreement” shall have the meaning set forth in Section 5.11(c).

“Mid Penn Regulatory Reports” means the Call Reports of Mid Penn Bank and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2016, through the Closing Date, and all reports filed with the PDB or FRB by Mid Penn or Mid Penn Bank from December 31, 2016 through the Closing Date.

“Mid Penn SEC Reports” shall have the meaning set forth in Section 5.17.

“Mid Penn Shareholders’ Meeting” shall have the meaning set forth in Section 8.1(b).

“Mid Penn Stock Plans” shall have the meaning set forth in Section 5.2(a).

“Mid Penn Subsidiary” means any corporation, partnership, limited liability company or other entity of which more than 20% of the outstanding capital stock or partnership, membership or other equity interests is owned, either directly or indirectly, by Mid Penn or Mid Penn Bank, except any corporation, partnership, limited liability company, or other entity the stock, partnership, membership, or other equity interests of which is held in the ordinary course of the lending activities of Mid Penn Bank.

“Mid Penn Termination Fee” shall have the meaning set forth in Section 10.2(c).

“Nasdaq” shall mean The NASDAQ Stock Market, LLC.

“New Certificates” shall have the meaning set forth in Section 3.2(a)(i).

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.8(e).

“OFAC” means the Office of Foreign Assets Control within the U.S. Department of the Treasury.

“Other Real Estate Owned” shall mean any real estate acquired through foreclosure or by a deed in lieu of foreclosure, or any real estate classified as Other Real Estate Owned or Real Estate Owned.

“PBC” shall mean the Pennsylvania Banking Code of 1965, as amended.

“PBCL” shall mean the Pennsylvania Business Corporation Law of 1988, as amended.

“PDB” shall mean the Pennsylvania Department of Banking and Securities.

“PDS” shall mean the Pennsylvania Department of State.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, company, trust, “group” (as that term is defined under the Exchange Act), or any other legal entity.

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2(a).

“Registration Statement” shall mean the Registration Statement on Form S-4, or other applicable form, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of Mid Penn Common Stock to be offered to holders of First Priority Common Stock in connection with the Merger.

“Regulatory Approvals” means the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger, and the related transactions contemplated by this Agreement.

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate a Person to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“Sandler” shall have the meaning set forth in Section 5.14.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Statement of Merger” shall mean the statement of merger to be executed by Mid Penn and First Priority and filed with the PDS in accordance with the laws of the Commonwealth of Pennsylvania.

“Superior Proposal” shall have the meaning set forth in Section 6.8(b).

“Tax” or “Taxes” shall mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, license, intangibles, franchise, backup withholding, environmental, occupation, alternative or add-on minimum taxes imposed by any Governmental Entity, and other taxes, charges, levies or like assessments, and including all penalties and additions to tax and interest thereon.

“Termination Date” shall mean December 31, 2018.

“Treasury Stock” shall have the meaning set forth in Section 3.1(b).

“Troubled Debt Restructurings” shall mean loans that are “troubled debt restructurings” as defined in Accounting Standards Codification Topic 310.

“Voting Debt” shall have the meaning set forth in Section 4.2(a).

Other terms used herein are defined in the Preamble, Recitals and elsewhere in this Agreement.

ARTICLE II

THE MERGER

2.1. Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time: (a) First Priority shall merge with and into Mid Penn, with Mid Penn as the resulting or surviving corporation; and (b) the separate existence of First Priority shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of First Priority shall be vested in and assumed by Mid Penn in accordance with the applicable laws of the Commonwealth of Pennsylvania. As part of the Merger, each share of First Priority Common Stock (other than Treasury Stock) will be converted into the right to receive Merger Consideration pursuant to the terms of Article III.

2.2. Effective Time; Closing.

(a) Closing. The closing (“Closing”) shall occur no later than the later of (i) the close of business on the tenth (10th) calendar day following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), except that Mid Penn may extend such date for up to an additional twenty (20) calendar days by providing written notice to First Priority confirming that all such conditions have been satisfied (or waived) and stating the date on which closing shall occur (subject to the satisfaction of those conditions that by their terms are to be satisfied at the closing and absent a Material breach of this Agreement by either party prior to such date), or (ii) such other date that may be agreed to in writing by the parties. The Merger shall be effected by the filing of Statement of Merger with the PDS with a stated effective time of the day of the Closing (the “Closing Date”) in accordance with the PBCL. The “Effective Time” shall mean the time specified in the Statement of Merger for the effectiveness of the Merger or, if no such time is specified, the time of filing of the Statement of Merger.

(b) Time and Place of Closing. Subject to the provisions of Article IX and Section 2.2(c) hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Mid Penn at 2407 Park Drive, Harrisburg, PA 17110, or by the electronic (PDF) facsimile or overnight courier, exchange of executed documents, at 10:00 a.m., or at such other place or time upon which Mid Penn and First Priority mutually agree.

(c) Deliveries at Closing. At or prior to Closing there shall be delivered to Mid Penn and First Priority the opinions, certificates, and other documents and instruments required to be delivered pursuant to Article IX hereof. At or prior to the Closing, Mid Penn shall have delivered the Merger Consideration as set forth in Section 3.2 hereof.

2.3. Articles of Incorporation and Bylaws.

The articles of incorporation and bylaws of Mid Penn as in effect immediately prior to the Effective Time shall remain in effect, until thereafter amended as provided therein and in accordance with applicable law. The articles of incorporation and the bylaws of Mid Penn Bank as in effect immediately prior to the Effective Time shall remain in effect, until thereafter amended as provided therein and in accordance with applicable law.

2.4. Directors and Officers.

(a) Subject to Section 2.4(e), the directors of Mid Penn immediately prior to the Effective Time shall be the directors of Mid Penn after the Effective Time, each to hold office in accordance with the articles of incorporation and the bylaws of Mid Penn, until their respective successors are duly elected or appointed (as the case may be) and qualified, or their earlier death, resignation or removal.

(b) The officers of Mid Penn immediately prior to the Effective Time shall be the officers of Mid Penn after the Effective Time, each to hold office in accordance with the articles of incorporation and the bylaws of Mid Penn, until their respective successors are duly appointed.

(c) Subject to Section 2.4(e), the directors of Mid Penn Bank immediately prior to the Effective Time shall be the directors of Mid Penn Bank after the Effective Time, each to hold office in accordance with the charter and the bylaws of Mid Penn Bank, until their respective successors are duly elected or appointed (as the case may be) and qualified, or their earlier death, resignation or removal.

(d) The officers of Mid Penn Bank immediately prior to the Effective Time shall be the officers of Mid Penn Bank after the Effective Time, each to hold office in accordance with the articles of incorporation and the bylaws of Mid Penn Bank, until their respective successors are duly appointed, and David E. Sparks shall be appointed Chief Strategic Advisor to the Chief Executive Officer of Mid Penn Bancorp, Inc. and Mid Penn Bank, and Market President of First Priority Bank, a Division of Mid Penn Bank.

(e) Effective as of the Effective Time, Mid Penn shall appoint, and shall cause Mid Penn Bank to appoint, David E. Sparks and three (3) other current members of First Priority’s Board of Directors (collectively, the “Appointed Directors”), who shall be designated prior to the Effective Time by First Priority’s Board of Directors after consultation with Mid Penn, to fill the four (4) open vacancies to be created on each of Mid Penn’s and Mid Penn Bank’s Board of Directors at the Effective Time. If any such person does not become a director of Mid Penn because of death, disability or otherwise, Mid Penn agrees, after consultation with the members of First Priority’s Board of Directors, to cause a different member of the Board of Directors of First Priority as of the date hereof who is mutually agreeable to Mid Penn and First Priority to be elected or appointed to the Board of Directors of each of Mid Penn and Mid Penn Bank as the new director. Nothing in this Section 2.4(e) shall require the election or appointment of any individual whose election or appointment is prohibited or advised against in writing by any Bank Regulator. Effective as of the Effective Time, Mid Penn shall cause (i) David E. Sparks to be designated to the class of director having the longest remaining term as of the Closing Date; (ii) at least one other Appointed Director to be designated to the second longest remaining term as of the Closing Date; and (iii) the remaining two (2) Appointed Directors in the classes designated by Mid Penn. Each Appointed Director shall serve as a director of Mid Penn Bank for a term co-extensive with such director’s service on the Mid Penn Board of Directors. Each Appointed Director shall be appointed to and serve on such board committees of each of Mid Penn and Mid Penn Bank as designated by Mid Penn; provided, that at least one Appointed Director shall be appointed to each such committee. Absent a breach of such director’s fiduciary duty to Mid Penn, or material violation of any policy or code of conduct applicable to such director, each such director shall be nominated and recommended by the Board of Directors of Mid Penn as is necessary to ensure that each such Appointed Director shall have the opportunity to serve at least one additional term of three years as a director Mid Penn, regardless of classification.

2.5. Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects as set forth in the PBCL.

2.6. Tax Consequences.

It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization.” From and after the date of this Agreement and until the Closing, each party hereto shall use commercially reasonable efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Following the Closing, neither Mid Penn, First Priority nor any of their Affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code. Mid Penn and First Priority each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines (and including such additional covenants, statements and representations deemed necessary or appropriate by counsel for Mid Penn and First Priority, respectively), with customary exceptions and modifications thereto, at such time or times as may reasonably be requested by counsel, including at the time Mid Penn files such opinions with the SEC as part of the Registration Statement, at any time that Mid Penn exercises its right to change the method of effecting the business combination contemplated by this Agreement (as more fully described below) and at the Closing Date, to enable counsel to execute such legal opinions to be filed with the Registration Statement as required by the SEC or deliver the legal opinions contemplated by Section 9.1(e), which certificates shall be effective as of the date of such opinions. Mid Penn may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable; provided, however, that such change shall be subject to the written consent of First Priority which shall not be unreasonably withheld, and no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of First Priority Common Stock as Merger Consideration, (ii) materially impede or delay consummation of the Merger (or such alternate form of business combination) or (iii) result in any adverse federal or state income tax or other adverse tax consequences to First Priority shareholders as a result of such modification or structure. In the event Mid Penn elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

2.7. Bank Merger.

Mid Penn and First Priority shall cause First Priority Bank to merge with and into Mid Penn Bank, with Mid Penn Bank surviving such merger, immediately, or as soon as reasonably practicable, after the Effective Time in accordance with the Bank Plan of Merger, which will be substantially in the Form of Exhibit C attached hereto (the “Bank Plan of Merger”), with the former offices of First Priority Bank to be operated as “First Priority Bank, a Division of Mid Penn Bank.” In addition, immediately, or as soon as reasonably practicable, after the execution and delivery of this Agreement, Mid Penn will cause Mid Penn Bank, and First Priority will cause First Priority Bank, to execute and deliver the Bank Plan of Merger.

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

3.1. Merger Consideration; Effect on Shares.

At the Effective Time, by virtue of the Merger and without any action on the part of Mid Penn, First Priority or the holders of any of the shares of First Priority Common Stock, the Merger shall be effected in accordance with the following terms:

(a) Each share of Mid Penn Bank Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

(b) All shares of First Priority Common Stock held in the treasury of First Priority (“Treasury Stock”) and each share of First Priority Common Stock owned by Mid Penn immediately prior to the Effective Time (if any) (other than shares held in a fiduciary capacity or in connection with debts previously contracted) (“Mid Penn Owned Shares”) shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

(c) Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person, each share of First Priority Common Stock (excluding Treasury Stock, Mid Penn Owned Shares and shares of First Priority Common Stock that are owned by First Priority shareholders properly exercising their dissenters rights pursuant to Section 1572 of the PBCL (“Dissenter Shares”)) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.3481 shares of Mid Penn Common Stock (the “Exchange Ratio”). The shares of Mid Penn Common Stock to be issued to holders of First Priority Common Stock as set forth in this Article is referred to as the “Merger Consideration”.

(d) After the Effective Time, shares of First Priority Common Stock shall be no longer outstanding and shall automatically be canceled and shall cease to exist, and shall represent thereafter by operation of this section only the right to receive the Merger Consideration as set forth in this Article and any Dissenter Shares shall thereafter represent only the right to receive applicable payments as set forth in Section 3.3.

(e) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option granted by First Priority to purchase shares of First Priority Common Stock which is outstanding, unexpired and unexercised immediately prior thereto, whether or not previously vested and exercisable (“First Priority Options”), shall automatically be converted into the right to receive an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of First Priority Common Stock that were issuable upon exercise of such First Priority Option and (y) $11.07, less the per share exercise price of such First Priority Option, without interest. In the event any First Priority Option is subject to Section 409A of the Code, the payment of the amount of cash with respect thereto shall be delayed to the extent necessary to comply with Section 409A of the Code.

(f) In the event Mid Penn changes the number of shares of Mid Penn Common Stock issued and outstanding between the date hereof and the Effective Time as a result of a stock split, stock dividend, extraordinary dividend, recapitalization, reclassification, split up, combination, exchange of shares, readjustment or similar transaction and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted. In addition, in the event Mid Penn enters into an agreement pursuant to which shares of Mid Penn Common Stock would be converted into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each holder of First Priority Common Stock entitled to receive shares of Mid Penn Common Stock in the Merger shall be entitled to receive such number of shares or other securities or amount or obligations of such other corporation as such shareholder would be entitled to receive if the Effective Time had occurred immediately prior to the happening of such event.

(g) Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person, each share of First Priority Preferred Stock issued and outstanding at the Effective Time that has not been called for redemption, if any, shall be converted into one share of a respective series of preferred stock of Mid Penn having rights, preferences, privileges and voting powers, and limitations and restrictions, taken as a whole, that are not materially less favorable to the holders of the First Priority Preferred Stock than the rights, preferences, privileges and voting powers, and limitations and restrictions of the First Priority Preferred Stock immediately prior to the Effective Time, taken as a whole (the “Mid Penn Preferred Stock”). Mid Penn agrees to assume, honor, and perform all terms, provisions, obligations, rights, responsibilities, preferences, privileges, limitations, restrictions of any such First Priority Preferred Stock at and after the Effective Time.

(h) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Mid Penn Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Mid Penn Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Mid Penn. In lieu of the issuance of any such fractional share, Mid Penn shall pay to each former holder of First Priority Common Stock who otherwise would be entitled to receive a fractional share of Mid Penn Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the closing sale price of Mid Penn Common Stock on the Closing Date. For purposes of determining any fractional share interest, all shares of First Priority Common Stock owned by a First Priority shareholder shall be combined so as to calculate the maximum number of whole shares of Mid Penn Common Stock issuable to such First Priority shareholder.

3.2. Procedures for Exchange of First Priority Common Stock.

(a) Exchange Procedures.

(i) Five (5) days prior to the Effective Time, or as soon as practical prior to the Effective Time, Mid Penn shall (A) deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of First Priority Common Stock, an amount of cash necessary to make payments of any dividends or distributions with a record date occurring on or after the Effective Time with respect to the Merger Consideration (without any interest on any such dividends or distributions) and cash for fractional shares pursuant to Section 3.1(h)) and (B) provide the Exchange Agent with the irrevocable authorization to issue sufficient shares of Mid Penn Common Stock (“New Certificates”) (such cash and certificates for shares of Mid Penn Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”).

(ii) As promptly as practicable after the Effective Time, but in any event within five (5) Business Days after the Effective Time, and provided that First Priority has delivered, or caused to be delivered, to the Exchange Agent all information that is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail to each holder of a Certificate, transmittal materials (the “Letter of Transmittal”) for use in exchanging their Certificates for New Certificates and cash for any fractional shares of Mid Penn Common Stock. The Letter of Transmittal will contain instructions with respect to the surrender of the Certificates and the receipt of the Merger Consideration in exchange therefor. Upon the shareholder’s delivery to the Exchange Agent of Certificates owned by such shareholder representing shares of First Priority Common Stock (or an indemnity affidavit reasonably satisfactory to Mid Penn and the Exchange Agent, if such certificates are lost, stolen or destroyed), and the duly completed Letter of Transmittal, the Exchange Agent shall cause New Certificates into which such shares of First Priority Common Stock are converted at the Effective Time to be delivered to such shareholder and/or any check in respect of cash to be paid in respect of any fractional share interests, dividends or distributions that such shareholder shall be entitled to receive. No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions that any such shareholder shall be entitled to receive pursuant to this Article III. Each First Priority Certificate so surrendered shall be cancelled.

(b) Rights of Certificate Holders after the Effective Time. The holder of a Certificate that prior to the Merger represented issued and outstanding First Priority Common Stock shall have no rights, after the Effective Time, with respect to such First Priority Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to Mid Penn Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.2. After the surrender of a Certificate in accordance with this Section 3.2, the record holder thereof shall be entitled to receive, without any interest thereon, any such dividends or other distributions with a record date after the

Effective Time, which theretofore had become payable with respect to shares of Mid Penn Common Stock represented by such Certificate.

(c) Surrender by Persons Other than Record Holders. If the Person surrendering a Certificate and signing the accompanying Letter of Transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the Letter of Transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) Closing of Transfer Books. From and after the Effective Time, there shall be no transfers on the stock transfer books of First Priority of the shares of First Priority Common Stock or First Priority Preferred Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, First Priority Certificates are presented for transfer, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article III.

(e) Withholding. The Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of First Priority Common Stock such amounts as Mid Penn or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the First Priority Common Stock in respect of whom such deduction and withholding were made by the Exchange Agent.

(f) Return of Exchange Fund. At any time following the twelve (12) month period after the Effective Time, Mid Penn shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund that had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to Mid Penn (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither Mid Penn nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to applicable abandoned property, escheat or other similar law.

(g) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Mid Penn, the posting by such person of a bond in such amount as Mid Penn may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

(h) No Liability. None of Mid Penn, First Priority or any of their respective Affiliates or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(i) Reservation of Shares. Mid Penn shall reserve for issuance a sufficient number of shares of Mid Penn Common Stock for the purpose of issuing shares of Mid Penn Common Stock to the First Priority shareholders in accordance with this Article III.

3.3. Dissenting Shareholders.

Any holder of shares of First Priority Common Stock who perfects such holder’s appraisal rights in accordance with and as contemplated by Sections 1571 through 1580 of the PBCL shall be entitled to receive from Mid Penn, in lieu of the Merger Consideration, the value of such shares as to which dissenters’ rights have been perfected in cash as determined pursuant to such provision of law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with all applicable provisions of such law, and surrendered to Mid Penn the Certificate or Certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of First Priority fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal of and payment for such holder’s Dissenter Shares, Mid Penn shall issue and deliver the consideration to which such holder of shares of First Priority Common Stock is entitled under this Article III upon surrender by such holder of the Certificate or Certificates representing such shares of First Priority Common Stock held by such holder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF FIRST PRIORITY

First Priority represents and warrants to Mid Penn that the statements contained in this Article IV are correct and complete as of the date of this Agreement, except (i) as set forth in the First Priority Disclosure Schedules delivered by First Priority to Mid Penn on the date hereof; or (ii) disclosed in any report, schedule, form or other document filed with the SEC by First Priority prior to the date hereof and on or after the date on which First Priority filed with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature). First Priority has made a good faith effort to ensure that the disclosure on each schedule of the First Priority Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the First Priority Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant. References to the Knowledge of First Priority shall include the Knowledge of First Priority Bank.

4.1. Organization.

(a) First Priority is a corporation duly organized and subsisting under the laws of the Commonwealth of Pennsylvania, and is duly registered as a bank holding company under the BHCA. First Priority has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification.

(b) First Priority Bank is a Pennsylvania-chartered bank duly organized and validly subsisting under the laws of the Commonwealth of Pennsylvania and is regulated by the PDB and the FDIC. First Priority Bank has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect. The deposits of First Priority Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by First Priority Bank when due. First Priority Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

(c) First Priority Disclosure Schedule 4.1(c) sets forth each First Priority Subsidiary, the state of organization of each First Priority Subsidiary and the percentage of the outstanding equity securities, membership or other interests of such First Priority Subsidiary owned by First Priority or First Priority Bank. Each First Priority Subsidiary is a corporation, limited liability company or other entity duly organized, validly subsisting and in good standing under the laws of its jurisdiction of incorporation or organization. Each First Priority Subsidiary has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification.

(d) The respective minute books of First Priority, First Priority Bank and each First Priority Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including all committees thereof).

(e) Prior to the date of this Agreement, First Priority has made available to Mid Penn true and correct copies of the articles of incorporation and bylaws of First Priority and similar governing documents of First Priority Bank and each other First Priority Subsidiary, each as in effect on the date hereof.

4.2. Capitalization.

(a) The authorized capital stock of First Priority consists of 20,000,000 shares of First Priority Common Stock, and 10,000,000 shares of preferred stock, $100 par value per share. As of the date of this Agreement, there are (i) 6,634,969 shares of First Priority Common Stock issued and outstanding, (ii) 3,404 shares of First Priority Preferred Stock issued and outstanding, (iii) no shares of First Priority Common Stock held by First Priority as Treasury Stock, and (iv) 750,870 shares of First Priority Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise. All of the issued and outstanding shares of First Priority Common Stock and the First Priority Preferred Stock have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights. Except as set forth on First Priority Disclosure Schedule 4.2(a), as of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote (“Voting Debt”) of First Priority, nor any trust preferred or subordinated debt securities of First Priority, are issued or outstanding. Except as set forth on First Priority Disclosure Schedule 4.2(a), there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of First Priority, or otherwise obligating First Priority to issue, transfer, sell, purchase, redeem, or otherwise acquire, to register under the Securities Act and the rules and regulations of the SEC thereunder, or to pay a dividend on any such securities. Except for the First Priority Affiliate Letters, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the First Priority Common Stock or other equity interests of First Priority.

(b) First Priority owns all of the capital stock of First Priority Bank, free and clear of any Lien. Except for the First Priority Subsidiaries, First Priority does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of First Priority Subsidiaries, equity interests held by First Priority Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending or borrowing activities of First Priority Subsidiaries, including stock in the FHLB and Atlantic Community Bankers Bank. Either First Priority or First Priority Bank owns all of the outstanding shares of capital stock or equity interests of each First Priority Subsidiary free and clear of all Liens.

(c) To First Priority’s Knowledge, except as set forth on First Priority Disclosure Schedule 4.2(c), as of the date of this Agreement no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of First Priority Common Stock.

(d) All contractual or other rights or obligations (including preemptive rights) of First Priority to purchase or sell any shares of capital stock, partnership, membership or joint venture interests, or other equitable interests in any Person are set forth on First Priority Disclosure Schedule 4.2(d).

(e) First Priority is current on all dividends payable on the shares of First Priority Preferred Stock and has complied with all terms and conditions thereof.

4.3. Authority; No Violation.

(a) First Priority has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by First Priority’s shareholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by First Priority and the consummation by First Priority of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of First Priority, and no other corporate proceedings on the part of First Priority, except for the approval of the First Priority shareholders, are necessary to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by First Priority and, subject to (i) approval by the shareholders of First Priority, (ii) receipt of the Regulatory Approvals, and (iii) due and valid execution and delivery of this Agreement by Mid Penn, constitutes the valid and binding obligation of First Priority, enforceable against First Priority in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and similar laws affecting creditors’ rights generally and by general principles of equity. Subject to receipt of the Regulatory Approvals, the Bank Plan of Merger, upon its execution and delivery by First Priority Bank concurrently with, or as soon as practicable after, the execution and delivery of this Agreement, will constitute the valid and binding obligation of First Priority Bank, enforceable against First Priority Bank, subject to due and valid execution and delivery of the Bank Plan of Merger by Mid Penn Bank, in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

(b) Subject to receipt of Regulatory Approvals, approval by the required vote of First Priority’s and Mid Penn’s shareholders and First Priority’s and Mid Penn’s compliance with any conditions contained therein, (i) the execution and delivery of this Agreement by First Priority, (ii) the consummation of the transactions contemplated hereby, and (iii) compliance by First Priority with any of the terms or provisions hereof will not (A) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of First Priority, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to First Priority or any of its properties or assets, or (C) except as set forth in First Priority Disclosure Schedule 4.3(b), violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any Lien upon any of the properties or assets of First Priority under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which First Priority is a party, or by which First Priority or any of its properties or assets may be bound or affected, except, with respect to (B) and (C), for any violations, conflicts, breaches, defaults or other occurrences which would not, individually or in the aggregate, constitute a Material Adverse Effect.

4.4. Consents.

Except for the Regulatory Approvals, approval of the shareholders of First Priority, and consents, approvals, filings and registrations from or with the SEC and state “blue sky” authorities, and compliance with any conditions contained therein, no consents or approvals or waivers of, or filings or registrations with, any Governmental Entity are, or will be, necessary, and no consents or approvals of any third parties are, or will be, necessary, in connection with (a) the execution and delivery of this Agreement by First Priority or the Bank Plan of Merger by First Priority Bank and (b) the completion by First Priority of the transactions contemplated hereby or by First Priority Bank of the Bank Merger. As of the date of this Agreement, First Priority (x) has no reason to believe that the consents and approvals set forth above will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact the ability of First Priority or First Priority Bank to complete the transactions contemplated by this Agreement and (y) knows of no reason why all

Regulatory Approvals or any other approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.5. Financial Statements; Undisclosed Liabilities.

(a) First Priority has previously made available, or will make available, to Mid Penn the First Priority Regulatory Reports. The First Priority Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, throughout the periods covered by such statements, and fairly present, or will fairly present, in all material respects the financial position, results of operations and changes in shareholders’ equity of First Priority as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, applied on a consistent basis.

(b) First Priority has previously made available, or will make available, to Mid Penn the First Priority Financial Statements. The First Priority Financial Statements have been, or will be, prepared in accordance with GAAP, and (including the related notes where applicable) fairly present, or will fairly present, in each case in all material respects the consolidated financial position, results of operations and cash flows of First Priority and the First Priority Subsidiaries as of and for the respective periods ending on the dates thereof (subject in the case of the unaudited interim statements to normal year-end adjustments and to any other adjustments described therein), in accordance with GAAP during the periods involved, except as indicated in the notes thereto and except in the case of unaudited statements to normal recurring audit adjustments and the absence of footnotes.

(c) As of the date of each balance sheet included in the First Priority Financial Statements, neither First Priority nor First Priority Bank has had, or will have, any material liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such First Priority Financial Statements or First Priority Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto and except in the case of unaudited statements to normal recurring audit adjustments and the absence of footnotes.

(d) The records, systems, controls, data and information of First Priority and the First Priority Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of First Priority or any First Priority Subsidiary (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in this Section 4.5(d). First Priority (i) has, to the extent required by applicable law or GAAP, implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (ii) to the extent required by applicable law, has implemented and maintains disclosure controls and procedures to ensure that material information relating to First Priority, including its consolidated First Priority Subsidiaries, is made known to the chief executive officer and the chief financial officer of First Priority by others within those entities, and (iii) has disclosed, based on its most recent evaluation prior to the date hereof, to First Priority’s outside auditors and the audit committee of First Priority’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect First Priority’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in First Priority’s internal control over financial reporting. These disclosures (if any) were made in writing by management to First Priority’s auditors and audit committee and a copy has previously been made available to Mid Penn.

(e) Since December 31, 2015, (i) neither First Priority nor any of the First Priority Subsidiaries, nor any director, officer, employee, auditor, accountant or representative of First Priority or any of the First Priority Subsidiaries, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of First Priority or any of the First Priority Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that First Priority or any of the First Priority Subsidiaries has engaged in illegal accounting or auditing practices, and (ii) no attorney representing First Priority or any of the First Priority Subsidiaries, whether or not employed by First Priority or any of the First Priority Subsidiaries, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by First Priority or any of its officers, directors, employees or agents to the Board of Directors of First Priority or any committee thereof or to any director or officer of First Priority.

4.6. Taxes.

(a) Except as set forth on First Priority Disclosure Schedule 4.6(a), First Priority and the First Priority Subsidiaries are members of the same affiliated group within the meaning of Section 1504(a) of the Code. First Priority has duly filed, and will file, all material federal, state and local Tax returns required to be filed by, or with respect to, First Priority and every First Priority Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all Taxes which have been incurred by or are due or claimed to be due from First Priority any First Priority Subsidiary by any taxing authority or pursuant to any tax sharing agreement on or prior to Closing Date other than Taxes or other charges that (a) are not delinquent, (b) are being contested in good faith, or (c) have not yet been fully determined. Except as set forth on First Priority Disclosure Schedule 4.6(a), as of the date of this Agreement, First Priority has received no written notice of, and to First Priority’s Knowledge there is no, audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of First Priority, and no written claim has been made by any Governmental Entity in a jurisdiction where First Priority does not file Tax returns that First Priority is subject to taxation in that jurisdiction. First Priority and the First Priority Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material Tax due that is currently in effect. First Priority and each First Priority Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and First Priority and each First Priority Subsidiary, to First Priority’s Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Neither First Priority nor any First Priority Subsidiary is a party to any tax sharing, tax indemnity, or tax allocation agreement or similar contract or understanding (collectively, “Tax Agreements”) with any Person.

(b) Except as set forth on First Priority Disclosure Schedule 4.6(b), First Priority will not be required, as a result of (i) a change in accounting method for a Tax period beginning on or before the Effective Time to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign Law) in taxable income for any Tax period beginning on or after the Effective Time, or (ii) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign tax Law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Effective Time.

4.7. No Material Adverse Effect.

First Priority has not suffered any Material Adverse Effect since December 31, 2016, and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on First Priority.

4.8. Material Contracts; Leases; Defaults.

(a) Except as set forth on First Priority Disclosure Schedule 4.8(a), neither First Priority nor any First Priority Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee of First Priority or any First Priority Subsidiary, except for “at will” arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of First Priority or any First Priority Subsidiary; (iii) any collective bargaining agreement with any labor organization relating to employees of First Priority or any First Priority Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by First Priority or any First Priority Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money in excess of $100,000 whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which First Priority or any First Priority Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) that would be applicable on or after the Closing Date to any Person; (vi) any other agreement, written or oral, that obligates First Priority or any First Priority Subsidiary for the payment of more than $50,000 annually or for the payment of more than $100,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment (other than agreements for commercially available “off-the- shelf” software), or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by First Priority or any First Priority Subsidiary (it being understood that any non-compete or similar provision shall be deemed material, but any limitation on the scope of any license granted under any such agreement shall not be deemed material).

(b) First Priority Disclosure Schedule 4.8(b) identifies each parcel of real estate owned, leased or subleased by First Priority, First Priority Bank or any First Priority Subsidiary. Each real estate lease that requires the consent of the lessor or its agent resulting from the Merger by virtue of the terms of any such lease, is listed in First Priority Disclosure Schedule 4.8(b). Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, neither First Priority nor any First Priority Subsidiary is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(c) True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.8(a) and 4.8(b) (collectively, the “First Priority Material Contracts”) have been made available to Mid Penn on or before the date hereof, and are in full force and effect on the date hereof, and neither First Priority nor any First Priority Subsidiary (nor, to the Knowledge of First Priority, any other party to any First Priority Material Contract) has materially breached any provision of, or is in default in any respect under any term of, any First Priority Material Contract. Except as listed on First Priority Disclosure Schedule 4.8(c), no party to any First Priority Material Contract will have the right to terminate any or all of the provisions of any such First Priority Material Contract as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.

(d) Except as set forth on First Priority Disclosure Schedule 4.8(d), since December 31, 2016, through and including the date of this Agreement, neither First Priority nor any First Priority Subsidiary has (i) except for normal increases for employees made in the ordinary course of business consistent with past practice or as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2016 (which amounts have been previously made available to Mid Penn), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans listed on First Priority Disclosure Schedule 4.12, as in effect as of the date hereof), or paid any bonus other than customary bonuses in amounts consistent with past practice, (ii) granted any options or warrants to purchase shares of First Priority Common Stock, or any Right to any executive officer, director or employee, (iii) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, (iv) made any material election for federal or state income tax purposes, (v) made any material change in the credit policies or procedures of First Priority or any of the First Priority Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (vi) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments except at the direction or request of any Bank Regulator, (vii) entered into any lease of real or personal property requiring annual payments in excess of $10,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, (viii) changed any accounting methods, principles or practices of First Priority or the First Priority Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy except in accordance with any changes in GAAP, or (ix) suffered any strike, work stoppage, slow-down, or other labor disturbance.

(e) As of the date of this Agreement, except as set forth on First Priority Disclosure Schedule 4.8(e), none of the deposits of First Priority is a “brokered deposit” as defined in 12 CFR Section 337.6(a)(2).

4.9. Ownership of Property; Insurance Coverage.

(a) First Priority and each First Priority Subsidiary has good and, as to real property and securities, marketable title to all material assets and properties owned, and as to securities held, by First Priority or any First Priority Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the First Priority Regulatory Reports and in the First Priority Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since the date of such balance sheets), subject to no material Liens, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities or any transaction by a First Priority Subsidiary acting in a fiduciary capacity, (ii) statutory Liens for amounts not yet delinquent or that are being contested in good faith, (iii) non-monetary Liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the First Priority Financial Statements (together “First Priority Permitted Liens”). Such securities are valued on the books of First Priority and each of the First Priority Subsidiaries in accordance with GAAP. First Priority and the First Priority Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by First Priority and the First Priority Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Neither First Priority nor any First Priority Subsidiary is in default in any material respect under any lease for any real or personal property to which either First Priority or any First Priority Subsidiary is a party, and there has not occurred any event that, with lapse of time or the giving of notice or both, would constitute such default, except for such defaults that, either individually or in the aggregate, will not have a Material Adverse Effect on First Priority.

(b) With respect to all agreements pursuant to which First Priority or any First Priority Subsidiary has purchased securities subject to an agreement to resell, if any, First Priority or such First Priority Subsidiary, as the case may be, has a valid, perfected first Lien in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby. First Priority and each of the First Priority Subsidiaries employs investment, securities risk management and other policies, practices and procedures that First Priority and each such First Priority Subsidiary believes are prudent and reasonable in the context of such businesses.

(c) First Priority and each First Priority Subsidiary currently maintains insurance considered by First Priority to be reasonable for their respective operations in accordance with industry practice. Neither First Priority nor any First Priority Subsidiary has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be substantially increased. Except as provided in First Priority Disclosure Schedule 4.9(c), there are presently no material claims pending under such policies of insurance and no notices have been given by First Priority or any First Priority Subsidiary under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect, and within the last three years First Priority and each First Priority Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. First Priority Disclosure Schedule 4.9(c) identifies all material policies of insurance maintained by First Priority and each First Priority Subsidiary, as well as the other matters required to be disclosed under this Section 4.9(c).

4.10. Legal Proceedings.

Neither First Priority nor any First Priority Subsidiary is a party to any, and there are no pending or, to First Priority’s Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any material nature (a) against First Priority or any First Priority Subsidiary, (b) to which First Priority’s or any First Priority Subsidiary’s material assets are or may be subject, (c) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (d) that would reasonably be expected to adversely affect the ability of First Priority or First Priority Bank to perform under this Agreement in any material respect.

4.11. Compliance With Applicable Law.

(a) Each of First Priority and each First Priority Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Bank Secrecy Act, OFAC regulations, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977 (“CRA”), the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, the Fair Debt Collections Practices Act, the Truth in Lending Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, Title VII of the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Family and Medical Leave Act of 1993, as amended, the Genetic Information Non-Discrimination Act of 2008, and all similar federal, state or local laws and/or ordinances, including without limitation, the Pennsylvania Human Relations Act, as amended, and any other non-discrimination and fair employment practices laws of any state and/or locality in which a First Priority or any First Priority Subsidiary employee works, worked, resides, or resided, all as amended, ERISA, the Affordable Care Act, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the Worker Adjustment and Retraining Notification Act, as amended, and neither First Priority nor any First Priority Subsidiary has received any written notice to the contrary, except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on First Priority. The Board of Directors of First Priority Bank has adopted, and First Priority Bank has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.

(b) Each of First Priority and each First Priority Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted, except where the failure to hold such permits, licenses, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on First Priority; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect in all material respects, and no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining Regulatory Approvals.

(c) Since January 1, 2014, neither First Priority nor any First Priority Subsidiary has received any written notification or any other communication from any Bank Regulator (i) asserting that First Priority or any First Priority Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to First Priority or any First Priority Subsidiary; (iii) requiring, or threatening to require, First Priority or any First Priority Subsidiary, or indicating that First Priority or any First Priority Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any Governmental Entity or Bank Regulator which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits, restricting or limiting, or purporting to restrict or limit, in any material respect the operations of First Priority or any First Priority Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) except as disclosed on First Priority Disclosure Schedule 4.11(c), directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of First Priority or any First Priority Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “First Priority Regulatory Agreement”). First Priority has not consented to or entered into any First Priority Regulatory Agreement that is currently in effect or that was in effect since January 1, 2014. The most recent regulatory rating given to First Priority Bank as to compliance with the CRA is satisfactory or better.

(d) Each of First Priority and First Priority Bank is “well capitalized” within the meaning of the regulations of the FRB and the FDIC, respectively, and neither First Priority nor First Priority Bank knows of any facts or circumstances that would reflect adversely on the financial and managerial standards to be applied by the FRB under the BHCA in determining whether to approve the Merger. Neither First Priority nor First Priority Bank knows of any reason why it would not continue to be “well capitalized” under Basel  III and all supplementary requirements imposed by any Bank Regulator pursuant to Dodd-Frank.

4.12. Employee Benefit Plans.

(a) First Priority Disclosure Schedule 4.12 contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor), including, without limitation, supplemental executive retirement plans, stock purchase plans, stock option plans, restricted stock plans, stock appreciation rights plans, severance arrangements, employment agreements, consulting agreements, settlement agreements, release agreements, loan arrangements, change-in-control agreements, fringe benefit plans, bonus plans, incentive plans, director deferred agreements, director retirement agreements, deferred compensation plans and all other benefit practices, policies and arrangements (including vacation) under which any current or former employee, director or independent contractor of First Priority or any First Priority Subsidiary has any present or future right to benefits or under which First Priority or any First Priority Subsidiary has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “First Priority Benefit Plans.”

(b) With respect to each First Priority Benefit Plan, First Priority has made available to Mid Penn a current, accurate and complete copy thereof (or a written summary of the material terms of any unwritten plan) and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter issued by the IRS and any current application to the IRS for such letter, if applicable; (iii) the most recent summary plan description and any subsequent summaries of material modifications or planned modification; and (iv) annual return/reports on Form 5500 for the last three plan years with respect to each First Priority Benefit Plan which is required to file such annual return/report.

(c) (i) Each First Priority Benefit Plan that is subject to ERISA and the Code has been established and administered in all respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each First Priority Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification or, with respect to an IRS-approved prototype or volume submitter plan, a favorable opinion letter, and with respect to all plan document qualification requirements for which the applicable remedial amendment period under Section 401(b) of the Code has closed, any amendments required by such determination letter were made as and when required by such determination letter, and to the Knowledge of First Priority, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) to the knowledge of First Priority after reasonable inquiry, no event has occurred and no condition exists that is reasonably likely to subject First Priority or any First Priority Subsidiary, solely by reason of its affiliation with any past or present “ERISA Affiliate” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any Tax, fine, Lien, penalty or other liability imposed by ERISA or the Code; (iv) except as set forth in First Priority Disclosure Schedule 4.12, no First Priority Benefit Plan provides, and First Priority and the First Priority Subsidiaries have no obligation to provide, any welfare benefits to any employee or service provider (or any beneficiary thereof) after the employee’s termination of employment and/or the service provider’s termination of service other than as required by Section 4980B of the Code and/or other applicable law; (v) all contributions required to be made under the terms of any First Priority Benefit Plan have been timely made or, if not yet due, have been properly reflected in First Priority’s financial statements in accordance with GAAP; and (vi) neither First Priority nor any First Priority Subsidiary has engaged in a transaction with respect to any First Priority Benefit Plan which would subject First Priority or any First Priority Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

(d) Except as set forth in First Priority Disclosure Schedule 4.12(d), First Priority and the First Priority Subsidiaries do not maintain, and have never maintained, a defined benefit plan. None of the First Priority Benefit Plans is a “multiemployer plan” (within the meaning of ERISA Section 3(37)) and none of First Priority, the First Priority Subsidiaries or any ERISA Affiliate has any liability with respect to a multiemployer plan that remains unsatisfied.

(e) With respect to any First Priority Benefit Plan, the assets of any trust under such First Priority Benefit Plan, First Priority Benefit Plan sponsor, First Priority Benefit Plan fiduciary or First Priority Benefit Plan administrator, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of First Priority, threatened and (ii) to the Knowledge of First Priority, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims.

(f) Other than as set forth on First Priority Disclosure Schedule 4.12(f), the consummation of the transactions contemplated herein will not, separately or together with any other event, (i) entitle any employee, officer or director of First Priority or any First Priority Subsidiary to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting of, or increase the amount of, compensation due to any such employee, officer or director, or (iii) result in any “parachute payment” or “excess parachute payment” under Section 280G of the Code, whether or not such payment is considered reasonable compensation for services rendered.

(g) All First Priority Benefit Plans which provide for the deferral of compensation, within the meaning of Section 409A of the Code, have been administered in good faith compliance with Section 409A of the Code, and, except as set forth in First Priority Disclosure Schedule 4.12(g), neither First Priority nor any First

Priority Subsidiary has any obligation to indemnify, hold harmless or gross-up any individual with respect to any penalty tax or interest under section 409A of Code. Except as set forth in First Priority Disclosure Schedule 4.12(g), no outstanding stock options and no shares of restricted stock are subject to Section 409A of the Code. In addition, First Priority Disclosure Schedule 4.12(g) sets forth the amounts of any deferred compensation payable to any employee or director of First Priority or any First Priority Subsidiary.

(h) First Priority has not communicated to any current or former employee thereof any intention or commitment to modify in any material respect any First Priority Benefit Plan or contract to establish or implement any other employee or retiree benefit or compensation plan or arrangement.

(i) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by First Priority or any First Priority Subsidiary with respect to any ongoing, frozen, or terminated First Priority or First Priority Subsidiary Plan.

(j) No notice of a reportable event within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has been waived, has been required to be filed for any First Priority Benefit Plan within the past twelve (12) months.

4.13. Environmental Matters.

Except as set forth in the First Priority Disclosure Schedule 4.13, with respect to First Priority and each First Priority Subsidiary:

(a) Neither (i) the conduct nor operation of the business of First Priority or any First Priority Subsidiary nor (ii) any condition of any property currently or previously owned or operated by First Priority or any First Priority Subsidiary (including, without limitation, in a fiduciary or agency capacity), results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon First Priority or any First Priority Subsidiary. No condition exists or has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to First Priority or any First Priority Subsidiary by reason of any Environmental Laws. Neither First Priority nor any First Priority Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that First Priority or any First Priority Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them (including any Other Real Estate Owned or property pledged as collateral for any loan held by First Priority or any First Priority Subsidiary) are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon First Priority or any First Priority Subsidiary;

(b) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to First Priority’s Knowledge, threatened, before any court, Governmental Entity or other forum against First Priority or any First Priority Subsidiary (i) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (ii) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by First Priority or any First Priority Subsidiary; and

(c) There are no underground storage tanks on, in or under any properties owned or operated by First Priority or any of the First Priority Subsidiaries, and no underground storage tanks have been closed or removed from any properties owned or operated by First Priority or any of the First Priority Subsidiaries except in compliance with Environmental Laws in all material respects.

4.14. Brokers, Finders and Financial Advisors.

Neither First Priority, nor any of its respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Griffin Financial Group LLC (“Griffin”) by First Priority and the fee payable pursuant thereto.

4.15. Loan Matters.

(a) The allowance for loan losses reflected in First Priority’s audited consolidated balance sheet at December 31, 2016 was, and the allowance for loan losses shown on First Priority’s balance sheets for periods ending after December 31, 2016 was, or will be, adequate, as of the date thereof, under GAAP.

(b) First Priority Disclosure Schedule 4.15(b) sets forth a listing, as of December 31, 2017, by account, of: (i) all loans (including loan participations) of First Priority Bank or any other First Priority Subsidiary that have been accelerated during the past twelve months; (ii) all loan commitments or lines of credit of First Priority Bank or any other First Priority Subsidiary which have been terminated by First Priority Bank or any other First Priority Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) each borrower, customer or other party which has notified First Priority Bank or any other First Priority Subsidiary during the past twelve months of, or has asserted against First Priority Bank or any other First Priority Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of First Priority, each borrower, customer or other party which has given First Priority Bank or any other First Priority Subsidiary any oral notification of, or orally asserted to or against First Priority Bank or any other First Priority Subsidiary, any such claim; (iv) all loans (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (D) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (E) where a specific reserve allocation exists in connection therewith; and (v) all assets classified by First Priority Bank or any First Priority Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. Except as set forth on First Priority Disclosure Schedule 4.15(b), all loans of First Priority Bank have been classified as of December 31, 2017 in accordance with the loan policies and procedures of First Priority Bank.

(c) Except as set forth on First Priority Disclosure Schedule 4.15(c), all loans receivable (including discounts) and accrued interest entered on the books of First Priority and the First Priority Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of First Priority’s or the appropriate First Priority Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. To the Knowledge of First Priority, the loans, discounts and the accrued interest reflected on the books of First Priority and the First Priority Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by First Priority or the appropriate First Priority Subsidiary free and clear of any Liens.

(d) The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

(e) First Priority Disclosure Schedule 4.15(e) sets forth, as of the date of this Agreement, a schedule of all executive officers and directors of First Priority who have outstanding loans from First Priority or any First Priority Subsidiary, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(f) To the Knowledge of First Priority, no shares of First Priority Common Stock were purchased with the proceeds of a loan made by First Priority or any First Priority Subsidiary.

4.16. Related Party Transactions.

Except as set forth in First Priority Disclosure Schedule 4.16, neither First Priority nor any First Priority Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of First Priority or any First Priority Subsidiary. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve substantially more than the normal risk of collectability or present other unfavorable features (as such terms are used under Item 404 of SEC Regulation S-K promulgated under the Securities Act and the Exchange Act). Except as set forth in First Priority Disclosure Schedule 4.16, no loan or credit accommodation to any Affiliate of First Priority or any First Priority Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither First Priority nor any First Priority Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by First Priority is inappropriate. Except as set forth in First Priority Disclosure Schedule 4.16, no shareholder or Affiliate of First Priority owns any material property or asset used in the conduct of the business of First Priority and the First Priority Subsidiaries.

4.17. Credit Card Accounts and Merchant Processing.

(a) Credit Card Accounts. First Priority and the First Priority Subsidiaries only originate, maintain or administer credit card accounts through a third party originator.

(b) Merchant Processing. First Priority and the First Priority Subsidiaries only provide merchant credit card processing services to merchants through a third party provider.

4.18. Required Vote.

Provided that a quorum is present, in person or by proxy, the affirmative vote of at least a majority of the votes cast at the First Priority Shareholders’ Meeting by the holders of shares of First Priority Common Stock is required to approve this Agreement and the Merger under First Priority’s articles of incorporation and applicable law.

4.19. Registration Obligations.

Neither First Priority nor any First Priority Subsidiary is under any obligation, contingent or otherwise, that will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.20. Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for First Priority’s own account, or for the account of one or more of the First Priority Subsidiaries or their customers (all of which are set forth in First Priority

Disclosure Schedule 4.20), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of First Priority or the applicable First Priority Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither First Priority nor any First Priority Subsidiary, nor to the Knowledge of First Priority any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

4.21. Fairness Opinion.

The board of directors of First Priority has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Griffin to the effect that, as of the date of such opinion, and based upon and subject to the factors, limitations and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to First Priority shareholders. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.22. Fiduciary Accounts.

Neither First Priority nor any First Priority Subsidiary has at any time administered accounts for which it acts as a fiduciary, including but not limited to serving as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

4.23. Intellectual Property.

First Priority and each First Priority Subsidiary owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of First Priority’s or each of the First Priority Subsidiaries’ business, and neither First Priority nor any First Priority Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. First Priority and each First Priority Subsidiary has performed all the material obligations required to be performed, and are not in default in any material respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To First Priority’s Knowledge, the conduct of the business of First Priority and each First Priority Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

4.24. Labor Matters.

There are no labor or collective bargaining agreements to which First Priority or any First Priority Subsidiary is a party. To the Knowledge of First Priority, there is no activity involving First Priority or any First Priority Subsidiary seeking to certify a collective bargaining unit involving any of their employees. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or threatened against First Priority or any First Priority Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of First Priority, threatened against First Priority or any First Priority Subsidiary (other than routine employee grievances that are not related to union employees). First Priority and each First Priority Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

4.25. First Priority Information Supplied.

None of the information supplied or to be supplied by First Priority for inclusion or incorporation by reference in the Proxy Statement-Prospectus and/or in the Registration Statement, as applicable, or in any other application, notification or other document filed with any Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, in each case or in any amendment or supplement thereto, relating to First Priority will, at the time the Proxy Statement-Prospectus or any such supplement or amendment thereto is first mailed to the shareholders of First Priority or at the time First Priority shareholders vote on the matters at the First Priority Shareholders’ Meeting or at the time the Registration Statement or any such amendment or supplement thereto becomes effective under the Securities Act or at the Effective Time, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by First Priority in this Section 4.25 with respect to statements made or incorporated by reference therein based on information supplied by Mid Penn in writing expressly for inclusion or incorporation by reference in the Proxy Statement-Prospectus, the Registration Statement or such other applications, notifications or other documents. The Proxy Statement-Prospectus will comply as to form in all material respects with the applicable requirements of the Exchange Act. If at any time prior to the Effective Time any event should be discovered by First Priority which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement-Prospectus, or in any amendment or supplement to any such other applications, notifications or other documents, First Priority shall promptly so inform Mid Penn.

4.26. Takeover Laws.

The adoption and approval by the board of directors of First Priority of this Agreement, the Merger and the other transactions contemplated in this Agreement represent all the action necessary to render inapplicable to this Agreement, the Merger and such other transactions, the provisions of any potentially applicable “anti-takeover”, “control share”, “fair price”, “moratorium”, “interested shareholder” or similar anti-takeover statutes or regulations applicable to First Priority in connection with the execution, delivery or performance of this Agreement.

4.27. Reorganization.

First Priority has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.28. SEC Reports.

First Priority has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since December 31, 2016 (the “First Priority SEC Reports”). As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the First Priority SEC Reports complied as to form in all material respects with the applicable requirements of the Exchange Act, and the Securities Act to the extent applicable, and the rules and regulations of the SEC thereunder, applicable to such First Priority SEC Reports. None of the First Priority SEC Reports, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the First Priority Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC. As of the date of this Agreement, no executive officer of First Priority has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

4.29. Quality of Representations.

The representations made by First Priority in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.

4.30. No Other Representations or Warranties

(a) Except for the representations and warranties made by First Priority in this Article IV, neither First Priority nor any other Person makes any express or implied representation or warranty with respect to First Priority, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or with respect to any oral or written information presented to Mid Penn or any of its affiliates or representatives in the course of their due diligence investigation of First Priority, the negotiation of this Agreement or otherwise in the course of the transaction contemplated hereby, and First Priority hereby disclaims any such other representations or warranties.

(b) Notwithstanding anything contained in this Agreement to the contrary, First Priority acknowledges and agrees that neither Mid Penn nor any other Person has made or is making any representations or warranties relating to Mid Penn whatsoever, express or implied, beyond those expressly given by Mid Penn in Article V hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Mid Penn furnished or made available to First Priority or any of its representatives.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF MID PENN

Mid Penn represents and warrants to First Priority that the statements contained in this Article V are correct and complete as of the date of this Agreement, except (i) as set forth in the Mid Penn Disclosure Schedules delivered by Mid Penn to First Priority on the date hereof, or (ii) disclosed in any report, schedule, form or other document filed with the SEC by Mid Penn prior to the date hereof and on or after the date on which Mid Penn filed with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature). Mid Penn has made a good faith effort to ensure that the disclosure on each schedule of the Mid Penn Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the Mid Penn Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant. References to the Knowledge of Mid Penn shall include the Knowledge of Mid Penn Bank.

5.1. Organization.

(a) Mid Penn is a corporation duly organized, validly subsisting and in good standing under the laws of the Commonwealth of Pennsylvania, and is duly registered as a bank holding company under the BHCA. Mid Penn has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification.

(b) Mid Penn Bank is a Pennsylvania-chartered banking institution duly organized and validly subsisting under the laws of the Commonwealth of Pennsylvania. Mid Penn Bank has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification. The deposits of Mid Penn Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Mid Penn Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

(c) Mid Penn Disclosure Schedule 5.1(c) sets forth each Mid Penn Subsidiary, the state of organization of each Mid Penn Subsidiary and the percentage of the outstanding equity securities, membership or other interests of such Mid Penn Subsidiary owned by Mid Penn or Mid Penn Bank. Each Mid Penn Subsidiary is a corporation, limited liability company or other entity duly organized, validly subsisting and in good standing under the laws of its jurisdiction of incorporation or organization. Each Mid Penn Subsidiary has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification.

(d) The respective minute books of Mid Penn and each Mid Penn Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including all committees thereof).

(e) Prior to the date of this Agreement, Mid Penn has made available to First Priority true and correct copies of the articles of incorporation and bylaws of Mid Penn and similar governing documents of Mid Penn Bank and each other Mid Penn Subsidiary, each as in effect on the date hereof.

5.2. Capitalization.

(a) The authorized capital stock of Mid Penn consists of (a) 10,000,000 shares of Mid Penn Common Stock, of which, as of the date of this Agreement, 6,121,042 shares were issued and outstanding and (b) 10,000,000 shares of preferred stock, having a par value of $1.00 per share, none of which were issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Mid Penn Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, except as set forth on Mid Penn Disclosure Schedule 5.2(a), there were no shares of Mid Penn Common Stock reserved for issuance upon exercise of options granted as employment inducement awards and under Mid Penn’s equity compensation plans (the “Mid Penn Stock Plans”). As of the date of this Agreement, except pursuant to this Agreement and the Mid Penn Stock Plans, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Mid Penn, or otherwise obligating Mid Penn to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. As of the date of this Agreement, except as set forth on Mid Penn Disclosure Schedule 5.2(a), there is no Voting Debt of Mid Penn, nor any trust preferred or subordinated debt securities of Mid Penn are issued or outstanding. The shares of Mid Penn Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights. Except for the Mid Penn Affiliate Letters, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with regard to the voting or transfer of the Mid Penn Common Stock or other equity interests of Mid Penn. Mid Penn has, or as of the Effective Time will have, sufficient authorized and unissued shares of Mid Penn Common Stock to issue the Merger Consideration at the Effective Time. As of the date of this Agreement, there are no outstanding options or other rights to purchase, or securities convertible or exchangeable into, Mid Penn Common Stock or Mid Penn Preferred Stock.

(b) Mid Penn owns all of the capital stock of Mid Penn Bank free and clear of any Lien. Except for the Mid Penn Subsidiaries, Mid Penn does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of Mid Penn Subsidiaries, equity interests held by Mid Penn Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of Mid Penn Subsidiaries, including stock in the FHLB. Either Mid Penn or Mid Penn Bank owns all of the outstanding shares of capital stock or equity interests of each Mid Penn Subsidiary free and clear of all Liens.

(c) To Mid Penn’s Knowledge, except as set forth on Mid Penn Disclosure Schedule 5.2(c) or as disclosed in the Mid Penn SEC Reports, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Mid Penn Common Stock.

5.3. Authority; No Violation.

(a) Mid Penn has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals and the approval of this Agreement by Mid Penn’s shareholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Mid Penn and the consummation by Mid Penn of the transactions contemplated hereby, including the Merger have been duly and validly approved by the Board of Directors of Mid Penn, and no other corporate proceedings on the part of Mid Penn, except for the approval of Mid Penn’s shareholders, are necessary to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by Mid Penn and, subject to the receipt of the Regulatory Approvals and approval by the required vote of Mid Penn’s shareholders and due and valid execution and delivery of this Agreement by First Priority, constitutes the valid and binding obligation of Mid Penn, enforceable against Mid Penn in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity. Subject to receipt of the Regulatory Approvals, the Bank Plan of Merger, upon its execution and delivery by Mid Penn Bank concurrently with, or as soon as practicable after, the execution and delivery of this Agreement, will constitute the valid and binding obligation of Mid Penn Bank, enforceable against Mid Penn Bank, subject to due and valid execution and delivery of the Bank Plan of Merger by First Priority Bank, in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

(b) Subject to receipt of Regulatory Approvals, approval by the required vote of Mid Penn’s shareholders and First Priority’s and Mid Penn’s compliance with any conditions contained herein, (i) the execution and delivery of this Agreement by Mid Penn, (ii) the consummation of the transactions contemplated hereby, and (iii) compliance by Mid Penn with any of the terms or provisions hereof will not (A) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Mid Penn or any similar governing documents of any of Mid Penn’s Subsidiaries, including Mid Penn Bank, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Mid Penn or any Mid Penn Subsidiary or any of their respective properties or assets, or (C) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any Lien upon any of the properties or assets of Mid Penn or any Mid Penn Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (B) and (C), for any violations, conflicts, breaches, defaults or other occurrences which would not, individually or in the aggregate, constitute a Material Adverse Effect.

5.4. Consents.

Except for the Regulatory Approvals, approval of the shareholders of Mid Penn, and consents, approvals, filings and registrations from or with the SEC and state “blue sky” authorities, and compliance with any conditions contained therein, no consents or approvals or waivers of, or filings or registrations with, any Governmental Entity are or will be necessary, and no consents or approvals of any third parties are or will be necessary, in connection with (a) the execution and delivery of this Agreement by Mid Penn or the Bank Plan of Merger by Mid Penn Bank and (b) the completion by Mid Penn of the transactions contemplated hereby. Mid Penn (x) has no reason to believe that the consents and approvals set forth above will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact the ability of Mid Penn or Mid Penn Bank to complete the transactions contemplated by this Agreement and (y) knows of no reason why all Regulatory Approvals or any other approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

5.5. Financial Statements; Undisclosed Liabilities.

(a) Mid Penn has previously made available, or will make available, to First Priority the Mid Penn Regulatory Reports. The Mid Penn Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, throughout the periods covered by such statements, and fairly present or will fairly present in all material respects the financial position, results of operations and changes in shareholders’ equity of Mid Penn as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, applied on a consistent basis.

(b) Mid Penn has previously made available or will make available to First Priority the Mid Penn Financial Statements. The Mid Penn Financial Statements have been or will be prepared in accordance with GAAP, and (including the related notes where applicable) fairly present, or will fairly present, in each case in all material respects the consolidated financial position, results of operations and cash flows of Mid Penn and the Mid Penn Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof (subject in the case of the unaudited interim statements to normal year-end adjustments), in accordance with GAAP during the periods involved, except as indicated in the notes thereto and except in the case of any unaudited statements to normal recurring audit adjustments.

(c) At the date of each balance sheet included in the Mid Penn Financial Statements, neither Mid Penn nor Mid Penn Bank has had or will have any material liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Mid Penn Financial Statements or Mid Penn Regulatory Reports or in the footnotes thereto that are not fully reflected or reserved against therein or fully disclosed in a footnote thereto and except in the case of any unaudited statements to normal, recurring audit adjustments and, in the case of Mid Penn Regulatory Reports, the absence of footnotes.

(d) The records, systems, controls, data and information of Mid Penn and the Mid Penn Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Mid Penn or any Mid Penn Subsidiary (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.5(d). Mid Penn (i) has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (ii) has implemented and maintains disclosure controls and procedures to ensure that material information relating to Mid Penn, including its consolidated Mid Penn Subsidiaries, is made known to the chief executive officer and the chief financial officer of Mid Penn by others within those entities, and (iii) has disclosed, based on its most recent evaluation prior to the date hereof, to Mid Penn’s outside auditors and the audit committee of Mid Penn’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Mid Penn’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Mid Penn’s internal controls over financial reporting. These disclosures (if any) were made in writing by management to Mid Penn’s auditors and audit committee and a copy has previously been made available to First Priority.

(e) Since December 31, 2015, (i) neither Mid Penn nor any of the Mid Penn Subsidiaries nor, to the Knowledge of Mid Penn, any director, officer, employee, auditor, accountant or representative of Mid Penn or any Mid Penn Subsidiary has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Mid Penn or any Mid Penn Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Mid Penn or any Mid Penn Subsidiary has engaged in illegal accounting or auditing practices, and (ii) no attorney representing Mid Penn or any Mid Penn Subsidiary, whether or not employed by Mid Penn or any Mid Penn Subsidiary, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Mid Penn or any of its officers, directors, employees or agents to the Board of Directors of Mid Penn or any committee thereof or to any director or officer of Mid Penn.

5.6. Taxes.

(a) Mid Penn and the Mid Penn Subsidiaries are members of the same affiliated group within the meaning of Section 1504(a) of the Code. Mid Penn has duly filed, and will file, all material federal, state and local Tax returns required to be filed by, or with respect to, Mid Penn and every Mid Penn Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns being accurate and correct in all material respects). Mid Penn. has paid, or made provision and properly accounted for, all Taxes shown to be due on such Tax returns, other than Taxes or other charges that (a) are not delinquent, (b) are being contested in good faith, or (c) have not yet been fully determined. As of the date of this Agreement, Mid Penn has received no written notice of, and to Mid Penn’s Knowledge there is no, audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of Mid Penn or any Mid Penn Subsidiary, and no written claim has been made by any Governmental Entity in a jurisdiction where Mid Penn or any Mid Penn Subsidiary does not file Tax returns that Mid Penn or any Mid Penn Subsidiary is subject to taxation in that jurisdiction. Mid Penn and the Mid Penn Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material Tax due that is currently in effect. Mid Penn and each Mid Penn Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Mid Penn and each Mid Penn Subsidiary, to Mid Penn’s Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Neither Mid Penn nor any Mid Penn Subsidiary is a party to any Tax Agreement with any Person other than Tax Agreements involving Mid Penn and/or any Mid Penn Subsidiary.

(b) Except as set forth on Mid Penn Disclosure Schedule 5.6(b), Mid Penn will not be required, as a result of (i) a change in accounting method for a Tax period beginning on or before the Effective Time to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign Law) in taxable income for any Tax period beginning on or after the Effective Time, or (ii) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign tax Law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Effective Time.

5.7. No Material Adverse Effect.

Mid Penn has not suffered any Material Adverse Effect since December 31, 2016, and no event has occurred or circumstance arisen since that date that, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Mid Penn.

5.8. No Default under Material Contracts.

Neither Mid Penn nor any Mid Penn Subsidiary is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

5.9. Ownership of Property; Insurance Coverage.

(a) Mid Penn and each Mid Penn Subsidiary has good and, as to real property and securities, marketable title to all material assets and properties owned, and as to securities held, by Mid Penn or any Mid Penn Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Mid Penn Regulatory Reports and in the Mid Penn Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since the date of such balance sheets), subject to no material Liens, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a Mid Penn Subsidiary acting in a fiduciary capacity, (ii) statutory Liens for amounts not yet delinquent or that are being contested in good faith, (iii) non-monetary Liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the Mid Penn Financial Statements. Such securities are valued on the books of Mid Penn and each of the Mid Penn Subsidiaries in accordance with GAAP. Mid Penn and the Mid Penn Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by Mid Penn and Mid Penn Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Neither Mid Penn nor any Mid Penn Subsidiary is in default in any material respect under any lease for any real or personal property to which either Mid Penn or any Mid Penn Subsidiary is a party, and there has not occurred any event that, with lapse of time or the giving of notice or both, would constitute such default, except for such defaults that, either individually or in the aggregate, will not have a Material Adverse Effect on Mid Penn.

(b) With respect to all agreements pursuant to which Mid Penn or any Mid Penn Subsidiary has purchased securities subject to an agreement to resell, if any, Mid Penn or such Mid Penn Subsidiary, as the case may be, has a valid, perfected first Lien in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby. Mid Penn and each of the Mid Penn Subsidiaries employs investment, securities risk management and other policies, practices and procedures that Mid Penn and each such Mid Penn Subsidiary believes are prudent and reasonable in the context of such businesses.

(c) Mid Penn and each Mid Penn Subsidiary currently maintain insurance considered by Mid Penn to be reasonable for their respective operations in accordance with industry practice. There are presently no material claims pending under such policies of insurance and no notices have been given by Mid Penn or any Mid Penn Subsidiary under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect, and within the last three years Mid Penn and each Mid Penn Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.

5.10. Legal Proceedings.

Except as set forth in Mid Penn Disclosure Schedule 5.10, neither Mid Penn nor any Mid Penn Subsidiary is a party to any, and there are no pending or, to the Knowledge of Mid Penn, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any material nature (a) against Mid Penn or any Mid Penn Subsidiary, (b) to which Mid Penn or any Mid Penn Subsidiary’s material assets are or may be subject, (c) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (d) that would reasonably be expected to adversely affect the ability of Mid Penn or Mid Penn Bank to perform under this Agreement in any material respect.

5.11. Compliance With Applicable Law.

(a) Each of Mid Penn and each Mid Penn Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Bank Secrecy Act, OFAC regulations, the Equal Credit Opportunity Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, the Fair Debt Collections Practices Act, the Truth in Lending Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, Title VII of the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Family and Medical Leave Act of 1993, as amended, the Genetic Information Non-Discrimination Act of 2008, and all similar federal, state or local laws and/or ordinances, including without limitation, the Pennsylvania Human Relations Act, as amended, and any other non-discrimination and fair employment practices laws of any state and/or locality in which a Mid Penn or Mid Penn Subsidiary employee works, worked, resides, or resided, all as amended, ERISA, the Affordable Care Act, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the Worker Adjustment and Retraining Notification Act, as amended, and neither Mid Penn nor any Mid Penn Subsidiary has received any written notice to the contrary except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Mid Penn. The Board of Directors of Mid Penn Bank has adopted and Mid Penn Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.

(b) Each of Mid Penn and each Mid Penn Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licenses, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Mid Penn; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect in all material respects, and no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

(c) Since January 1, 2014, neither Mid Penn nor any Mid Penn Subsidiary has received any written notification or any other communication from any Bank Regulator (i) asserting that Mid Penn or any Mid Penn Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization that is material to Mid Penn or any Mid Penn Subsidiary; (iii) requiring or threatening to require Mid Penn or any Mid Penn Subsidiary, or indicating that Mid Penn or any Mid Penn Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any Governmental Entity or Bank Regulator that is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Mid Penn or any Mid Penn Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Mid Penn or any Mid Penn Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Mid Penn Regulatory Agreement”). Neither Mid Penn nor any Mid Penn Subsidiary has consented to or entered into any Mid Penn Regulatory Agreement that is currently in effect or that was in effect since January 1, 2014. The most recent regulatory rating given to Mid Penn Bank as to compliance with the CRA is satisfactory or better.

(d) Each of Mid Penn and Mid Penn Bank are “well capitalized” within the meaning of the regulations of the FRB and the FDIC, respectively, and neither Mid Penn nor Mid Penn Bank knows of any facts or circumstances that would reflect adversely on the financial and managerial standards to be applied by the FRB under the BHCA in determining whether to approve the Merger. Neither Mid Penn nor Mid Penn Bank knows of any reason why it would not continue to be “well capitalized” under Basel III and all supplementary requirements imposed by any Bank Regulator pursuant to Dodd-Frank.

5.12. Employee Benefit Plans.

(a) Except as would not, individually or in the aggregate, have a Material Adverse Effect, each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor, such plans, agreements, programs, policies and arrangements collectively referred to as “Mid Penn Benefit Plans”), each Mid Penn Benefit Plan that is subject to the requirements of ERISA and the Code has been established and administered in all respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Mid Penn Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification, and with respect to all plan document qualification requirements for which the applicable remedial amendment period under Section 401(b) of the Code has closed, any amendments required by such determination letter were made as and when required by such determination letter, and, to the Knowledge of Mid Penn, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) to the Knowledge of Mid Penn, no event has occurred and no condition exists that is reasonably likely to subject Mid Penn or any Mid Penn Subsidiary, solely by reason of its affiliation with any past or present “ERISA Affiliate”, to any Tax, fine, Lien, penalty or other liability imposed by ERISA or the Code; and (iv) all contributions required to be made under the terms of any Mid Penn Benefit Plan have been timely made or, if not yet due, have been properly reflected in Mid Penn financial statements in accordance with GAAP.

(b) Mid Penn and the Mid Penn Subsidiaries currently maintain a defined benefit pension plan within the meaning of ERISA Section 3(2). None of the Mid Penn Benefit Plans is a “multiemployer plan” (within the meaning of ERISA Section 3(37)) and none of Mid Penn, the Mid Penn Subsidiaries, or any ERISA Affiliate has any liability with respect to a multiemployer plan that remains unsatisfied.

(c) No Mid Penn Benefit Plan that is subject to Section 436 of the Code has an adjusted funding target attainment percentage (as such term is defined in Section 436 of the Code) that is less than, or presumed to be less than, eighty percent (80%). No Mid Penn Benefit Plan that is subject to Section 430 of the Code is considered at-risk (as such term is defined in Section 430 of the Code). No accumulated funding deficiency (as such term is defined in Section 412 of the Code) has been incurred with respect to any Mid Penn Benefit Plan subject to Section 412 of the Code, whether or not waived.

(d) With respect to any Mid Penn Benefit Plan, the assets of any trust under such Mid Penn Benefit Plan, Mid Penn Benefit Plan sponsor, Mid Penn Benefit Plan fiduciary or Mid Penn Benefit Plan administrator, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Mid Penn, threatened and (ii) to the Knowledge of Mid Penn, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims.

(e) Except as would not, individually or in the aggregate, have a Material Adverse Effect, all Mid Penn Benefit Plans which provide for the deferral of compensation, within the meaning of Section 409A of the Code, have been administered in good faith compliance with Section 409A of the Code. No outstanding stock options and no shares of restricted stock are subject to Section 409A of the Code.

(f) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Mid Penn or any Mid Penn Subsidiary with respect to any ongoing, frozen, or terminated Mid Penn Benefit Plan.

(g) No notice of a reportable event within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has been waived, has been required to be filed for any Mid Penn Benefit Plan within the past twelve (12) months.

5.13. Environmental Matters.

(a) To the knowledge of Mid Penn, neither (i) the conduct nor operation of the business of Mid Penn or any Mid Penn Subsidiary nor (ii) any condition of any property currently or previously owned or operated by Mid Penn or any Mid Penn Subsidiary (including, without limitation, in a fiduciary or agency capacity), results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon Mid Penn or any Mid Penn Subsidiary. No condition exists or has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to Mid Penn or any Mid Penn Subsidiary by reason of any Environmental Laws. Neither Mid Penn nor any Mid Penn Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that Mid Penn or any Mid Penn Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them (including any Other Real Estate Owned or property pledged as collateral for any loan held by Mid Penn or any Mid Penn Subsidiary) are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon Mid Penn or any Mid Penn Subsidiary; and

(b) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Mid Penn’s Knowledge, threatened, before any court, Governmental Entity or other forum against Mid Penn or any Mid Penn Subsidiary (i) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (ii) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by Mid Penn or any Mid Penn Subsidiary.

5.14. Brokers, Finders and Financial Advisors.

Neither Mid Penn nor any Mid Penn Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Sandler O’Neill + Partners, L.P. (“Sandler”) and the fee payable pursuant thereto.

5.15. Loan Matters.

The allowance for loan losses reflected in Mid Penn’s audited consolidated balance sheet at December 31, 2016 was, and the allowance for loan losses shown on Mid Penn’s balance sheets for periods ending after December 31, 2016 was, or will be, adequate, as of the date thereof, under GAAP.

5.16. No First Priority Capital Stock.

Neither Mid Penn nor any Mid Penn Subsidiary beneficially owns, directly or indirectly, any shares of First Priority Common Stock, or any options, warrants or other rights to acquire any First Priority Common Stock, except pursuant to the Merger as contemplated in this Agreement.

5.17. SEC Reports.

Mid Penn has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since December 31, 2016 (the “Mid Penn SEC Reports”). As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Mid Penn SEC Reports complied as to form in all material respects with the applicable requirements of the Exchange Act, and the Securities Act to the extent applicable, and the rules and regulations of the SEC thereunder, applicable to such Mid Penn SEC Reports. None of the Mid Penn SEC Reports, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Mid Penn Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC. As of the date of this Agreement, no executive officer of Mid Penn has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

5.18. Required Vote.

Assuming that a quorum is present, in person or by proxy, the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Mid Penn Common Stock at the Mid Penn Shareholders’ Meeting by the holders of shares of Mid Penn Common Stock is required to approve this Agreement and the Merger under Mid Penn’s articles of incorporation and the PBCL. This Agreement and the Merger have been approved by at least eighty percent (80%) of all of the members of the Mid Penn Board of Directors.

5.19. Registration Obligations.

Except for the shares of Mid Penn Common Stock to be issued under Article III of this Agreement, neither Mid Penn nor any Mid Penn Subsidiary is under any obligation, contingent or otherwise, that will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

5.20. Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Mid Penn’s own account, or for the account of one or more of the Mid Penn Subsidiaries or their customers (all of which are set forth in Mid Penn Disclosure Schedule 5.20), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Mid Penn or any Mid Penn Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Mid Penn nor any Mid Penn Subsidiary, nor to the Knowledge of Mid Penn any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

5.21. Fairness Opinion.

The board of directors of Mid Penn has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Sandler to the effect that, as of the date of such opinion, and based upon and subject to the factors, limitations and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to Mid Penn. Such opinion has not been amended or rescinded as of the date of this Agreement.

5.22. Fiduciary Accounts.

Mid Penn Bank and each Mid Penn Subsidiary has properly administered all accounts for which it acts as a fiduciary in all material respects, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulators. Neither Mid Penn Bank nor any other Mid Penn Subsidiary, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

5.23. Mid Penn Information Supplied.

The information relating to Mid Penn and any Mid Penn Subsidiary to be contained in the Proxy Statement - Prospectus and/or Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith (other than the information provided by First Priority specifically for inclusion), will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

5.24. Reorganization.

Mid Penn has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

5.25. No Financing.

Mid Penn has, or will have available to it prior to the Closing, all funds necessary to satisfy all of its obligations hereunder.

5.26. Intellectual Property.

Mid Penn and each Mid Penn Subsidiary owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of Mid Penn’s or each of the Mid Penn Subsidiaries’ business, and neither Mid Penn nor any Mid Penn Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. Mid Penn and each Mid Penn Subsidiary has performed all the material obligations required to be performed, and are not in default in any material respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To Mid Penn’s Knowledge, the conduct of the business of Mid Penn and each Mid Penn Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

5.27. Labor Matters.

There are no labor or collective bargaining agreements to which Mid Penn or any Mid Penn Subsidiary is a party. To the Knowledge of Mid Penn, there is no activity involving Mid Penn or any Mid Penn Subsidiary seeking to certify a collective bargaining unit involving any of their employees. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or threatened against Mid Penn or any Mid Penn Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Mid Penn, threatened against Mid Penn or any Mid Penn Subsidiary (other than routine employee grievances that are not related to union employees). Mid Penn and each Mid Penn Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

5.28. Takeover Laws.

The adoption and approval by the board of directors of Mid Penn of this Agreement, the Merger and the other transactions contemplated in this Agreement represent all the action necessary to render inapplicable to this Agreement, the Merger and such other transactions, the provisions of any potentially applicable “anti-takeover”, “control share”, “fair price”, “moratorium”, “interested shareholder” or similar anti-takeover statutes or regulations applicable to Mid Penn in connection with the execution, delivery or performance of this Agreement.

5.29. Quality of Representations.

The representations made by Mid Penn in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.

5.30. No Other Representations or Warranties

(a) Except for the representations and warranties made by Mid Penn in this Article V, neither Mid Penn nor any other Person makes any express or implied representation or warranty with respect to Mid Penn, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or with respect to any oral or written information presented to First Priority or any of its affiliates or representatives in the course of their due diligence investigation of Mid Penn, the negotiation of this Agreement or otherwise in the course of the transaction contemplated hereby, and Mid Penn hereby disclaims any such other representations or warranties.

(b) Notwithstanding anything contained in this Agreement to the contrary, Mid Penn acknowledges and agrees that neither First Priority nor any other person has made or is making any representations or warranties relating to First Priority whatsoever, express or implied, beyond those expressly given by First Priority in Article IV hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding First Priority furnished or made available to Mid Penn or any of its representatives.

ARTICLE VI

COVENANTS OF FIRST PRIORITY

6.1. Conduct of Business.

(a) Affirmative Covenants. From the date of this Agreement to the Effective Time, except with the written consent of Mid Penn, which consent shall not be unreasonably withheld, conditioned or delayed, First Priority will, and will cause each First Priority Subsidiary to, (i) operate its business only in the usual, regular and ordinary course of business, (ii) use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, and (iii) voluntarily take no action that would, or would be reasonably likely to, materially adversely affect the ability of the parties to obtain any Regulatory Approvals or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or materially adversely affect its ability to perform its covenants and agreements under this Agreement.

(b) Negative Covenants. First Priority agrees that from the date of this Agreement to the Effective Time, except as (i) otherwise specifically permitted or required by this Agreement, (ii) set forth in First Priority Disclosure Schedule 6.1(b), (iii) consented to by Mid Penn in writing in advance, and, except with respect to paragraphs (1), (2), (7), (8) and (13) of this Section 6.1(b), which consent shall not be unreasonably withheld, conditioned or delayed, or (iv) required by any Bank Regulator, First Priority will not, and it will cause each of the First Priority Subsidiaries not to:

(1) change or waive any provision of its articles of incorporation, charter or bylaws, except as required by law, or appoint any new directors to its board of directors, except to fill any vacancy in accordance with its bylaws;

(2) except for the issuance of shares of First Priority Common Stock upon the exercise of stock options outstanding prior to the date of this Agreement and listed on First Priority Disclosure Schedule 6.1(b)(2), change the number of authorized or issued shares of its capital stock, issue any shares of First Priority capital stock, including any shares that are held as Treasury Stock as of the date of this Agreement, or issue or grant any right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under any option or benefit plan, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock;

(3) enter into, amend in any material respect or terminate any First Priority Material Contract (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business or as required by law;

(4) make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(5) except as set forth in First Priority Disclosure Schedule 6.1(b)(5), grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on the date hereof or as agreed to by the parties and set forth on First Priority Disclosure Schedule 4.8(a), First Priority Disclosure Schedule 4.8(d), and/or First Priority Disclosure Schedule 4.12, (ii) pay increases in the ordinary course of business consistent with past practice to employees, and (iii) as required by statute, regulations or regulatory guidance. First Priority shall not hire or promote any employee to a rank having a title of senior vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $150,000 except as set forth in First Priority Disclosure Schedule 6.1(b)(5), provided that, in any event, First Priority shall not enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement in connection with any such hiring or promotion, and provided, further, that First Priority may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

(6) except as otherwise expressly permitted under this Agreement or as set forth on First Priority Disclosure Schedule 6.1(b)(6), enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

(7) merge or consolidate First Priority or any First Priority Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of First Priority or any First Priority Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between First Priority, or any First Priority Subsidiary and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; or voluntarily revoke or surrender by any First Priority Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(8) sell or otherwise dispose of the capital stock of First Priority or any First Priority Subsidiary or sell or otherwise dispose of any asset of First Priority or of any First Priority Subsidiary other than in the ordinary course of business consistent with past practice, except for transactions with the FHLB; subject any asset of First Priority or any First Priority Subsidiary to a Lien (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers), unless such Lien is subject to a stay or appeal proceeding, other than in the ordinary course of business consistent with past practice; or incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(9) voluntarily take any action that would result in any of the representations and warranties of First Priority or First Priority Bank set forth in this Agreement becoming untrue in any material respect as of any date after the date hereof or any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law or any Bank Regulator;

(10) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) any Bank Regulator responsible for regulating First Priority or First Priority Bank, or First Priority’s independent accounting firm;

(11) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness with an annual value of $1,000,000 or greater to which First Priority or any First Priority Subsidiary is a party;

(12) purchase any securities, including equity or debt securities, except in accordance with past practice pursuant to its investment securities portfolio policies approved by the First Priority Board of Directors and in effect on the date hereof; provided that any such individual purchase shall not exceed $1,000,000;

(13) except for the issuance of shares of First Priority Common Stock upon the exercise of stock options outstanding prior to the date of this Agreement and listed on First Priority Disclosure Schedule 6.1(b)(2), issue or sell any equity or debt securities of First Priority or any First Priority Subsidiary;

(14) make or acquire any loan or other credit facility commitment (including, without limitation, lines of credit and letters of credit) or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any loan other credit facility commitment, or amend or modify in any material respect any loan other credit facility commitment (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by First Priority), except (i) in accordance with past practice pursuant to policies approved by the First Priority Board of Directors and in effect on the date hereof, and (ii) with respect to each such loan or other commitment for any new borrower, the aggregate borrowings from First Priority of such relationship does not exceed $1,000,000 and for any existing borrower such aggregate amount of the increase does not exceed $3,000,000;

(15) enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

(16) enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(17) except for the execution of this Agreement, and actions taken or that will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement other than the payment of wages and bonuses in the ordinary course of business;

(18) enter into any new line of business;

(19) make any material change in policies in existence on the date of this Agreement with regard to (i) underwriting, the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon, (ii) investments, (iii) asset/liability management, (iv) deposit pricing or gathering, or (v) other material banking policies except as may be required by changes in applicable law or regulations or by a Bank Regulator;

(20) except for the execution of this Agreement, and the transactions contemplated herein, take any action that would give rise to an acceleration of the right to payment to any individual under any First Priority Benefit Plan;

(21) except as set forth in First Priority Disclosure Schedule 6.1(b)(21), make any capital expenditures in excess of $25,000 individually or $100,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

(22) except as set forth in First Priority Disclosure Schedule 6.1(b)(22), purchase or otherwise acquire any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(23) except as set forth in First Priority Disclosure Schedule 6.1(b)(23) or as set forth in Section 6.1(b)(12), undertake, renew, extend or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business involving (i) a payment by First Priority or First Priority Bank of more than $25,000 annually, (ii) containing any financial commitment extending beyond 24 months from the date hereof, or (iii) any Affiliate of First Priority or First Priority Bank; provided that the aggregate payments under clauses (i) and (ii) shall not exceed $50,000;

(24) except as set forth on First Priority Disclosure Schedule 6.1(b)(24), pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $60,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings, provided that First Priority may not charge-off through settlement, compromise or discharge more than $50,000 of the outstanding principal balance of any loan that is 90 or more days contractually past due without first discussing the decision with Mid Penn;

(25) foreclose upon or take a deed or title to any commercial real estate (which, for clarification, shall not include any real property used for residential purposes which secures a commercial loan) without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a Materials of Environmental Concern;

(26) purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(27) issue any broadly distributed communication to employees (including general communications relating to benefits and compensation) relating to post-Closing employment, benefit or compensation information without the prior consent of Mid Penn (which shall not be unreasonably withheld, conditioned or delayed) or issue any broadly distributed communication of a general nature to customers regarding the Merger without the prior approval of Mid Penn (which shall not be unreasonably withheld, conditioned or delayed), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby; or

(28) agree to do any of the foregoing.

6.2. Financial and Other Statements.

(a) Promptly upon receipt thereof, First Priority will furnish to Mid Penn copies of each annual, interim or special audit of the books of First Priority and the First Priority Subsidiaries made by its independent auditors and copies of all internal control reports submitted to First Priority by such auditors in connection with each annual, interim or special audit of the books of First Priority and the First Priority Subsidiaries made by such auditors.

(b) First Priority will furnish to Mid Penn copies of all documents, statements and reports as it or any First Priority Subsidiary shall send to its shareholders, any Bank Regulator or any Governmental Entity, except as legally prohibited thereby. Promptly after approval thereof by its board of directors, but in no event later than thirty (30) days after the end of each month, First Priority will deliver to Mid Penn a consolidated balance sheet and a consolidated statement of income, without related notes, for such month prepared in accordance with current financial reporting practices.

(c) First Priority will advise Mid Penn promptly of the receipt of any written examination report of any Bank Regulator with respect to the condition or activities of First Priority or any of the First Priority Subsidiaries.

(d) With reasonable promptness, First Priority will furnish to Mid Penn such additional financial data that First Priority possesses and as Mid Penn may reasonably request, including without limitation, detailed monthly financial statements, loan reports and First Priority Regulatory Reports.

6.3. Maintenance of Insurance.

First Priority shall maintain, and cause each First Priority Subsidiary to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business, consistent with past practice.

6.4. Disclosure Supplements.

From time to time prior to the Effective Time, First Priority will promptly supplement or amend the First Priority Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such First Priority Disclosure Schedule or that is necessary to correct any information in such First Priority Disclosure Schedule that has been rendered materially inaccurate thereby. No supplement or amendment to such First Priority Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.5. Consents and Approvals of Third Parties.

First Priority shall use commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

6.6. Commercially Reasonable Efforts.

Subject to the terms and conditions herein provided, First Priority agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement; provided, however, such efforts do not significantly decrease the benefits of the transaction to First Priority.

6.7. Failure to Fulfill Conditions.

In the event that First Priority determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Mid Penn.

6.8. No Other Bids and Related Matters.

(a) So long as this Agreement remains in effect, except as otherwise expressly permitted in this Agreement, First Priority shall not, and shall not authorize, permit or cause any First Priority Subsidiary or their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, Affiliates and other agents (collectively, the “First Priority Representatives”) to, directly or indirectly, (i) initiate, solicit, induce or encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes or could reasonably be expected to lead to a First Priority Acquisition Proposal; (ii) respond to any inquiry relating to a First Priority Acquisition Proposal or a First Priority Acquisition Transaction; (iii) recommend or endorse a First Priority Acquisition Transaction; (iv) participate in any discussions or negotiations regarding any First Priority Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Mid Penn) any information or data with respect to First Priority or any First Priority Subsidiary or otherwise relating to a First Priority Acquisition Proposal; (v) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which First Priority is a party; or (vi) enter into any agreement, agreement in principle or letter of intent with respect to any First Priority Acquisition Proposal or approve or resolve to approve any First Priority Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to a First Priority Acquisition Proposal. Any violation of the foregoing restrictions by First Priority or any First Priority Representative, whether or not such First Priority Representative is so authorized and whether or not such First Priority Representative is purporting to act on behalf of First Priority or otherwise, shall be deemed to be a breach of this Agreement by First Priority. First Priority and each First Priority Subsidiary shall, and shall cause each of the First Priority Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential First Priority Acquisition Proposal. First Priority shall notify Mid Penn immediately if any such discussions or negotiations are sought to be initiated with First Priority by any Person other than Mid Penn or if any such requests for information, inquiries, proposals or communications are received from any Person other than Mid Penn.

For purposes of this Agreement, “First Priority Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Mid Penn), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, a First Priority Acquisition Transaction. For purposes of this Agreement, “First Priority Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving First Priority or any First Priority Subsidiary; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of First Priority or any First Priority Subsidiary representing, in the aggregate, fifteen percent (15%) or more of the assets of First Priority and each First Priority Subsidiary on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing ten percent (10%) or more of the votes attached to the outstanding securities of First Priority or any First Priority Subsidiary; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning ten percent (10%) or more of any class of equity securities of First Priority or any First Priority Subsidiary; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b) Notwithstanding Section 6.8(a), First Priority may take any of the actions described in clause (ii) or (iv) of Section 6.8(a) if, but only if, (i) First Priority has received a bona fide unsolicited written First Priority Acquisition Proposal that did not result from a breach of this Section 6.8; (ii) the First Priority Board of Directors determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such First Priority Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined below); (iii) First Priority has provided Mid Penn with at least one Business Day’s prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to First Priority or any of the First Priority Subsidiaries or otherwise relating to a First Priority Acquisition Proposal, First Priority receives from such Person a confidentiality agreement with terms no less favorable to Mid Penn than those contained in the Confidentiality Agreement and provides a copy of the same to Mid Penn. First Priority shall promptly provide to Mid Penn any non-public information regarding First Priority or any First Priority Subsidiary provided to any other Person that was not previously provided to Mid Penn, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into a First Priority Acquisition Transaction on terms that the First Priority Board of Directors determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and financial advisor (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of First Priority Common Stock or all, or substantially all, of the assets of First Priority and the First Priority Subsidiaries on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of First Priority Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to First Priority’s shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and (B) is, in light of the other terms of such proposal, more favorable to First Priority than the Merger and the transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

(c) First Priority shall promptly (and in any event within twenty-four (24) hours) notify Mid Penn in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, First Priority or any First Priority Representatives, in each case in connection with any First Priority Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) unless (i) such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement, (ii) disclosure of such materials jeopardizes the attorney-client privilege, or (iii) disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree.) First Priority agrees that it shall keep Mid Penn informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d) Subject to 6.8(e), neither the First Priority Board of Directors nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Mid Penn in connection with the transactions contemplated by this Agreement (including the Merger), the First Priority Recommendation, or make any statement, filing or release, in connection with the First Priority Shareholders’ Meeting or otherwise, inconsistent with the First Priority Recommendation (it being understood that taking a neutral position or no position with respect to a First Priority Acquisition Proposal shall be considered an adverse modification of the First Priority Recommendation); (ii) approve or recommend, or publicly propose to approve or recommend, any First Priority Acquisition Proposal; or (iii) enter into (or cause First Priority or any First Priority Subsidiary to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any First Priority Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.8(b)) or (B) requiring First Priority to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e) Notwithstanding Section 6.8(d) above, prior to the date of the First Priority Shareholders’ Meeting, the First Priority Board of Directors may approve or recommend to the shareholders of First Priority a Superior Proposal and withdraw, qualify or modify the First Priority Recommendation in connection therewith or take any of the other actions otherwise prohibited by Section 6.8(d) (a “First Priority Subsequent Determination”) after the fifth (5th) Business Day following the receipt by Mid Penn of a notice (the “Notice of Superior Proposal”) from First Priority advising Mid Penn that the First Priority Board of Directors has decided that a bona fide unsolicited written First Priority Acquisition Proposal that it received (that did not result from a breach of this Section 6.8) constitutes a Superior Proposal (it being understood that First Priority shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that First Priority proposes to accept and the subsequent notice period shall be five (5) Business Days) if, but only if, (i) the First Priority Board of Directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties to First Priority’s shareholders under applicable law and (ii) at the end of such five (5) Business Day period, after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by Mid Penn since its receipt of such Notice of Superior Proposal (provided, however, that Mid Penn shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), the First Priority Board of Directors has again in good faith made the determination (A) in clause (i) of this Section 6.8(e) and (B) that such First Priority Acquisition Proposal constitutes a Superior Proposal.

(f) Nothing contained in this Section 6.8 or elsewhere in this Agreement shall prohibit First Priority or the First Priority Board of Directors from (i) complying with First Priority’s obligations under Rule 14d-9 (as if such rule were applicable to First Priority) and Rule 14e-2(a) promulgated under the Exchange Act, or (ii) making any disclosure to its shareholders if, in each case, the Board of Directors is advised in a written legal opinion of outside counsel to First Priority that the failure to make such disclosure to First Priority’s shareholders would result in a breach of their fiduciary duty under Pennsylvania law.

6.9. Reserves and Merger-Related Costs.

First Priority agrees to consult with Mid Penn with respect to its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves). Mid Penn and First Priority shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges as Mid Penn shall reasonably request and which are not inconsistent with GAAP, provided that no such actions need be effected until immediately prior to the Effective Time and Mid Penn shall have irrevocably certified to First Priority that all conditions set forth in Article IX to the obligation of Mid Penn to consummate the transactions contemplated hereby have been satisfied or, where legally permissible, waived.

6.10. Board of Directors and Committee Meetings.

First Priority shall (a) provide Mid Penn a copy of any First Priority or First Priority Subsidiary board or board committee package, including the agenda and any draft minutes, at the same time at which it makes a copy of such package available to the board of directors of First Priority or such First Priority Subsidiary or any committee thereof, (b) provide a copy of the minutes (including supporting documentation and schedules) of any meeting of the board of directors or any Subsidiary, or any committee thereof, or any senior management committee (including, but not limited to, the loan committee of First Priority Bank), and (c) following the receipt of all required Regulatory Approvals to consummate the transactions described herein, permit representatives of Mid Penn to attend in-person or telephonically (to the extent practicable), solely as an observer, any meeting of the board of directors of First Priority or any First Priority Subsidiary or the executive or loan committees thereof, except, in each case, to the extent exclusion (x) may be required for the board of directors to exercise its fiduciary duties under Pennsylvania law or applicable law, (y) may be required by applicable Bank Regulators, or (z) may be required to protect attorney-client privilege. Minutes of meetings deliverable to Mid Penn pursuant to Section 6.10(b) shall be delivered within fifteen (15) days after the meeting of such board or committee to which such minutes relate, except that with respect to any meeting held within fifteen (15) days of the Effective Time, such minutes shall be provided prior to the Effective Time.

6.11. Affiliate Letters.

First Priority shall deliver to Mid Penn, concurrently with the execution of this Agreement, the First Priority Affiliate Letters.

6.12. Proxy Solicitor.

If Mid Penn requests, First Priority shall retain a proxy solicitor in connection with the solicitation of First Priority shareholder approval of this Agreement.

6.13. Approval of Bank Plan of Merger.

First Priority shall take all action necessary and appropriate to approve the Bank Plan of Merger as sole shareholder of First Priority Bank and obtain the approval of, and cause the execution and delivery of, the Bank Plan of Merger by First Priority Bank in accordance with applicable laws and regulations and as soon as practicable after completion of the Merger on the Effective Time.

6.14. Compliance with Section 409A.

Prior to the Effective Time, and to the extent any such First Priority Benefit Plans are eligible for correction or amendment, First Priority or a First Priority Subsidiary shall take any and all actions necessary, pursuant to the IRS guidance under Notice 2008-113, Notice 2010-6 or Notice 2010-80, to ensure that each First Priority Benefit Plan that is deemed to constitute a nonqualified deferred compensation plan subject to Section 409A of the Code is in operational and documentary compliance with Section 409A of the Code as of the Effective Time. To the extent that First Priority or a First Priority Subsidiary has identified any potential failure of a nonqualified deferred compensation plan to comply with Section 409A of the Code, First Priority will provide to Mid Penn: (a) notice regarding any such potential failure, (b) documentation regarding any such required correction prior to such correction, and (c) evidence such correction has been completed, including evidence that First Priority or the First Priority Subsidiary and any affected individual has satisfied or will satisfy the reporting requirements, as applicable.

6.15. Termination of First Priority Bank Severance Plan.

If Mid Penn requests, First Priority shall or shall cause any First Priority Subsidiary to terminate the First Priority Bank Severance Plan adopted December 19, 2013; provided, however, that in such event Mid Penn shall pay to plan participants the amounts set forth on First Priority Disclosure Schedule 6.15 if such plan participant’s employment is terminated within twelve (12) months following the Effective Time.

6.16 Redemption of First Priority Preferred Stock.

First Priority shall use its reasonable best efforts to cooperate with Mid Penn to obtain any necessary approvals, authorizations, and consents of any Governmental Entities required in order to effect the redemption of the First Priority Preferred Stock within forty-five (45) Calender days following the Effective Time, including without limitation, filing an application or applications with the applicable Govermental Entities with respect to such redemption as soon as practicable following the date of this Agreement.

ARTICLE VII

COVENANTS OF MID PENN

7.1. Conduct of Business.

(a) Affirmative Covenants. From the date of this Agreement to the Effective Time, except with the written consent of First Priority (which shall not be unreasonably withheld, conditioned or delayed) Mid Penn will, and it will cause each Mid Penn Subsidiary to, (i) operate its business only in the usual, regular and ordinary course of business (ii) use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, and (iii) voluntarily take no action that would, or would be reasonably likely to, materially adversely affect the ability of the parties to obtain any Regulatory Approvals or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or materially adversely affect its ability to perform its covenants and agreements under this Agreement.

(b) Negative Covenants. Mid Penn agrees that from the date of this Agreement to the Effective Time, except as (i) otherwise specifically permitted or required by this Agreement, (ii) set forth in Mid Penn Disclosure Schedule 7.1(b), (iii) consented to by First Priority in writing in advance, or (iv) required by any Bank Regulator, Mid Penn will not, and it will cause each Mid Penn Subsidiary not to:

(1) amend its articles of incorporation or bylaws or similar governing documents of any of the Mid Penn Subsidiaries in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of First Priority Common Stock or that would materially impede Mid Penn’s ability to consummate the transactions contemplated by this Agreement;

(2) take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article IX not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable law;

(3) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(4) take any action requiring shareholder approval, other than election of directors, “say-on-pay” vote and approval of Mid Penn’s independent accountants and matters to be considered at the Mid Penn Shareholders’ Meeting, without first obtaining the consent of First Priority, which will not be unreasonably withheld; or

(5) consummate, or enter into any agreement (A) to acquire a third party or group by way of merger, consolidation, share exchange or similar transaction, (B) with respect to any transaction pursuant to which Mid Penn acquires or would acquire, directly or indirectly, twenty-five percent (25%) or more of the assets of any third party or group involving a third party, or (C) to issue or sell any equity or debt securities of Mid Penn or any Mid Penn Subsidiary; provided, however, that this Section 7.1(b)(5) shall not apply with respect to: (y) the issuance of shares of Mid Penn Common Stock under any Mid Penn Stock Plan, the Mid Penn Employee Stock Purchase Plan, the Mid Penn Non-Employee Director Stock Purchase Plan, or the Mid Penn Amended and Restated Dividend Reinvestment Plan; or (z) any other action if Mid Penn delivers to First Priority written notice of Mid Penn’s intention to take such action, together with a brief description of the rationale therefore and the anticipated date of such action, at least forty-eight (48) hours prior to the anticipated date of such action and, provided, further, that if the Merger has not been consummated by December 31, 2018 through no fault of Mid Penn, this Section 7.1(b)(5) shall be ineffective and no notice shall be required; or

(6) agree to or make any commitment to, take, or adopt any resolutions of the board of directors of Mid Penn in support of, any of the actions prohibited by this Section 7.1(b).

7.2. Maintenance of Insurance.

Mid Penn shall maintain, and cause each Mid Penn Subsidiary to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business, consistent with past practice.

7.3. Disclosure Supplements.

From time to time prior to the Effective Time, Mid Penn will promptly supplement or amend the Mid Penn Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Mid Penn Disclosure Schedule or that is necessary to correct any information in such Mid Penn Disclosure Schedule that has been rendered materially inaccurate thereby. No supplement or amendment to such Mid Penn Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.4. Consents and Approvals of Third Parties.

Mid Penn shall use commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

7.5. Commercially Reasonable Efforts.

Subject to the terms and conditions herein provided, Mid Penn agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement; provided, however, such efforts do not significantly decrease the benefits of the transaction to Mid Penn.

7.6. Failure to Fulfill Conditions.

In the event that Mid Penn determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify First Priority.

7.7. Affiliate Letters.

Mid Penn shall deliver to First Priority, concurrently with the execution of this Agreement, the Mid Penn Affiliate Letters.

7.8. Post-Closing Governance.

On or prior to the Effective Time, Mid Penn shall take such actions as are necessary to cause the individuals identified in Section 2.4(e) to be appointed to the board of directors of each of Mid Penn and Mid Penn Bank.

7.9. Employee Matters.

(a) After the Closing Date, the First Priority Benefit Plans may, at Mid Penn’s election and subject to the requirements of the Code and ERISA, continue to be maintained separately, consolidated, merged, frozen or terminated; provided, however, that after the Closing Date, Mid Penn shall amend the First Priority 401(k) plan to freeze participation and contributions under such plan contemporaneously with the participation of all eligible First Priority employees in the applicable Mid Penn 401(k) plan. Following such action, Mid Penn will continue to maintain the individual participant accounts under the First Priority 401(k) plan until such time as the First Priority 401(k) plan assets are merged with and into the applicable Mid Penn 401(k) plan in accordance with the requirements of Code Section 414(1). In all events, First Priority 401(k) plan participants who, as of the date of its consolidation, merger, freeze or termination, whichever occurs first, had outstanding plan loans shall be permitted to repay those loans in accordance with the terms thereof.

(b) Employees of First Priority or any First Priority Subsidiary who become participants in a Mid Penn Benefit Plan shall, except with respect to any Mid Penn Excluded Benefit Plan, be given credit for service as an employee of First Priority or First Priority Bank or any predecessor thereto prior to the Effective Time for purposes of determining eligibility to participate in such plans, vesting purposes under such plans and benefit levels (but not benefit accrual) under such plans. Notwithstanding the foregoing, employees of First Priority or any First Priority Subsidiary who become eligible to participate in a Mid Penn Excluded Benefit Plan within the meaning of ERISA Section 3(2) shall be treated as new employees (without any credit for service prior to the Closing Date) for all purposes under any such Mid Penn Excluded Benefit Plan.

(c) This Agreement shall not be construed to limit the ability of Mid Penn or Mid Penn Bank to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes (including terminating any benefit plan or program) as it deems appropriate.

(d) In the event of any termination of any First Priority health plan or consolidation of any First Priority health plan with any Mid Penn health plan, Mid Penn shall make available to employees of First Priority or any First Priority Subsidiary and their dependents health coverage on the same basis as it provides such coverage to Mid Penn employees. Unless an employee of First Priority or any First Priority Subsidiary affirmatively terminates coverage under a First Priority health plan prior to the time that such employee becomes eligible to participate in the Mid Penn health plan, no coverage of any of the employees of First Priority or any First Priority Subsidiary or their dependents shall terminate under any of the First Priority health plans prior to the time such employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of Mid Penn and their dependents. In the event of a termination or consolidation of any First Priority health plan, terminated First Priority and First Priority Subsidiary employees and qualified beneficiaries will have the right, if applicable, to continuation coverage under group health plans of Mid Penn in accordance with COBRA and/or other applicable law. With respect to any employee of First Priority or any First Priority Subsidiary, any coverage limitation under the Mid Penn health plan due to any pre-existing condition shall be waived by the Mid Penn health plan to the degree that such condition was covered by the First Priority health plan and such condition would otherwise have been covered by the Mid Penn health plan in the absence of such coverage limitation. Mid Penn shall cause the applicable Mid Penn Benefit Plan to recognize any medical or other health expense incurred by an employee of First Priority or any First Priority Subsidiary in the plan year that includes the Closing Date for purposes of determining any applicable deductible and annual out of pocket expense thereunder.

(e) In the event (i) Mid Penn terminates the employment (other than for circumstances reasonably constituting cause) of any active employees of First Priority or First Priority Bank (other than employees of First Priority or First Priority Bank who are subject to employment, change of control or similar contracts) who were employees as of the date of this Agreement and immediately prior to the Effective Time (each such employee, a “First Priority Continuing Employee”), or (ii) such First Priority Continuing Employee is not offered or retained in substantially comparable employment, with respect to job description, responsibilities, work location (it being understood that any work location that is located within thirty-five (35) miles of the First Priority Continuing Employee’s work location as of the Closing Date shall be deemed “Substantially Comparable” for purposes of this Section) and pay, with Mid Penn or Mid Penn Bank, as applicable, then Mid Penn shall pay severance benefits to such employees as follows: (A) in the event employment is terminated on or prior to the date which is twelve (12) months after the Closing Date, two (2) weeks’ salary for each full year of continuous service with First Priority, with a minimum severance benefit of four (4) weeks and a maximum severance benefit of twenty-six (26) weeks; (B) in the event employment is terminated thereafter, in accordance with the then existing severance policy of Mid Penn or its successor; or (C) as otherwise agreed between First Priority and Mid Penn; provided, however, that Mid Penn’s obligation to pay severance to any First Priority Continuing Employee pursuant to the foregoing shall be expressly conditioned on the receipt by Mid Penn of a release in such form and substance as deemed acceptable by Mid Penn in its sole and absolute discretion. From and after the Effective Time, Mid Penn shall permit all First Priority Continuing Employees whose employment is terminated as of the Effective Time to participate in Mid Penn’s outplacement services plan for employees of Mid Penn and Mid Penn Subsidiaries, which outplacement services shall be provided for a period of not less than six months following the termination of employment by an outplacement agency selected by Mid Penn. Any employee of First Priority that is entitled to receive severance benefits under the First Priority Bank Severance Plan adopted December 19, 2013, shall not be entitled to receive the severance benefits described in this Section 7.9(e).

(f) Mid Penn agrees to honor, or cause one of the Mid Penn Subsidiaries to honor, in accordance with their terms, all employment and change of control agreements listed on First Priority Disclosure Schedule 4.8(a), subject to any limitations imposed under applicable law or by any Regulatory Authority (other than tax laws); provided, however, that the foregoing shall not prevent Mid Penn or any of the Mid Penn Subsidiaries from amending or terminating any such agreement in accordance with its terms and applicable law. Mid Penn will take such steps as necessary to comply with the disclosure requirements of Internal Revenue Service Notice 1020-6 with respect to the amendments to the employment agreements disclosed on First Priority Disclosure Schedule 4.8(a).

(g) Mid Penn shall establish a retention or stay bonus pool equal to $250,000 for employees jointly designated in writing by Mid Penn and First Priority (other than employees of First Priority who are subject to employment contracts or other contracts providing for severance of other payments upon termination of employment) in order to help retain key employees. Such bonuses shall be payable after the Closing Date on a date or dates jointly determined by Mid Penn and First Priority in the event that the designated employee remains employed by Mid Penn or Mid Penn Bank, as the case may be, on the Closing Date or a date or dates thereafter jointly determined by Mid Penn and First Priority; provided that the employee satisfactorily fulfills the duties of such employee’s position through such date or dates. With the prior consent of Mid Penn, which consent shall not be unreasonables withheld, conditioned or delayed, First Priority shall establish the amount of the retention bonus for each such employee.

(h) The provisions of this Section 7.9 are solely for the benefit of the parties to this Agreement, and no current or former director, officer, employee, other service provider or independent contractor or any other person shall be a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any First Priority or Mid Penn Benefit Plan or other compensation or benefit plan or arrangement for any purpose.

7.10. Directors and Officers Indemnification and Insurance.

(a) For a period of six (6) years after the Effective Time, Mid Penn shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer, director or employee of First Priority or First Priority Bank (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Mid Penn, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part or arising in whole or in part out of the fact that such person is or was a director, officer or employee of First Priority or a First Priority Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent as would have been permitted by First Priority under the PBCL and under First Priority’s articles of incorporation and bylaws. Mid Penn shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent as would have been permitted by First Priority under the PBCL and under First Priority’s articles of incorporation and bylaws, upon receipt of an undertaking to repay such advance payments if such Indemnified Party shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this subsection upon learning of any Claim, shall notify Mid Penn (but the failure so to notify Mid Penn shall not relieve it from any liability that it may have under this subsection, except to the extent such failure materially prejudices Mid Penn) and shall deliver to Mid Penn the undertaking referred to in the previous sentence.

(b) In the event that either Mid Penn or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Mid Penn shall assume the obligations set forth in this Section 7.10.

(c) Mid Penn shall maintain, or shall cause Mid Penn to maintain, in effect for six (6) years following the Effective Time, the current directors’ and officers’ liability insurance policies covering the officers and directors of First Priority (provided, that Mid Penn may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring at or prior to the Effective Time; provided, however, that in no event shall Mid Penn be required to expend pursuant to this subsection more than 150% of the annual cost currently expended by First Priority with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Mid Penn shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for a premium equal to the Maximum Amount. In connection with the foregoing, First Priority agrees in order for Mid Penn to fulfill its agreement to provide directors and officers liability insurance policies for six (6) years to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request with respect to the reporting of any prior claims.

(d) The obligations of Mid Penn provided under this Section 7.10 are intended to be enforceable against Mid Penn directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of Mid Penn.

7.11. Stock Reserve.

Mid Penn agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of its common stock and to maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations under this Agreement.

7.12. Exchange Listing.

Prior to the Effective Date, Mid Penn will take all steps necessary to list on the Nasdaq (or such other national securities exchange on which the shares of Mid Penn Common Stock shall be listed as of the date of consummation of the Merger), subject to official notice of issuance, the shares of Mid Penn Common Stock to be issued in the Merger.

7.13. Approval of Bank Plan of Merger.

Mid Penn shall take all action necessary and appropriate to approve the Bank Plan of Merger as sole shareholder of Mid Penn Bank and obtain the approval of, and cause the execution and delivery of, the Bank Plan of Merger by Mid Penn Bank in accordance with applicable laws and regulations and as soon as practicable after completion of the Merger on the Effective Time.

7.14. First Priority Bank Division.

Upon completion of the Merger, Mid Penn and Mid Penn Bank shall cause Mid Penn Bank to operate First Priority Bank as a separate division of Mid Penn Bank under the name “First Priority Bank, a Division of Mid Penn Bank” (the “First Priority Bank Division”).

7.15. Proxy Solicitor.

If First Priority requests, Mid Penn shall retain a proxy solicitor in connection with the solicitation of Mid Penn shareholder approval of this Agreement.

7.16. Market President and Chief Strategic Advisor.

At the Effective Time, Mid Penn shall appoint David E. Sparks as Chief Strategic Advisor to the Chief Executive Officer of Mid Penn Bancorp, Inc. and Mid Penn Bank, as well as Market President of First Priority Bank, a Division of Mid Penn Bank having the responsibilities and for the compensation described on Exhibit D hereto.

ARTICLE VIII

ADDITIONAL AGREEMENTS

8.1. Shareholder Meetings.

(a) First Priority will (i) as promptly as practicable after the Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “First Priority Shareholders’ Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in First Priority’s reasonable judgment, necessary or desirable, and (ii) have its Board of Directors unanimously recommend approval of this Agreement to the First Priority shareholders (the “First Priority Recommendation”) and otherwise support the Merger.

(b) Mid Penn will (i) as promptly as practicable after the Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “Mid Penn Shareholders’ Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in Mid Penn’s reasonable judgment, necessary or desirable, and (ii) have its Board of Directors unanimously recommend approval of this Agreement to the Mid Penn shareholders (the “Mid Penn Recommendation”) and otherwise support the Merger.

8.2. Proxy Statement-Prospectus.

(a) For the purposes of (i) registering Mid Penn Common Stock to be offered to holders of First Priority Common Stock in connection with the Merger with the SEC under the Securities Act and (ii) holding the First Priority Shareholders’ Meeting and the Mid Penn Shareholders’ Meeting, Mid Penn shall draft and prepare, and First Priority shall cooperate in the preparation of, the Registration Statement, including a combined proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement-prospectus in the form mailed to the First Priority shareholders and the Mid Penn shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). Mid Penn shall file the Registration Statement, including the Proxy Statement-Prospectus, with the SEC. Each of Mid Penn and First Priority shall use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and each of First Priority and Mid Penn shall thereafter promptly mail the Proxy Statement-Prospectus to the First Priority shareholders and the Mid Penn shareholders. Mid Penn shall also use commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and First Priority shall furnish all information concerning First Priority and the holders of First Priority Common Stock as may be reasonably requested in connection with any such action.

(b) First Priority shall provide Mid Penn with any information concerning itself that Mid Penn may reasonably request in connection with the drafting and preparation of the Proxy Statement-Prospectus, and Mid Penn shall notify First Priority promptly of the receipt of any comments of the SEC with respect to the Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to First Priority promptly copies of all correspondence between Mid Penn or any of its representatives and the SEC. Mid Penn shall give First Priority and its counsel the opportunity to review and comment on the Proxy Statement-Prospectus prior to its being filed with the SEC and shall give First Priority and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of Mid Penn and First Priority agrees to use commercially reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the holders of First Priority Common Stock entitled to vote at the First Priority Shareholders Meeting and to the holders of the Mid Penn Common Stock entitled to vote at the Mid Penn Shareholders Meeting at the earliest practicable time.

(c) First Priority and Mid Penn shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Registration Statement contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, First Priority shall cooperate with Mid Penn in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and Mid Penn shall file an amended Registration Statement with the SEC, and First Priority shall mail an amended Proxy Statement-Prospectus to the First Priority shareholders and Mid Penn shall mail an amended Proxy Statement-Prospectus to the Mid Penn shareholders. If requested by Mid Penn, First Priority shall obtain a “comfort” letter from its independent registered public accounting firm, dated as of the date of the Proxy Statement-Prospectus and updated as of the date of consummation of the Merger, with respect to certain financial information regarding First Priority, in form and substance that is customary in transactions such as the Merger.

8.3. Regulatory Approvals.

Each of First Priority and Mid Penn will cooperate with the other and use commercially reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings as soon as practicable thereafter and to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, the Bank

Regulators and any other third parties or Governmental Entities, necessary to consummate the transactions contemplated by this Agreement. First Priority and Mid Penn will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of First Priority or Mid Penn to any Bank Regulator or Governmental Entity in connection with the Merger, and the other transactions contemplated by this Agreement. First Priority shall have the right to review and approve in advance all characterizations of the information relating to First Priority and any First Priority Subsidiary which appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity. Mid Penn shall give First Priority and its counsel the opportunity to review and comment on each filing prior to its being filed with a Bank Regulator and shall give First Priority and its counsel the opportunity to review and comment on all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Bank Regulator. Mid Penn shall notify First Priority promptly of the receipt of any comments of any Bank Regulator with respect to such filings.

8.4. Current Information.

(a) During the period from the date of this Agreement to the Effective Time, each party will cause one or more of its representatives to confer with representatives of the other party and report the general status of its ongoing operations at such times as the other party may reasonably request. Each party will promptly notify the other party of any material change in the normal course of its business or in the operation of the properties of such party or the Mid Penn Subsidiaries or First Priority Subsidiaries, as applicable, and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving such party or any Mid Penn Subsidiary or First Priority Subsidiary, as applicable. Without limiting the foregoing, senior officers of Mid Penn and First Priority shall confer at the reasonable request of the other, and shall meet on a reasonably regular basis, to review the financial and operational affairs of First Priority and the First Priority Subsidiaries and of Mid Penn and the Mid Penn Subsidiaries, in accordance with applicable law, and First Priority shall give due consideration to Mid Penn’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Mid Penn nor any Mid Penn Subsidiary shall, under any circumstance, be permitted to exercise control of First Priority or any First Priority Subsidiary prior to the Effective Time; provided, however, neither Mid Penn nor First Priority shall be required to take any action that would provide access to or disclose information where such access or disclosure would, in such disclosing party’s reasonable judgment, violate or prejudice the rights, business interests, or confidences of any customer or other person or would result in the waiver by such disclosing party of the privilege protecting communications between such disclosing party and any of its legal counsel.

(b) First Priority Bank shall provide Mid Penn Bank, within ten (10) business days after the end of each calendar month, a written list of Nonperforming Assets, its asset quality report and a written list of its investment security purchases during the calendar month then ended. On a monthly basis, First Priority Bank shall provide Mid Penn Bank with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

(c) Each of Mid Penn and First Priority shall promptly inform the other upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of such party or any First Priority Subsidiary or any Mid Penn Subsidiary, as applicable, under any labor or employment law.

8.5. Access; Confidentiality.

(a) From the date of this Agreement through the Effective Time, First Priority shall, and shall cause each First Priority Subsidiary to, afford to Mid Penn and its authorized agents and representatives, complete access to its properties, assets, books and records and personnel, during normal business hours and after reasonable notice; and the officers of First Priority and each First Priority Subsidiary will furnish Mid Penn and its representatives with such financial and operating data and other information with respect to its businesses, properties, assets, books and records and personnel as Mid Penn or its representatives shall from time to time reasonably request.

(b) Mid Penn agrees to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of First Priority and the First Priority Subsidiaries.

(c) In addition, First Priority shall permit employees of Mid Penn reasonable access to matters relating to problem loans, loan restructurings and loan workouts, investments, derivatives, and other asset/liability activities of First Priority and any First Priority Subsidiary, provided that nothing contained in this subparagraph shall be construed to grant Mid Penn or any Mid Penn employee any final decision-making authority with respect to such matters.

(d) Prior to the Effective Time, Mid Penn shall hold in confidence all confidential information of First Priority on the terms and subject to the conditions of the Confidentiality Agreement in accordance with Section 11.1. If the transactions contemplated by this Agreement shall not be completed, Mid Penn will continue to comply with the terms of such Confidentiality Agreement.

ARTICLE IX

CLOSING CONDITIONS

9.1. Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

(a) Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of First Priority and by the requisite vote of the shareholders of Mid Penn.

(b) Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

(c) Regulatory Approvals. All Regulatory Approvals, and other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement, the failure of which to obtain would reasonably be expected to have a Material Adverse Effect, shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, in the good faith reasonable judgment of the Board of Directors of either First Priority or Mid Penn, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of First Priority, First Priority Bank, Mid Penn Bank, and Mid Penn or materially impair the value of First Priority or First Priority Bank to Mid Penn or of Mid Penn and Mid Penn Bank to First Priority.

(d) Effectiveness of Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of Mid Penn Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

(e) Tax Opinions. On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Closing Date, Mid Penn shall have received an opinion of Pillar Aught LLC, and First Priority shall have received an opinion of Stevens & Lee, P.C., each reasonably acceptable in form and substance to Mid Penn and First Priority, dated as of the Closing Date, substantially to the effect that for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the legal opinions described in this Section 9.1(e), the law firms may require and rely upon customary representations contained in certificates of officers of Mid Penn and First Priority and their respective subsidiaries. The receipt of such legal opinions may not be waived by either party to this Agreement unless the Proxy Statement-Prospectus is re-circulated to the First Priority shareholders and the Mid Penn Shareholders for solicitation of their approval of the consummation of the Merger without fulfillment of the condition described in this Section 9.1(e).

(f) Listing of Mid Penn Common Stock. The shares of Mid Penn Common Stock issuable pursuant to the Merger shall have been approved for listing on Nasdaq.

9.2. Conditions to the Obligations of Mid Penn under this Agreement.

The obligations of Mid Penn under this Agreement shall be further subject to the satisfaction of the following conditions at or prior to the Closing Date:

(a) Representations and Warranties. (i) Each of the representations and warranties of First Priority (other than in
Sections 4.1(a), 4.1(b) (1st two sentences only), 4.1(c), 4.1(d), 4.2, 4.3 and 4.7) set forth in this Agreement or in any certificate or agreement delivered by First Priority pursuant to the provisions hereof shall be true and correct, in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” “materially” or words of similar import) as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on First Priority, (ii) each of the representations and warranties of First Priority set forth in Section 4.2 shall be true and correct (other than de minimus inaccuracies) as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all material respects as of that date), and (iii) each of the representations and warranties of First Priority set forth in Sections 4.1(a), 4.1(b) (1st two sentences only), 4.1(c), 4.1(d), 4.3 and 4.7 shall be true and correct in all respects as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date).

(b) Agreements and Covenants. First Priority shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time.

(c) Permits, Authorizations, Etc. First Priority shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.

(d) No Change Resulting in Material Adverse Effect. From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to First Priority.

(e) Appraisal Rights. Not more than 10% of the outstanding shares of the First Priority Common Stock shall constitute Dissenter Shares.

(f) Officer’s Certificate. First Priority shall have delivered to Mid Penn a certificate and such other documents, dated the Closing Date and signed, without personal liability, by its chief executive officer and chief financial officer, to the effect that the conditions set forth in subsections (a) through (e) of this Section 9.2 have been satisfied.

9.3. Conditions to the Obligations of First Priority under this Agreement.

The obligations of First Priority under this Agreement shall be further subject to the satisfaction of the following conditions at or prior to the Closing Date:

(a) Representations and Warranties. (i) Each of the representations and warranties of Mid Penn (other than in Sections 5.1(a), 5.1(b) (1st two sentences only), 5.1(c), 5.2, 5.3 and 5.7) set forth in this Agreement or in any certificate or agreement delivered by Mid Penn pursuant to the provisions hereof shall be true and correct, in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” “materially” or words of similar import) as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Mid Penn, (ii) each of the representations and warranties of Mid Penn set forth in Section 5.2 shall be true and correct (other than de minimus inaccuracies) as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all material respects as of that date), and (iii) each of the representations and warranties of Mid Penn set forth in Sections 5.1(a), 5.1(b) (1st two sentences only), 5.1(c), 5.3 and 5.7 shall be true and correct in all respects as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date).

(b) Agreements and Covenants. Mid Penn shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time.

(c) Permits, Authorizations, Etc. Mid Penn shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.

(d) No Change Resulting in Material Adverse Effect. From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to Mid Penn or Mid Penn Bank.

(e) Payment of Merger Consideration. Mid Penn shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide First Priority with a certificate evidencing such delivery.

(f) Officer’s Certificate. Mid Penn shall have delivered to First Priority a certificate and such other documents, dated the Closing Date and signed, without personal liability, by its chief executive officer and chief financial officer, to the effect that the conditions set forth in subsections (a) through (e) of this Section 9.3 have been satisfied.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

10.1. Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of First Priority:

(a) at any time by the mutual written agreement of Mid Penn and First Priority;

(b) by either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1(b) unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2(a) (in the case of a breach of a representation or warranty by First Priority) or Section 9.3(a) (in the case of a breach of a representation or warranty by Mid Penn);

(c) by either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1(c) unless the breach of such covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2(b) (in the case of a breach of a covenant or agreement by First Priority) or Section 9.3(b) (in the case of a breach of a covenant or agreement by Mid Penn);

(d) by either party if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Mid Penn and First Priority; provided, that no party may terminate this Agreement pursuant to this
Section 10.1(d) if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(e) by either party if (i) the shareholders of First Priority fail to approve the transactions contemplated by this Agreement at the First Priority Shareholders’ Meeting called for that purpose; or (ii) the shareholders of Mid Penn fail to approve the transactions contemplated by this Agreement at the Mid Penn Shareholders’ Meeting called for that purpose;

(f) by either party if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (A) has become nonappealable and (B) does not approve this Agreement or the transactions contemplated hereby, or (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(g) by the Board of Directors of Mid Penn if First Priority has received a Superior Proposal, and in accordance with Section 6.8 of this Agreement, the First Priority Board of Directors has entered into any letter of intent, agreement in principle or acquisition agreement with respect to the Superior Proposal, withdrawn its recommendation of this Agreement or failed to make such recommendation at any time a recommendation is required to be made under this Agreement or modified or qualified such recommendation in a manner adverse to Mid Penn, or has otherwise made a determination to accept such Superior Proposal;

(h) by the Board of Directors of First Priority if First Priority has received a Superior Proposal, and in accordance with Section 6.8 of this Agreement, the First Priority Board of Directors has made a determination to accept such Superior Proposal; or

(i) by First Priority, if the First Priority board of directors so determines, within five (5) business days following receipt of any written notice provided by Mid Penn to First Priority in accordance with Section 7.1(b)(5) of this Agreement; provided, however, that First Priority gives Mid Penn written notice of its intention to terminate pursuant to this Section 10.1(i), and Mid Penn does not terminate such proposed transaction within forty - eight (48) hours of the receipt of such notice.

10.2. Effect of Termination.

(a) In the event of termination of this Agreement pursuant to any provision of Section 10.1, this Agreement shall forthwith become void and have no further force, except that the provisions of Sections 10.2, 11.1, 11.4, 11.5, 11.7, 11.10, 11.11, 11.12 (related to jurisdiction) and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

(b) If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(i) Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(ii) In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(iii) In the event that this Agreement is terminated by Mid Penn pursuant to Section 10.1(g), or by First Priority pursuant to Section 10.1(h), First Priority shall pay to Mid Penn the Mid Penn Termination Fee within five (5) Business Days after Mid Penn makes written demand therefor. Such payments shall be made by wire transfer of immediately available funds to an account designated by Mid Penn.

(iv) In the event that this Agreement is terminated by First Priority pursuant to Section 10.1(i), each party shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial advisors, accountants and legal counsel, and neither party shall have any further obligation to the other arising hereunder.

(v) In the event that First Priority enters into a definitive agreement relating to a First Priority Acquisition Proposal or consummates a First Priority Acquisition Proposal within twelve (12) months after the termination of this Agreement (i) by Mid Penn pursuant to Sections 10.1(b) or 10.1(c) because of a willful breach by First Priority; or (ii) by Mid Penn or First Priority pursuant to Section 10.1(e)(i) following failure of the shareholders of First Priority to approve the transactions contemplated by this Agreement and, in the case of (ii): (y) First Priority has breached the provisions of Section 6.8, or (z) a third party has publicly proposed or announced an Acquisition Proposal, First Priority shall pay to Mid Penn the Mid Penn Termination Fee within two (2) Business Days after Mid Penn makes written demand therefor. Such payments shall be made by wire transfer of immediately available funds to an account designated by Mid Penn.

(c) For purposes of this Agreement, the “Mid Penn Termination Fee” shall mean $3,500,000.00.

(d) The right to receive payment of the Mid Penn Termination Fee under Section 10.2(b)(iv) constitutes the sole and exclusive remedy of either party against the other and their respective officers and directors with respect to a termination under that Section.

10.3. Amendment, Extension and Waiver.

Subject to applicable law, and except as provided in this Agreement, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of First Priority), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of First Priority and Mid Penn, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or value or changes the form of consideration to be delivered to First Priority’s shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XI

MISCELLANEOUS

11.1. Confidentiality.

Except as specifically set forth herein, Mid Penn and First Priority mutually agree to be bound by the terms of the confidentiality agreement dated September 12, 2017 (the “Confidentiality Agreement”) previously executed by the parties hereto, which Confidentiality Agreement is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with their respective terms, notwithstanding the termination of this Agreement.

11.2. Public Announcements.

First Priority and Mid Penn shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither First Priority nor Mid Penn shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the parties hereto.

11.3. Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time, including Section 2.4(e), Article III, Section 7.8, Section 7.9, Section 7.10, Section 7.11, and Section 7.14.

11.4. Expenses.

Except as otherwise provided in Section 10.2, and except for the cost of printing and mailing the Proxy Statement-Prospectus which shall be shared equally, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial advisors, accountants and legal counsel and, in the case of Mid Penn, the registration fee to be paid to the SEC in connection with the Registration Statement.

11.5. Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery, mailed by United States prepaid registered or certified mail (return receipt requested), or by a nationally recognized overnight courier promising next Business Day delivery, addressed as follows:

If to Mid Penn, to:	Rory G. Ritrievi President and Chief Executive Officer Mid Penn Bancorp, Inc. 349 Union Street Millersburg, Pennsylvania 17061

With required copies (which shall not constitute notice) to:	Kenneth J. Rollins, Esq. Pillar+Aught 4201 E. Park Circle Harrisburg, Pennsylvania 17111 Fax: (717) 686-9862

If to First Priority, to:	David E. Sparks Chairman and Chief Executive Officer First Priority Financial Corp. 2 West Liberty Boulevard, Suite 104 Malvern, Pennsylvania 19355

With required copies (which shall not constitute notice) to:	David W. Swartz, Esq. Stevens & Lee, P.C. 111 North 6th Street Reading, Pennsylvania 19603 Fax: (610) 988-0815

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) Business Days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) Business Day after being delivered to the overnight courier and requesting next Business Day delivery.

11.6. Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for the provisions of Article III and Section 7.10(d) and except as otherwise expressly provided by this Agreement, following the Effective Time, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

11.7. Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, referred to in Section 11.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement referred to in Section 11.1 hereof) between the parties, both written and oral, with respect to its subject matter.

11.8. Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

11.9. Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

11.10. Governing Law.

This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to its laws or principles of conflicts of laws.

11.11. Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 2.2(a)” would be part of “Section 2.2” and references to “Section 2.2” would also refer to material contained in the subsection described as “Section 2.2(a)”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. A disclosure set forth in any Mid Penn Disclosure Schedule shall be deemed to be a disclosure under all Mid Penn Disclosure Schedules, and a disclosure in any First Priority Disclosure Schedule shall be deemed to be a disclosure under all First Priority Disclosure Schedules.

11.12. Specific Performance; Jurisdiction.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this

Agreement and to enforce specifically the terms and provisions thereof in the United States District Court for the Middle District of Pennsylvania or in any state court in the Commonwealth of Pennsylvania, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Middle District of Pennsylvania or of any state court located in the Commonwealth of Pennsylvania in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other United States District Court for the Middle District of Pennsylvania or a state court located in the Commonwealth of Pennsylvania.

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IN WITNESS WHEREOF, Mid Penn and First Priority have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

MID PENN BANCORP, INC.

By:	/s/ Rory G. Ritrievi
Name: Rory G. Ritrievi
Title: President and Chief Executive Officer

FIRST PRIORITY FINANCIAL CORP.

By:	/s/ David E. Sparks
Name: David E. Sparks
Title: Chairman and Chief Executive Officer

Exhibit A

January 16, 2018

Mid Penn Bancorp, Inc.

349 Union Street

Millersburg, Pennsylvania 17061

Ladies and Gentlemen:

Mid Penn Bancorp, Inc. (“Mid Penn”) and First Priority Financial Corp., (“First Priority”) desire to enter into, concurrently with or following the execution of this letter agreement (this “Agreement”), an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which, among other things, First Priority will merge with and into Mid Penn with Mid Penn surviving the merger (the “Merger”) pursuant to the terms and conditions of the Merger Agreement. Defined terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

Mid Penn has required that, as a condition to its willingness to enter into the Merger Agreement and pursuant to Section 6.11 of the Merger Agreement, the undersigned shareholder of First Priority execute and deliver to Mid Penn this Agreement.

The undersigned, in order to induce Mid Penn to enter into the Merger Agreement, hereby irrevocably (in his or her individual capacity and not as a director or officer of First Priority):

(a) represents and warrants to Mid Penn that (i) the undersigned (A) beneficially owns (as such term is defined in Rule 13d-3 under the Exchange Act) all of the shares of First Priority Common Stock set forth below on the signature page hereto (the “Original Shares” and, together with any additional shares of First Priority Common Stock pursuant to paragraph (d) below, the “Shares”) (provided that the term “Shares” shall not include any securities beneficially owned by the undersigned as a trustee or fiduciary) free and clear of all Liens (other than Liens which do not affect the ability of the undersigned to vote the Shares), (B) does not beneficially own any shares of First Priority Common Stock other than the Original Shares, and (C) has the capacity to enter into this Agreement and that this Agreement is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles, (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the undersigned is a party relating to the pledge, disposition or voting of any of the Original Shares (other than Liens which do not affect the ability of the undersigned to vote the Original Shares) and there are no voting trusts or voting agreements with respect to the Original Shares, (iii) neither the execution and delivery of this Agreement nor the consummation by the undersigned of the transactions contemplated hereby will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, mortgage, lease or other agreement, instrument or law applicable to the undersigned or to the undersigned’s property or assets, and (iv) no consent, approval or authorization of any other party is required in order for the undersigned to enter into and perform his or her obligations under this Agreement;

(b) agrees, and agrees to use best efforts to cause any other record owner of the Shares, to (i) be present (in person or by proxy) at all First Priority Shareholder Meetings in order to be counted for the purpose of determining the presence of a quorum at such meetings, and (ii) vote or cause to be voted all such Shares (A) in favor of approval and adoption of the Merger, the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the First Priority Board of Directors), and (B) against (x) any First Priority Acquisition Proposal, including a Superior Proposal, (y) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of First Priority under the Merger Agreement or of the undersigned under this Agreement and (z) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of Mid Penn’s or First Priority’s conditions under the Merger Agreement;

(c) agrees that (i) the undersigned will not, directly or indirectly, contract to sell, sell, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of the Shares or any interest therein or any voting rights with respect thereto, other than to any immediate family member of the undersigned, or to a trust for the benefit of the undersigned or his or her immediate family member or upon the undersigned’s death; provided that, as a precondition to such permitted Transfer, the transferee has agreed in writing to abide by the terms of this Agreement in a form reasonably satisfactory to Mid Penn, and (ii) any attempted Transfer of the Shares or any interest therein in violation of this paragraph (c) by the undersigned shall be null and void; and

(d) agrees that all shares of First Priority Common Stock that the undersigned purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement.

It is understood and agreed that the provisions of this Agreement relate solely to the capacity of the undersigned as a shareholder or other beneficial owner of shares of First Priority Common Stock and is not in any way intended to affect the exercise by the undersigned of the undersigned’s responsibilities as a director or officer of First Priority. It is further understood and agreed that this Agreement is not in any way intended to affect the exercise by the undersigned of any fiduciary responsibility which the undersigned may have in respect of any shares of First Priority Common Stock held or controlled by the undersigned as of the date hereof.

The obligations set forth in this Agreement shall terminate upon the earliest to occur of (i) the First Priority Shareholders’ Meeting (including any adjournment or postponement thereof) and (ii) the date on which the Merger Agreement is terminated in accordance with its terms.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Agreement. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

This Agreement shall inure to the benefit of Mid Penn, shall be binding on the undersigned and his or her executors, personal representatives, administrators, heirs, legatees, guardians and other personal representatives, and may not be assigned by any party without the written consent of the other. This Agreement shall survive the death or incapacity of the undersigned.

If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

The undersigned agrees that, in the event of his or her breach of this Agreement, Mid Penn shall be entitled to such remedies and relief against the undersigned as are available at law or in equity. The undersigned acknowledges that there is not an adequate remedy at law to compensate Mid Penn for a violation of this Agreement, and irrevocably waives, to the extent permitted by law, any defense that he or she might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief, or other equitable relief. The undersigned agrees to the granting of injunctive relief without the posting of any bond and further agrees that, if any bond shall be required, such bond shall be in a nominal amount.

Please confirm, intending to be legally bound, that the foregoing correctly states the understanding between the undersigned and Mid Penn by signing and returning to Mid Penn a counterpart hereof.

Very truly yours,

Name:

Number of Shares:

Accepted as of this 16th day of January, 2018:

MID PENN BANCORP, INC.

By:
Name:
Title:

Exhibit B

January 16, 2018

First Priority Financial Corp.

2 West Liberty Boulevard, Suite 104

Malvern, Pennsylvania 19355

Ladies and Gentlemen:

Mid Penn Bancorp, Inc. (“Mid Penn”) and First Priority Financial Corp. (“First Priority”) desire to enter into, concurrently with or following the execution of this letter agreement (this “Agreement”), an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which, among other things, First Priority will merge with and into Mid Penn with Mid Penn surviving the merger (the “Merger”) pursuant to the terms and conditions of the Merger Agreement. Defined terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

First Priority has required that, as a condition to its willingness to enter into the Merger Agreement and pursuant to Section 7.7 of the Merger Agreement, the undersigned shareholder of Mid Penn execute and deliver to First Priority this Agreement.

The undersigned, in order to induce First Priority to enter into the Merger Agreement, hereby irrevocably (in his or her individual capacity and not as a director or officer of Mid Penn):

(a) represents and warrants to First Priority that (i) the undersigned (A) beneficially owns (as such term is defined in Rule 13d-3 under the Exchange Act) all of the shares of Mid Penn Common Stock set forth below on the signature page hereto (the “Original Shares” and, together with any additional shares of Mid Penn Common Stock pursuant to paragraph (d) below, the “Shares”) (provided that the term “Shares” shall not include any securities beneficially owned by the undersigned as a trustee or fiduciary) free and clear of all Liens (other than Liens which do not affect the ability of the undersigned to vote the Shares), (B) does not beneficially own any shares of Mid Penn Common Stock other than the Original Shares, and (C) has the capacity to enter into this Agreement and that this Agreement is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles, (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the undersigned is a party relating to the pledge, disposition or voting of any of the Original Shares (other than Liens which do not affect the ability of the undersigned to vote the Original Shares) and there are no voting trusts or voting agreements with respect to the Original Shares, (iii) neither the execution and delivery of this Agreement nor the consummation by the undersigned of the transactions contemplated hereby will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, mortgage, lease or other agreement, instrument or law applicable to the undersigned or to the undersigned’s property or assets, and (iv) no consent, approval or authorization of any other party is required in order for the undersigned to enter into and perform his or her obligations under this Agreement;

(b) agrees, and agrees to use best efforts to cause any other record owner of the Shares, to (i) be present (in person or by proxy) at all Mid Penn Shareholder Meetings in order to be counted for the purpose of determining the presence of a quorum at such meetings, and (ii) vote or cause to be voted all such Shares (A) in favor of approval and adoption of the Merger, the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Mid Penn Board of Directors), and (B) against (x) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Mid Penn under the Merger Agreement or of the undersigned under this Agreement and (y) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of Mid Penn’s or First Priority’s conditions under the Merger Agreement;

(c) agrees that (i) the undersigned will not, directly or indirectly, contract to sell, sell, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of the Shares or any interest therein or any voting rights with respect thereto, other than to any immediate family member of the undersigned, or to a trust for the benefit of the undersigned or his or her immediate family member or upon the undersigned’s death; provided that, as a precondition to such permitted Transfer, the transferee has agreed in writing to abide by the terms of this Agreement in a form reasonably satisfactory to First Priority, and (ii) any attempted Transfer of the Shares or any interest therein in violation of this paragraph (c) by the undersigned shall be null and void; and

(d) agrees that all shares of Mid Penn Common Stock that the undersigned purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement.

It is understood and agreed that the provisions of this Agreement relate solely to the capacity of the undersigned as a shareholder or other beneficial owner of shares of Mid Penn Common Stock and is not in any way intended to affect the exercise by the undersigned of the undersigned’s responsibilities as a director or officer of Mid Penn. It is further understood and agreed that this Agreement is not in any way intended to affect the exercise by the undersigned of any fiduciary responsibility which the undersigned may have in respect of any shares of Mid Penn Common Stock held or controlled by the undersigned as of the date hereof.

The obligations set forth in this Agreement shall terminate upon the earliest to occur of (i) the Mid Penn Shareholders’ Meeting (including any adjournment or postponement thereof) and (ii) the date on which the Merger Agreement is terminated in accordance with its terms.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Agreement. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

This Agreement shall inure to the benefit of First Priority, shall be binding on the undersigned and his or her executors, personal representatives, administrators, heirs, legatees, guardians and other personal representatives, and may not be assigned by any party without the written consent of the other. This Agreement shall survive the death or incapacity of the undersigned.

If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

The undersigned agrees that, in the event of his or her breach of this Agreement, First Priority shall be entitled to such remedies and relief against the undersigned as are available at law or in equity. The undersigned acknowledges that there is not an adequate remedy at law to compensate First Priority for a violation of this Agreement, and irrevocably waives, to the extent permitted by law, any defense that he or she might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief, or other equitable relief. The undersigned agrees to the granting of injunctive relief without the posting of any bond and further agrees that, if any bond shall be required, such bond shall be in a nominal amount.

Please confirm, intending to be legally bound, that the foregoing correctly states the understanding between the undersigned and First Priority by signing and returning to First Priority a counterpart hereof.

Very truly yours,

Name:

Number of Shares:

Accepted as of this 16th day of January, 2018:

FIRST PRIORITY FINANCIAL CORP.

By:
Name:
Title:

Exhibit C

BANK PLAN OF MERGER

THIS BANK PLAN OF MERGER (“Plan of Merger”) dated as of January 16, 2018, is by and between MID PENN BANK, a Pennsylvania bank and trust company (“MP Bank”), and FIRST PRIORITY BANK, a Pennsylvania bank (“FP Bank”).

BACKGROUND

1. MP Bank is a Pennsylvania bank and trust company and a wholly-owned subsidiary of Mid Penn Bancorp, Inc., a Pennsylvania corporation (“Mid Penn”). The authorized capital stock of FP Bank consists of 10,000,000 shares of common stock, par value $1.00 per share (“MP Capital Stock”), of which at the date hereof 150,000 shares are issued and outstanding.

2. FP Bank is a Pennsylvania bank and a wholly-owned subsidiary of First Priority Financial Corp. (“First Priority”). The authorized capital stock of FP Bank consists of shares of 10,000,000 shares of common stock, par value $1.00 per share (“FP Bank Common Stock”), of which at the date hereof 1,885,031 shares are issued and outstanding, and 10,000,000 shares of preferred stock, par value $100.00 per share, no shares of which are issued and outstanding.

3. The respective Boards of Directors of MP Bank and FP Bank deem the merger of FP Bank with and into MP Bank, pursuant to the terms and conditions set forth or referred to herein, to be desirable and in the best interests of the respective corporations and their respective stockholders.

4. The respective Boards of Directors of MP Bank and FP Bank have adopted resolutions approving this Plan of Merger. The respective Boards of Directors of Mid Penn and First Priority have adopted resolutions approving an Agreement and Plan of Merger of even date herewith (the “Holding Company Merger Agreement”) between Mid Penn and First Priority, providing for the merger of First Priority with and into Mid Penn (the “Holding Company Merger”) and pursuant to which this Bank Plan of Merger is being executed by MP Bank and FP Bank.

AGREEMENT

In consideration of the premises and of the mutual covenants and agreements herein contained, MP Bank and FP Bank, intending to be legally bound hereby, agree:

ARTICLE I

MERGER; BUSINESS

1.1 Merger. Subject to the terms and conditions of this Plan of Merger and in accordance with the applicable laws and regulations of the Commonwealth of Pennsylvania, on the Effective Date (as that term is defined in Article V hereof): FP Bank shall merge with and into MP Bank; the separate existence of FP Bank shall cease; and MP Bank shall be the surviving bank under the name and title “Mid Penn Bank” (such transaction referred to herein as the “Bank Merger” and MP Bank, as the surviving bank in the Bank Merger, referred to herein as the “Surviving Bank”).

1.2 Business. The business of the Surviving Bank shall be conducted at the main office of MP Bank, and shall be located at 349 Union Street, Millersburg, Pennsylvania 17061, and its legally established branches, which shall include the main office and all of the branch offices of FP Bank.

ARTICLE II

ARTICLES OF INCORPORATION AND BY-LAWS

On and after the Effective Date of the Bank Merger, the articles of incorporation and by-laws of MP Bank shall continue to be the articles of incorporation and bylaws of the Surviving Bank.

ARTICLE III

BOARD OF DIRECTORS AND OFFICERS

3.1 Board of Directors. Effective as of the Effective Date, the Board of Directors of the Surviving Bank shall consist of the existing directors of MP Bank and the Appointed Directors (as defined in Section 2.4(e) of the Holding Company Merger Agreement), each to hold office until his or her successor is elected and qualified in accordance with applicable law and the Articles of Incorporation and Bylaws of the Surviving Bank.

3.2 Officers. On and after the Effective Date of the Bank Merger, the officers of MP Bank duly appointed and holding office immediately prior to such Effective Date shall be the officers of MP Bank, as the Surviving Bank in the Bank Merger, and David E. Sparks shall be appointed as Chief Strategic Advisor to the Chief Executive Officer of Mid Penn Bank, and Market President of First Priority Bank, a Division of Mid Penn Bank.

ARTICLE IV

CONVERSION OF SHARES

4.1 Stock of MP Bank. Each share of MP Bank Capital Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as a share of capital stock of the Surviving Bank.

4.2 Stock of FP Bank. Each share of FP Bank Common Stock issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, be canceled and no cash, stock or other property shall be delivered in exchange therefor.

ARTICLE V

EFFECTIVE DATE OF THE MERGER

The Merger shall be effective on the date on which articles of merger executed by FP Bank and MP Bank are filed with and endorsed by the Pennsylvania Department of Banking and Securities, unless a later date is specified in such articles of merger (the “Effective Date”).

ARTICLE VI

EFFECT OF THE MERGER

On the Effective Date: The separate existence of FP Bank shall cease; the principal and branch offices of FP Bank shall become authorized branch offices of the Surviving Bank; and all of the property (real, personal and mixed), rights, powers, duties and obligations of MP Bank and FP Bank shall be taken and deemed to be transferred to and vested in the Surviving Bank, without further act or deed, as provided by applicable laws and regulations.

ARTICLE VII

CONDITIONS PRECEDENT

The obligations of MP Bank and FP Bank to effect the Merger shall be subject to (i) the approval of this Plan of Merger by First Priority and Mid Penn in their capacities as the sole shareholder of FP Bank and MP Bank, respectively, (ii) receipt of the required approval of the Federal Deposit Insurance Corporation, the Pennsylvania Department of Banking and Securities, and any other applicable regulatory authority, (iii) receipt of any necessary approval to operate the main office of FP Bank and the branch offices of FP Bank as offices of the Surviving Bank, and (iv) the completion of the transactions contemplated by the Agreement on or before the Effective Date.

ARTICLE VIII

TERMINATION

This Plan of Merger shall terminate upon any termination of the Agreement in accordance with its terms; provided, however, that any such termination of this Plan of Merger shall not relieve any party hereto from liability on account of a breach by such party of any of the terms hereof or thereof.

ARTICLE IX

AMENDMENT

Subject to applicable law, this Plan of Merger may be amended, by action of the respective Boards of Directors of the parties hereto, at any time prior to consummation of the Holding Company Merger, but only by an instrument in writing signed by duly authorized officers on behalf of the parties hereto.

ARTICLE X

MISCELLANEOUS

10.1 Extensions; Waivers. Each party, by a written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive compliance with any of the obligations of the other party contained in this Plan of Merger.

10.2 Notices. Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of the Agreement.

10.3 Captions. The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Plan of Merger.

10.4 Counterparts. For the convenience of the parties hereto, this Plan of Merger may be executed in several counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same instrument.

10.5 Governing Law. This Plan of Merger shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to the conflict of laws principles thereof.

[signature page follows]

IN WITNESS WHEREOF, each party has caused this Plan of Merger to be executed on its behalf and its corporate seal to be affixed hereto by its duly authorized officers, all as of the day and year first written above.

ATTEST:	MID PENN BANK

By:
Cindy Wetzel, Secretary		Rory G. Ritrievi, President & CEO
(SEAL)

ATTEST:	FIRST PRIORITY BANK

By:
Alice D. Flaherty, Secretary		David E. Sparks, Chairman
(SEAL)

Exhibit D

CHIEF STRATEGIC ADVISOR AND MARKET PRESIDENT POSITION SUMMARY

Role, Responsibilities and Compensation of David E. Sparks

Effective upon the Effective Time of the Merger (as such terms are defined in the Agreement and Plan of Merger by and between Mid Penn Bancorp, Inc. and First Priority Financial Corp., dated as of January 16, 2018 (the “Merger Agreement”)), Mid Penn desires to appoint David E. Sparks as Chief Strategic Advisor to the Chief Executive Officer of Mid Penn Bancorp Inc. and Mid Penn Bank (“CSA”), and Market President of First Priority Bank, a Division of Mid Penn Bank (“Market President”). It is expected that Mr. Sparks will serve in such roles through at least December 31, 2019; however, the parties may mutually agree to continue Mr. Sparks in such positions beyond such date.

The position of CSA and Market President shall report directly to the President and Chief Executive Officer of Mid Penn Bank.

In addition to such powers and duties as may from time to time be reasonably prescribed by the President and Chief Executive Officer of Mid Penn Bank, it is understood that Mr. Sparks’ service as Market President is intended to be on an interim basis, and one of his principal duties as CSA will be to identify a permanent Market President. Following the appointment of such permanent Market President, it is anticipated that Mr. Sparks will continue to serve as CSA and will serve as Market Chairman of First Priority Bank, a Division of Mid Penn Bank.

For his service as Market President and/or CSA, Mid Penn Bank shall pay Mr. Sparks an annual base salary at his current rate of $310,000 per year (the “Annual Base Salary”), which may be adjusted for normal annual adjustments, minus applicable withholdings and deductions, payable at the same times as salaries are payable to other executive employees of Mid Penn Bank.

In addition, Mr. Sparks shall be reimbursed by Mid Penn Bank for the cost of a leased car (the type of which shall be mutually agreed upon by Mr. Sparks and Mid Penn Bank), country club dues, and life insurance premiums on the same terms as Mr. Sparks presently enjoys in his role as Chief Executive Officer of First Priority.

Additionally, Mr. Sparks shall participate in any short-term performance plan generally made available to executives of Mid Penn, be paid annual vacation in accordance with the policies as established from time to time by the Board of Directors of Mid Penn Bank, be entitled to all paid holidays, sick days and personal days provided by Mid Penn Bank to its regular full-time employees and senior executive officers, participate in such stock based incentives as may be granted from time to time by the Board of Directors of Mid Penn under Mid Penn’s stock based incentive plans and as are consistent with his responsibilities and performance, and be entitled to participate in or receive the benefits of any employee benefit plan currently in effect at Mid Penn Bank, subject to the eligibility and terms of each such plan, until such time that the Board of Directors of Mid Penn Bank authorizes a change in such benefits.

So long as Mr. Sparks serves as a member of the Board of Directors of Mid Penn and Mid Penn Bank, it is anticipated that Mr. Sparks shall serve as a member of the Executive Committee of Mid Penn and Mid Penn Bank, and the Loan and Trust Committees of Mid Penn Bank. No additional compensation shall be paid to Mr. Sparks for service as a director or as a member of any board committee, so long as he is an employee of Mid Penn Bank. Upon termination of employment, Mr. Sparks shall be eligible for compensation as a director in accordance with the policies of Mid Penn and Mid Penn Bank then in effect; provided, however, that if Mr. Sparks is retained as a non-employee consultant as described below, Mr. Sparks shall not be eligible to participate in any non-employee director compensation programs then in effect, but rather, will be compensated

for such service on an hourly basis at the rate described below. Specifically, the hours Mr. Sparks spends as a director                     , either at board                      or committee meetings, shall be considered hours compensable as part of his services as a non-employee consultant, and counted toward his schedule, as described below.

Upon Mr. Sparks’ retirement as a full-time employee of Mid Penn Bank, Mid Penn Bank may retain Mr. Sparks’ services as a non-employee consultant (up to 60% of full-time schedule) at an hourly rate of not less than $200/hour, plus reimbursement of reasonable expenses (e.g., mileage, meals and phone) in accordance with Mid Penn Bank’s reimbursement policies then in effect. If, however, Mid Penn Bank notifies Mr. Sparks of its intention not to retain his services as a consultant, or offers Mr. Sparks a consulting position at less than 60% of his full-time schedule and Mr. Sparks declines such consulting position, Mid Penn Bank shall pay Mr. Sparks an amount equal to the Annual Base Salary, in a lump sum payment within twenty (20) days of his termination of employment, subject to the receipt by Mid Penn and Mid Penn Bank of a customary form of release. If Mr. Sparks retires from employment with Mid Penn Bank, and is offered but declines to be retained as a non-employee consultant at a minimum of 60% of his full-time schedule, Mr. Sparks shall not be entitled to receive any severance payment.

Mr. Sparks’ retirement as an employee shall not, in and of itself, have any effect on his service as a director of Mid Penn or Mid Penn Bank.

If Mr. Sparks’ employment is terminated for “cause”, as such term is defined in the Employment Agreement between Mid Penn, Mid Penn Bank and Rory G. Ritrievi, dated November 3, 2016 (as the same may be amended, from time to time), Mr. Sparks shall not be entitled to any payment from Mid Penn Bank, except for the unpaid portion, if any, of Mr. Sparks’ Annual Base Salary for services rendered through the date of termination, and any accrued but unused vacation and personal days through the date of termination.

It is understood that the parties intend that any and all post-employment compensation under this Agreement satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations or guidance promulgated thereunder (“Section 409A”) or an exception or exclusion therefrom to avoid the imposition of any accelerated or additional taxes pursuant to Section 409A. Accordingly, notwithstanding anything in this Agreement to the contrary, in no event shall Mid Penn or Mid Penn Bank be obligated to commence payment or distribution to Mr. Sparks of any amount that constitutes deferred compensation within the meaning of Section 409A earlier than the earliest permissible date under Section 409A that such amount could be paid without any accelerated or additional taxes or interest being imposed under Section 409A. Mid Penn agrees to cause any and all amounts due to Mr. Sparks, the payment or distribution of which is delayed pursuant to Section 409A, to be paid or distributed in a single sum payment at the earliest permissible date under Section 409A.

Notwithstanding anything in this Agreement to the contrary, in the event it is determined that Mr. Sparks is a “Specified Employee”, as that term is defined in Section 409A, payments to Mr. Sparks, other than payments qualifying as short term deferrals or an exempt separation pay arrangement under Section 409A, shall not begin earlier than the first day of the seventh month after the date of termination. For purposes of the foregoing, the date upon which a determination is made as to Mr. Sparks’ Specified Employee status, the Identification Date (as defined in Section 409A), shall be December 31.

Annex B

607 Washington Street Reading, PA 19601
Phone:	610-478-2105
Email:	info@griffinfingroup.com
Fax:	610-478-2227

January 16, 2018

The Board of Directors

First Priority Financial Corp.

2 West Liberty Blvd, Suite 104

Malvern, PA 19603

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the common equity shareholders of First Priority Financial Corp (the “Company”) of the Merger Consideration (as defined below) to be received in the proposed merger (the “Transaction”) of the Company with Mid Penn Bancorp, Inc. (“Mid Penn”).

Pursuant to the Agreement and Plan of Merger (the “Agreement”), by and between the Company and Mid Penn, the Company will merge with and into Mid Penn and the shareholders of the Company will exchange shares of the Company common stock for shares of the common stock of Mid Penn. Each of the 6,634,969 issued and outstanding shares of the Company’s Common Stock will be exchanged for the right to receive 0.3481 shares of Mid Penn common stock on a fixed exchange basis, subject to adjustments and limitations described in the Agreement (the “Merger Consideration”). On January 12, 2018, the volume weighted average price for shares of Mid Penn’s common stock was $35.42 per share, so that the value per share of the Merger Consideration on that date was $12.33.

There are no shares of the Company’s Common Stock held in treasury or owned by Mid Penn and its affiliates. Each outstanding stock option of the Company, which has not yet been exercised, shall be canceled by the Company in exchange for a cash payment equal to the positive difference, if any, between $11.07 (the negotiated value of the Merger Consideration on the date that the exchange ratio was determined) and the corresponding exercise price of the respective option, less any taxes required to be withheld therefrom. The Company’s preferred stock will be redeemed at or shortly after closing and the Company’s subordinated debt outstanding will be assumed by operations of law by Mid Penn. Other terms and conditions of the Transaction are more fully described in the Agreement.

In arriving at our opinion, we: (i) reviewed a draft of the Agreement; (ii) reviewed and discussed with the Company certain publicly available business and financial information concerning the Company and Mid Penn pro forma for its acquisition of Scottdale Bank and Trust Company (“Scottdale”) and the economic and regulatory environments in which they operate; (iii) reviewed and discussed with the Company and Mid Penn their respective financial information as of and for the twelve months ended December 31, 2017 and December 31, 2016, including with respect to Mid Penn 2017 financial information giving pro forma effect to its acquisition of Scottdale; (iv) reviewed and discussed with management of the Company and Mid Penn their respective balance sheet growth and earnings for 2017, as well as adjustments required as a result of federal tax law changes and growth trends for assets, loans, deposits, capital and earnings for future periods; (v) reviewed and discussed with the Company and Mid Penn their respective projections for the years 2018 -2022 and

The Board of Directors

First Priority Financial Corp.

January 16, 2018

underlying assumptions (vi) analyzed and discussed with the Company and Mid Penn the potential strategic implications and operational benefits anticipated by the managements of the Company and Mid Penn; (vii) discussed with the management of the Company and Mid Penn matters relating to their respective financial condition, liquidity, net income, asset quality, reserve levels, capital adequacy and regulatory status, and stock market structure including investor mix, (viii) discussed with Mid Penn, the average daily trading of its common stock, the probability of its inclusion in the Russell 2000 in 2018 and related expectations for valuation and liquidity and related matters (ix) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving whole bank and thrift mergers and acquisitions as we deemed relevant; (x) compared the financial condition and performance and the implied valuation of the Company and Mid Penn to the financial condition and performance and valuation of certain institutions we deemed relevant; (xi) performed a relative contribution analysis, (xii) evaluated, from publicly available sources and discussions with the management of Mid Penn, the capacity of Mid Penn to complete the Transaction on a timely basis; (xiii) performed discounted cash flow analyses; and (xiv) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purpose of this opinion.

In addition, we have had discussions with certain members of the management of the Company and Mid Penn with respect to certain aspects of the Transaction, including past and current business operations, regulatory relations, financial condition, dividend and capital policies, opportunities within each of their operating markets, and other matters that we deemed appropriate for the purpose of this opinion. We also evaluated and compared Mid Penn’s market structure, stock market performance, ownership concentrations, common dividend history, and the trading history of its common stock to those of its peers and discussed with Mid Penn’s management details of the financial aspects of its transaction with Scottdale. We also discussed with management of the Company and Mid Penn their forecasts and related assumptions for future growth and their estimates of cost savings and transaction costs associated with the Merger.

In providing our opinion, we have relied upon and assumed the accuracy and completeness of information which was publicly available to us or which was furnished to, or discussed with, us by the Company and Mid Penn or otherwise reviewed by us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not reviewed individual loan files or deposit information of the Company, nor have we conducted or been provided with any valuation or appraisal of any assets, deposits or other liabilities of the Company. In relying on financial analyses, forecasts and estimates provided to or discussed with us by the Company and Mid Penn or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available information and judgments by management. We express no view as to any such analyses, forecasts, estimates, or the assumptions on which they were based. Our review of Mid Penn and its ability to complete the Transaction was limited to publicly available information, certain management supplied information and discussions with the management of Mid Penn regarding its past and current business operations, financial condition, regulatory status, and future prospects.

We have also assumed that the representations and warranties made by the Company and Mid Penn in the Agreement are and will be true and correct in all respects material to our analyses, that the covenants and conditions precedent to closing the Transaction contained therein, including approval by the parties banking regulators, and approval by the parties shareholders will be performed in all respects material to our analyses in a

The Board of Directors

First Priority Financial Corp.

January 16, 2018

manner which will not give Mid Penn or the Company the ability to terminate the Agreement or decline to close under the Agreement. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company and Mid Penn with respect to such issues. We have further assumed that all material governmental, regulatory, shareholder and any other consents and approvals necessary for the completion of the Transaction will be obtained without any adverse effect to the Company or Mid Penn or to the contemplated benefits of the Transaction. Thus, our opinion assumes, with your consent, that the Transaction will be completed in accordance with the terms set forth in the draft of the Agreement we reviewed.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us, as of the date of this letter. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, confirm or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the common equity shareholders of the Company of the Merger Consideration to be received by them as of the date hereof and we express no opinion as to the fairness of the Transaction as of any subsequent date or to the creditors or other stakeholders of the Company or as to the underlying decision by the Company to engage in the Transaction, the relative merits of the Transaction compared to other Transactions available the Company, or the relative merits of the Transaction compared to other strategic alternatives which may be available to the Company. Although, we did not and were not asked to conduct a formal sale process on behalf of the Company, we did contact, and assist the Company in contacting, other parties and responded, and assisted the Company in responding, to overtures by other parties at the direction of the Company and on behalf of the Company. Furthermore, we did not take into account, and express no opinion, with respect to the amount or nature of any compensation or consideration to any officers, directors, or employees of the Company paid or payable by reason or as a result of the Transaction.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services; all of which will become payable only if the proposed Transaction is completed. The Company has agreed to indemnify us for certain liabilities which could arise as a result of our engagement.

We call to your attention that we served as financial advisor to First Priority pursuant to an engagement letter that expired March 21, 2016 for which we were paid a quarterly fee for our services. During the two years preceding the date of this letter, we have not had an investment banking relationship with Mid Penn for which we were paid for our services. We also call to your attention that we are affiliated with the law firm of Stevens & Lee. Stevens & Lee has served as legal counsel to the Company since the Company’s inception and is serving as legal counsel to the Company in connection with the Transaction. Stevens & Lee also provides legal services to Mid Penn in connection with various matters.

On the basis of and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the common equity shareholders of the Company.

The delivery of this opinion has been approved by the fairness opinion committee of Griffin Financial Group, LLC in conformity with policies and procedures established under the requirement of Rule 5150 of the Financial Industry Regulatory Authority. This letter is provided to the Board of Directors of the Company in

The Board of Directors

First Priority Financial Corp.

January 16, 2018

connection with and for the purposes of its evaluation of the Transaction and may not be relied upon by any other person for any other reason. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion speaks as of the date hereof and we have no obligation to update, confirm, or revise it. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may, however, be reproduced in any proxy statement mailed to shareholders of the Company provided that such reproduction is legally required, the opinion is reproduced in such document in its entirety, and such document includes a summary of the opinion and related analyses in a form prepared or approved by us (such approval not to be unreasonably withheld), but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

GRIFFIN FINANCIAL GROUP LLC

Annex C

January 16, 2018

Board of Directors

Mid Penn Bancorp, Inc.

349 Union Street

Millersburg, PA 17061

Ladies and Gentlemen:

Mid Penn Bancorp, Inc. (“Mid Penn”) and First Priority Financial Corp. (“First Priority”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which First Priority shall merge with and into Mid Penn with Mid Penn being the surviving corporation (the “Merger”). As set forth in the Agreement, at the Effective Time, each share of First Priority common stock, par value $1.00 per share (“First Priority Common Stock”), issued and outstanding immediately prior to the Effective Time, except for certain shares of First Priority Common Stock as specified in the Agreement, will be converted into and shall thereafter represent the right to receive 0.3481 shares (the “Exchange Ratio”) of common stock, par value $1.00 per share, of Mid Penn (“Mid Penn Common Stock”). Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to Mid Penn.

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated January 14, 2018; (ii) certain publicly available financial statements and other historical financial information of Mid Penn that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of First Priority that we deemed relevant; (iv) certain internal financial projections for Mid Penn for the years ending December 31, 2017 through December 31, 2021, as provided by the senior management of Mid Penn; (v) certain internal financial projections for First Priority for the years ending December 31, 2017 through December 31, 2021, as provided by the senior management of First Priority and confirmed with the senior management of Mid Penn; (vi) the pro forma financial impact of the Merger on Mid Penn based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as the redemption of First Priority’s outstanding preferred stock prior to closing of the Merger, as provided by the senior management of Mid Penn; (vii) the publicly reported historical price and trading activity for Mid Penn Common Stock and First Priority Common Stock, including a comparison of certain stock trading information for Mid Penn Common Stock and First Priority Common Stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded; (viii) a comparison of certain financial information for Mid Penn and First Priority with similar institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Mid Penn the business, financial condition, results of operations and prospects of Mid Penn and held similar discussions with the senior management of First Priority and its representatives regarding the business, financial condition, results of operations and prospects of First Priority.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Mid Penn, First Priority or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective senior managements of Mid Penn and First Priority that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Mid Penn or First Priority. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of Mid Penn or First Priority. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Mid Penn or First Priority, or the combined entity after the Merger, and we have not reviewed any individual credit files relating to Mid Penn or First Priority. We have assumed, with your consent, that the respective allowances for loan losses for both Mid Penn and First Priority are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used certain internal financial projections for Mid Penn for the years ending December 31, 2017 through December 31, 2021, as provided by the senior management of Mid Penn. In addition, Sandler O’Neill used certain internal financial projections for First Priority for the years ending December 31, 2017 through December 31, 2021, as provided by the senior management of First Priority and confirmed with the senior management of Mid Penn. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as the redemption of First Priority’s outstanding preferred stock prior to closing of the Merger, as provided by the senior management of Mid Penn. With respect to the foregoing information, the senior managements of Mid Penn and First Priority confirmed to us that such information reflected the best currently available projections and estimates of the senior managements of Mid Penn and First Priority as to the future financial performance of Mid Penn and First Priority, respectively, and we assumed that the financial results reflected in such information would be achieved. We express no opinion as to such projections or estimates, or the assumptions on which they are based. We have also assumed that there has been no material change in Mid Penn’s or First Priority’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that Mid Penn and First Priority will remain as going concerns for all periods relevant to our analyses.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements required to effect the Merger, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect that would be material to our analysis on Mid Penn, First Priority or the Merger, or any related transaction, (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the Merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice that Mid Penn has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof.

We have acted as Mid Penn’s financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which transaction fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the portion of the transaction fee which will become payable to Sandler O’Neill upon consummation of the Merger. Mid Penn has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. In the two years preceding the date hereof Sandler O’Neill has provided certain other investment banking services to, and received fees from, Mid Penn. Most recently, Sandler O’Neill acted as financial advisor to Mid Penn in connection with Mid Penn’s acquisition of Scottdale Bank & Trust Company, which transaction closed in January 2018. Sandler O’Neill has not provided any investment banking services to First Priority in the two years preceding the date of this opinion. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Mid Penn, First Priority and their respective affiliates. We may also actively trade the equity and debt securities of Mid Penn, First Priority and their respective affiliates for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of Mid Penn in connection with its consideration of the Agreement and Merger and does not constitute a recommendation to any shareholder of Mid Penn as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the Agreement and the Merger. Our opinion is directed only as to the fairness, from a financial point of view, of the Exchange Ratio to Mid Penn and does not address the underlying business decision of Mid Penn to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Mid Penn or the effect of any other transaction in which Mid Penn might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any Mid Penn or First Priority officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. This opinion may not be reproduced without Sandler O’Neill’s prior written consent; provided, however, Sandler O’Neill will provide its consent for the opinion to be included in any regulatory filings to be completed in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to Mid Penn from a financial point of view.

Very truly yours,

Annex D

STATUTORY PROVISIONS RELATING TO DISSENTERS’ RIGHTS

THE PENNSYLVANIA BUSINESS CORPORATION LAW OF 1988, AS AMENDED

Excerpt from Chapter 15 Subchapter C, 15 PA. CONS. STAT. § 333

§ 333. Approval of merger.

(a) Approval by domestic entities.—A plan of merger shall not be effective unless it has been approved in both of the following ways:

(1) The plan is approved by a domestic entity that is a merging association in accordance with the applicable provisions of Subchapter B (relating to approval of entity transactions).

(2) The plan is approved in record form by each interest holder, if any, of a domestic entity that is a merging association that will have interest holder liability for debts, obligations and other liabilities that arise after the merger becomes effective, unless, as to an interest holder that does not approve the plan, both of the following apply:

(i) The organic rules of the domestic entity provide in record form for the approval of a merger in which some or all of its interest holders become subject to interest holder liability by the vote or consent of fewer than all the interest holders.

(ii) The interest holder consented in record form to or voted for that provision of the organic rules or became an interest holder after the adoption of that provision.

(b) Approval by foreign associations.—A merger under this subchapter in which a foreign association is a merging association is not effective unless the merger is approved by the foreign association in accordance with the laws of its jurisdiction of formation.

(c) Approval by domestic banking institutions.—A merger under this subchapter in which a domestic banking institution that is not a domestic entity is a merging association is not effective unless the merger is approved by the domestic banking institution in accordance with the requirements in its organic laws and organic rules for approval of a merger.

(d) Dissenters rights.—

(1) Except as provided in paragraph (2), if a shareholder of a domestic business corporation that is to be a merging association objects to the plan of merger and complies with Subchapter D of Chapter 15 (relating to dissenters rights), the shareholder shall be entitled to dissenters rights to the extent provided in that subchapter.

(2) Except as provided under section 317 (relating to contractual dissenters rights in entity transactions), dissenters rights shall not be available to shareholders of a domestic business corporation that is a merging association in a merger described in section 321(d)(1)(i) or (4) (relating to approval by business corporation).

(3) If a shareholder of a domestic banking institution that is to be a merging association objects to the plan of merger and complies with section 1222 of the act of November 30, 1965 (P.L.847, No.356), known as the Banking Code of 1965, the shareholder shall be entitled to the rights provided in that section.

(4) See section 329 (relating to special treatment of interest holders).

Subchapter 15 Subchapter D—Dissenters Rights, 15 PA. CONS. STAT. §§ 1571-1580

§ 1571. Application and effect of subchapter.

(a) General rule.—Except as otherwise provided in subsection (b), any shareholder (as defined in section 1572 (relating to definitions)) of a business corporation shall have the rights and remedies provided in this subchapter in connection with a transaction under this title only where this title expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

Section 329(c) (relating to special treatment of interest holders).

Section 333 (relating to approval of merger).

Section 343 (relating to approval of interest exchange).

Section 353 (relating to approval of conversion).

Section 363 (relating to approval of division).

Section 1906(c) (relating to dissenters rights upon special treatment).

Section 1932(c) (relating to dissenters rights in asset transfers).

Section 2104(b) (relating to procedure).

Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

Section 2325(b) (relating to minimum vote requirement).

Section 2704(c) (relating to dissenters rights upon election).

Section 2705(d) (relating to dissenters rights upon renewal of election).

Section 2904(b) (relating to procedure).

Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

Section 7104(b)(3) (relating to procedure).

(b) Exceptions.—

(1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares shall not have the right to dissent and obtain payment of the fair value of the shares under this subchapter if, on the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 333, 343, 353, 363 or 1932(c) is to be voted on or on the date of the first public announcement that such a plan has been approved by the shareholders by consent without a meeting, the shares are either:

(i) listed on a national securities exchange registered under section 6 of the Exchange Act; or

(ii) held beneficially or of record by more than 2,000 persons.

(2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

(ii) Shares of any preferred or special class or series unless the articles, the plan or the terms of the transaction entitle all shareholders of the class or series to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class or series.

(iii) Shares entitled to dissenters rights under section 329(d) or 1906(c) (relating to dissenters rights upon special treatment).

(3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

(c) Grant of optional dissenters rights.—The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights. See section 317 (relating to contractual dissenters rights in entity transactions).

(d) Notice of dissenters rights.—Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

(1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

(2) a copy of this subchapter.

(e) Other statutes.—The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

(f) Certain provisions of articles ineffective.—This subchapter may not be relaxed by any provision of the articles.

(g) Computation of beneficial ownership.—For purposes of subsection (b)(1)(ii), shares that are held beneficially as joint tenants, tenants by the entireties, tenants in common or in trust by two or more persons, as fiduciaries or otherwise, shall be deemed to be held beneficially by one person.

(h) Cross references.—See:

Section 315 (relating to nature of transactions).

Section 1105 (relating to restriction on equitable relief).

Section 1763(c) (relating to determination of shareholders of record).

Section 2512 (relating to dissenters rights procedure).

§ 1572. Definitions.

The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

“Corporation.” The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which one or more of the resulting corporations is the successor corporation for the purposes of this subchapter. The designated successor corporation or corporations in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

“Dissenter.” A shareholder who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

“Fair value.” The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

“Interest.” Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

“Shareholder.” A shareholder as defined in section 1103 (relating to definitions) or an ultimate beneficial owner of shares, including, without limitation, a holder of depository receipts, where the beneficial interest owned includes an interest in the assets of the corporation upon dissolution.

§ 1573. Record and beneficial holders and owners.

(a) Record holders of shares.—A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

(b) Beneficial owners of shares.—A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

§ 1574. Notice of intention to dissent.

If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

§ 1575. Notice to demand payment.

(a) General rule.—If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall deliver a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is approved by the shareholders by less than unanimous consent without a meeting or is taken without the need for approval by the shareholders, the corporation shall deliver to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

(1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

(2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

(3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

(4) Be accompanied by a copy of this subchapter.

(b) Time for receipt of demand for payment.—The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the delivery of the notice.

§ 1576. Failure to comply with notice to demand payment, etc.

(a) Effect of failure of shareholder to act.—A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

(b) Restriction on uncertificated shares.—If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

(c) Rights retained by shareholder.—The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

§ 1577. Release of restrictions or payment for shares.

(a) Failure to effectuate corporate action.—Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

(b) Renewal of notice to demand payment.—When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

(c) Payment of fair value of shares.—Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

(1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

(2) A statement of the corporation’s estimate of the fair value of the shares.

(3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

(d) Failure to make payment.—If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

§ 1578. Estimate by dissenter of fair value of shares.

(a) General rule.—If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter’s shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

(b) Effect of failure to file estimate.—Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

§ 1579. Valuation proceedings generally.

(a) General rule.—Within 60 days after the latest of:

(1) effectuation of the proposed corporate action;

(2) timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

(3) timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

(b) Mandatory joinder of dissenters.—All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

(c) Jurisdiction of the court.—The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

(d) Measure of recovery.—Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

(e) Effect of corporation’s failure to file application.—If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation’s estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

§ 1580. Costs and expenses of valuation proceedings.

(a) General rule.—The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

(b) Assessment of counsel fees and expert fees where lack of good faith appears.—Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

(c) Award of fees for benefits to other dissenters.—If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Section 1741 of the Pennsylvania Business Corporation Law, or the PBCL, provides, in general, that a corporation will have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another enterprise. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and if, with respect to any criminal proceeding, the person did not have reasonable cause to believe his conduct was unlawful.

Section 1742 of the PBCL provides, in general, that a corporation will have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another entity. Such indemnity may be against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, except no indemnification will be made in respect of any claim, issue, or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

Under Section 1743 of the PBCL, the corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. Under Section 1745 of the PBCL, a corporation may pay the expenses of a director or officer incurred in defending an action or proceeding in advance of the final disposition thereof upon receipt of an undertaking from such person to repay the amounts advanced if it is ultimately determined that such person is not entitled to indemnification from the corporation. Mid Penn’s bylaws provide indemnification of directors, officers and other agents of Mid Penn and advancement of expenses to the extent otherwise permitted by Sections 1741, 1742 and 1745 of the PBCL.

Mid Penn’s bylaws provide that the rights to indemnification and advancement of expenses in the bylaws are not exclusive, and may be in addition to, any rights granted to an indemnitee under an agreement, vote of shareholders or disinterested directors, or otherwise. As authorized by Section 1747 of the PBCL and Mid Penn’s bylaws, Mid Penn maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering Mid Penn for indemnification payments made to its directors and officers for certain liabilities. The premiums for such insurance are paid by Mid Penn.

The foregoing is only a general summary of certain aspects of Pennsylvania law and Mid Penn’s bylaws dealing with indemnification of directors and officers, and does not purport to be complete. The description of the bylaws is qualified in its entirety by reference to the detailed provisions of the bylaws of Mid Penn.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits. The following is a list of Exhibits to this Registration Statement.

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of January 16, 2018, between Mid Penn Bancorp, Inc. and First Priority Financial Corp. (included in Part I as Annex A included in this Registration Statement).

3.1	Articles of Incorporation of Mid Penn Bancorp, Inc. (Incorporated by reference to Exhibit 3(i) of Registrant’s Annual Report on Form 10-K filed with the SEC on March 23, 2017.)

3.2	Bylaws of Mid Penn Bancorp, Inc. (Incorporated by reference to Exhibit 3(ii) of Registrant’s Current Report on Form 8-K filed with the SEC on August 30, 2010.)

5.1	Opinion of Pillar Aught LLC as to the legality of the securities to be registered.

8.1	Opinion of Pillar Aught LLC as to the tax consequences of the merger.

8.2	Opinion of Stevens & Lee, P.C. as to the tax consequences of the merger.

23.1	Consent of BDO USA, LLP.

23.2	Consent of BDO USA, LLP.

23.3	Consent of S.R. Snodgrass, PC.

23.4	Consent of Pillar Aught LLC (included in Exhibit 5.1 and Exhibit 8.1 to this Registration Statement).

23.5	Consent of Stevens & Lee, P.C. (included in Exhibit 8.2 to this Registration Statement).

24.1	Powers of Attorney (included on the signature page to this Registration Statement).

99.1	Form of Proxy Card for Special Meeting of Shareholders of Mid Penn Bancorp, Inc.

99.2	Form of Proxy Card for Special Meeting of Shareholders of First Priority Financial Corp.

99.3	Consent of Griffin Financial Group LLC.

99.4	Consent of Sandler O’Neill & Partners, L.P.

(b) Financial statement schedules: Not applicable.

(c) Reports, opinion or appraisals: The opinion of Griffin Financial Group, LLC is included as Annex B to the joint proxy statement/prospectus and the opinion of Sandler O’Neill & Partners, L.P. is included as Annex C to the joint proxy statement/prospectus.

Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (“SEC”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering

(b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain information called for by the applicable registration from with respect to reofferings by persons who may be deemed underwriters, in addition to the information called by the other items of the applicable form.

(c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) The undersigned hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (b) preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f) The undersigned hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Mid Penn Bancorp, Inc., has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Millersburg, Commonwealth of Pennsylvania, on May 31, 2018.

MID PENN BANCORP, INC.

By:	/s/ Rory G. Ritrievi
Name:	Rory G. Ritrievi
Title:	President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rory G. Ritrievi, Michael D. Peduzzi, Justin Webb and Kenneth J. Rollins, and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURE	TITLE	DATE

/s/ Rory G. Ritrievi Rory G. Ritrievi	President and Chief Executive Officer; Director (Principal Executive Officer)	May 23, 2018

/s/ Michael D. Peduzzi Michael D. Peduzzi	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 23, 2018

/s/ Robert C. Grubic Robert C. Grubic	Chairman; Director	May 23, 2018

/s/ William A. Specht, III William A. Specht, III	Vice Chairman; Director	May 23, 2018

/s/ Robert A. Abel Robert A. Abel	Director	May 23, 2018

/s/ Steven T. Boyer Steven T. Boyer	Director	May 23, 2018

/s/ Matthew G. DeSoto Matthew G. DeSoto	Director	May 23, 2018

/s/ Donald F. Kiefer Donald F. Kiefer	Director	May 23, 2018

/s/ Gregory M. Kerwin Gregory M. Kerwin	Director	May 23, 2018

/s/ Robert E. Klinger Robert E. Klinger	Director	May 23, 2018

/s/ Robert J. Moisey Robert J. Moisey	Director	May 23, 2018

/s/ Theodore W. Mowery Theodore W. Mowery	Director	May 23, 2018

/s/ John E. Noone John E. Noone	Director	May 23, 2018

/s/ Noble C. Quandel, Jr. Noble C. Quandel, Jr.	Director	May 23, 2018

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of January 16, 2018, between Mid Penn Bancorp, Inc. and First Priority Financial Corp. (included in Part I as Annex A included in this Registration Statement).

3.1	Articles of Incorporation of Mid Penn Bancorp, Inc. (Incorporated by reference to Exhibit 3(i) of Registrant’s Annual Report on Form 10-K filed with the SEC on March 23, 2017.)

3.2	Bylaws of Mid Penn Bancorp, Inc. (Incorporated by reference to Exhibit 3(ii) of Registrant’s Current Report on Form 8-K filed with the SEC on August 30, 2010.)

5.1	Opinion of Pillar Aught LLC as to the legality of the securities to be registered.

8.1	Opinion of Pillar Aught LLC as to the tax consequences of the merger.

8.2	Opinion of Stevens & Lee, P.C. as to the tax consequences of the merger.

23.1	Consent of BDO USA, LLP.

23.2	Consent of BDO USA, LLP.

23.3	Consent of S.R. Snodgrass, PC.

23.4	Consent of Pillar Aught LLC (included in Exhibit 5.1 and Exhibit 8.1 to this Registration Statement).

23.5	Consent of Stevens & Lee, P.C. (included in Exhibit 8.2 to this Registration Statement).

24.1	Powers of Attorney (included on the signature page to this Registration Statement).

99.1	Form of Proxy Card for Special Meeting of Shareholders of Mid Penn Bancorp, Inc.

99.2	Form of Proxy Card for Special Meeting of Shareholders of First Priority Financial Corp.

99.3	Consent of Griffin Financial Group LLC.

99.4	Consent of Sandler O’Neill & Partners, L.P.